     As filed with the Securities and Exchange Commission on June 8, 2001.
                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        PRINCIPAL FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 6719
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                    42-1520346
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                  (I.R.S. EMPLOYER
                                                                                      IDENTIFICATION NUMBER)

                                711 HIGH STREET
                             DES MOINES, IOWA 50392
                                 (515) 247-5111
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              KAREN E. SHAFF, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        PRINCIPAL FINANCIAL GROUP, INC.
                                711 HIGH STREET
                             DES MOINES, IOWA 50392
                                 (515) 247-5111
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

              WOLCOTT B. DUNHAM JR., ESQ.                                 ALEXANDER M. DYE, ESQ.
                JAMES C. SCOVILLE, ESQ.                                  JOSEPH D. FERRARO, ESQ.
                  DEBEVOISE & PLIMPTON                            LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                    875 THIRD AVENUE                                       125 WEST 55TH STREET
                NEW YORK, NEW YORK 10022                                 NEW YORK, NEW YORK 10019
                     (212) 909-6000                                           (212) 424-8000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                             ---------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                           PRICE(1)              REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(2)............................       $2,936,647,452             $734,161.86
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. In accordance with Rule 457(o), the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Includes the Series A Junior Participating Preferred Stock purchase rights associated with the common stock.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    The prospectus relating to the shares of common stock to be used in connection with a United States and Canadian offering, the U.S. prospectus, begins following this page. The prospectus to be used in connection with a concurrent international offering, the international prospectus, will consist of the alternate pages following the U.S. prospectus and the balance of the pages included in the U.S. prospectus for which no alternate is provided. The U.S. prospectus and the international prospectus are identical except that they contain different front cover pages and "Underwriting" sections. Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION. DATED       , 2001.

[PRINCIPAL FINANCIAL GROUP LOGO]

                                       Shares
                        PRINCIPAL FINANCIAL GROUP, INC.
                                  Common Stock
                             ----------------------
    This is an initial public offering of          shares of common stock of
Principal Financial Group, Inc. The offering is being made in connection with the conversion of Principal Mutual Holding Company from a mutual insurance holding company into a stock company in a process called a demutualization. After the demutualization, Principal Financial Group, Inc. will indirectly own all of the outstanding common stock of Principal Life Insurance Company.

    In addition to the shares offered by this prospectus, Principal Financial Group, Inc. will issue an estimated shares of its common stock to policyholders entitled to receive shares in the demutualization in exchange for their membership interests in Principal Mutual Holding Company, or to a separate account for the benefit of those policyholders.

    Prior to this offering there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will
be between $         and $         . Application will be made to list the common
stock on the New York Stock Exchange under the symbol "PFG".

    See "Risk Factors" on page 12 to read about factors you should consider before buying shares of the common stock.
                             ----------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Principal Financial Group,
  Inc. .....................................................  $           $

    To the extent the underwriters sell more than          shares of common
stock, the underwriters have the option to purchase up to an additional shares from Principal Financial Group, Inc. at the initial public offering price less the underwriting discount.
                             ----------------------
    The underwriters expect to deliver the shares against payment in New York,
New York on          2001.
                              GOLDMAN, SACHS & CO.
                             ----------------------
                          Prospectus dated     , 2001.

                               PROSPECTUS SUMMARY

    This summary highlights information contained in this prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. References to "$", "US$" or "dollars" are to United States dollars, and references to "A$" are to Australian dollars, unless we indicate otherwise. The Glossary beginning on page G-1 of this prospectus includes definitions of certain terms which are unique to this offering. Each term defined in the Glossary is printed in boldface the first time it appears in this prospectus.

    The Principal Financial Group is a leading provider of retirement savings, investment and insurance products and services, with $113.0 billion in assets under management and approximately thirteen million customers worldwide as of March 31, 2001. Our U.S. and international operations concentrate primarily on asset management and accumulation. In addition, we offer a broad range of individual life and disability insurance, group life and health insurance, and residential mortgage loan origination and servicing in the United States.

    We focus on providing retirement products and services to businesses and their employees. We provided services to more 401(k) plans in the United States in 2000 than any other bank, mutual fund or insurance company, according to surveys conducted by CFO magazine. We also had the leading market share in 1999 within the 401(k) market for businesses with less than 500 employees based on number of plans, number of participants and assets under management, according to the Spectrem Group.

    We believe there are attractive growth opportunities in the 401(k) and other defined contribution pension plan markets in the United States and internationally. Assets under all 401(k) plans in the United States are projected to grow at an annual rate of 13.5%, reaching $2.6 trillion in plan assets by 2004. In addition, only 15% of U.S. businesses with fewer than 500 employees offered a 401(k) plan in 1999, compared to 81% for businesses with 500 or more employees. We believe that our expertise and leadership in serving the U.S. pension plan market give us a unique competitive advantage in the United States, as well as in countries with a trend toward private sector defined contribution pension systems.

OUR OPERATING SEGMENTS

    We organize our businesses into four operating segments:

    - U.S. Asset Management and Accumulation;

    - International Asset Management and Accumulation;

    - Life and Health Insurance; and

    - Mortgage Banking.

    We also have a Corporate and Other segment which consists of the assets and activities that have not been allocated to any other segment.

    One of the primary measures of our business is assets under management. We define assets under management to include all assets on which we earn an asset-based fee or a spread. Further, we measure the composition of assets under management both by the segment that accumulates the assets and by the entity that manages the assets. The table below shows the composition of assets under management by both measures:

                     COMPOSITION OF ASSETS UNDER MANAGEMENT
                              AS OF MARCH 31, 2001

                                                                              ASSET MANAGER(2)
                                                   ----------------------------------------------------------------------
                                                                                   OTHER
                                                                                ENTITIES OF
                                                   PRINCIPAL                   THE PRINCIPAL   THIRD-PARTY   TOTAL ASSETS
                                                    CAPITAL     BT FINANCIAL     FINANCIAL        ASSET         UNDER
                                                   MANAGEMENT      GROUP         GROUP(3)       MANAGERS      MANAGEMENT
                                                   ----------   ------------   -------------   -----------   ------------
                                                                              ($ IN BILLIONS)
ASSET ACCUMULATION SOURCE(1)
U.S. Asset Management and Accumulation...........    $70.9         $  --           $0.7           $5.0          $ 76.6
International Asset Management and Accumulation..      0.1          21.0            2.9            1.1            25.1
Life and Health Insurance........................      9.3            --             --            0.1             9.4
Mortgage Banking.................................       --            --            0.4             --             0.4
Corporate and Other..............................      1.5            --             --             --             1.5
                                                     -----         -----           ----           ----          ------
         Total...................................    $81.8         $21.0           $4.0           $6.2          $113.0
                                                     =====         =====           ====           ====          ======

---------------

(1) We define "asset accumulation" as the sale of investment-oriented products and services for which we provide administrative services and/or offer investment choices.

(2) We define "asset management" as the provision of investment advisory services. We refer to the entity that provides these services as the "asset manager."

(3) Principal Residential Mortgage, Inc., Principal International and Principal Bank.

    U.S. ASSET MANAGEMENT AND ACCUMULATION. Our U.S. Asset Management and Accumulation segment consists of our asset accumulation operations which provide products and services, including retirement savings and related investment products and services, and our asset management operations conducted through Principal Capital Management, our U.S.-based asset manager. We provide a comprehensive portfolio of asset accumulation products and services to businesses and individuals in the United States, with a concentration on small and medium-sized businesses, which we define as businesses with less than 1,000 employees. We offer to businesses products and services for defined contribution pension plans, including 401(k) and 403(b) plans, defined benefit pension plans and non-qualified executive benefit plans. We also offer annuities, mutual funds and bank products and services to the employees of our business customers and other individuals.

    Principal Capital Management provides asset management services to our U.S. asset accumulation businesses and third-party institutional clients, as well as our other U.S.-based segments. We established Principal Capital Management in 1999 to consolidate our extensive investment management expertise and to focus on marketing our asset management services to third-party institutional clients. We believe that Principal Capital Management is well-positioned to compete in this third-party institutional market through its expertise gained from managing a significant percentage of the assets originating from our U.S. asset accumulation operations. As of March 31, 2001, Principal Capital Management managed $81.8 billion in assets.

    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION. Our International Asset Management and Accumulation segment consists of BT Financial Group and Principal International. Our acquisition of BT Financial Group in 1999 was a central element in the expansion of our international asset management and accumulation businesses. As of March 31, 2001, BT Financial Group was the fourth largest asset manager in Australia according to ASSIRT. As of March 31, 2001, BT Financial Group managed $21.0 billion in assets. We believe that the mandated retirement savings system in Australia, called superannuation, and BT Financial Group's strong market position, together with the expertise we have developed in the U.S. pension market, should provide for growth in our assets under management in Australia. The activities of Principal International reflect our efforts to capitalize on the trend toward private sector defined contribution pension systems. Through Principal International, we offer retirement products and services, annuities, mutual funds and life insurance. We operate through subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong and joint ventures in Brazil, Japan and India.

    LIFE AND HEALTH INSURANCE. Our Life and Health Insurance segment offers individual life and disability insurance as well as group life and health insurance throughout the United States. Our individual life and disability insurance business served approximately 750,000 policyholders with $80.8 billion of life insurance in force as of March 31, 2001. Our individual insurance products include interest-sensitive life, traditional life and disability insurance. Our group insurance business served approximately 82,000 employers covering approximately 5.0 million members and had $71.5 billion of group life insurance in force as of March 31, 2001. Our group insurance products include life, disability, medical, dental and vision insurance, and administrative services.

    MORTGAGE BANKING. Our Mortgage Banking segment engages in originating, purchasing, selling and servicing residential mortgage loans in the United States. We service a majority of the loans that we originate. We originated or purchased $8.3 billion in new mortgage loans for the year ended December 31, 2000 and serviced a portfolio of $57.3 billion of mortgage loans as of March 31, 2001. Residential mortgages represent a component of our overall portfolio of market-driven financial products and services.

OUR STRATEGIES AND OPERATING PRINCIPLES

    We seek to enhance stockholder value by pursuing the most attractive financial services opportunities consistent with the capabilities of our asset management and accumulation operations. We intend to accomplish this goal by increasing the growth and profitability of these businesses through the pursuit of the following primary strategic initiatives:

    ACCELERATE THE GROWTH OF OUR U.S. ASSET ACCUMULATION BUSINESS. We intend to strengthen our existing distribution channels and expand into new distribution channels, further leverage our technology to achieve operating efficiencies, continue to expand the range of investment options and effectively cross-sell our products and services.

    GROW OUR THIRD-PARTY INSTITUTIONAL ASSETS UNDER MANAGEMENT. We selectively target asset classes and customers in the United States, Australia and globally to capitalize on the specific strengths of Principal Capital Management and BT Financial Group. They jointly execute this strategy in their respective markets and through marketing offices in London, Hong Kong and Singapore.

    INCREASE THE GROWTH AND PROFITABILITY OF PRINCIPAL INTERNATIONAL. We will continue to leverage our U.S. product expertise and operating platform to strengthen Principal International. We seek to accelerate the growth of our assets under management by capitalizing on the international trend toward privatization of public retirement pension systems. In addition, we intend to continue our progress in managing expenses.

    In addition to these primary strategic initiatives, we have specific strategies within each of our operating segments, which are described in the "Business" section of this prospectus.

    The following operating principles support our primary and segment-specific strategies:

    - OPERATE A FULL-SERVICE PLATFORM. We operate a full-service platform to serve the wide array of our customers' needs by originating sales through our diverse distribution channels, offering a comprehensive portfolio of products and services, administering these products and services efficiently using information technology and managing a significant portion of the assets for our customers.

    - BUILD ON STRONG CUSTOMER RELATIONSHIPS. We are committed to building on our strong customer relationships by providing products and services that respond to their needs and by increasing the global awareness of our brand.

    - FOCUS ON FINANCIAL PERFORMANCE. We have taken specific actions to improve our operating earnings over the last several years, and we intend to continue to focus each of our businesses to further improve financial performance by:

     - managing capital effectively;

     - improving cost management; and

     - actively managing our investment portfolio.

    - REINFORCE OUR CULTURE. We are committed to strengthening our organization's performance-oriented culture through a new incentive compensation program, a management evaluation system and a stock option plan, each designed to enhance performance.

THE DEMUTUALIZATION

    The offering of our shares is made in connection with the conversion of Principal Mutual Holding Company from a mutual insurance holding company into a stock company in a process called a demutualization. Upon demutualization, the membership interests of Principal Life's policyholders in Principal Mutual Holding Company will be extinguished, and eligible policyholders will receive compensation in exchange for the extinguishment of their membership interests. Their compensation will be in the form of our common stock, cash or policy credits, depending upon, among other things, the type of policy or policyholder.

    In order for the demutualization to be consummated and for this offering to occur, the plan of conversion must have been approved by the policyholders entitled to vote on the plan of conversion and by the Insurance Commissioner of the State of Iowa. In addition, the effectiveness of the demutualization and the closing of this offering are conditioned on their simultaneous occurrence.

    We are currently a wholly-owned subsidiary of Principal Mutual Holding Company. The demutualization of Principal Mutual Holding Company includes the following steps, all of which will occur on the date of the closing of this offering:

    - Principal Mutual Holding Company will convert from a mutual insurance holding company into a stock company;

    - all membership interests of Principal Life's policyholders in Principal Mutual Holding Company will be extinguished;

    - the converted Principal Mutual Holding Company will merge with and into one of our wholly-owned subsidiaries;

    - we will sell shares of our common stock to the public in this offering;

    - policyholders entitled to receive compensation in the demutualization will receive shares of our common stock, cash or policy credits as compensation for the extinguishment of their membership interests in Principal Mutual Holding Company no later than 75 days after the closing of this offering, unless the Insurance Commissioner of the State of Iowa approves a later date; and

    - we will contribute to Principal Life all or a portion of the net proceeds from this offering, as described in "Use of Proceeds".

    In addition to this offering, we may also conduct a private placement of our common stock, a private placement or public offering of convertible preferred stock, a private placement or public offering of debt or seek other sources of capital. The primary purpose of any of these capital raising transactions would be to fund cash and policy credit elections.

    When the demutualization and this offering are complete, we will be a public company and will indirectly own 100% of the common stock of Principal Life and other operating subsidiaries of the Principal Financial Group.

EXCHANGE RATE TRANSLATION

    We translated balance sheet data and assets under management at the appropriate end of period exchange rate. We translated income statement data and asset flow data at the average exchange rate for the appropriate period. For BT Financial Group, the following end of period exchange rates and average exchange rates were used for the periods indicated:

                                 EXCHANGE RATE
                               BT FINANCIAL GROUP

                                                           AS OF OR FOR THE
                                                             THREE MONTHS
                                                                ENDED            AS OF OR FOR THE YEAR ENDED
                                                              MARCH 31,                 DECEMBER 31,
                                                           ----------------   ---------------------------------
                                                                 2001           2000        1999        1998
                                                           ----------------   ---------   ---------   ---------
END OF PERIOD EXCHANGE RATES.............................     A$ 1.0000       A$ 1.0000   A$ 1.0000   A$ 1.0000
                                                              ---------       ---------   ---------   ---------
                                                              US$0.4883       US$0.5556   US$0.6543   US$0.6133

AVERAGE EXCHANGE RATES...................................     A$ 1.0000       A$ 1.0000   A$ 1.0000
                                                              ---------       ---------   ---------
                                                              US$0.5193       US$0.5738   US$0.6499

    These rates are based on noon rates of exchange provided by a third party financial data source. At May 24, 2001, the noon rate of exchange was A$1:US$0.5195. We used the same methodology for translating the various currencies of Principal International's subsidiaries and joint ventures.

OUR PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 711 HIGH STREET, DES MOINES, IOWA
                                     50392.
                    OUR TELEPHONE NUMBER IS (515) 247-5111.

                                  THE OFFERING

Common stock offered.......109,526,316 shares, assuming an initial public offering price of $19.00 per share.

Common stock outstanding
after the offering.........370,000,000 shares, assuming an initial public offering price of $19.00 per share.

Use of proceeds............Assuming an initial public offering price of $19.00 per share, our net proceeds from the offering will be approximately $1,987.1 million, or $2,286.0 million if the underwriters exercise their option to purchase additional shares in full. We will contribute all or a portion of the net proceeds to Principal Life to fund (1) policy credits and cash payments for policyholders for whom policy credits or cash are the required form of compensation; (2) the elections for cash and the elections or deemed elections for ACCOUNT VALUE POLICY CREDITS that are attributable to policyholders entitled to these forms of compensation; and (3) an amount equal to the fees and expenses of the demutualization paid by Principal Life. We may retain up to $250.0 million of any remaining proceeds. We will contribute any remaining proceeds in excess of this $250.0 million limit to Principal Life.

Dividend policy............Subject to our financial condition and declaration by our board of directors, we currently intend to pay regular annual cash dividends on our common stock. We currently intend to declare an annual cash dividend of $0.25 per share on our common stock. We expect that our first annual cash dividend will be a proportion of that amount, based on the number of months remaining in the calendar year in which we become public. See "Stockholder Dividend Policy".

Proposed New York Stock
  Exchange symbol..........PFG

    Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 16,428,947 additional shares of our common stock, which the underwriters have the option to purchase from us to cover over-allotments.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following table provides summary historical consolidated financial information of Principal Mutual Holding Company, the predecessor to Principal Financial Group, Inc. prior to the demutualization, and will be applicable to Principal Financial Group, Inc. following the demutualization. The consolidated financial information for each of the years ended December 31, 2000, 1999 and 1998 and as of December 31, 2000 and 1999 has been derived from our audited consolidated financial statements and notes to the financial statements included in this prospectus. The consolidated financial information for the years ended December 31, 1997 and 1996 and as of December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated financial information for the three months ended March 31, 2001 and 2000 and as of March 31, 2001 has been derived from our unaudited interim consolidated financial statements included in this prospectus. The summary consolidated financial information as of March 31, 2000 has been derived from our unaudited interim consolidated financial statements not included in this prospectus. All unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. The following summary consolidated financial information, other than the Principal Life statutory data, has been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

    The following is a summary and, in order to fully understand our consolidated financial information, you should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the financial statements included in this prospectus. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                                                     FOR THE
                                                  THREE MONTHS
                                                 ENDED MARCH 31,               FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------   ----------------------------------------------------
                                               2001(2)    2000(2)    2000(2)    1999(2)    1998(2)    1997(2)    1996(2)
                                               --------   --------   --------   --------   --------   --------   --------
                                                                            ($ IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues:
  Premiums and other considerations..........  $1,064.2   $1,014.4   $3,996.4   $3,937.6   $3,818.4   $4,667.8   $5,120.9
  Fees and other revenues....................     413.0      396.4    1,576.3    1,287.3      978.8      881.9      722.4
  Net investment income......................     839.7      789.5    3,172.3    3,072.0    2,933.9    2,936.6    2,894.0
  Net realized capital gains (losses)........     (80.9)      70.3      139.9      404.5      465.8      175.3      387.8
                                               --------   --------   --------   --------   --------   --------   --------
         Total revenues......................   2,236.0    2,270.6    8,884.9    8,701.4    8,196.9    8,661.6    9,125.1

Expenses:
  Benefits, claims and settlement expenses...   1,391.9    1,319.6    5,232.3    5,260.9    5,089.0    5,632.5    6,086.5
  Dividends to policyholders.................      81.0       75.4      312.7      304.6      298.7      299.3      298.5
  Operating expenses.........................     622.7      593.2    2,479.4    2,070.3    2,074.0    2,035.5    1,909.8
                                               --------   --------   --------   --------   --------   --------   --------
         Total expenses......................   2,095.6    1,988.2    8,024.4    7,635.8    7,461.7    7,967.3    8,294.8
                                               --------   --------   --------   --------   --------   --------   --------
Income before income taxes and cumulative
  effect of accounting change................     140.4      282.4      860.5    1,065.6      735.2      694.3      830.3
Income taxes.................................      24.4       89.3      240.3      323.5       42.2      240.8      304.3
                                               --------   --------   --------   --------   --------   --------   --------
Income before cumulative effect of accounting
  change.....................................     116.0      193.1      620.2      742.1      693.0      453.5      526.0
Cumulative effect of accounting change, net
  of related income taxes....................     (10.7)        --         --         --         --         --         --
                                               --------   --------   --------   --------   --------   --------   --------
         Net income..........................  $  105.3   $  193.1   $  620.2   $  742.1   $  693.0   $  453.5   $  526.0
                                               ========   ========   ========   ========   ========   ========   ========

                                            AS OF OR FOR THE
                                           THREE MONTHS ENDED
                                                MARCH 31,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                          ---------------------   ---------------------------------------------------------
                                           2001(2)     2000(2)     2000(2)     1999(2)     1998(2)     1997(2)     1996(2)
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                           ($ IN MILLIONS)
BALANCE SHEET DATA:(1)
Invested assets.........................  $44,002.6   $41,771.1   $42,090.6   $41,343.2   $40,686.7   $39,572.2   $38,658.3
Separate account assets.................   31,638.8    36,369.6    34,916.2    34,992.3    29,009.3    23,560.1    17,166.3
All other assets........................    6,771.0     6,662.1     7,250.2     7,496.7     4,247.3     3,921.4     3,317.7
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total assets...................  $82,412.4   $84,802.8   $84,257.0   $83,832.2   $73,943.3   $67,053.7   $59,142.3
                                          =========   =========   =========   =========   =========   =========   =========

Policyholder liabilities................  $38,763.7   $37,652.2   $38,095.7   $37,687.9   $35,781.7   $35,224.6   $34,725.3
Separate account liabilities............   31,638.8    36,369.6    34,916.2    34,992.3    29,009.3    23,560.1    17,166.3
Short-term debt.........................      550.1       766.2       459.5       547.3       290.9       313.7       198.5
Long-term debt..........................    1,294.1     1,519.6     1,336.5     1,492.9       670.9       458.9       399.1
All other liabilities...................    3,724.9     2,795.0     3,196.6     3,558.9     2,523.3     2,212.2     1,998.6
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total liabilities..............  $75,971.6   $79,102.6   $78,004.5   $78,279.3   $68,276.1   $61,769.5   $54,487.8
                                          =========   =========   =========   =========   =========   =========   =========

Retained earnings.......................  $ 6,417.8   $ 5,885.4   $ 6,312.5   $ 5,692.3   $ 4,950.2   $ 4,257.2   $ 3,803.7
Net unrealized gains (losses) on
  available-for-sale securities.........      319.9       (87.0)      129.9       (79.1)      745.9     1,037.5       859.7
Net foreign currency translation
  adjustment............................     (296.9)      (98.2)     (189.9)      (60.3)      (28.9)      (10.5)       (8.9)
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total equity...................  $ 6,440.8   $ 5,700.2   $ 6,252.5   $ 5,552.9   $ 5,667.2   $ 5,284.2   $ 4,654.5
                                          =========   =========   =========   =========   =========   =========   =========
PRINCIPAL LIFE STATUTORY DATA:(3)
Premiums and deposits(4)................  $ 1,264.7   $ 4,349.2   $15,653.3   $15,709.8   $14,120.3   $12,710.9   $12,156.2
Net income..............................      131.7       222.4       912.6       713.7       511.4       432.2       415.0

Statutory capital and surplus...........  $ 3,058.9   $ 3,266.5   $ 3,356.4   $ 3,151.9   $ 3,031.5   $ 2,811.1   $ 2,503.5
Asset valuation reserve.................      887.6       968.4       919.8       953.8       966.9     1,087.9     1,005.0
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Statutory capital and surplus
           and asset valuation
           reserve......................  $ 3,946.5   $ 4,234.9   $ 4,276.2   $ 4,105.7   $ 3,998.4   $ 3,899.0   $ 3,508.5
                                          =========   =========   =========   =========   =========   =========   =========
OTHER SUPPLEMENTAL DATA:
Net income..............................  $   105.3   $   193.1   $   620.2   $   742.1   $   693.0   $   453.5   $   526.0
Less:
Net realized capital gains (losses), as
  adjusted(5)...........................      (47.9)       49.8        93.1       266.9       320.7       111.4       261.0
Non-recurring items(6)..................      (20.5)         --      (101.0)         --       104.8          --          --
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Operating earnings.............  $   173.7   $   143.3   $   628.1   $   475.2   $   267.5   $   342.1   $   265.0
                                          =========   =========   =========   =========   =========   =========   =========
Operating return on average equity (in
  percents)(7)..........................      10.7%        8.8%       10.5%        8.9%        5.8%        8.5%        7.5%

Total return on average equity (in
  percents)(8)..........................       8.7%       11.7%       10.3%       13.9%       15.1%       11.3%       14.9%

Operating earnings before amortization
  of goodwill and other intangibles.....  $   186.6   $   153.1   $   670.8   $   492.0   $   304.0   $   352.0   $   273.7

Assets under management (in billions)...  $   113.0   $   117.7   $   117.5   $   116.6   $    80.4   $    72.1   $    63.0

Number of employees (actual)............     17,363      16,668      17,473      17,129      15,970      17,637      17,010

    We evaluate segment performance by segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Segment operating earnings is determined by adjusting GAAP net income for net realized capital gains and losses, as adjusted, and non-recurring items that we believe are not indicative of overall operating trends. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, recurring operations of our businesses. However, segment operating earnings are not a substitute for net income determined in accordance with GAAP.

    The following table provides selected segment information as of or for the three months ended March 31, 2001 and 2000 and as of or for each of the years ended December 31, 2000, 1999 and 1998. The segment information is reported on a consolidated basis.

                                                    AS OF OR FOR THE THREE MONTHS                  AS OF OR FOR THE YEAR
                                                           ENDED MARCH 31,                           ENDED DECEMBER 31,
                                           -----------------------------------------------   ----------------------------------
                                                  2001(2)                  2000(2)                  2000(2)            1999(2)
                                           ----------------------   ----------------------   ----------------------   ---------
                                            AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT
                                           ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                                             ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues:
 U.S. Asset Management and
   Accumulation(9).......................  $ 1,015.7       46%      $   868.3       38%      $ 3,533.9       40%      $ 3,472.6
 International Asset Management and
   Accumulation..........................      144.4        6           157.4        7           630.7        7           379.6
 Life and Health Insurance...............    1,002.4       45         1,047.4       46         4,122.6       46         3,985.5
 Mortgage Banking........................      119.6        5            97.7        5           359.8        4           398.3
 Corporate and Other(9)(10)..............       35.0        2            29.0        1            97.1        1            61.9
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total operating revenues..........  $ 2,317.1      104%      $ 2,199.8       97%      $ 8,744.1       98%      $ 8,297.9

 Net realized capital gains (losses),
   including recognition of front-end fee
   revenues(5)...........................     (81.1)      (4)            70.8        3           140.8        2           403.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total consolidated revenues.......  $ 2,236.0      100%      $ 2,270.6      100%      $ 8,884.9      100%      $ 8,701.4
                                           =========      ===       =========      ===       =========      ===       =========
Operating earnings (loss):
 U.S. Asset Management and
   Accumulation..........................  $    88.8       51%      $    88.7       62%      $   356.6       57%      $   356.6
 International Asset Management and
   Accumulation..........................      (5.3)      (3)           (4.5)      (3)           (8.5)      (1)          (38.4)
 Life and Health Insurance...............       42.5       24            36.6       25           162.3       26            90.7
 Mortgage Banking........................       23.9       14            18.0       13            50.0        8            56.8
 Corporate and Other.....................       23.8       14             4.5        3            67.7       10             9.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total operating earnings..........  $   173.7      100%      $   143.3      100%      $   628.1      100%      $   475.2
                                           =========      ===       =========      ===       =========      ===       =========
INCOME STATEMENT DATA:
Net income (loss):
 U.S. Asset Management and
   Accumulation..........................  $    70.6       67%      $    69.9       36%      $   320.7       52%      $   321.2
 International Asset Management and
   Accumulation..........................     (25.6)     (24)             0.2       --           (7.1)      (1)          (30.7)
 Life and Health Insurance...............       42.0       40            91.4       48           209.6       34           100.8
 Mortgage Banking........................       23.9       22            18.0        9            50.0        8            56.8
 Corporate and Other.....................      (5.6)      (5)            13.6        7            47.0        7           294.0
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total net income..................  $   105.3      100%      $   193.1      100%      $   620.2      100%      $   742.1
                                           =========      ===       =========      ===       =========      ===       =========
BALANCE SHEET DATA:
Total assets:
 U.S. Asset Management and
   Accumulation..........................  $64,144.6       78%      $66,312.3       78%      $65,795.9       78%      $65,096.4
 International Asset Management and
   Accumulation..........................    4,928.1        6         5,550.8        7         5,525.9        7         5,926.8
 Life and Health Insurance...............   10,406.6       13        10,080.9       12        10,421.1       12         9,949.8
 Mortgage Banking........................    1,915.2        2         1,793.9        2         1,556.3        2         1,737.7
 Corporate and Other(11).................    1,017.9        1         1,064.9        1           957.8        1         1,121.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total assets......................  $82,412.4      100%      $84,802.8      100%      $84,257.0      100%      $83,832.2
                                           =========      ===       =========      ===       =========      ===       =========
OTHER SUPPLEMENTAL DATA:
Assets Under Management:
 ($ in billions)
 U.S. Asset Management and
   Accumulation..........................  $    76.6       69%      $    75.0       64%      $    78.1       67%      $    75.6
 International Asset Management and
   Accumulation..........................       25.1       22            29.8       25            28.4       24            30.6
 Life and Health Insurance...............        9.4        8             9.1        8             9.3        8             8.7
 Mortgage Banking(12)....................        0.4       --             1.8        1             0.2       --             0.5
 Corporate and Other.....................        1.5        1             2.0        2             1.5        1             1.2
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total assets under management.....  $   113.0      100%      $   117.7      100%      $   117.5      100%      $   116.6
                                           =========      ===       =========      ===       =========      ===       =========

                                                  AS OF OR FOR THE YEAR
                                                   ENDED DECEMBER 31,
                                           -----------------------------------
                                            1999(2)            1998(2)
                                           ----------   ----------------------
                                           % OF TOTAL    AMOUNT     % OF TOTAL
                                           ----------   ---------   ----------
                                                     ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues:
 U.S. Asset Management and
   Accumulation(9).......................      40%      $ 2,933.1       36%
 International Asset Management and
   Accumulation..........................       4           223.1        3
 Life and Health Insurance...............      46         3,893.1       47
 Mortgage Banking........................       4           340.6        4
 Corporate and Other(9)(10)..............       1           342.5        4
                                              ---       ---------      ---
       Total operating revenues..........      95%      $ 7,732.4       94%
 Net realized capital gains (losses),
   including recognition of front-end fee
   revenues(5)...........................       5           464.5        6
                                              ---       ---------      ---
       Total consolidated revenues.......     100%      $ 8,196.9      100%
                                              ===       =========      ===
Operating earnings (loss):
 U.S. Asset Management and
   Accumulation..........................      75%      $   238.4       89%
 International Asset Management and
   Accumulation..........................     (8)          (35.4)     (13)
 Life and Health Insurance...............      19            50.0       19
 Mortgage Banking........................      12            58.8       22
 Corporate and Other.....................       2          (44.3)     (17)
                                              ---       ---------      ---
       Total operating earnings..........     100%      $   267.5      100%
                                              ===       =========      ===
INCOME STATEMENT DATA:
Net income (loss):
 U.S. Asset Management and
   Accumulation..........................      43%      $   277.0       40%
 International Asset Management and
   Accumulation..........................     (4)          (10.1)      (1)
 Life and Health Insurance...............      13           112.0       16
 Mortgage Banking........................       8            58.8        8
 Corporate and Other.....................      40           255.3       37
                                              ---       ---------      ---
       Total net income..................     100%      $   693.0      100%
                                              ===       =========      ===
BALANCE SHEET DATA:
Total assets:
 U.S. Asset Management and
   Accumulation..........................      78%      $58,701.5       80%
 International Asset Management and
   Accumulation..........................       7         1,239.4        2
 Life and Health Insurance...............      12         9,116.1       12
 Mortgage Banking........................       2         1,810.4        2
 Corporate and Other(11).................       1         3,075.9        4
                                              ---       ---------      ---
       Total assets......................     100%      $73,943.3      100%
                                              ===       =========      ===
OTHER SUPPLEMENTAL DATA:
Assets Under Management:
 ($ in billions)
 U.S. Asset Management and
   Accumulation..........................      65%      $    67.2       84%
 International Asset Management and
   Accumulation..........................      26             1.2        1
 Life and Health Insurance...............       8             8.2       10
 Mortgage Banking(12)....................      --             0.7        1
 Corporate and Other.....................       1             3.1        4
                                              ---       ---------      ---
       Total assets under management.....     100%      $    80.4      100%
                                              ===       =========      ===

---------------

 (1) Periods prior to December 31, 2000 have been reclassified to conform to the presentation for that period.

 (2) Our consolidated financial results were affected by the following transactions that affect year-to-year comparability:

     - On February 15, 2001, we disposed of all of the stock of Principal International Espana, S.A. de Seguros de Vida, our subsidiary in Spain, for nominal proceeds, resulting in a net realized capital loss of $38.4 million, ceasing our business operations in Spain. Total assets of our operations in Spain as of December 31, 2000 were $222.7 million. Revenues of $24.1 million from our operations in Spain were included in our consolidated results of operations for the three months ended March 31, 2000, and revenues of $49.4 million, $51.7 million and $46.0 million were included in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. We included net income of $3.3 million from our operations in Spain for the three months ended March 31, 2000, and a net loss of $1.2 million and net income of $0.9 million and $2.8 million in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. Our consolidated results of operations for the three months ended March 31, 2001 did not include revenues or net income from our operations in Spain.

     - On August 31, 1999, we acquired several companies affiliated with Bankers Trust Australia Group from Deutsche Bank AG at a purchase price of $1.4 billion. The acquired companies now operate under the name BT Financial Group. We accounted for the acquisition using the purchase method. We included the results of operations of the acquired companies in our International Asset Management and Accumulation segment and our consolidated financial statements from the date of acquisition. Revenues of $63.5 million and net loss of $5.6 million were included in our consolidated results of operations for the three months ended March 31, 2001. Revenues of $72.7 million and net income of $0.5 million were included in our consolidated results of operations for the three months ended March 31, 2000. Revenues of $285.5 million and net income of $6.5 million were included in our consolidated results of operations for the year ended December 31, 2000. Revenues of $116.5 million and net loss of $3.1 million were included in our consolidated results of operations for the year ended December 31, 1999. We accounted for the purchase price as follows: $897.4 million of identifiable intangibles, consisting primarily of management rights and the BT brand name, $38.5 million of workforce intangibles and $408.6 million of resulting goodwill, which are being amortized on a straight line basis over 40 years, 8 years and 25 years, respectively.

     - We acquired Compania de Seguros de Vida El Roble S.A., or El Roble, a Chilean life insurance company, for a purchase price of $73.4 million in July 1998. We included El Roble's financial results in our International Asset Management and Accumulation segment. We combined the operations of our existing Chilean life insurance affiliate with the operations of El Roble to form Principal International de Chile. Our consolidated financial results related to these companies' combined operations include: total revenues of $47.0 million and $48.4 million for the three months ended March 31, 2001 and 2000, respectively, and $200.2 million, $178.1 million and $155.2 million for the years ended December 31, 2000, 1999 and 1998, respectively; and net income of $2.4 million and $2.3 million for the three months ended March 31, 2001 and 2000, respectively, and $10.2 million, $0.5 million and $17.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     - In July 1998, we established our residential mortgage loan wholesale distribution system, a new distribution channel, by acquiring ReliaStar Mortgage Corporation for a purchase price of $18.6 million. We have integrated the operations of ReliaStar Mortgage Corporation into Principal Residential Mortgage, Inc., as part of our Mortgage Banking segment.

     - Effective April 1, 1998, we transferred substantially all of our health maintenance organization operations, or HMO operations, to Coventry Health Care, Inc., or Coventry, in exchange for 42% of their common stock. Our net equity in the transferred HMO operations had a carrying value of $170.0 million on April 1, 1998. We sold our remaining HMO operations in 1998 for $20.5 million resulting in no realized capital gain or loss. Prior to the transfer to Coventry, our Corporate and Other segment included $266.7 million of HMO revenues in our results for 1998. We report our investment in Coventry in our Corporate and Other segment and account for it using the equity method. Our share of Coventry's net income was $4.9 million and $6.0 million for the three months ended March 31, 2001 and 2000, respectively, and $20.0 million and $19.1 million for the years ended December 31, 2000 and 1999, respectively. Our share of Coventry's net loss was $9.8 million for the year ended December 31, 1998. In September 2000, we sold a portion of our Coventry stock, which reduced our ownership interest to approximately 25% of Coventry stock and resulted in a net realized capital gain of $13.9 million, net of tax. Our carrying amount in Coventry was $128.9 million as of March 31, 2001.

 (3) Statutory data have been provided from quarterly and annual statements of Principal Life filed with insurance regulatory authorities. Certain financial information for periods beginning on or after January 1, 2001 are not comparable to information from earlier periods. Statutory data as of or for the three months ended March 31, 2001 were prepared in conformity with the NAIC Codification of Statutory Accounting Principles ("Codification"), adopted as prescribed and permitted by the Insurance Division, Department of Commerce of the State of Iowa, effective January 1, 2001. As allowed by Codification, prior period information was not restated. Statutory data as of or for the three months ended March 31, 2000 and as of or for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were prepared in conformity with accounting practices prescribed or permitted on the dates thereof by the Insurance Division, Department of Commerce of the State of Iowa.

 (4) Codification, as adopted by Principal Life on January 1, 2001, has significantly impacted the reporting of Principal Life's statutory premiums and deposits for the three months ended March 31, 2001. Under Codification, amounts received for deposit-type contracts are no longer reported in the statement of operations as revenue, but rather are reported directly as an increase in an appropriate policy reserve account, a treatment that is similar to that under U.S. GAAP. This has the effect of decreasing reported total revenues and total expenses of Principal Life, with no effect to statutory net income or statutory surplus. Premiums and deposits for the three months ended March 31, 2000, and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 included amounts received for deposit-type contracts of $3,190.0 million, $11,273.2 million, $11,571.5 million, $10,312.6 million, $8,694.9 million and $7,493.9 million, respectively.

 (5) Net realized capital gains (losses), as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services and net realized capital gains credited to customers. This presentation may not be comparable to presentations made by other companies. Deferred policy acquisition costs represent commissions and other selling expenses that vary with and are directly related to the production of business. These acquisition costs are deferred and amortized in conformity with GAAP.

     Following is a reconciliation of net realized capital gains from the consolidated financial statements and the adjustment made to calculate segment operating earnings for the periods indicated:

                                                 FOR THE THREE
                                                 MONTHS ENDED
                                                   MARCH 31,             FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------   ---------------------------------------------
                                                 2001     2000     2000     1999      1998      1997     1996
                                                ------   ------   ------   -------   -------   ------   -------
                                                                        ($ IN MILLIONS)
     Net realized capital gains (losses)......  $(80.9)  $ 70.3   $139.9   $ 404.5   $ 465.8   $175.3   $ 387.8
     Recognition of front-end fee revenues....    (0.2)     0.5      0.9      (1.0)     (1.3)    (0.9)       --
                                                ------   ------   ------   -------   -------   ------   -------
       Net realized capital gains (losses),
         including recognition of front-end
         fee revenues.........................   (81.1)    70.8    140.8     403.5     464.5    174.4     387.8
     Amortization of deferred policy
       acquisition costs related to net
       realized capital gains (losses)........     1.0      0.2     (0.3)      4.4       5.7     (1.7)       --
     Amounts credited to contractholder
       accounts...............................      --       --       --        --     (26.3)      --        --
     Non-recurring net realized capital gains
       (losses)...............................      --       --       --        --      (1.7)      --        --
                                                ------   ------   ------   -------   -------   ------   -------
       Net realized capital gains (losses),
         including recognition of front-end
         fee revenues, net of related
         amortization of deferred policy
         acquisition costs and amounts
         credited to contractholders..........   (80.1)    71.0    140.5     407.9     442.2    172.7     387.8
     Income tax effect........................    32.2    (21.2)   (47.4)   (141.0)   (121.5)   (61.3)   (126.8)
                                                ------   ------   ------   -------   -------   ------   -------
       Net realized capital gains (losses), as
         adjusted.............................  $(47.9)  $ 49.8   $ 93.1   $ 266.9   $ 320.7   $111.4   $ 261.0
                                                ======   ======   ======   =======   =======   ======   =======

 (6) For the three months ended March 31, 2001, we excluded $20.5 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included the negative effects of (a) a cumulative effect of accounting change related to our implementation of SFAS 133 ($10.7 million), as discussed in Note 2 to Principal Mutual Holding Company's unaudited consolidated financial statements; (b) a loss contingency reserve established for sales practices litigation ($5.9 million); and (c) expenses related to our demutualization ($3.9 million).

    For the three months ended March 31, 2000, we did not exclude non-recurring items from net income for our presentation of operating earnings.

    For the year ended December 31, 2000, we excluded $101.0 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included the negative effects of
    (a) a
     loss contingency reserve established for sales practices litigation ($93.8 million) and (b) expenses related to our demutualization ($7.2 million).

    For the year ended December 31, 1998, we excluded $104.8 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included:

     - the positive effects of (a) Principal Life's release of tax reserves and related accrued interest ($164.4 million) and (b) accounting changes by our international operations ($13.3 million); and

     - the negative effects of (a) expenses and adjustments for changes in amortization assumptions for deferred policy acquisition costs related to our corporate structure change to a mutual insurance holding company ($27.4 million) and (b) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

 (7) We define operating return on average equity as operating earnings divided by average total equity, excluding accumulated other comprehensive income. The returns for interim reporting periods are calculated by using operating earnings for the trailing twelve months. Accumulated other comprehensive income has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on average equity should not be considered a substitute for any GAAP measure of performance.

 (8) We define total return on average equity as net income divided by average total equity, excluding accumulated other comprehensive income. The returns for interim reporting periods are calculated by using net income for the trailing twelve months. Accumulated other comprehensive income has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers.

 (9) We transferred our U.S. investment management operations from our Corporate and Other segment to our U.S. Asset Management and Accumulation segment effective January 1, 1999. The U.S. Asset Management and Accumulation segment received fee revenues for performing investment management services for other segments in 2001, 2000 and 1999. The Corporate and Other segment received fee revenues for performing investment management services for other segments prior to 1999.

(10) Includes inter-segment eliminations primarily related to real estate joint venture rental income. The Corporate and Other segment reported rental income from real estate joint ventures for office space used by other segments.

(11) Includes inter-segment elimination amounts related to internally generated mortgage loans and an internal line of credit. The U.S. Asset Management and Accumulation segment and Life and Health Insurance segment reported mortgage loan assets issued for real estate joint ventures. These mortgage loans were reported as liabilities in the Corporate and Other segment. In addition, the Corporate and Other segment managed a revolving line of credit used by other segments.

(12) Excludes our mortgage loan servicing portfolio.

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

                                  RISK FACTORS

    An investment in our common stock involves a number of risks. You should consider carefully, in addition to the other information contained in this prospectus, the following factors before investing in shares of our common stock. In reviewing information contained in this prospectus, you should bear in mind that past experience is no indication of future performance.

COMPETITION FROM COMPANIES THAT MAY HAVE GREATER FINANCIAL RESOURCES, BROADER ARRAYS OF PRODUCTS, HIGHER RATINGS AND STRONGER FINANCIAL PERFORMANCE MAY IMPAIR OUR ABILITY TO RETAIN EXISTING CUSTOMERS, ATTRACT NEW CUSTOMERS AND MAINTAIN OUR PROFITABILITY.

    We believe that our ability to compete is based on a number of factors including scale, service, product features, price, investment performance, commission structure, distribution capabilities, financial strength ratings and name recognition. We compete with a large number of financial services companies such as banks, broker-dealers, insurers and asset managers, many of which have advantages over us in one or more of the above competitive factors.

    Each of our segments faces strong competition. The primary competitors for our U.S. Asset Management and Accumulation segment are asset managers, banks, broker-dealers and insurers. Our ability to increase and retain assets under management is directly related to the performance of our investments as measured against market averages and the performance of our competitors. Even when securities prices are generally rising, performance can be affected by investment styles. For example, as growth stocks have outperformed value stocks in recent years, we have been at a competitive disadvantage due to our historical emphasis on the value style of investing. Principal Capital Management may also be at a disadvantage in competing for investment management personnel due to its location in Des Moines.

    Competition for our International Asset Management and Accumulation segment comes primarily from local financial services firms and other international companies operating on a stand-alone basis or in partnership with local firms. Our Life and Health Insurance segment competes with insurers and health maintenance organizations. We compete with other mortgage bankers, commercial banks, savings and loan associations, credit unions and other insurers in our Mortgage Banking segment.

    National banks, with their large existing customer bases, may increasingly compete with insurers as a result of court rulings allowing national banks to sell annuity products in some circumstances, and as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. Specifically, the Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. These developments may increase competition, in particular for our asset management and accumulation businesses, by substantially increasing the number, size and financial strength of potential competitors who may be able to offer, due to economies of scale, more competitive pricing than we can.

A DECLINE OR INCREASED VOLATILITY IN THE SECURITIES MARKETS COULD RESULT IN INVESTORS WITHDRAWING FROM THE MARKETS OR DECREASING THEIR RATE OF INVESTMENT, EITHER OF WHICH COULD REDUCE OUR NET INCOME, REVENUES AND ASSETS UNDER MANAGEMENT.

    Favorable performance by the U.S., European and Australian securities markets over the last five years has substantially increased investments in these markets and has benefited our asset management and accumulation businesses and increased our assets under management. In contrast to the U.S., European and Australian securities markets, the securities markets in the emerging economies in which we operate or invest, such as Indonesia or Argentina, have experienced during this period economic disruption, devaluations of their currencies or negative growth rates, which have suppressed our revenues and profits. In addition, because the revenues of our asset management businesses are, to a large extent, based on the value of assets under management, a decline in the value of these assets would also decrease our revenues. Failure of the U.S., European and Australian securities markets to continue the favorable performance they have experienced over the last five years could lead to investors withdrawing from the markets, decreasing their rate of investment or refraining from new investments which may reduce our net income, revenues and assets under management. Our assets, earnings and ability to generate new sales in recent years have also increased due to significant growth in the retirement-oriented investment market. Some of that growth is attributable to the expansion of non-U.S. government mandated retirement savings programs. If these programs are reduced or eliminated, our net income, revenues and assets would suffer.

A DOWNGRADE IN PRINCIPAL LIFE'S FINANCIAL STRENGTH RATINGS MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, REDUCE NEW SALES AND TERMINATE RELATIONSHIPS WITH DISTRIBUTORS.

    Financial strength ratings are important factors in establishing the competitive position of insurance companies. A rating downgrade, or the potential for such a downgrade, of Principal Life could, among other things:

    - materially increase the number of policy or contract surrenders for all or a portion of their net cash values and withdrawals by policyholders of cash values from their policies;

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

    - result in the termination of our relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services; and

    - reduce new sales, particularly with respect to general account guaranteed investment contracts and funding agreements purchased by pension plans and other institutions.

    See "Business -- Ratings".

OUR EFFORTS TO REDUCE THE IMPACT OF INTEREST RATE CHANGES ON OUR PROFITABILITY AND SURPLUS MAY NOT BE EFFECTIVE.

    We attempt to significantly reduce the impact of changes in interest rates on the profitability and surplus of our asset accumulation and life and health insurance operations. We accomplish this reduction primarily by managing the duration of our assets relative to the duration of our liabilities. During a period of rising interest rates, policy surrenders, withdrawals and requests for policy loans may increase as customers seek to achieve higher returns. Despite our efforts to reduce the impact of rising interest rates, we may be required to sell assets to raise the cash necessary to respond to such surrenders, withdrawals and loans, thereby realizing capital losses on the assets sold. An increase in policy surrenders and withdrawals may also require us to accelerate amortization of policy acquisition costs relating to these contracts, which would further reduce our net income.

    During periods of low interest rates, borrowers may prepay or redeem mortgages and bonds that we own, which would force us to reinvest the proceeds at lower interest rates. For some of our products, such as guaranteed investment contracts and funding agreements, we are unable to lower the rate we credit to customers in response to the lower return we will earn on our investments. In addition, it may be more difficult for us to maintain our desired spread between the investment income we earn and the interest we credit to our customers during periods of low interest rates thereby reducing our profitability.

    Changes in interest rates can also significantly affect the profitability of our Mortgage Banking segment. During periods of declining interest rates, we may lose mortgage loan servicing fees due to an increase in mortgage loan refinancing activity. During periods of rising interest rates, we may suffer a loss of mortgage loan origination fees due to a decrease in the overall number of home sales and the number of mortgage loan refinancings. For further discussion on interest rate risk management, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Information About Market Risk -- Interest Rate Risk".

IF WE ARE UNABLE TO ATTRACT AND RETAIN SALES REPRESENTATIVES AND DEVELOP NEW DISTRIBUTION SOURCES, SALES OF OUR PRODUCTS AND SERVICES MAY BE REDUCED.

    We distribute our asset accumulation, asset management and life and health insurance products and services through a variety of distribution channels, including our own internal sales representatives, independent brokers, banks, broker-dealers and other third-party marketing organizations. We must attract and retain sales representatives to sell our products. Strong competition exists among financial services companies for efficient sales representatives. We compete with other financial services companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. If we are unable to attract and retain sufficient sales representatives to sell our products, our ability to compete and revenues from new sales would suffer.

    For example, Rogers Benefit Group, a national independent marketing and service organization, distributes a significant portion of our group insurance products. For the year ended March 31, 2001, Rogers Benefit Group accounted for 35% of our group insurance sales. An interruption in or changes to our relationship with Rogers Benefit Group could impair our ability to market our group insurance products and reduce our revenues accordingly.

OUR INTERNATIONAL BUSINESSES FACE POLITICAL, LEGAL, OPERATIONAL AND OTHER RISKS THAT COULD REDUCE OUR PROFITABILITY IN THOSE BUSINESSES.

    Our international businesses are subject to comprehensive regulation and supervision from central and/or local governmental authorities in each country in which we operate. New interpretations of existing laws and regulations or the adoption of new laws and regulations may harm our international businesses and reduce our profitability in those businesses. In particular, BT Financial Group's profit could suffer if the Australian superannuation system is repealed or amended to a lower rate of contribution.

    Our international businesses face political, legal, operational and other risks that we do not face in our operations in the U.S. We face the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into U.S. dollars or other currencies. Some of our international businesses are, and are likely to continue to be, in emerging markets such as Indonesia and India where these risks are heightened. In addition, we rely on local staff, including local sales forces, in these countries and we may encounter labor problems especially in countries such as Mexico, Argentina and Brazil where workers'

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

associations and trade unions are strong. If our business model is not successful in a particular country, we may lose all or most of our investment in that country.

FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD REDUCE OUR PROFITABILITY.

    Principal International generally writes policies denominated in various local currencies and invests the premiums and deposits in local currencies. Although investing in local currencies limits the effect of currency exchange rate fluctuation on local operating results, fluctuations in such rates affect the translation of these results into our consolidated financial statements. BT Financial Group conducts its asset management operations in both local currencies and U.S. dollars. Accordingly, fluctuations in foreign currency exchange rates may reduce our profitability. For example, fluctuations in average foreign currency of our international operations to U.S. dollar exchange rates reduced our consolidated operating earnings by $0.2 million for the three months ended March 31, 2001, by $0.6 million for the year ended December 31, 2000, and by $0.3 million for the year ended December 31, 1999.

A DECLINE IN AUSTRALIAN EQUITY VALUES MAY REDUCE THE PROFITABILITY OF BT FINANCIAL GROUP'S MARGIN LENDING BUSINESS.

    A decline in the Australian equity markets or short-term volatility in the Australian securities markets could result in investors withdrawing from the markets or decreasing their rate of investment and level of participation in the margin lending business, either of which could reduce the profitability of BT Financial Group's margin lending business. Additionally, short-term volatility in the securities markets could result in the placing of margin calls. An inability by borrowers under BT Financial Group's margin lending business to satisfy these margin calls may decrease our profits.

OUR RESERVES ESTABLISHED FOR FUTURE POLICY BENEFITS AND CLAIMS MAY PROVE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES.

    Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our products and establishing liabilities for future insurance and annuity policy benefits and claims. The liability that we have established for future policy benefits is based on assumptions concerning a number of factors, including the amount of premiums that we will receive in the future, rate of return on assets we purchase with premiums received, expected claims, expenses and persistency, which is the measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums. However, due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. As a result, we may experience volatility in the level of our reserves from period to period, particularly for our health and disability insurance products. To the extent that actual claims experience is less favorable than our underlying assumptions, we could be required to increase our liabilities, which may harm our financial strength and reduce our profitability.

OUR INVESTMENT PORTFOLIO IS SUBJECT TO SEVERAL RISKS WHICH MAY DIMINISH THE VALUE OF OUR INVESTED ASSETS AND AFFECT OUR SALES, PROFITABILITY AND THE INVESTMENT RETURNS CREDITED TO OUR CUSTOMERS.

  AN INCREASE IN DEFAULTS ON OUR FIXED MATURITY SECURITIES PORTFOLIO MAY REDUCE OUR PROFITABILITY.

    We are subject to the risk that the issuers of the fixed maturity securities we own will default on principal and interest payments, particularly if a major downturn in economic activity occurs. As of March 31, 2001, our U.S. investment operations held $28.3 billion, or 66%, of total U.S. invested assets, of which approximately 8% were below investment grade, including $253.5 million, or 1%, of our total fixed maturity securities which we classified as either "problem," "potential problem," or "restructured." See "Investments -- U.S. Investment Operations -- U.S. Investment Results -- Fixed Maturity Securities." As of March 31, 2001, our international investment operations held $0.8 billion, or 71%, of total international invested assets. Some of these securities have been rated on the basis of the issuer's country credit rating while others have not been rated by external agencies, which makes the assessment of credit quality more difficult. See "Investments -- International Investment Operations." An increase in defaults on our fixed maturity securities portfolio could harm our financial strength and reduce our profitability.

  AN INCREASED RATE OF DELINQUENCY AND DEFAULTS ON OUR COMMERCIAL MORTGAGE LOANS, ESPECIALLY THOSE WITH BALLOON PAYMENTS, COULD DECREASE OUR PROFITABILITY.

    Our commercial mortgage loan portfolio faces both delinquency and default risk. Commercial mortgage loans of $10.5 billion represented 24% of our total invested assets as of March 31, 2001. As of March 31, 2001, loans that were either delinquent or in the process of foreclosure totaled, on a statutory basis, $7.2 million, or 0.1%, of our commercial mortgage loan portfolio, compared to the industry average of 0.3% as reported by the American Council of Life Insurers as of March 31, 2001. The performance of our commercial mortgage loan portfolio, however, may fluctuate in the future. An increase in the delinquency rate of our commercial mortgage loan portfolio could harm our financial strength and decrease our profitability.

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

    As of March 31, 2001, approximately $8.0 billion, or 75%, of our commercial mortgage loans before valuation allowance had balloon payment maturities. A balloon maturity is a loan with larger dollar amounts of payments becoming due in the later years of the loan. The default rate on commercial mortgage loans with balloon payment maturities has historically been higher than for commercial mortgage loans with standard repayment schedules. Since most of the principal is being repaid at maturity, the amount of loss on a default is generally greater than on other commercial mortgage loans. An increase in defaults on such loans as a result of the foregoing factors could harm our financial strength and reduce our net income.

  WE MAY HAVE DIFFICULTY SELLING OUR PRIVATELY PLACED FIXED MATURITY SECURITIES, COMMERCIAL MORTGAGE LOANS AND REAL ESTATE INVESTMENTS BECAUSE THEY ARE LESS LIQUID THAN OUR PUBLICLY TRADED FIXED MATURITY SECURITIES.

    As of March 31, 2001, our privately placed fixed maturity securities, commercial mortgage loans and real estate investments represented approximately 53% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

  DERIVATIVE INSTRUMENTS MAY NOT BE HONORED BY COUNTERPARTIES RESULTING IN INEFFECTIVE HEDGING OF OUR RISKS.

    We use derivative instruments to hedge various risks we face in our businesses. We enter into a variety of derivative instruments, including interest rate swaps, swaptions, currency swaps, financial futures and mortgage-backed security forward contracts, with a number of counterparties. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to effectively hedge the related risk. That failure may harm our financial strength and reduce our profitability.

  ENVIRONMENTAL LIABILITY EXPOSURE MAY RESULT FROM OUR COMMERCIAL MORTGAGE LOAN PORTFOLIO AND REAL ESTATE INVESTMENTS.

    Liability under environmental protection laws resulting from our commercial mortgage loan portfolio and real estate investments may harm our financial strength and reduce our profitability. Under the laws of several states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of cleanup. In some states, this kind of lien has priority over the lien of an existing mortgage against the property, which would impair our ability to foreclose on that property should the related loan be in default. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, we may be liable for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property securing a mortgage loan held by us, if our agents or employees have become sufficiently involved in the hazardous waste aspects of the operations of the related obligor on that loan, regardless of whether or not the environmental damage or threat was caused by the obligor. We also may face this liability after foreclosing on a property securing a mortgage loan held by us. This may harm our financial strength and decrease our profitability.

  REGIONAL CONCENTRATION OF OUR COMMERCIAL MORTGAGE LOAN PORTFOLIO IN CALIFORNIA MAY SUBJECT US TO ECONOMIC DOWNTURNS OR LOSSES ATTRIBUTABLE TO EARTHQUAKES IN THAT STATE.

    California accounted for 21%, or $2.3 billion, of our commercial mortgage loan portfolio as of March 31, 2001. Due to this concentration of commercial mortgage loans in California, we are exposed to potential losses resulting from the risk of an economic downturn in California as well as to catastrophes, such as earthquakes, that may affect the region. While we generally do not require earthquake insurance for properties on which we make commercial mortgage loans, we do take into account property specific engineering reports, construction type and geographical concentration by fault lines in our investment underwriting guidelines. If economic conditions in California deteriorate or catastrophes occur, we may experience delinquencies on the portion of our commercial mortgage loan portfolio located in California in the future, which may harm our financial strength and reduce our profitability.

OUR ABILITY TO PAY DIVIDENDS AND MEET OUR OBLIGATIONS MAY BE CONSTRAINED BY THE LIMITATION ON DIVIDENDS IOWA INSURANCE LAWS IMPOSE ON PRINCIPAL LIFE.

    We are an insurance holding company whose assets include all of the outstanding shares of the common stock of Principal Life and other direct subsidiaries. Our ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses and any debt service, depends upon the receipt of dividends from Principal Life. Iowa insurance laws impose limitations on the ability of Principal Life to pay dividends to us. Any inability of Principal Life to pay dividends to us in the future may cause us to be unable to pay dividends to our stockholders and meet our other obligations.

WE MAY NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK; ASSETS ALLOCATED TO THE CLOSED BLOCK BENEFIT ONLY THE HOLDERS OF CLOSED BLOCK POLICIES.

    In connection with its conversion in 1998 into a stock life insurance company, Principal Life established an accounting mechanism, known as a CLOSED BLOCK, for the benefit of participating ordinary life insurance policies that had a dividend scale in force on July 1, 1998. Dividend scales are the actuarial formulas used by life insurance companies to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The Closed Block was designed to provide reasonable assurance to policyholders included in the Closed Block that, after the conversion, assets would be available to maintain the aggregate dividend scales in effect for 1997 if the experience underlying such scales were to continue.

    We allocated assets to the Closed Block as of July 1, 1998 in an amount such that we expect their cash flows, together with anticipated revenues from the policies in the Closed Block, to be sufficient to support the Closed Block business, including payment of claims, expenses, charges and taxes and to provide for the continuation of aggregate dividend scales in accordance with the 1997 policy dividend scales if the experience underlying such scales continues, and to allow for appropriate adjustments in such scales if the experience changes. We bear the costs of expenses associated with Closed Block policies and, accordingly, these costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future will be borne by us. As of March 31, 2001, Closed Block assets and liabilities were $4,568.8 million and $5,597.6 million, respectively. As of December 31, 2000, Closed Block assets and liabilities were $4,507.4 million and $5,547.8 million, respectively. As of December 31, 1999, Closed Block assets and liabilities were $4,317.4 million and $5,394.6 million, respectively.

    We will continue to pay guaranteed benefits under the policies included in the Closed Block, in accordance with their terms. The Closed Block assets, cash flows generated by the Closed Block assets and anticipated revenues from polices included in the Closed Block may not be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose for business reasons to support dividend payments on policies in the Closed Block with our general account funds.

    The Closed Block assets, cash flows generated by the Closed Block assets and anticipated revenues from policies in the Closed Block will benefit only the holders of those policies. In addition, to the extent that these amounts are greater than the amounts estimated at the time we funded the Closed Block, dividends payable in respect of the policies included in the Closed Block may be greater than they would have been in the absence of a Closed Block. Any excess earnings will be available for distribution over time to Closed Block policyholders but will not be available to our stockholders.

CHANGES IN REGULATIONS OR ACCOUNTING STANDARDS MAY REDUCE OUR PROFITABILITY.

  CHANGES IN REGULATION IN THE UNITED STATES MAY REDUCE OUR PROFITABILITY.

    Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of state regulation of the insurance business is to protect policyholders, not stockholders. The laws of the various states establish insurance departments with broad powers to regulate such matters as:

    - licensing companies to transact business,

    - licensing agents,

    - admitting statutory assets,

    - mandating a number of insurance benefits,

    - regulating premium rates,

    - approving policy forms,

    - regulating unfair trade and claims practices,

    - establishing statutory reserve requirements and solvency standards,

    - fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values,

    - restricting various transactions between affiliates, and

    - regulating the types, amounts and valuation of investments.

    State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

    Federal legislation and administrative policies in areas such as employee benefit plan regulation, financial services regulation and federal taxation can reduce our profitability. For example, Congress has, from time to time, considered legislation relating to changes in the Employee Retirement Income Security Act of 1974 to permit application of state law remedies, such as consequential and punitive damages, in lawsuits for wrongful denial of benefits, which, if adopted, could increase our liability for damages in future litigation. Additionally, new interpretations of existing laws and the passage of new legislation may harm our ability to sell new policies and increase our claims exposure on policies we issued previously. In addition, reductions in contribution levels to defined contribution plans may decrease our profitability. See "Regulation -- U.S. Operations -- Federal Insurance Initiatives".

  CHANGES IN FEDERAL TAXATION COULD REDUCE SALES OF OUR INSURANCE, ANNUITY AND INVESTMENT PRODUCTS.

    Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on income attributable to a distribution under the contract for the year in which the distribution is made. Congress has, from time to time, considered legislation that would reduce or eliminate the benefit of such deferral of taxation on the accretion of value within life insurance and non-qualified annuity contracts. Enactment of such legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income, could result in fewer sales of our insurance, annuity and investment products.

  REPEAL OR MODIFICATION OF THE FEDERAL ESTATE TAX COULD REDUCE OUR REVENUES.

    Repeal or modification of the federal estate tax could reduce our revenues. Through the twelve months ended December 31, 2000, we received recurring premium of $43.9 million for survivorship life insurance policies we have sold. A significant number of these policies were purchased for the purpose of providing cash to pay federal estate taxes. Repeal or modification of the federal estate tax could result in policyholders reducing coverage under or surrendering these policies. See "Regulation -- U.S. Operations -- Tax Legislation".

  CHANGES IN FEDERAL, STATE AND FOREIGN SECURITIES LAWS MAY REDUCE OUR PROFITABILITY.

    Our asset management and accumulation and life insurance businesses are subject to various levels of regulation under federal, state and foreign securities laws. These laws and regulations are primarily intended to protect investors in the securities markets or investment advisory or brokerage clients and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. Changes to these laws or regulations that restrict the conduct of our business could reduce our profitability.

  WE MAY EXPERIENCE VOLATILITY IN NET INCOME DUE TO CHANGES IN STANDARDS FOR ACCOUNTING FOR DERIVATIVES.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 will require us to include all derivatives in our consolidated statement of financial position at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. Derivatives not used in hedging activities must be adjusted to fair value through earnings. We adopted SFAS 133 effective January 1, 2001. The cumulative effect of the application of SFAS 133 included a negative effect of $10.7 million on net income and a negative effect of $14.2 million on accumulated other comprehensive income. During the three months ended March 31, 2001, we recognized the change in value related to cash flow hedges in accumulated other comprehensive income, and reclassified a gain from accumulated other comprehensive income to earnings, which was offset by net losses on the assets or liabilities being hedged. These amounts were not material. The impact of the application of SFAS 133 on net income during the three months ended March 31, 2001 was $6.1 million and the impact to accumulated other comprehensive income was $(10.0) million.

A CHALLENGE TO THE INSURANCE COMMISSIONER OF THE STATE OF IOWA'S APPROVAL OF THE PLAN OF CONVERSION COULD PUT THE TERMS OF OUR DEMUTUALIZATION IN QUESTION AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    After a public hearing, the Insurance Commissioner of the State of Iowa will determine whether to approve the plan of conversion. To approve the plan, the Insurance Commissioner of the State of Iowa must find that the plan meets the standards of Iowa law governing demutualizations, including, among other things, whether the plan is fair and equitable to Principal Mutual Holding Company and policyholders of Principal Life. We do not expect that any order of the Insurance Commissioner of the State of Iowa approving the plan will address the fairness of the plan to purchasers of common stock in the offering.

    The Iowa law governing the demutualization provides that an action challenging the plan can be filed, within the limitation period provided under Iowa law, after the Insurance Commissioner of the State of Iowa issues her order approving the plan. The existence of such a challenge could reduce the market price of our common stock. In the event that the plan or the Insurance Commissioner of the State of Iowa's order approving the plan is challenged, a successful challenge could result in monetary damages, a modification of the plan or the Insurance Commissioner of the State of Iowa's approval of the plan being set aside. In addition, a successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, and an extended period of time might be required to reach a final determination. Such an outcome would likely reduce the market price of our common stock.

LITIGATION AND REGULATORY INVESTIGATIONS MAY HARM OUR FINANCIAL STRENGTH AND REDUCE OUR PROFITABILITY.

    We are a plaintiff or defendant in actions arising out of our insurance business and investment operations. We are, from time to time, also involved in various governmental and administrative proceedings. Such litigation may harm our financial strength and reduce our profitability.

    Life insurance companies have historically been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of other life insurance companies. Principal Life is currently a defendant in two purported class-action lawsuits alleging improper sales practices. We have reached an agreement in principle to settle both of those lawsuits. The settlement has received court approval. We have established reserves at a level sufficient to cover the cost of the settlement.

SALES OF SHARES DISTRIBUTED IN THE DEMUTUALIZATION MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    Substantially all of our shares of common stock distributed in the demutualization and this offering will be freely tradable. Sales of substantial amounts of common stock, or the perception that such sales could occur, could reduce the prevailing market price for our common stock. We believe the following factors may increase selling pressure on our common stock:

    - Some policyholders, in particular owners of larger policies, who elect to receive cash instead of common stock as compensation in the demutualization may nevertheless receive common stock compensation if there is insufficient cash available for cash payment to policyholders. Those policyholders who elected to receive cash instead of common stock may be especially likely to sell the shares of common stock they received in the demutualization to realize cash proceeds.

    - Some policyholders may be fiduciaries of pension plans that are subject to the Employee Retirement Income Security Act of 1974, or ERISA, trusts that own individual life insurance policies or welfare benefit plans. Those policyholders, particularly if they did not elect to receive common stock as compensation in the demutualization, may determine that the exercise of their fiduciary duties requires them to promptly sell the shares of common stock they received in the demutualization.

    - We must establish a commission-free sales program in the event there are policyholders who receive in the demutualization in exchange for their membership interests 99 or fewer shares of our common stock. Under this program, these policyholders would have the opportunity to sell their shares at prevailing market prices without paying brokerage commission, mailing charges, registration fees, or other administrative or similar expenses. This program would begin no sooner than six months after the date of the closing of this offering, and no later than 12 months after the date of the closing of this offering, and would continue for at least 3 months. Policyholders who received in the demutualization 100 or more shares of common stock would not be eligible for the commission-free sales program.

APPLICABLE LAWS AND OUR STOCKHOLDER RIGHTS PLAN, CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DISCOURAGE TAKEOVERS AND BUSINESS COMBINATIONS THAT OUR STOCKHOLDERS MIGHT CONSIDER IN THEIR BEST INTERESTS.

    State laws and our certificate of incorporation and by-laws may delay, defer, prevent, or render more difficult a takeover attempt that our stockholders might consider in their best interests. For instance, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

    State laws and our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment which may delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

    Under the Iowa insurance laws, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of more than 5% of the outstanding shares of our common stock without the prior approval of the Insurance Commissioner of the State of Iowa and our board of directors. The Insurance Commissioner of the State of Iowa and our board of directors may consider the following factors:

    - the effects of the action on our stockholders;

    - the effects of the action on our employees, suppliers, creditors and customers;

    - the effects of the action on the communities in which we operate;

    - our long-term as well as short-term interests; and

    - the long-term as well as short-term interests of our stockholders.

    This restriction does not apply to acquisitions made by us or made through an employee benefit plan or employee benefit trust sponsored by us.

    The following provisions, included in our certificate of incorporation and by-laws, may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that our stockholders might consider in their best interests. In particular, our certificate of incorporation and by-laws:

    - permit our board of directors to issue one or more series of preferred stock;

    - divide our board of directors into three classes;

    - limit the ability of stockholders to remove directors;

    - prohibit stockholders from filling vacancies on our board of directors;

    - prohibit stockholders from calling special meetings of stockholders;

    - impose advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings; and

    - require the approval by the holders of at least 75% of our outstanding common stock for the amendment of our by-laws and provisions of our certificate of incorporation governing:

     - the classified board,

     - the director's discretion in determining what he or she reasonably believes to be in the best interests of Principal Financial Group, Inc.,

     - the liability of directors, and

     - the elimination of stockholder actions by written consent.

    In addition, Section 203 of the General Corporation Law of the State of Delaware may limit the ability of an "interested stockholder" to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of our outstanding voting stock.

    Our stockholder rights plan may have anti-takeover effects. The stockholder rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair the board's ability to represent stockholder interests. Our stockholder rights plan might render an unsolicited takeover more difficult or less likely to occur, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by our stockholders.

    See "Description of Capital Stock and Change of Control Related Provisions" for additional information on the anti-takeover measures applicable to us.

                        STATISTICAL INFORMATION SOURCES

    This prospectus includes statistical data regarding the asset management and accumulation, life and health insurance and mortgage banking industries.

    - Statistical data regarding industry growth projections of, as well as our market share within, the pension industry are based on information included in publications of Spectrem Group, a pension consulting organization, and data from the 2000 Marketplace Update prepared by RG Wuelfing & Associates, Inc. for members of Society of Professional Administrators and Recordkeepers. Spectrem Group data regarding our market share within the pension industry exclude all employers with fewer than 5 employees.

    - Statistical data regarding our market share within the 401(k) plan market are derived from information collected through surveys conducted by CFO Magazine, a monthly magazine offering coverage of business issues from the perspective of the senior financial officer.

    - Statistical data regarding our use of information technology are provided by InformationWeek Magazine, a weekly publication reporting on the use of technology in business.

    - Statistical data regarding the group insurance, annuity, guaranteed investment contract and funding agreement industries are based on information reported to LIMRA International, Inc., a financial services industry marketing research organization. LIMRA International, Inc. rankings are based on data provided by U.S. companies in connection with LIMRA International, Inc. conducted surveys.

    - Statistical data comparing the investment performance of some of our mutual funds and separate accounts to our competitors are provided by Morningstar, an independent provider of financial information concerning mutual fund performance and the Investment Company Institute, the national association of the American investment company industry.

    - Statistical data regarding the Australian asset management and accumulation industries are based on information reported to ASSIRT, an Australian investment research firm.

    - Statistical data regarding the growth of Australian superannuation assets are provided by Cerulli Associates, Inc., a Boston- and London-based research and consulting firm that specializes in financial institutions.

    - Statistical data regarding the performance of our margin lending business in Australia are provided by Cannex, an Australian margin lending rating agency.

    - Statistical data regarding the group life and health insurance industry are based on information provided by the 1999 Life and Health Statistical report of National Underwriter, a weekly publication servicing the insurance and financial services industries.

    - Statistical data regarding the mortgage banking industry are based on information provided by Inside Mortgage Finance, a weekly newsletter reporting on the residential mortgage industry, and by the 1999 Cost of Servicing Survey conducted by the Mortgage Bankers Association of America, an association representing the interests of members of the real estate finance industry.

    - Statistical data regarding the performance of our commercial mortgages and information regarding our equity real estate portfolio are provided by the American Council of Life Insurers, an organization representing the interests of members of the life insurance industry.

    - Statistical data regarding the mutual fund industry are based on information provided by the 2001 Mutual Fund Fact Book of the Investment Company Institute, an investment company industry organization.

    The organizations gathering such data use methodology and conventions that they deem appropriate to measure the companies within the relevant industry segment. These organizations generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe this information to be reliable, we have not independently verified such data.

                              THE DEMUTUALIZATION

    In the following section, we provide a summary of the demutualization and of the plan of conversion. The following is just a summary, and is qualified by reference to the actual terms of the plan of conversion. A copy of the plan of conversion has been filed as an exhibit to the registration statement of which this prospectus forms a part.

THE PLAN OF CONVERSION

  ADOPTION AND APPROVAL OF THE PLAN OF CONVERSION

    The board of directors of Principal Mutual Holding Company unanimously adopted the plan of conversion on March 31, 2001. The principal feature of the plan of conversion is the conversion of Principal Mutual Holding Company from a mutual insurance holding company into a stock company, a form of conversion known as "demutualization".

    Because Principal Mutual Holding Company is a mutual insurance holding company organized under the laws of the State of Iowa, the demutualization is governed by Iowa law. Iowa law requires that the plan of conversion be approved by the policyholders entitled to vote on the plan of conversion by two-thirds of the votes cast, and also by the Insurance Commissioner of the State of Iowa.

    The plan of conversion will not become effective unless, after conducting a public hearing on the plan of conversion, the Insurance Commissioner of the State of Iowa approves it based on a finding, among other things, that the plan of conversion is fair and equitable to Principal Mutual Holding Company and the policyholders of Principal Life. See "Risk Factors -- A challenge to the Insurance Commissioner of the State of Iowa's approval of the plan of conversion could put the terms of our demutualization in question and reduce the market price of our common stock." In addition, the effectiveness of the demutualization and the closing of this offering are conditioned on their simultaneous occurrence.

  STEPS TO DEMUTUALIZATION

    We are currently a wholly-owned subsidiary of Principal Mutual Holding Company. The demutualization of Principal Mutual Holding Company includes the following steps, all of which will occur on the date of the closing of this offering:

    - Principal Mutual Holding Company will convert from a mutual insurance holding company into a stock company;

    - all membership interests of Principal Life's policyholders in Principal Mutual Holding Company will be extinguished;

    - the converted Principal Mutual Holding Company will merge with and into Principal Iowa Newco, Inc.;

    - Principal Financial Group, Inc., an Iowa business corporation and subsidiary of Principal Mutual Holding Company, will merge with and into Principal Iowa Newco, Inc.;

    - Principal Financial Services, Inc., an Iowa business corporation, will merge with and into Principal Iowa Newco, Inc., and Principal Iowa Newco, Inc. will change its name to "Principal Financial Services, Inc.";

    - we will sell shares of our common stock to the public in this offering;

    - policyholders entitled to receive compensation in the demutualization will receive shares of our common stock, cash or policy credits as compensation for the extinguishment of their membership interests in Principal Mutual Holding Company no later than 75 days after the closing of this offering, unless the Insurance Commissioner of the State of Iowa approves a later date; and

    - we will contribute to Principal Financial Services, Inc., and Principal Financial Services, Inc. will contribute to Principal Life, all or a portion of the net proceeds from this offering, as described in "Use of Proceeds".

    In addition to this offering, we may also conduct a private placement of our common stock, a private placement or public offering of convertible preferred stock, a private placement or public offering of debt or seek other sources of capital. The primary purpose of any of these capital raising transactions would be to fund cash and policy credit elections.

    When the demutualization and this offering are complete, we will be a Delaware public company. We will own 100% of the stock of Principal Financial Services, Inc., and Principal Financial Services, Inc. will own 100% of the stock of Principal Life and other operating subsidiaries of the Principal Financial Group.

    The following chart illustrates our corporate structure prior to and following the demutualization:

               [STRUCTURE BEFORE & AFTER DEMUTUALIZATION GRAPHS]

  EFFECTIVE DATE

    The demutualization will become effective on the date of the closing of this offering. The plan of conversion provides that the effective date will occur after the approval by the policyholders entitled to vote on the plan of conversion and the Insurance Commissioner of the State of Iowa, but on or before 12 months after the date on which the Insurance Commissioner of the State of Iowa approves the plan of conversion. With the approval of the Insurance Commissioner of the State of Iowa, the effective date deadline may be extended.

  ADDITIONAL REVIEW AND APPROVAL

    Our plan of conversion is also subject to review by the New York Superintendent of Insurance, who may raise objections if he determines that its provisions are unfair or inequitable to New York policyholders. We have also applied to the Department of Labor for prohibited transaction exemptions under ERISA. A more complete description of these exemptions is provided under the heading "-- ERISA Considerations".

PAYMENT OF CONSIDERATION TO ELIGIBLE POLICYHOLDERS

  AMOUNT AND FORM OF CONSIDERATION

    Until the effective date of the demutualization, Principal Mutual Holding Company is a mutual insurance holding company governed by its members, who are policyholders of Principal Life. In connection with the demutualization, the membership interests of Principal Life policyholders in Principal Mutual Holding Company will be extinguished, and policyholders entitled to receive compensation in the demutualization will receive compensation in exchange for the extinguishment of their membership interests.

    Policyholders entitled to receive compensation in the demutualization are those persons who:

    - owned on March 31, 2000 a Principal Life policy or contract and who had a continuous membership interest in Principal Mutual Holding Company through ownership of a Principal Life policy or contract from March 31, 2000 until the date of the closing of this offering; or

    - were issued a Principal Life policy or contract on or before April 8, 1980 and transferred ownership rights of that policy or contract on or before April 8, 1980, so long as such policy or contract remained in force until the date of the closing of this offering.

    Whether or not a policy or contract is in force is determined based upon our records. In general, a policy or contract is in force on a given day if it has been issued and is in effect, has not matured by death or otherwise or been surrendered or otherwise terminated, and verbal or written notice of the insured's death has not been received by Principal Life. A policy is generally not in force until it is issued and is in effect. However, a policy is considered to be in force if we have received at our administrative office an application complete on its face or payment of the full initial premium, or such lesser amount required by our normal administrative procedures, together with sufficient information to effect a contract of insurance according to our normal administrative procedures for coverage to be effective, provided that such policy is later issued in accordance with the terms of its application.

    We currently estimate that compensation will consist of a fixed component equal to 100 shares of common stock for each policyholder entitled to receive compensation in the demutualization, and a variable component of additional shares allocated, based on actuarial formulas described in our plan of conversion and the actuarial contribution memorandum. The actuarial formulas take into account a policy's past and estimated future contributions to the surplus and asset valuation reserve of Principal Life.

    The compensation will be in the form of either policy credits, cash or shares of our common stock. In the case of the MANDATORY POLICY CREDITS, policy credits are either an increase in cash value, account value, dividend accumulations, face amount, extended term period or benefit payment, as appropriate, depending on the policy. In the case of group policies, policy credits are either SEPARATE ACCOUNT POLICY CREDITS or Account Value Policy Credits. The form of compensation will be determined as follows:

    POLICY CREDITS. The following types of policies will be required to receive or be eligible for policy credits:

    - If the policy is required to receive Mandatory Policy Credits, the policy credits may take the form of an increase in cash value, account value, dividend accumulations, face amount, extended term period or benefit payment, as appropriate, depending on the policy. The following types of policies are required to receive Mandatory Policy Credits:

     - Individual retirement annuity contracts under Section 408(b) or Section 408A of the Internal Revenue Code.

     - Tax sheltered annuity contracts under Section 403(b) of the Internal Revenue Code.

     - Individual annuity contracts issued directly to a plan participant under a plan qualified under Section 401(a) or Section 403(a) of the Internal Revenue Code.

     - Individual life insurance policies issued directly to a plan participant under a plan qualified under Section 401(a) or Section 403(a) of the Internal Revenue Code.

    - If the policy is owned by a QUALIFIED PLAN CUSTOMER, the policy credit may take the form of Separate Account Policy Credits, which may be allocated to participants under the policy. A Qualified Plan Customer may elect common stock or, subject to the limits described in the plan of conversion, Account Value Policy Credits or cash as consideration rather than Separate Account Policy Credits. If no election is made, such Qualified Plan

      Customer will receive Separate Account Policy Credits. However, Qualified Plan Customers whose group annuity contracts were issued in California will not be eligible for Separate Account Policy Credits. Instead, they are eligible to receive common stock or, subject to the limits described in the plan of conversion, Account Value Policy Credits or cash. If no election is made, Qualified Plan Customers whose group annuity contracts were issued in California will receive common stock.

    - If the policy is owned by a NON-RULE 180 QUALIFIED PLAN CUSTOMER, the policy credit may take the form of an Account Value Policy Credit, which may be allocated to participants under the policy. A Non-Rule 180 Qualified Plan Customer may elect to receive common stock or, subject to the limits described in the plan of conversion, cash as consideration rather than Account Value Policy Credits. If no election is made, such Non-Rule 180 Qualified Plan Customer will receive Account Value Policy Credits.

    CASH.  The following types of policies will be eligible solely for cash:

    - Policies for which the mailing address of the policyholder on Principal Life's or Principal Mutual Holding Company's records is one at which mail is undeliverable.

    - Policies for which the mailing address of the policyholder on Principal Life's or Principal Mutual Holding Company's records is located outside the United States.

    - Policies for which it is not reasonably feasible or appropriate to provide consideration in the form that policyholders would otherwise receive.

    All policyholders who are entitled to receive shares of our common stock will be permitted, prior to the vote of the policyholders entitled to vote on the plan of conversion, to express a preference to receive cash, rather than common stock, as consideration for the extinguishment of their membership interests. Cash will be distributed to such policyholders to the extent available. Eligible policyholders that elect cash and are allocated 100 shares or fewer will receive cash. See "-- Limits on Amount Available for Cash, Account Value Policy Credits and Separate Account Policy Credits Compensation".

    COMMON STOCK. Except for policies which are eligible solely for Mandatory Policy Credits or cash, all eligible policies will be eligible for shares of our common stock.

  CALCULATION OF COMPENSATION

    COMMON STOCK. Policyholders receiving common stock as compensation will receive the number of shares of common stock ultimately allocated to them. The value of each share of common stock will be equal to its public trading price on any particular day.

    CASH AND POLICY CREDITS (OTHER THAN SEPARATE ACCOUNT POLICY
CREDITS). Policyholders receiving cash or policy credits (other than Separate Account Policy Credits) will receive an amount equal to the number of shares of common stock that are allocated to them multiplied by the price per share at which the common stock is sold in this offering.

    SEPARATE ACCOUNT POLICY CREDITS. Policyholders receiving Separate Account Policy Credits will receive an amount equal to their respective share of the assets in the separate account holding shares of our common stock and maintained by Principal Life. Because our common stock will initially be the only asset in this separate account, any policyholder's share of the assets when the separate account is initiated will be equal to the number of shares of our common stock allocated to that policyholder multiplied by the public trading price of our common stock at that time. See "-- Operation of the Separate Account Holding Shares of our Common Stock".

  LIMITS ON AMOUNT AVAILABLE FOR CASH, ACCOUNT VALUE POLICY CREDITS AND SEPARATE ACCOUNT POLICY CREDITS COMPENSATION

    Each policyholder who is eligible to receive common stock will have an opportunity to elect cash. If cash is not elected by such policyholder, a preference for common stock will be assumed, unless such policyholder is a Qualified Plan Customer or a Non-Rule 180 Qualified Plan Customer.

    There may be a limit to the amount of funds available to pay cash and provide Account Value Policy Credits to eligible policyholders allocated more than 100 shares of common stock under our plan of conversion. It is possible that the total funds raised in this offering and the other capital raising transactions, if applicable, will not be sufficient to fund cash distributions or Account Value Policy Credits for all of the eligible policyholders who have been allocated more than 100 shares of common stock and who have elected cash, or elected or are deemed to have elected Account Value Policy Credits. However, eligible policyholders who are allocated 100 or fewer shares of common stock will receive cash or Account Value Policy Credits, if they so elect.

    In the event that the total available funds are not sufficient, the available funds will be distributed to those expressing a preference for cash or Account Value Policy Credits based on the number of shares of common stock that would be distributed to each electing policyholder, progressing from the smallest number of shares to the largest number at which all policyholders electing cash or Account Value Policy Credits can be accommodated.

    Qualified Plan Customers whose cash or Account Value Policy Credit preferences cannot be satisfied will instead receive Separate Account Policy Credits. Non-Rule 180 Qualified Plan Customers and Qualified Plan Customers whose group annuity contracts were issued in California whose cash or Account Value Policy Credit preferences cannot be satisfied will instead receive shares of our common stock.

    The maximum number of allocated shares for which cash or Account Value Policy Credits will be available will depend on a number of factors. These factors include the number of policyholders eligible for common stock, Mandatory Policy Credits or cash, the size of the initial public offering, the initial public offering stock price, the size of any other capital raising transaction, if applicable, and the percentage of policyholders who elect to receive cash or Account Value Policy Credits.

    In addition, the amount of Separate Account Policy Credits will be limited so that no less than 50% of the total consideration distributed to policyholders entitled to receive compensation in the demutualization will be in the form of common stock.

  ACTUARIAL OPINION

    Principal Mutual Holding Company retained Milliman & Robertson, Inc., an independent actuarial consulting firm, to advise it in connection with actuarial matters involved in the development of the plan of conversion and the payment of consideration to policyholders entitled to receive compensation in the demutualization. The opinion of Daniel J. McCarthy, F.S.A., an independent consulting actuary associated with Milliman & Robertson, Inc., dated March 31, 2001, states, in reliance upon the matters described in such opinion, that the principles, assumptions and methodologies used to allocate the consideration among policyholders entitled to receive compensation in the demutualization are reasonable and appropriate and result in an allocation of consideration that is fair and equitable to these policyholders. A copy of the opinion is attached as Annex A to this prospectus.

OPERATION OF THE SEPARATE ACCOUNT HOLDING SHARES OF OUR COMMON STOCK

    We estimate that approximately 50 million shares of our common stock may be issued to a new separate account of Principal Life in connection with funding the Separate Account Policy Credits. As described above, these shares will be held in the separate account for the benefit of Qualified Plan Customers and may be sold in the market from time to time as a result of instructions from the Qualified Plan Customers holding interests in this separate account. If not directed otherwise by the Qualified Plan Customer, the separate account interests owned by that Qualified Plan Customer may also be allocated to participants' benefit plan accounts under the applicable policy. Dividends with respect to these shares will be paid to Principal Life and allocated to the separate account. The Qualified Plan Customer may request Principal Life to transfer the value of its interest in the separate account to Principal Life's general account or to another account for investment purposes. Principal Life will have no right to use the assets of the separate account for any obligation or purpose other than those relating to the group annuity contract under which the assets in the separate account will be held.

    Principal Life will hold legal title to these shares in a fiduciary capacity. The Qualified Plan Customers will remain the beneficial owners of these shares and be able to exercise voting rights. The plan of conversion provides that Principal Life, as record holder of the shares held in the separate account, will solicit voting instructions from the Qualified Plan Customers holding interests in the separate account and will vote the shares as instructed.

    If the Qualified Plan Customer fails to provide instructions to Principal Life, the non-directed shares (the shares as to which Principal Life has received no instruction) will be voted as follows:

    - if the matter involved is routine, Principal Life will vote the non-directed shares under a "mirror voting" provision, in other words the non-directed shares will be voted in the same proportion, either for, against or abstain, as the shares in the separate account for which Principal Life has received instructions; or

    - if the matter involved is not routine, an independent fiduciary appointed by Principal Life will instruct Principal Life to vote the non-directed shares in a way that, in the independent fiduciary's judgment, would be in the best interest of the participants and beneficiaries of the benefits plans of Qualified Plan Customers in whose interest such shares are held; Principal Life will retain fiduciary responsibility as to these matters, and the independent fiduciary will in effect act as Principal Life's agent.

    Routine matters refer to matters within the ordinary course of the business of the corporation and its stockholders, such as the election of directors at an annual meeting. Non-routine matters refer to fundamental corporate decisions outside the ordinary course of the business of the corporation and its stockholders, such as a potential change of control.

    Principal Life expects to appoint as independent fiduciary a major financial institution with investment management expertise. These voting procedures will be set forth in an agreement between Principal Life and the independent fiduciary as well as in the plan of operation for the separate account.

    In our future consolidated financial statements, we will report the shares of our common stock held by the new separate account of Principal Life as an investment of the separate account, and will establish a corresponding separate account liability, based on the fair value of those shares, for the amounts owed to the Qualified Plan Customers under the related group variable annuity contracts. This is consistent with the accounting under generally accepted accounting principles for other separate accounts where all investment risks and rewards are borne by the contractholders. Generally accepted accounting principles accord special accounting treatment to group variable annuity contracts issued by separate accounts, recognizing that such contracts provide contractholders with virtually all the rights of ownership except legal title to the shares held in the separate account and therefore company shares held in a subsidiary's separate account need not be accounted for as treasury stock.

THE CLOSED BLOCK

    At the time our existing pre-demutualization mutual insurance holding company structure was created in 1998, for policy dividend purposes only, Principal Life formed and began operating a Closed Block for the benefit of individual policies paying experience-based policy dividends. For accounting purposes only, assets of Principal Life were allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block policies and contracts, were expected to be sufficient to support the Closed Block policies including, but not limited to, provisions for payment of claims, expenses, charges and taxes, and to provide for continuation of policy and contract dividends in aggregate in accordance with the 1997 dividend scales, if the experience underlying such scales continues, and to allow for appropriate adjustments in such scales, if such experience changes. Assets in the Closed Block remain as general account assets of Principal Life and are fully subject to the claims of creditors of Principal Life, like any general account assets. The Closed Block continues in existence as established and will not be affected by the demutualization. No additional policies will be added to the Closed Block as a result of the demutualization.

COMMISSION-FREE SALES PROGRAM

    In accordance with the plan of conversion, subject to any applicable requirements of federal or state securities laws, we must establish a commission-free sales program in the event there are policyholders entitled to receive compensation in the demutualization who receive 99 or fewer shares of our common stock. This circumstance would only occur if we adjust the total number of shares allocated to policyholders entitled to receive compensation in the demutualization so that the fixed component would consist of fewer than 100 shares of our common stock. This adjustment would only take place with the prior approval of the Insurance Commissioner of the State of Iowa, and would most likely occur in order to ensure that the filing range for the price of a share of our common stock is a range that we and the managing underwriters of this offering deem appropriate.

    If we have to establish this program, the plan of conversion requires that we begin the program no sooner than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the date of the closing of this offering, and continue the program for at least three months. We may extend the three-month period if we determine the extension to be appropriate and in the best interest of the policyholders entitled to receive compensation in the demutualization. Under this program, each policyholder entitled to receive compensation in the demutualization who receives 99 or fewer shares of our common stock would have the opportunity at any time during the three-month period to sell all, but not less than all, of those shares in one transaction at prevailing market prices without paying brokerage commissions or other similar expenses. We would also offer each stockholder entitled to participate in the commission-free sales program the opportunity to purchase shares of our common stock as necessary to increase its holdings to a 100 share round lot without paying brokerage commissions or other similar expenses. This stock purchase program would occur simultaneously and in conjunction with the commission-free sales program.

LIMITATIONS ON ACQUISITION AND DISPOSITION OF SECURITIES BY OFFICERS AND
DIRECTORS

    No officer, director or employee will receive stock or cash compensation at the time of the demutualization other than what he or she may receive as a policyholder entitled to receive compensation in the demutualization or as a plan participant of a policyholder entitled to receive compensation in the demutualization.

    Until six months after the completion of the demutualization, we may not award any stock options, stock grants or other stock-based grants to any of our executive officers or directors, our executive officers and directors and their families may not purchase shares of our common stock, and our executive officers and directors may not receive distributions of stock under our long-term performance plan. Until eighteen months after the completion of the demutualization, we may not issue any shares of our common stock to a participant under our excess plan (our non qualified retirement savings plan). No stock incentive awards to our executive officers and no awards to our directors may become exercisable or distributable earlier than eighteen months after the completion of the demutualization, except in cases of death or disability or, in limited circumstances, with the approval of the Insurance Commissioner of the State of Iowa. These restrictions apply not only to those who are "executive officers" within the meaning given that term in the Securities Exchange Act of 1934, but also to the officers of any of our affiliated companies or subsidiaries with a title of Second Vice President or a more senior title, whom we refer to in the plan of conversion as our "executive officers."

    These limitations do not prevent us from issuing common stock:

    - in connection with our employees savings plan, our agents savings plan, any employee stock ownership plan or other employee benefit plan established for the benefit of our employees and qualified under the Internal Revenue Code; or

    - to match contributions by employees to any such plan.

    Further, our stock incentive plan allows us to issue shares of common stock to our employees other than our executive officers and directors, as well as to our agents, but not before 30 days after the completion of the demutualization.

    We may issue shares of common stock, options or other stock-based incentives pursuant to our stock incentive plan, the long-term performance plan, the directors stock plan and the excess plan, although the maximum number of shares of common stock that may be issuable under all such plans, and any new plan awarding our common stock, during the five year period after the completion of the demutualization, is 6% of the number of shares outstanding immediately following the completion of the demutualization, unless the shareholders vote to increase such maximum number. The number of shares that may be awarded in the eighteen months following the completion of the demutualization is limited to 40% of such maximum. These limitations are not applicable to three plans: our employee stock purchase plan, pursuant to which we may issue up to 2% of the total number of shares outstanding immediately following the completion of the demutualization, our employees savings plan and our agents savings plan.

LIMITATIONS ON ACQUISITIONS OF OUR COMMON STOCK

    Iowa law prohibits for a period of 5 years following the date of distribution of consideration to the policyholders in exchange for their membership interests:

    - any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, from directly or indirectly acquiring or offering to acquire the beneficial ownership of more than 5% of any class of voting security of the reorganized company, and

    - any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires 5% or more of any class of voting security of the reorganized company prior to the conversion, from directly or indirectly acquiring or offering to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Insurance Commissioner of the State of Iowa and by the board of directors of the reorganized company.

    By virtue of these provisions, we may not be subject to an acquisition by another company during the 5 years following the distribution of consideration to policyholders entitled to receive compensation in the demutualization.

AMENDMENTS TO THE PLAN

    The board of directors of Principal Mutual Holding Company may amend the plan of conversion at any time before the date of the closing of this offering with the approval of the Insurance Commissioner of the State of Iowa. The board of directors of Principal Financial Group, Inc. may amend the plan of conversion after the date of the closing of this offering with the approval of the Insurance Commissioner of the State of Iowa.

POSSIBILITY OF APPEAL

    Under Iowa law, judicial review of a decision of the Insurance Commissioner of the State of Iowa may be sought by initiation of an action, within the limitation period provided under Iowa law, after the Insurance Commissioner of the State of Iowa issues her order approving the plan of conversion.

ERISA CONSIDERATIONS

    We and our subsidiaries provide a variety of fiduciary and other services to employee benefit plans that are also policyholders. The provision of such services may cause us to be a "party in interest" or "disqualified person," as such terms are defined in ERISA and the Internal Revenue Code, with respect to such plans. Unless an exemption is obtained from the Department of Labor, some transactions between parties in interest or disqualified persons and those plans are prohibited by ERISA and the Internal Revenue Code. We have applied to the Department of Labor for prohibited transaction exemptions under ERISA, which would, if granted, provide relief from the restrictions of ERISA and the Internal Revenue Code to permit policyholders entitled to receive compensation in the demutualization to receive common stock, cash or policy credits in accordance with the plan of conversion.

    We have requested that the Department of Labor grant a prohibited transaction exemption with respect to compensation under the plan of conversion to policyholders entitled to receive compensation in the demutualization as to which we are a "party in interest" or "disqualified person." Such exemption would be subject to various conditions, including the implementation of the plan of conversion in accordance with procedural and substantive safeguards that are imposed under the Iowa demutualization law and supervised by the Insurance Commissioner of the State of Iowa. Based upon discussions with the Department of Labor, we believe that the Department of Labor will issue an exemption prior to the date of the closing of this offering. However, we cannot guarantee that the Department of Labor will take such action. If the Department of Labor does not issue the requested exemption prior to the date of the closing of this offering, we may, with the approval of the Insurance Commissioner of the State of Iowa, either pay such consideration to policyholders entitled to receive compensation in the demutualization or delay such payment and place such consideration in an escrow or similar arrangement until such time as the Department of Labor issues the exemption. The escrow or arrangement will provide for payment of such consideration plus interest earned on such consideration not later than the third anniversary of the date of the closing of this offering.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION TO US

    We have received a private letter ruling from the Internal Revenue Service to the effect that, among other matters:

    - The conversion of Principal Mutual Holding Company from a mutual insurance holding company into a stock company will be treated as a "recapitalization" within the meaning of section 368(a)(1)(E) of the Internal Revenue Code;

    - The merger of Principal Mutual Holding Company into Principal Iowa Newco, Inc. will not be prevented from qualifying as a "reorganization" within the meaning of section 368(a)(1)(A) or section 368(a)(2)(D) of the Internal Revenue Code by reason of Principal Mutual Holding Company's status as a "mutual insurance holding company" until immediately prior to such merger; and

    - The affiliated federal income tax group of which Principal Mutual Holding Company is the common parent immediately before the consummation of the proposed transaction will remain in existence, with Principal Financial Group, Inc., a Delaware corporation and the issuer of our common stock, as the common parent.

    We have received opinions of our special tax counsel, Debevoise & Plimpton, dated May 24, 2001, substantially to the effect that, under the federal income tax law and facts as they existed on the date of the opinion:

    - Policies issued by Principal Life prior to the completion of the demutualization will not be deemed newly-issued policies for any material federal income tax purpose as a result of Principal Mutual Holding Company's conversion from a mutual insurance holding company into a stock company;

    - Policyholders receiving solely shares of our common stock and Qualified Plan Customers whose policies are credited with Separate Account Policy Credits should not recognize income, gain or loss for federal income tax purposes as a result of the consummation of our demutualization;

    - For policies that are tax sheltered annuities, individual retirement annuities, Roth IRAs or individual life insurance policies or annuity contracts issued to participants in qualified retirement plans, the completion of our demutualization, including the crediting of compensation in the form of policy credits, will not result in any transaction that will (1) be treated as a contribution or distribution that will result in penalties to the holder or that will be subject to withholding, (2) disqualify an individual retirement annuity policy or give rise to a prohibited transaction between the individual retirement annuity and the individual for whose benefit it is established, or his or her beneficiary, or (3) adversely affect the tax-favored status of these policies under the Internal Revenue Code or result in penalties or any other material adverse federal income tax consequences to the holders of these policies under the Internal Revenue Code;

    - For policies that are part of a tax-qualified pension or profit-sharing plan described in section 401(a) or section 403(a) of the Internal Revenue Code and that will be credited with compensation in the form of policy credits, the completion of our demutualization, including the crediting of compensation in the form of policy credits, will not result in any transaction that will disqualify the plan, give rise to a prohibited transaction between the plan and the individual for whose benefit it is established, or his or her beneficiary, or otherwise adversely affect the tax-favored status of the policies under the Internal Revenue Code or result in penalties or any other material adverse federal income tax consequences to the holders of these policies under the Internal Revenue Code; and

    - The summary of the principal federal income tax consequences to policyholders of their receipt of compensation under our plan of conversion, that is contained under the heading "U.S. Federal Income Tax Considerations" in the information booklet provided to policyholders, is, to the extent it describes matters of law or legal conclusions and subject to the limitations and assumptions described in it, an accurate summary of the material federal income tax consequences to policyholders of the consummation of our plan of conversion under the federal income tax law.

    In order for us to complete our demutualization, our special tax counsel must confirm that each of these opinions continues to be true under the facts and federal income tax law as they exist on the date of the closing of this offering.

    Based on the Internal Revenue Service rulings we have received and the opinions of our special tax counsel described above, we believe that the Principal Financial Group will not realize significant income, gain or loss for federal income tax purposes as a result of the consummation of the demutualization under the terms of the plan of conversion.

    The private letter rulings we have received from the Internal Revenue Service and the opinions of special tax counsel described above are based on the accuracy of representations and undertakings made by us.

                                USE OF PROCEEDS

    Our net proceeds from the offering will be approximately $1,987.1 million, or $2,286.0 million if the underwriters exercise in full their option to purchase additional shares of common stock in the offering, assuming an initial public offering price of $19.00 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. The following table summarizes the use of these net proceeds, assuming the underwriters do not exercise their option to purchase additional shares of common stock in the offering:

USE OF PROCEEDS:                                               ($ IN MILLIONS)
Cash contributed to Principal Life..........................      $1,737.1
Proceeds retained by Principal Financial Group, Inc. .......         250.0
                                                                  --------
         Total net proceeds.................................      $1,987.1
                                                                  ========

    The plan of conversion requires us to contribute all or a portion of the net proceeds to Principal Life to fund (1) policy credits and cash payments for policyholders for whom policy credits or cash are the required form of compensation; (2) the elections for cash and the elections or deemed elections for Account Value Policy Credits that are attributable to policyholders entitled to these forms of compensation; and (3) an amount equal to the fees and expenses of the demutualization paid by Principal Life. We may retain up to $250.0 million of any remaining proceeds. We will contribute any remaining proceeds in excess of this $250.0 million limit to Principal Life.

    In connection with the demutualization, Principal Life will require funds to satisfy the following needs. As of the date of this prospectus:

    - $36.1 million is estimated to be required for the cost of the nonrecurring expenses of Principal Life directly related to the demutualization;

    - $1,533.0 million is estimated to be used to make cash payments and fund Account Value Policy Credits to policyholders entitled to receive compensation in the demutualization; and

    - $168.0 million is estimated to be necessary to support compensation to policyholders eligible solely for cash or policy credits.

    In addition to the shares of our common stock distributed in this offering, for which we will receive cash proceeds, many policyholders entitled to receive compensation in the demutualization will receive shares of our common stock distributed in connection with the demutualization, as well as cash, Account Value Policy Credits or Separate Account Policy Credits, as compensation for extinguishment of their membership interests in Principal Mutual Holding Company. None of Principal Financial Group, Inc., Principal Financial Services, Inc. or Principal Life will receive any proceeds from the issuance of our common stock to policyholders entitled to receive compensation in the demutualization for the extinguishment of their membership interests in Principal Mutual Holding Company or to the separate account to be established for the Separate Account Policy Credits.

                          STOCKHOLDER DIVIDEND POLICY

    We currently intend to pay regular annual cash dividends on our common stock. We currently intend to declare an annual cash dividend of $0.25 per share on our common stock. We expect that our first annual cash dividend will be a proportion of that amount, based on the number of months remaining in the calendar year in which we become public. Although we intend to pay dividends, the declaration and payment of dividends is subject to the discretion of our board of directors. The declaration, payment and amount of dividends will be dependent upon our results of operations, financial condition, cash requirements, future prospects, regulatory and other restrictions on the payment of dividends by our subsidiaries to us and other factors deemed relevant by our board of directors. There can be no assurance that we will declare and pay any dividends.

    As a holding company, we will depend principally on dividends from Principal Life to satisfy our financial obligations, pay operating expenses and pay dividends to our stockholders.

    If Principal Life is unable to pay stockholder dividends in the future, our ability to pay dividends to our stockholders and meet our cash obligations will be limited. The payment of dividends by Principal Life is subject to the discretion of its board of directors. In addition, the Iowa insurance laws limit how and when Principal Life can pay stockholder dividends. Principal Life will be able to pay approximately $760.9 million in dividends in 2001 based on its 2000 statutory financial results without being subject to the restrictions on payment of extraordinary stockholder dividends, of which as of April 30, 2001, $510.9 million had been paid. See "Risk Factors -- Our ability to pay dividends and meet our obligations may be constrained by the limitation on dividends Iowa insurance laws impose on Principal Life", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", and Note 14 to our audited consolidated financial statements.

                                 CAPITALIZATION

    The following table provides, as of March 31, 2001, (1) our actual consolidated capitalization and (2) our pro forma capitalization after giving effect to:

    - the demutualization and the issuance of 260,473,684 shares of our common stock to policyholders entitled to receive compensation in the demutualization or to the separate account to be established for the Separate Account Policy Credits;

    - the sale of 109,526,316 shares of our common stock in this offering at an assumed initial public offering price of $19.00 per share; and

    - the application of the net proceeds from this offering as described under "Use of Proceeds," as if the demutualization and this offering had occurred as of March 31, 2001.

    We based the pro forma information on the assumptions we have made about the number of shares of common stock and the amount of cash and policy credits that will be distributed to policyholders entitled to receive compensation in the demutualization. We describe these assumptions in "Unaudited Pro Forma Condensed Consolidated Financial Information." You should read this table in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information appearing in this prospectus.

    The table below assumes that the underwriters' option to purchase additional shares of common stock in the offering is not exercised.

                                                                     AS OF
                                                                 MARCH 31, 2001
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                ($ IN MILLIONS)
Debt:
  Short-term debt...........................................  $  550.1   $  550.1
  Long-term debt............................................   1,294.1    1,294.1
                                                              --------   --------
         Total debt.........................................   1,844.2    1,844.2
Equity:
  Common stock, $0.01 par value; 2.5 billion shares
    authorized; 370.0 million shares issued and
    outstanding.............................................        --        3.7
  Additional paid-in capital................................        --    6,687.8
  Retained earnings.........................................   6,417.8         --
  Accumulated other comprehensive income (loss).............      23.0       23.0
                                                              --------   --------
         Total equity.......................................   6,440.8    6,714.5
                                                              --------   --------
             Total capitalization...........................  $8,285.0   $8,558.7
                                                              ========   ========

Book value per common share.................................             $  18.15
                                                                         ========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table provides summary historical consolidated financial information of Principal Mutual Holding Company, the predecessor to Principal Financial Group, Inc. prior to the demutualization, and will be applicable to Principal Financial Group, Inc. following the demutualization. The consolidated financial information for each of the years ended December 31, 2000, 1999 and 1998 and as of December 31, 2000 and 1999 has been derived from our audited consolidated financial statements and notes to the financial statements included in this prospectus. The consolidated financial information for the years ended December 31, 1997 and 1996 and as of December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated financial information for the three months ended March 31, 2001 and 2000 and as of March 31, 2001 has been derived from our unaudited interim consolidated financial statements included in this prospectus. The summary consolidated financial information as of March 31, 2000 has been derived from our unaudited interim consolidated financial statements not included in this prospectus. All unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. The following summary consolidated financial information, other than the Principal Life statutory data, has been prepared in accordance with GAAP.

    The following is a summary and, in order to fully understand our consolidated financial information, you should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the financial statements included in this prospectus. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                                          FOR THE THREE
                                          MONTHS ENDED
                                            MARCH 31,                      FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                       2001(2)     2000(2)     2000(2)     1999(2)     1998(2)     1997(2)     1996(2)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                       ($ IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues:
  Premiums and other
    considerations..................  $ 1,064.2   $ 1,014.4   $ 3,996.4   $ 3,937.6   $ 3,818.4   $ 4,667.8   $ 5,120.9
  Fees and other revenues...........      413.0       396.4     1,576.3     1,287.3       978.8       881.9       722.4
  Net investment income.............      839.7       789.5     3,172.3     3,072.0     2,933.9     2,936.6     2,894.0
  Net realized capital gains
    (losses)........................      (80.9)       70.3       139.9       404.5       465.8       175.3       387.8
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total revenues.............    2,236.0     2,270.6     8,884.9     8,701.4     8,196.9     8,661.6     9,125.1

Expenses:
  Benefits, claims and settlement
    expenses........................    1,391.9     1,319.6     5,232.3     5,260.9     5,089.0     5,632.5     6,086.5
  Dividends to policyholders........       81.0        75.4       312.7       304.6       298.7       299.3       298.5
  Operating expenses................      622.7       593.2     2,479.4     2,070.3     2,074.0     2,035.5     1,909.8
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total expenses.............    2,095.6     1,988.2     8,024.4     7,635.8     7,461.7     7,967.3     8,294.8
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes and
  cumulative effect of accounting
  change............................      140.4       282.4       860.5     1,065.6       735.2       694.3       830.3
Income taxes........................       24.4        89.3       240.3       323.5        42.2       240.8       304.3
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before cumulative effect of
  accounting change.................      116.0       193.1       620.2       742.1       693.0       453.5       526.0
Cumulative effect of accounting
  change, net of related income
  taxes.............................      (10.7)         --          --          --          --          --          --
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Net income.................  $   105.3   $   193.1   $   620.2   $   742.1   $   693.0   $   453.5   $   526.0
                                      =========   =========   =========   =========   =========   =========   =========

                                            AS OF OR
                                          FOR THE THREE
                                          MONTHS ENDED                       AS OF OR FOR THE YEAR ENDED
                                            MARCH 31,                               DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                       2001(2)     2000(2)     2000(2)     1999(2)     1998(2)     1997(2)     1996(2)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                       ($ IN MILLIONS)
BALANCE SHEET DATA:(1)
Invested assets.....................  $44,002.6   $41,771.1   $42,090.6   $41,343.2   $40,686.7   $39,572.2   $38,658.3
Separate account assets.............   31,638.8    36,369.6    34,916.2    34,992.3    29,009.3    23,560.1    17,166.3
All other assets....................    6,771.0     6,662.1     7,250.2     7,496.7     4,247.3     3,921.4     3,317.7
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total assets...............  $82,412.4   $84,802.8   $84,257.0   $83,832.2   $73,943.3   $67,053.7   $59,142.3
                                      =========   =========   =========   =========   =========   =========   =========

Policyholder liabilities............  $38,763.7   $37,652.2   $38,095.7   $37,687.9   $35,781.7   $35,224.6   $34,725.3
Separate account liabilities........   31,638.8    36,369.6    34,916.2    34,992.3    29,009.3    23,560.1    17,166.3
Short-term debt.....................      550.1       766.2       459.5       547.3       290.9       313.7       198.5
Long-term debt......................    1,294.1     1,519.6     1,336.5     1,492.9       670.9       458.9       399.1
All other liabilities...............    3,724.9     2,795.0     3,196.6     3,558.9     2,523.3     2,212.2     1,998.6
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total liabilities..........  $75,971.6   $79,102.6   $78,004.5   $78,279.3   $68,276.1   $61,769.5   $54,487.8
                                      =========   =========   =========   =========   =========   =========   =========

Retained earnings...................  $ 6,417.8   $ 5,885.4   $ 6,312.5   $ 5,692.3   $ 4,950.2   $ 4,257.2   $ 3,803.7
Net unrealized gains (losses) on
  available-for-sale securities.....      319.9       (87.0)      129.9       (79.1)      745.9     1,037.5       859.7
Net foreign currency translation
  adjustment........................     (296.9)      (98.2)     (189.9)      (60.3)      (28.9)      (10.5)       (8.9)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total equity...............  $ 6,440.8   $ 5,700.2   $ 6,252.5   $ 5,552.9   $ 5,667.2   $ 5,284.2   $ 4,654.5
                                      =========   =========   =========   =========   =========   =========   =========
PRINCIPAL LIFE STATUTORY DATA:(3)
Premiums and deposits(4)............  $ 1,264.7   $ 4,349.2   $15,653.3   $15,709.8   $14,120.3   $12,710.9   $12,156.2
Net income..........................      131.7       222.4       912.6       713.7       511.4       432.2       415.0

Statutory capital and surplus.......  $ 3,058.9   $ 3,266.5   $ 3,356.4   $ 3,151.9   $ 3,031.5   $ 2,811.1   $ 2,503.5
Asset valuation reserve.............      887.6       968.4       919.8       953.8       966.9     1,087.9     1,005.0
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Statutory capital and
           surplus and asset
           valuation reserve........  $ 3,946.5   $ 4,234.9   $ 4,276.2   $ 4,105.7   $ 3,998.4   $ 3,899.0   $ 3,508.5
                                      =========   =========   =========   =========   =========   =========   =========
OTHER SUPPLEMENTAL DATA:
Net income..........................  $   105.3   $   193.1   $   620.2   $   742.1   $   693.0   $   453.5   $   526.0
Less:
Net realized capital gains (losses),
  as adjusted(5)....................      (47.9)       49.8        93.1       266.9       320.7       111.4       261.0
Non-recurring items(6)..............      (20.5)         --      (101.0)         --       104.8          --          --
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Operating earnings.........  $   173.7   $   143.3   $   628.1   $   475.2   $   267.5   $   342.1   $   265.0
                                      =========   =========   =========   =========   =========   =========   =========
Operating return on average equity
  (7)...............................      10.7%        8.8%       10.5%        8.9%        5.8%        8.5%        7.5%

Total return on average equity(8)...       8.7%       11.7%       10.3%       13.9%       15.1%       11.3%       14.9%

Operating earnings before
  amortization of goodwill and other
  intangibles.......................  $   186.6   $   153.1   $   670.8   $   492.0   $   304.0   $   352.0   $   273.7

Assets under management (in
  billions).........................  $   113.0   $   117.7   $   117.5   $   116.6   $    80.4   $    72.1   $    63.0

Number of employees (actual)........     17,363      16,668      17,473      17,129      15,970      17,637      17,010

    We evaluate segment performance by segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Segment operating earnings is determined by adjusting GAAP net income for net realized capital gains and losses, as adjusted, and non-recurring items that we believe are not indicative of overall operating trends. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, recurring operations of our businesses. However, segment operating earnings are not a substitute for net income determined in accordance with GAAP.

    The following table provides selected segment information as of or for the three months ended March 31, 2001 and 2000 and as of or for each of the years ended December 31, 2000, 1999 and 1998. The segment information is reported on a consolidated basis.

                                                 AS OF OR FOR THE THREE MONTHS ENDED            AS OF OR FOR THE YEAR ENDED
                                                              MARCH 31,                                 DECEMBER 31,
                                           -----------------------------------------------   ----------------------------------
                                                  2001(2)                  2000(2)                  2000(2)            1999(2)
                                           ----------------------   ----------------------   ----------------------   ---------
                                            AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT
                                           ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                                             ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues:
 U.S. Asset Management and
   Accumulation(9).......................  $ 1,015.7       46%      $   868.3       38%      $ 3,533.9       40%      $ 3,472.6
 International Asset Management and
   Accumulation..........................      144.4        6           157.4        7           630.7        7           379.6
 Life and Health Insurance...............    1,002.4       45         1,047.4       46         4,122.6       46         3,985.5
 Mortgage Banking........................      119.6        5            97.7        5           359.8        4           398.3
 Corporate and Other(9)(10)..............       35.0        2            29.0        1            97.1        1            61.9
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total operating revenues..........  $ 2,317.1      104%      $ 2,199.8       97%      $ 8,744.1       98%      $ 8,297.9

 Net realized capital gains (losses),
   including recognition of front-end fee
   revenues(5)...........................      (81.1)      (4)           70.8        3           140.8        2           403.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total consolidated revenues.......  $ 2,236.0      100%      $ 2,270.6      100%      $ 8,884.9      100%      $ 8,701.4
                                           =========      ===       =========      ===       =========      ===       =========
Operating earnings (loss):
 U.S. Asset Management and
   Accumulation..........................  $    88.8       51%      $    88.7       62%      $   356.6       57%      $   356.6
 International Asset Management and
   Accumulation..........................       (5.3)      (3)           (4.5)      (3)           (8.5)      (1)          (38.4)
 Life and Health Insurance...............       42.5       24            36.6       25           162.3       26            90.7
 Mortgage Banking........................       23.9       14            18.0       13            50.0        8            56.8
 Corporate and Other.....................       23.8       14             4.5        3            67.7       10             9.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total operating earnings..........  $   173.7      100%      $   143.3      100%      $   628.1      100%      $   475.2
                                           =========      ===       =========      ===       =========      ===       =========
INCOME STATEMENT DATA:
Net income (loss):
 U.S. Asset Management and
   Accumulation..........................  $    70.6       67%      $    69.9       36%      $   320.7       52%      $   321.2
 International Asset Management and
   Accumulation..........................      (25.6)     (24)            0.2       --            (7.1)      (1)          (30.7)
 Life and Health Insurance...............       42.0       40            91.4       48           209.6       34           100.8
 Mortgage Banking........................       23.9       22            18.0        9            50.0        8            56.8
 Corporate and Other.....................       (5.6)      (5)           13.6        7            47.0        7           294.0
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total net income..................  $   105.3      100%      $   193.1      100%      $   620.2      100%      $   742.1
                                           =========      ===       =========      ===       =========      ===       =========
BALANCE SHEET DATA:
Total assets:
 U.S. Asset Management and
   Accumulation..........................  $64,144.6       78%      $66,312.3       78%      $65,795.9       78%      $65,096.4
 International Asset Management and
   Accumulation..........................    4,928.1        6         5,550.8        7         5,525.9        7         5,926.8
 Life and Health Insurance...............   10,406.6       13        10,080.9       12        10,421.1       12         9,949.8
 Mortgage Banking........................    1,915.2        2         1,793.9        2         1,556.3        2         1,737.7
 Corporate and Other(11).................    1,017.9        1         1,064.9        1           957.8        1         1,121.5
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total assets......................  $82,412.4      100%      $84,802.8      100%      $84,257.0      100%      $83,832.2
                                           =========      ===       =========      ===       =========      ===       =========

                                               AS OF OR FOR THE YEAR ENDED
                                                      DECEMBER 31,
                                           -----------------------------------
                                            1999(2)            1998(2)
                                           ----------   ----------------------
                                           % OF TOTAL    AMOUNT     % OF TOTAL
                                           ----------   ---------   ----------
                                                     ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues:
 U.S. Asset Management and
   Accumulation(9).......................      40%      $ 2,933.1       36%
 International Asset Management and
   Accumulation..........................       4           223.1        3
 Life and Health Insurance...............      46         3,893.1       47
 Mortgage Banking........................       4           340.6        4
 Corporate and Other(9)(10)..............       1           342.5        4
                                              ---       ---------      ---
       Total operating revenues..........      95%      $ 7,732.4       94%
 Net realized capital gains (losses),
   including recognition of front-end fee
   revenues(5)...........................       5           464.5        6
                                              ---       ---------      ---
       Total consolidated revenues.......     100%      $ 8,196.9      100%
                                              ===       =========      ===
Operating earnings (loss):
 U.S. Asset Management and
   Accumulation..........................      75%      $   238.4       89%
 International Asset Management and
   Accumulation..........................      (8)          (35.4)     (13)
 Life and Health Insurance...............      19            50.0       19
 Mortgage Banking........................      12            58.8       22
 Corporate and Other.....................       2           (44.3)     (17)
                                              ---       ---------      ---
       Total operating earnings..........     100%      $   267.5      100%
                                              ===       =========      ===
INCOME STATEMENT DATA:
Net income (loss):
 U.S. Asset Management and
   Accumulation..........................      43%      $   277.0       40%
 International Asset Management and
   Accumulation..........................      (4)          (10.1)      (1)
 Life and Health Insurance...............      13           112.0       16
 Mortgage Banking........................       8            58.8        8
 Corporate and Other.....................      40           255.3       37
                                              ---       ---------      ---
       Total net income..................     100%      $   693.0      100%
                                              ===       =========      ===
BALANCE SHEET DATA:
Total assets:
 U.S. Asset Management and
   Accumulation..........................      78%      $58,701.5       80%
 International Asset Management and
   Accumulation..........................       7         1,239.4        2
 Life and Health Insurance...............      12         9,116.1       12
 Mortgage Banking........................       2         1,810.4        2
 Corporate and Other(11).................       1         3,075.9        4
                                              ---       ---------      ---
       Total assets......................     100%      $73,943.3      100%
                                              ===       =========      ===

                                                           AS OF MARCH 31,                           AS OF DECEMBER 31,
                                           -----------------------------------------------   ----------------------------------
                                                  2001(2)                  2000(2)                  2000(2)            1999(2)
                                           ----------------------   ----------------------   ----------------------   ---------
                                            AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT     % OF TOTAL    AMOUNT
                                           ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                                             ($ IN BILLIONS)
OTHER SUPPLEMENTAL DATA:
Assets Under Management: ($ in billions)
 U.S. Asset Management and
   Accumulation..........................  $    76.6       69%      $    75.0       64%      $    78.1       67%      $    75.6
 International Asset Management and
   Accumulation..........................       25.1       22            29.8       25            28.4       24            30.6
 Life and Health Insurance...............        9.4        8             9.1        8             9.3        8             8.7
 Mortgage Banking(12)....................        0.4       --             1.8        1             0.2       --             0.5
 Corporate and Other.....................        1.5        1             2.0        2             1.5        1             1.2
                                           ---------      ---       ---------      ---       ---------      ---       ---------
       Total assets under management.....  $   113.0      100%      $   117.7      100%      $   117.5      100%      $   116.6
                                           =========      ===       =========      ===       =========      ===       =========

                                                   AS OF DECEMBER 31,
                                           -----------------------------------
                                            1999(2)            1998(2)
                                           ----------   ----------------------
                                           % OF TOTAL    AMOUNT     % OF TOTAL
                                           ----------   ---------   ----------
                                                     ($ IN BILLIONS)
OTHER SUPPLEMENTAL DATA:
Assets Under Management: ($ in billions)
 U.S. Asset Management and
   Accumulation..........................      65%      $    67.2       84%
 International Asset Management and
   Accumulation..........................      26             1.2        1
 Life and Health Insurance...............       8             8.2       10
 Mortgage Banking(12)....................      --             0.7        1
 Corporate and Other.....................       1             3.1        4
                                              ---       ---------      ---
       Total assets under management.....     100%      $    80.4      100%
                                              ===       =========      ===

---------------

 (1) Periods prior to December 31, 2000 have been reclassified to conform to the presentation for that period.

 (2) Our consolidated financial results were affected by the following transactions that affect year-to-year comparability:

     - On February 15, 2001, we disposed of all of the stock of Principal International Espana, S.A. de Seguros de Vida, our subsidiary in Spain, for nominal proceeds, resulting in a net realized capital loss of $38.4 million, ceasing our business operations in Spain. Total assets of our operations in Spain as of December 31, 2000 were $222.7 million. Revenues of $24.1 million from our operations in Spain were included in our consolidated results of operations for the three months ended March 31, 2000, and revenues of $49.4 million, $51.7 million and $46.0 million were included in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. We included net income of $3.3 million from our operations in Spain for the three months ended March 31, 2000, and a net loss of $1.2 million and net income of $0.9 million and $2.8 million in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. Our consolidated results of operations for the three months ended March 31, 2001 did not include revenues or net income from our operations in Spain.

     - On August 31, 1999, we acquired several companies affiliated with Bankers Trust Australia Group from Deutsche Bank AG at a purchase price of $1.4 billion. The acquired companies now operate under the name BT Financial Group. We accounted for the acquisition using the purchase method. We included the results of operations of the acquired companies in our International Asset Management and Accumulation segment and our consolidated financial statements from the date of acquisition. Revenues of $63.5 million and net loss of $5.6 million were included in our consolidated results of operations for the three months ended March 31, 2001. Revenues of $72.7 million and net income of $0.5 million were included in our consolidated results of operations for the three months ended March 31, 2000. Revenues of $285.5 million and net income of $6.5 million were included in our consolidated results of operations for the year ended December 31, 2000. Revenues of $116.5 million and net loss of $3.1 million were included in our consolidated results of operations for the year ended December 31, 1999. We accounted for the purchase price as follows: $897.4 million of identifiable intangibles, consisting primarily of management rights and the BT brand name, $38.5 million of workforce intangibles and $408.6 million of resulting goodwill, which are being amortized on a straight line basis over 40 years, 8 years and 25 years, respectively.

     - We acquired Compania de Seguros de Vida El Roble S.A., or El Roble, a Chilean life insurance company, for a purchase price of $73.4 million in July 1998. We included El Roble's financial results in our International Asset Management and Accumulation segment. We combined the operations of our existing Chilean life insurance affiliate with the operations of El Roble to form Principal International de Chile. Our consolidated financial results related to these companies' combined operations include: total revenues of $47.0 million and $48.4 million for the three months ended March 31, 2001 and 2000, respectively, and $200.2 million, $178.1 million and $155.2 million for the years ended December 31, 2000, 1999 and 1998, respectively; and net income of $2.4 million and $2.3 million for the three months ended March 31, 2001 and 2000, respectively, and $10.2 million, $0.5 million and $17.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     - In July 1998, we established our residential mortgage loan wholesale distribution system, a new distribution channel, by acquiring ReliaStar Mortgage Corporation for a purchase price of $18.6 million. We have integrated the operations of ReliaStar Mortgage Corporation into Principal Residential Mortgage, Inc., as part of our Mortgage Banking segment.

     - Effective April 1, 1998, we transferred substantially all of our health maintenance organization operations, or HMO operations, to Coventry Health Care, Inc., or Coventry, in exchange for 42% of their common stock. Our net equity in the transferred HMO operations had a carrying value of $170.0 million on April 1, 1998. We sold our remaining HMO operations in 1998 for $20.5 million resulting in no realized capital gain or loss. Prior to the transfer to Coventry, our Corporate and Other segment included $266.7 million of HMO revenues in our results for 1998. We report our investment in Coventry in our Corporate and Other segment and account for it using the equity method. Our share of Coventry's net income was $4.9 million and $6.0 million for the three months ended March 31, 2001 and 2000, respectively, and $20.0 million and $19.1 million for the years ended December 31, 2000 and 1999, respectively. Our share of Coventry's net loss was $9.8 million for the year ended December 31, 1998. In September 2000, we sold a portion of our Coventry stock, which reduced our ownership interest to approximately 25% of Coventry stock and resulted in a net realized capital gain of $13.9 million, net of tax. Our carrying amount in Coventry was $128.9 million as of March 31, 2001.

  (3) Statutory data have been provided from quarterly and annual statements of Principal Life filed with insurance regulatory authorities. Certain financial information for periods beginning on or after January 1, 2001 are not comparable to information from earlier periods. Statutory data as of or for the three months ended March 31, 2001 were prepared in conformity with the NAIC Codification of Statutory Accounting Principles ("Codification"), adopted as prescribed and permitted by the Insurance Division, Department of Commerce of the State of Iowa, effective January 1, 2001. As allowed by Codification, prior period information was not restated. Statutory data as of or for the three months ended March 31, 2000 and as of or for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were prepared in conformity with accounting practices prescribed or permitted on the dates thereof by the Insurance Division, Department of Commerce of the State of Iowa.

  (4) Codification, as adopted by Principal Life on January 1, 2001, has significantly impacted the reporting of Principal Life's statutory premiums and deposits for the three months ended March 31, 2001. Under Codification, amounts received for deposit-type contracts are no longer reported in the statement of operations as revenue, but rather are reported directly as an increase in an appropriate policy reserve account, a treatment that is similar to that under U.S. GAAP. This has the effect of decreasing reported total revenues and total expenses of Principal Life, with no effect to statutory net income or statutory surplus. Premiums and deposits for the three months ended March 31, 2000 and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 included amounts received for deposit-type contracts of $3,190.0 million, $11,273.2 million, $11,571.5 million, $10,312.6 million, $8,694.9 million and $7,493.9 million, respectively.

  (5) Net realized capital gains (losses), as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services and net realized capital gains credited to customers. This presentation may not be comparable to presentations made by other companies. Deferred policy acquisition costs represent commissions and other selling expenses that vary with and are directly related to the production of business. These acquisition costs are deferred and amortized in conformity with GAAP.

    Following is a reconciliation of net realized capital gains from the consolidated financial statements and the adjustment made to calculate segment operating earnings for the periods indicated:

                                                 FOR THE THREE
                                                 MONTHS ENDED
                                                   MARCH 31,             FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------   ---------------------------------------------
                                                 2001     2000     2000     1999      1998      1997     1996
                                                ------   ------   ------   -------   -------   ------   -------
                                                                        ($ IN MILLIONS)
      Net realized capital gains (losses).....  $(80.9)  $ 70.3   $139.9   $ 404.5   $ 465.8   $175.3   $ 387.8
      Recognition of front-end fee revenues...    (0.2)     0.5      0.9      (1.0)     (1.3)    (0.9)       --
                                                ------   ------   ------   -------   -------   ------   -------
         Net realized capital gains (losses),
           including recognition of front-end
           fee revenues.......................   (81.1)    70.8    140.8     403.5     464.5    174.4     387.8
      Amortization of deferred policy
         acquisition costs related to net
         realized capital gains (losses)......     1.0      0.2     (0.3)      4.4       5.7     (1.7)       --
      Amounts credited to contractholder
         accounts.............................      --       --       --        --     (26.3)      --        --
      Non-recurring net realized capital
         gains (losses).......................      --       --       --        --      (1.7)      --        --
                                                ------   ------   ------   -------   -------   ------   -------
         Net realized capital gains (losses),
           including recognition of front-end
           fee revenues, net of related
           amortization of deferred policy
           acquisition costs and amounts
           credited to contractholders........   (80.1)    71.0    140.5     407.9     442.2    172.7     387.8
      Income tax effect.......................    32.2    (21.2)   (47.4)   (141.0)   (121.5)   (61.3)   (126.8)
                                                ------   ------   ------   -------   -------   ------   -------
         Net realized capital gains (losses),
           as adjusted........................  $(47.9)  $ 49.8   $ 93.1   $ 266.9   $ 320.7   $111.4   $ 261.0
                                                ======   ======   ======   =======   =======   ======   =======

  (6) For the three months ended March 31, 2001, we excluded $20.5 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included the negative effects of (a) a cumulative effect of accounting change related to our implementation of SFAS 133 ($10.7 million), as discussed in Note 2 to Principal Mutual Holding Company's unaudited consolidated financial statements; (b) a loss contingency reserve established for sales practices litigation ($5.9 million); and (c) expenses related to our demutualization ($3.9 million).

      For the three months ended March 31, 2000, we did not exclude non-recurring items from net income for our presentation of operating earnings.

      For the year ended December 31, 2000, we excluded $101.0 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included the negative effects of (a) a loss contingency reserve established for sales practices litigation ($93.8 million) and (b) expenses related to our demutualization ($7.2 million).

      For the year ended December 31, 1998, we excluded $104.8 million of non-recurring items, net of tax, from net income for our presentation of operating earnings. The non-recurring items included:

     - the positive effects of (a) Principal Life's release of tax reserves and related accrued interest ($164.4 million) and (b) accounting changes by our international operations ($13.3 million); and

     - the negative effects of (a) expenses and adjustments for changes in amortization assumptions for deferred policy acquisition costs related to our corporate structure change to a mutual insurance holding company, ($27.4 million) and (b) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

 (7) We define operating return on average equity as operating earnings divided by average total equity, excluding accumulated other comprehensive income. The returns for interim reporting periods are calculated by using operating earnings for the trailing twelve months. Accumulated other comprehensive income has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on average equity should not be considered a substitute for any GAAP measure of performance.

 (8) We define total return on average equity as net income divided by average total equity, excluding accumulated other comprehensive income. The returns for interim reporting periods are calculated by using net income for the trailing twelve months. Accumulated other comprehensive income has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers.

 (9) We transferred our U.S. investment management operations from our Corporate and Other segment to our U.S. Asset Management and Accumulation segment effective January 1, 1999. The U.S. Asset Management and Accumulation segment received fee revenues for performing investment management services for other segments in 2001, 2000 and 1999. The Corporate and Other segment received fee revenues for performing investment management services for other segments prior to 1999.

(10) Includes inter-segment eliminations primarily related to real estate joint venture rental income. The Corporate and Other segment reported rental income from real estate joint ventures for office space used by other segments.

(11) Includes inter-segment elimination amounts related to internally generated mortgage loans and an internal line of credit. The U.S. Asset Management and Accumulation segment and Life and Health Insurance segment reported mortgage loan assets issued for real estate joint ventures. These mortgage loans were reported as liabilities in the Corporate and Other segment. In addition, the Corporate and Other segment managed a revolving line of credit used by other segments.

(12) Excludes our mortgage loan servicing portfolio.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The unaudited pro forma condensed consolidated financial information presented below for Principal Financial Group, Inc. gives effect to:

    - the demutualization;

    - the sale of shares of common stock in this offering; and

    - the application of the estimated net proceeds from this offering as described in "Use of Proceeds," as if the demutualization and the initial public offering had occurred as of March 31, 2001 for purposes of the unaudited pro forma condensed consolidated statement of financial position, and as of January 1, 2000 for purposes of the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2001 and the year ended December 31, 2000.

    The principal assumptions used in the pro forma information are as follows:

    - 109,526,316 shares of common stock are sold to investors in the offering at a price of $19.00 per share;

    - 260,473,684 shares of common stock are allocated and issued to policyholders entitled to receive compensation in the demutualization, of which 50,000,000 shares are allocated and issued as part of the Separate Account Policy Credits;

    - 89,526,316 shares of common stock are allocated but not issued to policyholders entitled to receive compensation in the demutualization who receive payments in the form of cash or policy credits at an assumed initial public offering price of $19.00 per share, rather than in shares of common stock; and

    - a federal income tax rate of 35% is used to show the income tax effects of the pro forma adjustments.

    The estimated initial public offering prices per share are used for illustrative purposes only and are not intended to predict the actual initial public offering price. The initial public offering price will depend on many factors and cannot be known at this time.

    The pro forma information reflects gross proceeds of $2,081.0 million from the issuance of the shares, less an assumed underwriting discount and offering expenses aggregating $93.9 million, or net proceeds from the offering of $1,987.1 million. Of the estimated net proceeds, we have assumed that Principal Financial Group, Inc. was entitled to and did retain $250.0 million to be used for general corporate purposes and for payment of a dividend, if any, to our stockholders in the first year after the date of the closing of this offering, and the remaining $1,737.1 million will be contributed to Principal Life. For purposes of the pro forma statement of financial position, we have estimated that $19.0 million pre-tax will be required for the cost of additional nonrecurring expenses related to the demutualization, $1,533.0 million will be used to make elective cash payments and fund Account Value Policy Credits to policyholders entitled to receive these forms of compensation in the demutualization and $168.0 million will be used to support compensation to policyholders eligible solely for cash or policy credits.

    The pro forma information is based on available information and on assumptions management believes are reasonable. The pro forma information is provided for informational purposes only. This information does not necessarily indicate our consolidated financial position or our consolidated results of operations had these transactions been consummated on the dates assumed. It also does not in any way represent a projection or forecast of our consolidated financial position or consolidated results of operations for any future date or period.

    The pro forma information should be read in conjunction with our consolidated financial statements and the notes to the financial statements, included in this prospectus, and with the other information included in this prospectus, including the information provided under "The Demutualization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                          AS OF MARCH 31, 2001
                                                      ------------------------------------------------------------
                                                                         THE            THE INITIAL
                                                      HISTORICAL   DEMUTUALIZATION    PUBLIC OFFERING    PRO FORMA
                                                      ----------   ---------------    ---------------    ---------
                                                                            ($ IN MILLIONS)
ASSETS
Invested assets:
  Fixed maturities, available-for-sale..............  $29,110.8       $      --          $     --        $29,110.8
  Equity securities, available-for-sale.............      618.6              --                --            618.6
  Mortgage loans....................................   11,378.6              --                --         11,378.6
  Real estate.......................................    1,186.1              --                --          1,186.1
  Policy loans......................................      819.3              --                --            819.3
  Other investments.................................      889.2              --                --            889.2
                                                      ---------       ---------          --------        ---------
         Total invested assets......................   44,002.6                                           44,002.6

Cash and cash equivalents...........................      525.6        (1,533.0)(1)       1,987.1(2)         967.3
                                                                          (12.4)(5)
Accrued investment income...........................      516.7                                              516.7
Premiums due and other receivables..................      335.2              --                --            335.2
Deferred policy acquisition costs...................    1,268.9              --                --          1,268.9
Property and equipment..............................      500.9              --                --            500.9
Goodwill and other intangibles......................    1,225.5              --                --          1,225.5
Mortgage loan servicing rights......................    1,164.0              --                --          1,164.0
Separate account assets.............................   31,638.8           950.0(7)             --         32,588.8
Other assets........................................    1,234.2              --                --          1,234.2
                                                      ---------       ---------          --------        ---------
         Total assets...............................  $82,412.4       $  (595.4)         $1,987.1        $83,804.1
                                                      =========       =========          ========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Contractholder funds..............................  $24,919.0       $      --          $     --        $24,919.0
  Future policy benefits and claims.................   13,252.5           168.0(1)             --         13,420.5
  Other policyholder funds..........................      592.2              --                --            592.2
  Short-term debt...................................      550.1              --                --            550.1
  Long-term debt....................................    1,294.1              --                --          1,294.1
  Income taxes currently payable....................      149.3              --                --            149.3
  Deferred income taxes.............................      587.3              --                --            587.3
  Separate account liabilities......................   31,638.8           950.0(7)                        32,588.8
  Other liabilities.................................    2,988.3              --                --          2,988.3
                                                      ---------       ---------          --------        ---------
         Total liabilities..........................   75,971.6         1,118.0                --         77,089.6
Stockholders' equity:
  Common stock, $0.01 par value; 2.5 billion shares
    authorized; 370.0 million shares issued and
    outstanding(6)..................................         --             2.6(3)            1.1(2)           3.7
  Additional paid-in capital........................         --         4,701.8(3)        1,986.0(2)       6,687.8
  Retained earnings.................................    6,417.8        (1,701.0)(1)            --               --
                                                                       (4,704.4)(3)
                                                                          (12.4)(5)
Accumulated other comprehensive income..............       23.0              --                --             23.0
                                                      ---------       ---------          --------        ---------
    Total stockholders' equity......................    6,440.8        (1,713.4)          1,987.1          6,714.5
                                                      ---------       ---------          --------        ---------
    Total liabilities and stockholders' equity......  $82,412.4       $  (595.4)         $1,987.1        $83,804.1
                                                      =========       =========          ========        =========

 See notes to unaudited pro forma condensed consolidated financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                                           ----------------------------------------------------------
                                                                              THE           THE INITIAL
                                                           HISTORICAL   DEMUTUALIZATION   PUBLIC OFFERING   PRO FORMA
                                                           ----------   ---------------   ---------------   ---------
                                                              ($ AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Premiums and other considerations......................   $1,064.2         $  --            $   --        $1,064.2
  Fees and other revenues................................      413.0            --                --           413.0
  Net investment income..................................      839.7            --                --           839.7
  Net realized capital losses............................      (80.9)           --                --           (80.9)
                                                            --------         -----            ------        --------
         Total revenues..................................    2,236.0            --                --         2,236.0

Expenses:
  Benefits, claims and settlement expenses...............    1,391.9            --                --         1,391.9
  Dividends to policyholders.............................       81.0            --                --            81.0
  Operating expenses.....................................      622.7          (6.0)(4)            --           616.7
                                                            --------         -----            ------        --------
         Total expenses..................................    2,095.6          (6.0)               --         2,089.6
                                                            --------         -----            ------        --------
Income before income taxes and cumulative effect of
  accounting change......................................      140.4           6.0                --           146.4
Income taxes.............................................       24.4           2.1                --            26.5
                                                            --------         -----            ------        --------
Income before cumulative effect of accounting change.....      116.0           3.9                --           119.9
Cumulative effect of accounting change, net of related
  income taxes...........................................      (10.7)           --                --           (10.7)
                                                            --------         -----            ------        --------
    Net income...........................................   $  105.3         $ 3.9            $   --        $  109.2
                                                            ========         =====            ======        ========
Income per share.........................................                                                   $   0.30
                                                                                                            ========
Shares used in calculating per share amount(6)...........                                                      370.0
                                                                                                            ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2000
                                                       ----------------------------------------------------------
                                                                          THE           THE INITIAL
                                                       HISTORICAL   DEMUTUALIZATION   PUBLIC OFFERING   PRO FORMA
                                                       ----------   ---------------   ---------------   ---------
                                                          ($ AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Premiums and other considerations..................   $3,996.4        $   --            $   --        $3,996.4
  Fees and other revenues............................    1,576.3            --                --         1,576.3
  Net investment income..............................    3,172.3            --                --         3,172.3
  Net realized capital gains.........................      139.9            --                --           139.9
                                                        --------        ------            ------        --------
         Total revenues..............................    8,884.9            --                --         8,884.9

Expenses:
  Benefits, claims and settlement expenses...........    5,232.3            --                --         5,232.3
  Dividends to policyholders.........................      312.7            --                --           312.7
  Operating expenses.................................    2,479.4         (11.1)(4)            --         2,468.3
                                                        --------        ------            ------        --------
         Total expenses..............................    8,024.4         (11.1)               --         8,013.3
                                                        --------        ------            ------        --------
Income before income taxes...........................      860.5          11.1                --           871.6
Income taxes.........................................      240.3           3.9                --           244.2
                                                        --------        ------            ------        --------
    Net income.......................................   $  620.2        $  7.2            $   --        $  627.4
                                                        ========        ======            ======        ========
Income per share.....................................                                                   $   1.70
                                                                                                        ========
Shares used in calculating per share amount(6).......                                                      370.0
                                                                                                        ========

 See notes to unaudited pro forma condensed consolidated financial information.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1) Represents ($ in millions):


    Cash and Account Value Policy Credits assumed to be
      distributed to eligible policyholders.....................  $1,533.0

    Compensation to policyholders eligible solely for cash or
      policy credits............................................     168.0

                                                                  --------

    Total.......................................................  $1,701.0

                                                                  ========

(2) Represents gross proceeds of $2,081.0 million from the sale of 109,526,316 shares of common stock at an assumed initial public offering price of $19.00 per share, less underwriting discounts and offering expenses of $93.9 million.

(3) Represents the reclassification of the residual retained earnings ($4,704.4 million) of Principal Mutual Holding Company to common stock ($2.6 million) and additional paid-in capital ($4,701.8 million) to reflect the demutualization.

(4) Represents the elimination of $6.0 million, or $3.9 million net of tax, of expenses related to the demutualization incurred through the three months ended March 31, 2001, and $11.1 million, or $7.2 million net of tax, of expenses related to the demutualization incurred through December 31, 2000.

(5) The estimated additional nonrecurring expenses of $19.0 million, or $12.4 million net of tax, related to the demutualization, assumed to be incurred as of the date of the unaudited pro forma condensed consolidated statement of financial condition, were charged to equity. The pro forma condensed consolidated statement of operations does not reflect such nonrecurring expenses.

(6) The assumed number of shares used in the calculation of unaudited pro forma net income per common share was determined as follows:

                                                                  NUMBER OF SHARES
                                                                  ----------------

    Assumed shares allocated to eligible policyholders..........    350,000,000

    Less: assumed shares allocated to eligible policyholders who
      receive cash or policy credits(a).........................     89,526,316

                                                                    -----------

    Assumed shares issued to eligible policyholders(b)..........    260,473,684

    Assumed shares issued in this offering......................    109,526,316

                                                                    -----------

    Total outstanding shares of common stock....................    370,000,000

                                                                    ===========

    (a) Gives effect to (1) $1,533.0 million to pay cash and fund Account Value Policy Credits to eligible policyholders and (2) $168.0 million to support compensation to policyholders eligible solely for cash or policy credits.

    (b) Includes 50,000,000 shares issued as part of the Separate Account Policy Credits. These shares are included in both basic and diluted income per share calculations.

    The plan of conversion provides that the amount of consideration paid in cash or provided as policy credits to an eligible policyholder will equal the number of shares allocated to such eligible policyholder multiplied by the initial public offering price.

(7) Represents the value of 50,000,000 shares placed in the Separate Account for Qualified Plan Customers at an assumed share price of $19.00 per share. The valuations of the separate account shares are recorded at fair value and are reported as separate account assets and separate account liabilities in the unaudited pro forma condensed consolidated statement of financial position. Changes in the fair value of the separate account shares are reflected in both the separate account assets and separate account liabilities and do not impact the pro forma results of operations.

                 UNAUDITED PRO FORMA SUPPLEMENTARY INFORMATION

    The pro forma supplementary information presented below was derived from the unaudited pro forma condensed consolidated financial information and the notes included in this prospectus. The pro forma supplementary information gives effect to the demutualization and the initial public offering as if they had occurred as of March 31, 2001 for purposes of the information derived from the unaudited pro forma condensed consolidated statement of financial position and as of January 1, 2000 for purposes of the information derived from the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2001 and the year ended December 31, 2000. The pro forma supplementary information is provided for informational purposes only and should not be construed to be indicative of our consolidated financial position or our consolidated results of operations had these transactions been consummated on the dates assumed, and do not in any way represent a projection or forecast of our consolidated financial position or consolidated results of operations for any future date or period. The pro forma supplementary information below shall be read in conjunction with the information provided under, or referred to in, "Unaudited Pro Forma Condensed Consolidated Financial Information."

    THE ESTIMATED INITIAL PUBLIC OFFERING PRICES PER SHARE IN THE TABLES BELOW ARE USED FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO PREDICT THE ACTUAL INITIAL PUBLIC OFFERING PRICE. THE INITIAL PUBLIC OFFERING PRICE WILL DEPEND ON MANY FACTORS AND CANNOT BE KNOWN AT THIS TIME.

    The information presented in the table below gives effect to the sale of 115,102,067, 109,526,316 and 106,400,270 shares of common stock, respectively, in the offering based upon the assumed initial public offering price per share of $14.00, $19.00 and $24.00, respectively. This information is intended to illustrate how the unaudited pro forma condensed consolidated financial information would be affected by varying the price per share in the offering.

                                                               ASSUMING THE FOLLOWING INITIAL
                                                                    PUBLIC OFFERING PRICE
                                                              ---------------------------------
                                                               $14.00      $19.00      $24.00
                                                              ---------   ---------   ---------
                                                                 ($ AND SHARES IN MILLIONS,
                                                                  EXCEPT PER SHARE AMOUNTS)
SHARE INFORMATION
Assumed shares allocated to eligible policyholders..........      350.0       350.0       350.0
Less: Assumed shares allocated to eligible policyholders who
  receive cash or policy credits............................      (89.5)      (89.5)      (89.5)
                                                              ---------   ---------   ---------
Assumed shares issued to eligible policyholders.............      260.5       260.5       260.5
Assumed shares issued in this offering......................      115.1       109.5       106.4
                                                              ---------   ---------   ---------
Total outstanding shares of common stock....................      375.6       370.0       366.9
                                                              =========   =========   =========
OWNERSHIP PERCENTAGE
Eligible policyholders......................................       69.4%       70.4%       71.0%
Purchasers in the offering..................................       30.6%       29.6%       29.0%

FOR THE THREE MONTHS ENDED MARCH 31, 2001
Net Income..................................................  $   105.3   $   105.3   $   105.3
The demutualization(1)......................................        3.9         3.9         3.9
                                                              ---------   ---------   ---------
Pro forma net income........................................  $   109.2   $   109.2   $   109.2
                                                              =========   =========   =========

Pro forma net income per share..............................  $    0.29   $    0.30   $    0.30
                                                              =========   =========   =========

FOR THE YEAR ENDED DECEMBER 31, 2000
Net Income..................................................  $   620.2   $   620.2   $   620.2
The demutualization(2)......................................        7.2         7.2         7.2
                                                              ---------   ---------   ---------
Pro forma net income........................................  $   627.4   $   627.4   $   627.4
                                                              =========   =========   =========

Pro forma net income per share..............................  $    1.67   $    1.70   $    1.71
                                                              =========   =========   =========
AS OF MARCH 31, 2001
Total stockholders' equity..................................  $ 6,440.8   $ 6,440.8   $ 6,440.8
The demutualization(3)......................................   (1,265.7)   (1,713.4)   (2,161.0)
The initial public offering(4)..............................    1,537.5     1,987.1     2,439.7
                                                              ---------   ---------   ---------
Pro forma total stockholders' equity........................  $ 6,712.6   $ 6,714.5   $ 6,719.5
                                                              =========   =========   =========

Pro forma book value per share..............................  $   17.87   $   18.15   $   18.31
                                                              =========   =========   =========

---------------

(1) Represents the elimination of expenses related to the demutualization incurred through March 31, 2001.

(2) Represents the elimination of expenses related to the demutualization incurred through December 31, 2000.

(3) Represents:

    - The payment of $1,129.5 million, $1,533.0 million and $1,936.3 million, respectively, to pay cash and fund Account Value Policy Credits to eligible policyholders;

    - The payment of $123.8 million, $168.0 million and $212.3 million, respectively, to support compensation to policyholders eligible solely for cash or policy credits; and

    - Estimated additional non-recurring expenses of $12.4 million, net of tax, related to the demutualization.

(4) Represents the assumed gross proceeds of $1,611.4 million, $2,081.0 million and $2,553.6 million, respectively, from the sale of common stock in the offering less underwriting discounts and offering expenses of $73.9 million, $93.9 million and $113.9 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the consolidated results of our operations and financial condition should be read in conjunction with the "Selected Historical Financial Information," the consolidated financial statements and the related notes to the financial statements and the other financial information included elsewhere in this prospectus.

FORWARD-LOOKING INFORMATION

    Our narrative analysis below and in "Business" contains forward-looking statements that are intended to enhance the reader's ability to assess our future financial performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "should" or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. See "Risk Factors" for a discussion of risks and uncertainties that may cause our actual results to differ materially.

OVERVIEW

    We are a leading provider of retirement savings, investment and insurance products and services. We have four operating segments:

    - U.S. Asset Management and Accumulation, which consists of our asset accumulation operations which provide products and services, including retirement savings and related investment products and services, and our asset management operations conducted through Principal Capital Management, our U.S.-based asset manager. We provide a comprehensive portfolio of asset accumulation products and services to businesses and individuals in the United States, with a concentration on small and medium-sized businesses, which we define as businesses with fewer than 1,000 employees. We offer to businesses products and services for defined contribution pension plans, including 401(k) and 403(b) plans, defined benefit pension plans and non-qualified executive benefit plans. We also offer annuities, mutual funds and bank products to the employees of our business customers and other individuals.

    - International Asset Management and Accumulation, which consists of BT Financial Group, our Australia-based asset manager, and Principal International. Our acquisition of BT Financial Group in 1999 was a central element in the expansion of our international asset management and accumulation businesses. Through Principal International, we offer retirement products and services, annuities, mutual funds and life insurance. We operate through subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong and joint ventures in Brazil, Japan and India.

    - Life and Health Insurance, which provides individual life and disability insurance as well as group life and health insurance throughout the United States. Our individual insurance products include interest-sensitive life, traditional life and disability insurance. Our group insurance products include life, disability, medical, dental and vision insurance, and administrative services.

    - Mortgage Banking, which engages in originating, purchasing, selling and servicing residential mortgage loans in the United States.

    We also have a Corporate and Other segment which consists of the assets and activities that have not been allocated to any other segments.

  REVENUES AND EXPENSES

    Our segments earn revenues and incur expenses from various sources as outlined in the following tables. The following tables provide a detailed list of the sources and their relationship to our financial statement line items.

    REVENUES. The table below provides a summary of our sources of revenues by segment:

                           REVENUE SOURCES BY SEGMENT

                                                                   INTERNATIONAL
                                                     U.S. ASSET        ASSET
                                                     MANAGEMENT     MANAGEMENT
                                                        AND             AND        LIFE AND HEALTH   MORTGAGE   CORPORATE AND
                  REVENUE SOURCES                   ACCUMULATION   ACCUMULATION       INSURANCE      BANKING        OTHER

 PREMIUMS AND OTHER CONSIDERATIONS:


 Single premium group and individual annuities
   with life contingencies                               X               X


 Group and individual life insurance                                     X                X


 Group medical, dental and vision insurance                                               X


 Group and individual disability insurance                                                X


 FEES AND OTHER REVENUES:


 Administrative and asset management fee revenues
   from group and individual variable annuities          X               X


 Administrative fee revenues from pension plans          X               X


 Asset management and administrative fee revenues
   from institutional asset management and mutual
   funds                                                 X               X


 Assets backing margin lending operations                                X


 Mortality, administrative and asset management
   fee revenues from variable and universal life
   insurance products                                                    X                X


 Group fee-for-service business                                                           X


 Servicing and originating residential mortgage
   loans                                                                 X                              X


 Net gains and losses on the sale of residential
   mortgage loans and residential mortgage loan
   servicing rights                                                                                     X


 Fee revenues from the marketing of other products
   to our servicing portfolio customers                                                                 X


 NET INVESTMENT INCOME:


 Securitizations of commercial mortgage-backed
   securities                                            X


 Assets backing group guaranteed investment
   contracts and individual fixed annuities              X               X


 Assets backing life and health insurance product
   liabilities                                                           X                X


 Securitizations of residential mortgage loans                                                          X


 Assets backing capital                                  X               X                X             X             X


    EXPENSES.  The table below provides a summary of our expenses by segment:

                              EXPENSES BY SEGMENT

                                                                   INTERNATIONAL
                                                     U.S. ASSET        ASSET
                                                     MANAGEMENT     MANAGEMENT
                                                        AND             AND        LIFE AND HEALTH   MORTGAGE   CORPORATE AND
                     EXPENSES                       ACCUMULATION   ACCUMULATION       INSURANCE      BANKING        OTHER

 BENEFITS, CLAIMS AND SETTLEMENT EXPENSES:


 Benefits paid and reserve increases on single
   premium group and individual annuities with
   life contingencies                                    X               X


 Interest credited on group guaranteed investment
   contracts and individual fixed annuities              X               X


 Benefits paid and reserve increases on group and
   individual life insurance                                             X                X


 Benefits paid and reserve increases on group
   medical, dental and vision insurance                                                   X


 Benefits paid and reserve increases on group and
   individual disability insurance                                                        X


 DIVIDENDS TO POLICYHOLDERS                              X                                X


 OPERATING EXPENSES:


 General business expenses and commissions, net of
   deferred expenses                                     X               X                X             X             X


 Amortization of deferred policy acquisition costs       X               X                X


 Premium taxes                                           X               X                X


 Income taxes                                            X               X                X             X             X


 Amortization of goodwill and other intangibles          X               X                X             X             X


 Amortization of residential mortgage loan
   servicing rights                                                      X                              X


 Net gains and losses on mortgage loan servicing
   hedge activity                                                                                       X


 Interest expense on corporate debt                                                                                   X


  PROFITABILITY

    Our profitability depends in large part upon:

    - our amount of assets under management;

    - the spreads we earn on our policyholders' general account balances;

    - our ability to generate fee revenues greater than the amount it costs us to administer pension products, manage investments for retail and institutional clients and provide other administrative services;

    - our ability to price our life and health insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring and administering those products, which is primarily a function of competitive conditions, persistency, our ability to assess and manage trends in mortality and morbidity experience, our ability to generate investment earnings and our ability to maintain expenses in accordance with pricing assumptions;

    - our ability to effectively monitor and price residential mortgage loans we originate, purchase, and sell and to manage the costs to service residential mortgage loans;

    - our ability to effectively hedge the effect of interest rate changes on our residential mortgage servicing rights. See "Business -- Mortgage Banking -- Risk Management";

    - our ability to manage our investment portfolio to maximize investment returns and minimize risks such as interest rate changes or defaults or impairments of invested assets;

    - fluctuations of foreign currency exchange rates; and

    - our ability to manage our operating expenses.

  TRENDS

    U.S. ASSET MANAGEMENT AND ACCUMULATION. Our sales of pension and other asset accumulation products and services in the United States have been affected by overall trends in the U.S. retirement services industry, as our customers have begun to rely less on defined benefit retirement plans, social security and other government programs. Current trends in the work environment include a more mobile workforce and the desire of employers to pass the market risk of retirement investments to employees by shifting from offering defined benefit plans to offering defined contribution plans. These trends are increasing the demand for defined contribution pension arrangements such as 401(k) plans, as well as mutual funds and variable annuities. Also, the "baby-boom" generation of U.S. workers has reached an age where saving is critical and they continue to seek tax-advantaged investment products for retirement. Considering these trends, our group and individual variable annuity assets under management and other fee-based asset accumulation products have continued to increase, while traditional spread-based assets under management have grown at a slower rate.

    The table below provides a summary of assets under management from our fee-based asset accumulation products and spread-based asset accumulation products as of March 31, 2001, and December 31, 2000, 1999, and 1998:

                                                           U.S. ASSET ACCUMULATION
                                         -----------------------------------------------------------
                                         FEE-BASED ASSETS   SPREAD-BASED ASSETS   TOTAL ASSETS UNDER
                 AS OF                   UNDER MANAGEMENT    UNDER MANAGEMENT         MANAGEMENT
                 -----                   ----------------   -------------------   ------------------
                                                               ($ IN BILLIONS)
March 31, 2001.........................       $39.3                $30.3                $69.6
December 31, 2000......................        42.5                 28.5                 71.0
December 31, 1999......................        42.1                 28.2                 70.3
December 31, 1998......................        34.5                 29.0                 63.5

    Asset management services have been among the most profitable and rapidly growing sectors of the financial services industry, at both the retail and institutional level. We formally established Principal Capital Management, our U.S-based asset manager, in 1999 to consolidate our investment operations and to enter the third-party institutional asset management market. We seek to take advantage of current trends which indicate that both retail and institutional investors embrace specialization, providing increased fees to successful active managers with expertise in specialty and niche areas. Our U.S. third-party assets under management increased to $6.1 billion as of March 31, 2001, from $3.5 billion since the establishment of Principal Capital Management on January 1, 1999.

    The following table provides a summary of Principal Capital Management's affiliated and third-party assets under management as of March 31, 2001, and December 31, 2000, 1999, and 1998:

                                                          PRINCIPAL CAPITAL MANAGEMENT
                                           -----------------------------------------------------------
                                           AFFILIATED ASSETS   THIRD-PARTY ASSETS   TOTAL ASSETS UNDER
AS OF                                      UNDER MANAGEMENT     UNDER MANAGEMENT      MANAGEMENT(1)
-----                                      -----------------   ------------------   ------------------
                                                                 ($ IN BILLIONS)
March 31, 2001...........................        $75.7                $6.1                $81.8
December 31, 2000........................         76.9                 6.3                 83.2
December 31, 1999........................         77.5                 4.7                 82.2
December 31, 1998(2).....................         73.6                 3.5                 77.1

---------------

(1) Includes all assets for which Principal Capital Management provides investment advisory services.

(2) Represents assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION. Our international asset management and accumulation businesses focus on countries with a trend toward private sector defined contribution pension systems. Our acquisition of BT Financial Group in August 1999 is consistent with these trends. We are seeking to take advantage of an Australian government requirement for all employers to contribute 8% of an employee's salary to an employer-sponsored defined contribution retirement plan, referred to as superannuation. The required employer contribution is scheduled to rise to 9% by 2002.

    The governments of other countries have also instituted privatized pension systems requiring employees who join the labor force to contribute to a private pension system. With variations depending upon the specific country, we have targeted these markets for sales of retirement and related products and services, including defined contribution pension plans, annuities and mutual funds to individuals and businesses. In several of our international markets, we complement our sales of these products with sales of life insurance products.

    We have pursued our international strategy through a combination of start-ups, acquisitions and joint ventures, which require infusions of capital consistent with our strategy of long-term growth and profitability.

    LIFE AND HEALTH INSURANCE. Our U.S. individual life insurance premiums have been influenced by both economic and industry trends. Both fee revenues and policyholder liabilities related to our interest-sensitive life insurance products have increased due to a strong equity market and customer preference for insurance products with variable investment and tax-advantaged accumulation product options. Premiums and policyholder liabilities related to our individual traditional life insurance products have remained relatively flat.

                                                                INDIVIDUAL LIFE AND HEALTH
                                         -------------------------------------------------------------------------
                                                 INTEREST-SENSITIVE                     TRADITIONAL LIFE
                                                   LIFE INSURANCE                           INSURANCE
                                         -----------------------------------   -----------------------------------
                                              FEE            POLICYHOLDER                           POLICYHOLDER
AS OF OR FOR THE                            REVENUES        LIABILITIES(1)         PREMIUMS         LIABILITIES
----------------                         --------------   ------------------   ----------------   ----------------
                                                                      ($ IN MILLIONS)
Three months ended March 31, 2001......      $24.1             $1,575.4             $194.9            $5,499.6
Year ended December 31, 2000...........       89.1              1,559.2              772.8             5,468.1
Year ended December 31, 1999...........       61.7              1,231.2              780.8             5,289.1
Year ended December 31, 1998...........       49.7              1,068.2              792.3             5,083.6

---------------

(1) Includes separate account liabilities for policies with variable insurance options.

    Increased competition in the U.S. group health insurance industry has affected pricing of premiums. Most group health insurance policies are subject to annual review by policyholders, who may seek competitive quotations prior to renewal. Regulation has had and may continue to have an adverse effect on our ability to adequately price group health insurance products. At the same time, health care costs have continued to rise, placing pressure on margins. Our group health insurance premiums increased in recent years due to competitive prices and new sales initiatives. These increases were partially offset by our decisions to exit under-performing and non-strategic businesses and markets. Effective April 1, 1998, we transferred substantially all of our HMO operations to Coventry Health Care, Inc., due to unsatisfactory scale and return from these operations. Medical insurance premiums from our HMO operations were $898.2 million in 1997. Also during 1998, we ceased sales of medical insurance products in fourteen states where we were not achieving desired returns. Medical insurance premiums from these states were $209.2 million in 1997. We are now focusing on sales of medical insurance products in select geographic markets where we believe we can achieve satisfactory returns. Effective January 1, 2000, we ceased new sales of our Medicare supplement insurance product and effective July 1, 2000, reinsured all existing business. We continue to sell group dental and vision insurance, disability insurance and life insurance to employers desiring a broad range of employee benefit products and services for their employees. We have targeted these non-medical products for growth, especially dental and vision insurance products. Our group health insurance and group life insurance premiums for the three months ended March 31, 2001, and for the years ended December 31, 2000, 1999, and 1998 were as follows:

                                                                                             GROUP LIFE
                                                      GROUP HEALTH INSURANCE                 INSURANCE
                                         -------------------------------------------------   ----------
                                                      MEDICARE       DENTAL
                                          MEDICAL    SUPPLEMENT    AND VISION   DISABILITY      LIFE
                                         INSURANCE    INSURANCE    INSURANCE    INSURANCE    INSURANCE
                FOR THE                  PREMIUMS    PREMIUMS(1)    PREMIUMS     PREMIUMS     PREMIUMS
                -------                  ---------   -----------   ----------   ----------   ----------
                                                          ($ IN MILLIONS)
Three months ended March 31, 2001......  $  384.0      $   --        $ 88.4       $23.7        $ 59.3
Year ended December 31, 2000...........   1,601.8        98.4         332.7        92.9         277.7
Year ended December 31, 1999...........   1,563.5       164.6         259.0        84.5         273.6
Year ended December 31, 1998...........   1,523.0       121.2         202.7        81.1         350.8

---------------

(1) Effective January 1, 2000, we ceased new sales of our Medicare supplement insurance and effective July 1, 2000, reinsured all existing business.

    MORTGAGE BANKING. We believe residential mortgages play a central role in the financial planning activities of individuals in the United States. As a result, our mortgage banking operations represent a component of our overall portfolio of market-driven financial products and services.

    Interest rate trends significantly impact our residential mortgage business. Since 1998, interest rates in the U.S. have remained relatively lower than in the early 1990s. During 1998 and through most of 1999, the strong economy coupled with relatively low interest rates created a favorable real estate market that increased production of residential mortgage loans throughout the industry and also contributed to an increase in residential mortgage loan refinancing. Starting late in 1999, interest rates increased, resulting in decreases in production and refinancing of residential mortgage loans throughout the industry. This trend reversed in early 2001, when interest rates decreased, resulting in increases in mortgage loan production.

    We manage growth in the mortgage loan servicing portfolio, through retention of mortgage loan production and the sale and acquisition of mortgage loan servicing rights. Our servicing portfolio grew at a compound annual rate of 15% from December 31, 1998 through December 31, 2000, reflecting our increased retention of servicing rights of loans produced and acquisition of servicing rights. Growth in the mortgage loan servicing portfolio was slower in 2000, as a result of a decrease in mortgage loan production and an increase in sales of mortgage loan servicing rights. Our residential mortgage loan production and the unpaid principal balances in our residential mortgage loan servicing portfolio as of or for the three months ended March 31, 2001, and as of or for the years ended December 31, 2000, 1999, and 1998 were as follows:

                                                           RESIDENTIAL MORTGAGE     RESIDENTIAL MORTGAGE
AS OF OR FOR THE                                             LOAN PRODUCTION      LOAN SERVICING PORTFOLIO
----------------                                           --------------------   ------------------------
                                                                           ($ IN MILLIONS)
Three months ended March 31, 2001........................       $ 4,854.9                $57,304.8
Year ended December 31, 2000.............................         8,311.8                 55,987.4
Year ended December 31, 1999.............................        13,307.3                 51,875.5
Year ended December 31, 1998.............................        12,120.5                 41,973.0

INVESTMENT ACTIVITY

    Our primary investment objective is to maximize after-tax investment returns within risk parameters we view as acceptable. In 2000 and 1999, we sold lower yielding fixed maturity securities to allow for reinvestment in higher yielding fixed maturity securities. This repositioning of our investment portfolio generated net realized capital losses in our fixed maturity security portfolio. Net realized capital losses related to fixed maturities were $125.9 million and $96.9 million for the years ended December 31, 2000 and 1999, respectively.

    In 1999 and 1998, we began repositioning our investment portfolio by selling invested assets with lower yields, primarily equities and real estate, and reinvesting the proceeds in assets with higher yields, primarily fixed maturities. Net realized capital gains related to equity securities were $383.0 million and $302.9 million for the years ended December 31, 1999 and 1998, respectively. Net realized capital gains related to real estate were $56.4 million and $120.6 million for the years ended December 31, 1999 and 1998, respectively.

    In 1999, we sold a portion of our investment in United Payors and United Providers, a publicly traded service organization that acts as an intermediary between health care payors and health care providers, realizing an after-tax capital gain of $17.9 million. In 2000, we sold our remaining investment and realized an after-tax capital gain of $58.9 million.

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS

  ACQUISITIONS AND DISPOSITIONS

    We acquired and disposed of the following businesses, among others, during the past several years:

    PRINCIPAL INTERNATIONAL ESPANA, S.A. DE SEGUROS DE VIDA. On February 15, 2001, we disposed of all of the stock of Principal International Espana, S.A. de Seguros de Vida, our subsidiary in Spain, for nominal proceeds, resulting in a net realized capital loss of $38.4 million, ceasing our business operations in Spain. Total assets of our operations in Spain as of December 31, 2000 were $222.7 million.

    Revenues of $24.1 million from our operations in Spain were included in our consolidated results of operations for the three months ended March 31, 2000, and revenues of $49.4 million, $51.7 million and $46.0 million were included in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. We included net income of $3.3 million from our operations in Spain for the three months ended March 31, 2000, and a net loss of $1.2 million and net income of $0.9 million and $2.8 million in our results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. Our consolidated results of operations for the three months ended March 31, 2001 did not include revenues or net income from our operations in Spain.

    BT FINANCIAL GROUP. On August 31, 1999, we acquired several companies affiliated with Bankers Trust Australia Group from Deutsche Bank AG at a purchase price of $1.4 billion. The acquired companies now operate under the name of BT Financial Group. We accounted for the acquisition using the purchase method. The results of operations of the acquired companies have been included in our consolidated financial statements from the date of acquisition. We included revenues of $63.5 million and net loss of $5.6 million in our consolidated results of operations for the three months ended March 31, 2001. We included revenues of $72.7 million and net income of $0.5 million in our consolidated results of operations for the three months ended March 31, 2000. We included revenues of $285.5 million and net income of $6.5 million in our consolidated results of operations for the year ended December 31, 2000. We included revenues of $116.5 million and net loss of $3.1 million in our consolidated results of operations for the year ended December 31, 1999.

    We accounted for the purchase price as follows: $897.4 million of identifiable intangibles, consisting primarily of management rights and the BT brand name, $38.5 million of workforce intangibles and $408.6 million of resulting goodwill. We are amortizing these intangible assets on a straight-line basis over 40 years, 8 years and 25 years, respectively. We report the goodwill and other intangibles, including the related amortization, in our International Asset Management and Accumulation segment.

    We issued unsecured long-term debt of $665.0 million to partially fund our acquisition of BT Financial Group. We report this debt and related interest expense in our Corporate and Other segment.

    COMPANIA DE SEGUROS DE VIDA EL ROBLE S.A. We acquired Compania de Seguros de Vida El Roble S.A., or El Roble, a Chilean life insurance company, at a purchase price of $73.4 million in July 1998. We included El Roble's financial results in our International Asset Management and Accumulation segment. The operations of our existing Chilean life insurance affiliate were combined with the operations of El Roble to form Principal International de Chile. Our consolidated financial results related to these companies' combined operations include: total revenues of $47.0 million and $48.4 million for the three months ended March 31, 2001 and 2000, respectively, and $200.2 million, $178.1 million and $155.2 million for the years ended December 31, 2000, 1999 and 1998, respectively; and net income of $2.4 million and $2.3 million for the three months ended March 31, 2001 and 2000, respectively, and $10.2 million, $0.5 million and $17.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

    RELIASTAR MORTGAGE CORPORATION. In July 1998, we established our residential mortgage loan wholesale distribution system, a new distribution channel, by acquiring ReliaStar Mortgage Corporation at a purchase price of $18.6 million. The operations of ReliaStar Mortgage Corporation have been integrated into Principal Residential Mortgage, Inc., as part of our Mortgage Banking segment.

    COVENTRY HEALTH CARE. Effective April 1, 1998, we transferred substantially all of our HMO operations to Coventry Health Care, Inc., or Coventry, in exchange for 42% of the common stock of Coventry. Our net equity in the transferred HMO operations had a carrying value of $170.0 million on April 1, 1998. We sold our remaining HMO operations in 1998 for $20.5 million resulting in no realized capital gain or loss. Prior to the transfer to Coventry, our Corporate and Other segment included $266.7 million of HMO revenues in our results for 1998.

    We report our investment in Coventry in our Corporate and Other segment and account for it using the equity method. Our share of Coventry's net income was $4.9 million and $6.0 million for the three months ended March 31, 2001 and 2000, respectively, and $20.0 million and $19.1 million for the years ended December 31, 2000 and 1999, respectively. Our share of Coventry's net loss was $9.8 million for the year ended December 31, 1998. In September 2000, we sold a portion of our Coventry stock, which reduced our ownership to approximately 25% of Coventry and resulted in a realized capital gain of $13.9 million, net of tax. Our carrying amount in Coventry was $128.9 million as of March 31, 2001.

    PRINCIPAL CAPITAL MANAGEMENT. We transferred our U.S. investment management operations from our Corporate and Other segment to our U.S. Asset Management and Accumulation segment effective January 1, 1999. In connection with this transfer, we established Principal Capital Management to consolidate our U.S. asset management operations. Principal Capital Management is primarily composed of the former investment department of Principal Life and the investment professionals of Invista Capital Management, a registered investment advisor focused on the specialized needs of institutional clients. We included fee revenues of $7.4 million and $6.9 million for the three months ended March 31, 2001 and 2000, respectively, and $31.5 million and $36.2 million for the years ended December 31, 2000 and 1999, respectively, related to our third-party clients in our U.S. Asset Management and Accumulation segment. Prior to the formation of Principal Capital Management, we included fee revenues of $10.6 million in 1998, related to our third-party clients in our Corporate and Other segment.

  REINSURANCE TRANSACTION

    Effective July 1, 2000, we entered into a reinsurance agreement with General & Cologne Life Re of America to reinsure 100% of our Medicare supplement insurance block. Medicare supplement insurance premiums were $98.4 million and $75.9 million for the six months ended June 30, 2000 and 1999, respectively, and $164.6 million and $121.2 million for the years ended December 31, 1999 and 1998, respectively.

  OPERATING EARNINGS AND NON-RECURRING ITEMS

    For the three months ended March 31, 2001, we excluded $20.5 million of non-recurring items, net of tax, from net income for our presentation of consolidated operating earnings. The non-recurring items included the negative effects of: (1) a cumulative effect of accounting change related to our implementation of SFAS 133 ($10.7 million), as discussed in Note 2 to Principal Mutual Holding Company's unaudited consolidated financial statements; (2) a loss contingency reserve established for sales practices litigation ($5.9 million); and (3) expenses related to our demutualization ($3.9 million).

    For the three months ended March 31, 2000, we did not exclude non-recurring items from net income for our presentation of operating earnings.

    For the year ended December 31, 2000, we excluded $101.0 million of non-recurring items, net of tax, from net income for our presentation of consolidated operating earnings. The non-recurring items included the negative effects of: (1) a loss contingency reserve established for sales practices litigation ($93.8 million), and (2) expenses related to our demutualization ($7.2 million). See "Business -- Legal Proceedings".

    For the year ended December 31, 1998, we excluded $104.8 million of non-recurring items, net of tax, from net income for our presentation of consolidated operating earnings. The non-recurring items included:

    - the positive effects of: (1) Principal Life's release of tax reserves and related accrued interest in the amount of $164.4 million, consisting of $145.4 million in taxes and $19.0 million of interest, resulting from the decision of the Internal Revenue Service in 1998 to accept Principal Life's position on previously contested tax matters, and (2) accounting changes by our international operations ($13.3 million); and

    - the negative effects of: (1) expenses and adjustments for changes in amortization assumptions for deferred policy acquisition costs related to our corporate structure change to a mutual insurance holding company ($27.4 million), and (2) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

  FLUCTUATIONS IN FOREIGN CURRENCY TO U.S. DOLLAR EXCHANGE RATES

    Fluctuations in foreign currency to U.S. dollar exchange rates for countries in which we have operations can affect reported financial results. In years when foreign currencies weaken against the U.S. dollar, translating foreign currencies into U.S. dollars results in fewer U.S. dollars to be reported. When foreign currencies strengthen, translating foreign currencies into U.S. dollars results in more U.S. dollars to be reported.

    Foreign currency exchange rate fluctuations have not had a material impact on our consolidated financial results. Our consolidated operating earnings were negatively impacted $0.2 million for the three months ended March 31, 2001, $0.6 million for the year ended December 31, 2000 and $0.3 million for the year ended December 31, 1999, as a result of fluctuations in foreign currency to U.S. dollar exchange rates. For a discussion of our approaches to foreign currency exchange rate risk, see "-- Quantitative and Qualitative Information about Market Risk."

THE MUTUAL INSURANCE HOLDING COMPANY REORGANIZATION

    Effective July 1, 1998, Principal Mutual Life Insurance Company formed Principal Mutual Holding Company, a mutual insurance holding company, and converted to Principal Life, a stock life insurance company. All of the shares of Principal Life were issued to Principal Mutual Holding Company through two newly formed Iowa intermediate holding companies, Principal Financial Group, Inc., and Principal Financial Services, Inc. The reorganization itself did not have a material financial impact on Principal Mutual Holding Company and its subsidiaries, including Principal Life, as the net assets transferred to achieve the change in legal organization were accounted for at historical carrying amounts in a manner similar to that in pooling-of-interests accounting.

    In conjunction with the formation of the mutual insurance holding company, Principal Life established a Closed Block for the benefit of individual participating dividend-paying policies in force on that date. The Closed Block was designed to provide reasonable assurance to policyholders included in the Closed Block that, after the formation of the mutual insurance holding company, assets would be available to maintain dividends in aggregate in accordance with the 1997 policy dividend scales if the experience underlying such scales continued. Assets were allocated to the Closed Block in amounts such that their cash flows, together with anticipated revenues from policies included in the Closed Block, were reasonably expected to be sufficient to support such policies, including provision for payment of claims, expenses, charges and taxes, and to provide for the continuation of dividends in aggregate in accordance with the 1997 policy dividend scales if the experience underlying such scales continued, and to allow for appropriate adjustments in such scales if the experience changes.

    Assets allocated to the Closed Block inure to the benefit of the holders of policies included in the Closed Block. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held by Principal Mutual Holding Company. Principal Life will continue to pay guaranteed benefits under all policies, including the policies included in the Closed Block, in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and revenues from the policies included in the Closed Block, including investment income thereon, prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, Principal Life will be required to make such payments from its general funds.

    The formation of the Closed Block in 1998 did not have a material impact on our financial results. As of March 31, 2001, Closed Block assets and liabilities were $4,568.8 million and $5,597.6 million, respectively. As of December 31, 2000, Closed Block assets and liabilities were $4,507.4 million and $5,547.8 million, respectively. As of December 31, 1999, Closed Block assets and liabilities were $4,317.4 million and $5,394.6 million, respectively.

THE DEMUTUALIZATION

    The board of directors of Principal Mutual Holding Company unanimously adopted the plan of conversion on March 31, 2001. Under the terms of the plan of conversion, on the effective date of the demutualization, which is the date of the closing of this offering, Principal Mutual Holding Company will convert from a mutual insurance holding company into a stock company and become our wholly-owned subsidiary.

    The demutualization will become effective on the date of the closing of this offering. The plan of conversion provides that the effective date will occur after the approval by the Insurance Commissioner of the State of Iowa and the policyholders entitled to vote on the plan of conversion, but on or before 12 months after the date on which the Insurance Commissioner of the State of Iowa approves the plan of conversion. With the approval of the Insurance Commissioner of the State of Iowa, the effective date deadline may be extended.

    We estimate that costs relating to the demutualization, excluding costs relating to this offering, will be approximately $23.5 million, net of tax, of which $11.1 million was incurred through March 31, 2001. Demutualization expenses consist primarily of printing and mailing costs and our aggregate cost of engaging independent accounting, actuarial, financial, investment banking, legal and other consultants to advise us on the demutualization. In addition, our costs include the costs of the staff and advisors of the Insurance Commissioner of the State of Iowa, the New York State Insurance Department and potentially other regulatory authorities as to the demutualization process and related matters.

RESULTS OF OPERATIONS

    The table below presents summary consolidated financial information for the periods indicated.

                                                                FOR THE THREE
                                                                MONTHS ENDED             FOR THE YEAR ENDED
                                                                  MARCH 31,                 DECEMBER 31,
                                                             -------------------   ------------------------------
                                                               2001       2000       2000       1999       1998
                                                             --------   --------   --------   --------   --------
                                                                               ($ IN MILLIONS)
INCOME STATEMENT DATA:
Revenues:
  Premiums and other considerations........................  $1,064.2   $1,014.4   $3,996.4   $3,937.6   $3,818.4
  Fees and other revenues..................................     413.0      396.4    1,576.3    1,287.3      978.8
  Net investment income....................................     839.7      789.5    3,172.3    3,072.0    2,933.9
  Net realized capital gains (losses)......................     (80.9)      70.3      139.9      404.5      465.8
                                                             --------   --------   --------   --------   --------
         Total revenues....................................   2,236.0    2,270.6    8,884.9    8,701.4    8,196.9
Expenses:
  Benefits, claims and settlement expenses.................   1,391.9    1,319.6    5,232.3    5,260.9    5,089.0
  Dividends to policyholders...............................      81.0       75.4      312.7      304.6      298.7
  Operating expenses.......................................     622.7      593.2    2,479.4    2,070.3    2,074.0
                                                             --------   --------   --------   --------   --------
         Total expenses....................................   2,095.6    1,988.2    8,024.4    7,635.8    7,461.7
                                                             --------   --------   --------   --------   --------
Income before income taxes and cumulative effect of
  accounting change........................................     140.4      282.4      860.5    1,065.6      735.2
Income taxes...............................................      24.4       89.3      240.3      323.5       42.2
                                                             --------   --------   --------   --------   --------
  Income before cumulative effect of accounting change.....     116.0      193.1      620.2      742.1      693.0
Cumulative effect of accounting change, net of related
  income taxes.............................................     (10.7)        --         --         --         --
                                                             --------   --------   --------   --------   --------
  Net income...............................................  $  105.3   $  193.1   $  620.2   $  742.1   $  693.0
                                                             ========   ========   ========   ========   ========
OTHER DATA:
Net income.................................................  $  105.3   $  193.1   $  620.2   $  742.1   $  693.0
Less:
  Net realized capital gains (losses), as adjusted.........     (47.9)      49.8       93.1      266.9      320.7
  Non-recurring items......................................     (20.5)        --     (101.0)        --      104.8
                                                             --------   --------   --------   --------   --------
Operating earnings.........................................  $  173.7   $  143.3   $  628.1   $  475.2   $  267.5
                                                             ========   ========   ========   ========   ========
Operating earnings before amortization of goodwill and
  other intangibles........................................  $  186.6   $  153.1   $  670.8   $  492.0   $  304.0

 THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

    Premiums and other considerations increased $49.8 million, or 5%, to $1,064.2 million for the three months ended March 31, 2001, from $1,014.4 million for the three months ended March 31, 2000. The increase reflected a $136.1 million increase from the U.S. Asset Management and Accumulation segment, primarily due to an increase in premiums from single premium group annuities with life contingencies, which are typically used to fund defined benefit pension plan terminations. The premium income we receive from these contracts fluctuates due to the variability in the number and size of pension plan terminations in the market and our ability to attract new sales. The increase was partially offset by a $73.7 million, or 9%, decrease from the Life and Health Insurance segment, primarily related to our decision to reinsure 100% of our group Medicare supplement insurance business effective July 1, 2000. Life and Health Insurance segment premiums also decreased due to large premium rate increases in 2000, which led to high lapses and low sales of group medical insurance. The increase was also partially offset by a $12.5 million, or 21%, decrease from the International Asset Management and Accumulation segment, primarily related to the loss of premiums and other considerations due to the February 2001 divestiture of our operations in Spain.

    Fees and other revenues increased $16.6 million, or 4%, to $413.0 million for the three months ended March 31, 2001, from $396.4 million for the three months ended March 31, 2000. The increase was primarily due to a $23.0 million, or 23%, increase from the Mortgage Banking segment, primarily resulting from an increase in mortgage loan production fee revenues reflecting the increase in mortgage loan production volume. The increase was also due to a $15.1 million, or 30%, increase from the Life and Health Insurance segment, primarily related to growth in our interest-sensitive life insurance block of business and increased fee revenues due to fee rate increases in our group fee-for-service and group medical insurance businesses. The increases were partially offset by a $9.3 million, or 5%, decrease from the U.S. Asset Management and Accumulation segment, primarily due to a decrease in surrender charge revenues from pension products, reflecting the decreasing interest rate environment. The increases were also partially offset by a $8.8 million decrease from the Corporate and Other segment, primarily related to a change in inter-segment eliminations included in this segment. The increases were partially offset by a $3.4 million, or 5%, decrease from the International Asset Management and Accumulation segment primarily as a result of the weakening of the Australian dollar versus the U.S. dollar.

    Net investment income increased $50.2 million, or 6%, to $839.7 million for the three months ended March 31, 2001, from $789.5 million for the three months ended March 31, 2000. The increase was primarily due to a $1,827.2 million, or 4%, increase in average invested assets and cash and was also due to an increase in investment yields due to higher yields on fixed income securities. The yield on average invested assets and cash was 7.7% for the three months ended March 31, 2001, compared to 7.5% for the three months ended March 31, 2000.

    Net realized capital gains (losses) decreased $151.2 million to $80.9 million of net realized capital losses for the three months ended March 31, 2001, from $70.3 million of net realized capital gains for the three months ended March 31, 2000. The decrease primarily related to the sale of our investment in United Payors and United Providers. During the three months ended March 31, 2000, we sold our investment and realized a capital gain of $90.6 million. During the three months ended March 31, 2001, we realized capital losses on sales of equity securities, a result of the decline in the equity markets, the sale of our operations in Spain, and permanent impairments of fixed maturity securities.

    Benefits, claims and settlement expenses increased $72.3 million, or 5%, to $1,391.9 million for the three months ended March 31, 2001, from $1,319.6 million for the three months ended March 31, 2000. The increase was primarily due to a $135.4 million, or 24%, increase from the U.S. Asset Management and Accumulation segment, primarily due to the increase in reserves from sales of single premium group annuities with life contingencies. The increase was partially offset by a $52.8 million, or 8%, decrease from the Life and Health Insurance segment, primarily related to our decision to reinsure 100% of our group Medicare supplement insurance business effective July 1, 2000. The increase was also partially offset by a $10.1 million, or 15%, decrease from the International Asset Management and Accumulation segment, primarily related to the loss of benefits, claims and settlement expenses resulting from the divestiture of our operations in Spain.

    Dividends to policyholders increased $5.6 million, or 7%, to $81.0 million for the three months ended March 31, 2001, from $75.4 million for the three months ended March 31, 2000. The increase was primarily attributable to a $3.5 million, or 5%, increase from the Life and Health Insurance segment due to increased dividends on traditional individual life insurance products, a result of increases in the cash values of the policies. The increase was also due to a $2.1 million increase from the U.S. Asset Management and Accumulation segment resulting from an increase in dividends for our pension full-service accumulation products.

    Operating expenses increased $29.5 million, or 5%, to $622.7 million for the three months ended March 31, 2001, from $593.2 million for the three months ended March 31, 2000. The increase was primarily due to a $19.5 million, or 10%, increase from the U.S. Asset Management and Accumulation segment, primarily resulting from an increase in amortization of deferred policy acquisition costs attributable to pension products. The increase also reflected a $12.9 million, or 18%, increase from the Mortgage Banking segment, primarily due to mortgage loan production expenses, reflecting the increase in mortgage loan production volume. In addition, the increase was due to a $3.1 million, or 21%, increase from the Corporate and Other segment, primarily related to a non-recurring loss contingency reserve established for litigation sales practices and demutualization costs. The increase was also due to a $2.7 million, or 3%, increase from the International Asset Management and Accumulation segment, primarily related to an increase in amortization of goodwill and other intangibles. The increases were partially offset by an $8.7 million, or 4%, decrease from the Life and Health Insurance segment, primarily a result of a decrease in commissions resulting from our decision to reinsure 100% of our group Medicare supplement insurance business effective July 1, 2000.

    Income taxes decreased $64.9 million, or 73%, to $24.4 million for the three months ended March 31, 2001, from $89.3 million for the three months ended March 31, 2000. The effective income tax rate was 17% for the three months ended March 31, 2001 and 32% for the three months ended March 31, 2000. The effective rates for the three months ended March 31, 2001 and 2000 were lower than the corporate income tax rate of 35% primarily due to income tax deductions allowed for corporate dividends received, for which the estimated benefit recognition rate increased during the three months ended March 31, 2001 compared to the three months ended March 31, 2000, as a result of favorable tax developments. The effective tax rate for the three months ended March 31, 2001 was further reduced by additional tax benefits related to excess tax over book capital losses realized from the sale of our operations in Spain.

    As a result of foregoing factors and the inclusion of the cumulative effect of accounting change, net of related income taxes, net income decreased $87.8 million, or 45%, to $105.3 million for the three months ended March 31, 2001, from $193.1 million for the three months ended March 31, 2000. The cumulative effect of accounting change related to our implementation of SFAS 133, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items."

    During the three months ended March 31, 2001, non-recurring items of $20.5 million, net of tax, included the negative effects of: (1) a cumulative effect of change in accounting principle related to our implementation of SFAS 133 ($10.7 million); (2) a loss contingency reserve established for sales practices litigation ($5.9 million); and (3) expenses related to our demutualization ($3.9 million).

    As a result of the foregoing factors and the exclusion of net realized capital gains, as adjusted and non-recurring items, operating earnings increased $30.4 million, or 21%, to $173.7 million for the three months ended March 31, 2001, from $143.3 million for the three months ended March 31, 2000. The increase resulted from a $19.3 million increase from the Corporate and Other segment, primarily due to improved investment yields. The increase was also due to a $5.9 million, or 33%, increase from the Mortgage Banking segment, primarily due to an increase in mortgage loan production earnings, reflecting an increase in mortgage loan production volume. In addition, the increase was due to a $5.9 million, or 16%, increase from the Life and Health Insurance segment due to improved margins on individual life insurance business resulting from higher investment yields and due to improved loss ratios on group life insurance business. Also contributing to the increase was a $0.1 million increase from the U.S. Asset Management and Accumulation segment due to improved investment yields and growth from our pension investment-only block of business. These increases were partially offset by a $0.8 million, or 18%, decrease from the International Asset Management and Accumulation segment.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Premiums and other considerations increased $58.8 million, or 1%, to $3,996.4 million in 2000, from $3,937.6 million in 1999. The increase reflected a $59.9 million, or 2%, increase from the Life and Heath Insurance segment, primarily the result of increased sales of group dental insurance products and an increase in group medical premiums, primarily attributable to increased sales in 1999 and significant group medical premium rate increases. In addition, the increase was due to a $40.6 million, or 23%, increase from the International Asset Management and Accumulation segment, primarily related to sales of single premium annuities with life contingencies by new annuity companies we established in Mexico in July 1999 and in Argentina in August 1999. The increases were partially offset by a $41.3 million, or 7%, decrease from the U.S. Asset Management and Accumulation segment, primarily related to a decrease in premiums from single premium group annuities with life contingencies, which are typically used to fund defined benefit pension plan terminations. The premium income we receive from these contracts fluctuates due to the variability in the number and size of defined benefit pension plan terminations in the market and our ability to attract new sales.

    Fees and other revenues increased $289.0 million, or 22%, to $1,576.3 million in 2000, from $1,287.3 million in 1999. The increase was primarily due to a $199.6 million increase from the International Asset Management and Accumulation segment, primarily resulting from the inclusion of fees and other revenues contributed by BT Financial Group, which we acquired in August 1999. The increase was also due to a $90.3 million, or 15%, increase from the U.S. Asset Management and Accumulation segment, primarily attributable to an increase in administrative fee revenues, reflecting an increase in the amortization of front-end fee revenues, a result of a change in our assumptions related to amortization of deferred policy acquisition costs attributable to pension products. We also received higher fee revenues related to surrender charges, which are fees charged to policyholders when they surrender an annuity for its cash value. Fee revenues also increased due to fees from pension customer-directed investment transfers, reflecting the higher interest rate environment and the resulting increased customer account activity. Fee revenues for U.S. pension products and services also increased, reflecting increased assets under management in 1999. The increase was also due to a $49.8 million, or 28%, increase from the Life and Health Insurance segment, primarily related to growth in our interest-sensitive life insurance block of business and increased fee revenues from our group fee-for-service business, primarily a result of an increase in members and fees. The increases were partially offset by a $31.2 million decrease from the Corporate and Other segment, which reflects a change in inter-segment eliminations included in this segment and the termination of a reinsurance and participation agreement under which we received fee revenues in 1999, but not in 2000. The increases were also partially offset by a $19.5 million, or 5%, decrease from the Mortgage Banking segment, primarily due to a decrease in residential mortgage loan production revenues as a result of the decrease in residential mortgage loan production volume during 2000.

    Net investment income increased $100.3 million, or 3%, to $3,172.3 million in 2000, from $3,072.0 million in 1999. The increase was primarily due to an increase in investment yields due to higher interest rates on new investments. The yield on average invested assets and cash was 7.5% in 2000, compared to 7.4% in 1999. The increase was also due to a $934.8 million, or 2%, increase in average invested assets and cash.

    Net realized capital gains decreased $264.6 million, or 65%, to $139.9 million in 2000, from $404.5 million in 1999. The decrease was due in part to a decrease in sales of invested assets, primarily equity securities, in 2000. In 1999, we sold a significant portion of our equity securities portfolio to reduce exposure to common stock and to realize appreciation. We also recognized an increase in net realized capital losses in 2000, compared to 1999, in our fixed income securities portfolio, reflecting our investment philosophy to reposition the investment portfolio to maximize investment returns by selling lower yielding fixed income securities to allow for reinvestment in higher yielding fixed income securities. In 1999, we sold a portion of our investment in United Payors and United Providers, a publicly traded service organization that acts as an intermediary between health care payors and health care providers, realizing a capital gain of $27.6 million. In 2000, we sold our remaining investment and realized a capital gain of $90.6 million.

    Benefits, claims and settlement expenses decreased $28.6 million, or 1%, to $5,232.3 million in 2000, from $5,260.9 million in 1999. The decrease was primarily due to a $55.5 million, or 2%, decrease from the Life and Health Insurance segment, primarily resulting from the release of group medical and group Medicare supplement claim reserves established in 1999. The claim reserves were established in 1999 as a result of poor claim experience during the first three quarters of 1999 and an expectation that claims would continue to increase through the second quarter of 2000. Group Medicare supplement benefits, claims and settlement expenses also decreased as a result of our decision to cease new sales of group Medicare supplement insurance effective January 1, 2000 and our decision to reinsure all existing business as of July 1, 2000. In addition, the decrease was related to a $24.7 million, or 1%, decrease from the U.S. Asset Management and Accumulation segment primarily resulting from a decrease in benefit payments and reserve changes reflecting the decrease in our block of pension experience rated business and an increase in our guaranteed business. The decreases were partially offset by a $52.1 million, or 25%, increase from the International Asset Management and Accumulation segment, primarily due to an increase in the change in reserves and policy and contract benefit payments, primarily related to additional sales of annuity products with life contingencies in Mexico, Argentina and Chile.

    Dividends to policyholders increased $8.1 million, or 3%, to $312.7 million in 2000, from $304.6 million in 1999. The increase was primarily attributable to a $12.5 million, or 4%, increase from the Life and Health Insurance segment due to increased dividends on traditional individual life insurance products, a result of increases in the cash values of the policies. The increase was partially offset by a $4.4 million, or 49%, decrease in dividends from the U.S. Asset Management and Accumulation segment, which reflected a decrease in our block of pension experience rated business.

    Operating expenses increased $409.1 million, or 20%, to $2,479.4 million in 2000, from $2,070.3 million in 1999. The increase was primarily due to a $160.2 million, or 76%, increase from the International Asset Management and Accumulation segment, primarily resulting from the inclusion of BT Financial Group in our financial results effective August 1999, including a $23.3 million increase amortization of goodwill and other intangibles. The increase also reflected a $121.5 million, or 20%, increase from the U.S. Asset Management and Accumulation segment, primarily due to a change in our assumptions related to amortization of deferred policy acquisition costs related to pension products and also due to an increase in pension salary and incentive compensation costs and other pension administrative expenses. In addition, the increase was due to a $116.0 million increase from the Corporate and Other segment, primarily related to a non-recurring loss contingency reserve established for sales practices litigation and demutualization costs as well as additional interest costs related to private debt securities and commercial paper issued in connection with our acquisition of BT Financial Group. The increase was also due to a $39.5 million, or 5%, increase from the Life and Health Insurance segment, primarily due to expenses related to our group Medicare supplement business and higher group medical commissions. The increases were partially offset by a $28.1 million, or 9%, decrease from the Mortgage Banking segment, primarily a result of net gains we earned on hedges related to our servicing portfolio in 2000.

    Income taxes decreased $83.2 million, or 26%, to $240.3 million in 2000, from $323.5 million in 1999. The effective income tax rate was 28% in 2000 and 30% in 1999. The effective rates for 2000 and 1999 were lower than the corporate income tax rate of 35%, primarily due to income tax deductions allowed for corporate dividends received.

    As a result of the foregoing factors, net income decreased $121.9 million, or 16%, to $620.2 million in 2000, from $742.1 million in 1999.

    In 2000, non-recurring items of $101.0 million, net of tax, included the negative effects of (1) a loss contingency reserve established for sales practices litigation ($93.8 million); and (2) expenses related to our demutualization study ($7.2 million).

    Operating earnings increased $152.9 million, or 32%, to $628.1 million in 2000, from $475.2 million in 1999. The increase resulted from a $71.6 million, or 79%, increase from the Life and Health Insurance segment, primarily due to improved earnings from our group medical business. The increase was also due to a $58.2 million increase from the Corporate and Other segment, primarily due to improved investment yields and lower expenses due in part to a net recovery of interest expense related to a successful tax audit appeal. In addition, the increase was due to a $29.9 million, or 78%, increase from the International Asset Management and Accumulation segment due to growth in our international operations, due in part to BT Financial Group, which we acquired in August 1999. Operating earnings from the U.S. Asset Management and Accumulation did not change as increases in revenues were offset by increases in expenses. These increases were partially offset by a $6.8 million, or 12%, decrease from the Mortgage Banking segment, primarily due to a decrease in mortgage loan production earnings, reflecting a decrease in production volume.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Premiums and other considerations increased $119.2 million, or 3%, to $3,937.6 million in 1999, from $3,818.4 million in 1998. The increase was primarily due to a $285.0 million, or 101%, increase from the U.S. Asset Management and Accumulation segment, due to increased sales of single premium group annuities with life contingencies. The premium income we receive from these contracts fluctuates due to the variability in the number and size of pension plan terminations in the market and our ability to attract new sales. The increase was also due to a $64.0 million, or 2%, increase from the Life and Health Insurance segment, primarily due to growth in our dental insurance business, and an increase in premiums and other considerations for group Medicare supplement insurance and group medical insurance, a result of more competitive pricing and new sales incentives. The increase was also due to a $32.8 million, or 22%, increase from the International Asset Management and Accumulation segment, primarily related to the addition of premiums from El Roble, a Chilean life insurance company we acquired in July 1998, sales of single premium annuities with life contingencies, related primarily to our newly formed annuity company in Mexico, and sales of single premium group annuities with life contingencies in Spain. The increases were partially offset by a $262.6 million decrease from the Corporate and Other segment, primarily related to our HMO operations, which contributed premiums and other considerations through March 31, 1998, prior to being transferred to Coventry.

    Fees and other revenues increased $308.5 million, or 32%, to $1,287.3 million in 1999, from $978.8 million in 1998. The increase was primarily due to a $165.7 million, or 37%, increase from the U.S. Asset Management and Accumulation segment, primarily due to growth in assets under management, which benefited from strong equity market performance in 1999, an increase in net deposits received from our pension customers and an increase in third-party asset management fee revenues. The increase in U.S. Asset Management and Accumulation segment fee revenues was related to the inclusion of asset management fee revenues of Principal Capital Management in this segment at the beginning of 1999. Such asset management fee revenues were reported in the Corporate and Other segment prior to 1999, leading to a $35.1 million decrease for the Corporate and Other segment. This change in reported segment did not have an impact on our consolidated financial results. The increase was also due to a $77.5 million increase from the International Asset Management and Accumulation segment, primarily related to the inclusion of fees and revenues contributed by BT Financial Group, which we acquired in August 1999. The increase was also due to a $66.9 million, or 20%, increase from the Mortgage Banking segment, primarily due to an increase in residential mortgage loan servicing revenues resulting from the increase in our residential mortgage loan servicing portfolio. The increase was also attributable to a $33.5 million, or 23%, increase from the Life and Health Insurance segment, primarily due to an increase in fee revenues from our group fee-for-service business, as we provided more clients with customized services that result in higher fees, and an increase in fee revenues due to increased sales of individual interest-sensitive life insurance products, a result of customer preference for universal life and variable life insurance products.

    Net investment income increased $138.1 million, or 5%, to $3,072.0 million in 1999, from $2,933.9 million in 1998. The increase was primarily due to higher investment yields in 1999. The yield on average invested assets and cash was 7.4% in 1999, compared to 7.2% in 1998. The increase was also due to an $897.2 million, or 2%, increase in average invested assets. Our pro rata share of Coventry's net income increased $28.9 million, as a result of Coventry's improved earnings in 1999 compared to 1998. In addition, BT Financial Group contributed $18.3 million of net investment income in 1999.

    Net realized capital gains, as adjusted, decreased $61.3 million, or 13%, to $404.5 million in 1999, from $465.8 million in 1998. Our net realized capital gains reflect significant sales activity in both 1999 and 1998. We continued to reposition the investment portfolio to maximize operating investment returns by selling lower yielding invested assets and reinvesting in higher yielding investments. In addition, we sold a significant portion of our equity securities portfolio in 1999 and 1998 to reduce our exposure to common stock and to realize appreciation in value. Additionally, we reduced our investments in real estate in 1999 and 1998 to reduce our exposure to this asset class. We actively managed our portfolio of residential mortgage-backed securities to ensure that the securities we held traded close to or below par to manage prepayment risk. These activities resulted in the realization of capital gains and losses.

    Benefits, claims and settlement expenses increased $171.9 million, or 3%, to $5,260.9 million in 1999, from $5,089.0 million in 1998. The increase was primarily due to a $288.2 million, or 14%, increase from the U.S. Asset Management and Accumulation segment, related primarily to a larger block of single premium group annuities with life contingencies. The increase was also due to a $109.6 million, or 4%, increase from the Life and Health Insurance segment, reflecting an increase in group medical and group Medicare supplement benefits. This increase was also due to reserve changes in 1999, which were primarily due to claim reserves established as a result of poor claim experience during the first three quarters of 1999 and an expectation that claims would continue to increase through the second quarter of 2000. The increase was also due to a $44.9 million, or 27%, increase from the International Asset Management and Accumulation segment, primarily attributable to the addition of benefits, claims and settlement expenses from El Roble, which we acquired in July 1998, and an increase in the change in reserves due to sales of single premium group annuities with life contingencies in Spain and Mexico. The increases were partially offset by a $270.8 million decrease from the Corporate and Other segment, primarily related to our HMO operations, which generated benefits, claims and settlement expenses in 1998, prior to being transferred to Coventry.

    Dividends to policyholders increased $5.9 million, or 2%, to $304.6 million in 1999, from $298.7 million in 1998. The increase was due to a $10.3 million increase from the U.S. Asset Management and Accumulation segment, a reflection of lower dividends in 1998, as several large group annuity contracts renewed in the form of non-participating contracts in 1998. The increase was partially offset by a $4.4 million, or 1%, decrease from the Life and Health Insurance segment, primarily related to a decrease in group life and health insurance dividends when compared to 1998. After July 1, 1998, new issues and renewals of group life and health contracts were in the form of non-participating policies. These policies included experience refund provisions that were reported as reductions of premiums in 1999, instead of as dividends to policyholders. The change in presentation did not affect net income. The Life and Health Insurance segment dividend decrease was partially offset by an increase in individual traditional life insurance dividends due to increases in the cash values of policies and in the interest rates credited to the policies.

    Operating expenses decreased $3.7 million to $2,070.3 million in 1999, from $2,074.0 million in 1998. The decrease was primarily due to a $198.0 million, or 79%, decrease from the Corporate and Other segment, primarily due to our HMO operations which generated operating expenses in 1998, prior to the transfer of those operations to Coventry. The decrease was also attributable to a $29.0 million, or 3%, decrease from the Life and Health Insurance segment, primarily related to a decrease in amortization of deferred policy acquisition costs for individual life and disability insurance in 1999, compared to 1998. Amortization was higher in 1998 due to loss recognition on older blocks of business. The decreases were partially offset by a $120.1 million increase from the International Asset Management and Accumulation segment, primarily due to the addition of BT Financial Group in August 1999. BT Financial Group's operating expenses included $13.7 million of amortization of goodwill and other intangibles. The decreases were also partially offset by a $60.6 million, or 24%, increase from the Mortgage Banking segment, primarily due to an increase in amortization of residential mortgage loan servicing rights, a result of the increase in the residential mortgage loan servicing portfolio. The decreases were also partially offset by a $42.6 million, or 7%, increase from the U.S. Asset Management and Accumulation segment, primarily related to Principal Capital Management, which was included in this segment at the beginning of 1999.

    Income taxes increased $281.3 million to $323.5 million in 1999, from $42.2 million in 1998. The effective income tax rate was 30% in 1999 and 6% in 1998, compared to the U.S. corporate income tax rate of 35%. The effective income tax rate was lower than the corporate income tax rate in 1999, primarily due to tax exempt income. The rate was also reduced due to higher deferred taxes related to health reserves in 1998, the effects of which were reversed in 1999. The effective income tax rate was lower than the corporate income tax rate of 35% in 1998, primarily due to Principal Life's release of a tax reserve, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items," and related accrued interest in the amount of $164.4 million, consisting of $145.4 million in taxes and $19.0 million of interest.

    As a result of the foregoing factors, net income increased $49.1 million, or 7%, to $742.1 million in 1999, from $693.0 million in 1998.

    In 1998, non-recurring items of $104.8 million, net of tax, included: the positive effects of (1) a favorable settlement of a contingent tax matter ($164.4 million), see "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items," and (2) accounting changes by our international operations ($13.3 million); and the negative effects of (1) expenses related to our corporate structure change to a mutual insurance holding company and related adjustments for changes in amortization assumptions for deferred policy acquisition costs ($27.4 million) and (2) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

    Operating earnings increased $207.7 million, or 78%, to $475.2 million in 1999, from $267.5 million in 1998. The increase resulted from a $118.2 million, or 50%, increase from the U.S. Asset Management and Accumulation segment primarily resulting from growth in our pension full service accumulation business. The increase was also due to a $53.8 million increase from the Corporate and Other segment, primarily due to the absence of losses from our HMO operations in 1999, a result of the transfer of our HMO operations to Coventry in 1998. In addition, the increase was due to a $40.7 million, or 81%, increase from the Life and Health Insurance segment, primarily due to increased earnings from our individual life insurance business and, to a lesser extent, increases in earnings from our group disability insurance business. These increases were partially offset by a $3.0 million, or 8%, decrease from the International Asset Management and Accumulation segment, primarily attributable to an increase in operating expenses related to BT Financial Group, which we acquired in August 1999. These increases were also partially offset by a $2.0 million, or 3%, decrease from the Mortgage Banking segment.

RESULTS OF OPERATIONS BY SEGMENT

    We evaluate segment performance by segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Segment operating earnings is determined by adjusting GAAP net income for net realized capital gains and losses, as adjusted, and non-recurring items that we believe are not indicative of overall operating trends. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, recurring operations of our businesses. However, segment operating earnings are not a substitute for net income determined in accordance with GAAP.

    The following table presents segment information as of or for the three months ended March 31, 2001 and 2000 and as of or for each of the years ended December 31, 2000, 1999 and 1998:

                                                              AS OF OR FOR THE
                                                             THREE MONTHS ENDED        AS OF OR FOR THE YEAR ENDED
                                                                  MARCH 31,                   DECEMBER 31,
                                                            ---------------------   ---------------------------------
                                                              2001        2000        2000        1999        1998
                                                            ---------   ---------   ---------   ---------   ---------
                                                                                 ($ IN MILLIONS)
OPERATING REVENUES BY SEGMENT:
U.S. Asset Management and Accumulation(2).................  $ 1,015.7   $   868.3   $ 3,533.9   $ 3,472.6   $ 2,933.1
International Asset Management and Accumulation...........      144.4       157.4       630.7       379.6       223.1
Life and Health Insurance.................................    1,002.4     1,047.4     4,122.6     3,985.5     3,893.1
Mortgage Banking..........................................      119.6        97.7       359.8       398.3       340.6
Corporate and Other(1)(2).................................       35.0        29.0        97.1        61.9       342.5
                                                            ---------   ---------   ---------   ---------   ---------
  Total operating revenues................................    2,317.1     2,199.8     8,744.1     8,297.9     7,732.4
Net realized capital gains, including recognition of
  front-end fee revenues(3)...............................      (81.1)       70.8       140.8       403.5       464.5
                                                            ---------   ---------   ---------   ---------   ---------
         Total consolidated revenues......................  $ 2,236.0   $ 2,270.6   $ 8,884.9   $ 8,701.4   $ 8,196.9
                                                            =========   =========   =========   =========   =========
OPERATING EARNINGS (LOSS) BY SEGMENT:
U.S. Asset Management and Accumulation....................  $    88.8   $    88.7   $   356.6   $   356.6   $   238.4
International Asset Management and Accumulation...........       (5.3)       (4.5)       (8.5)      (38.4)      (35.4)
Life and Health Insurance.................................       42.5        36.6       162.3        90.7        50.0
Mortgage Banking..........................................       23.9        18.0        50.0        56.8        58.8
Corporate and Other.......................................       23.8         4.5        67.7         9.5       (44.3)
                                                            ---------   ---------   ---------   ---------   ---------
         Total operating earnings.........................      173.7       143.3       628.1       475.2       267.5
Net realized capital gains (losses), as adjusted(3).......      (47.9)       49.8        93.1       266.9       320.7
Non-recurring items(4)....................................      (20.5)         --      (101.0)         --       104.8
                                                            ---------   ---------   ---------   ---------   ---------
GAAP REPORTED:
Net income................................................  $   105.3   $   193.1   $   620.2   $   742.1   $   693.0
                                                            =========   =========   =========   =========   =========
TOTAL ASSETS BY SEGMENT:
U.S. Asset Management and Accumulation....................  $64,144.6   $66,312.3   $65,795.9   $65,096.4   $58,701.5
International Asset Management and Accumulation...........    4,928.1     5,550.8     5,525.9     5,926.8     1,239.4
Life and Health Insurance.................................   10,406.6    10,080.9    10,421.1     9,949.8     9,116.1
Mortgage Banking..........................................    1,915.2     1,793.9     1,556.3     1,737.7     1,810.4
Corporate and Other(5)....................................    1,017.9     1,064.9       957.8     1,121.5     3,075.9
                                                            ---------   ---------   ---------   ---------   ---------
         Total assets.....................................  $82,412.4   $84,802.8   $84,257.0   $83,832.2   $73,943.3
                                                            =========   =========   =========   =========   =========

---------------

(1) Includes inter-segment eliminations primarily related to real estate joint venture rental income and internal investment management fee revenues. The Corporate and Other segment reported rental income from real estate joint ventures for office space used by other segments.

(2) The U.S. Asset Management and Accumulation segment received fee revenues for performing investment management services for other segments in 2001, 2000 and 1999. The Corporate and Other segment received fee revenues for performing investment management services for other segments prior to 1999.

(3) Net realized capital gains, as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services and net realized capital gains credited to customers. This presentation may not be comparable to presentations made by other companies.

                                                                   FOR THE THREE
                                                                   MONTHS ENDED         FOR THE YEAR ENDED
                                                                     MARCH 31,             DECEMBER 31,
                                                                  ---------------   --------------------------
                                                                   2001     2000     2000     1999      1998
                                                                  ------   ------   ------   -------   -------
                                                                                ($ IN MILLIONS)
    Net realized capital gains (losses).........................  $(80.9)  $ 70.3   $139.9   $ 404.5   $ 465.8
    Recognition of front-end fee revenues.......................    (0.2)     0.5      0.9      (1.0)     (1.3)
                                                                  ------   ------   ------   -------   -------
      Net realized capital gains (losses), including recognition
        of front-end fee revenues...............................   (81.1)    70.8    140.8     403.5     464.5
    Amortization of deferred policy acquisition costs related to
      net realized capital gains (losses).......................     1.0      0.2     (0.3)      4.4       5.7
    Amounts credited to contractholder accounts.................      --       --       --        --     (26.3)
    Non-recurring net realized capital gains (losses)...........      --       --       --        --      (1.7)
                                                                  ------   ------   ------   -------   -------
      Net realized capital gains (losses), including recognition of front-end fee revenues, net of related amortization
        of deferred policy acquisition costs and amounts
        credited to contractholders.............................   (80.1)    71.0    140.5     407.9     442.2
    Income tax effect...........................................    32.2    (21.2)   (47.4)   (141.0)   (121.5)
                                                                  ------   ------   ------   -------   -------
      Net realized capital gains (losses), as adjusted..........  $(47.9)  $ 49.8   $ 93.1   $ 266.9   $ 320.7
                                                                  ======   ======   ======   =======   =======

(4) For the three months ended March 31, 2001, non-recurring items of $20.5 million, net of tax, included the negative effects of: (1) a cumulative effect of change in accounting principle related to our implementation of SFAS 133 ($10.7 million); (2) a loss contingency reserve established for sales practices litigation ($5.9 million); and (3) expenses related to our demutualization ($3.9 million). For the three months ended March 31, 2000, we did not exclude non-recurring items from net income for our presentation of operating earnings. For the year ended December 31, 2000, non-recurring items of $101.0 million, net of tax, included the negative effects of: (1) a loss contingency reserve established for sales practices litigation ($93.8 million); and (2) expenses related to our demutualization study ($7.2 million). For the year ended December 31, 1998, non-recurring items of $104.8 million, net of tax, included: the positive effects of (1) a favorable settlement of a contingent tax matter ($164.4 million), see
    "-- Transactions Affecting Comparability of Results of
    Operations -- Operating Earnings and Non-Recurring Items," and (2) accounting changes by our international operations ($13.3 million); and the negative effects of (1) expenses related to our corporate structure change to a mutual insurance holding company and related adjustments for changes in amortization assumptions for deferred policy acquisition costs ($27.4 million) and (2) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

(5) Includes inter-segment elimination amounts related to internally generated mortgage loans and an internal line of credit. The U.S. Asset Management and Accumulation segment and Life and Health Insurance segment reported mortgage loan assets issued for real estate joint ventures. These mortgage loans were reported as liabilities in the Corporate and Other segment. In addition, the Corporate and Other segment managed a revolving line of credit used by other segments.

U.S. ASSET MANAGEMENT AND ACCUMULATION SEGMENT

    The table below presents certain summary financial data relating to the U.S. Asset Management and Accumulation segment for the periods indicated:

                                                         FOR THE THREE
                                                         MONTHS ENDED            FOR THE YEAR ENDED
                                                           MARCH 31,                DECEMBER 31,
                                                       -----------------   ------------------------------
                                                         2001      2000      2000       1999       1998
                                                       --------   ------   --------   --------   --------
                                                                        ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues(1):
  Premiums and other considerations..................  $  249.5   $113.4   $  525.4   $  566.7   $  281.7
  Fees and other revenues............................     168.5    177.1      704.6      616.2      450.8
  Net investment income..............................     597.7    577.8    2,303.9    2,289.7    2,200.6
                                                       --------   ------   --------   --------   --------
         Total operating revenues....................   1,015.7    868.3    3,533.9    3,472.6    2,933.1
Expenses:
  Benefits, claims and settlement expenses, including
    dividends to policyholders.......................     692.2    554.7    2,315.2    2,344.3    2,019.5
  Operating expenses.................................     214.2    193.5      740.9      626.3      592.3
                                                       --------   ------   --------   --------   --------
         Total expenses..............................     906.4    748.2    3,056.1    2,970.6    2,611.8
                                                       --------   ------   --------   --------   --------
Pre-tax operating earnings...........................     109.3    120.1      477.8      502.0      321.3
Income taxes.........................................      20.5     31.4      121.2      145.4       82.9
                                                       --------   ------   --------   --------   --------
Operating earnings...................................      88.8     88.7      356.6      356.6      238.4

Net realized capital gains (losses), as adjusted.....      (7.4)   (18.8)     (35.9)     (35.4)      14.7
Non-recurring items..................................     (10.8)      --         --         --       23.9
                                                       --------   ------   --------   --------   --------
GAAP REPORTED:
Net income...........................................  $   70.6   $ 69.9   $  320.7   $  321.2   $  277.0
                                                       ========   ======   ========   ========   ========

---------------

(1) Excludes net realized capital gains (losses) and their impact on recognition of front-end fee revenues.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2000

    Premiums and other considerations increased $136.1 million to $249.5 million for the three months ended March 31, 2001, from $113.4 million for the three months ended March 31, 2000. The increase was primarily due to a $137.3 million increase in premiums from single premium group annuities with life contingencies, which are typically used to fund defined benefit pension plan terminations. The premium income we receive from these contracts fluctuates due to the variability in the number and size of pension plan terminations in the market and our ability to attract new sales. This increase was partially offset by a $1.3 million decrease related to decreased sales of our single premium individual annuities with life contingencies.

    Fees and other revenues decreased $8.6 million, or 5%, to $168.5 million for the three months ended March 31, 2001, from $177.1 million for the three months ended March 31, 2000. The decrease was primarily related to a $14.7 million decrease in surrender charge revenues from pension products, reflecting the decreasing interest rate environment. Additionally, a decrease of $4.7 million was primarily due to a change in intra-segment eliminations. These decreases were partially offset by an increase of $10.4 million in fees and other revenues related to Principal Capital Management, primarily the result of revenues attributable to real estate securitizations.

    Net investment income increased $19.9 million, or 3%, to $597.7 million for the three months ended March 31, 2001, from $577.8 million for the three months ended March 31, 2000. The increase was primarily due to a $1,983.9 million, or 6%, increase in average invested assets and cash for the segment. The yield on average invested assets and cash was 7.3% for the three months ended March 31, 2001, compared to 7.5% for the three months ended March 31, 2000, reflecting an increase in cash and cash equivalents, which earns lower yields than invested assets.

    Benefits, claims and settlement expenses, including dividends to policyholders, increased $137.5 million, or 25%, to $692.2 million for the three months ended March 31, 2001, from $554.7 million for the three months ended March 31, 2000. An increase of $140.9 million from our pension full-service payout business primarily reflected the increase in reserves from sales of single premium group annuities with life contingencies and an increase in dividends. A $7.8 million increase related to our pension investment-only business was primarily due to an increase in interest credited due to the growth in our investment-only business. An additional $2.5 million increase was primarily related to an increase in interest credited in our individual annuity business, resulting from customers electing the fixed annuity options of their variable annuity product. Partially offsetting these increases was a $13.8 million decrease in our pension full-service accumulation business reflecting a decrease in interest credited, primarily a result of a decrease in average crediting rates.

    Operating expenses increased $20.7 million, or 11%, to $214.2 million for the three months ended March 31, 2001, from $193.5 million for the three months ended March 31, 2000. An increase of $15.9 million related to our pension business was primarily due to an increase in amortization of deferred policy acquisition costs. An increase of $6.7 million for Principal Bank was primarily related to growth in bank operations. Additionally, an increase of $3.8 million in operating expenses related to Principal Capital Management, was primarily the result of an increase in compensation costs resulting from growth in operations. These increases were partially offset by a $6.0 million decrease resulting from a change in intra-segment eliminations.

    Income taxes decreased $10.9 million, or 35%, to $20.5 million for the three months ended March 31, 2001, from $31.4 million for the three months ended March 31, 2000. The effective income tax rate for this segment was 19% for the three months ended March 31, 2001, and 26% for the three months ended March 31, 2000. The effective income tax rates for the three months ended March 31, 2001 and 2000 were lower than the corporate income tax rate of 35%, primarily due to income tax deductions allowed for corporate dividends received, for which the estimated benefit recognition rate increased during the three months ended March 31, 2001 compared to the three months ended March 31, 2000, as a result of favorable tax developments, and other tax-exempt income.

    As a result of the foregoing factors, operating earnings increased $0.1 million to $88.8 million for the three months ended March 31, 2001, from $88.7 million for the three months ended March 31, 2000.

    Net realized capital losses, as adjusted, decreased $11.4 million, or 61%, to $7.4 million for the three months ended March 31, 2001, from $18.8 million for the three months ended March 31, 2000. The decrease was primarily due to the positive effects of a change in the mortgage loan valuation allowance, primarily reflecting the decrease in the amount invested in commercial mortgage loans. In addition, there was a decrease in losses related to sales of fixed maturities, reflecting a decrease in portfolio activity in 2001. These decreases were partially offset by losses due to permanent impairments of fixed maturity securities.

    As a result of the foregoing factors and the inclusion of non-recurring items for the three months ended March 31, 2001, net income increased $0.7 million, or 1%, to $70.6 million for the three months ended March 31, 2001, from $69.9 million for the three months ended March 31, 2000. Non-recurring items for the three months ended March 31, 2001 had a negative impact on net income of $10.8 million, net of tax, due to the cumulative effect of accounting change, net of income taxes, related to our implementation of SFAS 133, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items."

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Premiums and other considerations decreased $41.3 million, or 7%, to $525.4 million in 2000, from $566.7 million in 1999. The decrease was primarily due to a $43.3 million decrease in premiums from single premium group annuities with life contingencies, which are typically used to fund defined benefit pension plan terminations. The premium income we receive from these contracts fluctuates due to the variability in the number and size of pension plan terminations in the market and our ability to attract new sales. This decrease was partially offset by a $2.0 million increase related to increased sales of our single premium individual annuities with life contingencies.

    Fees and other revenues increased $88.4 million, or 14%, to $704.6 million in 2000, from $616.2 million in 1999. The increase was primarily related to a $74.2 million increase in administrative fee revenues for pension products and services. The increase in administrative fee revenues reflected an increase in the amortization of front-end fee revenues, a result of a change in our assumptions related to amortization of deferred policy acquisition costs attributable to pension products. We also received higher fee revenues from surrender charges and pension customer-directed investment transfers, reflecting the higher interest rate environment and increased customer account activity. The increase in fee revenues was also due in part to growth in assets under management related to our pension products in 1999. An increase of $13.0 million was primarily due to investment management fee revenues from our mutual fund business and commission fee revenues related to sales of third-party mutual funds. An increase of $5.6 million in individual annuity fees, primarily a result of growth in separate account assets related to individual annuity products, also contributed to the segment increase. The increase in fees and other revenues was partially offset by a $5.6 million decrease in fee revenues related to Principal Capital Management, primarily a result of a decrease in proceeds related to commercial mortgage-backed securitization transactions.

    Net investment income increased $14.2 million, or 1%, to $2,303.9 million in 2000, from $2,289.7 million in 1999. The increase was primarily due to a $1,561.6 million, or 5%, increase in average invested assets and cash for the segment. The yield on average invested assets and cash was 7.3% in 2000, compared to 7.6% in 1999, due to a decrease in interest credited on assets backing allocated capital. The decrease in interest credited was partially offset by higher interest rates on fixed income investments backing product liabilities.

    Benefits, claims and settlement expenses, including dividends to policyholders, decreased $29.1 million, or 1%, to $2,315.2 million in 2000, from $2,344.3 million in 1999. A decrease of $26.7 million in benefits and reserve changes, and a $4.5 million decrease in dividends to policyholders were both related to our full-service pension accumulation products, reflecting the decrease in our block of pension experience rated business and an increase in our guaranteed business. An additional $21.4 million decrease was attributable to decreased sales of single premium group annuities with life contingencies. Partially offsetting these decreases was a $19.5 million increase related to our investment-only business, primarily reflecting an increase in interest credited due to the growth in our investment-only business. An additional $3.8 million increase was primarily related to an increase in interest credited on individual fixed annuities and the fixed component of variable annuities, a result of higher interest crediting rates during 2000.

    Operating expenses increased $114.6 million, or 18%, to $740.9 million in 2000, from $626.3 million in 1999. An increase of $57.3 million was primarily due to a change in our assumptions related to amortization of deferred policy acquisition costs attributable to pension products. An additional $28.7 million increase was primarily related to an increase in pension salary and incentive compensation costs and other pension administrative costs. Operating expenses also increased $9.7 million for our mutual fund business, primarily the result of increased sales of third-party mutual funds and also due to other mutual fund operating expenses. An $8.3 million increase in operating expenses related to our individual annuity business was primarily due to an increase in amortization of deferred policy acquisition costs. Additionally, a $6.5 million increase in operating expenses for Principal Capital Management was primarily related to an increase in incentive compensation costs.

    Income taxes decreased $24.2 million, or 17%, to $121.2 million in 2000, from $145.4 million in 1999. The effective income tax rate for this segment was 25% in 2000, and 29% in 1999. The effective tax rates were lower than the corporate income tax rate of 35%, primarily due to income tax deductions allowed for corporate dividends received and other tax-exempt income.

    As a result of the foregoing factors, operating earnings were $356.6 million in both 2000 and 1999.

    Net realized capital losses, as adjusted, increased to $35.9 million in 2000, from $35.4 million in 1999. This segment recognized net realized capital losses consistent with our change in investment philosophy, which increased portfolio activity. We repositioned the investment portfolio to maximize operating investment returns by selling lower yielding fixed income securities to allow for reinvestment in higher yielding fixed income securities. This repositioning of the portfolio generated net realized capital losses.

    As a result of the foregoing factors, net income decreased to $320.7 million in 2000, from $321.2 million in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Premiums and other considerations increased $285.0 million, or 101%, to $566.7 million in 1999 from $281.7 million in 1998. The increase was primarily due to a $279.9 million increase in premiums for single premium group annuities with life contingencies, which are typically used to fund defined benefit pension plan terminations. The premium income we receive from these contracts fluctuates due to the variability in the number and size of defined benefit pension plan terminations in the market and our ability to attract new sales. The increase in premiums and other considerations was also due to a $5.1 million increase related to increased sales of single premium individual annuities with life contingencies.

    Fees and other revenues increased $165.4 million, or 37%, to $616.2 million in 1999, from $450.8 million in 1998. The increase was primarily contributed by our U.S. asset management operations, as we included Principal Capital Management in this segment at the beginning of 1999. Fees and other revenues contributed in 1999 by Principal Capital Management were $74.6 million. In addition, an increase of $71.8 million in fees and other revenues from our pension products contributed to the increase, as a result of growth in assets under management, which benefited from strong equity market performance in 1999 and an increase in net deposits received from customers, particularly in early 1999. The increase in fees and other revenues was also due to an $11.9 million increase in mutual fund fee revenues, primarily due to an increase in assets under management in our mutual fund business. The growth in assets under management related to our individual annuity products also contributed to a $6.9 million increase in fees and other revenues, which reflected the increase in new deposits related to individual variable annuity sales and strong market performance.

    Net investment income increased $89.1 million, or 4%, to $2,289.7 million in 1999, from $2,200.6 million in 1998. The increase was primarily due to a $858.6 million, or 3%, increase in average invested assets and cash for the segment. The yield on average invested assets and cash was 7.6% in 1999 and 7.5% in 1998.

    Benefits, claims and settlement expenses, including dividends to policyholders, increased $324.8 million, or 16%, to $2,344.3 million in 1999, from $2,019.5 million in 1998. An increase of $227.6 million was primarily due to a larger block of single premium group annuities with life contingencies. Additionally, the growth in our block of group annuities caused a $93.6 million increase in interest credited to guaranteed business. In addition, a $10.3 million increase in dividends to policyholders was a reflection of lower dividends in 1998, a result of several large group annuity contracts that renewed in the form of non-participating contracts in 1998. These increases were partially offset by a $9.9 million decrease, primarily due to a decrease in interest credited on individual annuities, the result of a smaller block of single premium individual annuities with life contingencies reflecting terminations that exceeded new sales. The decrease in interest credited was also due to lower interest crediting rates in 1999 compared to 1998.

    Operating expenses increased $34.0 million, or 6%, to $626.3 million in 1999, from $592.3 million in 1998. The increase was primarily due to higher operating expenses from our U.S. asset management operations, related to Principal Capital Management, which was included in this segment at the beginning of 1999. Operating expenses attributable to Principal Capital Management were $101.0 million. The increase was also due to a $7.4 million increase in operating expenses, primarily related to growth in our individual annuity business, reflected by increases in general expenses, taxes, licenses and fees and amortization of deferred policy acquisition costs. Additionally, we experienced a $2.9 million increase, primarily attributable to increased commissions and other general expenses related to our mutual fund business. The increases were partially offset by a $62.1 million decrease in operating expenses related to our pension products and services, which reflect higher expenses in 1998 related to the costs of implementing new retirement plan processing technology. In addition, a $16.6 million decrease was due to a write-down of goodwill in 1998, reflecting continued operating losses and significantly reduced cash flow forecasts of Trust Consultants, Inc., a pension administration subsidiary.

    Income taxes increased $62.5 million, or 75%, to $145.4 million in 1999 from $82.9 million in 1998. The effective income tax rate for this segment was 29% in 1999 and 26% in 1998, compared to the U.S. corporate income tax rate of 35%. The effective income tax rate was lower than the corporate income tax rate in 1999 and 1998, due to tax exempt income related primarily to dividends received deductions. Although tax exempt income for the segment increased over 1998 levels, the increase in the effective tax rate for 1999 was due to the increase in taxable operating earnings for the segment.

    As a result of the foregoing factors, operating earnings increased $118.2 million, or 50%, to $356.6 million in 1999, from $238.4 million in 1998.

    Net realized capital gains, as adjusted, decreased $50.1 million to net realized capital losses of $35.4 million in 1999, from $14.7 million of net realized capital gains in 1998. This segment recognized net realized capital losses consistent with our change in investment philosophy, which increased portfolio activity. Specifically, we repositioned the investment portfolio to maximize operating investment returns by selling lower yielding invested assets to allow for reinvestment in higher yielding investments. This repositioning of the portfolio generated net realized capital losses.

    As a result of the foregoing factors and the inclusion of non-recurring items in 1998, net income increased $44.2 million, or 16%, to $321.2 million in 1999, from $277.0 million in 1998. In 1998, net income for this segment included non-recurring items totaling $23.9 million, net of tax, related to a release of a tax reserve, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items".

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION SEGMENT

    The table below presents certain summary financial data relating to the International Asset Management and Accumulation segment for the periods indicated:

                                                               FOR THE THREE
                                                               MONTHS ENDED        FOR THE YEAR ENDED
                                                                 MARCH 31,            DECEMBER 31,
                                                              ---------------   ------------------------
                                                               2001     2000     2000     1999     1998
                                                              ------   ------   ------   ------   ------
                                                                           ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating revenues(1):
  Premiums and other considerations.........................  $ 46.4   $ 58.9   $220.5   $179.9   $147.1
  Fees and other revenues...................................    71.9     75.3    305.2    105.6     28.1
  Net investment income.....................................    26.1     23.2    105.0     94.1     47.9
                                                              ------   ------   ------   ------   ------
         Total operating revenues...........................   144.4    157.4    630.7    379.6    223.1
Expenses:
  Benefits, claims and settlement expenses..................    57.5     67.6    262.2    210.1    165.2
  Operating expenses........................................    93.6     90.9    372.3    212.1    101.2
                                                              ------   ------   ------   ------   ------
         Total expenses.....................................   151.1    158.5    634.5    422.2    266.4
                                                              ------   ------   ------   ------   ------
Pre-tax operating loss......................................    (6.7)    (1.1)    (3.8)   (42.6)   (43.3)
Income taxes (benefits).....................................    (1.4)     3.4      4.7     (4.2)    (7.9)
                                                              ------   ------   ------   ------   ------
Operating loss..............................................    (5.3)    (4.5)    (8.5)   (38.4)   (35.4)

Net realized capital gains (losses), as adjusted............   (20.3)     4.7      1.4      7.7     12.0
Non-recurring items.........................................      --       --       --       --     13.3
                                                              ------   ------   ------   ------   ------
GAAP REPORTED:
Net income (loss)...........................................  $(25.6)  $  0.2   $ (7.1)  $(30.7)  $(10.1)
                                                              ======   ======   ======   ======   ======
OTHER DATA:
Operating earnings (loss) before amortization of goodwill
  and other intangibles.....................................  $  6.8   $  4.6   $ 28.5   $(24.6)  $(28.5)

---------------

(1) Excludes net realized capital gains (losses) and their impact on recognition of front-end fee revenues.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2000

    Premiums and other considerations decreased $12.5 million, or 21%, to $46.4 million for the three months ended March 31, 2001, from $58.9 million for the three months ended March 31, 2000. The decrease was related to the loss of $17.5 million of premiums and other considerations due to the February 2001 divestiture of our operations in Spain. A decrease of $5.1 million in Chile was primarily due to the weakening of the Chilean peso versus the U.S. dollar. The decreases were partially offset by a $9.6 million increase resulting from increased sales of single premium annuities with life contingencies in Mexico, primarily generated as a result of the addition of agents.

    Fees and other revenues decreased $3.4 million, or 5%, to $71.9 million for the three months ended March 31, 2001, from $75.3 million for the three months ended March 31, 2000. The decrease was primarily related to a $7.8 million decrease of fee revenues contributed by BT Financial Group, primarily as a result of the weakening of the Australian dollar versus the U.S. dollar. The decrease was partially offset by a $4.1 million increase in Principal International fee revenues, a result of assets under management growth in Mexico, deposits growth in Hong Kong resulting from sales to plans established under the new Mandatory Provident Fund, which started in December 2000, and increased sales of universal life-type products in Argentina.

    Net investment income increased $2.9 million, or 13%, to $26.1 million for the three months ended March 31, 2001, from $23.2 million for the three months ended March 31, 2000. The increase was primarily attributable to a $5.7 million increase from Principal International related to an 11% increase in average invested assets and cash and an increase in investment yields. The yield on average invested assets and cash was 8.2% for the three months ended March 31, 2001, compared to 6.8% for the three months ended March 31, 2000. In addition, a net increase of $0.7 million of equity method net investment income related to our pro rata share of net income, excluding the effect of goodwill amortization, of BrasilPrev Previdencia Privada S.A., a pension company in Brazil in which we acquired a minority interest in October 1999, and our pro rata share of net loss of ING/Principal Pensions Co., Ltd., a pension company in Japan in which we acquired a minority interest in January 2000. The increases were partially offset by the $2.1 million loss of net investment income resulting from the divestiture of our operations in Spain. The increases were also partially offset by a $1.5 million decrease related to the operations of BT Financial Group.

    Benefits, claims and settlement expenses decreased $10.1 million, or 15%, to $57.5 million for the three months ended March 31, 2001, from $67.6 million for the three months ended March 31, 2000. The decrease was primarily related to the loss of $18.9 million of benefits, claims and settlement expenses resulting from the divestiture of our operations in Spain. The decrease was partially offset by a $9.3 million increase in reserve changes and policy and contract benefit payments in Mexico, the result of increased sales of single premium annuities with life contingencies.

    Operating expenses increased $2.7 million, or 3%, to $93.6 million for the three months ended March 31, 2001, from $90.9 million for the three months ended March 31, 2000. The increase was primarily due to a $1.9 million increase of operating expenses incurred by BT Financial Group, including a $3.0 million increase in amortization of goodwill and other intangibles. The increase was partially offset by a decrease in operating expenses resulting from the weakening of the Australian dollar versus the U.S. dollar. In addition, a $2.5 million increase in Mexico was primarily attributable to commissions and compensation resulting from increased sales. These increases were partially offset by the loss of $1.9 million of operating expenses resulting from the divestiture of our operations in Spain.

    Income tax expense (benefits) decreased $4.8 million to a $1.4 million income tax benefit for the three months ended March 31, 2001, from $3.4 million of income tax expense for the three months ended March 31, 2000. The decrease was primarily due to a decrease in pre-tax operating earnings from BT Financial Group.

    As a result of the foregoing factors, operating loss increased $0.8 million, or 18%, to $5.3 million for the three months ended March 31, 2001, from $4.5 million for the three months ended March 31, 2000.

    Net realized capital gains, as adjusted, decreased $25.0 million to $20.3 million of net realized capital losses for the three months ended March 31, 2001, from $4.7 million of net realized capital gains for the three months ended March 31, 2000. The decrease was primarily due to a $21.0 million after-tax net realized capital loss on the sale of our operations in Spain. In addition, a $4.4 million decrease was related to net realized capital gains from our operations in Spain for the three months ended March 31, 2000.

    As a result of the foregoing factors, net income decreased $25.8 million to a $25.6 million net loss for the three months ended March 31, 2001, from $0.2 million net income for the three months ended March 31, 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Premiums and other considerations increased $40.6 million, or 23%, to $220.5 million in 2000, from $179.9 million in 1999. Increases of $16.9 million in Mexico, $16.7 million in Argentina and $5.9 million in Chile were primarily a result of increased sales of single premium annuities with life contingencies. The increased sales in Mexico were primarily a result of sales by Principal Pensiones, S.A. de C.V., an annuity company we established in July 1999. The increased sales in Argentina primarily resulted from sales by an annuity company we established in August 1999.

    Fees and other revenues increased $199.6 million to $305.2 million in 2000, from $105.6 million in 1999. The increase was primarily related to a $180.2 million increase resulting from the contribution of fee revenues by BT Financial Group, which we acquired in August 1999. In addition, an $8.1 million increase was primarily due to lower fees and other revenues recognized in 1999 related to El Roble in Chile. An additional $6.5 million increase was primarily attributable to higher fee revenues from administering retirement funds in Mexico, due to the implementation of a more attractive pricing structure for our customers, which also resulted in increased retention of existing accounts and an increased number of covered lives.

    Net investment income increased $10.9 million, or 12%, to $105.0 million in 2000, from $94.1 million in 1999. An $11.3 million increase was primarily attributable to an increase in average invested assets in Principal International. In addition, an $11.2 million increase resulted from our equity method investment gains related to our pro rata share of net income, excluding the effect of goodwill amortization, of BrasilPrev Previdencia Privada S.A., a pension company in Brazil in which we acquired a minority interest in October 1999. The increases were partially offset by an $8.7 million decrease related to the inclusion of BT Financial Group, primarily related to its margin lending business. The margin lending business was securitized in late 1999, which resulted in a shift of income generation from net investment income to fee revenues in 2000. The increases were also partially offset by a $3.1 million equity method investment loss related to our pro rata share of net loss of ING/Principal Pensions Co., Ltd., a pension company in Japan in which we acquired a minority interest in January 2000.

    Benefits, claims and settlement expenses increased $52.1 million, or 25%, to $262.2 million in 2000, from $210.1 million in 1999. The increase was primarily due to an increase in reserve changes and policy and contract benefit payments of $18.5 million in Mexico and $18.4 million in Argentina, the result of increased sales of single premium annuities with life contingencies. In addition, a $13.4 million increase in reserve changes and policy and contract benefit payments in Chile primarily resulted from the increased sales of annuity products and the implementation of a new reserve calculation method to refine reserve calculations.

    Operating expenses increased $160.2 million, or 76%, to $372.3 million in 2000, from $212.1 million in 1999. The increase was primarily due to a $151.1 million increase resulting from the inclusion of operating expenses incurred by BT Financial Group, including a $23.3 million increase in amortization of goodwill and other intangibles. The increase also included $6.0 million of amortization of goodwill and present value of future profits related to BrasilPrev, which we acquired in October 1999.

    Income tax expense (benefits) increased $8.9 million to $4.7 million of tax expense in 2000, from a $4.2 million tax benefit in 1999. The increase was primarily due to $9.1 million of income tax expense related to an increase in pre-tax operating earnings from BT Financial Group.

    As a result of the foregoing factors, operating loss decreased $29.9 million, or 78%, to $8.5 million in 2000, from $38.4 million in 1999.

    Net realized capital gains, as adjusted, decreased $6.3 million, or 82%, to $1.4 million in 2000, from $7.7 million in 1999. The decrease was primarily due to $4.7 million decrease in net realized capital gains in Principal International, resulting from repositioning of investment portfolios to better match long-term liabilities and assets in 1999. In addition, net realized capital gains, as adjusted, in 1999 included a $1.7 million gain on the sale of minority interest in a capital management company, which was sold following the acquisition of BT Financial Group.

    As a result of the foregoing factors, net loss decreased $23.6 million, or 77%, to $7.1 million in 2000, from $30.7 million in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Premiums and other considerations increased $32.8 million, or 22%, to $179.9 million in 1999, from $147.1 million in 1998. An increase of $14.2 million was primarily due to increased premiums in Chile related to El Roble, which we acquired in July 1998. A $6.9 million increase related primarily to sales of single premium annuities with life contingencies by a newly formed annuity company, Principal Pensiones, S.A. de C.V., in Mexico in July 1999. Premiums and other considerations in Spain increased $6.7 million, primarily due to increased sales of single premium group annuities with life contingencies. Changes to the distribution within Principal Mexico Compania de Seguros S.A. de C.V., and new business generated as a result of name recognition of our two Mexican companies, Principal Afore S.A. de C.V. and Principal Pensiones S.A. de C.V., helped contribute to an increase in group insurance premiums of $2.2 million. In addition, premiums of $1.8 million were generated in 1999 related to a new lump sum individual annuity product with life contingencies in Argentina.

    Fees and other revenues increased $77.5 million to $105.6 million in 1999, from $28.1 million in 1998. The increase was primarily related to BT Financial Group, which contributed $95.5 million of fees and other revenues in 1999. This increase was partially offset by a $9.7 million decrease relating to El Roble, and the loss of $6.5 million of fees due to our 1998 divestiture of a pension subsidiary in Argentina. The divestiture resulted from our decision to discontinue selling products related to the state-mandated retirement plan, which we determined did not generate adequate returns.

    Net investment income increased $46.2 million, or 96%, to $94.1 million in 1999, from $47.9 million in 1998. The increase was primarily due to $19.7 million of increased net investment income related to our 1998 acquisition of El Roble. BT Financial Group generated $18.3 million of net investment income in 1999. An additional $6.7 million of the increase related to investment income received in 1999 on an international mutual fund in Chile, which had generated a loss in 1998. This mutual fund was classified as a trading security in 1998 and 1999, but has been classified as available-for-sale since January 1, 2000. Related gains and losses will be recognized in equity rather than net investment income.

    Benefits, claims and settlement expenses increased $44.9 million, or 27%, to $210.1 million in 1999, from $165.2 million in 1998. The increase was primarily due to $27.0 million of additional expenses related to El Roble. In addition, an increase in changes in reserves of $7.8 million in Spain was due primarily to increased sales of single premium group annuities with life contingencies. In addition, the increase was also due to $6.9 million of expenses related to Principal Pensiones, which we formed in 1999 in Mexico. The increase was also due to a $1.0 million increase in change in reserves in Mexico, as a result of increased sales of group life insurance products.

    Operating expenses increased $110.9 million, or 110%, to $212.1 million in 1999, from $101.2 million in 1998. The increase was primarily related to BT Financial Group, which contributed $117.3 million of operating expenses in 1999, including $13.7 million amortization of goodwill and other intangibles. The increase was partially offset by a $5.3 million decrease in expenses in Argentina, primarily related to the subsidiary we sold in 1998, and reductions in sales force and staff levels in our remaining operations in Argentina.

    Income tax benefits decreased $3.7 million, or 47%, to $4.2 million in 1999, from $7.9 million in 1998. A decrease in income tax benefits of $2.4 million was primarily associated with deferred tax assets related to income tax benefits in our international asset accumulation operations that were not recognized due to loss carryforwards we determined would not be utilized. The decrease was also due to $1.3 million of income tax expense related to BT Financial Group, which we acquired in August 1999.

    As a result of the foregoing factors, operating loss increased $3.0 million, or 8%, to $38.4 million in 1999, from $35.4 million in 1998.

    Net realized capital gains, as adjusted, decreased $4.3 million, or 36%, to $7.7 million in 1999, from $12.0 million in 1998. Net realized capital gains decreased $6.0 million, primarily because 1998 included the gain on the sale of the pension subsidiary in Argentina in 1998, as previously discussed. The decrease was offset by $1.7 million of net realized capital gains contributed by BT Financial Group.

    As a result of the foregoing factors and the inclusion of non-recurring items in 1998, net loss increased $20.6 million to $30.7 million in 1999, from $10.1 million in 1998. In 1998, our net loss included the positive effects of $13.3 million, net of tax, of non-recurring items related to accounting changes by Principal International.

LIFE AND HEALTH INSURANCE SEGMENT

    The table below presents certain summary financial data relating to the Life and Health Insurance segment for the periods indicated:

                                                      AS OF OR FOR THE
                                                        THREE MONTHS        AS OF OR FOR THE YEAR ENDED
                                                       ENDED MARCH 31,              DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       2001       2000       2000       1999       1998
                                                     --------   --------   --------   --------   --------
                                                                       ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating Revenues(1):
  Premiums and other considerations................  $  768.3   $  842.0   $3,250.5   $3,190.6   $3,126.6
  Fees and other revenues..........................      64.9       49.8      230.0      180.2      146.7
  Net investment income............................     169.2      155.6      642.1      614.7      619.8
                                                     --------   --------   --------   --------   --------
         Total operating revenues..................   1,002.4    1,047.4    4,122.6    3,985.5    3,893.1
Expenses:
  Benefits, claims and settlement expenses.........     645.0      697.8    2,659.4    2,714.9    2,605.3
  Dividends to policyholders.......................      78.2       74.7      308.1      295.6      300.0
  Operating expenses...............................     215.2      224.3      913.6      872.0      892.4
                                                     --------   --------   --------   --------   --------
         Total expenses............................     938.4      996.8    3,881.1    3,882.5    3,797.7
                                                     --------   --------   --------   --------   --------
  Pre-tax operating earnings.......................      64.0       50.6      241.5      103.0       95.4
  Income taxes.....................................      21.5       14.0       79.2       12.3       45.4
                                                     --------   --------   --------   --------   --------
  Operating earnings...............................      42.5       36.6      162.3       90.7       50.0

Net realized capital gains (losses), as adjusted...      (0.6)      54.8       47.3       10.1        1.9
Non-recurring items................................       0.1         --         --         --       60.1
                                                     --------   --------   --------   --------   --------
GAAP REPORTED:
Net income.........................................  $   42.0   $   91.4   $  209.6   $  100.8   $  112.0
                                                     ========   ========   ========   ========   ========
OTHER DATA:
Premiums and other considerations:
  Group life and health insurance..................  $  555.4   $  630.8   $2,403.5   $2,345.2   $2,278.8
  Individual life and disability insurance.........     212.9      211.2      847.0      845.4      847.8
Incurred loss ratios(2) (in percents):
  Group life insurance.............................        69%        79%        70%        71%        79%
  Group disability insurance.......................        86        104         85         80        102
  Group medical and group Medicare supplement
    insurance(3)...................................        82         81         83         90         85
  Group dental and vision insurance................        77         77         76         77         77

---------------

(1) Excludes net realized capital gains (losses) and their impact on recognition of front-end fee revenues.

(2) Ratios exclude the impact of the change in experience related reserves for all time periods, to reflect underlying claim experience.

(3) Ratios exclude group Medicare supplement insurance after July 1, 2000, the date at which group Medicare supplement insurance was 100% reinsured.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2000

    Premiums and other considerations decreased $73.7 million, or 9%, to $768.3 million for the three months ended March 31, 2001, from $842.0 million for the three months ended March 31, 2000. Group Medicare supplement insurance premium decreased $48.8 million, resulting from our decision to reinsure 100% of this business effective July 1, 2000. Large premium rate increases in 2000 led to high lapses and low sales of group medical insurance, which resulted in a $30.1 million decrease in premiums. Group life insurance premium decreased $7.3 million primarily due to the loss of two large customers and an overall increase in lapses associated with lapses of group medical coverages. These decreases were partially offset by a $9.9 million increase in group dental insurance premium due to increases in dental premium rates.

    Fees and other revenues increased $15.1 million, or 30%, to $64.9 million for the three months ended March 31, 2001, from $49.8 million for the three months ended March 31, 2000. Fee revenues from individual interest-sensitive life insurance products increased $6.1 million, a result of growth in that block of business. The growth reflected a continued shift in customer preference from individual traditional life insurance products to individual universal life and individual variable universal life insurance products. Fee revenues from our group fee-for-service business and our group medical insurance business increased $5.6 million and $1.4 million, respectively, primarily due to increases in fee rates. Individual traditional life insurance and other life insurance fee revenues increased $1.2 million, primarily related to Executive Benefit Services, Inc., a company we acquired in January 2001 that specializes in the sale of executive benefit products and services to businesses.

    Net investment income increased $13.6 million, or 9%, to $169.2 million for the three months ended March 31, 2001, from $155.6 million for the three months ended March 31, 2000. The increase was primarily due to a $368.4 million, or 4%, increase in average invested assets and cash for the segment. Net investment income also increased due to an increase in average investment yields for the segment. The yield on average invested assets and cash was 7.7% for the three months ended March 31, 2001, compared to 7.3% for the three months ended March 31, 2000, primarily due to higher interest yields on fixed income securities backing product liabilities.

    Benefits, claims and settlement expenses decreased $52.8 million, or 8%, to $645.0 million for the three months ended March 31, 2001, from $697.8 million for the three months ended March 31, 2000. Group Medicare supplement insurance benefits, claims and settlement expenses decreased $52.7 million, resulting from our decision to reinsure 100% of this business effective July 1, 2000. Group life insurance benefits, claims and settlement expenses decreased $13.5 million due to lower mortality experience and the loss of two large customers. These decreases were partially offset by a $7.4 million increase in dental insurance benefits, claims and settlement expenses and a $4.0 million increase in individual interest-sensitive life insurance benefits, claims and settlement expenses due to growth in these blocks of business.

    Dividends to policyholders increased $3.5 million, or 5%, to $78.2 million for the three months ended March 31, 2001, from $74.7 million for the three months ended March 31, 2000. The increase was due to increased dividends on traditional individual life insurance products, a result of increases in the cash values of the policies.

    Operating expenses decreased $9.1 million, or 4%, to $215.2 million for the three months ended March 31, 2001, from $224.3 million for the three months ended March 31, 2000. Group life and health insurance operating expenses decreased $10.9 million, primarily due to a decrease in commissions resulting from our decision to reinsure 100% of our group Medicare supplement insurance business effective July 1, 2000. This decrease was offset by a $1.8 million increase in individual life and health operating expenses, primarily attributable to growth in our individual disability insurance block of business and higher amortization of deferred policy acquisition costs related to individual disability insurance.

    Income taxes increased $7.5 million, or 54%, to $21.5 million for the three months ended March 31, 2001, from $14.0 million for the three months ended March 31, 2000. The effective income tax rate for this segment was 34% for the three months ended March 31, 2001 and 28% for the three months ended March 31, 2000. The effective income tax rate for the three months ended March 31, 2001 was lower than the corporate income tax rate of 35%, primarily due to tax-exempt income. The effective tax rate for the three months ended March 31, 2000 was lower than the corporate income tax rate of 35%, primarily due to tax exempt income and a reduction in a tax reserve as a result of a favorable IRS audit event.

    As a result of the foregoing factors, operating earnings increased $5.9 million, or 16%, to $42.5 million for the three months ended March 31, 2001, from $36.6 million for the three months ended March 31, 2000.

    Net realized capital gains (losses), as adjusted, decreased $55.4 million, or 101%, to a $0.6 million net realized capital loss for the three months ended March 31, 2001, from a $54.8 million net realized capital gain for the three months ended March 31, 2000. The decrease primarily related to the sale of our investment in United Payors and United Providers. In 2000, we sold our remaining investment and realized an after-tax capital gain of $58.9 million. The decrease was also due to losses from permanent impairments of fixed maturity securities during the three months ended March 31, 2001. The decreases were partially offset by the positive effects of a change in the mortgage loan valuation allowance, primarily reflecting a decrease in the amount invested in commercial mortgage loans.

    As a result of the foregoing factors and the inclusion of non-recurring items for the three months ended March 31, 2001, net income decreased $49.4 million, or 54%, to $42.0 million for the three months ended March 31, 2001, from $91.4 million for the three months ended March 31, 2000. Non-recurring items for the three months ended March 31, 2001 had a positive impact on net income of $0.1 million, net of tax, due to the cumulative effect of accounting change, net of income taxes, related to our implementation of FAS 133, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items."

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Premiums and other considerations increased $59.9 million, or 2%, to $3,250.5 million in 2000, from $3,190.6 million in 1999. Group dental insurance premiums increased $72.3 million, primarily resulting from increased sales of group dental insurance products. Group medical premiums increased $38.3 million, primarily related to an increase in the premium base due to increased sales in late 1999, and significant group medical premium rate increases. Also contributing to the increase was a $9.6 million increase in individual disability insurance premiums due to continued growth in sales. Group disability insurance premiums increased $8.4 million due to an increase in long-term disability covered members and an increase in short-term disability premium per member. These increases were partially offset by a $66.2 million decrease in group Medicare supplement premium, resulting from our decision to cease new sales of group Medicare supplement insurance in January 2000 and our decision to reinsure 100% of this business effective July 1, 2000.

    Fees and other revenues increased $49.8 million, or 28%, to $230.0 million in 2000, from $180.2 million in 1999. Fee revenues from individual interest-sensitive life insurance products increased $27.4 million, a result of growth in that block of business. The growth reflects a continued shift in customer preference from individual traditional life insurance products to individual universal life and individual variable life insurance products. Fee revenues from our group fee-for-service business increased $20.3 million, primarily due to increases in members and fees.

    Net investment income increased $27.4 million, or 4%, to $642.1 million in 2000, from $614.7 million in 1999. The increase was primarily due to a $483.9 million, or 6%, increase in average invested assets and cash for the segment. The increase in net investment income due to asset growth was partially offset by a decrease in average investment yields for the segment. The yield on average invested assets and cash was 7.4% in 2000, compared to 7.5% in 1999, due to a decrease in interest credited on assets backing allocated capital. The decrease in interest credited was partially offset by higher interest rates on fixed income investments backing product liabilities.

    Benefits, claims and settlement expenses decreased $55.5 million, or 2%, to $2,659.4 million in 2000, from $2,714.9 million in 1999. Group medical insurance benefits claims and settlement expenses decreased $108.6 million, primarily resulting from the release of claim reserves established in 1999. The claim reserves were established in 1999 as a result of poor claim experience during the year and an expectation that claims would continue to increase through the second quarter of 2000. This decrease was partially offset by an increase in claims due to rising medical costs. Benefits, claims and settlement expenses also decreased $102.8 million for group Medicare supplement insurance, as a result of our reinsuring this business effective July 1, 2000, improved claim experience during the first half of the year and the release of reserves established in 1999, for the same reasons previously described for our group medical business. These decreases were partially offset by a $56.1 million increase in group dental benefits, claims and settlement expenses, primarily due to growth in that block of business. Individual disability insurance claims and reserves increased $49.5 million, primarily due to less favorable morbidity experience and related increases in reserves for claims and incurred but not reported claims. Individual interest-sensitive life insurance benefits and claims increased $40.2 million, primarily due to an increase in both interest credited and mortality costs, primarily resulting from growth in the block of business and reserve adjustments. Group disability claims and reserves increased $9.5 million, primarily a result of less favorable morbidity experience and an increase in covered members.

    Dividends to policyholders increased $12.5 million, or 4%, to $308.1 million in 2000, from $295.6 million in 1999. The increase was due to increased dividends on traditional individual life insurance products, a result of increases in the cash values of the policies.

    Operating expenses increased $41.6 million, or 5%, to $913.6 million in 2000, from $872.0 million in 1999. Group life and health insurance operating expenses increased $26.0 million, primarily due to expenses related to our group Medicare supplement business, and a write-down of goodwill related to group Medicare supplement insurance. Group life and health insurance operating expenses also increased due to an increase in commissions, resulting from higher commission scales, an increase in premium, and settlements with wholesale distributors related to discontinued group health business. These increases were offset by a decrease in general expenses related to both our group medical and group Medicare supplement insurance products. Individual life and disability insurance operating expenses also increased $15.6 million, primarily due to an increase in amortization of deferred policy acquisition costs related to individual disability insurance.

    Income taxes increased $66.9 million to $79.2 million in 2000, from $12.3 million in 1999. The effective income tax rate for this segment was 33% in 2000 and 12% in 1999. The effective tax rate for 2000 was lower than the corporate income tax rate of 35% due to tax-exempt income. The effective income tax rate for 1999 was lower than the corporate income tax rate of 35%, primarily resulting from overestimated deferred taxes related to health insurance reserves in 1998, the effects of which were reversed in 1999 and also due to tax-exempt income.

    As a result of the foregoing factors, operating earnings increased $71.6 million, or 79%, to $162.3 million in 2000, from $90.7 million in 1999.

    Net realized capital gains, as adjusted, increased $37.2 million to $47.3 million in 2000, from $10.1 million in 1999. The increase was primarily due to net realized capital gains, as adjusted, related to the sale of our investment in United

Payors and United Providers. We sold a portion of our investment in 1999, realizing an after-tax capital gain of $17.9 million. In 2000, we sold our remaining investment and realized an after-tax capital gain of $58.9 million. The increase in capital gains was partially offset by a $2.3 million increase in net realized capital losses on sales of fixed income securities, as a result of our investment portfolio repositioning strategy to sell lower yielding fixed income securities to allow for reinvestment in higher yielding fixed income securities.

    As a result of the foregoing factors, net income increased $108.8 million, or 108%, to $209.6 million in 2000, from $100.8 million in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Premiums and other considerations increased $64.0 million, or 2%, to $3,190.6 million in 1999, from $3,126.6 million in 1998. In 1999, group health insurance premiums increased $55.3 million, as a result of increased sales of our dental insurance products. Premiums and other considerations also increased $43.4 million for Medicare supplement insurance products and $40.5 million for group medical insurance products, a result of prices being more competitive and new sales incentives. Premiums increased $9.1 million due to an increase in sales of individual disability insurance products, as a result of increased marketing efforts. Premiums also increased $3.4 million for group disability insurance products, due to growth in our short-term disability insurance product. The increases were partially offset by a $77.2 million decrease in group life insurance products, due to our decision to terminate our participation during 1998 in two large government reinsurance pools that were producing inadequate returns. Also, individual traditional life insurance premiums decreased by $11.5 million in 1999, continuing a shift in customer preference from traditional life insurance products to universal life and variable life insurance products.

    Fees and other revenues increased $33.5 million, or 23%, to $180.2 million in 1999, from $146.7 million in 1998. Fees and other revenues increased in 1999, primarily due to a $15.1 million increase in fee revenues from our group fee-for-service business, a result of increased sales due to focused marketing and distribution efforts to provide more clients with customized services that resulted in higher fees. Also, fee revenues from individual interest-sensitive life insurance products increased $12.0 million in 1999. The increase reflects the shift in customer preference from traditional life insurance products to universal life and variable life insurance products, as previously discussed. Fee revenues from traditional life insurance products increased $2.2 million, due to growth in reinsurance fee revenues associated with term life insurance products. Fee revenues from dental insurance products and services increased $2.0 million, related to our 1998 acquisition of Dental Net, Inc., an integrated managed dental services organization. Fee revenues related to group life insurance also increased $0.8 million.

    Net investment income decreased $5.1 million, or 1%, to $614.7 million in 1999, from $619.8 million in 1998. The decrease in 1999 was primarily due to a decrease in average investment yields for the segment. The yield on the weighted average invested assets and cash was 7.5% in 1999, compared to 7.8% in 1998. The decrease reflects lower interest rates on new fixed income investments. The decrease was partially offset by a $247.8 million, or 3%, increase in average invested assets for the segment.

    Benefits, claims and settlement expenses increased $109.6 million, or 4%, to $2,714.9 million in 1999, from $2,605.3 million in 1998. The increase in 1999 was primarily due to a $122.3 million increase in group medical benefits and reserve increases, and a $53.8 million increase in Medicare supplement benefits and reserve increases, primarily a result of claim reserves established in 1999, as a result of poor claim experience through the third quarter of 1999 and an expectation that claims would continue to increase through the second quarter of 2000. Group medical and Medicare supplement benefits, claims and settlement expenses also increased, due to growth in the blocks of business. Dental insurance claims also increased $41.7 million, due primarily to growth in our dental insurance business. The increase was partially offset by an $87.0 million decrease in group life insurance claims and reserves, due primarily to our decision to terminate our participation in two large government reinsurance pools during 1998.

    Dividends to policyholders decreased $4.4 million, or 1%, to $295.6 million in 1999, from $300.0 million in 1998. The decrease was primarily due to a $13.9 million decrease in group life and health insurance dividends. After July 1, 1998, new issues and renewals of group life and health contracts were in the form of non-participating policies. The policies included experience refund provisions that were reported as reductions of premiums in 1999, instead of as dividends to policyholders. The change in presentation did not affect net income. The decrease was partially offset by a $9.5 million increase in individual traditional life insurance dividends, primarily a result of increases in the cash values of the policies and in the interest rates credited to the policies.

    Operating expenses decreased $20.4 million, or 2%, to $872.0 million in 1999, from $892.4 million in 1998. Operating expenses were lower in 1999, primarily due to a $28.3 million decrease in individual life and disability insurance expenses due to a decrease in amortization of deferred policy acquisition costs in 1999 compared to 1998. Amortization was higher in 1998, due to loss recognition on older blocks of business. The decrease was partially offset by a $7.9 million increase in group life and health insurance expenses, primarily due to an increase in the distribution costs related to the acquisition of a distribution system, higher commission scales and an increase in dental insurance operating expenses due to our acquisition of Dental Net, Inc.

    Income taxes decreased $33.1 million, or 73%, to $12.3 million in 1999, from $45.4 million in 1998. The effective income tax rate for this segment was 12% in 1999 and 48% in 1998, compared to the corporate income tax rate of 35%. The effective tax rates differed from the corporate income tax rate in 1999 and 1998, due to overestimated deferred taxes related to health reserves in 1998, the effects of which were reversed in 1999.

    As a result of the foregoing factors, operating earnings increased $40.7 million, or 81%, to $90.7 million in 1999, from $50.0 million in 1998.

    Net realized capital gains, as adjusted, increased $8.2 million to $10.1 million in 1999, from $1.9 million in 1998, primarily due to a $17.9 million net realized capital gain related to the sale of a portion of our equity investment in United Payors and United Providers. This capital gain was offset by a net $9.7 million decrease in net realized capital gains, primarily due to net realized capital losses on sales of fixed income investments, as a result of our investment portfolio repositioning strategy to sell lower yielding fixed income securities to allow for reinvestment in higher yielding fixed income securities.

    As a result of the foregoing factors and the inclusion of non-recurring items in 1998, net income decreased $11.2 million, or 10%, to $100.8 million in 1999, from $112.0 million in 1998. Net income was higher in 1998, primarily due to the positive impacts of non-recurring items totaling $60.1 million, net of tax, which included a $76.5 million release of tax reserves, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items," and expenses related to amortization of deferred policy acquisition costs associated with the formation of the mutual insurance holding company.

MORTGAGE BANKING SEGMENT

    The table below presents certain summary financial data relating to the Mortgage Banking segment for the periods indicated:

                                                          AS OF OR FOR THE
                                                         THREE MONTHS ENDED        AS OF OR FOR THE YEAR ENDED
                                                              MARCH 31,                   DECEMBER 31,
                                                        ---------------------   ---------------------------------
                                                          2001        2000        2000        1999        1998
                                                        ---------   ---------   ---------   ---------   ---------
                                                                             ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating Revenues:(1)
  Loan servicing......................................  $    88.9   $    85.0   $   313.8   $   286.5   $   235.4
  Loan production.....................................       30.7        12.7        46.0       111.8       105.2
                                                        ---------   ---------   ---------   ---------   ---------
         Total operating revenues.....................      119.6        97.7       359.8       398.3       340.6
Expenses:
  Loan servicing......................................       59.6        54.9       215.3       241.3       180.9
  Loan production.....................................       23.3        15.1        67.4        69.5        69.3
                                                        ---------   ---------   ---------   ---------   ---------
         Total expenses...............................       82.9        70.0       282.7       310.8       250.2
                                                        ---------   ---------   ---------   ---------   ---------
Pre-tax operating earnings............................       36.7        27.7        77.1        87.5        90.4
Income taxes..........................................       12.8         9.7        27.1        30.7        31.6
                                                        ---------   ---------   ---------   ---------   ---------
Operating earnings....................................       23.9        18.0        50.0        56.8        58.8

Net realized capital gains (losses), as adjusted......         --          --          --          --          --
Non-recurring items...................................         --          --          --          --          --
                                                        ---------   ---------   ---------   ---------   ---------
GAAP REPORTED:
Net income............................................  $    23.9   $    18.0   $    50.0   $    56.8   $    58.8
                                                        =========   =========   =========   =========   =========
OTHER DATA:
Mortgage loan production volume.......................  $ 4,854.9   $ 1,312.6   $ 8,311.8   $13,307.3   $12,120.5
Gain on sale of mortgage loans........................       17.4         2.6         9.4        55.2        59.5
Mortgage loan servicing portfolio.....................   57,304.8    51,091.9    55,987.4    51,875.5    41,973.0
Gain on sale of mortgage loan servicing rights........        6.1        13.9        14.9         5.5         1.8

---------------

(1) Excludes net realized capital gains (losses) and their impact on recognition of front-end fee revenues.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2000

    Total operating revenues increased $21.9 million, or 22%, to $119.6 million for the three months ended March 31, 2001, from $97.7 million for the three months ended March 31, 2000. The increase was primarily due to an $18.0 million increase in mortgage loan production revenues, reflecting the increase in mortgage loan production volume during the three months ended March 31, 2001. In addition, mortgage loan servicing revenues increased $3.9 million, reflecting the growth in the mortgage loan servicing portfolio. The increase in mortgage loan servicing revenues was partially offset by a decrease in sales of mortgage loan servicing rights.

    Total expenses increased $12.9 million, or 18%, to $82.9 million for the three months ended March 31, 2001, from $70.0 million for the three months ended March 31, 2000. The increase was primarily due to an $8.2 million increase in expenses related to mortgage loan production, reflecting the increase in mortgage loan production volume. An increase of $4.7 million in mortgage loan servicing expenses was primarily due to an increase in the reserve for estimated future loan losses and the increase in the mortgage loan servicing portfolio. The increase in mortgage loan servicing expenses was partially offset by net gains on servicing hedge activity.

    Income taxes increased $3.1 million, or 32%, to $12.8 million for the three months ended March 31, 2001, from $9.7 million for the three months ended March 31, 2000. The effective income tax rate for this segment was 35% for both the three months ended March 31, 2001 and 2000.

    As a result of the foregoing factors, operating earnings and net income increased $5.9 million, or 33%, to $23.9 million for the three months ended March 31, 2001, from $18.0 million for the three months ended March 31, 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Total operating revenues decreased $38.5 million, or 10%, to $359.8 million in 2000, from $398.3 million in 1999. The decrease was primarily due to a $65.8 million decrease in mortgage loan production revenues, reflecting the decrease in mortgage loan production volume during 2000. The decrease in total revenues was partially offset by a $27.3 million increase in mortgage loan servicing revenues, primarily due to growth in the average balance of the mortgage loan servicing portfolio. Additionally, an increase in mortgage loan servicing fee revenues was the result of the sale of mortgage loan servicing rights, representing approximately $1.0 billion from the mortgage loan servicing portfolio, as part of our mortgage loan servicing strategy.

    Total expenses decreased $28.1 million, or 9%, to $282.7 million in 2000 from $310.8 million in 1999. The decrease was primarily due to a $26.0 million decrease in expenses related to mortgage loan servicing, primarily a result of net gains we earned on hedges related to our servicing portfolio in 2000. In the second quarter of 2000, we shifted our servicing hedge portfolio from U.S. Treasury-related instruments to London Inter-Bank Offer Rate based hedges including swaps and swaptions, which resulted in net gains of $10.2 million. The decrease was also due to a $2.1 million decrease in mortgage loan production expenses related to the decrease in mortgage loan production volume during 2000.

    Income taxes decreased $3.6 million, or 12%, to $27.1 million in 2000, from $30.7 million in 1999. The effective income tax rate for this segment was 35% in both 2000 and 1999.

    As a result of the foregoing factors, operating earnings and net income decreased $6.8 million, or 12%, to $50.0 million in 2000, from $56.8 million in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Total operating revenues increased $57.7 million, or 17%, to $398.3 million in 1999, from $340.6 million in 1998. The increase was primarily due to a $58.4 million increase in residential mortgage loan servicing revenues. The increase in revenues was partially offset by a $7.3 million decrease in revenues, resulting from our sale of Principal Portfolio Services, Inc., a mortgage loan due diligence service provider, in January 1999. The mortgage loan servicing portfolio increased by $9.9 billion, or 24%, to $51.9 billion in 1999, from $42.0 billion in 1998. The mortgage loan servicing portfolio growth during 1999 was due to higher mortgage loan production and acquisitions of mortgage loan servicing rights, representing $5.6 billion in unpaid principal balances. Mortgage loan production related revenues increased $6.6 million, due to higher mortgage loan production volumes in 1999.

    Total expenses increased $60.6 million, or 24%, to $310.8 million in 1999, from $250.2 million in 1998. The increase in total expenses was attributable to a $67.6 million increase related to mortgage loan servicing, primarily reflecting an increase in amortization of mortgage loan servicing rights, a result of the increase in our mortgage loan servicing portfolio. This increase was partially offset by a $7.2 million decrease in expenses, resulting from our sale of Principal Portfolio Services, Inc.

    Income taxes decreased $0.9 million, or 3%, to $30.7 million in 1999, from $31.6 million in 1998. The effective income tax rate for this segment was 35% for both 1999 and 1998.

    As a result of the foregoing factors, operating earnings and net income decreased $2.0 million, or 3%, to $56.8 million in 1999, from $58.8 million in 1998.

CORPORATE AND OTHER SEGMENT

    The table below presents summary financial data relating to the Corporate and Other segment for the periods indicated:

                                                              FOR THE THREE
                                                                  MONTHS
                                                                  ENDED           FOR THE YEAR ENDED
                                                                MARCH 31,            DECEMBER 31,
                                                              --------------   -------------------------
                                                               2001    2000     2000      1999     1998
                                                              ------   -----   -------   ------   ------
                                                                           ($ IN MILLIONS)
OPERATING EARNINGS DATA:
Operating Revenues:(1)
         Total operating revenues...........................  $ 35.0   $29.0   $  97.1   $ 61.9   $342.5
Expenses:
         Total expenses.....................................     2.7    14.9      14.4     54.1    430.6
                                                              ------   -----   -------   ------   ------
Pre-tax operating earnings (loss)...........................    32.3    14.1      82.7      7.8    (88.1)
Income taxes (benefits).....................................     8.5     9.6      15.0     (1.7)   (43.8)
                                                              ------   -----   -------   ------   ------
Operating earnings (loss)...................................    23.8     4.5      67.7      9.5    (44.3)

Net realized capital gains (losses), as adjusted............   (19.6)    9.1      80.3    284.5    292.1
Non-recurring items.........................................    (9.8)     --    (101.0)      --      7.5
                                                              ------   -----   -------   ------   ------
GAAP REPORTED:
Net income (loss)...........................................  $ (5.6)  $13.6   $  47.0   $294.0   $255.3
                                                              ======   =====   =======   ======   ======

---------------

(1) Excludes net realized capital gains (losses) and their impact on recognition of front-end fee revenues.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2000

    Total operating revenues increased $6.0 million, or 21%, to $35.0 million for the three months ended March 31, 2001, from $29.0 million for the three months ended March 31, 2000. Operating revenues increased $11.0 million, primarily as a result of improved investment yields for the segment. The increase was partially offset by a $5.1 million change in inter-segment eliminations included in this segment, which was offset by a corresponding change in total expenses.

    Total expenses decreased $12.2 million, or 82%, to $2.7 million for the three months ended March 31, 2001, from $14.9 million for the three months ended March 31, 2000. The decrease was primarily related to a $5.1 million change in inter-segment eliminations included in this segment. Interest expense on commercial paper issued in connection with the acquisition of BT Financial Group decreased $2.6 million as a result of the repayment of commercial paper. In addition, interest expense decreased $2.3 million as a result of a reduction of commercial real estate debt on home office properties. Interest expense also decreased $1.9 million, primarily due to an accrual of interest to be received as a result of the resolution of a favorable IRS tax audit event in 2000.

    Income taxes decreased $1.1 million, or 11%, to $8.5 million for the three months ended March 31, 2001, from $9.6 million for the three months ended March 31, 2000. The effective income tax rates for this segment were 26% for the three months ended March 31, 2001 and 68% for the three months ended March 31, 2000. The effective income tax rate for the three months ended March 31, 2001 was lower than the corporate income tax rate of 35% because of tax exempt income, non-taxable income and tax credits. The effective income tax rate for the three months ended March 31, 2000 was higher than the corporate income tax rate of 35% due to an increase in income tax reserves established for contested IRS tax audit matters.

    As a result of the foregoing factors, operating earnings increased $19.3 million to $23.8 million for the three months ended March 31, 2001, from $4.5 million for the three months ended March 31, 2000.

    Net realized capital gains, as adjusted, decreased $28.7 million to $19.6 million of net realized capital losses for the three months ended March 31, 2001, from $9.1 million of net realized capital gains for the three months ended March 31, 2000. The decrease was primarily due to lower capital gains on sales of equity securities due to the decline in the equity markets.

    As a result of the foregoing factors and the inclusion of non-recurring items for the three months ended March 31, 2001, net income decreased $19.2 million to a $5.6 million net loss for the three months ended March 31, 2001, from $13.6 million net income for the three months ended March 31, 2000. For the three months ended March 31, 2001, net income included the negative effect of non-recurring items totaling $9.8 million, net of tax, related to: (1) a loss contingency reserve established for sales practices litigation ($5.9 million) and (2) demutualization costs ($3.9 million), as previously discussed under the caption "-- Transactions Affecting Comparability of Results of
Operations -- Operating Earnings and Non-Recurring Items."

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Total operating revenues increased $35.2 million, or 57%, to $97.1 million in 2000, from $61.9 million in 1999. Net investment income increased $71.0 million, as a result of improved investment yields for the segment. The increase was partially offset by an $11.5 million decrease in net investment income, reflecting a reduction in average invested assets, primarily due to the sale of invested assets in 1999 to partially fund the acquisition of BT Financial Group. The increase in total revenues was also partially offset by a $9.0 million decrease related to a change in inter-segment eliminations included in this segment, which was offset by a corresponding change in total expenses. In addition, the increase was also partially offset by an $8.5 million decrease in fees and other revenues, primarily related to the termination of a reinsurance and participation agreement under which we continued to receive fee revenues in 1999, but not in 2000. Net investment income also decreased $5.0 million related to our pro rata share of net loss of HealthExtras, Inc., a company in which we hold a minority interest.

    Total expenses decreased $39.7 million, or 73%, to $14.4 million in 2000, from $54.1 million in 1999. Interest expense related to IRS tax audit matters decreased $40.8 million, primarily due to a net recovery of previously paid interest related to a successful tax audit appeal. Expenses also decreased $33.2 million due to the cessation of interim service agreements with Coventry at the end of 1999. A $9.0 million decrease in operating expenses was related to a change in inter-segment eliminations included in this segment. The decreases were partially offset by $31.2 million of additional interest expense in 2000 on private debt securities and commercial paper issued in connection with the acquisition of BT Financial Group in August 1999. In addition, a $10.0 million increase was related primarily to corporate initiatives funded by this segment.

    Income tax expense (benefits) increased $16.7 million to $15.0 million of tax expense in 2000, from a $1.7 million income tax benefit in 1999. The increase was primarily a result of an increase in pre-tax operating earnings, which included tax exempt income. The effective income tax rate for this segment was lower than the corporate income tax rate of 35% in both 2000 and 1999 because of tax exempt income.

    As a result of the foregoing factors, operating earnings increased $58.2 million to $67.7 million in 2000, from $9.5 million in 1999.

    Net realized capital gains, as adjusted, decreased $204.2 million, or 72%, to $80.3 million in 2000, from $284.5 million in 1999. The decrease was primarily due to decreased sales of invested assets, primarily equity securities, in 2000. We sold a significant portion of our equity securities portfolio in 1999 and 1998 to reduce our exposure to common stock and to realize appreciation.

    As a result of the foregoing factors and the inclusion of non-recurring items in 2000, net income decreased $247.0 million, or 84%, to $47.0 million in 2000, from $294.0 million in 1999. In 2000, net income included the negative effect of non-recurring items totaling $101.0 million, net of tax, related to:
(1) a loss contingency reserve established for sales practices litigation ($93.8 million) and (2) demutualization costs ($7.2 million), as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items".

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Total operating revenues decreased $280.6 million, or 82%, to $61.9 million in 1999, from $342.5 million in 1998. Our HMO operations contributed $272.6 million of total revenues in 1998, prior to being transferred to Coventry.

    Excluding the impact of HMO operations, total operating revenues decreased $8.0 million, or 11%, to $61.9 million in 1999, from $69.9 million in 1998. Our U.S. asset management operations were transferred to the U.S. Asset Management and Accumulation segment, effective January 1, 1999, and the financial results of the U.S. asset management operations are no longer reported in the Corporate and Other segment. This transfer resulted in decreased revenues of $22.7 million, representing $10.6 million of fee revenues collected from institutional clients for investment management services in 1998 and $12.1 million of net investment income related to the operations in 1998. An additional decrease in net investment income of $10.5 million was primarily due to $520.0 million of invested assets sold in 1999 to partially fund the acquisition of BT Financial Group. The decreases were partially offset by a $28.9 million increase in net investment income, related to our pro rata share of Coventry's net income, as a result of Coventry's improved earnings in 1999, as compared to 1998.

    Total expenses decreased $376.5 million, or 87%, to $54.1 million in 1999, from $430.6 million in 1998. Our HMO operations contributed $342.3 million of expenses in 1998 prior to being transferred to Coventry.

    Excluding the impact of HMO operations, total expenses decreased $34.2 million, or 39%, to $54.1 million in 1999, from $88.3 million in 1998. The decrease was primarily related to $16.3 million of operating expenses of the U.S. asset management operations that were transferred to the U.S. Asset Management and Accumulation segment, effective January 1, 1999. Prior to the transfer, these expenses were reported in the Corporate and Other segment.

    Income tax benefits decreased $42.1 million, or 96%, to $1.7 million in 1999, from $43.8 million in 1998. As a result of an increase in pre-tax operating earnings, income tax benefits decreased $33.5 million. The remaining $8.6 million income tax benefit decrease was related to settlements of prior year IRS tax audits.

    As a result of the foregoing factors, operating earnings increased $53.8 million, or 121%, to $9.5 million in 1999, from a $44.3 million operating loss in 1998.

    Net realized capital gains, as adjusted, decreased $7.6 million, or 3%, to $284.5 million in 1999, from $292.1 million in 1998. We sold a significant portion of our equity securities portfolio in 1999 and 1998 to reduce our exposure to common stock and to realize appreciation. Our sales of invested assets, primarily equity securities, increased in 1999 and resulted in a $33.1 million increase in realized capital gains. This increase was more than offset by a $40.7 million increase in capital gains taxes in 1999, compared to 1998. Capital gains taxes were lower in 1998, due to permanent income tax differences in that year related to a gain on appreciated common stock contributed to the Principal Financial Group Foundation that was not realized for income tax purposes.

    As a result of the foregoing factors and the inclusion of non-recurring items in 1998, net income increased $38.7 million, or 15%, to $294.0 million in 1999, from $255.3 million in 1998. In 1998, net income included non-recurring items totaling $7.5 million, net of tax, related to:

    - the positive effects of a release of tax reserves; and

    - the negative effects of (a) a contribution related to permanent endowment of the Principal Financial Group Foundation and (b) expenses related to our reorganization into a mutual insurance holding company structure, as previously discussed under the caption "-- Transactions Affecting Comparability of Results of Operations -- Operating Earnings and Non-Recurring Items".

LIQUIDITY AND CAPITAL RESOURCES

    Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. The primary source of our liquidity will be dividends we receive from Principal Life. We could also receive dividends from our other direct subsidiaries, including Princor Financial Services Corporation, Principal Financial Services (Australia) Inc., Principal International de Chile, S.A. and PFG do Brasil Ltda. However, given the historical cash flows of the operations and financial results of these subsidiaries, it is unlikely that we may rely upon them for significant cash flow in the next twelve months. In addition, we will retain up to $250.0 million of the net proceeds from this offering to be used for working capital, payment of dividends and other general corporate purposes.

    The payment of dividends by Principal Life to us is limited by Iowa laws. Under Iowa laws, Principal Life may pay dividends only from the earned profits arising from its business and must receive the prior approval of the Insurance Commissioner of the State of Iowa to pay any dividend that would exceed statutory limitations. The current statutory limitation is the greater of:

    - 10% of Principal Life's statutory surplus as of the previous calendar year-end; or

    - the net gain from operations of Principal Life determined on a statutory basis for the previous calendar year.

    Iowa law gives the Insurance Commissioner of the State of Iowa discretion to disapprove requests for dividends in excess of these limits. Principal Life will be able to pay approximately $760.9 million in dividends in 2001 based on its 2000 statutory results without being subject to the restrictions on payment of extraordinary stockholder dividends, of which $510.9 million had been paid, as of April 30, 2001. The ability to make dividends or distributions in the future will depend on the amounts of statutory surplus and net gain from operations determined on a statutory basis for the previous year.

    Our primary uses of liquidity could include payment of dividends on our common stock, interest payments and any other payments related to debt servicing, payment of general operating expenses, contributions to subsidiaries, potential acquisitions and the repurchase of common stock.

  SOURCES AND USES OF CASH OF CONSOLIDATED OPERATIONS

    Net cash provided by operating activities was $668.3 million and $250.4 million for the three months ended March 31, 2001 and 2000, respectively. The increase was primarily due to a decrease in cash paid for operating expenses. Net cash provided by operating activities was $2,581.7 million, $2,059.5 million and $1,916.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in 2000 was primarily due to an increase in customer and escrow deposit liabilities for Principal Bank compared to 1999. The increase in 1999 resulted primarily from an increase related to current and deferred income taxes compared to 1998.

    Net cash used in investing activities was $1,750.4 million and $500.4 million for the three months ended March 31, 2001 and 2000, respectively. The increase in cash used was primarily due to an increase in net cash invested in available-for-sale securities during the period. Net cash used in investing activities was $1,217.7 million, $3,294.7 million and $693.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in cash used in 2000 was primarily due to a decrease in purchases of interests in subsidiaries in 2000 compared to 1999, primarily a result of the purchase of BT Financial Group in 1999. The increase in 1999 compared to 1998 resulted primarily from an increase in purchases of available-for-sale fixed maturities and purchases of interests in subsidiaries, primarily BT Financial Group.

    Net cash provided by financing activities was $681.1 million for the three months ended March 31, 2001 and net cash used in financing activities was $112.5 million for the three months ended March 31, 2000. Net cash provided increased as a result of a positive inflow of net investment contract deposits. Net cash used in financing activities was $1,006.9 million, net cash provided by financing activities was $1,343.9 million and net cash used in financing activities was $1,308.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in cash used in 2000 compared to 1999 was primarily due to the change in net deposits related to investment contracts and due to a decrease in issuance of debt. The increase in cash provided in 1999 resulted primarily from issuance of debt, primarily in connection with the acquisition of BT Financial Group in August 1999, and an increase in net deposits related to investment contract deposits compared to 1998.

    Cash flow requirements are also supported by committed lines of credit totaling $600.0 million, of which there were no outstanding balances as of March 31, 2001. The lines of credit are available to provide backup of the commercial paper programs.

    Given the historical cash flow of our subsidiaries and the financial results of these subsidiaries, we believe that the cash flow from our consolidated operating activities over the next year will provide sufficient liquidity for our operations, as well as to satisfy interest payments and any payments related to debt servicing.

  PRINCIPAL LIFE

    Historically, the principal cash flow sources for Principal Life have been premiums from life and health insurance products, pension and annuity deposits, asset management fee revenues, administrative services fee revenues, income from investments, proceeds from the sales or maturity of investments and short-term borrowings. Cash outflows consist primarily of payment of benefits to policyholders and beneficiaries, income and other taxes, current operating expenses, payment of dividends to policyholders, payments in connection with investments acquired, payments made to acquire subsidiaries, payment of dividends to parent, and payments relating to policy and contract surrenders, withdrawals, policy loans, interest expense and repayment of short-term borrowings.

    Principal Life maintains investment strategies generally intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with longer lives, such as life insurance and full-service payout pension products, are matched with assets having similar estimated lives such as mortgage loans, long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments such as short and medium-term fixed maturities. In addition, highly liquid, high quality short-term U.S. Treasury securities and other liquid investment grade fixed maturities are held to fund anticipated operating expenses, surrenders, withdrawals and development and maintenance expenses associated with new products and technologies. See "-- Quantitative and Qualitative Information about Market Risk -- Interest Rate Risk" for a discussion of duration matching.

    Our privately placed fixed maturity securities, commercial mortgage loans and real estate investments are generally less liquid than our publicly traded fixed maturity securities. As of March 31, 2001, these asset classes represented approximately 53% of the value of our consolidated invested assets.

    Life insurance companies generally produce a positive cash flow from operations, as measured by the amount by which cash inflows are adequate to meet benefit obligations to policyholders and normal operating expenses as they are incurred. The remaining cash flow is generally used to increase the asset base to provide funds to meet the need for future policy benefit payments and for writing and acquiring new business. It is important to match the investment portfolio maturities to the cash flow demands of the type of annuity, investment or insurance product being provided. Principal Life continuously monitors benefits, surrenders and maturities to provide projections of future cash requirements. As part of this monitoring process, Principal Life performs cash flow testing of many of its assets and liabilities under various scenarios to evaluate the adequacy of reserves. In developing its investment strategy, Principal Life establishes a level of cash and securities which, combined with expected net cash inflows from operations, maturities of fixed maturity investments and principal payments on mortgage-backed securities, are believed adequate to meet anticipated short-term and long-term benefit and expense payment obligations. There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience since withdrawal and surrender levels are influenced by such factors as the interest rate environment and the claims paying ability and financial strength ratings of Principal Life.

    Principal Life takes into account asset-liability management considerations in the product development and design process. Contract terms of 97% of Principal Life's interest-sensitive products as of December 31, 2000 include surrender and withdrawal provisions which mitigate the risk of losses due to early withdrawals. These provisions generally do one or more of the following: limit the amount of penalty-free withdrawals, limit the circumstances under which withdrawals are permitted, or assess a surrender charge or market value adjustment relating to the underlying assets. The market value adjustment feature in Principal Life's fixed annuity products adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect Principal Life against losses due to higher interest rates at the time of surrender. The following table summarizes Principal Life's statutory liabilities for annuities and deposit funds by their contractual withdrawal provisions:

                                                               AS OF DECEMBER 31,
                                                                      2000
                                                               ------------------
                                                                ($ IN MILLIONS)
STATUTORY LIABILITIES FOR ANNUITIES AND DEPOSIT FUNDS:
  Not subject to discretionary withdrawal...................       $17,813.8
  Subject to discretionary withdrawal with adjustments:
  Specified surrender charges at book value less surrender
    charge of 5% or more....................................           670.9
  Market value adjustments..................................        40,535.0
                                                                   ---------
         Subtotal...........................................        59,019.7
  Subject to discretionary withdrawal without adjustments...         2,138.1
                                                                   ---------
         Total..............................................       $61,157.8
                                                                   =========

  INTERNATIONAL OPERATIONS

    BT Financial Group produced a positive cash flow from operations in 2000, which is expected to continue to be maintained. Principal cash flow sources for BT Financial Group have been fee revenues and interest spread earned on margin lending operations. Cash outflows consist primarily of operating expenses including interest payments on debt issued in connection with the acquisition of BT Financial Group.

    Principal International is in a development or entry stage in several countries. Historically, principal cash flow sources for Principal International have been pension and annuity deposits, asset management fee revenues, administrative services fee revenues, insurance premiums, income from investments, proceeds from the sales or maturity of investments and short-term borrowings. Cash outflows consist primarily of payment of benefits to policyholders and beneficiaries, income and other taxes, current operating expenses, payments in connection with investments acquired, and payments relating to policy and contract surrenders, withdrawals, policy loans, interest expense and repayment of short-term borrowings.

    Principal International maintains investment strategies generally intended to provide adequate funds to pay benefits without forced sales of investments. Highly liquid, high quality short-term government securities and other liquid investment grade fixed maturities are held to fund anticipated operating cash outflows and development and maintenance expenses associated with new products and technologies.

    Principal International's operating companies monitor benefits, surrenders and maturities to provide projections of future cash requirements. There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience since withdrawal and surrender levels are influenced by factors such as the interest rate environment.

    Our Brazilian and Chilean operations produced a positive cash flow from operations in the first three months of 2001 and in 2000. These cash flows have been historically maintained at the local country level for strategic expansion purposes. Our other international operations have required infusions of capital of $7.5 million for the three months ended March 31, 2001 and $75.8 million, $126.8 million and $219.7 million for the years ended December 31, 2000, 1999 and 1998, respectively, to meet the cash flow requirements of those operations or to fund acquisitions. These other operations are primarily in the start-up stage or are expanding in the short term. Our capital funding of these operations is consistent with our long term strategy to establish viable companies that can sustain future growth from internally generated sources.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

  MARKET RISK EXPOSURES AND RISK MANAGEMENT

    Market risk is the risk that we will incur losses due to adverse fluctuations in market rates and prices. Our primary market risk exposure is to changes in interest rates, although we also have exposures to changes in equity prices and foreign currency exchange rates.

    The active management of market risk is an integral part of our operations. We manage our overall market risk exposure within established risk tolerance ranges by using the following approaches:

    - rebalance our existing asset or liability portfolios;

    - control the risk structure of newly acquired assets and liabilities; or

    - use derivative instruments to modify the market risk characteristics of existing assets or liabilities or assets expected to be purchased.

  INTEREST RATE RISK

    Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate risk stems largely from our substantial holdings of guaranteed fixed rate liabilities in our U.S. Asset Management and Accumulation segment.

    We seek to earn returns on investments that enhance our ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth. Accordingly, our investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation. In addition, we diversify our product portfolio offerings to include products that contain features that will protect us against fluctuations in interest rates. Those features include adjustable crediting rates, policy surrender charges and market value adjustments on liquidations.

    We manage the interest rate risk inherent in our assets relative to the interest rate risk inherent in our liabilities. One of the measures we use to quantify this exposure is duration. Duration measures the change in the fair value of assets and liabilities for given changes in interest rates. For example, if interest rates increase by a hypothetical 100 basis points, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%.

    To calculate duration, we project asset and liability cashflows. These cashflows are discounted to a net present value basis using a spot yield curve, which is a blend of the spot yield curves for each of the asset types in the portfolio. Duration is calculated by re-calculating these cashflows and redetermining the net present value based upon an alternative level of interest rates, and determining the percentage change in fair value.

    As of March 31, 2001, the difference between the asset and liability durations on our primary duration managed portfolio was 0.02 years. This duration gap indicates that as of this date the sensitivity of the fair value of our assets to interest rate movements is greater than that of the fair value of our liabilities. Our goal is to minimize the duration gap. Currently, our guidelines dictate that total duration gaps between the asset and liability portfolios must be within 0.25 years. The value of the assets in this portfolio was $23,965.7 million as of March 31, 2001.

    We also manage interest rate risk by employing a partial duration analysis. With this technique, the yield curve is dissected into various term components and a partial duration is calculated for each. Each partial duration represents the potential change in fair value of the asset or liability to interest rate shift in rates in the applicable component of the yield curve. We minimize potential volatility in the fair value of surplus of Principal Life as a result of changes in the yield curve by managing each partial duration gap between the assets and liabilities within established guidelines.

    With respect to our primary duration managed portfolio, we use several methods to correct any potential total or partial duration gaps that are outside of our established risk tolerance ranges. We can rebalance the existing asset or liability portfolios or we can redirect new asset purchases until the asset portfolio is better aligned with the liabilities and our duration gaps are back within their limits. If a more expedient correction is desired, another method we use is forward interest rate swaps. These swaps are designed to move duration exposure from one specific point on the yield curve to another, and are an efficient way to quickly shift the partial and total duration profile of the asset portfolio so that duration gaps and hence interest rate risk is minimized.

    For products such as whole life insurance, term life insurance and single premium deferred annuities, the liability cashflow is less predictable, and a duration-matching strategy is less reliable and manageable. We do, however, try to manage the duration of these portfolios. For these products, we manage interest rate risk based on a modeling process that considers the target average life, maturities, crediting rates and assumptions of policyholder behavior. As of March 31, 2001, the weighted-average difference between the asset and liability durations on these portfolios was 1.2 years. This duration gap indicates that as of this date the sensitivity of the fair value of our assets to interest rate movements is greater than that of the fair value of our liabilities. We attempt to monitor this duration gap consistent with our overall risk/reward tolerances. The value of the assets in these portfolios was $12,036.8 million as of March 31, 2001.

    We also have a block of participating general account pension business that passes the actual investment performance of the assets to the customer. The investment strategy of this block is to maximize investment return to the customer on a "best efforts" basis, and there is little or no attempt to manage the duration of this portfolio since there is little or no interest rate risk. The value of the assets in these portfolios was $2,576.9 million as of March 31, 2001.

    Using the assumptions and data in effect as of March 31, 2001, we estimate that a 100 basis point immediate, parallel increase in interest rates decreases the net fair value of our portfolio by $178.8 million. The following table details the estimated changes by risk management strategy:

                                                                      AS OF
                                                                 MARCH 31, 2001       NET FAIR VALUE
RISK MANAGEMENT STRATEGY                                      VALUE OF TOTAL ASSETS       CHANGE
------------------------                                      ---------------------   --------------
                                                                         ($ IN MILLIONS)
Primary duration-managed....................................        $23,965.7            $ (32.6)
Duration-monitored..........................................         12,036.8             (146.2)
Non duration-managed........................................          2,576.9                 --
                                                                    ---------            -------
         Total..............................................        $38,579.4            $(178.8)
                                                                    =========            =======

    Our selection of a 100 basis point immediate, parallel increase or decrease in interest rates is a hypothetical rate scenario we use to demonstrate potential risk. While a 100 basis point immediate, parallel increase or decrease does not represent our view of future market changes, it is a near term reasonably possible hypothetical change that illustrates the potential impact of such events. While these fair value measurements provide a representation of interest rate sensitivity, they are based on our portfolio exposures at a point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio transactions in response to new business, management's assessment of changing market conditions and available investment opportunities.

    We are also exposed to interest rate risk in our Mortgage Banking segment. We manage this risk by striving to balance our loan origination and loan servicing operations, the two of which are generally counter-cyclical. In addition, we use various financial instruments, including derivatives contracts, to manage the interest rate risk specifically related to committed loans in the pipeline and mortgage servicing rights. The overall objective of our interest rate risk management policies is to offset changes in the values of these items resulting from changes in interest rates. We do not speculate on the direction of interest rates in our management of interest rate risk.

    We manage interest rate risk on our mortgage loan pipeline by buying and selling mortgage-backed securities in the forward markets, over-the-counter options on mortgage-backed securities, U.S. Treasury futures contracts and options on futures contracts. We also use interest rate floors, futures contracts, options on futures contracts, swaps and swaptions in hedging a portion of our portfolio of mortgage servicing rights from prepayment risk associated with changes in interest rates.

    We measure pipeline interest rate risk exposure by adjusting the at-risk pipeline in light of the theoretical optionality of each applicant's rate/price commitment. The at-risk pipeline, which consists of closed loans and rate locks, is then refined at the product type level to express each product's sensitivity to changes in market interest rates in terms of a single current coupon MBS duration. Suitable hedges are selected and a similar methodology applied to this hedge position. We limit our risk exposure by requiring that the net position value not change by more than $10 million given an instantaneous change in the benchmark MBS price of +/-2.5%. This price sensitivity analysis is performed at least once daily. The value of the loans in the pipeline as of March 31, 2001 was $5.2 billion. Due to the impact of our hedging activities, we estimate that a 100 basis point immediate parallel increase in the interest rates decreases the March 31, 2001 net position value by less than $16.6 million.

    The financial risk associated with our mortgage servicing operations is the risk that the market value of the servicing asset falls below its GAAP book value. To measure this risk, we analyze each servicing risk tranche's GAAP book value in relation to the then current market value for similar servicing rights. We perform this valuation using option-adjusted spread valuation techniques applied to each risk tranche. We produce tranche market values at least monthly.

    The market value of the servicing asset declines as interest rates decrease due to possible mortgage loan servicing rights impairment that may result from increased current and projected future prepayment activity. The change in value of the servicing asset due to interest rate movements is reduced by the use of financial instruments, including derivative contracts, that increase in aggregate value when interest rates decline. We recently shifted our servicing hedge portfolio from U.S. Treasury related instruments to London Inter-Bank Offer Rate hedges, including swaps and swaptions. Based on values as of March 31, 2001, a 100 basis point parallel decrease in interest rates produces a $36 million decline in value of the servicing asset of our Mortgage Banking segment, due to the impact of these hedging vehicles and the current differences between current market values and GAAP book values.

    CASH FLOW VOLATILITY. Cashflow volatility arises as a result of several factors. One is the inherent difficulty in perfectly matching the cashflows of new asset purchases with that of new liabilities. Another factor is the inherent cashflow volatility of some classes of assets and liabilities. In order to minimize cashflow volatility, we manage differences between expected asset and liability cashflows within pre-established guidelines.

    We also seek to minimize cashflow volatility by restricting the portion of securities with redemption features held in our invested asset portfolio. These asset securities include redeemable corporate securities, mortgage-backed securities or other assets with options that, if exercised, could alter the expected future cash inflows. In addition, we limit sales liabilities with features such as puts or other options that may change the cashflow profile of the liability portfolio.

    DERIVATIVES. We use various derivative financial instruments to manage our exposure to fluctuations in interest rates, including interest rate swaps, Principal Only swaps, interest rate floors, swaptions, U.S. Treasury futures, Treasury rate guarantees and mortgage-backed forwards and options. We use interest rate futures contracts and mortgage-backed forwards to hedge changes in interest rates subsequent to the issuance of an insurance liability, such as a guaranteed investment contract, but prior to the purchase of a supporting asset, or during periods of holding assets in anticipation of near term liability sales. We use interest rate swaps and Principal Only swaps primarily to more closely match the interest rate characteristics of assets and liabilities. They can be used to change the interest rate characteristics of specific assets and liabilities as well as an entire portfolio. Occasionally, we will sell a callable liability or a liability with attributes similar to a call option. In these cases, we will use interest rate swaptions or similar products to hedge the risk of early liability payment thereby transforming the callable liability into a fixed term liability.

    We also seek to reduce call or prepayment risk arising from changes in interest rates in individual investments. We limit our exposure to investments that are prepayable without penalty prior to maturity at the option of the issuer, and we require additional yield on these investments to compensate for the risk that the issuer will exercise such option. An example of an investment we limit because of the option risk is residential mortgage-backed securities. We assess option risk in all investments we make and, when we assume such risk, we seek to price for it accordingly to achieve an appropriate return on our investments.

    In conjunction with the interest rate swaps, interest rate swaptions and other derivatives, we are exposed to counterparty risk, or the risk that counterparty fails to perform the terms of the derivative contract. We actively manage this risk by:

    - establishing exposure limits which take into account non-derivative exposure we have with the counterparty as well as derivative exposure;

    - performing similar credit analysis prior to approval on each derivatives counterparty that we do when lending money on a long-term basis;

    - limiting exposure to AA- credit or better;

    - conducting stress-test analysis to determine the maximum exposure created during the life of a prospective transaction; and

    - daily monitoring of counterparty credit ratings.

    All new derivative counterparties are approved by the investment committee. We believe the risk of incurring losses due to nonperformance by our counterparties is remote and that such losses, if any, would not be material. Futures contracts trade on organized exchanges and, therefore, effectively have no credit risk.

    The table below shows the interest rate sensitivity of our derivatives measured in terms of fair value. These exposures will change as a result of ongoing portfolio and risk management activities.

                                                                   AS OF MARCH 31, 2001
                                              ---------------------------------------------------------------
                                                                            FAIR VALUE (NO ACCRUED INTEREST)
                                                                           ----------------------------------
                                                                            -100
                                                             WEIGHTED       BASIS                  +100 BASIS
                                              NOTIONAL       AVERAGE        POINT                    POINT
                                               AMOUNT      TERM (YEARS)    CHANGE     NO CHANGE      CHANGE
                                              ---------    ------------    -------    ---------    ----------
                                                                      ($ IN MILLIONS)
Interest rate swaps.........................  $ 4,773.2        6.06(1)     $ (29.0)    $(18.2)       $(31.4)
Principal Only swaps........................      150.0        2.56(1)        13.3       (7.5)        (12.4)
Interest rate floors........................    3,200.0        5.25(2)        83.7       71.2         (39.0)
U.S. Treasury futures.......................      255.3        0.25(3)       (11.5)      (0.7)         10.0
Swaptions...................................    2,512.0        3.56(4)        64.7       79.0         (45.4)
Treasury rate guarantees....................       27.0        0.19(5)        (2.0)        --           2.2
Mortgage-backed forwards and options........    5,951.7        0.17(5)      (148.2)     (11.2)        179.3
                                              ---------                    -------     ------        ------
         Total..............................  $16,869.2                    $ (29.0)    $112.6        $ 63.3
                                              =========                    =======     ======        ======

---------------

(1) Based on maturity date of swap.
(2) Based on maturity date of floor.
(3) Based on maturity date.
(4) Based on option date of swaption.
(5) Based on settlement date.

    We use U.S. Treasury futures to manage our over/under commitment position, and our position in these contracts changes daily.

    DEBT ISSUED AND OUTSTANDING. As of March 31, 2001, the aggregate fair value of debt was $1,312.1 million. A 100 basis point, immediate, parallel decrease in interest rates would increase the fair value of debt by approximately $72.6 million.

                                                                       AS OF MARCH 31, 2001
                                                              ---------------------------------------
                                                                 FAIR VALUE (NO ACCRUED INTEREST)
                                                              ---------------------------------------
                                                               -100 BASIS                 +100 BASIS
                                                              POINT CHANGE   NO CHANGE   POINT CHANGE
                                                              ------------   ---------   ------------
                                                                          ($ IN MILLIONS)
7.95% notes payable, due 2004...............................    $  218.8     $  212.4      $  206.3
8.2% notes payable, due 2009................................       540.7        508.4         478.4
7.875% surplus notes payable, due 2024......................       199.5        184.4         169.3
8% surplus notes payable, due 2044..........................       100.5         90.4          81.8
Non-recourse mortgages and notes payable....................       165.4        156.7         148.6
Other mortgages and notes payable...........................       159.8        159.8         159.8
                                                                --------     --------      --------
         Total long-term debt...............................    $1,384.7     $1,312.1      $1,244.2
                                                                ========     ========      ========

  EQUITY RISK

    Equity risk is the risk that we will incur economic losses due to adverse fluctuations in a particular common stock. As of March 31, 2001, the fair value of our equity securities was $618.6 million. A 10% decline in the value of the equity securities would result in an unrealized loss of $61.9 million.

    We also have indirect equity risk exposure with respect to BT Financial Group margin lending operations. Under the terms of this financing arrangement, BT Financial Group margin lending operations allow retail clients and independent financial advisors on behalf of clients, within limits approved by senior management, to borrow funds from BT Financial Group to invest in an approved list of securities and mutual fund investments which serve as security for the loan. The risk of loan default increases as the value of the underlying securities declines. This risk is actively managed through the use of margin calls on loans when the underlying securities fall below established levels. Overall, the margin lending portfolio is limited to a ratio of borrowed funds to market value of securities of 60%. On November 30, 1999, BT Financial Group margin lending operations securitized its margin lending portfolio with Westpac Banking Corporation, an Australian bank. Under the terms of this financing, BT Financial Group margin lending operations are required to allocate capital equal to approximately 7% of the outstanding borrowed amount, as a cushion for loan defaults. As of March 31, 2001, the margin lending portfolio was $546.0 million, or A$1,118.2 million, while the ratio of borrowed funds to market value of securities was 44%, below that of the maximum allowed.

  FOREIGN CURRENCY RISK

    Foreign currency risk is the risk that we will incur economic losses due to adverse fluctuations in foreign currency exchange rates. This risk arises from our international operations and foreign currency-denominated funding agreements issued to non-qualified institutional investors in the international market. The notional amount of our currency swap agreements associated with foreign-denominated liabilities as of March 31, 2001 was $3,061.2 million. We also have fixed maturity securities that are denominated in foreign currencies. However, we use derivatives to hedge the foreign currency risk, both interest payments and the final maturity payment, of these funding agreements and securities. As of March 31, 2001, the fair value of our foreign currency denominated fixed maturity securities was $406.5 million. We use currency swap agreements of the same currency to hedge the foreign currency exchange risk related to these investments. The notional amount of our currency swap agreements associated with foreign-denominated fixed maturity securities as of March 31, 2001 was $428.7 million. With regard to our international operations, we attempt to do as much of our business as possible in the functional currency of the country of operation. At times, however, we are unable to do so, and in these cases, we use foreign exchange derivatives to hedge the resulting risks.

    Additionally, we utilize foreign currency swaps related to $665.0 million of private notes issued in connection with our acquisition of BT Financial Group. Currently the interest payments related to these notes are serviced through operating cash flows of our Australian operations. By utilizing the foreign currency and interest rate swaps, the impact of Australian dollar and U.S. dollar exchange rate fluctuations have a minimal effect on our ability to rely on the cash flows of our Australian operations to service the interest and principal payments related to the notes.

    We estimate that as of March 31, 2001, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which we are exposed would result in no change to the net fair value of our foreign currency denominated instruments identified above, including the currency swap agreements. The selection of a 10% immediate unfavorable change in all currency exchange rates should not be construed as a prediction by us of future market events, but rather as an illustration of the potential impact of such an event. Our largest individual currency exposure is to fluctuations between the Australian dollar and the U.S. dollar.

  EFFECTS OF INFLATION

    We do not believe that inflation, in the United States or in the other countries in which we operate, has had a material effect on our consolidated operations over the past five years. In the future, however, we may be affected by inflation to the extent it causes interest rates to rise. See "Risk
Factors -- Our efforts to reduce the impact of interest rate changes on our profitability and surplus may not be effective".

                                    BUSINESS

    The Principal Financial Group is a leading provider of retirement savings, investment and insurance products and services, with $113.0 billion in assets under management and approximately thirteen million customers worldwide as of March 31, 2001. Our U.S. and international operations concentrate primarily on asset management and accumulation. In addition, we offer a broad range of individual life and disability insurance, group life and health insurance, and residential mortgage loan origination and servicing in the United States.

    We provide a comprehensive portfolio of asset accumulation products and services to businesses and individuals in the United States, with a concentration on small and medium-sized businesses, which we define as businesses with less than 1,000 employees. We place a particular emphasis on businesses with less than 500 employees. We offer to businesses products and services for defined contribution pension plans, including 401(k) and 403(b) plans, defined benefit pension plans and non-qualified executive benefit plans. We also offer annuities, mutual funds and bank products and services to the employees of our business customers and other individuals.

    We provided services to more 401(k) plans in the United States in 2000 than any other bank, mutual fund or insurance company, according to surveys conducted by CFO magazine. From 1998 to 2000, our 401(k) assets under management increased 20% and our plan participants increased 8%. Within the 401(k) market for businesses with less than 500 employees, we had the leading market share in 1999 based on number of plans (9.7%), number of participants (14.1%) and assets under management (7.2%), according to the Spectrem Group. We believe that the 401(k) market has strong growth potential. The Spectrem Group projects that assets under all 401(k) plans in the United States will grow at a compound annual rate of 13.5%, reaching $2.6 trillion in plan assets by 2004. The small and medium-sized business market remains under-penetrated with only 15% of U.S. businesses with less than 500 employees offering a 401(k) plan in 1999. Accordingly, we believe that we are uniquely positioned to capitalize on the growth opportunities in the 401(k) plan and other defined contribution pension plan markets in the United States and internationally.

    Principal Capital Management, our U.S.-based asset manager, provides asset management services to our U.S. asset accumulation businesses and third-party institutional clients, as well as our other U.S.-based segments. We established Principal Capital Management in 1999 to consolidate our extensive investment management expertise and to focus on marketing our asset management services to third-party institutional clients. We believe that Principal Capital Management is well-positioned to compete in this third-party institutional market through its expertise gained from managing a significant percentage of the assets originating from our U.S. asset accumulation operations. As of March 31, 2001, Principal Capital Management managed $81.8 billion in assets, of which $6.1 billion, or 7%, represented assets managed directly for third-party institutional clients.

    Our acquisition of BT Financial Group in 1999 was a central element in the expansion of our international asset management and accumulation businesses. As of March 31, 2001, BT Financial Group was the fourth largest asset manager in Australia according to ASSIRT. As of March 31, 2001, BT Financial Group had accumulated $22.2 billion of assets under management and provided investment advisory services to $21.0 billion in assets. We believe that the mandated retirement savings system in Australia, called superannuation, and BT Financial Group's strong market position, together with the expertise we have developed in the U.S. defined contribution pension plan market, should provide for growth in our assets under management in Australia. BT Financial Group and Principal Capital Management together enhance our ability to compete in global asset management.

    The activities of Principal International reflect our efforts to capitalize on the trend toward private sector defined contribution pension systems. We believe that this trend offers significant potential for future growth. We also believe that the expertise we have developed in serving the U.S. pension plan market enables us to take advantage of these opportunities. Through Principal International, we offer retirement products and services, annuities, mutual funds and life insurance. We operate through subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong and joint ventures in Brazil, Japan and India.

    Our Life and Health Insurance segment offers individual life and disability insurance as well as group life and health insurance throughout the United States. Our individual life and disability insurance business served approximately 750,000 policyholders with $80.8 billion of life insurance in force as of March 31, 2001. Our individual insurance products include interest-sensitive life, traditional life and disability insurance. Our group insurance business served approximately 82,000 employers covering approximately
5.0 million members and had $71.5 billion of group life insurance in force as of March 31, 2001. Our group insurance products include life, disability, medical, dental and vision insurance, and administrative services.

    Our Mortgage Banking segment engages in originating, purchasing, selling and servicing residential mortgage loans in the United States. We service a majority of the loans that we originate. We originated or purchased $8.3 billion in new mortgage loans for the year ended December 31, 2000 and serviced a portfolio of $57.3 billion of mortgage loans as of March 31, 2001. Residential mortgages represent a component of our overall portfolio of market-driven financial products and services.

ASSETS UNDER MANAGEMENT BY SEGMENT

    For management and financial reporting purposes, we organize our businesses into four operating segments:

    - U.S. Asset Management and Accumulation;

    - International Asset Management and Accumulation;

    - Life and Health Insurance; and

    - Mortgage Banking.

    We also have a Corporate and Other segment which consists of the assets and activities that have not been allocated to any other segment.

    One of the primary measures of our businesses is assets under management. We define "assets under management" as any assets on which we earn an asset-based fee or a spread. Fee-based products, such as mutual funds, provide no investment guarantee to the customer and provide us the potential for higher returns on our capital. Customer deposits in fee-based investments are either included in our separate accounts or do not appear on our balance sheet. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that we bear limited or no investment risk on such assets. Spread-based products, such as guaranteed investment contracts, provide a guarantee of return to customers for a specified period of time. The spread is the difference between the investment income we earn and the investment income we credit to our customers. We generally report customer deposits in spread-based investments on our balance sheet.

    The table below shows by segment the amount of assets on which we earned an asset-based fee as compared to that on which we earned a spread for the periods indicated:

                            ASSETS UNDER MANAGEMENT
                       FEE-BASED/SPREAD-BASED COMPOSITION

                                 AS OF MARCH 31,                                   AS OF DECEMBER 31,
                             -----------------------   --------------------------------------------------------------------------
                                      2001                      2000                      1999                    1998(2)
                             -----------------------   -----------------------   -----------------------   ----------------------
                              FEE    SPREAD   TOTAL     FEE    SPREAD   TOTAL     FEE    SPREAD   TOTAL     FEE    SPREAD   TOTAL
                             -----   ------   ------   -----   ------   ------   -----   ------   ------   -----   ------   -----
                                                                       ($ IN BILLIONS)
U.S. Asset Management and
  Accumulation.............  $45.5   $31.1    $ 76.6   $48.9   $29.2    $ 78.1   $46.9   $28.7    $ 75.6   $38.0   $29.2    $67.2
International Asset
  Management and
  Accumulation.............   22.5     2.6      25.1    25.6     2.8      28.4    28.4     2.2      30.6     0.3     0.9      1.2
Life and Health
  Insurance................    1.9     7.5       9.4     2.1     7.2       9.3     2.0     6.7       8.7     1.3     6.9      8.2
Mortgage Banking(1)........     --     0.4       0.4      --     0.2       0.2      --     0.5       0.5      --     0.7      0.7
                             -----   -----    ------   -----   -----    ------   -----   -----    ------   -----   -----    -----
Subtotal...................  $69.9   $41.6     111.5   $76.6   $39.4     116.0   $77.3   $38.1     115.4   $39.6   $37.7     77.3
                             =====   =====             =====   =====             =====   =====             =====   =====
Corporate and Other........                      1.5                       1.5                       1.2                      3.1
                                              ------                    ------                    ------                    -----
        Total..............                   $113.0                    $117.5                    $116.6                    $80.4
                                              ======                    ======                    ======                    =====

---------------

(1) Excludes our mortgage loan servicing portfolio.

(2) Includes assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

    Our primary focus is on asset management and accumulation, with particular emphasis on retirement products and services. We define "asset accumulation" as the sale of investment-oriented products and services for which we provide administrative services and/or offer investment choices from one or more asset managers. Our asset accumulation products and services include pensions, mutual funds, individual annuities and banking products. The fees our customers pay for these products and services are based on the asset balance of the product the customer purchases. We retain a portion of these fees in return for our administrative services and pay a portion to the asset manager, which may be us. We report the asset balances within our asset accumulation operations as assets under management if we earn an asset-based fee or a spread on those assets, regardless of whether our affiliated asset managers manage any of the underlying investment assets.

    We define "asset management" as the provision of investment advisory services, including the screening, selection, purchase and ultimate sale of specific financial assets. We refer to the entity that provides these services as an "asset manager." The asset manager may be affiliated with us, such as Principal Capital Management and BT Financial Group, or may be an unaffiliated third-party.

    We manage a large majority of assets originating from our asset accumulation operations. The table below shows the assets managed by asset manager:

                            ASSETS UNDER MANAGEMENT
                                BY ASSET MANAGER

                                                                AS OF MARCH 31,      AS OF DECEMBER 31,
                                                                ---------------    -----------------------
                                                                     2001           2000     1999    1998
                                                                ---------------    ------   ------   -----
                                                                             ($ IN BILLIONS)
Principal Capital Management................................        $ 81.8         $ 83.2   $ 82.2   $77.1
BT Financial Group..........................................          21.0           24.3     28.2      --
Other Entities of the Principal Financial Group.............           4.0            3.7      2.6     1.9
Third-Party Asset Managers..................................           6.2            6.3      3.6     1.4
                                                                    ------         ------   ------   -----
         Total..............................................        $113.0         $117.5   $116.6   $80.4
                                                                    ======         ======   ======   =====

OUR STRATEGY

    Our goal is to enhance stockholder value by pursuing the most attractive financial services opportunities consistent with the capabilities of our asset management and accumulation operations. We intend to accomplish this goal by increasing the growth and profitability of these businesses through the pursuit of the following primary strategic initiatives:

    ACCELERATE THE GROWTH OF OUR U.S. ASSET ACCUMULATION BUSINESS. We intend to strengthen our existing distribution channels and expand into new distribution channels, further leverage our technology to achieve operating efficiencies, continue to expand the range of investment options and effectively cross-sell our products and services.

    GROW OUR THIRD-PARTY INSTITUTIONAL ASSETS UNDER MANAGEMENT. We selectively target asset classes and customers in the United States, Australia and globally to capitalize on the specific strengths of Principal Capital Management and BT Financial Group. They jointly execute this strategy in their respective markets and through marketing offices in London, Hong Kong and Singapore.

    INCREASE THE GROWTH AND PROFITABILITY OF PRINCIPAL INTERNATIONAL. We will continue to leverage our U.S. product expertise and operating platform to strengthen Principal International. We seek to accelerate the growth of our assets under management by capitalizing on the international trend toward privatization of public retirement pension systems. In addition, we intend to continue our progress in managing expenses.

    In addition to these primary strategic initiatives, we have specific strategies within each of our operating segments, which are described in our operating segment discussions.

OPERATING PRINCIPLES

    To effectively realize our strategic initiatives, we are implementing the following operating principles:

    - operate a full-service platform to serve the needs of our customers;

    - build on strong customer relationships;

    - focus on our financial performance; and

    - reinforce our culture.

  OPERATE A FULL-SERVICE PLATFORM

    We differentiate ourselves by operating a full-service platform to serve the wide array of our customers' needs by originating sales through our diverse distribution channels, offering a comprehensive portfolio of products and services, administering our products and services efficiently using information technology and managing a significant portion of the assets we accumulate as follows:

    STRENGTHEN OUR DIVERSE DISTRIBUTION CHANNELS. We originate sales of our products and services through diverse distribution channels that include our retirement services sales representatives, financial representatives, insurance brokers, registered representatives and direct channels such as Principal Connection(SM). We also use other distribution sources particular to each business segment. We intend to strengthen and grow existing distribution channels and to expand into new distribution sources for sales of our products and services. In particular, we realigned our retirement services sales force to focus on new sales, targeted new distribution channels to sell our 401(k) products and services and created Principal Connection, our direct distribution channel to individuals.

    OFFER A COMPREHENSIVE PORTFOLIO OF MARKET-DRIVEN PRODUCTS AND SERVICES. We provide a comprehensive portfolio of products and services in the markets in which we operate, as follows:

    - We focus on providing full-service asset accumulation products to businesses. We continue to add new investment choices to increase the range of investment styles, asset classes and asset managers we offer to our customers. In addition to our pension products and services, we offer a comprehensive portfolio of life and health insurance products.

    - Principal Capital Management and BT Financial Group offer a variety of asset classes and investment styles to institutional investors. In addition, we have developed a collaborative approach between these two firms, whereby the respective strengths and capabilities in asset classes of each investment operation are made available to our customers.

    - For our individual customers, including employees of our business customers, we offer variable and fixed individual annuities, retail mutual funds, individual insurance products, residential mortgages and banking products.

    USE TECHNOLOGY TO ENHANCE SALES, CUSTOMER SERVICE AND EFFICIENCY. We invest in information technology to achieve continued operational efficiency and to deliver enhanced value to our customers through timely, responsive service and competitive pricing.

    - In December 2000, InformationWeek ranked us among the top 25 of the 100 most innovative companies in the United States in building profitable and successful customer relationships, and also profiled Impact401(k).com, our fully electronic 401(k) product through which the plan sponsor can handle the purchase, enrollment and administration of a 401(k) plan entirely through the Internet. We were one of only four financial services companies to achieve a top 25 ranking.

    - We are a leader in the use of the Internet to service our customers in the United States. Through our Internet site, we offer customers a "consolidated view" displaying all the Principal Financial Group products they own, including pension plans, insurance policies, mutual funds, bank products and mortgage balance information. Our increasing use of the Internet to provide pension products and services allows us to lower our unit costs and more efficiently serve our customers. For example, the number of transactions processed through Principal Direct Connect, which allows plan sponsors to transfer retirement data via the Internet, has increased from approximately 23.0 million in 1999 to approximately 84.6 million in 2000. For the three months ended March 31, 2001, approximately
      31.2 million transactions were processed through Principal Direct Connect.

    - We seek to leverage technology developed for our U.S. operations into our international operations. We currently utilize a common client/server-based system in most countries, designed to incorporate our expertise from our U.S. systems.

    PROVIDE ASSET MANAGEMENT FOR A SIGNIFICANT PORTION OF THE ASSETS WE ACCUMULATE. Principal Capital Management and BT Financial Group manage a large majority of the assets we accumulate. By offering investment choices that are managed by our affiliated asset managers, we enhance our ability to retain the asset management fees that would otherwise be paid to third-party asset managers.

  BUILD ON STRONG CUSTOMER RELATIONSHIPS

    We are committed to building on our strong customer relationships by providing products and services that respond to their needs and by increasing the global awareness of our brand.

    RESPOND TO THE NEEDS OF OUR CUSTOMERS. One of our core values is customer focus, and we place priority on understanding and meeting their needs. We conduct ongoing market research to monitor customer needs and preferences. We offer a comprehensive portfolio of products and services, provide a wide range of choices of investment styles, asset classes and asset managers, and utilize technology built around the customer's needs and desires. We continue to expand our product portfolio to continue to meet the changing needs of our customers. We also use a variety of relationship-building tools, including financial counseling, a financial education magazine, investment education materials, account statements and our Internet website.

    INCREASE GLOBAL AWARENESS OF OUR BRAND. We believe brand recognition is particularly important in establishing and maintaining strong relationships with our customers and distributors. Therefore, we have made a substantial effort to establish the "Edge" triangle as a widely recognized logo in the United States and the other countries in which we operate. To develop awareness of our brand, we have maintained high-visibility advertising and event sponsorships, such as the Olympics and the Super Bowl. For example, during the 2000 Olympic Summer Games, we launched a new advertising campaign, "we understand what you are working for," designed to enhance recognition and leverage our brand to attract new customers. The Mobius Advertising Awards honored us in February 2001 with its Mobius Award. We received a first-place award in the financial services category for our 2000 "Happy People" print advertising campaign.

  FOCUS ON FINANCIAL PERFORMANCE

    We have taken specific actions to improve our operating earnings over the last several years, and we intend to continue to focus each of our businesses to further improve financial performance. We reported record operating earnings for 2000, with an operating return on average equity of 10.5%. We believe our financial performance will further improve if we continue to:

    - manage capital effectively;

    - improve cost management; and

    - actively manage our investment portfolio.

    MANAGE CAPITAL EFFECTIVELY. We believe that effective management of capital is essential to creating stockholder value. This consists of assessing the near-term financial impact as well as the long-term attractiveness of each of our businesses. We have already taken the following initiatives:

    - We increased the discipline in our capital allocation process. Our goal is to improve profitability by increasing our focus on, and capital allocation to, asset management and accumulation products and services which offer us a potential for higher returns on our capital, such as fee-based products.

    - We exited under-performing and non-strategic businesses and markets, including: the HMO business; several other group medical insurance businesses; our retail securities brokerage operations, our pre-retirement asset accumulation business in Argentina, and our operations in Spain.

    - We have focused our international operations and investments in countries that we believe offer the greatest long-term growth opportunities, favorable demographics and a trend toward private sector defined contribution pension systems. As a result, we operate through subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong, and joint ventures in Brazil, Japan and India.

    IMPROVE COST MANAGEMENT. We are committed to improving profitability by actively managing our operating expenses. We seek to achieve further operating leverage through increased operating efficiencies. We have made significant investments in technology to enhance the efficiency of our operations, particularly in the area of customer service and transaction processing. For example, our annualized full-service pension transactions per U.S. employee rose from 11,926 in 1998 to 17,872 for the three months ended March 31, 2001.

    ACTIVELY MANAGE OUR INVESTMENT PORTFOLIO. Over the past three years, we rebalanced our investment portfolio by reducing our exposure to equity securities and real estate. We reoriented the portfolio toward investments that produce higher current investment income, rather than those that produce long-term capital gains that had historically been the focus of our investment activities as a mutual life insurance company. In addition to reducing our portfolio risk profile, we will continue to manage our investment portfolio to achieve higher yields consistent with our risk management strategy.

  REINFORCE OUR CULTURE

    We are committed to strengthening our organization's performance-oriented culture. The following are three specific activities that support this objective:

    - We have a new incentive compensation program for our senior management designed to align compensation with individual and company-wide performance measures. We refined our performance review program to increase individual accountability and better align individual and corporate goals toward profitable growth.

    - We adopted a balanced scorecard for our employees to measure their performance from four perspectives: financial results; customer relations; internal process and learning and growth. Our balanced scorecard links performance in these areas to salary, establishes accountability, focuses employees on common goals and helps employees see how their contributions can affect our financial results.

    - Upon demutualization, we intend to adopt a stock option plan designed to encourage broad-based employee ownership. We believe this plan will advance the interests of our stockholders by enhancing our ability to attract, retain and motivate individuals who make important contributions to our company. We also believe that employee equity ownership opportunities and performance-based incentives will closely align the interests of our employees with those of our stockholders.

SEGMENT OVERVIEW

    The table below provides a summary of the markets targeted, the distribution channels used and the products and services offered by each of our operating segments:

                                            U.S. ASSET MANAGEMENT AND ACCUMULATION
-------------------------------------------------------------------------------------------------------------------------------
                MARKETS                               DISTRIBUTION                                 PRODUCTS/SERVICES
---------------------------------------  ---------------------------------------        ---------------------------------------
Asset Accumulation
- Businesses, their employees and other  - Retirement services sales                    - Pension
individuals                              representatives                                - Full-service accumulation
- Not-for-profit organizations           - Institutional marketers                      - Full-service payout
- Large financial institutions and       - Affiliated financial representatives         - Investment-only
employers for our guaranteed investment  - Affiliated and unaffiliated                  - Administration-only
  contracts, funding agreements and      registered representatives                     - Mutual funds
institutional mutual funds               - Independent brokers                          - Individual annuities
                                         - Principal Connection                         - Banking

Principal Capital Management
- Large U.S. corporate, private and      - Institutional marketers                      - Institutional and retail money
  Taft-Hartley pension funds             - Consultants                                  management in:
- U.S. endowments and foundations                                                         - Domestic equities
- Sub-advisory relationships with                                                         - International equities
  non-affiliated financial institutions                                                   - Fixed income
- Non-US institutions (in collaboration                                                   - Commercial real estate
  with BT Financial Group)
- Real estate development
- Securitization markets

                                        INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
-------------------------------------------------------------------------------------------------------------------------------
                MARKETS                               DISTRIBUTION                                 PRODUCTS/SERVICES
---------------------------------------  ---------------------------------------        ---------------------------------------
BT Financial Group
- Corporate superannuation funds         - Consultants                                  - Institutional and retail money
- Businesses, their employees and other  - Financial intermediaries (financial            management
  individuals                              advisors, accountants and solicitors)        - Mutual funds
- Australian and non-Australian          - Institutional marketers                      - Corporate superannuation products
institutions                             - Direct distribution to customers             - Processing and transaction services
- Financial intermediaries                                                              for financial planners, financial
                                                                                        intermediaries and companies
                                                                                        - Margin lending
Principal International
- Businesses, their employees and other  - Distribution appropriate to each             - Retirement services
  individuals                              country and market, for example:             - Brazil
                                         - Dedicated retirement services sales          - Hong Kong
                                           forces in Mexico and Hong Kong               - India
                                         - Financial institutions in Brazil             - Indonesia
                                           through the branches of Banco do             - Japan
                                           Brasil                                       - Mexico
                                         - Unaffiliated brokers in Chile                - Annuities and life insurance
                                                                                        - Argentina
                                                                                        - Chile
                                                                                        - Mexico

                                                   LIFE AND HEALTH INSURANCE
-------------------------------------------------------------------------------------------------------------------------------
                MARKETS                               DISTRIBUTION                                 PRODUCTS/SERVICES
---------------------------------------  ---------------------------------------        ---------------------------------------
Individual Life and Disability Insurance
- Businesses, their employees and other  - Affiliated financial representatives         - Individual insurance
individuals                              - Independent brokers                          - Interest-sensitive life
                                         - Affiliated and unaffiliated                  - Traditional life
                                         registered representatives                     - Disability
                                         - Disability sales representatives

                                                   LIFE AND HEALTH INSURANCE
-------------------------------------------------------------------------------------------------------------------------------
                MARKETS                               DISTRIBUTION                                 PRODUCTS/SERVICES
---------------------------------------  ---------------------------------------        ---------------------------------------
Group Life and Health Insurance
- Businesses                             - Group sales representatives                  - Group life
                                         - Rogers Benefit Group sales                   - Group disability
                                         representatives                                - Group medical
                                         - Non-medical sales representatives            - Group dental and vision
                                                                                        - Fee-for-service

                                                       MORTGAGE BANKING
-------------------------------------------------------------------------------------------------------------------------------
                MARKETS                               DISTRIBUTION                                 PRODUCTS/SERVICES
---------------------------------------  ---------------------------------------        ---------------------------------------
- Individuals                            - Correspondent lending institutions           - Originate, purchase, sell and service
                                         - Mortgage loan officers (retail                 prime credit quality, first-lien
                                           origination)                                   residential mortgage loans
                                         - Regional offices that work directly
                                           with approved mortgage loan brokers
                                           (wholesale)
                                         - Mortgage Direct

U.S. ASSET MANAGEMENT AND ACCUMULATION SEGMENT

    Our U.S. Asset Management and Accumulation segment consists of:

    - asset accumulation operations which provide retirement savings and related investment products and services to businesses, their employees and other individuals; and

    - Principal Capital Management, our U.S.-based asset manager.

    Our U.S. Asset Management and Accumulation segment contributed 44%, 41%, 42% and 38% of our total operating revenues and 51%, 57%, 75% and 89% of our total operating earnings for the three months ended March 31, 2001, and the years ended December 31, 2000, 1999 and 1998, respectively.

    The table below shows the operating revenues, operating earnings, assets and assets under management of our U.S. Asset Management and Accumulation segment for the periods indicated:

                     U.S. ASSET MANAGEMENT AND ACCUMULATION
                         SELECTED FINANCIAL HIGHLIGHTS

                                                   AS OF OR FOR
                                                     THE THREE
                                                   MONTHS ENDED
                                                     MARCH 31,             AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                  ---------------    -----------------------------------------------------
                                                       2001               2000               1999              1998(4)
                                                  ---------------    ---------------    ---------------    ---------------
                                                                              ($ IN MILLIONS)
OPERATING REVENUES(1)
  U.S. Asset Accumulation.......................  $   977.0    96%   $ 3,398.1    96%   $ 3,348.1    96%   $ 2,933.1   100%
  Principal Capital Management..................       48.2     5        174.2     5        156.6     5           --    --
  Intra-segment eliminations(2).................       (9.5)   (1)       (38.4)   (1)       (32.1)   (1)          --    --
                                                  ---------   ---    ---------   ---    ---------   ---    ---------   ---
        Total...................................  $ 1,015.7   100%   $ 3,533.9   100%   $ 3,472.6   100%   $ 2,933.1   100%
                                                  =========   ===    =========   ===    =========   ===    =========   ===
OPERATING EARNINGS:
  U.S. Asset Accumulation.......................  $    79.2    89%   $   317.6    89%   $   321.2    90%   $   238.4   100%
  Principal Capital Management..................        9.6    11         39.0    11         35.4    10           --    --
                                                  ---------   ---    ---------   ---    ---------   ---    ---------   ---
        Total...................................  $    88.8   100%   $   356.6   100%   $   356.6   100%   $   238.4   100%
                                                  =========   ===    =========   ===    =========   ===    =========   ===
ASSETS:
  U.S. Asset Accumulation.......................  $63,176.2    98%   $64,883.9    99%   $64,410.4    99%   $58,701.5   100%
  Principal Capital Management..................      968.4     2        912.0     1        686.0     1           --    --
                                                  ---------   ---    ---------   ---    ---------   ---    ---------   ---
        Total...................................  $64,144.6   100%   $65,795.9   100%   $65,096.4   100%   $58,701.5   100%
                                                  =========   ===    =========   ===    =========   ===    =========   ===
ASSETS UNDER MANAGEMENT:
  ($ in billions)
  U.S. Asset Accumulation.......................  $    69.6    91%   $    71.0    91%   $    70.3    93%   $    63.5    94%
  Principal Capital Management(3)...............        7.0     9          7.1     9          5.3     7          3.7     6
                                                  ---------   ---    ---------   ---    ---------   ---    ---------   ---
        Total...................................  $    76.6   100%   $    78.1   100%   $    75.6   100%   $    67.2   100%
                                                  =========   ===    =========   ===    =========   ===    =========   ===

---------------
(1) Excludes net realized capital gains and their impact on recognition of front-end fee revenues.

(2) Includes eliminations of amounts related to U.S. asset management fee revenues received from our U.S. asset accumulation operations.

(3) Represents $6.1 billion, $6.3 billion, $4.7 billion and $3.5 billion of assets from third-party clients as of March 31, 2001 and as of December 31, 2000, 1999 and 1998, respectively, with the remainder representing assets supporting other Principal Capital Management activities. Assets accumulated by other affiliates are shown under the business which accumulated the assets.

(4) Includes assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

U.S. ASSET ACCUMULATION

    Our asset accumulation activities in the United States date back to the 1940s when we first began providing pension plan products and services. We now offer a comprehensive portfolio of asset accumulation products and services for retirement savings and investment:

    - To businesses of all sizes, we offer products and services for defined contribution pension plans, including 401(k) and 403(b) plans, defined benefit pension plans and non-qualified executive benefit plans. For more basic needs, we offer our mutual funds as a funding vehicle for SIMPLE IRA, payroll deduction, 401(k) and 403(b) plans;

    - To large institutional clients, we also offer investment-only products, including guaranteed investment contracts and funding agreements; and

    - To employees of businesses and other individuals, we offer the ability to accumulate retirement savings through mutual funds, individual annuities and bank products.

    We organize our U.S. asset accumulation operations in the following product and service categories:

    - pension;

    - mutual funds;

    - individual annuities; and

    - Principal Bank.

    We further group our pension products and services into four categories:

    - full-service accumulation;

    - full-service payout;

    - investment-only; and

    - administration-only.

    The table below shows the operating revenues for our U.S. asset accumulation operations for the periods indicated:

                            U.S. ASSET ACCUMULATION
                               OPERATING REVENUES

                                                          FOR THE THREE
                                                          MONTHS ENDED          FOR THE YEAR ENDED
                                                            MARCH 31,              DECEMBER 31,
                                                          -------------   ------------------------------
                                                              2001          2000       1999       1998
                                                          -------------   --------   --------   --------
                                                                         ($ IN MILLIONS)
Pension
  Full-service Accumulation.............................     $269.1       $1,168.1   $1,178.2   $1,185.8
  Full-service Payout...................................      357.7          920.6      929.0      643.6
  Investment-Only.......................................      244.3          881.7      833.8      715.9
  Administration-Only...................................        9.8           42.3       39.3       36.8
Mutual Funds............................................       29.5          108.7       95.4       83.5
Individual Annuities....................................       68.0          267.5      270.2      267.2
Principal Bank..........................................        3.9            9.2        2.2        0.3
Eliminations............................................       (5.3)            --         --         --
                                                             ------       --------   --------   --------
  U.S. Asset Accumulation...............................     $977.0       $3,398.1   $3,348.1   $2,933.1
                                                             ======       ========   ========   ========

    The table below breaks down the assets under management for our U.S. asset accumulation operations between those derived from fee-based products and those derived from spread-based products for the periods indicated:

                            U.S. ASSET ACCUMULATION
                           ASSETS UNDER MANAGEMENT(1)
                       FEE-BASED/SPREAD-BASED COMPOSITION

                                  AS OF MARCH 31,                                  AS OF DECEMBER 31,
                               ----------------------   ------------------------------------------------------------------------
                                        2001                     2000                     1999                     1998
                               ----------------------   ----------------------   ----------------------   ----------------------
                                FEE    SPREAD   TOTAL    FEE    SPREAD   TOTAL    FEE    SPREAD   TOTAL    FEE    SPREAD   TOTAL
                               -----   ------   -----   -----   ------   -----   -----   ------   -----   -----   ------   -----
                                                                        ($ IN BILLIONS)
Pension......................  $33.2   $27.4    $60.6   $36.0   $25.7    $61.7   $35.7   $25.6    $61.3   $29.3   $25.9    $55.2
Mutual Funds.................    3.6      --      3.6     3.9      --      3.9     4.1      --      4.1     3.7      --      3.7
Individual Annuities.........    2.2     2.5      4.7     2.4     2.5      4.9     2.3     2.5      4.8     1.5     3.1      4.6
Principal Bank...............    0.3     0.4      0.7     0.2     0.3      0.5      --     0.1      0.1      --      --       --
                               -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----    -----
  U.S. Asset Accumulation....  $39.3   $30.3    $69.6   $42.5   $28.5    $71.0   $42.1   $28.2    $70.3   $34.5   $29.0    $63.5
                               =====   =====    =====   =====   =====    =====   =====   =====    =====   =====   =====    =====

---------------

(1) Assets under management are credited to the operations that accumulated the assets.

    The table below shows the asset flow summary for our U.S. asset accumulation operations for the periods indicated:

                            U.S. ASSET ACCUMULATION
                               ASSET FLOW SUMMARY

                                                              AS OF OR FOR THE   AS OF OR FOR THE
                                                                THREE MONTHS        YEAR ENDED
                                                              ENDED MARCH 31,      DECEMBER 31,
                                                              ----------------   ----------------
                                                                    2001          2000      1999
                                                              ----------------   ------    ------
                                                                        ($ IN BILLIONS)
Assets Under Management, beginning of period................       $ 71.0        $ 70.3    $ 63.5
  Deposits..................................................          5.1          14.6      14.7
  Withdrawals...............................................         (3.5)        (14.3)    (11.9)
  Investment Performance....................................         (3.1)          1.0       5.6
  Other.....................................................          0.1          (0.6)     (1.6)
                                                                   ------        ------    ------
Assets Under Management, end of period......................       $ 69.6        $ 71.0    $ 70.3
                                                                   ======        ======    ======

    The table below illustrates the various distribution channels used by our U.S. asset accumulation operations:

                            U.S. ASSET ACCUMULATION
                                  DISTRIBUTION

                                     RETIREMENT
                                      SERVICES    AFFILIATED
                                       SALES      FINANCIAL    REGISTERED
                                     REPRESENT-   REPRESENT-   REPRESENT-   INDEPENDENT   PRINCIPAL
                                       ATIVES       ATIVES       ATIVES       BROKERS     CONNECTION   INTERNET   BANKS
                                     ----------   ----------   ----------   -----------   ----------   --------   -----
Pension............................      X            X            X             X            X           X
Mutual Funds.......................      X            X            X             X            X
Individual Annuities...............                   X                          X            X                     X
Principal Bank.....................      X            X            X                          X           X

  STRATEGY

    Our goal is to enhance our position as a leading provider of asset accumulation products and services to businesses in the United States, particularly small and medium-sized businesses. To achieve this goal, we are pursuing the following strategic initiatives:

    ACCELERATE THE GROWTH OF OUR U.S. ASSET ACCUMULATION OPERATIONS BY LEVERAGING OUR STRENGTH IN PROVIDING RETIREMENT SERVICES TO SMALL AND MEDIUM-SIZED BUSINESSES. Our current success is built on our strong position in the defined contribution pension plan market, in particular the 401(k) market, to which we provided services to more 401(k) plans than any other bank, mutual fund or insurance company in 1999.

    In particular, we have taken the following actions to achieve continued leadership and growth in this market:

    Strengthen our distribution channels. We are committed to building on our existing distribution channels, as well as expanding into new distribution channels:

    - We have increased the focus of our retirement services sales representatives on new sales of pension products. We have shifted the responsibility for servicing our customers from our retirement services sales representatives to a dedicated customer service staff and centralized many of the administrative functions related to our pension products in regional market centers. In addition, we now compensate our retirement services sales representatives with a greater emphasis on new sales of products instead of renewals of existing contracts.

    - We have also targeted new distribution channels for sales of our products and services, including third-party administrators, certified public accountants, registered investment advisors, registered representatives of other broker-dealers and direct sales through the Internet. For example, we have introduced a new 401(k) product, Principal Advantage, funded by mutual funds. Principal Advantage is targeted at non-affiliated distribution channels such as registered investment advisors and broker-dealers. We have also introduced Impact401k.com, our self-service Internet site. This pension product is targeted at smaller businesses that seek a low cost product, as well as businesses of any size that prefer to handle all administrative activities through the Internet.

    Provide customers with new investment choices. We added new investment choices that increased the range of investment styles, asset classes and asset managers of our offerings. These additional choices complement those offered by Principal Capital Management. We also offer self-directed brokerage accounts to 401(k) plan participants.

    Continue to use technology to enhance sales, customer service and efficiency. Our increasing use of the Internet as a tool to give plan sponsors and plan participants access to information and the ability to administer their defined contribution plans has resulted in significant productivity gains. We have undertaken the following technology initiatives to allow us to better serve the small and medium-sized business market and to enhance the quality and efficiency of our U.S. pension operations:

    - Since its inception in 1998, Principal Direct Connect has become a preferred means for our pension plan sponsors to transfer retirement data via the Internet and to execute transactions online. The number of transactions processed through Principal Direct Connect has increased from approximately 23.0 million in 1999 to approximately 84.6 million in 2000. For the three months ended March 31, 2001, approximately 31.2 million transactions were processed through Direct Connect;

    - In 1998, we developed a customer workflow and processing system, Express Processing(SM), to support our full-service pension plan administration. This technology enables us to achieve significant efficiencies by automatically moving workflow to (1) employees with the correct skill-set to efficiently process the work and (2) any of five administration facilities in the United States with the greatest capacity;

    - We have structured the "Retirement Service Center" portion of our Internet website as a full-service center through which plan sponsors and plan participants can access their complete plan information. During 2000, participants made approximately 7.7 million visits to our Retirement Service Center, resulting in approximately 5.9 million electronic transactions. For the three months ended March 31, 2001, participants made approximately 2.2 million visits, resulting in approximately 1.9 million electronic transactions; and

    - In April 2000, we launched what we believe is one of the first fully electronic 401(k) products, Impact401k.com. Through Impact401k.com, the plan sponsor can handle the purchase, enrollment and administration of a 401(k) plan entirely through the Internet without use of paper forms, the mail or the administrative assistance of our employees.

    ENHANCE OUR ASSET RETENTION AND CROSS-SELLING. In 1997, we created Principal Connection, a direct response distribution channel for retail financial services products to individuals. Principal Connection's services are available over the phone, on the Internet or by mail. As of March 31, 2001, Principal Connection had 48 professionally licensed sales counselors trained to sell our products, answer questions regarding the customer's existing financial product choices and help the customer meet specific financial needs. Through Principal Connection, we seek to retain a significant portion of the assets that pension plan participants normally roll over into a different accumulation or payout product upon retirement or termination of employment. Of the $1.2 billion of assets eligible for rollover for the three months ended March 31, 2001, we retained $0.5 billion, or 42%, up from 30% in 1996. Through Principal Connection, we also seek to cross-sell our products and services to pension plan participants and banking and mortgage banking customers.

    MAINTAIN OUR POSITION IN THE INVESTMENT-ONLY PENSION MARKET. We have been a long-time participant in the investment-only pension market, which emphasizes the sale of guaranteed investment contracts, funding agreements and other investment-only products. We have capitalized on our strong claims paying and financial strength ratings, investment advisory expertise and asset-liability management expertise we offer to customers seeking investment-only pension services. We intend to remain a participant in this market to an extent consistent with our expected returns.

    IMPROVE OUR POSITION IN THE PENSION MARKET FOR LARGER EMPLOYERS. We have an advantage over many of our competitors in the larger employer pension market since we offer both defined benefit and defined contribution plan services. Many large employers offer both defined benefit and defined contribution plans to their employees and prefer pension services providers that deliver consolidated services to both plans. We are currently expanding the scope of our services to offer:

    - employer-customized websites;

    - a more flexible billing process;

    - consulting services to existing retirement plan customers involved in mergers and acquisitions; and

    - customized service through regional customer relations managers dedicated to serving large customers.

  PENSION

    We offer a wide variety of investment and administrative products and services for defined contribution pension plans, including 401(k) and 403(b) plans, defined benefit pension plans and non-qualified executive benefit plans. A 403(b) plan is a plan described in section 403(b) of the Internal Revenue Code that provides retirement benefits for employees of tax exempt organizations and public schools.

    PENSION SERVICES

    We provide products and services responding to a broad range of employer-sponsored pension plan needs. We offer administrative and investment services, which are both available on a stand-alone basis or can be combined according to the various needs of our customers.

    ADMINISTRATIVE SERVICES. We believe that our ability to minimize the plan sponsor's administrative tasks has contributed to our success, particularly among small and medium-sized businesses. We differentiate ourselves from our competitors by providing every plan administrative service that is generally required or desired by a pension plan sponsor, regardless of the type or size of the plan.

    The table below describes the primary administrative services that we offer to both plan sponsors and plan participants in defined contribution plans and defined benefit plans, as of March 31, 2001:

                                                                           SERVICES OFFERED TO PLAN
                                   SERVICES OFFERED TO PLAN SPONSORS             PARTICIPANTS
                                   ---------------------------------   ---------------------------------
DEFINED CONTRIBUTION PLANS         - Government compliance and         - Account recordkeeping
                                   documentation                       - Education and reporting
                                   - Fund accounting                   - Phone center
                                                                       - Internet access and transaction
                                                                         capabilities
                                                                       - Voice response system
                                                                       - Benefit planning and benefit
                                                                         distribution
DEFINED BENEFIT PLANS              - Actuarial valuation services      - Benefit determination and
                                   - Government compliance and         benefit distribution
                                     documentation                     - Education and reporting
                                   - Fund accounting                   - Phone center
                                                                       - Internet access and transaction
                                                                         capabilities

    INVESTMENT SERVICES. We provide a full range of guaranteed investment contracts, money market, equity, fixed income, balanced, indexed and real estate investment options to our customers. We provide these services through our affiliated asset managers, Principal Capital Management and BT Financial Group, and through third-party asset managers. As of March 31, 2001, we had approximately 220 investment options available, including U.S. and international fixed income and equity investment options. Our investment options are either in the form of a separate account or a mutual fund.

    PENSION PRODUCTS

    We group our pension products into four categories:

    - full-service accumulation;

    - full-service payout;

    - investment-only; and

    - administration-only.

    Our full-service accumulation products and our full-service payout products feature both administrative services and investment services. We focus primarily on our full-service accumulation and full-service payout products, which together represented 62% of our pension gross new deposits under management for the three months ended March 31, 2001, and 74% of our pension assets under management as of March 31, 2001.

    The tables below show, by product category, our pension assets under management, pension asset flow summary and our pension gross new deposits under management for the periods indicated:

                            U.S. ASSET ACCUMULATION
                        PENSION ASSETS UNDER MANAGEMENT

                                                                AS OF
                                                              MARCH 31,    AS OF DECEMBER 31,
                                                              ---------   ---------------------
                                                                2001      2000    1999    1998
                                                              ---------   -----   -----   -----
                                                                       ($ IN BILLIONS)
Full-service Accumulation...................................    $39.7     $42.0   $43.3   $38.5
Full-service Payout.........................................      4.9       4.5     4.3     3.9
Investment-Only.............................................     16.0      15.2    13.7    12.8
Administration-Only.........................................       --        --      --      --
                                                                -----     -----   -----   -----
         Total..............................................    $60.6     $61.7   $61.3   $55.2
                                                                =====     =====   =====   =====

                            U.S. ASSET ACCUMULATION
                           PENSION ASSET FLOW SUMMARY

                                                                AS OF OR FOR       AS OF OR FOR THE
                                                              THE THREE MONTHS        YEAR ENDED
                                                              ENDED MARCH 31,        DECEMBER 31,
                                                              ----------------     -----------------
                                                                    2001            2000       1999
                                                              ----------------     ------     ------
                                                                         ($ IN BILLIONS)
Assets Under Management, beginning of period................       $61.7           $61.3      $55.2
  Deposits..................................................         4.5            12.2       12.9
  Withdrawals...............................................        (3.1)          (12.4)     (10.2)
  Investment Performance....................................        (2.5)            0.9        5.4
  Other.....................................................          --            (0.3)      (2.0)
                                                                   -----           -----      -----
Assets Under Management, end of period......................       $60.6           $61.7      $61.3
                                                                   =====           =====      =====

                            U.S. ASSET ACCUMULATION
                  PENSION GROSS NEW DEPOSITS UNDER MANAGEMENT

                                                                FOR THE THREE
                                                                MONTHS ENDED     FOR THE YEAR ENDED
                                                                  MARCH 31,         DECEMBER 31,
                                                                -------------   ---------------------
                                                                    2001        2000    1999    1998
                                                                -------------   -----   -----   -----
                                                                           ($ IN BILLIONS)
Full-service Accumulation...................................        $2.6        $ 8.1   $ 8.2   $ 7.5
Full-service Payout.........................................         0.2          0.5     0.6     0.3
Investment-Only.............................................         1.7          3.6     4.1     3.4
Administration-Only.........................................          --           --      --      --
                                                                    ----        -----   -----   -----
         Total..............................................        $4.5        $12.2   $12.9   $11.2
                                                                    ====        =====   =====   =====

    FULL-SERVICE ACCUMULATION. Full-service accumulation products respond to the needs of plan sponsors seeking both administrative and investment services for defined contribution plans or defined benefit plans. The investment component of our defined contribution plans may be in the form of a group annuity contract or a mutual fund. The investment component of our defined benefit plans is available only in the form of a group annuity contract.

    As of March 31, 2001, we provided full-service accumulation products to 33,493 defined contribution pension plans, of which 26,576 were 401(k) plans, covering 2.4 million plan participants, and to 2,441 defined benefit pension plans, covering 198,056 plan participants. As of March 31, 2001, approximately 93% of our pension assets under management were managed by Principal Capital Management or BT Financial Group. Third-party asset managers provide asset management services with respect to the remainder of the assets.

    Prior to 2001, annuities were the only product through which we delivered both administrative and investment services to our defined contribution plan and defined benefit plan customers. Under U.S. federal securities laws, neither the annuity nor the underlying investment options are required to be registered with the SEC. Beginning January 2001, we began to offer administrative and investment services to defined contribution plan customers through Principal Advantage, a new 401(k) product based on our recently expanded mutual fund, Principal Investors Fund. We offer funds covering the full range of stable value, equity, fixed income and non-domestic investment options managed by our affiliated asset managers, Principal Capital Management and BT Financial Group, as well as third-party asset managers.

    FULL-SERVICE PAYOUT. Full-service payout products respond to the needs of pension plan participants who, upon retirement or termination of their employment, leave their pension plans, and who seek both administrative and investment services for distributions from the plans they are leaving. Plan participants who seek these services include those departing pension plans we service, as well as pension plans other providers service. We offer both flexible income option products and single premium group annuities. Flexible income option products allow the customer to control the rate of distribution, or payout, and provide limited performance guarantees. Single premium group annuities are immediate or deferred annuities that provide a current or future specific income amount, fully guaranteed by us. Both products are available to defined contribution and defined benefit plan participants. For both products, we make regular payments to individuals, invest the underlying assets on their behalf and provide tax reporting to them.

    Single premium group annuities are traditionally used in conjunction with defined benefit plans, particularly those where the plan is being terminated. In such instances, the plan sponsor transfers all its obligations under the plan to an insurer by paying a single premium. Increasingly, these products are purchased by defined contribution plan participants who reach retirement age. Plan sponsors restrict their purchases to insurance companies with superior or excellent financial quality ratings because the Department of Labor has mandated that annuities be purchased only from the "safest available" insurer. We believe that our strong financial strength ratings position us well to compete in this market. See "-- Ratings" below. In 2000, we received $498.3 million of single premium group annuities annualized new deposits, ranking us second in the United States according to LIMRA International, Inc.'s 2000 U.S. Institutional Pension Sales and Assets report.

    Deposits to full-service payout products are in the form of single payments. As a result, the level of new deposits can fluctuate depending on the number of retirements and large-scale annuity sales in a particular fiscal quarter. Assets under management relating to single premium group annuities generate a spread between the investment income earned by us and the amount credited to the customer. Assets under management relating to flexible income option products may generate either spread or fee revenue depending on the investment options elected by the customer.

    INVESTMENT-ONLY. The three primary products for which we provide investment-only services are: (1) guaranteed investment contracts; (2) funding agreements; and (3) other investment-only products.

    Guaranteed investment contracts and funding agreements pay a specified rate of return. The rate of return can be a floating rate based on an external market index or a fixed rate. Some of these investment-only products provide a feature which permits plan participants to redeem or transfer funds in their accounts at book value during the term of the contract. All of our investment-only products contain provisions limiting early surrenders, including penalties for early surrenders and minimum notice requirements. Put provisions give customers the option to terminate a contract prior to maturity, provided they give us a minimum notice period.

    The table below breaks down by notice period the put provisions of our guaranteed investment contracts and funding agreements:

                            U.S. ASSET ACCUMULATION
         PENSION GUARANTEED INVESTMENT CONTRACTS AND FUNDING AGREEMENTS
                  GAAP RESERVES PUT PROVISIONS CHARACTERISTICS
                              AS OF MARCH 31, 2001

                                                              GUARANTEED
                                                              INVESTMENT    FUNDING
                                                              CONTRACTS    AGREEMENTS
                                                              ----------   ----------
                                                                  ($ IN MILLIONS)
INVESTMENT-ONLY:
  Less than 30 days' notice.................................  $      --     $     --
  30 to 89 days' notice.....................................      288.7        100.4
  90 to 179 days' notice....................................      458.4        226.1
  More than 179 days' notice................................         --        150.7
  No active put provision(1)................................      421.6           --
  No put provision..........................................    8,451.7      3,572.0
FULL-SERVICE ACCUMULATION:
  No put provision..........................................    4,968.6           --
                                                              ---------     --------
         Total..............................................  $14,589.0     $4,049.2
                                                              =========     ========

---------------

(1) Contracts currently under an initial lock-out period but which will become putable with 90 days' notice at some time in the future.

    Deposits to investment-only products are predominantly in the form of single payments. As a result, the level of new deposits can fluctuate in a particular fiscal quarter. Assets invested in guaranteed investment contracts and funding agreements generate a spread between the investment income earned by us and the amount credited to the customer. Our other investment-only products consist of separate accounts invested in either equities or fixed income instruments.

    ADMINISTRATION-ONLY. We provide fee-based administrative services for defined contribution plans, including 401(k) plans, where a third-party provides the investment choices. As of March 31, 2001, we provided administration-only services to approximately 3,900 defined contribution plans covering approximately 196,000 employees. In addition to defined contribution plans, we currently provide administration-only services to approximately 289,000 individual retirement accounts.

    MANAGING RISK IN SPREAD-BASED PRODUCTS

    Because of the significant guarantees we provide as part of our spread-based asset accumulation products, risk management is particularly important in this line of business. To facilitate risk management, we segregate and manage the assets supporting our spread-based products separately from the rest of our general account. Our risk management strategy is more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Information about Market Risk" and is based upon the following guidelines:

    - Managing interest rate exposure by closely matching the relative sensitivity of asset and liability values to interest rate changes, i.e. creating a "duration match" of assets and liabilities. Our methodology recognizes both partial and total duration. Our tolerance for mismatch is +/-0.25 years for total duration and +/-0.10 years for partial durations. As of March 31, 2001, the difference between the asset and liability durations on our primary duration managed portfolio was 0.02 years.

    - Projecting cash flows for each asset and liability and measuring the sensitivity of assets and liabilities to interest rate changes. This measurement process provides our risk managers with a more complete picture of our liability structure, the appropriateness of pricing and the overall soundness of the management of the account than do conventional accounting techniques alone.

    - Restricting the portion of securities with redemption features held in our invested asset portfolio in order to minimize cash flow volatility.

    - Writing contracts that typically have a predictable maturity structure and limit discretionary withdrawal provisions. This allows us to better manage our liquidity exposure.

    - Monitoring contribution and withdrawal activity to anticipate deviations from expected cash flows. Any such deviations form the basis for new cash flow projections and may trigger a change in our portfolio hedging requirements.

    - Conducting studies to test our liquidity tolerance to stress situations such as sudden and intense outflows of cash. We model various "run-on-the-bank" scenarios to evaluate the liquidity needs of our portfolios and ensure that the appropriate amount of liquid assets are held. Based on these results, we believe that we have more than adequate capacity to meet commitments to policyholders.

    - Establishing portfolio management groups to facilitate interaction among our various activities, including portfolio management, sales management, risk management, financial management and pricing. We believe frequent interaction and effective communication across the various activities have been key components of our successful risk management strategy.

    The table below illustrates, for the periods indicated, gross new deposits under management and reserves for the spread-based products in our U.S. asset accumulation pension operations:

                            U.S. ASSET ACCUMULATION
             PENSION SPREAD-BASED PRODUCTS SELECTED FINANCIAL DATA

                                                       AS OF OR FOR
                                                        THE THREE
                                                       MONTHS ENDED      AS OF OR FOR THE YEAR ENDED
                                                        MARCH 31,               DECEMBER 31,
                                                       ------------   ---------------------------------
                                                           2001         2000        1999        1998
                                                       ------------   ---------   ---------   ---------
                                                                       ($ IN MILLIONS)
GROSS NEW DEPOSITS UNDER MANAGEMENT:
Guaranteed investment contracts......................   $   958.2     $ 1,685.2   $ 3,221.1   $ 4,720.6
Funding agreements...................................       622.7       1,416.0     1,381.0       448.4
Full-service Payout..................................       249.4         519.7       562.4       281.0
                                                        ---------     ---------   ---------   ---------
         Total.......................................   $ 1,830.3     $ 3,620.9   $ 5,164.5   $ 5,450.0
                                                        =========     =========   =========   =========
RESERVES:
Guaranteed investment contracts......................   $14,589.0     $14,700.9   $15,839.7   $15,535.8
Funding agreements...................................     4,049.2       3,247.4     1,881.9       652.7
Full-service Payout..................................     4,968.4       4,762.2     4,390.5     3,951.2
                                                        ---------     ---------   ---------   ---------
         Total.......................................   $23,606.6     $22,710.5   $22,112.1   $20,139.7
                                                        =========     =========   =========   =========

    MARKETS AND DISTRIBUTION

    We offer our pension products and services to employer-sponsored pension plans, including qualified and non-qualified defined contribution plans, qualified defined benefit plans, and institutional investors. Our primary target market is pension plans sponsored by small and medium-sized businesses, which we believe remains under-penetrated. Only 14% of businesses with less than 100 employees, and 36% of businesses with between 100 and 500 employees, offered a 401(k) plan in 1999, according to the Spectrem Group. The same study indicates that 81% of employers with 500 or more employees offered a 401(k) plan in 1999. The tables below break down, for the periods indicated, the number of plans and assets under management for our full-service accumulation business by employer size:

                            U.S. ASSET ACCUMULATION
            PENSION FULL-SERVICE ACCUMULATION DATA BY EMPLOYER SIZE

                                                              AS OF MARCH 31,      AS OF DECEMBER 31,
                                                              ---------------   ------------------------
                                                                   2001          2000     1999     1998
                                                              ---------------   ------   ------   ------
NUMBER OF PLANS:
1-99 employees..............................................      31,808        32,291   34,865   35,845
100-499 employees...........................................       3,502         3,616    3,514    3,587
500-999 employees...........................................         390           392      359      354
1000+ employees.............................................         234           231      238      215
                                                                  ------        ------   ------   ------
         Total..............................................      35,934        36,530   38,976   40,001
                                                                  ======        ======   ======   ======
Average Number of Employees Per Plan........................          71            67       64       60

                                                              AS OF MARCH 31,     AS OF DECEMBER 31,
                                                              ---------------   -----------------------
                                                                   2001         2000     1999     1998
                                                              ---------------   -----    -----    -----
                                                                           ($ IN BILLIONS)
ASSETS UNDER MANAGEMENT:
1-99 employees..............................................       $18.2        $19.3    $20.4    $18.1
100-499 employees...........................................        11.1         11.7     12.1     11.0
500-999 employees...........................................         3.3          3.6      3.5      3.2
1000+ employees.............................................         7.1          7.4      7.3      6.2
                                                                   -----        -----    -----    -----
         Total..............................................       $39.7        $42.0    $43.3    $38.5
                                                                   =====        =====    =====    =====

    FULL-SERVICE ACCUMULATION. We sell our full-service accumulation products and services nationally, primarily through a captive retirement services sales force. As of March 31, 2001, 122 retirement services sales representatives in 55 offices, operating as a wholesale distribution network, maintained relationships with approximately 13,000 independent brokers, consultants and agents. Retirement services sales representatives are an integral part of the sales process alongside the referring consultant or independent broker. We compensate retirement services sales representatives through a blend of salary and production-based incentives, while we pay independent brokers, consultants and agents a commission or fee.

    As of March 31, 2001, we had a separate staff of 151 service representatives located in the sales offices who play a key role in the ongoing servicing of pension plans by:

    - providing local services to our customers, such as renewing contracts, revising plans and solving any administration problems;

    - communicating the customers' needs and feedback to us; and

    - helping employees understand the benefits of their pension plans.

    We believe that our approach to pension plan services distribution gives us a local sales and service presence that differentiates us from many of our competitors.

    We sell our annuity-based products through sales representatives, agents and brokers who are not required to register with the SEC.

    Principal Advantage, our mutual fund-based product, is targeted at defined contribution plans with over $3 million of assets. We sell Principal Advantage through affiliated registered representatives, stockbrokers, registered investment advisors and fee-based consultants through sales agreements with non-affiliated broker-dealers. Principal Advantage gives us access to SEC-registered distributors who are not traditional sellers of annuity-based products and opens new opportunities for us in the investment advisor and broker-dealer distribution channels.

    We significantly expanded our marketing and product development efforts into the "not-for-profit" market in 1999, with the acquisition of Professional Pensions, Inc., which specializes in providing full-service accumulation 403(b) pension plans to 501(c)(3) not-for-profit organizations. As of March 31, 2001, we provided pension products and services to 746 pension plans sponsored by educational and not-for-profit organizations with $1,043.7 million of assets under management.

    Impact401k.com is our self-service Internet site, through which plan sponsors can handle the purchase, enrollment and administration of a 401(k) pension plan entirely through the Internet. Impact401k.com allows plan participants to gain on-line access to their accounts, transfer funds between accounts and review customized investment options. Accordingly, our employees do not have to perform any administrative activities. Impact401k.com is targeted at smaller businesses that seek a low cost product, as well as businesses of any size that prefer to handle administrative activities through the Internet.

    FULL-SERVICE PAYOUT AND INVESTMENT-ONLY. Our primary distribution channel for full-service payout and investment-only products was comprised of 11 specialized home office marketers as of March 31, 2001, working through consultants and brokers that specialize in this type of business. Our home office marketers also make sales directly to institutions. Our nationally dispersed retirement services sales representatives act as a secondary distribution channel for these products. Principal Connection also distributes full-service payout products to participants in plans we service who are terminating employment or retiring.

    We market guaranteed investment contracts and funding agreements primarily to pension plan sponsors and other institutions. We also offer them as part of our full-service accumulation products. We sell our guaranteed investment contracts primarily to plan sponsors for funding of tax-qualified retirement plans. We sell our funding agreements to institutions that may or may not be pension funds. Our primary market for funding agreements is institutional investors in the United States and around the world. These investors purchase debt obligations from a special purpose vehicle which, in turn, purchases a funding agreement from us with terms similar to those of the debt obligations. The strength of this market is dependent on debt capital market conditions. As a result, our sales through this channel can vary widely from one fiscal quarter to another.

    ADMINISTRATION-ONLY. We sell our defined contribution plan administration-only services primarily through business relationships with investment management firms and insurance companies. These organizations package our administrative services with their proprietary pension plan investment services for sale through their own distribution channels. We have a small number of regional consultants who facilitate the selling of our defined contribution plan administrative services by these organizations. Our administration-only individual retirement account services are distributed by a specialized home office marketer that establishes business relationships with security brokerage firms that offer individual retirement account programs directly to the public.

  MUTUAL FUNDS

    We have been providing mutual funds to customers since 1969. We offer mutual funds:

    - to individuals;

    - for use within variable life and variable annuity contracts; and

    - for use in employer-sponsored pension plans.

    PRODUCTS AND SERVICES

    We were ranked in the top quartile among U.S. mutual fund managers in terms of total mutual fund assets under management as of February 28, 2001, according to the Investment Company Institute. The value of mutual fund assets we managed was $5.7 billion as of March 31, 2001, which included $2.1 billion derived from our variable life insurance and variable annuity products. We provide accounting, compliance, corporate governance, product development and transfer agency functions for all mutual funds we organize. As of March 31, 2001, our mutual fund operations served approximately 583,000 mutual fund shareholder accounts.

    PRINCIPAL MUTUAL FUNDS. Principal Mutual Funds is a family of mutual funds offered to individuals and businesses, with 26 mutual funds as of March 31, 2001. We report the results for these funds in this segment under "Mutual Funds".

    The table below shows a breakdown between our affiliated and third-party asset managers within Principal Mutual Funds, by investment type, for the periods indicated:

                            U.S. ASSET ACCUMULATION
                    PRINCIPAL MUTUAL FUNDS BY ASSET MANAGER
                              AS OF MARCH 31, 2001

                                          AFFILIATED                THIRD-PARTY                   TOTAL
                                   ------------------------   ------------------------   ------------------------
                                   ASSETS UNDER   NUMBER OF   ASSETS UNDER   NUMBER OF   ASSETS UNDER   NUMBER OF
INVESTMENT TYPE                     MANAGEMENT      FUNDS      MANAGEMENT      FUNDS      MANAGEMENT      FUNDS
---------------                    ------------   ---------   ------------   ---------   ------------   ---------
                                                                  ($ IN BILLIONS)
Equity
  Domestic U.S. .................      $2.0           9           $0.1           6           $2.1          15
  International..................       0.4           5             --          --            0.4           5
Income...........................       0.7           5             --          --            0.7           5
Money Market.....................       0.4           1             --          --            0.4           1
                                       ----          --           ----          --           ----          --
         Total...................      $3.5          20           $0.1           6           $3.6          26
                                       ====          ==           ====          ==           ====          ==

    The table below shows our mutual funds asset flow summary for the periods indicated:

                            U.S. ASSET ACCUMULATION
                   PRINCIPAL MUTUAL FUNDS ASSET FLOW SUMMARY

                                                                       AS OF OR FOR
                                                                        THE THREE        AS OF OR FOR THE
                                                                       MONTHS ENDED         YEAR ENDED
                                                                        MARCH 31,          DECEMBER 31,
                                                                     ----------------    ----------------
                                                                           2001          2000       1999
                                                                     ----------------    -----      -----
                                                                               ($ IN BILLIONS)
Assets Under Management, beginning of period................              $ 3.9          $ 4.1      $ 3.7
  Deposits..................................................                0.3            1.3        1.3
  Withdrawals...............................................               (0.3)          (1.4)      (1.1)
  Investment Performance....................................               (0.3)          (0.1)       0.2
  Other.....................................................                 --             --         --
                                                                          -----          -----      -----
Assets Under Management, end of period......................              $ 3.6          $ 3.9      $ 4.1
                                                                          =====          =====      =====

    PRINCIPAL VARIABLE CONTRACTS FUND. Principal Variable Contracts Fund is a series mutual fund which, as of March 31, 2001, provided 26 investment options for use as funding choices in variable annuity and variable life insurance contracts issued by Principal Life. As of March 31, 2001, this fund had $2.1 billion in assets under management. We report the results for the funds backing variable annuity contracts in this segment under "Individual Annuities." We report the results for the funds backing variable life insurance contracts in the Life and Health Insurance segment.

    PRINCIPAL INVESTORS FUND. Principal Investors Fund is a newly expanded series mutual fund which, as of March 31, 2001, offered 43 investment options. This fund acts as the funding vehicle for Principal Advantage, the defined contribution product described above under "-- U.S. Asset Management and Accumulation -- U.S. Asset Accumulation -- Pension -- Products and
Services -- Full-service Accumulation." We report the results for this fund under "Pension".

    MARKETS AND DISTRIBUTION

    Our markets for mutual funds are individuals seeking to accumulate savings for retirement and other purposes and small businesses seeking to use mutual funds as the funding vehicle for pension plans, as well as non-qualified individual savings plans utilizing payroll deductions. We also market our retail mutual funds to participants in pension plans who are departing their plans and reinvesting their retirement assets into individual retirement accounts.

    Our mutual funds are sold primarily through our affiliated financial representatives, independent brokers registered with our securities broker-dealer Princor Financial Services Corporation, or Princor, registered representatives from other broker-dealers, direct deposits from our employees and others and Principal Connection. Princor, as the marketing arm of our mutual fund business, recruits, trains and supervises registered representatives selling our products who numbered approximately 2,700 at March 31, 2001, including our affiliated financial representatives. Registered representatives are responsible for understanding the customer's investment objectives and financial situation, complying with all regulations pertaining to the solicitation and/or execution of securities transactions and providing current information to the customer. Affiliated financial representatives produced 49%, or $75.6 million, of our mutual fund sales for the three months ended March 31, 2001.

    The table below shows sales, as measured by deposits, of our mutual funds by distribution channel for the periods indicated:

                            U.S. ASSET ACCUMULATION
                 MUTUAL FUNDS SALES BY DISTRIBUTION CHANNEL(1)

                                                              FOR THE THREE
                                                              MONTHS ENDED       FOR THE YEAR ENDED
                                                                MARCH 31,           DECEMBER 31,
                                                              -------------   ------------------------
                                                                  2001         2000     1999     1998
                                                              -------------   ------   ------   ------
                                                                          ($ IN MILLIONS)
Affiliated financial representatives........................     $ 75.6       $326.9   $442.0   $517.6
Principal Connection........................................       48.6        141.5    114.2    104.4
Independent brokers and registered representatives of
  Princor...................................................        5.5         13.6      3.3       --
Other (non-affiliated) broker-dealers.......................       13.9         66.9     40.4     76.5
Direct deposits(2)..........................................        9.7         18.6     25.9     29.8
                                                                 ------       ------   ------   ------
Total.......................................................     $153.3       $567.5   $625.8   $728.3
                                                                 ======       ======   ======   ======

---------------

(1) Excludes deposits to money market funds totaling $174.7 million for the three months ended March 31, 2001, $732.8 million in 2000, $621.3 million in 1999 and $2,067.4 million in 1998.
(2) Direct deposits from the Principal Financial Group employees and others.

  INDIVIDUAL ANNUITIES

    Individual annuities offer a tax-deferred means of accumulating retirement savings and provide a tax-efficient source of income during the payout period.

    PRODUCTS AND SERVICES

    We offer both fixed and variable annuities to individuals. Individual annuities may be deferred, in which case assets accumulate until the contract is surrendered, the customer dies or the customer begins receiving benefits under an annuity payout option, or immediately, in which case payments begin within one year of issue and continue for a fixed period of time or for life.

    FIXED ANNUITIES. Our individual fixed annuities are predominantly single premium deferred annuity contracts. These contracts are savings vehicles through which the customer makes a single deposit with us. Under the contract, the principal amount is guaranteed and for a specified time period, typically one year, we credit the customer's account at a fixed interest rate. Thereafter, we reset, typically annually, the interest rate credited to the contract based upon market and other conditions. Our major source of income from fixed annuities is the spread between the investment income we earn on the underlying general account assets and the interest rate we credit to customers' accounts. We bear the investment risk because, while we credit customers' accounts with a stated interest rate, we cannot be certain the investment income we earn on our general account assets will exceed that rate.

    VARIABLE ANNUITIES. Our individual variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts. These contracts are savings vehicles through which the customer makes a single deposit or a series of deposits of varying amounts and intervals. Customers have the flexibility to allocate their deposits to investment sub-accounts managed by Principal Capital Management, or third-party asset managers including Fidelity Investments(R), AIM Advisors, Inc., Morgan Stanley Asset Management, J.P. Morgan Investment Management, Inc., Janus Capital Corporation, Neuberger Berman Management, Inc., The Dreyfus Corporation, Goldman Sachs Asset Management, Duncan-Hurst Capital Management, Inc., Turner Investment Partners, Inc., and Berger, LLC. As of March 31, 2001, 58% of our $2.2 billion in variable annuity account balances were allocated to investment sub-accounts managed by Principal Capital Management, 29% to investment sub-accounts managed by third-party asset managers and 13% to our general account, also managed by Principal Capital Management. The value of the annuity fluctuates in accordance with the experience of the investment sub-accounts chosen by the customer. The customers bear the investment risk and have the right to allocate their assets among various separate investment sub-accounts. Customers have the option to allocate all or a portion of their account to our general account, in which case we credit interest at rates we determine, subject to contractual minimums. Customers may also elect death benefit guarantees. Our major source of revenue from variable annuities is mortality and expense fees we charge to the customer, generally determined as a percentage of the market value of the assets held in a separate investment sub-account.

    The table below presents summary information regarding our annuity reserve activity for the periods indicated:

                            U.S. ASSET ACCUMULATION
                   INDIVIDUAL ANNUITY ACCOUNT VALUE ACTIVITY

                                                         AS OF OR FOR THE
                                                           THREE MONTHS      AS OF OR FOR THE YEAR ENDED
                                                         ENDED MARCH 31,             DECEMBER 31,
                                                         ----------------   ------------------------------
                                                               2001           2000       1999       1998
                                                         ----------------   --------   --------   --------
                                                                          ($ IN MILLIONS)
FIXED ANNUITIES:
Total Account Value, beginning of period...............      $2,364.5       $2,480.9   $2,641.4   $2,797.6
  Premiums and deposits................................          26.9          162.0      208.9      261.3
  Interest credited....................................          33.9          138.6      136.2      149.7
  Surrenders and benefits..............................        (104.6)        (412.5)    (500.8)    (562.3)
  Product charges......................................          (1.1)          (4.5)      (4.8)      (4.9)
                                                             --------       --------   --------   --------
Total Account Value, end of period.....................      $2,319.6       $2,364.5   $2,480.9   $2,641.4
                                                             ========       ========   ========   ========
Number of Contracts, end of period.....................        66,781         68,179     75,119     82,481
VARIABLE ANNUITIES:
Total Account Value, beginning of period...............      $2,348.5       $2,202.7   $1,762.8   $1,297.2
  Deposits.............................................         125.2          444.0      385.7      420.6
  Interest credited and investment performance.........        (257.9)         (75.1)     232.6      154.6
  Surrenders and benefits..............................         (50.9)        (193.0)    (153.1)     (91.0)
  Product charges......................................          (7.3)         (30.1)     (25.3)     (18.6)
                                                             --------       --------   --------   --------
Total Account Value, end of period.....................      $2,157.6       $2,348.5   $2,202.7   $1,762.8
                                                             ========       ========   ========   ========
Number of Contracts, end of period.....................        45,286         44,146     39,767     35,283
TOTAL ANNUITIES:
Total Account Value, beginning of period...............      $4,713.0       $4,683.6   $4,404.2   $4,094.8
  Premiums and deposits................................         152.1          606.0      594.6      681.9
  Interest credited and investment performance.........        (224.0)          63.5      368.8      304.3
  Surrenders and benefits..............................        (155.5)        (605.5)    (653.9)    (653.3)
  Product charges......................................          (8.4)         (34.6)     (30.1)     (23.5)
                                                             --------       --------   --------   --------
Total Account Value, end of period.....................      $4,477.2       $4,713.0   $4,683.6   $4,404.2
                                                             ========       ========   ========   ========
Number of Contracts, end of period.....................       112,067        112,325    114,886    117,764

    MARKETS AND DISTRIBUTION

    Our target markets for individual annuities include owners, executives and employees of small and medium-sized businesses, and individuals seeking to accumulate and/or eventually distribute assets for retirement. We market both fixed and variable annuities to both qualified and non-qualified pension plans.

    We sell our individual annuity products largely through our affiliated financial representatives, who accounted for over 75% of annuity sales for the three months ended March 31, 2001, and the years ended December 31, 2000, 1999 and 1998. The remaining sales were made through brokerage general agencies, banks, Principal Connection and unaffiliated broker-dealer firms.

    The table below shows sales of our individual annuities by distribution channel for the periods indicated:

                            U.S. ASSET ACCUMULATION
              INDIVIDUAL ANNUITY SALES BY DISTRIBUTION CHANNEL(1)

                                                              FOR THE THREE
                                                              MONTHS ENDED       FOR THE YEAR ENDED
                                                                MARCH 31,           DECEMBER 31,
                                                              -------------   ------------------------
                                                                  2001         2000     1999     1998
                                                              -------------   ------   ------   ------
                                                                          ($ IN MILLIONS)
Affiliated financial representatives........................     $128.6       $499.4   $409.0   $443.0
Independent brokers and registered representatives of
  Princor...................................................        8.5         35.4     38.8     49.1
Other (non-affiliated) broker dealers.......................        0.5         18.3     14.9      3.1
Banks.......................................................       11.3         30.2     32.8     33.6
Principal Connection........................................        3.2         22.7     23.5     13.1
                                                                 ------       ------   ------   ------
         Total..............................................     $152.1       $606.0   $519.0   $541.9
                                                                 ======       ======   ======   ======

---------------

(1) Excludes deposits related to rollovers from Principal draft account products.

  PRINCIPAL BANK

    Principal Bank, our electronic banking operation, is a federal savings bank that began its activities in February 1998. It offers traditional retail banking products and services via the telephone, Internet, ATM or by mail. Our current products and services offering includes checking and savings accounts, certificates of deposit, consumer and home equity loans, credit cards, debit cards, money market accounts and a college savings program. As of March 31, 2001, Principal Bank had approximately 46,552 customers and $690.5 million in assets, principally representing checking account deposits and certificates of deposit.

    We market our Principal Bank products and services through Principal Connection to our existing customers, especially pension plan participants. Through Principal Bank, we also pursue asset retention strategies with our existing customers who seek to transfer assets from our other asset accumulation products by offering them our banking products and services.

PRINCIPAL CAPITAL MANAGEMENT

    In 1999, we established Principal Capital Management to consolidate our extensive investment management expertise and to focus on marketing our asset management services to third-party institutional clients. Principal Capital Management provides asset management services to our U.S. asset accumulation businesses and third-party institutional clients, as well as our other U.S.-based segments. Principal Capital Management provides a full range of asset management services with a particular emphasis on three primary asset classes:
(1) equity investments; (2) fixed income investments; and (3) real estate investments. Principal Capital Management manages both U.S. and international assets.

    As of March 31, 2001, Principal Capital Management, through its affiliates, Invista Capital Management, Principal Capital Income Investors and Principal Capital Real Estate Investors, managed $81.8 billion in assets. Our third-party institutional assets have increased since the establishment of Principal Capital Management from $3.5 billion on January 1, 1999 to $6.1 billion as of March 31, 2001.

    The following table shows Principal Capital Management's assets under management by asset class for the periods indicated:

                          PRINCIPAL CAPITAL MANAGEMENT
                     ASSETS UNDER MANAGEMENT BY ASSET CLASS

                                             AS OF MARCH 31,                      AS OF DECEMBER 31,
                                            -----------------      ------------------------------------------------
                                                  2001                 2000              1999            1998(1)
                                            -----------------      ------------      ------------      ------------
                                                                        ($ IN BILLIONS)
U.S. Equity.............................    $   19.4       24%     $22.4     27%     $25.9     32%     $23.2     30%
International Equity....................         4.6        6        5.6      7        6.3      8        4.5      6
Fixed Income............................        36.3       44       33.7     40       28.4     34       27.2     35
Commercial Mortgages....................        14.1       17       14.1     17       14.8     18       15.0     19
Commercial Real Estate Equity...........         5.4        7        5.6      7        5.5      7        5.8      8
Other...................................         2.0        2        1.8      2        1.3      1        1.4      2
                                            --------    -----      -----    ---      -----    ---      -----    ---
         Total..........................    $   81.8      100%     $83.2    100%     $82.2    100%     $77.1    100%
                                            ========    =====      =====    ===      =====    ===      =====    ===

---------------

(1) Includes assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

    The table below shows our asset flow summary for Principal Capital Management operations for the periods indicated:

                          PRINCIPAL CAPITAL MANAGEMENT
                               ASSET FLOW SUMMARY

                                                              AS OF OR FOR THE    AS OF OR FOR THE
                                                                THREE MONTHS         YEAR ENDED
                                                              ENDED MARCH 31,       DECEMBER 31,
                                                              ----------------    -----------------
                                                                    2001           2000       1999
                                                              ----------------    ------     ------
                                                                         ($ IN BILLIONS)
Assets Under Management, beginning of period................       $ 83.2         $ 82.2     $ 77.1(1)
  Deposits..................................................          5.1           17.4       16.3
  Withdrawals...............................................         (3.9)         (17.7)     (12.9)
  Investment Performance....................................         (2.1)           2.9        6.7
  Other.....................................................         (0.5)          (1.6)      (5.0)
                                                                   ------         ------     ------
Assets Under Management, end of period......................       $ 81.8         $ 83.2     $ 82.2
                                                                   ======         ======     ======

---------------

(1) Includes assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

    STRATEGY

    We seek to provide asset management services that respond to the needs of our asset accumulation operations and third-party institutional clients. Our capabilities include expertise in equities, commercial real estate and fixed income securities. Principal Capital Management pursues the following strategic initiatives:

    GROW OUR THIRD-PARTY INSTITUTIONAL ASSETS UNDER MANAGEMENT. We are developing relationships with customers and intermediaries through our expanded institutional marketing staff. We have increased our third-party institutional marketing and client service staff from five to more than forty over the past three years. We have also increased the number of consultant informational databases to which we provide product information. As a result, in 2000 we gained 24 new institutional mandates, up from 16 new institutional mandates in 1999. We believe these marketing efforts have led to the considerable growth in our third-party institutional assets under management since 1999. We also market the combined expertise of Principal Capital Management and BT Financial Group to third-party institutional clients through joint marketing offices in London, Hong Kong and Singapore. BT Financial Group's asset management expertise is complementary to the expertise of Principal Capital Management.

    IMPROVE OUR ASSET MANAGEMENT CAPABILITIES AND SERVICES. During 2000, we instituted greater discipline in our investment management process to better ensure that our performance compares favorably to the appropriate benchmark. We have also increased the number of experienced investment professionals we employ. We believe these actions will improve our ability to attract investment advisory allocations from our asset accumulation operations and from investment mandates from third-party institutions.

    INCREASE THE NUMBER OF AVAILABLE INVESTMENT STYLES AND ASSET CLASSES. To better serve our existing clients and attract new clients, we have made additional investment styles and asset classes available to our customers. For example, we offer U.S. equities, emerging market equities, international small capitalization equities, international fixed income securities, commercial mortgage-backed securities and real estate mezzanine/bridge loans. We believe that increasing the number of asset classes we offer will help us increase our assets under management.

    PRODUCTS AND SERVICES

    Principal Capital Management provides a full range of asset management services, with a particular emphasis on three asset classes through a range of vehicles including separate accounts, mutual funds, institutional accounts, collateralized debt securities and Principal Life's general account:

    EQUITY INVESTMENTS. Principal Capital Management, through its affiliate, Invista Capital Management, managed equity portfolios, which represented $23.5 billion in assets as of March 31, 2001. Invista Capital Management provides our clients with access to a broad array of domestic, international and emerging markets equity capabilities. The domestic equity products are organized across growth and value styles, with portfolios targeted to distinct capitalization ranges. As of March 31, 2001, 76% of Invista Capital Management's assets under management were derived from our pension products, 16% from other products of the Principal Financial Group, and the remaining 8% from third-party institutional clients.

    FIXED INCOME INVESTMENTS. Principal Capital Management, through its affiliate, Principal Capital Income Investors, managed $35.8 billion in fixed income assets as of March 31, 2001. Principal Capital Income Investors provides our clients with access to investment-grade corporate debt, mortgage-backed, asset-backed and commercial mortgage-backed securities, high yield and municipal bonds and private and syndicated debt instruments. As of March 31, 2001, 70% of these assets were derived from our pension products, 28% from other products of the Principal Financial Group, and the remaining 2% from third-party institutional clients.

    REAL ESTATE INVESTMENTS. Principal Capital Management, through its affiliate, Principal Capital Real Estate Investors, managed a commercial real estate portfolio of $20.4 billion of assets as of March 31, 2001. Principal Capital Real Estate Investors provides our clients with a broad range of real estate investment options, including private real estate equity, commercial mortgages, credit tenant debt, construction-permanent financing, bridge/mezzanine loans, commercial mortgage-backed securities and real estate investment trusts. Principal Capital Management had $0.8 billion of assets under management as of March 31, 2001, from bridge/mezzanine loans and commercial mortgages which appear on its balance sheet. The commercial mortgages represent the source of mortgages for our commercial mortgage-backed securitization program. As of March 31, 2001, 53% of the commercial real estate portfolio was derived from our pension products, 31% from other products of the Principal Financial Group, and the remaining 16% from third-party institutional clients.

    INVESTMENT PERFORMANCE

    A primary measure of asset management services is investment performance. The table below shows the number of funds and investment performance of Principal Capital Management's managed separate accounts and mutual funds, by investment type, compared to other funds by Morningstar as of March 31, 2001:

                          PRINCIPAL CAPITAL MANAGEMENT
                         PERFORMANCE BY INVESTMENT TYPE
                              AS OF MARCH 31, 2001

                                               SEPARATE ACCOUNTS                                 MUTUAL FUNDS
                                 ----------------------------------------------   -------------------------------------------
                                                                                                        FUNDS WITH 3 STARS OR
                                                                                                          ABOVE ON CLASS A
                                                         FUNDS WITH 3 STARS OR                              SHARES/FUNDS
                                                           ABOVE/FUNDS RANKED                                 RANKED(2)
                                                         ----------------------                         ---------------------
                                  NUMBER      ASSETS     NUMBER       ASSETS      NUMBER     ASSETS     NUMBER      ASSETS
                                    OF        UNDER        OF         UNDER         OF       UNDER        OF         UNDER
INVESTMENT TYPE                  FUNDS(1)   MANAGEMENT    FUNDS     MANAGEMENT    FUNDS    MANAGEMENT    FUNDS    MANAGEMENT
---------------                  --------   ----------   ------     ----------    ------   ----------   ------    ----------
                                                                       ($ IN BILLIONS)
Equity
  Domestic U.S. ...............     24        $16.2        8/11    $14.9/$15.8       9        $2.0         3/8     $0.6/$1.9
  International................      6          2.6         2/3        2.5/2.6       5         0.4         2/3       0.1/0.4
Real Estate....................      1          1.2         N/A            N/A     N/A          --         N/A           N/A
Fixed Income...................      6          4.8         6/6        4.8/4.8       5         0.7         4/5       0.6/0.7
Money Market...................      1          2.4         N/A            N/A       1         0.4         N/A           N/A
                                    --        -----       -----    -----------     ---        ----      ------     ---------
        Total..................     38        $27.2       16/20    $22.2/$23.2      20        $3.5        9/16     $1.3/$3.0
                                    ==        =====       =====    ===========     ===        ====      ======     =========

---------------

(1) Includes funds that are not rated by Morningstar.

(2) According to Morningstar, a fund's ten year return accounts for 50% of its overall rating score, its five year return accounts for 30% and its three year return accounts for 20%. If only five years of history are available, the five year period is weighted 60% and the three year period is weighted 40%. According to Morningstar, funds in the top 67.5% of their asset category receive 3 stars or above.

    MARKETS AND DISTRIBUTION

    Principal Capital Management employed 39 institutional sales, relationship management and client service professionals as of March 31, 2001, who worked with consultants and directly with large investors to acquire and retain third-party institutional clients. For 2000, approximately 41% of new institutional clients were originated through direct client contact by Principal Capital Management representatives with the balance derived from consultants.

    We also market the combined expertise of Principal Capital Management and BT Financial Group to third-party institutional clients through joint marketing offices in London, Hong Kong and Singapore. BT Financial Group's asset management expertise is complementary to the expertise of Principal Capital Management.

    The table below shows Principal Capital Management's total assets by accumulation source for the periods indicated:

                          PRINCIPAL CAPITAL MANAGEMENT
                     TOTAL ASSETS BY ACCUMULATION SOURCE(1)

                                                              AS OF MARCH 31,     AS OF DECEMBER 31,
                                                              ---------------   -----------------------
                                                                   2001         2000    1999    1998(2)
                                                              ---------------   -----   -----   -------
                                                                           ($ IN BILLIONS)
ACCUMULATION SOURCE
Affiliated
  Pension
    General Account.........................................       $29.9        $28.6   $27.8    $27.1
    Separate Account........................................        26.4         28.8    30.9     27.0
  Mutual Funds..............................................         3.5          3.8     4.0      3.7
  Individual Annuities
    General Account.........................................         2.8          2.8     2.8      3.0
    Separate Account........................................         1.3          1.3     1.4      1.3
  Life and Health Insurance General Account.................         9.1          9.0     8.5      8.1
    Separate Account........................................         0.2          0.2     0.1      0.1
  Other.....................................................         2.5          2.4     2.0      3.3
                                                                   -----        -----   -----    -----
         Total Affiliated...................................        75.7         76.9    77.5     73.6
Third-party Institutional...................................         6.1          6.3     4.7      3.5
                                                                   -----        -----   -----    -----
         Total Assets Under Management......................       $81.8        $83.2   $82.2    $77.1
                                                                   =====        =====   =====    =====

---------------

(1) Includes all assets for which Principal Capital Management provides investment advisory services.

(2) Includes assets managed by Invista Capital Management and the former investment department of Principal Life prior to the formation of Principal Capital Management, effective January 1, 1999.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION SEGMENT

    Our International Asset Management and Accumulation segment consists of BT Financial Group and Principal International. As of March 31, 2001, BT Financial Group was the fourth largest asset manager in Australia according to ASSIRT. As of March 31, 2001, BT Financial Group had accumulated $22.2 billion of assets under management and provided investment advisory services to $21.0 billion in assets. Principal International has subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong and joint ventures in Brazil, Japan and India. We focus on countries with favorable demographics and a trend toward private sector defined contribution pension systems. We entered these countries through acquisitions and joint ventures.

    Our International Asset Management and Accumulation segment generated 6%, 7%, 4% and 3% of our total operating revenues and $(5.3) million, $(8.5) million, $(38.4) million and $(35.4) million of our total operating earnings for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively.

    The table below shows the operating revenues, operating earnings, assets and assets under management of our International Asset Management and Accumulation segment for the periods indicated:

                INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                         SELECTED FINANCIAL HIGHLIGHTS

                                             FOR THE THREE
                                              MONTHS ENDED
                                               MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                             --------------    --------------------------------------------------
                                                  2001              2000            1999(3)             1998
                                             --------------    --------------    --------------    --------------
                                                                       ($ IN MILLIONS)
OPERATING REVENUES(1):
  BT Financial Group.......................  $   63.5    44%   $  285.3    45%   $  113.8    30%   $     --    --%
  Principal International..................      80.9    56       345.4    55       265.8    70       223.1   100
                                             --------   ---    --------   ---    --------   ---    --------   ---
         Total.............................  $  144.4   100%   $  630.7   100%   $  379.6   100%   $  223.1   100%
                                             ========   ===    ========   ===    ========   ===    ========   ===

                INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                  SELECTED FINANCIAL HIGHLIGHTS -- (CONTINUED)

                                             FOR THE THREE
                                              MONTHS ENDED
                                               MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                             --------------    --------------------------------------------------
                                                  2001              2000            1999(3)             1998
                                             --------------    --------------    --------------    --------------
                                                                       ($ IN MILLIONS)
OPERATING EARNINGS (LOSS):
  BT Financial Group(2)....................  $   (5.6)  N/A    $    6.3   N/A    $   (4.8)  N/A    $     --   N/A
  Principal International..................       0.3   N/A       (14.8)  N/A       (33.6)  N/A       (35.4)  N/A
                                             --------   ---    --------   ---    --------   ---    --------   ---
         Total.............................  $   (5.3)  N/A    $   (8.5)  N/A    $  (38.4)  N/A    $  (35.4)  N/A
                                             ========   ===    ========   ===    ========   ===    ========   ===
ASSETS:
  BT Financial Group.......................  $3,246.2    66%   $3,716.8    67%   $4,472.8    75%   $     --    --%
  Principal International..................   1,681.9    34     1,809.1    33     1,454.0    25     1,239.4   100
                                             --------   ---    --------   ---    --------   ---    --------   ---
         Total.............................  $4,928.1   100%   $5,525.9   100%   $5,926.8   100%   $1,239.4   100%
                                             ========   ===    ========   ===    ========   ===    ========   ===
ASSETS UNDER MANAGEMENT:
  ($ in billions)
  BT Financial Group.......................  $   22.2    88%   $   25.4    89%   $   28.6    93%   $     --    --%
  Principal International..................       2.9    12         3.0    11         2.0     7         1.2   100
                                             --------   ---    --------   ---    --------   ---    --------   ---
         Total.............................  $   25.1   100%   $   28.4   100%   $   30.6   100%   $    1.2   100%
                                             ========   ===    ========   ===    ========   ===    ========   ===

---------------

(1) Excludes net realized capital gains and their impact on recognition of front-end fee revenues.

(2) Reflects amortization of goodwill and other intangibles related to the acquisition of BT Financial Group.

(3) Reflects operations of BT Financial Group from August 31, 1999, the date of its acquisition.

BT FINANCIAL GROUP

    Our acquisition of BT Financial Group was a central element in our expansion of our international asset management and accumulation businesses. BT Financial Group's operations include:

    - retail funds management;

    - institutional asset management;

    - margin lending;

    - portfolio services; and

    - New Zealand.

    In November 1998, Deutsche Bank AG announced the purchase of Bankers Trust Corporation, the parent company of Bankers Trust Australia Group. In March 1999, Deutsche Bank announced its intention to sell Bankers Trust's Australian operations while retaining its asset management operations in Japan, the U.K. and New York. During the period that Bankers Trust's Australian operations were for sale, many investment advisors in Australia suspended new deposits pending clarification on the ownership of the business. On August 31, 1999, we purchased Bankers Trust Australia Group, including BT Funds Management and related businesses. We subsequently changed its name to BT Financial Group. Since the transaction closed, deposits have resumed as demonstrated in the Asset Flow Summary table below.

    We measure assets under management in two ways, both by the operation that accumulates the assets and by the entity that manages the assets. BT Financial Group both accumulates and manages assets. From an accumulation perspective, BT Financial Group had assets under management of $22.2 billion as of March 31, 2001. As of that same date, BT Financial Group provided investment advisory services for $21.0 billion. The difference represents assets accumulated by BT Financial Group for which another asset manager provides investment advisory services. BT Financial Group's assets under management increased A$1.9 billion from December 31, 1999 to March 31, 2001. However, a 25% decline in the value of the Australian dollar relative to the U.S. dollar resulted in a $6.4 billion decrease.

    The table below shows the amount of assets under management by operation for BT Financial Group for the periods indicated:

                               BT FINANCIAL GROUP
                           ASSETS UNDER MANAGEMENT(1)

                                                                    AS OF
                                                                  MARCH 31,            AS OF DECEMBER 31,
                                                                  ---------      -------------------------------
                                                                    2001          2000        1999       1998(2)
                                                                  ---------      ------      ------      -------
                                                                                  (IN BILLIONS)
Retail......................................................       A$22.4        A$23.3      A$20.9      A$18.7
Institutional...............................................         17.7          17.5        19.7        22.0
Margin Lending..............................................          1.1           1.1         1.0         1.0
Portfolio Services..........................................          2.9           2.5         0.9         0.1
New Zealand.................................................          1.2           1.1         1.0         1.2
Other.......................................................          0.1           0.2          --          --
                                                                  -------        ------      ------      ------
         Total..............................................       A$45.4        A$45.7      A$43.5      A$43.0
                                                                  =======        ======      ======      ======
         Total..............................................        $22.2         $25.4       $28.6       $26.4
                                                                  =======        ======      ======      ======

---------------

(1) A$ denotes Australian dollars.

(2) Includes assets managed by BT Financial Group prior to its acquisition by the Principal Financial Group. Assets are presented for comparative purposes only and are not included in segment or consolidated assets under management amounts reported elsewhere in this document.

    The table below shows BT Financial Group's asset flow summary for the periods indicated:

                               BT FINANCIAL GROUP
                             ASSET FLOW SUMMARY(1)

                                                        AS OF OR FOR
                                                         THE THREE
                                                        MONTHS ENDED      AS OF OR FOR THE YEAR ENDED
                                                         MARCH 31,               DECEMBER 31,
                                                       --------------   -------------------------------
                                                            2001             2000           1999(2)
                                                       --------------   --------------   --------------
                                                                        (IN BILLIONS)
Assets Under Management, beginning of period.........  A$45.7   $25.4   A$43.5   $28.6   A$43.0   $26.4
  Net Deposits and Withdrawals.......................     0.4     0.2      1.3     0.7     (4.0)   (2.7)
  Investment Performance.............................    (0.3)   (0.1)     0.9     0.5      4.5     3.0
  Effect of Exchange Rates...........................      --    (3.1)      --    (4.4)      --     1.9
  Other..............................................    (0.4)   (0.2)      --      --       --      --
                                                       ------   -----   ------   -----   ------   -----
Assets Under Management, end of period...............  A$45.4   $22.2   A$45.7   $25.4   A$43.5   $28.6
                                                       ======   =====   ======   =====   ======   =====

---------------

(1) A$ denotes Australian dollars.

(2) Includes assets managed by BT Financial Group prior to its acquisition by the Principal Financial Group. Assets are presented for comparative purposes only and are not included in segment or consolidated assets under management amounts reported elsewhere in this document.

    STRATEGY

    Our strategic initiatives for BT Financial Group include:

    FURTHER INTEGRATE BT FINANCIAL GROUP'S ACTIVITIES. We continue to look for opportunities to capture synergies between BT Financial Group and our operating segments, especially with respect to product distribution and operating platforms. For example, we offer BT Financial Group-managed products in our U.S. 401(k) products. Similarly, we offer Principal Capital Management-managed products to institutions in Australia through BT Financial Group's existing distribution network.

    GROW OUR RETAIL FUNDS MANAGEMENT BUSINESS WITH EMPHASIS ON CORPORATE MASTER TRUST SUPERANNUATION PLANS. We believe that BT Financial Group has a strong financial sector brand in Australia, in addition to an extensive family of investment products. It also has distribution relationships with most major Australian banks, life insurers, independent financial advisors and other distributors of financial products.

    The Australian asset management market has grown in part from the introduction of superannuation, a mandatory, tax-favored defined contribution retirement system established in the early 1990s. According to Cerulli Associates, Inc., from June 1995 to June 1999, Australian superannuation assets grew from A$228.0 billion to A$408.0 billion, a compound annual growth rate of 15.7%. Under superannuation, all employers in Australia are required to contribute 8%, increasing to 9% in July 2002, of an employee's salary to a defined contribution pension plan. These mandatory contributions will provide continued growth in assets under management in Australia generally and, we believe, will provide the opportunity for attractive growth for BT Financial Group specifically.

    Utilizing its brand recognition and extensive distribution channels, BT Financial Group has increased its marketing efforts on the sale of corporate master trust superannuation plans, especially those of small and medium-sized businesses. These corporate master trust plans are similar to 401(k) plans in the United States in that they are employer-sponsored defined contribution plans. We believe that BT Financial Group's strong market position, together with the expertise we have developed in the U.S. defined contribution pension market, should provide for growth in our assets under management in Australia.

    GROW OUR THIRD-PARTY INSTITUTIONAL ASSET MANAGEMENT BUSINESS OUTSIDE OF AUSTRALIA. BT Financial Group and Principal Capital Management together target markets abroad through joint marketing offices in London, Hong Kong and Singapore. These offices market the institutional investment advisory services of both operations. BT Financial Group also provides investment advisory services to Principal International.

    GROW BT FINANCIAL GROUP'S WRAP PRODUCT. BT Financial Group's Wrap product is an Internet-based portfolio transaction and administration service targeted at independent financial advisors. It enables a financial planner to track a client's total portfolio and provide consolidated reporting and transaction capabilities in a user-friendly and cost effective manner. Since its launch in early 1998, Wrap assets under management have grown from $0.5 billion (A$0.9 billion) as of December 31, 1999 to $1.4 billion (A$2.9 billion) as of March 31, 2001. We believe that we have a competitive lead in the provision of this type of administration service to financial advisors and their clients in Australia.

    PRODUCTS AND SERVICES

    BT Financial Group offers a wide range of investment products, margin lending and portfolio services.

    RETAIL FUNDS MANAGEMENT. To its retail clients, BT Financial Group offers an extensive range of retirement and investment services, including retail mutual funds, pensions, annuities and corporate superannuation plans to approximately 500,000 retail customers as of December 31, 2000. BT Financial Group makes available a client service call center and the "BT Online" Internet site, both providing account information and transaction services for investors and financial intermediaries.

    INSTITUTIONAL ASSET MANAGEMENT. To its larger institutional clients, both in Australia and in targeted global markets, BT Financial Group offers products and services covering a full investment range, including actively managed diversified and specialist funds, individual client mandates, pooled investment funds, global equities and fixed income securities, as well as currency and asset allocation overlays. An overlay is a portfolio strategy that allows an institution to seek enhanced portfolio returns by changing its exposure to asset classes without liquidating a portion of its portfolio.

    MARGIN LENDING. BT Financial Group is one of the largest margin lenders in the Australian market. According to Cannex's February 2001 margin lending report, BT Financial Group was awarded a five star rating (out of 5) on one of its margin lending products and a four star rating on four other margin lending products. Margin lending products assigned five stars are described by Cannex as "Excellent" while those assigned four stars are characterized as "Very Good." Margin lending enables investors to borrow up to 70% of the value of mutual funds and select listed securities. Rising levels of share ownership among Australian investors has generated increased margin lending, with BT Financial Group's margin lending portfolio balance of $0.5 billion (A$1.1 billion) as of March 31, 2001. On November 30, 1999, BT Financial Group margin lending operations securitized its margin lending portfolio with Westpac Banking Corporation, an Australian Bank. Under the terms of the financing, BT Financial Group margin lending operations are required to allocate capital equal to approximately 7% of the outstanding borrowed amount, as a cushion for loan defaults.

    PORTFOLIO SERVICES. BT Financial Group is a leading provider of investment administration, processing and registry services in Australia and New Zealand. Wrap is our fastest growing portfolio services product. It provides independent financial advisors with a range of investment choices for their clients administered via a central Internet-based source with a choice of mutual funds and listed equity securities. This product enables them, on behalf of their clients, to manage all of a client's investment portfolio. Wrap also provides for custody, settlement and accounting of all investments with online account capabilities and reporting to the investor.

    NEW ZEALAND. BT New Zealand provides a comprehensive range of retail and institutional asset management services in New Zealand. BT Financial Group's New Zealand business had $0.6 billion (A$1.2 billion) of assets under management as of March 31, 2001.

    INVESTMENT PERFORMANCE

    As of March 31, 2001, BT Financial Group had a staff of 99 investment professionals actively managing mutual funds, superannuation plans and other related investment products. Within the funds management operations, it has developed particular expertise managing equity and fixed income funds, both in Australia and internationally.

    The table below shows investment performance of BT Financial Group's retail mutual funds, superannuation plans and other retirement related products compared to other funds by Morningstar:

                               BT FINANCIAL GROUP
                         PERFORMANCE BY INVESTMENT TYPE
                              AS OF MARCH 31, 2001

                                                                                   FUNDS WITH MORNINGSTAR
                                                                                       RATINGS IN THE
                                                                                   TOP 2 QUARTILES/FUNDS
                                                                                          RATED(1)
                                                                                ----------------------------
                                                 NUMBER OF     ASSETS UNDER     NUMBER OF     ASSETS UNDER
INVESTMENT TYPE                                    FUNDS        MANAGEMENT        FUNDS      MANAGEMENT(2)
---------------                                  ---------     ------------     ---------    -------------
                                                             (A$ IN BILLIONS)               (A$ IN BILLIONS)
Equity:
  Australian...................................      20            A$2.4          --/10       A$--/A$1.9
  International................................      32              7.6          10/11        5.6/5.6
Income.........................................      18              0.3           9/13        0.1/0.3
Balanced.......................................      39             10.6           7/22        3.4/9.5
Money Market...................................       8              0.9            2/6        0.2/0.8
Other..........................................      61              0.6          --/--         --/--
                                                    ---           ------          -----      -------------
         Total.................................     178           A$22.4          28/62      A$9.3/A$18.1
                                                    ===           ======          =====      =============

---------------

(1) Morningstar rates the performance of our funds by comparing the total return of each fund to the total return of mutual funds in the same asset category as the separate account. Morningstar ranks total returns on a scale of 1-100, where 1 represents the highest-returning 1% of all funds in that asset category and 100 represents the lowest-returning 1% of all funds. For example, a quartile rank of 1 for the trailing five-year period would indicate that the fund's five-year total return places it in the top 25% of all funds in its asset category and a quartile rank of 2 would indicate that the fund's five year total return places it in the top 50% in its asset category.

(2) Includes assets that are not rated by Morningstar.

    MARKETS AND DISTRIBUTION

    BT Financial Group's products and services are primarily sold throughout Australia and New Zealand in both the institutional and retail markets. BT Financial Group also operates institutional asset management offices in Hong Kong, Singapore and London, as well as a joint venture operation in Malaysia.

    As part of its marketing strategy, BT Financial Group has a comprehensive brand and advertising strategy covering television, print media and the Internet. Building on its successful brand campaign which positions BT Financial Group in investment and superannuation, it is now also positioning itself as a leading provider in the corporate superannuation market. For example, BT Financial Group developed a television and print campaign to target employers. It focuses on employee benefits from BT Financial Group's corporate superannuation plan, referring to corporate sponsored retirement plans. BT Financial Group has experienced growth in sales of its corporate superannuation plans since the beginning of 1999. For 2000, BT Financial Group had 488 new plans, as compared to 154 new plans in 1999.

    RETAIL FUNDS MANAGEMENT. The retail funds management operations of BT Financial Group provide a number of mutual funds and retirement services, including superannuation for individuals, small and medium-sized businesses and institutions, as well as pensions and annuities for retirees. These products are primarily designed to meet the needs created by the superannuation market in Australia. BT Financial Group has five investor centers in Australia, which serve existing clients and advisors and promote BT Financial Group products and services. Independent financial advisors are the main distribution channel for retail investment products and superannuation products in Australia. BT Financial Group also distributes these products through major banks, life insurers and other mutual fund managers.

    INSTITUTIONAL ASSET MANAGEMENT. BT Financial Group's institutional products and services are designed for trustees of corporate superannuation funds institutions, large corporations and quasi-governmental entities. BT Financial Group distributes the majority of its institutional asset management products and services through consultants such as Towers Perrin, Mercer, Watson Wyatt, Frank Russell and others.

    MARGIN LENDING. BT Financial Group's margin lending services target retail clients and independent financial advisors. These services are marketed through independent financial advisors and retail investor centers in addition to other brokers. BT Financial Group's margin lending services allow independent financial advisors to provide their clients a full range of financial services.

    PORTFOLIO SERVICES. BT Financial Group provides portfolio services to large institutions, corporations and mutual fund managers. Wrap is marketed to independent financial advisors and other financial intermediaries for a fee.

    NEW ZEALAND. BT Financial Group's New Zealand operations provide a comprehensive group of products and services across both the retail and institutional markets. Retail products are distributed through independent financial advisors while institutional products are distributed through consultants.

PRINCIPAL INTERNATIONAL

    The activities of Principal International reflect our efforts to accelerate the growth of our assets under management by capitalizing on the international trend toward private sector defined contribution pension systems. Through Principal International, we offer retirement products and services, annuities, mutual funds and life insurance. We operate through subsidiaries in Argentina, Chile, Mexico, Indonesia and Hong Kong and joint ventures in Brazil, Japan and India.

    The table below shows by country the amount on which we earned a fee as compared to assets on which we earned a spread for the periods indicated:

                            PRINCIPAL INTERNATIONAL
                            ASSETS UNDER MANAGEMENT
                       FEE-BASED/SPREAD-BASED COMPOSITION

                             AS OF MARCH 31,                               AS OF DECEMBER 31,
                          ---------------------   ---------------------------------------------------------------------
                                  2001                    2000                    1999                    1998
                          ---------------------   ---------------------   ---------------------   ---------------------
                          FEE    SPREAD   TOTAL   FEE    SPREAD   TOTAL   FEE    SPREAD   TOTAL   FEE    SPREAD   TOTAL
                          ----   ------   -----   ----   ------   -----   ----   ------   -----   ----   ------   -----
                                                                 ($ IN BILLIONS)
Brazil..................  $ --    $0.9    $0.9    $ --    $0.8    $0.8    $ --    $0.6    $0.6    $ --    $ --    $ --
Chile...................    --     0.9     0.9     0.1     0.9     1.0     0.1     0.8     0.9      --     0.7     0.7
Mexico..................   0.4     0.1     0.5     0.4      --     0.4     0.2      --     0.2     0.1      --     0.1
Other countries.........   0.6      --     0.6     0.5     0.3     0.8     0.2     0.1     0.3     0.2     0.2     0.4
                          ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
Total...................  $1.0    $1.9    $2.9    $1.0    $2.0    $3.0    $0.5    $1.5    $2.0    $0.3    $0.9    $1.2
                          ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====

    The table below shows the asset flow summary for Principal International for the periods indicated:

                            PRINCIPAL INTERNATIONAL
                               ASSET FLOW SUMMARY

                                                               AS OF OR FOR THE      AS OF OR FOR THE
                                                              THREE MONTHS ENDED        YEAR ENDED
                                                                  MARCH 31,            DECEMBER 31,
                                                              ------------------     -----------------
                                                                     2001             2000       1999
                                                              ------------------     ------     ------
                                                                          ($ IN BILLIONS)
Assets Under Management, beginning of period................        $ 3.0            $ 2.0      $ 1.2
  Deposits..................................................          0.5              1.2        0.4
  Withdrawals...............................................         (0.3)            (0.5)      (0.1)
  Investment performance....................................           --              0.2        0.1
  Operations acquired.......................................           --              0.2        0.6
  Other.....................................................         (0.2)             0.1       (0.1)
  Effect of exchange rates..................................         (0.1)            (0.2)      (0.1)
                                                                    -----            -----      -----
Assets Under Management, end of period......................        $ 2.9            $ 3.0      $ 2.0
                                                                    =====            =====      =====

  STRATEGY

    Our goal is to leverage our U.S. product expertise and operating platform in the provision of asset accumulation products and services in targeted international markets. We focus on countries that we believe offer the greatest long-term growth opportunities, favorable demographics and private defined contribution systems, particularly those in which small and medium-sized businesses sponsor the retirement plan. Our primary strategic initiative is to:

    INCREASE THE GROWTH AND PROFITABILITY OF PRINCIPAL INTERNATIONAL

    - Focus our operations on attractive markets. We have exited under-performing operations that lacked scale, such as our pre-retirement accumulation business in Argentina, and have sold our operations in Spain in 2001. We remain focused on countries that have attractive long-term potential, such as Brazil, India and Japan. We believe this focus will lead to more rapid growth in our assets under management.

    - Leverage our domestic expertise in these markets. We operate under a structure in which the U.S. business unit responsible for the equivalent U.S. product is actively involved in the planning and execution of each country's business plan for such product. For example, our U.S. mutual fund management team is actively involved in overseeing our mutual fund joint venture in India. We believe that this involvement is critical to help our local country managers grow these operations.

    - Leverage technology developed for U.S. operations into other countries. We utilize a common client/server-based system in most countries. This system incorporates expertise from our U.S. operations into a version scaled to each of our international operations. This common platform allows us to spread our technology expenditures throughout our operations rather than incurring greater expense by operating a separate system in each country.

    - Grow revenues and manage expenses. Our operating revenues for this segment increased from $223.1 million in 1998 to $345.4 million in 2000, while operating expenses as a percentage of operating revenues declined from 45.4% in 1998 to 30.1% in 2000. For the three months ended March 31, 2001, operating expenses as a percentage of revenues were 28.8%.

  PRODUCTS AND SERVICES

    Through Principal International, we offer retirement products and services, annuities, mutual funds and life insurance.

  MARKETS AND DISTRIBUTION

    ASIA/PACIFIC REGION

    HONG KONG. Our subsidiary in Hong Kong is actively competing in the defined contribution plan market. The government requires employers and employees each to contribute 5% of an employee's income to a Mandatory Provident Fund. We target small and medium-sized employers and distribute products through strategic alliances with insurance companies, mutual funds or banks, direct marketing and through our own sales representatives. Our strategic partners help distribute our Mandatory Provident Fund products and services, or use our administrative and investment services in their own products. Our Mandatory Provident Fund products and services are marketed by agents under the various distribution arrangements we have with our strategic partners.

    INDIA. We own 50% of IDBI-Principal Asset Management Company, Ltd., or IDBI-Principal, a mutual fund company. Our joint venture partner is the Industrial Development Bank of India, or IDBI, a premier development bank in India. In addition to the current mutual fund business, we are positioning IDBI-Principal to compete in the emerging pension and long-term savings market in India. We sell our mutual funds through regional offices located throughout India and IDBI's banking offices.

    INDONESIA. The focus of our Indonesian life insurance company is defined contribution and defined benefit pension plans targeted at small and medium-sized businesses. We distribute our products using employed sales representatives who sell directly to employers or through brokers. We also have a marketing alliance with Standard Chartered Bank, a leading banking group, which assists us in marketing our products throughout Indonesia.

    JAPAN. We own 50% of ING/Principal Pensions Company, Ltd., which upon legislation adoption will sell a new defined contribution plan targeted at small and medium-sized businesses and offers full-service record-keeping and plan administration. Our joint venture partner is ING Insurance International B.V., or ING Life, a member of the ING Group. Our pension sales representatives distribute our products through ING Life's independent agents to existing ING Life business clients and also through additional third-party distribution relationships developed by ING/Principal Pensions Company, Ltd.

    LATIN AMERICA

    ARGENTINA. In Argentina, we operate a life insurance company and a retirement annuity company. Principal Life Compania de Seguros, S.A., our life insurance company, targets small and medium-sized employers. We sell group and individual life insurance products through independent brokers and through bank branches of Societe Generale, with which we have an alliance. Societe Generale is a leading French banking institution with offices throughout Argentina through which we distribute our products. Principal Retiro Compania de Seguros de Retiro, S.A., our annuity company, provides annuities to individuals exiting the compulsory private pre-retirement asset accumulation system. We distribute annuity products through dedicated sales representatives who sell directly to customers and through independent brokers in Argentina.

    BRAZIL. We own 46% of BrasilPrev, a private pension company in Brazil, through a joint venture arrangement with Banco do Brasil, Brazil's largest bank. We are Banco do Brasil's exclusive partner for distributing pension products. BrasilPrev provides defined contribution products for the retirement needs of employers and individuals. Banco do Brasil's employees sell directly to individual clients through its bank branches. BrasilPrev reaches corporate clients through two wholesale distribution channels. A wholesale distribution channel distributes products through a network of independent brokers who sell to the public, and another wholesale distribution channel coordinates with Banco do Brasil's corporate account executives to reach Banco do Brasil's existing corporate clients.

    CHILE. We own Principal Compania de Seguros de Vida Chile S.A., a Chilean insurance company, that primarily sells retirement annuities to individuals exiting the pre-retirement accumulation system. In July 1998, we acquired Compania de Seguros de Vida El Roble, S.A., or El Roble, a Chilean life insurance company. We have fully integrated the operations of El Roble with those of Principal Compania de Seguros de Vida Chile S.A. We distribute our annuity products through a network that consisted of over 60 captive agents and approximately 350 independent agents as of March 31, 2001. We also utilize sales representatives who sell through brokers. We also market life and health insurance products to small and medium-sized businesses and to individuals through brokers. Based upon assets, we were ranked as the fourth largest life insurance company in Chile as of March 31, 2001, according to the Superintendencia de Valores y Seguros, the Chilean regulatory agency for insurance companies. We also own 60% of Andueza & Principal Creditos Hipotecarios S.A., in a joint partnership arrangement with Andueza y Compania Agentes de Mutuos Hipotecarios S.A. Through this business, we sell and service mortgage loans in Chile.

    MEXICO. In Mexico, we own Principal Mexico Compania de Seguros S.A. de C.V., or Principal Seguros, a life insurance company, Principal Afore S.A. de C.V., a private pension company which manages and administers individual retirement accounts under the mandatory privatized social security system in effect for all employees in Mexico and Principal Pensiones S.A. de C.V., or Principal Pensiones, an annuity company. Our focus is on both pre-retirement and post-retirement savings plans. We distributed Principal Afore S.A. de C.V.'s products and services through a dedicated sales force of approximately 550 sales representatives as of March 31, 2001, who sold directly to individuals. As of March 31, 2001, Principal Pensiones used 98 employed sales representatives and independent brokers to distribute annuities directly to customers. Our life insurance company, Principal Seguros, distributes its products through an array of independent agents and brokers.

LIFE AND HEALTH INSURANCE SEGMENT

    Our Life and Health Insurance segment offers (1) individual life and disability insurance and (2) group life and health insurance throughout the United States.

    Our Life and Health Insurance segment contributed 43%, 47%, 48% and 50% of our total operating revenues and 24%, 26%, 19% and 19% of our total operating earnings for the three months ended March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively. The table below shows the total operating revenues, operating earnings and assets of our Life and Health Insurance segment, by individual life and disability insurance, and group life and health insurance, respectively, for the periods indicated:

                           LIFE AND HEALTH INSURANCE
                         SELECTED FINANCIAL HIGHLIGHTS

                                            AS OF OR FOR THE
                                              THREE MONTHS
                                                 ENDED
                                               MARCH 31,                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------    ------------------------------------------------------
                                                  2001                 2000               1999               1998
                                           ------------------    ----------------    ---------------    ---------------
                                                                         ($ IN MILLIONS)
OPERATING REVENUES(1):
  Individual Life and Disability
    Insurance............................  $   381.0       38%   $ 1,472.9     36%   $1,409.8     35%   $1,386.0     36%
  Group Life and Health Insurance........      621.4       62      2,649.7     64     2,575.7     65     2,507.1     64
                                           ---------      ---    ---------    ---    --------    ---    --------    ---
         Total...........................  $ 1,002.4      100%   $ 4,122.6    100%   $3,985.5    100%   $3,893.1    100%
                                           =========      ===    =========    ===    ========    ===    ========    ===
OPERATING EARNINGS:
  Individual Life and Disability
    Insurance............................  $    26.6       63%   $    54.9     34%   $   86.8     96%   $   52.2    104%
  Group Life and Health Insurance........       15.9       37        107.4     66         3.9      4        (2.2)    (4)
                                           ---------      ---    ---------    ---    --------    ---    --------    ---
         Total...........................  $    42.5      100%   $   162.3    100%   $   90.7    100%   $   50.0    100%
                                           =========      ===    =========    ===    ========    ===    ========    ===
ASSETS:
  Individual Life and Disability
    Insurance............................  $ 8,635.5       83%   $ 8,534.2     82%   $7,965.1     80%   $7,501.7     82%
  Group Life and Health Insurance........    1,771.1       17      1,886.9     18     1,984.7     20     1,614.4     18
                                           ---------      ---    ---------    ---    --------    ---    --------    ---
         Total...........................  $10,406.6      100%   $10,421.1    100%   $9,949.8    100%   $9,116.1    100%
                                           =========      ===    =========    ===    ========    ===    ========    ===

---------------

(1) Excludes net realized capital gains and their impact on recognition of front-end fee revenues.

INDIVIDUAL LIFE AND DISABILITY INSURANCE

    We began as an individual life insurer in 1879, and our U.S. operations served approximately 750,000 individual policyholders with $80.8 billion of life insurance in force as of March 31, 2001. Individual life and disability insurance contributed 16%, 17%, 17% and 18% of our consolidated operating revenues for the three months ended March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively.

    We offer a wide array of individual life and disability insurance products aimed at serving our customers' financial needs throughout their lives.

The table below shows selected GAAP financial information regarding our individual insurance products for the periods indicated:

                    INDIVIDUAL LIFE AND DISABILITY INSURANCE
                          SELECTED PRODUCT HIGHLIGHTS

                                                      AS OF OR FOR
                                                    THE THREE MONTHS        AS OF OR FOR THE YEAR ENDED
                                                     ENDED MARCH 31,               DECEMBER 31,
                                                    -----------------    ---------------------------------
                                                          2001             2000        1999        1998
                                                    -----------------    ---------   ---------   ---------
                                                                       ($ IN MILLIONS)
INTEREST-SENSITIVE LIFE INSURANCE:
  Number of policies..............................         91,889           90,682      80,459      71,229
  First-year premiums/Deposits....................      $    38.9        $   107.8   $    71.0   $   118.0
  Premiums/Deposits...............................           79.8            383.6       180.0       176.8
  Future policy benefits/Policy account balance...        1,575.4          1,559.2     1,231.2     1,068.2
  Life insurance in force.........................       20,233.9         19,566.8    15,633.2    12,726.6
TRADITIONAL LIFE INSURANCE:
  Number of policies..............................        603,048          609,326     632,551     659,288
  First-year premiums/Deposits....................      $     8.4        $    37.1   $    38.6   $    57.6
  Premiums/Deposits...............................          194.9            772.8       780.8       792.3
  Future policy benefits/Policy account balance...        5,499.6          5,468.1     5,289.1     5,083.6
  Life insurance in force.........................       60,582.0         60,389.0    59,581.1    59,415.9
DISABILITY INSURANCE:
  Number of policies..............................         67,154           65,497      65,781      55,773
  New sales (annualized first-year premium).......      $     4.2        $    17.2   $    15.1   $    12.7
  Premiums/Deposits...............................           20.1             74.2        64.6        55.5
  Future policy benefits/Policy account balance...          262.8            254.0       190.1       169.6

  STRATEGY

    We seek to provide individual life and disability insurance products tailored to the needs of the owners and executives of small and medium-sized businesses, as well as other individuals. These products also complement the asset accumulation and group insurance products that we offer to businesses. Our strategic initiatives are to:

    PROVIDE A TAILORED APPROACH TO BUSINESS NEEDS THAT CAN BE MET WITH LIFE INSURANCE. We create marketing materials, customized policy illustrations and ongoing reports for our customers and agent/brokers that show how our insurance policies can meet the needs of the customer. For example, when highly paid individuals, such as owners of small and medium-sized businesses, use variable life insurance to fund an "excess" 401(k)-like program, they receive reports similar to those they received from their actual 401(k) plans. We believe that the ability to provide more than a basic life insurance policy illustration is critical to success in this market. We also market retirement products and services to businesses for their executives. We believe there is significant opportunity to sell products and services providing retirement and other benefits to executives in addition to pension plans. We have specialized sales representatives to sell these products to businesses.

    DESIGN OUR INDIVIDUAL DISABILITY PRODUCTS TO TARGET SMALL AND MEDIUM-SIZED BUSINESSES. We offer products to pay business overhead expenses for a disabled business owner and for the purchase by the other business owners of the disabled business owner's interests in the business. We also offer specialized multi-life underwriting programs that facilitate the provision of coverage to multiple executives in a single business.

    INCREASE OUR DISTRIBUTION REACH TO SMALL AND MEDIUM-SIZED BUSINESSES. In 2000, we acquired a minority stake in Highland Capital Holding Corporation, a distribution company specializing in sales of insurance to businesses and high net worth individuals. Our products will be among those marketed by Highland Capital. In 2001, we acquired Executive Benefit Services, Inc., a company that specializes in the sale of executive benefit products and services to businesses. Through Executive Benefit Services, Inc., we have begun marketing our executive benefit products and services to our existing pension customers. We constantly seek to hire individuals experienced in selling insurance to small and medium-sized businesses.

  PRODUCTS AND SERVICES

    Our individual life and disability insurance products include:

    - interest-sensitive life insurance, including universal life and variable universal life;

    - traditional life insurance; and

    - disability insurance.

    INTEREST-SENSITIVE LIFE INSURANCE. Interest-sensitive life products include universal life and variable universal life insurance and offer life insurance protection for which both the premium and the death benefit may be adjusted by the policyholder. Our growth in individual life and disability insurance sales through December 31, 2000 has come mainly from variable universal life insurance products, which have grown at a compound annual growth rate of 49% from 1997 to 1999. Variable universal life insurance products represented 67% of our interest-sensitive life insurance premiums for the three months ended March 31, 2001. We credit premiums, net of specified expenses, to an account maintained for the policyholder. Specific charges are made against the account for the cost of insurance protection and expenses. For universal life contracts, the entire account balance is invested in our general account. Interest is credited to the policyholder's account based on the earnings on general account investments. For variable universal life contracts, the policyholder may allocate the account balance among our general account and a variety of separate account choices. Interest is credited on amounts allocated to the general account in the same manner as for universal life. Net investment performance on separate account investments is allocated directly to the policyholder accounts. The policyholder bears the investment risk on separate account investments. Our profitability is based on charging sufficient asset-based, premium-based and risk-based fees to cover the cost of insurance and expenses.

    We believe that interest-sensitive life insurance products best meet the financial objectives of our target customers in the United States because they provide flexibility, protection and cash value accumulation. In particular, sales of life insurance in non-qualified executive benefit plans are primarily variable universal life products. Our variable universal life insurance products offer asset managers low policy charges and a range of features allowing them to tailor the policy to the needs of each client.

    TRADITIONAL LIFE INSURANCE. Traditional life insurance includes participating whole life, adjustable life products and term life insurance products. Participating products and term life insurance products represented 13% and 4%, respectively, of our individual life and disability insurance sales for the three months ended March 31, 2001. Adjustable life insurance products provide a guaranteed benefit in return for the payment of a fixed premium and allow the policyholder to change the premium and face amount combination. Participating policyholders may receive policy dividends if the combined result of interest earnings, mortality experience and expenses is better than the assumptions used in setting the premium. Our profitability is based on keeping a portion of the favorable experience before crediting the remainder to policyholders. Term insurance products provide a guaranteed benefit for a specified period of time in return for the payment of a fixed premium. Policy dividends are not paid on term insurance. Our profitability is based on charging a premium that is sufficient to cover the cost of insurance and expenses while providing us with an appropriate return.

    DISABILITY INSURANCE. Individual disability insurance products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of a monthly income. Disability insurance products represented 8% of our individual life and disability insurance sales for the three months ended March 31, 2001. In addition to income replacement, we offer products to pay business overhead expenses for a disabled business owner, and for the purchase by the other business owners of the disabled business owner's interests in the business. Our profitability is based on charging a premium that is sufficient to cover claims and expenses while providing us with an appropriate return.

  MARKETS AND DISTRIBUTION

    We sell our individual products in all 50 states and the District of Columbia. Our target market is owners and executives of small and medium-sized businesses, as well as other individuals. Cash value life insurance provides valuable benefits at death and funding for needs prior to death, including funding employee benefit liabilities, estate planning, business continuation or buy-out. We design, market and administer our products to meet these needs. Variable universal life insurance is popular for many reasons, including higher historical performance of equity investments resulting in a lower cost of insurance and an increase in values available while still alive. We also offer products specifically designed to meet the estate planning needs of business executives. Our individual disability products are also tailored to the needs of this market. Small and medium-sized businesses, their owners and executives represented 64% of individual life insurance sales and 46% of individual disability sales for the three months ended March 31, 2001, based on first-year annualized premium.

    We distribute our individual insurance products primarily through our affiliated financial representatives and secondarily through independent brokers. Affiliated financial representatives were responsible for 74% of individual life insurance sales, based on first-year annualized premium for the three months ended March 31, 2001. We had

1,008 affiliated financial representatives in 50 offices as of March 31, 2001. Although they are independent contractors, we have a close tie with affiliated financial representatives and offer them benefits, training and access to tools and expertise. Independent brokers represented a larger percentage of individual disability sales with 53% of first-year annualized premium for the three months ended March 31, 2001.

GROUP LIFE AND HEALTH INSURANCE

    We began offering group insurance in 1941. We served approximately 82,000 employers and provided products and services to 5.0 million covered members as of March 31, 2001. We were the 11th largest writer of group insurance in the United States based on combined group life and health premium for 1999, according to the 1999 National Underwriter Life and Health Statistical Report. We offer a broad array of group insurance products including medical, life, disability, dental and vision insurance. In addition, we also offer administrative services on a fee-for-service basis to large employers in the United States.

    The tables below show the premium and premium equivalents, reserves, and the incurred loss ratios for our group insurance products sold in the United States for the periods indicated:

                        GROUP LIFE AND HEALTH INSURANCE
                        PREMIUM AND PREMIUM EQUIVALENTS

                                                           FOR THE THREE
                                                              MONTHS
                                                               ENDED             FOR THE YEAR ENDED
                                                             MARCH 31,              DECEMBER 31,
                                                           -------------   ------------------------------
                                                               2001          2000       1999       1998
                                                           -------------   --------   --------   --------
                                                                          ($ IN MILLIONS)
Life Insurance(1)........................................    $   59.3      $  277.7   $  273.6   $  350.8
Disability Insurance.....................................        24.0          94.5       86.8       83.3
Medical Insurance(2).....................................       410.0       1,815.6    1,876.7    1,817.3
Dental and Vision Insurance..............................        90.1         340.4      270.0      216.6
Fee-for-service..........................................       422.3       1,502.2    1,287.6    1,083.8
                                                             --------      --------   --------   --------
         Total...........................................    $1,005.7      $4,030.4   $3,794.7   $3,551.8
                                                             ========      ========   ========   ========

---------------

(1) Includes $58.6 million of premium in 1998 related to our decision to terminate two large government reinsurance pools.
(2) Includes $98.4 million, $164.6 million and $121.2 million of Medicare supplement insurance, for the years ended December 31, 2000, 1999 and 1998, respectively, all of which we reinsured effective July 1, 2000.

                        GROUP LIFE AND HEALTH INSURANCE
                       RESERVES AND INCURRED LOSS RATIOS

                                                              AS OF OR FOR
                                                               THE THREE
                                                                 MONTHS
                                                                 ENDED        AS OF OR FOR THE YEAR
                                                               MARCH 31,        ENDED DECEMBER 31,
                                                              ------------   ------------------------
                                                                  2001        2000     1999     1998
                                                              ------------   ------   ------   ------
                                                                          ($ IN MILLIONS)
RESERVES:
Life Insurance..............................................     $254.6      $259.5   $262.2   $256.3
Disability Insurance........................................      271.6       269.0    259.5    254.0
Medical and Medicare Supplement Insurance(1)................      308.8       316.5    396.7    300.3
Dental and Vision Insurance.................................       30.4        28.2     23.8     20.6
                                                                 ------      ------   ------   ------
         Total Reserves.....................................     $865.4      $873.2   $942.2   $831.2
                                                                 ======      ======   ======   ======
INCURRED LOSS RATIOS:
Life Insurance..............................................         69%         70%      71%      79%
Disability Insurance........................................         86          85       80      102
Medical and Medicare Supplement Insurance...................         82          83       90       85
Dental and Vision Insurance.................................         77          76       77       77

---------------

(1) Includes $41.5 million, $46.7 million, $68.2 million and $40.6 million of Medicare supplement insurance, for the three months ended March 31, 2001, and the years ended December 31, 2000, 1999 and 1998, respectively, all of which we reinsured effective July 1, 2000.

  STRATEGY

    Our goal is to provide a broad range of employee benefit products and services, particularly to small and medium-sized businesses. These products and services complement those of our other businesses. Our strategic initiatives in our group life and health insurance business are:

    IMPROVE THE PROFITABILITY OF OUR GROUP MEDICAL BUSINESS

    - Emphasize sale of medical insurance to groups of 51 to 500 employees. Our ability to adjust pricing based on our underwriting standards for these groups is subject to less regulation than for the more regulated 50 employee and under market, which comprised 78% of our medical premium for the three months ended March 31, 2001.

    - Exit areas of the group medical business with unsatisfactory returns. We believe the following changes helped us improve the profitability of our group insurance business:

     -- We exited the "single life" group medical business for individuals under age 65 during 1997 and 1998 to focus on small and medium-sized businesses, where we believe we are well-positioned for success.

     -- In 1998, after determining that the HMO business did not meet our targeted financial returns on capital deployed, we terminated our active participation within that business.

     -- In 1998 and 1999, we exited the group medical insurance business in fourteen states where this business did not achieve our financial objectives.

     -- In January 2000, we ceased new sales, and in July 2000, we fully reinsured our Medicare supplement business due to poor financial results and an increasingly difficult regulatory environment, in order to focus on small and medium-sized businesses.

    - Strengthen pricing discipline. For the year ended December 31, 2000, we have increased average premiums by 33% on renewals. These price increases contributed to an improvement in our medical loss ratio from 90% in 1999 to 82% for the three months ended March 31, 2001, for our ongoing medical business.

    - Increase efficiency and decrease unit costs. Through the use of technology, we have achieved strong gains in productivity. We plan to deliver during 2001 an Internet-based service platform to handle employer/employee changes, electronic bill presentment and payment, communication of claim information and on-line contracts and employee booklets. We expect this service platform to ultimately lower our unit costs and make it easier to do business with us.

    GROW OUR NON-MEDICAL PRODUCTS (LIFE, DISABILITY, DENTAL AND VISION)

    - Dedicate more sales efforts to non-medical products. We intend to dedicate 30 non-medical sales representatives, wholesalers, to increase our focus on sales of our group, life, disability, dental and vision products. We are also expanding distribution through affiliated marketing arrangements such as general agents, non-proprietary alliances and Internet-based sales channels.

    - Emphasize the sale of non-medical products separately from the sale of our medical products. Approximately 54% of our non-medical in-force contracts as of December 31, 1999 were not tied to a medical contract, whereas approximately 65% of our new non-medical sales for the year ended December 31, 2000 are independent of a medical contract.

    - Concentrate on cross-selling additional non-medical products to existing non-medical customers including our asset accumulation customers. Many small and medium-sized businesses do not offer dental insurance to their employees. We believe the dental insurance market has the potential for sales growth.

  PRODUCTS AND SERVICES

    Our U.S. group insurance products and services include:

    - life insurance;

    - disability insurance;

    - medical insurance;

    - dental and vision insurance; and

    - fee-for-service.

    GROUP LIFE INSURANCE. Group life insurance provides coverage to employees and their dependents for a specified period. As of March 31, 2001, we had $71.5 billion of group life insurance in force covering 2.9 million individuals. We carry both traditional group life insurance that does not provide for accumulation of cash values and interest-sensitive group life insurance, commonly known as group universal life, which provides for accumulation of cash values. Our group life insurance business remains focused on the traditional annually renewable term product. Group term life and group universal life accounted for 90% and 10%, respectively, of our total group life insurance in force as of March 31, 2001. According to the 2000 LIMRA International, Inc. Sales and In Force Reports, we were ranked first in the United States in terms of the number of contracts/employer groups for both sales and existing business in 2000.

    GROUP DISABILITY INSURANCE. Group disability insurance provides partial replacement of earnings to insured employees who become disabled. Our group disability products include both short-term and long-term disability. Long-term disability represented 58% of our group disability premiums for the three months ended March 31, 2001. In addition, we provide disability management services, or rehabilitation services, to assist individuals in returning to work as quickly as possible following disability. We also work with disability claimants to improve the approval rate of Social Security benefits, thereby reducing payment of benefits by the amount of Social Security payments received. For claims incurred more than two years prior to March 31, 2001, we achieved an 88% approval rate for such Social Security benefits. Our group disability business was ranked seventh in the United States as of December 31, 2000 in terms of number of contracts/employer groups in force, according to the 2000 LIMRA International, Inc. Sales and In Force Reports.

    GROUP MEDICAL INSURANCE. Group medical insurance provides partial reimbursement of medical expenses for insured employees and their dependents. Employees are responsible for deductibles, co-payments and co-insurance. We believe our products are well-positioned to address our customers' preference for a variety of provider choices and preferred provider discounts. We do not offer unrestricted indemnity and no longer offer the pure HMO model.

    GROUP DENTAL AND VISION INSURANCE. Group dental and vision insurance plans provide partial reimbursement for dental and vision expenses. As of March 31, 2001, we had over 36,000 group dental and vision insurance plans in force. As of December 31, 2000, we were the largest group indemnity dental insurer in terms of 2000 sales based on total indemnity, and the largest in terms of number of contracts/employer groups in force in 2000 based on total indemnity, according to the 2000 LIMRA International, Inc. Sales and In Force Reports.

    FEE-FOR-SERVICE. We offer administration of group disability, medical, dental and vision services on a fee basis to larger employers.

  MARKETS AND DISTRIBUTION

    We market our group life, disability, medical, dental and vision insurance products to small and medium-sized businesses to complement our retirement services and individual insurance products. We market our fee-for-service administration capabilities to larger employers that self-insure their employees' health insurance benefits.

    We sell our group life, disability, dental and vision coverages in all 50 states and the District of Columbia. We have chosen to market our medical insurance in 36 states which we believe have attractive market conditions. We consider a market to be attractive if there is a lack of deep penetration by HMOs and a favorable regulatory environment. We continually adapt our products and pricing to meet local market conditions.

    We distribute our group insurance products through independent benefit brokers, consultants, financial planners and the same channels that sell our U.S. asset accumulation products. To reach these independent benefit brokers, consultants and financial planners, we employ three types of wholesale distributors:

    - our medical sales representatives;

    - our non-medical sales representatives; and

    - an independent wholesale organization, Rogers Benefit Group, dedicated to marketing group life, health and disability insurance products.

    As of March 31, 2001, we had 101 medical and non-medical sales representatives and 32 service representatives in 57 offices. Our medical and non-medical sales representatives accounted for 65%, 60%, 64% and 69% of our group insurance sales for the three months ended March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively. These representatives act as a unique combination of wholesalers and brokers. They are an integral part of the sales process alongside the agent or independent broker. In addition to a high level of involvement in the sales process, the group sales force plays a key role in the ongoing servicing of the case by:

    - providing local responsive services to our customers, such as renewing contracts, revising plans and solving any administrative issues;

    - communicating the customers' needs and feedback to us; and

    - helping employees understand the benefits of their plan.

    Compensation for the group sales force is a blend of salary and production-based incentives.

    Rogers Benefit Group is a marketing and service organization that represents major high quality insurance carriers specializing in individual and group medical programs, and group life, disability and dental plans. Our relationship with Rogers Benefit Group dates back to its creation in 1970. It accounted for 35%, 40%, 36% and 31% of our group insurance sales, for the three months ended March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively.

MORTGAGE BANKING SEGMENT

    We began our residential lending activities in 1936. Our Mortgage Banking segment is primarily engaged in residential loan production and loan servicing in the United States. Through our wholly owned subsidiary, Principal Residential Mortgage, Inc., or PRMI, we originate, purchase, securitize, sell and service mortgage loans. We principally originate "A" quality home mortgages and do not originate sub-prime mortgages to any material degree, nor do we service or purchase any sub-prime mortgage loans. "A" quality loans are generally defined as loans eligible for sale to the Federal National Mortgage Association, or Fannie Mae, Federal Home Loan Mortgage Corporation, or Freddie Mac and the Government National Mortgage Association, or Ginnie Mae. According to Inside Mortgage Finance, based on the unpaid balance of $57.3 billion in mortgage loans in its servicing block, PRMI was ranked as the fourteenth largest mortgage servicer in the United States as of March 31, 2001 and was ranked seventeenth in production with $4.9 billion of new loans for the three months ended March 31, 2001.

    Our Mortgage Banking segment contributed 5%, 4%, 5% and 4% of our total operating revenues and 14%, 8%, 12% and 22% of our total operating earnings for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively. The table below shows operating revenues, operating earnings and assets of our Mortgage Banking segment by loan production and loan servicing for the periods indicated:

                                MORTGAGE BANKING
                         SELECTED FINANCIAL HIGHLIGHTS

                                                AS OF OR FOR
                                                 THE THREE
                                                MONTHS ENDED
                                                 MARCH 31,          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               --------------   ------------------------------------------------
                                                    2001             2000             1999             1998
                                               --------------   --------------   --------------   --------------
                                                                        ($ IN MILLIONS)
OPERATING REVENUES:(1)
  Loan Servicing.............................  $   88.9    74%  $  313.8    87%  $  286.5    72%  $  235.4    69%
  Loan Production............................      30.7    26       46.0    13      111.8    28      105.2    31
                                               --------   ---   --------   ---   --------   ---   --------   ---
         Total...............................  $  119.6   100%  $  359.8   100%  $  398.3   100%  $  340.6   100%
                                               ========   ===   ========   ===   ========   ===   ========   ===
OPERATING EARNINGS:
  Loan Servicing.............................  $   19.1    80%  $   63.9   128%  $   29.3    52%  $   35.5    60%
  Loan Production............................       4.8    20      (13.9)  (28)      27.5    48       23.3    40
                                               --------   ---   --------   ---   --------   ---   --------   ---
         Total...............................  $   23.9   100%  $   50.0   100%  $   56.8   100%  $   58.8   100%
                                               ========   ===   ========   ===   ========   ===   ========   ===
ASSETS:
         Total...............................  $1,915.2   100%  $1,556.3   100%  $1,737.7   100%  $1,810.4   100%
                                               ========   ===   ========   ===   ========   ===   ========   ===

---------------

(1) Excludes net realized capital gains and their impact on recognition of front-end fee revenues.

  STRATEGY

    We pursue a balanced approach encompassing both loan servicing and loan production activities. Periods of low interest rates increase the value and volume of our loan production activities, while high interest rates increase the value of our loan servicing rights since mortgage prepayments decline as interest rates rise.

    We believe that residential mortgages play a central role in the financial planning activities of Americans, as home ownership is a high priority for many households. As such, residential mortgages represent a component of our overall portfolio of customer-driven financial products and services. Our strategic initiatives include:

    LEVERAGE OUR STRONG SERVICING PLATFORM

    - Concentrate on operating efficiencies and lowering our unit costs. Our focus on servicing only "A" or "A-" quality loans ensures not only relatively high loan credit quality, but also allows us to better streamline our systems and processes, resulting in significant economies of scale. According to the 1999 Cost of Servicing Survey conducted by Mortgage Bankers Association of America, we serviced 1,670 loans per employee compared to an industry average of 1,119 as of December 31, 1999. For the three months ended March 31, 2001, we serviced 1,666 loans per employee. We decreased our servicing costs per loan from $62.54 in 1998 to $60.74 for the three months ended March 31, 2001, a reduction of 2.9%.

    - Increase servicing revenue per loan. We have two sources of servicing revenues. First, we receive loan servicing fees from the guarantors or buyers of the mortgage-backed securities and loans we sell. Our servicing fee revenue per loan increased from $329 at the end of 1997 to $444 as of March 31, 2001, an increase of nearly 35%. The second source of revenue is ancillary fees we receive from the sale of optional products and services to our mortgage customers. For the three months ended March 31, 2001, we generated $13.81 per loan from the sale of such products and services, compared to $9.44 per loan in 1998.

    - Use technology to enhance our customer service. We offer both an Internet site and touch-tone phone access to loan information. Both systems allow our customers to initiate various information and account requests which are performed entirely electronically.

    RETAIN EXISTING CUSTOMERS. We believe we can profit from having existing mortgage customers conduct repeat business with us, either by refinancing an existing loan or by obtaining financing for a new home purchase. We actively market refinance and new home purchase opportunities to our existing customers via direct customer approaches such as targeted mail campaigns, in-bound and out-bound telephone sales and web-based lending applications. We offer simplified loan application, processing and closing services to existing customers, thereby lowering the cost of refinancing to both the customer and to us. We also offer a new mortgage application process to existing customers with less documentation than would be required by another lender.

    CAPITALIZE ON THE CROSS-SALE OPPORTUNITIES WITH OUR OTHER LINES OF
BUSINESS. While we have historically operated our mortgage banking operations independently of our other businesses, as of March 31, 2001, 63,612 of our 583,860 mortgage customers owned one or more of our other products. We believe this demonstrates potential for the cross-sale of our retirement investments and insurance products and services to our residential mortgage customers. We further believe that there is potential to cross-sell our mortgage banking offerings to the approximately 13 million customers of our other lines of business that did not have a residential mortgage relationship with us as of March 31, 2001.

  LOAN PRODUCTION

    Our loan production strategy is to manage our four distribution channels, correspondent lending, retail origination, wholesale lending and Mortgage Direct, in a manner that is consistent with our loan servicing strategy. We obtain new customers through each of our four production channels, with the majority being obtained through our correspondent lending and wholesale lending operations. Our Mortgage Direct operation, which is primarily involved with the retention of current servicing portfolio customers, refinances current loans and makes new loans to customers on new properties they purchase.

    We originate and purchase conventional mortgage loans, mortgage loans insured by the Federal Housing Administration, or FHA, and mortgage loans partially guaranteed by the Department of Veterans Affairs, or VA. A majority of our conventional loans are conforming loans that qualify for inclusion in guarantee programs sponsored by Fannie Mae or Freddie Mac. The remainder of the conventional loans are non-conforming loans, such as jumbo loans with an original balance in excess of $275,000 or other loans that do not meet Fannie Mae or Freddie Mac guidelines. We neither originate nor purchase "B" or "C" mortgages, defined as lower credit quality loans. However, we are beginning to originate or purchase "A-" quality residential loans that are eligible for sale to Fannie Mae or Freddie Mac. We believe this segment presents opportunities to further penetrate the expanding U.S. housing market without presenting the types of risks inherent in the subprime sector.

    The table below shows our loan production by loan type for the periods indicated:

                                MORTGAGE BANKING
                          LOAN PRODUCTION BY LOAN TYPE

                                                        FOR THE THREE
                                                        MONTHS ENDED           FOR THE YEAR ENDED
                                                          MARCH 31,               DECEMBER 31,
                                                        -------------   --------------------------------
                                                            2001          2000       1999        1998
                                                        -------------   --------   ---------   ---------
                                                                        ($ IN MILLIONS)
CONVENTIONAL LOANS:
  Number of loans.....................................      22,124        35,418      56,731      64,630
  Volume of loans.....................................    $3,244.8      $4,969.1   $ 7,307.4   $ 7,865.5
  Percent of total volume.............................          67%           60%         55%         65%
FHA/VA LOANS:
  Number of loans.....................................      13,797        31,093      57,592      44,009
  Volume of loans.....................................    $1,610.1      $3,342.7   $ 5,999.9   $ 4,255.0
  Percent of total volume.............................          33%           40%         45%         35%
TOTAL LOANS:
  Number of loans.....................................      35,921        66,511     114,323     108,639
  Volume of loans.....................................    $4,854.9      $8,311.8   $13,307.3   $12,120.5
  Average loan amount
  ($ in thousands)....................................    $  135.2      $  125.0   $   116.4   $   111.6

    The table below shows our loan production by purpose and by interest rate type for the periods indicated:

                                MORTGAGE BANKING
               LOAN PRODUCTION BY PURPOSE AND INTEREST RATE TYPE

                                                        FOR THE THREE
                                                        MONTHS ENDED           FOR THE YEAR ENDED
                                                          MARCH 31,               DECEMBER 31,
                                                        -------------   --------------------------------
                                                            2001          2000       1999        1998
                                                        -------------   --------   ---------   ---------
                                                                        ($ IN MILLIONS)
Purchase..............................................    $2,177.6      $6,930.1   $ 9,106.8   $ 6,294.0
Refinance.............................................     2,677.3       1,381.7     4,200.5     5,826.5
                                                          --------      --------   ---------   ---------
         Total........................................    $4,854.9      $8,311.8   $13,307.3   $12,120.5
                                                          ========      ========   =========   =========
Fixed Rate............................................    $4,798.0      $7,400.7   $12,449.4   $11,645.7
Adjustable Rate.......................................        52.3         854.1       683.8       388.9
Balloon...............................................         4.6          57.0       174.1        85.9
                                                          --------      --------   ---------   ---------
         Total........................................    $4,854.9      $8,311.8   $13,307.3   $12,120.5
                                                          ========      ========   =========   =========

    We are actively engaged in the loan production business via the following distribution channels: correspondent lending; retail origination; wholesale and Mortgage Direct.

    The table below shows our loan production by distribution channel for the periods indicated:

                                MORTGAGE BANKING
                    LOAN PRODUCTION BY DISTRIBUTION CHANNEL

                                                        FOR THE THREE
                                                        MONTHS ENDED           FOR THE YEAR ENDED
                                                          MARCH 31,               DECEMBER 31,
                                                        -------------   --------------------------------
                                                            2001          2000       1999        1998
                                                        -------------   --------   ---------   ---------
                                                                        ($ IN MILLIONS)
VOLUME OF LOANS:
  Correspondent Lending...............................    $3,499.9      $6,378.6   $10,545.4   $ 9,353.8
  Retail Origination..................................       363.4         734.4     1,088.8     1,721.1
  Wholesale...........................................       926.5       1,079.7     1,247.1       761.3
  Mortgage Direct.....................................        65.1         119.1       426.0       284.3
                                                          --------      --------   ---------   ---------
         Total........................................    $4,854.9      $8,311.8   $13,307.3   $12,120.5
                                                          ========      ========   =========   =========

    CORRESPONDENT LENDING. As of March 31, 2001, we had contracts with 420 lending institutions across the United States to purchase prime credit quality loans on an ongoing basis. According to Inside Mortgage Finance, as of March 31, 2001, we were the tenth largest correspondent lender in the United States. High quality financial institutions are approved to do business with us only after we review their reputation, financial strength and lending expertise. Our "Correspondent Lending Service Center" on the Internet currently offers online access to loan registration, an interactive sellers' procedure manual, seller-specific rate/price quotations and simplified contact information. We are developing online technologies to offer automated underwriting systems, pipeline reporting and account management tools and electronic business-to-business capabilities for our correspondent sellers. Additionally, we are forging numerous alliances with third-party service providers to further streamline processes, improve productivity and provide outstanding customer service.

    RETAIL ORIGINATION. Our retail channel originates prime credit quality mortgages through referrals from real estate agents, builders and personal contact with consumers through our nationwide network, which was comprised of 197 mortgage loan officers located in 51 offices as of March 31, 2001. We are developing automated exchange service agreements which will allow retail loan officers to establish reciprocal agreements with partners including realtors, builders, attorneys, title companies and others to and from our Internet website. This will enable us to build better relationships with such partners by providing access to relevant information via the Internet for their convenience.

    WHOLESALE. Our wholesale channel, which we acquired in 1998, originates or purchases prime credit quality loans through 8 regional offices that worked directly with 1,492 participating mortgage loan brokers across the United States as of March 31, 2001. Mortgage loan brokers are approved only after a review of their reputation and mortgage lending expertise. Through the "Wholesale Lending Service Center" on our Internet website, wholesale lenders can retrieve contact information and seller specific interest rate quotations. We have developed plans and are working to provide online registration, automated underwriting system, pipeline reporting and account management services to our brokers. We are also developing electronic document delivery and execution capabilities for wholesale sellers to exchange secure documents with wholesale purchasers.

    MORTGAGE DIRECT. Our Mortgage Direct channel originates prime credit quality mortgage loans through direct contact with current and new customers via telephone and the Internet. The goal of our Internet channel is to give our current customers access to a customer-focused website, allowing them to obtain home financing quickly, confidently and at an attractive value, while preserving acceptable profit margins for us. We believe that providing current customers with choice, ease of access, convenient processes and simplified procedures will cause a growing percentage of our customers to choose us for all of their home financing needs.

    LOAN UNDERWRITING

    Our guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and Freddie Mac. Our guidelines for underwriting FHA-insured and VA-guaranteed loans comply with the criteria established by those government entities. Our underwriting guidelines and property standards for conventional non-conforming loans are based on the underwriting standards employed by private investors for such loans. In addition, conventional loans having a loan-to-value ratio greater than 80% at origination, which are originated or purchased by us, are required to have private mortgage insurance. Insurance is either paid for by the borrower or the lender. Our underwriting standards generally allow loan-to-value at origination of up to 97% for mortgage loans with an original principal balance of up to $275,000. To determine whether a prospective borrower has sufficient monthly income available to meet: (1) the borrower's monthly obligation on the proposed mortgage loan and (2) monthly housing expenses and other financial obligations, we generally use the guidelines, techniques and technology tools provided by our investors.

    SALE OF LOANS

    As a mortgage banker, substantially all loans we originate or purchase are sold without recourse, subject in the case of VA loans to the limits of the VA's guaranty. Conforming conventional loans are generally pooled by us and exchanged for securities guaranteed by Fannie Mae or Freddie Mac. These securities are then sold to national or regional broker-dealers. Substantially all conventional loans securitized through Fannie Mae or Freddie Mac are sold, subject to representations and warranties made by us on a non-recourse basis, whereby foreclosure losses are generally a liability of Fannie Mae or Freddie Mac. We securitize substantially all of our FHA-insured and VA-guaranteed mortgage loans through Ginnie Mae. The FHA insures us against foreclosure loss and the VA provides partial guarantees against foreclosure loss. To guarantee timely and full payment of principal and interest on Fannie Mae, Freddie Mac and Ginnie Mae securities, we pay guarantee fees to these agencies.

  LOAN SERVICING

    We service residential mortgages in return for a servicing fee. Our servicing division receives and processes mortgage payments for home owners, remits payments to investors, holds escrow funds, contacts delinquent borrowers, supervises foreclosures and property dispositions and performs other miscellaneous duties related to loan administration. We acquire only "A" or "A-" quality home mortgages for servicing. This practice simplifies the systems necessary for servicing and reduces the amount of time and money spent on collections and foreclosure administration activities. Our goal is to service, on a non-recourse basis, a majority of the loans that we originate. In addition, we periodically purchase bulk-servicing contracts, also on a non-recourse basis to us, on prime quality mortgage loans originated by other lenders. Our bulk purchases focus primarily on the acquisition of agency servicing packages. Factors which influence the management of the servicing portfolio include the expected long-term and short-term profitability of the servicing rights, customer retention objectives and the potential cross-selling of retirement investments and insurance products to home owners. Servicing contracts acquired through bulk purchases accounted for 31% of our mortgage servicing portfolio as of March 31, 2001.

    The table below shows the composition of our servicing portfolio by type and performance for the periods indicated:

                                MORTGAGE BANKING
           COMPOSITION OF SERVICING PORTFOLIO BY TYPE AND PERFORMANCE

                                                             AS OF
                                                           MARCH 31,          AS OF DECEMBER 31,
                                                           ---------   ---------------------------------
                                                             2001        2000        1999        1998
                                                           ---------   ---------   ---------   ---------
                                                                          ($ IN MILLIONS)
Conventional Mortgage Loans..............................  $35,868.6   $34,396.3   $30,679.4   $22,839.6
FHA-Insured Mortgage Loans...............................  15,404.8     15,463.8    15,028.8    13,419.6
VA-Guaranteed Mortgage Loans.............................   6,031.4      6,127.3     6,167.3     5,713.8
                                                           ---------   ---------   ---------   ---------
         Total Servicing Portfolio.......................  $57,304.8   $55,987.4   $51,875.5   $41,973.0
                                                           =========   =========   =========   =========
DELINQUENT MORTGAGE LOANS AND PENDING FORECLOSURES AT
  PERIOD END(1):
  30 Days................................................       3.5%         4.4%        3.4%        4.3%
  60 Days................................................       0.8          1.2         1.1         1.2
  90 Days or more........................................       0.3          0.5         0.5         0.8
                                                           ---------   ---------   ---------   ---------
         Total Delinquencies.............................       4.6%         6.1%        5.0%        6.3%
                                                           =========   =========   =========   =========
Foreclosures Pending.....................................       1.4%         1.3%        1.1%        1.1%

---------------

(1) Expressed as a percentage of the total number of loans serviced excluding sub-serviced loans.

    The table below shows the composition of our servicing portfolio by interest rate as of March 31, 2001:

                                MORTGAGE BANKING
                      SERVICING PORTFOLIO BY INTEREST RATE
                              AS OF MARCH 31, 2001

                                                                                         AVERAGE MATURITY
INTEREST RATE                                  PRINCIPAL BALANCE   PERCENTAGE OF TOTAL       (YEARS)
-------------                                  -----------------   -------------------   ----------------
                                                                    ($ IN MILLIONS)
7% and under.................................      $24,005.8                42%                24.1
7.01-8%......................................       26,014.5                45                 25.6
8.01-9%......................................        6,966.5                12                 25.7
9.01-10%.....................................          275.5                 1                 19.4
Over 10%.....................................           42.5                --                 12.8
                                                   ---------               ---
         Total...............................      $57,304.8               100%                25.0
                                                   =========               ===

    The weighted-average interest rate in our servicing portfolio as of March 31, 2001 was 7.36%. As of March 31, 2001, fixed rate loans comprised 94% of the servicing portfolio and the weighted-average interest rate of the fixed-rate loans was 7.33%.

    The table below shows the geographic distribution of our loan servicing portfolio as of March 31, 2001:

                                MORTGAGE BANKING
               GEOGRAPHIC DISTRIBUTION OF LOAN SERVICING BY SIZE
                              AS OF MARCH 31, 2001

                                                               PERCENTAGE OF PRINCIPAL
                                                                  BALANCE SERVICED
                                                               -----------------------
California..................................................             11.3%
Texas.......................................................              6.6
Virginia....................................................              5.7
Ohio........................................................              4.8
Minnesota...................................................              4.6
Pennsylvania................................................              4.2
North Carolina..............................................              4.2
Florida.....................................................              3.4
New Jersey..................................................              3.4
Others(1)...................................................             51.8
                                                                        -----
                                                                        100.0%
                                                                        =====

---------------

(1) No other state constitutes more than 3.4%.

  RISK MANAGEMENT

    Because mortgage lending is subject to asset valuation risk associated with changes in interest rates, we manage and hedge our servicing assets and our "in process" mortgage loan production pipeline. Using a balanced blend of proprietary analytical models and purchased interest rate risk management tools, we have developed a risk management protocol designed to reduce volatility.

    We use derivatives, such as interest rate swaps and floors, principal-only swaps, Treasury futures contracts and options on Treasury futures contracts to hedge a portion of our portfolio of mortgage servicing rights from prepayment risk associated with changes in interest rates. To further minimize our exposure to interest rate fluctuations, we seek a balance between loan servicing and loan production, which are counter cyclical in nature. Historically, during periods of low interest rates and the resulting increase in refinancings, revenue generated by mortgage originations generally offsets revenue loss related to prepayment of mortgages for which we provide servicing.

    In the normal course of business, our Mortgage Banking segment protects its position in mortgages by taking positions in the options, futures and cash markets. We hedge in the cash market by entering into forward delivery contracts, which require us to deliver loans or mortgage-backed securities at a future date at a preset price. All risk management activity is reviewed and approved by a committee of our senior management.

  SEASONALITY

    The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general national pattern of selling and reselling of homes, although refinancings tend to be less seasonal and more closely related to changes in interest rates. This activity typically peaks during the spring and summer seasons and declines to lower levels from mid-November through February.

CORPORATE AND OTHER SEGMENT

    Our Corporate and Other segment manages the assets representing capital that has not been allocated to any other segment. These assets are primarily comprised of fixed income securities, common stock and real estate investments. Included among the common stock are our holdings in Coventry Health Care, Inc., which had a carrying value of $128.9 million as of March 31, 2001. All debt service and interest expense and all inter-segment eliminations are included in this segment. The assets in excess of that needed by the four operating segments are held in the Corporate and Other segment.

    Our Corporate and Other segment generated 2%, 1%, 1% and 5% of our total operating revenues and total operating earnings of $23.8 million, $67.7 million, $9.5 million and operating loss of $(44.3) million for the three months ended March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998, respectively. The table below shows operating revenues, operating earnings and assets for our Corporate and Other segment for the periods indicated:

                              CORPORATE AND OTHER
                         SELECTED FINANCIAL HIGHLIGHTS

                                                              AS OF OR FOR THE
                                                                THREE MONTHS
                                                                   ENDED         AS OF OR FOR THE YEAR ENDED
                                                                 MARCH 31,               DECEMBER 31,
                                                              ----------------   ----------------------------
                                                                    2001          2000      1999       1998
                                                              ----------------   ------   --------   --------
                                                                              ($ IN MILLIONS)
OPERATING REVENUES(1).......................................      $   35.0       $ 97.1   $   61.9   $  342.5
                                                                  ========       ======   ========   ========
OPERATING EARNINGS (LOSS)...................................      $   23.8       $ 67.7   $    9.5   $  (44.3)
                                                                  ========       ======   ========   ========
ASSETS......................................................      $1,017.9       $957.8   $1,121.5   $3,075.9
                                                                  ========       ======   ========   ========

---------------

(1) Total revenues, excluding net realized capital gains and their impact on recognition of front-end fee revenues.

COMPETITION

    Competition in our operating segments is based on a number of factors, including service, product features, price, investment performance, commission structure, distribution capacity, financial strength ratings and name recognition. We compete for customers and distributors with a large number of financial services companies such as banks, mutual funds, broker-dealers, insurers and asset managers. Some of these companies offer a broader array of products, more competitive pricing, greater diversity of distribution sources, better brand recognition or, with respect to insurers, higher financial strength ratings. Some may also have greater financial resources with which to compete or may have better investment performance at various times.

    Competition in the retirement services market is very fragmented. Our main competitors in this market include Fidelity, Nationwide, AXA, Mass Mutual and Manulife. We believe the infrastructure and system support needed to meet the needs of the small and medium-sized business market is a significant barrier to entry for our competitors. Many of our competitors in the mutual fund industry are larger, have been established for a longer period of time, offer less expensive products, have deeper penetration in key distribution channels and have more resources than we do. There were over 8,171 mutual funds in the United States as of December 31, 2000, according to the Investment Company Institute 2001 Mutual Fund Fact Book. The institutional asset management market has grown at a rapid pace over the last decade. Our primary competitors in this market are large institutional asset management firms, such as J.P. Morgan Chase, Morgan Stanley Asset Management and T. Rowe Price, many of which offer a broader array of investment products and services and are better known. The asset management business has relatively few barriers to entry and continually attracts new entrants. The variable annuity market is also highly competitive. As we expand into additional distribution channels for this product, we will face strong competition from Nationwide and Hartford. Competition in the international markets in which we operate comes primarily from local financial services firms and other international companies operating on a stand-alone basis or in a partnership with local firms, including ING, AXA, Allianz and AIG. In the highly competitive group life and health insurance business, our competitors include other insurers and health maintenance organizations such as The Northwestern Mutual Life Insurance Company, Manulife and Aetna. The mortgage banking industry is also highly competitive and fragmented and we compete with other mortgage bankers, commercial banks, savings and loan associations, credit unions and insurance companies such as Countrywide and Wells Fargo.

    We believe we distinguish ourselves from our competitors through our:

    - full-service platform;

    - strong customer relationships;

    - focus on financial performance; and

    - performance-oriented culture.

    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the United States. The Act permits mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities. This includes acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies in the United States may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

RATINGS

    Insurance companies are assigned financial strength ratings by rating agencies based upon factors relevant to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies. Higher ratings generally indicate financial stability and a stronger ability to pay claims.

    Principal Life has been assigned the following ratings as of March 31, 2001:

RATING AGENCY                           FINANCIAL STRENGTH RATING                RATING STRUCTURE
--------------------------------------  --------------------------------------   ----------------------------------
A.M. Best Company, Inc.                 A+ ("Superior") with a stable outlook    Second highest of 16 rating levels
Fitch IBCA, Inc. (formerly Duff &       AA+ ("Very Strong") with a stable        Second highest of 24 rating levels
Phelps Credit Rating Company)           outlook
Moody's Investors Service               Aa2 ("Excellent") with a stable          Third highest of 21 rating levels
                                        outlook
Standard & Poor's Rating Services       AA ("Very Strong") with a stable         Third highest of 21 rating levels
                                        outlook

    A.M. Best's ratings for insurance companies range from "A++" to "S". A.M. Best indicates that "A++" and "A+" ratings are assigned to those companies that in A.M. Best's opinion have achieved superior overall performance when compared to the norms of the life insurance industry and have demonstrated a strong ability to meet their policyholder and other contractual obligations. Fitch's ratings for insurance companies range from "AAA" to "D". Fitch indicates that "AA" ratings are assigned to those companies that have demonstrated financial strength and a very strong capacity to meet policyholder and contractholder obligations on a timely basis. Moody's ratings for insurance companies range from "Aaa" to "C". Moody's indicates that "A ("Excellent")" ratings are assigned to those companies that have demonstrated excellent financial security. Standard & Poor's ratings for insurance companies range from "AAA" to "R". Standard & Poor's indicates that "AA" ratings are assigned to those companies that have demonstrated very strong financial security. In evaluating a company's financial and operating performance, these rating agencies review its profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its policy reserves and the experience and competency of its management.

    We believe that our strong ratings are an important factor in marketing our products to our distributors and customers, since ratings information is broadly disseminated and generally used throughout the industry. Our ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet our obligations to policyholders and are not evaluations directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security, including our common stock.

REINSURANCE

    Principal Life follows the standard industry practice of ceding portions of its life insurance risks to other insurance companies. This permits us to write larger policies than we would otherwise be comfortable retaining. Principal Life usually enters into annually renewable term insurance contracts, which focus on pure mortality risk. As of December 31, 2000, the amount of statutory premiums ceded to third-party reinsurers totaled $44.1 million. Principal Life's primary third-party reinsurer of individual life insurance policies at December 31, 2000 was Transamerica Occidental Life, which was rated A+ by A.M. Best. As of December 31, 2000, the individual life insurance in force ceded to Transamerica Occidental Life Insurance Company was $13.4 billion, which represented 9% of our total net life insurance in force. Of the remaining individual life reinsurers, no reinsurer has more than two percent of the total net insurance in force.

    For U.S. individual life insurance, we reinsure mortality risk in excess of $7.5 million on any single life, whether that amount is from only one policy or multiple policies. For individual disability insurance, we generally retain between $4,000 and $10,000 of monthly benefit per insured life depending on the type of coverage.

    We acquire reinsurance on both our U.S. group life and disability insurance. For group life insurance, we purchase catastrophic coverage for claims in excess of $1.0 million where three or more insureds are involved in a catastrophe. We also reinsure accidental death claims in excess of $500,000 for our group universal life product. For group disability, we retain no more than $3,500 of monthly benefit per insured life for cases with 2,000 or fewer employees. On larger cases, we cede 80% of the claim risk. Effective July 1, 2000, we entered into a reinsurance agreement with General & Cologne Life Re of America to reinsure 100% of our Medicare supplement insurance business. We do not reinsure our group dental or group vision products.

    Reinsurance does not discharge our obligation to pay policy claims on the reinsured business. We remain responsible for paying claims, to the extent the reinsurer fails to pay such claims. As a result, we seek to work only with highly rated reinsurers that have passed an internal due diligence review. Nevertheless, there can be no assurance that all our reinsurers will pay the claims we make against them.

INSURANCE RESERVES

    We establish and report liabilities on our balance sheet to meet our future obligations using both actuarial and GAAP principles. The reserves are based on actuarially recognized methods using prescribed mortality and morbidity tables and assumptions for estimating future policy benefits and claim experience. We expect these reserve amounts, along with future premiums to be received on the policy and investment earnings on these amounts, to be sufficient to meet our contractual and policy obligations. Reserves include amounts for claims incurred but not yet reported, claims reported but not yet paid and claims in the process of settlement. Our GAAP-based reserves may vary from those calculated using statutory accounting practices.

  GROUP HEALTH INSURANCE RESERVES

    The liability for unpaid group health claims, including medical, dental and short term disability insurance, is an estimate of the ultimate net cost of both reported and unreported losses not yet settled. We estimate this liability using actuarial analyses and case basis evaluations. The primary reserve technique is an evaluation of historical claim runout patterns and includes a provision for adverse claim development. We also consider factors such as new sales, terminations, seasonality, medical trend, claim backlog and past estimate accuracy. Although considerable variability is inherent in such estimates, we believe that the liability for unpaid claims is adequate. These estimates are continually reviewed and, as adjustments to this liability become necessary, such adjustments are reflected in current operations.

  DISABILITY INSURANCE RESERVES

    Reserves for long term disability insurance represent the present value of benefits for current claimants. Claim benefit payments on long term disability insurance policies consist of payments made monthly, in accordance with the contractual terms of the policy. These payments begin at the claimant's eligibility date as defined in the policy and end upon the earliest of the claimant's recovery, the expiration of contract limitations included in the policy or the claimant's death. The liability is estimated using industry mortality and morbidity data, adjusted for our experience under these policies and discounted at an appropriate rate of interest. Most policies provide for an elimination period between the occurrence of the event causing a claimant's disability and the date when such a claimant is eligible to receive disability payments. In addition, some claims may not be filed promptly on the eligibility date under the policy. Reserves for these incurred but not reported claims are based upon industry factors for disability incidence, rates of termination from disability and interest rates as modified by our experience under these policies.

  LIFE INSURANCE RESERVES

    We calculate reserves for incurred but unreported claims using our historical loss experience with due consideration to current in force volumes. Reserves for claims that are in course of settlement and/or resisted are calculated on a similar basis. The life waiver reserve liability measures the present value of waiver of premium benefits under our group life and group universal life insurance contracts. We use industry mortality and morbidity tables and an appropriate rate of interest discount to calculate this liability. Reserves for interest-sensitive life insurance are equal to cumulative premiums less charges plus interest which represents the account balances that accrue to the benefit of the policyholders. The reserve is identical to the current value of the customer's account on deposit with us.

UNDERWRITING AND PRICING

    We follow detailed underwriting practices and procedures to assess and quantify the nature and size of risks we are willing to accept as well as the amount and type of reinsurance level appropriate for a particular type of risk.

    For U.S. individual life insurance, the level of medical and other data collected on the insured varies by the size of the death benefit requested. For small death benefits, we gather limited medical information. For large death benefits, we require extensive medical, financial and other data from the insured. These practices and procedures are designed to result in policies that produce mortality experience consistent with the assumptions used in pricing the product. The pricing of our products varies depending on the age, occupational classification, type/amount of coverage/features purchased, and additional ratings or exclusions based on medical history. For individual cases, we underwrite each prospective insured based on the client's occupation, financial and medical history.

    For U.S. group medical insurance, we have created a sophisticated claim system that has the ability to automatically adjudicate a percentage of our claims without claims examiner intervention. We receive and convert claims to an electronic and imaged format to enable a paperless environment and to enhance work flow processes. Once the claim is in the system, it is identified to the member's account, verifying eligibility. We then determine if the services are covered under the contract and the amount of benefit payable, using the contract information built into our system. The adjudication process can be completed automatically by the system, if the claim meets all system requirements. If the claim cannot be processed automatically by the system, it will be assigned to a claims examiner to process. Once the benefit has been determined, a disbursement or explanation relative to our actions is submitted. As a quality control measure, we review selected claims. For group insurance sold to smaller employers, those with fewer than 50 employees, we obtain individual employee health statements that are used to determine the initial medical premium for the group or for non-medical coverages or to determine whether we will decline the business. For larger groups, we assess the health of the group through a variety of sources such as employee health statements, risk appraisal questionnaire or prior claim history.

    For all of our U.S. individual insurance and group insurance products, we base our underwriting practices on the historical claims experience for that particular product. This experience includes not only the historical mortality and/or morbidity experience of our existing individual insurance contracts, but also the experience of the overall individual insurance industry and the general population. We actively monitor our underwriting standards relative to those of our competitors and our emerging claims experience to mitigate our exposure to higher risk business and to stay abreast of market trends. Our underwriters evaluate policy applications on the basis of the information provided by the applicant and others. We use a variety of medical tests to evaluate policy applications, depending on the size of the policy, the age of the applicant and other factors.

    Product pricing is reflective of our underwriting standards and is based on our expected policyholder benefits, expenses, persistency and investment returns. We designed product specifications to protect us against greater than expected mortality and morbidity experience. We review pricing frequently to ensure that it is consistent with recent claims experience. We also employ both prospective and retroactive experience rating. Experience rating is the process by which the premium charged to a group policyholder reflects a credit for positive historical experience or a charge for poor experience. Small group pricing must also meet stringent regulatory requirements.

    In developing pricing proposals for new general account guaranteed investment contracts, our underwriters estimate both base-line cash flows and also likely variance from the base-line due to plan participants reallocating assets from the "stable value" option of their defined contribution plans. Our underwriters utilize customized pricing models that generate plan-specific risk charges for each customer's book value payment provision. If these pricing models project the risk of losses exceeding customary thresholds, instead of rejecting the business, our underwriters can modify the proposal by suggesting the use of risk reduction techniques designed to shift some of the risk of redemptions back to the plan or to a third-party.

    We underwrite immediate annuities using recent mortality experience and an assumption of continued improvement in longevity. We underwrite deferred annuities by analyzing not only mortality risk but also the expected time to retirement.

    In Argentina, Chile and Mexico, we use underwriting and pricing practices appropriate for the specific market where we conduct our operations.

PROPERTIES

    We own 26 properties in our home office complex in Des Moines, Iowa and in various other locations. We lease office space for various offices located throughout the United States and internationally. The normal lease term is 3 to 5 years, but some leases have terms of up to 10 years. Our annual rental expense under these leases aggregated approximately $48.8 million for leases in place as of March 31, 2001. We believe that our owned and leased properties are suitable and adequate for our current business operations.

LEGAL PROCEEDINGS

    We are regularly involved in litigation, both as a defendant and as a plaintiff but primarily as a defendant. Litigation naming us as a defendant ordinarily arises out of our business operations as a provider of medical insurance, life insurance, annuities and residential mortgages. In addition, state regulatory bodies, such as state insurance departments, the SEC, the National Association of Securities Dealers, Inc., the Department of Labor and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, ERISA and laws governing the activities of broker-dealers.

    Recently, companies in the life insurance business have faced extensive claims, including class action lawsuits, alleging improper life insurance sales practices. Principal Life is currently a defendant in two purported class action lawsuits alleging improper sales practices. We have reached an agreement in principle to settle both of those lawsuits. The settlement has received court approval. We have established reserves at a level we believe sufficient to cover the cost of the settlement.

    While we cannot predict the outcome of any pending or future litigation, examination or investigation, we do not believe that any pending matter will have a material adverse effect on our business, financial condition or results of operations.

CUSTOMERS

    We had approximately thirteen million customers as of March 31, 2001, which include employer sponsors of retirement and group insurance products and services, employees and their covered dependents under employee benefit arrangements, institutional investment management clients, individual insurance policyholders, residential mortgage loan borrowers, mutual fund shareholders and banking customers.

EMPLOYEES

    As of March 31, 2001, we had 17,363 employees. None of our employees is subject to collective bargaining agreements governing employment with us. We believe that our employee relations are satisfactory.

                                  INVESTMENTS

    We had total consolidated assets as of March 31, 2001 of $82.4 billion, of which $44.0 billion were invested assets. The rest of our total consolidated assets are comprised primarily of separate account assets for which we do not bear investment risk. Because we generally do not bear any investment risk on assets held in separate accounts, the discussion and financial information below does not include such assets. Of our invested assets, $42.9 billion were held by our U.S. operations and the remaining $1.1 billion were held by our International Asset Management and Accumulation segment.

U.S INVESTMENT OPERATIONS

    Our U.S. invested assets are managed by Principal Capital Management, a subsidiary of Principal Life. Our primary investment objective is to maximize after-tax returns consistent with acceptable risk parameters. We seek to protect policyholders' benefits by optimizing the risk/return relationship on an ongoing basis, through asset/liability matching, reducing the credit risk, avoiding high levels of investments that may be redeemed by the issuer, maintaining sufficiently liquid investments and avoiding undue asset concentrations through diversification. We are exposed to three primary sources of investment risk:

    - credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

    - interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves; and

    - equity risk, relating to adverse fluctuations in a particular common stock.

    Our ability to manage credit risk is essential to our business and our profitability. We devote considerable resources to the credit analysis of each new investment. We manage credit risk through industry, issuer and asset class diversification. Our Investment Committee, appointed by our board of directors, establishes all investment policies and reviews and approves all investments. There are nine members on the Investment Committee, two of whom are members of our board of directors. The remaining seven members are senior management members representing various areas of our company.

    Our Fixed Income Securities Committee, consisting of fixed income securities senior management members, approves the credit rating for the fixed maturity securities we purchase. Teams specializing in residential mortgage-backed securities, commercial mortgage-backed securities and public below investment grade securities monitor these investments. We establish a credit reviewed list of approved public issuers to provide an efficient way for our portfolio managers to purchase liquid bonds for which credit review has already been completed. Issuers remain on the list for 6 months unless removed by our analyst. The analyst monitors issuers on the list on a continuous basis with a formal review documented every 6 months.

    Our Fixed Income Securities Committee also reviews private transactions on a continuous basis to assess the quality ratings of our privately placed investments. We regularly review our investments to determine whether we should re-rate them, employing the following criteria:

    - material declines in the issuer's revenues or margins;

    - significant management or organizational changes;

    - significant uncertainty regarding the issuer's industry;

    - debt service coverage or cash flow ratios that fall below industry-specific thresholds;

    - violation of financial covenants; and

    - other business factors that relate to the issuer.

    A dedicated risk management team is responsible for centralized monitoring of the commercial mortgage portfolio. We apply a variety of strategies to minimize credit risk in our commercial mortgage loan portfolio. When considering the origination of new commercial mortgage loans, we review the cash flow fundamentals of the property, make a physical assessment of the underlying security, conduct a comprehensive market analysis and compare against industry lending practices. We use a proprietary risk rating model to evaluate all new and a majority of existing loans within the portfolio. The proprietary risk model is designed to stress projected cash flows under simulated economic and market downturns. Our lending guidelines are designed to encourage 75% or less loan-to-value ratios and a debt service coverage ratio of at least 1.2 times. We analyze investments outside of these guidelines based on cash flow quality, tenancy and other factors. From 1998 through March 31, 2001, the weighted average loan-to-value ratio at origination for brick and mortar commercial mortgages in our portfolio was in the 65%-68% range and debt service coverage ratios at loan inception in the 1.6-1.7 times range.

    We have limited exposure to equity risk in our common stock portfolio. Equity securities accounted for only 1% of our U.S. invested assets as of March 31, 2001.

    Our investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation. In addition, we diversify our product portfolio offerings to include products that contain features that will protect us against fluctuations in interest rates. Those features include adjustable crediting rates, policy surrender charges and market value adjustments on liquidations. For further information on our management of interest rate risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Information about Market Risk".

  OVERALL COMPOSITION OF U.S. INVESTED ASSETS

    U.S. invested assets as of March 31, 2001 were predominantly of high quality and broadly diversified across asset class, individual credit, industry and geographic location. As shown in the following table, the major categories of U.S. invested assets are fixed maturity securities and commercial mortgages. The remainder is invested in real estate, equity securities and other assets. In addition, policy loans are included in our invested assets. We combined our invested assets in the Closed Block with invested assets outside the Closed Block in view of the similar asset quality characteristics of the two portfolios. The following discussion analyzes the composition of U.S. invested assets, which includes $3,987.0 million in invested assets of the Closed Block as of March 31, 2001, but excludes invested assets of the participating separate accounts.

                              U.S. INVESTED ASSETS

                                                 AS OF MARCH 31,                          AS OF DECEMBER 31,
                                                ------------------    -----------------------------------------------------------
                                                       2001                 2000                 1999                 1998
                                                ------------------    -----------------    -----------------    -----------------
                                                CARRYING     % OF     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                                 AMOUNT      TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL
                                                --------     -----    --------    -----    --------    -----    --------    -----
                                                                                 ($ IN MILLIONS)
Fixed maturity securities, available-for-sale
  Public......................................  $16,779.2      39%    $14,263.6     35%    $ 9,632.8     24%    $ 8,157.6     21%
  Private.....................................   11,523.3      27      11,611.4     28      12,951.5     32      13,674.9     34
Equity securities, available-for-sale.........      580.9       1         666.0      2         768.1      2         995.7      2
Mortgage loans
  Commercial..................................   10,491.7      24      10,775.3     26      12,588.9     31      12,157.2     31
  Residential.................................      716.8       2         550.5      1         651.0      2         997.4      2
Real estate held for sale.....................      488.8       1         695.4      2       1,033.4      3       1,049.8      3
Real estate held for investment...............      689.0       2         696.4      2       1,167.8      3       1,535.4      4
Policy loans..................................      819.3       2         803.6      2         780.5      2         766.2      2
Other investments.............................      767.8       2         681.2      2         514.0      1         339.8      1
                                                ---------    ----     ---------   ----     ---------   ----     ---------   ----
Total invested assets.........................  $42,856.8     100%    $40,743.4    100%    $40,088.0    100%    $39,674.0    100%
                                                             ====                 ====                 ====                 ====
Cash and cash equivalents.....................      408.5                 750.1                368.4                416.2
                                                ---------             ---------            ---------            ---------
Total invested assets and cash................  $43,265.3             $41,493.5            $40,456.4            $40,090.2
                                                =========             =========            =========            =========

    We actively manage public fixed maturity securities, including our portfolio of residential mortgage-backed securities, in order to provide liquidity and enhance yield and total return. Our residential mortgage-backed securities are managed to ensure that the securities we hold trade close to or below par in order to manage prepayment risk. This active management has resulted in the realization of capital gains and losses with respect to such investments. In 1999 and 1998, we repositioned our investment portfolio by selling invested assets with lower yields, primarily equity securities and real estate, and reinvesting the proceeds in assets with higher yields, primarily debt securities.

  U.S. INVESTMENT RESULTS

    The yield on U.S. invested assets and on cash and cash equivalents, excluding net realized gains and losses, was 7.7% as of March 31, 2001 and 7.5%, 7.4% and 7.2% for the years ended December 31, 2000, 1999 and 1998, respectively.

    The table below illustrates the yields on average assets for each of the components of our investment portfolio for the three months ended March 31, 2001, and the years ended December 31, 2000, 1999 and 1998:

                              U.S. INVESTED ASSETS
                              YIELDS BY ASSET TYPE

                                                   AS OF OR FOR THE
                                                     THREE MONTHS
                                                   ENDED MARCH 31,             AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------   ---------------------------------------------------------
                                                         2001                2000                1999                1998
                                                  ------------------   -----------------   -----------------   -----------------
                                                  YIELD     AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT
                                                  ------   ---------   -----   ---------   -----   ---------   -----   ---------
                                                                                 ($ IN MILLIONS)
Fixed maturity securities, available-for-sale
  Gross investment income(1)....................     7.7%  $   523.5    7.5%   $ 1,813.3    7.4%   $ 1,651.4    7.2%   $ 1,546.0
  Net realized capital gains (losses)...........    (0.4)      (25.3)  (0.5)      (129.6)  (0.5)      (104.3)   0.1         28.8
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $   498.2           $ 1,683.7           $ 1,547.1           $ 1,574.8
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $28,302.5           $25,875.0           $22,584.3           $21,832.5
Equity securities, available-for-sale
  Gross investment income(1)....................     2.4%  $     3.8    9.4%   $    67.1    4.4%   $    39.2    2.7%   $    30.5
  Net realized capital gains (losses)...........   (23.0)      (35.8)  11.2         80.3   43.2        381.4   27.3        302.7
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $   (32.0)          $   147.4           $   420.6           $   333.2
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $   580.9           $   666.0           $   768.1           $   995.7
Mortgage loans -- Commercial
  Gross investment income(1)....................     7.8%  $   207.3    8.2%   $   955.6    8.1%   $ 1,005.8    8.5%   $ 1,053.8
  Net realized capital gains (losses)...........     0.3         8.8    0.1          8.6   (0.1)        (8.4)   0.1          6.3
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $   216.1           $   964.2           $   997.4           $ 1,060.1
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $10,491.7           $10,775.3           $12,588.9           $12,157.2
Mortgage loans -- Residential
  Gross investment income(1)....................     7.1%  $    11.2    9.3%   $    56.1   11.9%   $    98.3   10.3%   $    89.2
  Net realized capital gains (losses)...........      --          --     --           --     --           --     --           --
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $    11.2           $    56.1           $    98.3           $    89.2
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $   716.8           $   550.5           $   651.0           $   997.4
Real estate
  Gross investment income(1)....................    19.7%  $    63.2    9.5%   $   170.8    7.8%   $   187.1    5.6%   $   143.2
  Net realized capital gains (losses)...........     6.5        20.9    4.6         82.3    2.4         56.4    4.7        120.6
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $    84.1           $   253.1           $   243.5           $   263.8
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $ 1,177.8           $ 1,391.8           $ 2,201.2           $ 2,585.2
Policy loans
  Gross investment income(1)....................     7.0%  $    14.3    7.0%   $    55.1    6.5%   $    50.2    6.7%   $    50.9
  Net realized capital gains (losses)...........      --          --     --           --     --           --     --           --
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $    14.3           $    55.1           $    50.2           $    50.9
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $   819.3           $   803.6           $   780.5           $   766.2
Cash and cash equivalents
  Gross investment income(1)....................    (1.1)% $    (1.6)   4.3%   $    24.0    5.1%   $    20.0    1.1%   $     5.1
  Net realized capital gains (losses)...........      --          --   (0.5)        (2.7)    --         (0.1)  (0.1)        (0.2)
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $    (1.6)          $    21.3           $    19.9           $     4.9
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $   408.5           $   750.1           $   368.4           $   416.2
Other investments
  Gross investment income(1)....................    10.4%  $    18.9   10.4%   $    62.0    9.2%   $    39.4   47.3%   $   106.5
  Net realized capital gains (losses)...........    (6.5)      (11.8)  16.4         98.2   16.6         70.8   (2.6)        (5.9)
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $     7.1           $   160.2           $   110.2           $   100.6
                                                           =========           =========           =========           =========
  Ending assets (at carrying value).............           $   767.8           $   681.2           $   514.0           $   339.8
Total before investment expenses
  Gross investment income.......................     7.9%  $   840.6    7.8%   $ 3,204.0    7.7%   $ 3,091.4    7.5%   $ 3,025.2
  Net realized capital gains (losses)...........    (0.4)      (43.2)   0.3        137.1    1.0        395.8    1.1        452.3
                                                           ---------           ---------           ---------           ---------
  Total.........................................           $   797.4           $ 3,341.1           $ 3,487.2           $ 3,477.5
                                                           =========           =========           =========           =========
Investment expenses.............................     0.3%  $    27.0    0.3%   $   136.7    0.3%   $   113.5    0.3%   $   139.2
Net investment income...........................     7.7%  $   813.6    7.5%   $ 3,067.3    7.4%   $ 2,977.9    7.2%   $ 2,886.0

---------------

(1) Yields, which are annualized for interim periods, are based on quarterly average asset carrying values for the three months ended March 31, 2001, and annual average asset carrying values for the years ended December 31, 2000, 1999 and 1998.

    FIXED MATURITY SECURITIES

    We have classified all of our fixed maturity and equity securities as available-for-sale. Accordingly, we mark such securities to market, with unrealized gains and losses excluded from earnings and reported as a separate component of equity on our balance sheet. We write down to fair value securities whose value is deemed other than temporarily impaired. We record writedowns as realized losses included in earnings and adjust the cost basis of such securities to fair value. The new cost basis is not changed for subsequent recoveries in value.

    Fixed maturity securities consist of short-term investments, publicly traded debt securities, privately placed debt securities and small amounts of redeemable preferred stock, and represented 66% of total U.S. invested assets as of March 31, 2001 and 63%, 56% and 55% as of December 31, 2000, 1999 and 1998,
respectively. The fixed maturity securities portfolio was comprised, based on carrying amount, of 59% in publicly traded fixed maturity securities and 41% in privately placed fixed maturity securities as of March 31, 2001, and 55% in publicly traded fixed maturity securities and 45% in privately placed fixed maturity securities as of December 31, 2000. Included in the privately placed category as of March 31, 2001 were $3.6 billion of securities eligible for resale to qualified institutional buyers under Rule 144A under the Securities Act of 1933. Fixed maturity securities were diversified by category of issuer as of March 31, 2001, and for the years ended December 31, 2000, 1999 and 1998 as shown in the table below:

                              U.S. INVESTED ASSETS
                  FIXED MATURITY SECURITIES BY TYPE OF ISSUER

                                                    AS OF MARCH 31,                       AS OF DECEMBER 31,
                                                   -----------------   ---------------------------------------------------------
                                                         2001                2000                1999                1998
                                                   -----------------   -----------------   -----------------   -----------------
                                                   CARRYING    % OF    CARRYING    % OF    CARRYING    % OF    CARRYING    % OF
                                                    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                                   ---------   -----   ---------   -----   ---------   -----   ---------   -----
                                                                                  ($ IN MILLIONS)
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies...........  $    10.6     --%   $    21.3     --%   $   161.3      1%   $   300.0      1%
States and political subdivisions................      295.6      1        295.7      1        167.5      1        147.7      1
Non-U.S. governments.............................      662.6      2        604.3      2        490.4      2        295.2      1
Corporate-public.................................   10,972.7     39      8,740.8     34      5,104.3     22      3,925.1     18
Corporate-private................................    9,706.9     34      9,796.6     38     11,218.0     50     12,085.7     56
Mortgage-backed securities and other asset backed
  securities.....................................    6,654.1     24      6,416.3     25      5,442.8     24      5,078.8     23
                                                   ---------    ---    ---------    ---    ---------    ---    ---------    ---
        Total fixed maturities...................  $28,302.5    100%   $25,875.0    100%   $22,584.3    100%   $21,832.5    100%
                                                   =========    ===    =========    ===    =========    ===    =========    ===

    The international exposure in our U.S. invested assets totaled $4,015.3 million, or 14% of total fixed maturity securities, as of March 31, 2001, comprised of corporate and foreign government fixed maturity securities. Of the $4,015.3 million, investments totaled $1,090.1 million in the United Kingdom, $798.9 million in the continental European Union, $495.1 million in Asia, $375.6 million in Australia, $373.1 million in South America and $27.8 million in Japan. The remaining $854.7 million was invested in 16 other countries. All international fixed maturity securities held by our U.S. operations are either denominated in U.S. dollars or have been swapped into U.S. dollar equivalents. Our international investments are analyzed internally by country and industry credit investment professionals. We control concentrations using issuer and country level exposure benchmarks, which are based on the credit quality of the issuer and the country. Our investment policy limits total international fixed maturity securities investments to 15% of total statutory general account assets with a 4% limit in emerging markets.

    The Securities Valuation Office of the NAIC evaluates most of the fixed maturity securities that we and other U.S. insurance companies hold. The Securities Valuation Office evaluates the bond investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories. The NAIC DESIGNATIONS closely mirror the nationally recognized securities rating organizations' credit ratings for marketable bonds. NAIC Designations 1 and 2 include bonds considered investment grade by such rating organizations. Bonds are considered investment grade when rated "Baa3" or higher by Moody's, or "BBB-" or higher by Standard & Poor's. NAIC Designations 3 through 6 are referred to as below investment grade. Bonds are considered below investment grade when rated "Ba1" or lower by Moody's, or "BB+" or lower by Standard & Poor's.

    The tables below present our publicly traded, privately placed and total fixed maturity securities by NAIC Designation and the equivalent ratings of the nationally recognized securities rating organizations as of March 31, 2001, and December 31, 2000, 1999 and 1998, as well as the percentage, based on estimated fair value, that each designation comprises:

                              U.S. INVESTED ASSETS
          PUBLICLY TRADED FIXED MATURITY SECURITIES BY CREDIT QUALITY

                                                      AS OF MARCH 31, 2001             AS OF DECEMBER 31, 2000
                                                --------------------------------   --------------------------------
                                                                          % OF                               % OF
                                                                         TOTAL                              TOTAL
NAIC                                            AMORTIZED   CARRYING    CARRYING   AMORTIZED   CARRYING    CARRYING
RATING         RATING AGENCY EQUIVALENT           COST       AMOUNT      AMOUNT      COST       AMOUNT      AMOUNT
------  --------------------------------------  ---------   ---------   --------   ---------   ---------   --------
                                                                          ($ IN MILLIONS)
1       Aaa/Aa/A..............................  $10,209.8   $10,635.6      63%     $9,029.4    $ 9,283.0      65%
2       Baa...................................   5,403.3      5,545.4      33       4,432.3      4,492.8      32
3       Ba....................................     439.3        444.5       3         451.7        434.1       3
4       B.....................................     109.6        103.9       1          44.4         21.9      --
5       Caa and lower.........................      36.8         25.1      --          27.7         27.3      --
6       In or near default....................      54.5         24.7      --          14.9          4.5      --
                                                ---------   ---------     ---      ---------   ---------     ---
        Total public fixed maturities.........  $16,253.3   $16,779.2     100%     $14,000.4   $14,263.6     100%
                                                =========   =========     ===      =========   =========     ===

            AS OF DECEMBER 31, 1999           AS OF DECEMBER 31, 1998
        -------------------------------   -------------------------------
                                 % OF                              % OF
                                TOTAL                             TOTAL
NAIC    AMORTIZED   CARRYING   CARRYING   AMORTIZED   CARRYING   CARRYING
RATING    COST       AMOUNT     AMOUNT      COST       AMOUNT     AMOUNT
------  ---------   --------   --------   ---------   --------   --------
                                 ($ IN MILLIONS)
1       $6,991.9    $6,888.4      72%     $6,051.4    $6,294.3      77%
2        2,458.3    2,424.8       25       1,423.9    1,491.7       19
3          234.8      233.0        3         325.2      345.2        4
4           35.7       36.0       --           6.8        6.5       --
5           27.3       28.3       --          14.9        3.8       --
6           58.0       22.3       --          50.9       16.1       --
        --------    --------     ---      --------    --------     ---
        $9,806.0    $9,632.8     100%     $7,873.1    $8,157.6     100%
        ========    ========     ===      ========    ========     ===

                              U.S. INVESTED ASSETS
          PRIVATELY PLACED FIXED MATURITY SECURITIES BY CREDIT QUALITY

                                                    AS OF MARCH 31, 2001             AS OF DECEMBER 31, 2000
                                              --------------------------------   --------------------------------
                                                                        % OF                               % OF
                                                                       TOTAL                              TOTAL
NAIC                                          AMORTIZED   CARRYING    CARRYING   AMORTIZED   CARRYING    CARRYING
RATING        RATING AGENCY EQUIVALENT          COST       AMOUNT      AMOUNT      COST       AMOUNT      AMOUNT
------  ------------------------------------  ---------   ---------   --------   ---------   ---------   --------
                                                                        ($ IN MILLIONS)
1       Aaa/Aa/A............................  $5,055.0    $ 5,189.8      45%     $5,155.9    $ 5,213.9      45%
2       Baa.................................   4,625.5      4,743.2      41       4,749.2      4,822.0      42
3       Ba..................................   1,157.6      1,159.3      10       1,151.3      1,126.5      10
4       B...................................     319.6        310.6       3         349.5        335.4       3
5       Caa and lower.......................      55.1         25.1      --          73.3         40.7      --
6       In or near default..................     134.8         95.3       1         111.0         72.9      --
                                              ---------   ---------     ---      ---------   ---------     ---
        Total public fixed maturities.......  $11,347.6   $11,523.3     100%     $11,590.2   $11,611.4     100%
                                              =========   =========     ===      =========   =========     ===

            AS OF DECEMBER 31, 1999            AS OF DECEMBER 31, 1998
        --------------------------------   --------------------------------
                                  % OF                               % OF
                                 TOTAL                              TOTAL
NAIC    AMORTIZED   CARRYING    CARRYING   AMORTIZED   CARRYING    CARRYING
RATING    COST       AMOUNT      AMOUNT      COST       AMOUNT      AMOUNT
------  ---------   ---------   --------   ---------   ---------   --------
                                  ($ IN MILLIONS)
1       $5,775.8    $ 5,652.9      44%     $5,525.4    $ 5,837.6      42%
2        5,648.6      5,561.8      43       5,968.2      6,285.9      46
3        1,403.7      1,355.9      10       1,174.9      1,215.7       9
4          223.9        210.7       2         251.6        249.8       2
5          112.4        110.0       1           9.3          9.2      --
6           81.1         60.2      --         105.5         76.7       1
        ---------   ---------     ---      ---------   ---------     ---
        $13,245.5   $12,951.5     100%     $13,034.9   $13,674.9     100%
        =========   =========     ===      =========   =========     ===

                              U.S. INVESTED ASSETS
               TOTAL FIXED MATURITY SECURITIES BY CREDIT QUALITY

                                                     AS OF MARCH 31, 2001             AS OF DECEMBER 31, 2000
                                               --------------------------------   --------------------------------
                                                                         % OF                               % OF
                                                                        TOTAL                              TOTAL
NAIC                                           AMORTIZED   CARRYING    CARRYING   AMORTIZED   CARRYING    CARRYING
RATING        RATING AGENCY EQUIVALENT           COST       AMOUNT      AMOUNT      COST       AMOUNT      AMOUNT
------  -------------------------------------  ---------   ---------   --------   ---------   ---------   --------
                                                                         ($ IN MILLIONS)
1       Aaa/Aa/A.............................  $15,264.8   $15,825.4      56%     $14,185.3   $14,496.9      56%
2       Baa..................................  10,028.8     10,288.6      36        9,181.5     9,314.8      36
3       Ba...................................   1,596.9      1,603.8       6        1,603.0     1,560.6       6
4       B....................................     429.2        414.5       2          393.9       357.3       2
5       Caa and lower........................      91.9         50.2      --          101.0        68.0      --
6       In or near default...................     189.3        120.0      --          125.9        77.4      --
                                               ---------   ---------     ---      ---------   ---------     ---
        Total public fixed maturities........  $27,600.9   $28,302.5     100%     $25,590.6   $25,875.0     100%
                                               =========   =========     ===      =========   =========     ===

            AS OF DECEMBER 31, 1999            AS OF DECEMBER 31, 1998
        --------------------------------   --------------------------------
                                  % OF                               % OF
                                 TOTAL                              TOTAL
NAIC    AMORTIZED   CARRYING    CARRYING   AMORTIZED   CARRYING    CARRYING
RATING    COST       AMOUNT      AMOUNT      COST       AMOUNT      AMOUNT
------  ---------   ---------   --------   ---------   ---------   --------
                                  ($ IN MILLIONS)
1       $12,767.7   $12,541.3      56%     $11,576.8   $12,131.9      55%
2        8,106.9      7,986.6      35       7,392.1      7,777.6      36
3        1,638.4      1,588.9       7       1,500.1      1,560.9       7
4          259.6        246.7       1         258.4        256.3       1
5          139.8        138.3       1          24.2         13.0      --
6          139.1         82.5      --         156.4         92.8       1
        ---------   ---------     ---      ---------   ---------     ---
        $23,051.5   $22,584.3     100%     $20,908.0   $21,832.5     100%
        =========   =========     ===      =========   =========     ===

    We believe that our long-term fixed maturity securities portfolio is well diversified among industry types and between publicly traded and privately placed securities. Each year we direct the majority of our net cash inflows into investment grade fixed maturity securities. We typically invest up to 7% of general account cash flow in below investment grade assets. While the general account investment returns have improved due to the below investment grade asset class, we manage its growth strategically by limiting it to 10% of the total fixed maturity securities portfolio.

    We invest in privately placed fixed maturity securities to enhance the overall value of the portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. Generally, private placements provide broader access to management information, strengthened negotiated protective covenants, call protection features and, where applicable, a higher level of collateral. They are, however, generally not freely tradable because of restrictions imposed by federal and state securities laws and illiquid trading markets. As of March 31, 2001, the percentage, based on estimated fair value, of total publicly traded and privately placed fixed maturity securities that were investment grade with an NAIC Designation 1 or 2 was 92%.

    The tables below show the carrying amount of our corporate fixed maturity securities by industry category, as well as the percentage of the total corporate portfolio that each industry category comprises as of March 31, 2001, and December 31, 2000, 1999, and 1998. The tables also show by industry category the relative amounts of publicly traded and privately placed securities.

                              U.S. INVESTED ASSETS
 CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF MARCH 31, 2001

                                                          PUBLICLY TRADED    PRIVATELY PLACED         TOTAL
                                                         -----------------   ----------------   -----------------
                                                         CARRYING    % OF    CARRYING   % OF    CARRYING    % OF
                                                          AMOUNT     TOTAL    AMOUNT    TOTAL    AMOUNT     TOTAL
                                                         ---------   -----   --------   -----   ---------   -----
                                                                             ($ IN MILLIONS)
INDUSTRY CLASS
Transportation and Public Utilities....................  $ 4,102.8     37%   $1,987.0     20%   $ 6,089.8     29%
Finance, Insurance and Real Estate.....................    3,325.9     30    2,170.4      22      5,496.3     27
Manufacturing..........................................    2,150.3     20    2,825.9      29      4,976.2     24
Mining.................................................      611.5      6      946.8      10      1,558.3      8
Retail.................................................      416.3      4      793.5       8      1,209.8      6
Services...............................................      323.8      3      723.2       8      1,047.0      5
Agriculture, Forestry and Fishing......................       35.7     --       50.9       1         86.6     --
Construction...........................................        3.2     --      121.4       1        124.6      1
Public Administration..................................        3.2     --       87.8       1         91.0     --
                                                         ---------    ---    --------    ---    ---------    ---
Total..................................................  $10,972.7    100%   $9,706.9    100%   $20,679.6    100%
                                                         =========    ===    ========    ===    =========    ===

                              U.S. INVESTED ASSETS
  CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31,
                                      2000

                                                          PUBLICLY TRADED    PRIVATELY PLACED         TOTAL
                                                          ----------------   ----------------   -----------------
                                                          CARRYING   % OF    CARRYING   % OF    CARRYING    % OF
                                                           AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT     TOTAL
                                                          --------   -----   --------   -----   ---------   -----
                                                                              ($ IN MILLIONS)
INDUSTRY CLASS
Transportation and Public Utilities.....................  $3,197.1     37%   $1,957.9     20%   $ 5,155.0     28%
Finance, Insurance and Real Estate......................  2,657.1      30    2,300.9      24      4,958.0     27
Manufacturing...........................................  1,678.9      19    2,845.9      29      4,524.8     24
Mining..................................................    496.1       6      936.8      10      1,432.9      8
Services................................................    351.5       4      686.3       7      1,037.8      5
Retail..................................................    295.2       3      795.9       8      1,091.1      6
Agriculture, Forestry and Fishing.......................     34.7       1       41.2      --         75.9     --
Public Administration...................................     20.3      --      111.4       1        131.7      1
Construction............................................      9.9      --      120.3       1        130.2      1
                                                          --------    ---    --------    ---    ---------    ---
Total...................................................  $8,740.8    100%   $9,796.6    100%   $18,537.4    100%
                                                          ========    ===    ========    ===    =========    ===

                              U.S. INVESTED ASSETS
  CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31,
                                      1999

                                                         PUBLICLY TRADED    PRIVATELY PLACED          TOTAL
                                                         ----------------   -----------------   -----------------
                                                         CARRYING   % OF    CARRYING    % OF    CARRYING    % OF
                                                          AMOUNT    TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                                         --------   -----   ---------   -----   ---------   -----
                                                                             ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate.....................  $2,178.0     43%   $ 2,426.8     22%   $ 4,604.8     28%
Manufacturing..........................................  1,280.3      25      3,793.4     34      5,073.7     31
Transportation and Public Utilities....................    655.1      13      2,033.0     18      2,688.1     16
Services...............................................    374.2       7        803.6      7      1,177.8      7
Mining.................................................    296.3       6        963.9      9      1,260.2      8
Retail.................................................    247.8       5        923.9      8      1,171.7      7
Agriculture, Forestry and Fishing......................     60.1       1         42.6     --        102.7      1
Public Administration..................................      9.6      --         70.0      1         79.6      1
Construction...........................................      2.9      --        160.8      1        163.7      1
                                                         --------    ---    ---------    ---    ---------    ---
Total..................................................  $5,104.3    100%   $11,218.0    100%   $16,322.3    100%
                                                         ========    ===    =========    ===    =========    ===

                              U.S. INVESTED ASSETS
  CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31,
                                      1998

                                                                PUBLICLY
                                                                 TRADED        PRIVATELY PLACED          TOTAL
                                                            ----------------   -----------------   -----------------
                                                            CARRYING   % OF    CARRYING    % OF    CARRYING    % OF
                                                             AMOUNT    TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                                            --------   -----   ---------   -----   ---------   -----
                                                                                ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate........................  $1,713.6     44%   $ 2,241.1     18%   $ 3,954.7     25%
Manufacturing.............................................  1,131.3      29      4,582.8     38      5,714.1     36
Transportation and Public Utilities.......................    459.6      12      2,245.0     18      2,704.6     17
Retail....................................................    244.1       6        944.7      8      1,188.8      7
Mining....................................................    221.8       6        953.0      8      1,174.8      7
Services..................................................    100.2       2        788.4      7        888.6      6
Public Administration.....................................     35.9       1        127.7      1        163.6      1
Construction..............................................     18.6      --        142.6      1        161.2      1
Agriculture, Forestry and Fishing.........................       --      --         60.4      1         60.4     --
                                                            --------    ---    ---------    ---    ---------    ---
         Total............................................  $3,925.1    100%   $12,085.7    100%   $16,010.8    100%
                                                            ========    ===    =========    ===    =========    ===

    As of March 31, 2001, our largest unaffiliated single concentration of fixed maturity securities consisted of $345.7 million of corporate bonds by Ford Motor Company and its affiliates. This represented approximately 1% of our total U.S. invested assets as of March 31, 2001. No other individual non-government issuer represented more than 1% of U.S. invested assets.

    We held $6,654.1 million of mortgage-backed and asset-backed securities as of March 31, 2001, and $6,416.3 million, $5,442.8 million and $5,078.8 million as of December 31, 2000, 1999 and 1998, respectively. The table below presents the types of mortgage-backed securities ("MBSs"), as well as other asset-backed securities, held as of the dates indicated.

                              U.S. INVESTED ASSETS
                      MORTGAGE AND ASSET-BACKED SECURITIES

                                                              CARRYING AMOUNT       CARRYING AMOUNT AS OF
                                                              AS OF MARCH 31,            DECEMBER 31,
                                                              ---------------   ------------------------------
                                                                   2001           2000       1999       1998
                                                              ---------------   --------   --------   --------
                                                                              ($ IN MILLIONS)
Residential pass-through securities.........................     $3,449.7       $3,426.5   $2,971.6   $2,968.8
Commercial MBS..............................................      1,586.7        1,403.4      969.4      677.4
Asset-backed securities.....................................      1,617.7        1,586.4    1,501.8    1,432.6
                                                                 --------       --------   --------   --------
         Total MBSs and asset-backed securities.............     $6,654.1       $6,416.3   $5,442.8   $5,078.8
                                                                 ========       ========   ========   ========

    We believe that it is desirable to hold residential mortgage-backed securities due to their credit quality and liquidity as well as portfolio diversification characteristics. Our portfolio is comprised of GNMA, FNMA and FHLMC pass-through securities and is actively managed to ensure that the securities held are trading close to or below par, in order to reduce risk of prepayments. As of March 31, 2001, we held no collateralized mortgage obligations in our U.S. invested asset portfolio.

    Commercial mortgage-backed securities provide high levels of credit protection, diversification, reduced event risk and enhanced liquidity. Commercial mortgage-backed securities are predominantly comprised of rated large pool securitizations that are individually and collectively diverse by property type, borrower and geographic dispersion.

    We purchase asset-backed securities, or ABS, to diversify the overall credit risks of the fixed maturity securities portfolio and to provide attractive returns. The principal risks in holding asset-backed securities are structural and credit risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks involve issuer/servicer risk where collateral values can become impaired in the event of servicer credit deterioration.

    Our ABS portfolio is diversified both by type of asset and by issuer. We actively monitor holdings of asset-backed securities to ensure that the risk profile of each security improves or remains consistent. If we are not receiving an adequate yield for the risk, relative to other investment opportunities, we will attempt to sell the security. Prepayments in the ABS portfolio are, in general, insensitive to changes in interest rates or are insulated to such changes by call protection features. In the event that we are subject to prepayment risk, we monitor the factors that impact the level of prepayment and prepayment speed for those asset-backed securities. To the extent we believe that prepayment risk increases, we may attempt to sell the security and reinvest in another security that offers better yield relative to the risk. In addition, we diversify the risks of asset-backed securities by holding a diverse class of securities, which limits our exposure to any one security.

                              U.S. INVESTED ASSETS
                        ASSET-BACKED SECURITIES BY TYPE

                                                              CARRYING AMOUNT       CARRYING AMOUNT AS OF
                                                              AS OF MARCH 31,            DECEMBER 31,
                                                              ---------------   ------------------------------
                                                                   2001           2000       1999       1998
                                                              ---------------   --------   --------   --------
                                                                              ($ IN MILLIONS)
Credit cards................................................     $  209.4       $  220.0   $  260.9   $  115.1
Automobile receivables......................................         71.2           72.2       81.0       46.1
Collateralized debt obligations.............................        634.4          579.1      654.2      545.8
Lease receivables...........................................        182.4          198.9      289.1      402.4
Consumer loans..............................................        141.1          145.0      168.5       42.9
Other.......................................................        379.2          371.2       48.1      280.3
                                                                 --------       --------   --------   --------
         Total ABS..........................................     $1,617.7       $1,586.4   $1,501.8   $1,432.6
                                                                 ========       ========   ========   ========

    In accordance with our asset liability risk management techniques, we manage the expected lives of U.S. invested assets to be similar to the lives of our liabilities. Significant amounts of our liabilities have an expected life of six years or less. Therefore, comparable amounts of assets have a similar expected life. The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity dates, excluding scheduled sinking funds, as of March 31, 2001, and as of December 31, 2000 and 1999, respectively is as follows:

                              U.S. INVESTED ASSETS
            FIXED MATURITY SECURITIES BY CONTRACTUAL MATURITY DATES

                                                                                   AS OF DECEMBER 31,
                                                                    -------------------------------------------------
                                           AS OF MARCH 31, 2001              2000                      1999
                                          -----------------------   -----------------------   -----------------------
                                           AMORTIZED    CARRYING     AMORTIZED    CARRYING     AMORTIZED    CARRYING
                                             COST        AMOUNT        COST        AMOUNT        COST        AMOUNT
                                          -----------   ---------   -----------   ---------   -----------   ---------
                                                                        ($ IN MILLIONS)
Due in one year or less.................   $ 1,142.7    $ 1,147.2    $ 1,093.6    $ 1,083.8    $ 1,263.5    $ 1,261.6
Due after one year through five years...    10,362.9     10,512.0      9,691.0      9,687.7      8,263.0      8,130.0
Due after five years through ten
  years.................................     5,556.9      5,738.5      5,058.0      5,135.6      4,908.4      4,820.6
Due after ten years.....................     4,118.5      4,250.7      3,505.4      3,551.6      3,056.4      2,929.3
                                           ---------    ---------    ---------    ---------    ---------    ---------
  Subtotal..............................    21,181.0     21,648.4     19,348.0     19,458.7     17,491.3     17,141.5
Mortgage-backed and other securities
  without a single maturity date........     6,419.9      6,654.1      6,242.6      6,416.3      5,560.2      5,442.8
                                           ---------    ---------    ---------    ---------    ---------    ---------
         Total..........................   $27,600.9    $28,302.5    $25,590.6    $25,875.0    $23,051.5    $22,584.3
                                           =========    =========    =========    =========    =========    =========

    We monitor any decline in the credit quality of fixed maturity securities through the designation of "problem securities", "potential problem securities" and "restructured securities". We define problem securities in our fixed maturity portfolio as securities: (i) as to which principal and/or interest payments are in default or (ii) issued by a company that went into bankruptcy subsequent to the acquisition of such securities. We define potential problem securities in our fixed maturity portfolio as securities included on an internal "watch list" for which management has concerns as to the ability of the issuer to comply with the present debt payment terms and which may result in the security becoming a problem or being restructured. The decision whether to classify a performing fixed maturity security as a potential problem involves significant subjective judgments by management as to the likely future industry conditions and developments with respect to the issuer. We define restructured securities in our fixed maturity portfolio as securities where a concession has been granted to the borrower related to the borrower's financial difficulties that would not have otherwise been considered. We determine that restructures should occur in those instances where greater economic value will be realized under the new terms than through liquidation or other disposition and may involve a change in contractual cash flows.

    The table below presents the total carrying amount of our fixed maturity portfolio, as well as its problem, potential problem and restructured fixed maturities:

                              U.S. INVESTED ASSETS
PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES AT CARRYING AMOUNT

                                                             AS OF MARCH 31,          AS OF DECEMBER 31,
                                                             ---------------   ---------------------------------
                                                                  2001           2000        1999        1998
                                                             ---------------   ---------   ---------   ---------
                                                                               ($ IN MILLIONS)
Total fixed maturity securities (public and private).......     $28,302.5      $25,875.0   $22,584.3   $21,832.5
                                                                =========      =========   =========   =========
Problem fixed maturity securities..........................     $    69.2      $    79.0   $    85.1   $    92.5
Potential problem fixed maturity securities................         139.9          132.5       150.1        76.5
Restructured fixed maturity securities.....................          44.4           48.6        27.6        73.5
                                                                ---------      ---------   ---------   ---------
Total problem, potential problem and restructured fixed
  maturity securities......................................     $   253.5      $   260.1   $   262.8   $   242.5
                                                                =========      =========   =========   =========
Total problem, potential problem and restructured fixed
  maturity securities as a percent of total fixed maturity
  securities...............................................             1%             1%          1%          1%

    EQUITY SECURITIES

    Our equity securities consist primarily of investments in common stocks. We classify our investment in common stocks as available for sale and report them at estimated fair value. We report unrealized gains and losses on common stocks as a separate component of other comprehensive income, net of deferred income taxes and an adjustment for the effect on deferred acquisition costs that would have occurred if such gains and losses had been realized.

    Investments in equity securities totaled $580.9 million, which represented 1% of U.S. invested assets as of March 31, 2001 and $666.0 million, $768.1 million and $995.7 million, which represented 2% of U.S. invested assets as of December 31, 2000, 1999 and 1998, respectively. Investments in company-sponsored funds totaled $465.1 million, or 80%, of our U.S. equity securities as of March 31, 2001. These sponsored funds are intended to be marketed to our asset management clients. Of company-sponsored funds, $329.1 million represented underlying investments in publicly-traded equities, $130.9 million represented investments in publicly-traded fixed income securities and $5.1 million in balanced funds which represented investments in both publicly-traded equities and fixed income securities as of March 31, 2001. The remaining balance of equity securities is a mixture of public and private securities acquired for investment purposes or which were acquired through equity participation features of below investment grade bonds or through recoveries of defaulted securities. In the period from 1996 to 1999, we repositioned our investment portfolio by selling invested assets with lower yields, primarily equities and real estate, and reinvesting the proceeds in assets with higher yields, primarily debt securities.

    MORTGAGE LOANS

    Mortgage loans comprised 26% of total U.S. invested assets as of March 31, 2001, 27% as of December 31, 2000 and 33% at each of December 31, 1999 and 1998. Mortgage loans consist of commercial and residential loans. As of March 31, 2001 and December 31, 2000, 1999 and 1998, commercial mortgage loans comprised $10,491.7 million, $10,775.3 million, $12,588.9 million and $12,157.2 million, or 94%, 95%, 95% and 92%, of total mortgage loan investments, respectively. Residential mortgages comprised $716.8 million, $550.5 million, $651.0 million and $997.4 million, or 6%, 5%, 5% and 8%, of total mortgage loan investments as of March 31, 2001 and December 31, 2000, 1999 and 1998, respectively. Principal Residential Mortgage, Inc. as part of its securitization inventory, holds the majority of residential loans.

    On September 30, 2000, we completed a securitization of $598.0 million of general account commercial loans comprised of 102 loans. We sold $578.4 million of investment grade bonds into the market and we retained $28.7 million of interest only bonds.

    COMMERCIAL MORTGAGE LOANS. Commercial mortgages play an important role in our investment strategy by:

    - providing strong risk adjusted relative value in comparison to other investment alternatives;

    - enhancing total returns; and

    - providing strategic portfolio diversification.

    As a result, we have focused on constructing a solid, high quality portfolio of mortgages. Our portfolio is generally comprised of mortgages with conservative loan-to-value ratios, high debt service coverages and general purpose property types with a strong credit tenancy.

    Our commercial loan portfolio consists of primarily non-recourse, fixed rate mortgages on fully or near fully leased properties. The mortgage portfolio is comprised of general-purpose industrial properties, manufacturing office properties and credit oriented retail properties.

    California accounted for 21% of our commercial mortgage loan portfolio as of March 31, 2001. We are, therefore, exposed to potential losses resulting from the risk of catastrophes, such as earthquakes, that may affect the region. Like other lenders, we generally do not require earthquake insurance for properties on which we make commercial mortgage loans. With respect to California properties, however, we obtain an engineering report specific to each property. The report assesses the building's design specifications, whether it has been upgraded to meet seismic building codes and the maximum loss that is likely to result from a variety of different seismic events. We also obtain a report that assesses by building and geographic fault lines the amount of loss our commercial mortgage loan portfolio might suffer under a variety of seismic events.

    The following is a summary of our commercial mortgage loans by property type and geographic area as of March 31, 2001, and December 31, 2000, 1999 and 1998, respectively.

                              U.S. INVESTED ASSETS
                 COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY TYPE

                                             AS OF MARCH 31,                       AS OF DECEMBER 31,
                                            -----------------   ---------------------------------------------------------
                                                  2001                2000                1999                1998
                                            -----------------   -----------------   -----------------   -----------------
                                            CARRYING    % OF    CARRYING    % OF    CARRYING    % OF    CARRYING    % OF
                                             AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                            ---------   -----   ---------   -----   ---------   -----   ---------   -----
                                                                           ($ IN MILLIONS)
Office....................................  $ 3,378.3     32%   $ 3,273.5     30%   $ 3,841.0     31%   $ 3,500.8     29%
Retail....................................    3,376.0     32      3,612.7     34      4,194.7     33      4,082.8     33
Industrial................................    3,225.5     31      3,381.6     31      4,048.3     32      4,050.5     33
Apartments................................      400.3      4        419.7      4        423.9      3        348.2      3
Mixed Use/other...........................      138.0      1        130.2      1        127.8      1        199.4      2
Hotel.....................................       65.6      1         65.6      1         71.0      1         88.5      1
Valuation allowance.......................      (92.0)    (1)      (108.0)    (1)      (117.8)    (1)      (113.0)    (1)
                                            ---------    ---    ---------    ---    ---------    ---    ---------    ---
         Total............................  $10,491.7    100%   $10,775.3    100%   $12,588.9    100%   $12,157.2    100%
                                            =========    ===    =========    ===    =========    ===    =========    ===

                              U.S. INVESTED ASSETS
                COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY REGION

                                             AS OF MARCH 31,                       AS OF DECEMBER 31,
                                            -----------------   ---------------------------------------------------------
                                                  2001                2000                1999                1998
                                            -----------------   -----------------   -----------------   -----------------
                                            CARRYING    % OF    CARRYING    % OF    CARRYING    % OF    CARRYING    % OF
                                             AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                            ---------   -----   ---------   -----   ---------   -----   ---------   -----
                                                                           ($ IN MILLIONS)
Region:
Pacific...................................  $ 2,598.8     25%   $ 2,774.8     26%   $ 3,410.2     27%   $ 3,371.8     28%
South Atlantic............................    2,559.3     24      2,630.5     24      3,175.2     25      3,024.9     25
Middle Atlantic...........................    1,691.5     16      1,664.9     15      1,775.2     14      1,687.6     14
East North Central........................    1,061.6     10      1,006.2      9      1,235.4     10      1,222.1     10
West South Central........................      846.0      8        886.4      8        904.9      7        810.9      7
Mountain..................................      583.9      6        600.2      6        643.5      5        553.9      4
New England...............................      469.9      5        495.9      5        598.7      5        616.0      5
West North Central........................      418.1      4        439.9      4        535.1      5        579.3      5
East South Central........................      354.6      3        384.5      4        428.5      3        403.7      3
Valuation allowance.......................      (92.0)    (1)      (108.0)    (1)      (117.8)    (1)      (113.0)    (1)
                                            ---------    ---    ---------    ---    ---------    ---    ---------    ---
         Total............................  $10,491.7    100%   $10,775.3    100%   $12,588.9    100%   $12,157.2    100%
                                            =========    ===    =========    ===    =========    ===    =========    ===

    Our commercial loan portfolio is highly diversified by borrower. As of March 31, 2001, 43% of the U.S. commercial mortgage loan portfolio was comprised of mortgage loans with principal balances of less than $10 million. The table below shows our U.S. commercial mortgage loan portfolio by loan size, as of the periods indicated.

                              U.S. INVESTED ASSETS
               COMMERCIAL MORTGAGE LOAN PORTFOLIO -- BY LOAN SIZE

                                           AS OF MARCH 31,                              AS OF DECEMBER 31,
                                     ----------------------------   -----------------------------------------------------------
                                                 2001                           2000                           1999
                                     ----------------------------   ----------------------------   ----------------------------
                                      NUMBER    PRINCIPAL   % OF     NUMBER    PRINCIPAL   % OF     NUMBER    PRINCIPAL   % OF
                                     OF LOANS    BALANCE    TOTAL   OF LOANS    BALANCE    TOTAL   OF LOANS    BALANCE    TOTAL
                                     --------   ---------   -----   --------   ---------   -----   --------   ---------   -----
                                                                          ($ IN MILLIONS)
Under $5 million...................   1,214     $ 2,506.6     24%    1,236     $ 2,553.5     24%    1,451     $ 3,110.8     24%
$5 million but less than $10
 million...........................     296       2,068.9     19       304       2,116.5     19       380       2,622.6     21
$10 million but less than $20
 million...........................     175       2,334.8     22       187       2,515.2     23       204       2,733.2     21
$20 million but less than $30
 million...........................      63       1,487.9     14        63       1,495.3     14        67       1,617.6     13
$30 million and over...............      48       2,199.3     21        48       2,204.5     20        56       2,640.2     21
                                      -----     ---------    ---     -----     ---------    ---     -----     ---------    ---
      Total........................   1,796     $10,597.5    100%    1,838     $10,885.0    100%    2,158     $12,724.4    100%
                                      =====     =========    ===     =====     =========    ===     =====     =========    ===

                                          AS OF DECEMBER 31,
                                     ----------------------------
                                                 1998
                                     ----------------------------
                                      NUMBER    PRINCIPAL   % OF
                                     OF LOANS    BALANCE    TOTAL
                                     --------   ---------   -----
                                           ($ IN MILLIONS)
Under $5 million...................   1,515     $ 3,179.2     26%
$5 million but less than $10
 million...........................     384       2,649.9     22
$10 million but less than $20
 million...........................     204       2,776.2     23
$20 million but less than $30
 million...........................      58       1,408.4     11
$30 million and over...............      47       2,257.2     18
                                      -----     ---------    ---
      Total........................   2,208     $12,270.9    100%
                                      =====     =========    ===

    The total number of commercial mortgage loans outstanding as of March 31, 2001 and December 31, 2000, 1999 and 1998, was 1,796, 1,838, 2,158 and 2,208,
respectively. The average loan size of our commercial mortgage portfolio was $5.9 million as of March 31, 2001, $5.9 million as of December 31, 2000 and 1999, and $5.6 million as of December 31, 1998. The largest loan on any single property at such dates aggregated $100.0 million for March 31, 2001 and December 31, 2000, 1999 and 1998, respectively, and represented 0.2% of U.S. invested assets on these dates. Total mortgage loans to the 10 largest borrowers accounted in the aggregate for approximately 7% of the total carrying amount of the commercial mortgage loan portfolio as of March 31, 2001 and December 31, 2000 and 6% as of December 31, 1999 and 1998, respectively, and 2% of total U.S. invested assets as of March 31, 2001, and December 31, 2000, 1999 and 1998, respectively. As of such dates, all such loans were performing.

    The table below presents the disposition of maturities for the three months ended March 31, 2001, and for the years ended December 31, 2000, 1999 and 1998:

                              U.S. INVESTED ASSETS
       DISPOSITIONS OF SCHEDULED MATURITIES OF COMMERCIAL MORTGAGE LOANS

                                                                AS OF
                                                              MARCH 31,            AS OF DECEMBER 31,
                                                              ---------    -----------------------------------
                                                                2001         2000         1999         1998
                                                              ---------    ---------    ---------    ---------
                                                              AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED
                                                                COST         COST         COST         COST
                                                              ---------    ---------    ---------    ---------
                                                                              ($ IN MILLIONS)
Paid as scheduled...........................................   $ 62.4       $395.0       $401.9       $300.0
Extended....................................................    136.4        174.8        164.9        361.0
Refinanced..................................................      3.8         82.7        204.4        203.9
Foreclosed..................................................       --           --           --          8.0
Expired maturities..........................................      6.8         59.1           --         35.1
                                                               ------       ------       ------       ------
         Total..............................................   $209.4       $711.6       $771.2       $908.0
                                                               ======       ======       ======       ======

    The amortized cost of commercial mortgage loans by contractual maturity dates, excluding scheduled sinking funds as of March 31, 2001, and December 31, 2000, 1999 and 1998, respectively, are as follows:

                              U.S. INVESTED ASSETS
              COMMERCIAL MORTGAGE LOAN PORTFOLIO MATURITY PROFILE

                                     AS OF MARCH 31,                           AS OF DECEMBER 31,
                                   -------------------   ---------------------------------------------------------------
                                          2001                  2000                  1999                  1998
                                   -------------------   -------------------   -------------------   -------------------
                                    AMORTIZED    % OF     AMORTIZED    % OF     AMORTIZED    % OF     AMORTIZED    % OF
                                      COST       TOTAL      COST       TOTAL      COST       TOTAL      COST       TOTAL
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                                                      ($ IN MILLIONS)
Due in one year or less..........   $   686.8       6%    $   675.8       6%    $   735.4       6%    $   806.3       7%
Due after one year through five
  years..........................     3,270.0      31       3,033.4      28       3,045.0      24       2,629.2      21
Due after five years through ten
  years..........................     3,441.5      33       3,900.7      36       4,862.1      38       4,711.1      38
Due after ten years..............     3,185.4      30       3,273.4      30       4,064.1      32       4,123.6      34
                                    ---------     ---     ---------     ---     ---------     ---     ---------     ---
         Total...................   $10,583.7     100%    $10,883.3     100%    $12,706.6     100%    $12,270.2     100%
                                    =========     ===     =========     ===     =========     ===     =========     ===

    We actively monitor and manage our commercial mortgage loan portfolio. Substantially all loans within the portfolio are analyzed regularly, based on a proprietary risk rating cash flow model, in order to monitor the financial quality of these assets and are internally rated. Based on ongoing monitoring, mortgage loans with a likelihood of becoming delinquent are identified and placed on an internal "watch list". Among criteria which would indicate a potential problem are: imbalances in ratios of loan to value or contract rents to debt service, major tenant vacancies or bankruptcies, borrower sponsorship problems, late payments, delinquent taxes and loan relief/restructuring requests.

    We state commercial mortgage loans at their unpaid principal balances, net of discount accrual and premium amortization, valuation allowances and writedowns for impairment. We provide a valuation allowance for commercial mortgage loans based on past loan loss experience and for specific loans considered to be impaired. Mortgage loans are considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement may not be collected. When we determine that a loan is impaired, we establish a valuation allowance for loss for the excess of the carrying value of the mortgage loan over its estimated fair value. Estimated fair value is based on either the present value of expected future cash flows discounted at the loan's original effective interest rate, the loan's observable market price or the fair value of the collateral. We record increases in such valuation allowances as realized investment losses and, accordingly, we reflect such losses in our consolidated results of operations. Such increases (decreases) in valuation allowances aggregated $(16.0) million as of March 31, 2001, and $(9.8) million, $4.8 million and $(8.4) million for the years ended December 31, 2000, 1999 and 1998, respectively.

    We review our mortgage loan portfolio and analyze the need for a valuation allowance for any loan which is delinquent for 60 days or more, in process of foreclosure, restructured, on the "watch list", or which currently has a valuation allowance. We categorize loans which are delinquent, loans in process of foreclosure and loans to borrowers in bankruptcy as "problem" loans. Potential problem loans are loans placed on an internal "watch list" for which management has concerns as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being restructured. The decision whether to classify a performing loan as a potential problem involves significant subjective judgments by management as to the likely future economic conditions and developments with respect to the borrower. We categorize loans for which the original terms of the mortgages have been modified or for which interest or principal payments have been deferred as "restructured" loans. We also consider matured loans that are refinanced at below market rates as restructured.

    We charge mortgage loans deemed to be uncollectible against the allowance for losses and credit subsequent recoveries to the allowance for losses. We maintain the allowance for losses at a level management believes to be adequate to absorb estimated probable credit losses. Management bases its periodic evaluation of the adequacy of the allowance for losses on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. The evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired loans that may change.

    The table below represents our commercial mortgage valuation allowance for the periods indicated:

                              U.S. INVESTED ASSETS
                    COMMERCIAL MORTGAGE VALUATION ALLOWANCE

                                                                AS OF
                                                              MARCH 31,      AS OF DECEMBER 31,
                                                              ---------   ------------------------
                                                                2001       2000     1999     1998
                                                              ---------   ------   ------   ------
                                                                        ($ IN MILLIONS)
Beginning Balance...........................................   $108.0     $117.8   $113.0   $121.4
Provision...................................................      0.8        3.0      9.2      7.3
Release due to writedowns, sales and foreclosures...........    (16.8)     (12.8)    (4.4)   (15.7)
                                                               ------     ------   ------   ------
Ending Balance..............................................   $ 92.0     $108.0   $117.8   $113.0
                                                               ======     ======   ======   ======
Valuation allowance as a percentage of carrying value before
  reserves..................................................        1%         1%       1%       1%

    The following table presents the carrying amounts of problem, potential problem and restructured commercial mortgages relative to the carrying amount of all commercial mortgages as of the dates indicated:

                              U.S. INVESTED ASSETS
  PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED COMMERCIAL MORTGAGES AT CARRYING
                                     AMOUNT

                                                                AS OF
                                                              MARCH 31,          AS OF DECEMBER 31,
                                                              ---------   ---------------------------------
                                                                2001        2000        1999        1998
                                                              ---------   ---------   ---------   ---------
                                                                             ($ IN MILLIONS)
Total commercial mortgages..................................  $10,491.7   $10,775.3   $12,588.9   $12,157.2
                                                              =========   =========   =========   =========
Problem commercial mortgages(1).............................  $   26.3    $     8.9   $    38.7   $    73.4
Potential problem commercial mortgages......................      38.9         58.9        39.9        24.9
Restructured commercial mortgages...........................      83.2         92.6       101.5       126.2
                                                              ---------   ---------   ---------   ---------
Total problem, potential problem and restructured commercial
  mortgages.................................................  $  148.4    $   160.4   $   180.1   $   224.5
                                                              =========   =========   =========   =========
  Total problem, potential problem and restructured
    commercial mortgages as a percent of total commercial
    mortgages...............................................         1%           1%          1%          2%

---------------

(1) Problem commercial mortgages included mortgage loans in foreclosure of $6.0 million, $23.8 million and $27.4 million as of December 31, 2000, 1999 and 1998, respectively. There were no mortgage loans in foreclosure as of March 31, 2001.

    The delinquency and loss performance of our U.S. invested loan portfolio has generally outperformed the life insurance industry averages as reported by the American Council Life Insurers. The table below presents mortgage loan delinquency rates for the industry and Principal Life on a statutory basis, expressed as a percentage of the total commercial loan portfolio at year end:

                              U.S. INVESTED ASSETS
                          MORTGAGE LOAN DELINQUENCY(1)

                                         AS OF
                                       MARCH 31,                           AS OF DECEMBER 31,
                                       ---------   -------------------------------------------------------------------
                                         2001      2000   1999   1998   1997   1996   1995   1994   1993   1992   1991
                                       ---------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
Industry(2)..........................     0.3%     0.2%   0.3%   0.5%   0.9%   1.8%   2.4%   3.4%   4.5%   6.4%   5.9%
Principal Life.......................     0.1      0.1    0.3    0.5    0.7    1.0    1.3    2.9    1.8    3.9    2.1

---------------

(1) Includes loans that are delinquent and in process of foreclosure. As defined by the American Council of Life Insurers, mortgage loans are classified as delinquent when they are 60 days or more past due as to the payment of interest or principal.

(2) As reported by the American Council of Life Insurers.

    EQUITY REAL ESTATE

    We hold commercial equity real estate as part of our investment portfolio. As of March 31, 2001 and December 31, 2000, 1999 and 1998, the carrying amount of equity real estate investment was $1,177.8 million, $1,391.8 million, $2,201.2 million and $2,585.2 million, respectively, or 3%, 4%, 6% and 7%, of U.S. invested assets. We own real estate, real estate acquired upon foreclosure of commercial mortgage loans and interests, both majority owned and non-majority owned, in real estate joint ventures. We continue to focus on a long-term strategy of reducing our real estate equity portfolio.

    Equity real estate is categorized as either "real estate held for investment" or "real estate held for sale". Real estate held for investment totaled $689.0 million as of March 31, 2001 and $696.4 million, $1,167.8 million and $1,535.4 million as of December 31, 2000, 1999 and 1998, respectively. The carrying value of real estate held for investment is generally adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such impairment adjustments are recorded as realized investment losses and accordingly, are reflected in our consolidated results of operations. For the three months ended March 31, 2001 and years ended December 31, 2000, 1999 and 1998, there were no such impairment adjustments.

    The carrying amount of real estate held for sale as of March 31, 2001 and December 31, 2000, 1999 and 1998 was $488.8 million, $695.4 million, $1,033.4 million and $1,049.8 million, net of valuation allowances of $35.0 million, $40.8 million, $70.4 million and $33.1 million, respectively. Once we identify a real estate property to be sold and commence a plan for marketing the property, we classify the property as held for sale. We establish a valuation allowance subject to periodical revisions, if necessary, to adjust the carrying value of the property to reflect the lower of its current carrying value or the fair value, less associated selling costs.

    We use research, both internal and external, to recommend appropriate product and geographic allocations and changes to the equity real estate portfolio. We monitor product, geographic and industry diversification separately and together to determine the most appropriate mix.

    Equity real estate is distributed across geographic regions of the country with larger concentrations in the South Atlantic, Pacific, and West South Central regions of the United States as of March 31, 2001. By property type, there is a concentration in office buildings that represented approximately 44% of the equity real estate portfolio as of March 31, 2001. Our largest equity real estate holding as of March 31, 2001 consisted of an office/industrial park located in Durham, North Carolina with an aggregate carrying value of approximately $138.7 million and represented approximately 12% of total U.S. equity real estate assets and 0.3% of U.S. invested assets. The ten largest real estate properties as of March 31, 2001 comprised 51% of total U.S. equity real estate assets and 1% of total U.S. invested assets.

    The tables below present information concerning the geographic and property type breakdown of the equity real estate portfolio as of March 31, 2001, and December 31, 2000, 1999 and 1998:

                              U.S. INVESTED ASSETS
                          EQUITY REAL ESTATE BY REGION

                                AS OF MARCH 31,                                  AS OF DECEMBER 31,
                             ----------------------   ------------------------------------------------------------------------
                                      2001                     2000                     1999                     1998
                             ----------------------   ----------------------   ----------------------   ----------------------
                             CARRYING                 CARRYING                 CARRYING                 CARRYING
                              AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE
                             ---------   ----------   ---------   ----------   ---------   ----------   ---------   ----------
                                                                      ($ IN MILLIONS)
Region(1):
South Atlantic.............  $  405.7        34%      $  431.7        31%      $  676.1        31%      $  714.8        28%
West South Central.........     299.2        25          362.2        26          449.2        20          486.7        19
Pacific....................     252.7        21          384.6        28          534.3        24          634.8        25
East North Central.........     117.6        10          120.7         9          152.0         7          150.2         6
East South Central.........      42.8         4           21.5         1           28.0         1           34.6         1
West North Central.........      18.8         2           19.0         1          119.2         6          115.3         4
Middle Atlantic............      18.2         2           28.7         2           48.0         2          208.4         8
New England................      14.3         1           14.5         1          112.5         5          142.4         5
Mountain...................       8.5         1            8.9         1           81.9         4           98.0         4
                             --------       ---       --------       ---       --------    ------       --------       ---
         Total.............  $1,177.8       100%      $1,391.8       100%      $2,201.2       100%      $2,585.2       100%
                             ========       ===       ========       ===       ========    ======       ========       ===

---------------

(1) Regions are as defined by the American Council of Life Insurers.

                              U.S. INVESTED ASSETS
                      EQUITY REAL ESTATE BY PROPERTY TYPE

                                 AS OF MARCH 31,                                  AS OF DECEMBER 31,
                              ----------------------   ------------------------------------------------------------------------
                                       2001                     2000                     1999                     1998
                              ----------------------   ----------------------   ----------------------   ----------------------
                              CARRYING                 CARRYING                 CARRYING                 CARRYING
                               AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE
                              ---------   ----------   ---------   ----------   ---------   ----------   ---------   ----------
                                                                       ($ IN MILLIONS)
Office......................  $  518.8        44%      $  615.5        44%      $  721.7        33%      $  979.8        38%
Retail......................     180.9        15          152.7        11          691.4        31          689.9        27
Industrial..................     282.4        24          413.6        30          462.2        21          557.6        21
Service center..............     118.2         7          120.1         9          205.6         9          308.1        12
Land........................      77.5        10           89.9         6          120.3         6           49.8         2
                              --------       ---       --------       ---       --------       ---       --------       ---
         Total..............  $1,177.8       100%      $1,391.8       100%      $2,201.2       100%      $2,585.2       100%
                              ========       ===       ========       ===       ========       ===       ========       ===

    DERIVATIVES

    We use various derivative financial instruments to manage our exposure to fluctuations in interest rates, including interest rate futures and interest rate swaps and swaptions. We use interest rate futures contracts to hedge changes in interest rates subsequent to the issuance of an insurance liability, such as a guaranteed investment contract, but prior to the purchase of a supporting asset, or during periods of holding assets in anticipation of near term liability sales. We use interest rate swaps primarily to more closely match the interest rate characteristics of assets and liabilities. They can be used to change the interest rate characteristics of specific assets and liabilities as well as an entire portfolio. Occasionally, we will sell a callable liability or a liability with attributes similar to a call option. In these cases, we will use interest rate swaptions or similar products to hedge the risk of early liability payment, thereby transforming the callable liability into a fixed term liability.

    We also seek to reduce call or prepayment risk arising from changes in interest rates in individual investments. We limit our exposure to investments that are prepayable without penalty prior to maturity at the option of the issuer, and we require additional yield on these investments to compensate for the risk that the issuer will exercise such option. An example of an investment we limit because of the option risk is residential mortgage-backed securities. We assess option risk in all investments we make and, when we take that risk, we price for it accordingly.

    Foreign currency risk is the risk that we will incur economic losses due to adverse fluctuations in foreign currency exchange rates. This risk arises from our international operations and foreign currency-denominated funding agreements issued to non-qualified institutional investors in the international market. The notional amount of our currency swap agreements associated with foreign-denominated liabilities as of March 31, 2001 was $3,061.2 million.

We also have fixed maturity securities that are denominated in foreign currencies. However, we use derivatives to hedge the foreign currency risk of these funding agreements and securities. As of March 31, 2001, the fair value of our foreign currency denominated fixed maturity securities was $406.5 million. We use currency swap agreements of the same currency to hedge the foreign currency exchange risk related to these investments. The notional amount of our currency swap agreements associated with foreign-denominated fixed maturity securities as of March 31, 2001 was $428.7 million.

    In conjunction with the interest rate swaps, interest rate swaptions and other derivatives, we are exposed to counterparty risk, or the risk that counterparty fails to perform the terms of the derivative contract. We actively manage this risk by:

    - establishing exposure limits which take into account non-derivative exposure we have with the counterparty as well as derivative exposure;

    - performing similar credit analysis prior to approval on each derivatives counterparty that we do when lending money on a long-term basis;

    - limiting exposure to AA- credit or better;

    - conducting stress-test analysis to determine the maximum exposure created during the life of a prospective transaction; and

    - daily monitoring of counterparty credit ratings.

    All new derivative counterparties are approved by the investment committee. We believe the risk of incurring losses due to nonperformance by our counterparties is remote and that such losses, if any, would not be material. Futures contracts trade on organized exchanges and, therefore, effectively have no credit risk.

    The notional amounts used to express the extent of our involvement in swap transactions represent a standard measurement of the volume of our swap business. Notional amount is not a quantification of market risk or credit risk and it may not necessarily be recorded on the balance sheet. Notional amounts represent those amounts used to calculate contractual flows to be exchanged and are not paid or received, except for contracts such as currency swaps. Actual credit exposure represents the amount owed to us under derivative contracts as of the valuation date.

    The following tables present our position in, and credit exposure to, derivative financial instruments as of March 31, 2001, and December 31, 2000, 1999 and 1998, respectively:

                              U.S. INVESTED ASSETS
                        DERIVATIVE FINANCIAL INSTRUMENTS

                                      AS OF MARCH 31,                       AS OF DECEMBER 31,
                                     -----------------   ---------------------------------------------------------
                                           2001                2000                1999                1998
                                     -----------------   -----------------   -----------------   -----------------
                                     NOTIONAL    % OF    NOTIONAL    % OF    NOTIONAL    % OF    NOTIONAL    % OF
                                      AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                     ---------   -----   ---------   -----   ---------   -----   ---------   -----
                                                                    ($ IN MILLIONS)
Foreign currency swaps.............  $ 3,489.9     18%   $ 2,745.0     26%   $ 1,571.5     15%   $   485.9      4%
Interest rate floors...............    3,200.0     16      2,450.0     23      5,550.0     52      5,250.0     46
Interest rate swaps................    4,108.2     21      2,391.5     23      1,298.5     12      1,533.0     13
Mortgage-backed forwards and
  options..........................    5,951.7     30      1,898.3     18      1,546.7     14         81.5      1
Swaptions..........................    2,512.0     13        697.7      7        469.7      4        259.0      2
Call options.......................       30.0     --         30.0     --         30.0     --         30.0     --
Put options........................         --     --           --     --           --     --         18.0     --
Mandatory forwards, options, and
  futures..........................         --     --           --     --           --     --      2,369.0     21
U.S. Treasury futures..............      255.3      1        183.2      2        287.6      3        840.7      7
Currency forwards..................       39.4     --         39.4     --         13.0     --           --     --
Options on futures contract........         --     --           --     --           --     --        681.7      6
Principal Only swaps...............      150.0      1           --     --           --     --           --     --
Treasury rate guarantees...........       27.0     --         60.0      1           --     --           --     --
                                     ---------    ---    ---------    ---    ---------    ---    ---------    ---
         Total.....................  $19,763.5    100%   $10,495.1    100%   $10,767.0    100%   $11,548.8    100%
                                     =========    ===    =========    ===    =========    ===    =========    ===

                              U.S. INVESTED ASSETS
                        DERIVATIVE FINANCIAL INSTRUMENTS

                                                        AS OF MARCH 31,                      AS OF DECEMBER 31,
                                                        ----------------   ------------------------------------------------------
                                                              2001               2000               1999               1998
                                                        ----------------   ----------------   ----------------   ----------------
                                                         CREDIT    % OF     CREDIT    % OF     CREDIT    % OF     CREDIT    % OF
                                                        EXPOSURE   TOTAL   EXPOSURE   TOTAL   EXPOSURE   TOTAL   EXPOSURE   TOTAL
                                                        --------   -----   --------   -----   --------   -----   --------   -----
                                                                                     ($ IN MILLIONS)
Foreign currency swaps................................   $ 39.9      31%    $ 45.3      42%    $ 69.2      50%    $35.2       54%
Interest rate floors..................................     10.0       8       20.0      18       15.1      11       5.9        9
Interest rate swaps...................................     26.2      20       14.1      13       21.6      15      18.6       28
Call options..........................................      8.1       6       12.3      11       19.0      14        --       --
Swaptions.............................................     34.2      27       11.8      11        8.7       6       5.6        9
Put options...........................................       --      --         --      --         --      --       0.3       --
U.S. Treasury futures.................................       --      --         --      --         --      --        --       --
Currency forwards.....................................     10.3       8        5.5       5         --      --        --       --
Mortgage-backed forwards and options..................       --      --         --      --        6.0       4        --       --
                                                         ------     ---     ------     ---     ------     ---     -----      ---
        Total.........................................   $128.7     100%    $109.0     100%    $139.6     100%    $65.6      100%
                                                         ======     ===     ======     ===     ======     ===     =====      ===

    OTHER INVESTMENTS

    Our other investments totaled $767.8 million as of March 31, 2001, compared to $681.2 million as of December 31, 2000 and $514.0 million as of December 31, 1999. Our investment in Coventry is included in other investments as we accounted for it using the equity method. As of March 31, 2001, our carrying value in Coventry was $128.9 million. Also included in other investments is a $129.9 million investment in an Australian hotel trust, which we acquired in connection with our acquisition of BT Financial Group. With the adoption of SFAS 133 on January 1, 2001, derivatives were reflected on our balance sheet and accounted for $86.0 million in other investments as of March 31, 2001. The remaining investment assets include leases and other private equity investments.

    SECURITIES LENDING

    The terms of our securities lending program, approved in 1999, allow us to lend our securities to major brokerage firms. Our policy requires an initial minimum of 102% of the fair value of the loaned securities as collateral. Although we lend from time to time during the financial reporting quarters, we had no securities on loan as of December 31, 2000 and December 31, 1999. Our securities on loan as of March 31, 2001 had an estimated fair value of $434.3 million.

INTERNATIONAL INVESTMENT OPERATIONS

    As of March 31, 2001, our international investment operations consist of the investments of Principal International and BT Financial Group and comprise $1.1 billion in invested assets, which primarily represent the assets of Principal International. Principal Capital Management works with each Principal International affiliate to develop investment policies and strategies that are consistent with the products they offer. Due to the regulatory constraints in each country, each company maintains its own investment policies which are approved by Principal Capital Management. Each international affiliate is required to submit a compliance report relative to its strategy to Principal Capital Management. A credit committee comprised of Principal Capital Management employees and international affiliate company chief investment officer's review each corporate credit annually. In addition, employees from our U.S. operations who serve on the credit committee hold investment positions in at least two of our international affiliates. Principal Capital Management provides annual credit approval training to Principal International personnel.

    OVERALL COMPOSITION OF INTERNATIONAL INVESTED ASSETS

    As shown in the table below, the major categories of international invested assets as of March 31, 2001, were fixed maturity securities and residential mortgage loans:

                         INTERNATIONAL INVESTED ASSETS

                                               AS OF MARCH 31,                        AS OF DECEMBER 31,
                                              -----------------    ---------------------------------------------------------
                                                    2001                 2000                1999                1998
                                              -----------------    -----------------   -----------------   -----------------
                                              CARRYING    % OF     CARRYING    % OF    CARRYING    % OF    CARRYING    % OF
                                               AMOUNT     TOTAL     AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL
                                              ---------   -----    ---------   -----   ---------   -----   ---------   -----
                                                                             ($ IN MILLIONS)
Fixed maturity securities, available for
  sale
  Public....................................  $  796.4      70%    $  948.6      70%   $  857.0      68%   $  653.1      64%
  Private...................................      11.9       1         16.3       1         2.6      --       242.4      24
Equity securities, available for sale.......      37.7       3         76.9       6        96.1       8       106.6      11
Mortgage loans
  Residential...............................     170.1      15        166.9      12        92.3       7          --      --
Real estate held for investment.............       8.3       1          8.7       1        10.8       1          --      --
Other investments...........................     121.4      10        129.8      10       196.4      16        10.6       1
                                              --------     ---     --------     ---    --------     ---    --------     ---
         Total invested assets..............  $1,145.8     100%    $1,347.2     100%   $1,255.2     100%   $1,012.7     100%
                                                           ===                  ===                 ===                 ===
Cash and cash equivalents...................     117.1                176.5               201.1                44.6
                                              --------             --------            --------            --------
         Total invested assets and cash.....  $1,262.9             $1,523.7            $1,456.3            $1,057.3
                                              ========             ========            ========            ========

    INTERNATIONAL INVESTMENT RESULTS

    The yield on international invested assets, excluding net realized gains and losses, was 7.5% as of March 31, 2001 and 7.1%, 7.5% and 6.2% for the years ended December 31, 2000, 1999 and 1998, respectively.

    The table below illustrates the yields on average assets for each of the components of our investment portfolio for the three months ended March 31, 2001, and for the years ended December 31, 2000, 1999 and 1998:

                         INTERNATIONAL INVESTED ASSETS
                              YIELDS BY ASSET TYPE

                                                   AS OF MARCH 31,           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------   ------------------------------------------------------
                                                        2001                2000               1999               1998
                                                  -----------------   ----------------   ----------------   ----------------
                                                  YIELD     AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT
                                                  ------   --------   -----   --------   -----   --------   -----   --------
                                                                               ($ IN MILLIONS)
Fixed maturity securities, available-for-sale
  Gross investment income(1)....................     7.9%   $ 17.5     7.4%    $ 67.4     6.9%    $ 61.0     6.6%    $ 41.5
  Net realized capital gains (losses)...........     0.4       0.9     0.4        3.7     0.8        7.4    (0.1)      (0.9)
                                                            ------             ------             ------             ------
  Total.........................................            $ 18.4             $ 71.1             $ 68.4             $ 40.6
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $808.3             $964.9             $859.6             $895.5
Equity securities, available-for-sale
  Gross investment income(1)....................      --%   $   --     0.6%    $  0.5     6.9%    $  7.0     1.4%    $  1.1
  Net realized capital gains (losses)...........     1.4       0.2    (1.3)      (1.1)    1.6        1.6     0.3        0.2
                                                            ------             ------             ------             ------
  Total.........................................            $  0.2             $ (0.6)            $  8.6             $  1.3
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $ 37.7             $ 76.9             $ 96.1             $106.6
Mortgage loans -- Residential
  Gross investment income(1)....................     7.6%   $  3.2     8.6%    $ 11.2    15.2%    $  7.0      --%    $   --
  Net realized capital gains (losses)...........      --        --      --         --      --         --      --         --
                                                            ------             ------             ------             ------
  Total.........................................            $  3.2             $ 11.2             $  7.0             $   --
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $170.1             $166.9             $ 92.3             $   --
Real estate
  Gross investment income(1)....................    37.1%   $  0.8     5.1%    $  0.5     8.6%    $  0.4      --%    $   --
  Net realized capital gains (losses)...........      --        --      --         --      --         --      --         --
                                                            ------             ------             ------             ------
  Total.........................................            $  0.8             $  0.5             $  0.4             $   --
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $  8.3             $  8.7             $ 10.8             $   --
Cash and cash equivalents
  Gross investment income(1)....................     5.2%   $  1.9     4.4%    $  8.3     4.8%    $  5.9     8.7%    $  3.7
  Net realized capital gains (losses)...........      --        --      --         --      --         --    (0.2)      (0.1)
                                                            ------             ------             ------             ------
  Total.........................................            $  1.9             $  8.3             $  5.9             $  3.6
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $117.1             $176.5             $201.1             $ 44.6
Other investments
  Gross investment income(1)....................     9.5%   $  3.0    11.7%    $ 19.1    15.4%    $ 15.9    10.7%    $  1.6
  Net realized capital gains (losses)...........  (123.6)    (38.8)    0.1        0.2    (0.3)      (0.3)   94.9       14.3
                                                            ------             ------             ------             ------
  Total.........................................            $(35.8)            $ 19.3             $ 15.6             $ 15.9
                                                            ======             ======             ======             ======
  Ending assets (at carrying value).............            $121.4             $129.8             $196.4             $ 10.6
Total before investment expenses
  Gross investment income.......................     7.6%   $ 26.4     7.2%    $107.0     7.7%    $ 97.2     6.2%    $ 47.9
  Net realized capital gains (losses)...........   (10.8)    (37.7)    0.2        2.8     0.7        8.7     1.8       13.5
                                                            ------             ------             ------             ------
  Total.........................................            $(11.3)            $109.8             $105.9             $ 61.4
                                                            ======             ======             ======             ======
Investment expenses.............................     0.1%   $  0.3     0.1%    $  2.0     0.2%    $  3.1      --%    $   --
                                                            ------             ------             ------             ------
Net investment income...........................     7.5%   $ 26.1     7.1%    $105.0     7.5%    $ 94.1     6.2%    $ 47.9

---------------

(1) Yields, which are annualized for interim periods, are based on quarterly average asset carrying values for the three months ended March 31, 2001, and annual average asset carrying values for the years ended December 31, 2000, 1999 and 1998.

    FIXED MATURITY SECURITIES

    Fixed maturity securities consist primarily of publicly traded debt securities and represented 71% of total international invested assets for both March 31, 2001, and December 31, 2000, 68% as of December 31, 1999, and 88% as of December 31, 1998. Fixed maturity securities were diversified by type of issuer as of March 31, 2001 and for the years ended December 31, 2000, 1999 and 1998 as shown in the following table:

                         INTERNATIONAL INVESTED ASSETS
                  FIXED MATURITY SECURITIES BY TYPE OF ISSUER

                                         AS OF MARCH 31,                      AS OF DECEMBER 31,
                                         ----------------   ------------------------------------------------------
                                               2001               2000               1999               1998
                                         ----------------   ----------------   ----------------   ----------------
                                         CARRYING   % OF    CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                          AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                         --------   -----   --------   -----   --------   -----   --------   -----
                                                                      ($ IN MILLIONS)
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies............   $  0.6      --%    $  1.8      --%    $  0.7      --%    $305.4      34%
States and political subdivisions......       --      --         --      --         --      --         --      --
Non-U.S. governments...................    270.6      34      313.6      32      333.3      39       77.0       9
Corporate-public.......................    279.6      35      376.5      39      254.9      30      253.2      28
Corporate-private......................     11.9       1       16.3       2        2.6      --      242.4      27
Mortgage-backed securities and other
  asset backed securities..............    245.6      30      256.7      27      268.1      31       17.5       2
                                          ------     ---     ------     ---     ------     ---     ------     ---
         Total fixed maturities........   $808.3     100%    $964.9     100%    $859.6     100%    $895.5     100%
                                          ======     ===     ======     ===     ======     ===     ======     ===

    The fixed maturity securities held by the international operations have not been rated by external agencies and cannot be presented in a comparable rating agency equivalent.

    The issuers of the majority of our fixed maturity corporate securities are mainly banks and are categorized in the finance, insurance and real estate category as shown in the tables below:

                         INTERNATIONAL INVESTED ASSETS
 CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF MARCH 31, 2001

                                                           PUBLICLY TRADED    PRIVATELY PLACED        TOTAL
                                                           ----------------   ----------------   ----------------
                                                           CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                                            AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                                           --------   -----   --------   -----   --------   -----
                                                                              ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate.......................   $151.0      54%    $11.9      100%    $162.9      56%
Manufacturing............................................      0.3      --        --       --        0.3      --
Transportation and Public Utilities......................     26.6      10        --       --       26.6       9
Services.................................................     38.6      14        --       --       38.6      13
Mining...................................................       --      --        --       --         --      --
Retail...................................................     24.6       9        --       --       24.6       9
Agriculture, Forestry and Fishing........................       --      --        --       --         --      --
Public Administration....................................      1.0      --        --       --        1.0      --
Construction.............................................     37.5      13        --       --       37.5      13
                                                            ------     ---     -----      ---     ------     ---
         Total...........................................   $279.6     100%    $11.9      100%    $291.5     100%
                                                            ======     ===     =====      ===     ======     ===

                         INTERNATIONAL INVESTED ASSETS
  CORPORATE FIXED MATURITY SECURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31,
                                      2000

                                                           PUBLICLY TRADED    PRIVATELY PLACED        TOTAL
                                                           ----------------   ----------------   ----------------
                                                           CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                                            AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                                           --------   -----   --------   -----   --------   -----
                                                                              ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate.......................   $240.3      64%    $  --       --%    $240.3      61%
Manufacturing............................................      0.3      --      13.3       82       13.6       3
Transportation and Public Utilities......................    100.6      27        --       --      100.6      26
Services.................................................      9.1       2       2.7       17       11.8       3
Mining...................................................       --      --        --       --         --      --
Retail...................................................     26.2       7        --       --       26.2       7
Agriculture, Forestry and Fishing........................       --      --        --       --         --      --
Public Administration....................................       --      --        --       --         --      --
Construction.............................................       --      --       0.3        1        0.3      --
                                                            ------     ---     -----      ---     ------     ---
         Total...........................................   $376.5     100%    $16.3      100%    $392.8     100%
                                                            ======     ===     =====      ===     ======     ===

                         INTERNATIONAL INVESTED ASSETS
    CORPORATE FIXED MATURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31, 1999

                                                           PUBLICLY TRADED    PRIVATELY PLACED        TOTAL
                                                           ----------------   ----------------   ----------------
                                                           CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                                            AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                                           --------   -----   --------   -----   --------   -----
                                                                              ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate.......................   $174.5      69%     $2.6      100%    $177.1      69%
Manufacturing............................................      0.4      --        --       --        0.4      --
Transportation and Public Utilities......................     28.6      11        --       --       28.6      11
Services.................................................     26.7      10        --       --       26.7      10
Mining...................................................       --      --        --       --         --      --
Retail...................................................     15.0       6        --       --       15.0       6
Agriculture, Forestry and Fishing........................       --      --        --       --         --      --
Public Administration....................................      9.7       4        --       --        9.7       4
Construction.............................................       --      --        --       --         --      --
                                                            ------     ---      ----      ---     ------     ---
         Total...........................................   $254.9     100%     $2.6      100%    $257.5     100%
                                                            ======     ===      ====      ===     ======     ===

                         INTERNATIONAL INVESTED ASSETS
    CORPORATE FIXED MATURITIES PORTFOLIO BY INDUSTRY AS OF DECEMBER 31, 1998

                                                           PUBLICLY TRADED    PRIVATELY PLACED        TOTAL
                                                           ----------------   ----------------   ----------------
                                                           CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                                            AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                                           --------   -----   --------   -----   --------   -----
                                                                              ($ IN MILLIONS)
INDUSTRY CLASS
Finance, Insurance and Real Estate.......................   $253.2     100%    $   --      --%    $253.2      51%
Manufacturing............................................       --      --      242.4     100      242.4      49
Transportation and Public Utilities......................       --      --         --      --         --      --
Services.................................................       --      --         --      --         --      --
Mining...................................................       --      --         --      --         --      --
Retail...................................................       --      --         --      --         --      --
Agriculture, Forestry and Fishing........................       --      --         --      --         --      --
Public Administration....................................       --      --         --      --         --      --
Construction.............................................       --      --         --      --         --      --
                                                            ------     ---     ------     ---     ------     ---
         Total...........................................   $253.2     100%    $242.4     100%    $495.6     100%
                                                            ======     ===     ======     ===     ======     ===

    The international operations held $245.6 million of residential pass-through securities as of March 31, 2001, and $256.7 million, $268.1 million and $17.5 million as of December 31, 2000, 1999 and 1998, respectively.

                         INTERNATIONAL INVESTED ASSETS
                      MORTGAGE AND ASSET-BACKED SECURITIES

                                                              CARRYING AMOUNT    CARRYING AMOUNT AS OF
                                                              AS OF MARCH 31,        DECEMBER 31,
                                                              ---------------   -----------------------
                                                                   2001          2000     1999    1998
                                                              ---------------   ------   ------   -----
                                                                           ($ IN MILLIONS)
Residential pass-through securities.........................      $245.6        $256.7   $268.1   $17.5
Commercial MBS..............................................          --            --       --      --
Asset-backed securities.....................................          --            --       --      --
                                                                  ------        ------   ------   -----
         Total MBSs and asset-backed securities.............      $245.6        $256.7   $268.1   $17.5
                                                                  ======        ======   ======   =====

    The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity dates excluding scheduled sinking funds, as of March 31, 2001, and December 31, 2000 and 1999 were as follows:

                         INTERNATIONAL INVESTED ASSETS
            FIXED MATURITY SECURITIES BY CONTRACTUAL MATURITY DATES

                                                    AS OF MARCH 31,       AS OF DECEMBER 31,     AS OF DECEMBER 31,
                                                  --------------------   --------------------   --------------------
                                                          2001                   2000                   1999
                                                  --------------------   --------------------   --------------------
                                                  AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED   CARRYING
                                                    COST       AMOUNT      COST       AMOUNT      COST       AMOUNT
                                                  ---------   --------   ---------   --------   ---------   --------
                                                                           ($ IN MILLIONS)
Due in one year or less.........................   $ 31.7      $ 31.4     $ 31.6      $ 29.2     $ 49.7      $ 50.5
Due after one year through five years...........     77.0        79.0       91.8        95.3       63.8        65.8
Due after five years through ten years..........    160.0       184.1      215.6       217.2      122.7       132.1
Due after ten years.............................    291.6       268.2      356.4       366.5      334.7       343.1
                                                   ------      ------     ------      ------     ------      ------
         Subtotal...............................    560.3       562.7      695.4       708.2      570.9       591.5
Mortgage-backed and other securities without a
  single maturity date..........................    242.2       245.6      253.5       256.7      272.0       268.1
                                                   ------      ------     ------      ------     ------      ------
         Total..................................   $802.5      $808.3     $948.9      $964.9     $842.9      $859.6
                                                   ======      ======     ======      ======     ======      ======

    EQUITY SECURITIES

    Our equity securities represented 3% of international invested assets as of March 31, 2001, and 6%, 8% and 11% as of December 31, 2000, 1999 and 1998,
respectively. Our equity securities consisted of $14.2 million in mutual funds and $23.5 million in common stock as of March 31, 2001.

    RESIDENTIAL MORTGAGE LOANS

    Our Chilean operations originate residential mortgage loans. Residential mortgage loans comprised $170.1 million, or 15%, of international invested assets as of March 31, 2001 and $166.9 million, or 12%, as of December 31, 2000.

    DERIVATIVES

    Our use of derivative instruments includes foreign currency swaps, interest rate swaps and currency forwards. The following tables present our position in, and credit exposure to, derivative financial instruments as of March 31, 2001, and December 31, 2000 and 1999, respectively. We did not use derivatives prior to 1999.

                         INTERNATIONAL INVESTED ASSETS
                        DERIVATIVE FINANCIAL INSTRUMENTS

                                         AS OF MARCH 31,                      AS OF DECEMBER 31,
                                         ----------------   ------------------------------------------------------
                                               2001               2000               1999               1998
                                         ----------------   ----------------   ----------------   ----------------
                                         NOTIONAL   % OF    NOTIONAL   % OF    NOTIONAL   % OF    NOTIONAL   % OF
                                          AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                         --------   -----   --------   -----   --------   -----   --------   -----
                                                                      ($ IN MILLIONS)
Foreign currency swaps.................  $  665.1     39%   $  665.0     39%   $  670.0     39%     $--       --%
Interest rate swaps....................     665.0     39       665.0     39       665.0     39       --       --
Currency forwards......................     380.0     22       380.0     22       380.0     22       --       --
                                         --------    ---    --------    ---    --------    ---      ---       --
         Total.........................  $1,710.1    100%   $1,710.0    100%   $1,715.0    100%     $--       --%
                                         ========    ===    ========    ===    ========    ===      ===       ==

                         INTERNATIONAL INVESTED ASSETS
                        DERIVATIVE FINANCIAL INSTRUMENTS

                                     AS OF MARCH 31,                      AS OF DECEMBER 31,
                                     ----------------   ------------------------------------------------------
                                           2001               2000               1999               1998
                                     ----------------   ----------------   ----------------   ----------------
                                      CREDIT    % OF     CREDIT    % OF     CREDIT    % OF     CREDIT    % OF
                                     EXPOSURE   TOTAL   EXPOSURE   TOTAL   EXPOSURE   TOTAL   EXPOSURE   TOTAL
                                     --------   -----   --------   -----   --------   -----   --------   -----
                                                                  ($ IN MILLIONS)
Interest rate swaps................   $ 44.9      25%    $39.1       42%    $  --       --%     $--       --%
Foreign currency swaps.............     76.8      44      28.4       30      14.8      100       --       --
Currency forwards..................     54.6      31      26.2       28        --       --       --       --
                                      ------     ---     -----      ---     -----      ---      ---       --
         Total.....................   $176.3     100%    $93.7      100%    $14.8      100%     $--       --%
                                      ======     ===     =====      ===     =====      ===      ===       ==

    OTHER INVESTMENTS

    Our other investments totaled $121.4 million as of March 31, 2001, compared to $129.8 million as of December 31, 2000 and $196.4 million as of December 31, 1999. Of the $121.4 million, $38.2 million is related to subordinated notes in BT Financial Group's margin lending program, $37.8 million represents our investment in subsidiaries including Brazil, Japan and India, $23.8 million represents BT Financial Group's investment in unit trusts, $12.9 million represents our investment in Chilean operations, $8.3 million represents our investment in Hong Kong, and $0.4 million represents our investment in Mexican operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table lists our directors and executive officers, their ages and their positions:

NAME OF OFFICER                        AGE(1)                             POSITION
---------------                        ------                             --------
David J. Drury.......................    56     Chairman of the Board, Chairman and Director
J. Barry Griswell....................    51     President and Chief Executive Officer and Director
Betsy J. Bernard.....................    45     Director
Jocelyn Carter-Miller................    43     Director
Daniel Gelatt........................    53     Director
Sandra L. Helton.....................    51     Director
Charles S. Johnson...................    62     Director
William T. Kerr......................    59     Director
Lee Liu..............................    67     Director
Victor H. Loewenstein................    62     Director
Ronald D. Pearson....................    60     Director
Federico F. Pena.....................    53     Director
Donald M. Stewart....................    62     Director
Elizabeth E. Tallett.................    51     Director
John E. Aschenbrenner................    51     Executive Vice President
Michael T. Daley.....................    44     Executive Vice President
Dennis P. Francis....................    57     Senior Vice President
Michael H. Gersie....................    52     Executive Vice President and Chief Financial Officer
Ellen Z. Lamale......................    47     Senior Vice President and Chief Actuary
Mary A. O'Keefe......................    44     Senior Vice President
Richard L. Prey......................    59     Executive Vice President
Karen E. Shaff.......................    46     Senior Vice President and General Counsel
Norman R. Sorensen...................    56     Senior Vice President
Carl C. Williams.....................    63     Senior Vice President and Chief Information Officer

---------------

(1) At December 31, 2000.

    The following is biographical information for our directors and executive officers:

    DAVID J. DRURY has been Chairman of Principal Financial Group, Inc. since April 25, 2001, Chairman of Principal Life since January 2000, a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since 1993. Mr. Drury has announced his retirement as Chairman of Principal Financial Group, Inc. and Principal Life, which he expects to occur following completion of the demutualization. Prior to 2000, Mr. Drury was Chairman and Chief Executive Officer of Principal Life from 1995 to 1999. He is a director of Coventry Health Care, Inc., a managed health care company, and a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He chairs the Executive and Investment Committees of the board of directors of Principal Life and is a member of the Board-Management Committee and, effective August 21, 2001, will assume the same positions with Principal Financial Group, Inc.

    J. BARRY GRISWELL has been President and Chief Executive Officer of Principal Financial Group, Inc. since April 25, 2001, President and Chief Executive Officer of Principal Life since January 2000, a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since March 1998. Effective upon Mr. Drury's retirement, Mr. Griswell will assume the additional title of Chairman of Principal Financial Group, Inc. and Principal Life. Prior to his current position, Mr. Griswell held the following positions with Principal Life: President 1998-2000, Executive Vice President 1996-1998, Senior Vice President 1991-1996. He is a Chartered Life Underwriter, a Chartered Financial Consultant and a LIMRA Leadership Institute Fellow. He is Chair of the Board-Management Committee and is a member of the Executive and Investment Committees of the board of directors of Principal Life and, effective August 21, 2001, will assume the same positions with Principal Financial Group, Inc. Mr. Griswell serves as a director of the 28 mutual funds that comprise the Principal Family of Mutual Funds.

    BETSY J. BERNARD has been a director of Principal Financial Group, Inc. since April 24, 2001, and a Principal Life director since February 1999. Ms. Bernard has been President and Chief Executive Officer of AT&T Consumer since April 2001. Prior to April 2001, she was Executive Vice President -- National Mass Markets of Qwest Communications, formerly U S WEST, July 2000-January 2001. Prior to July 2000, she was Executive Vice President -- Retail Markets of U S WEST August 1998-June 2000; President and Chief Executive Officer of U S WEST Long Distance June 1998-August 1998; President and Chief Executive Officer of Avirnex Communications Group December 1997-June 1998; President and Chief Operating Officer of Avirnex July 1997-December 1997; President and Chief Executive Officer of Pacific Bell Communications, Pacific Telesis from 1995-July 1997; Vice President, Business Market Group of Pacific

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Telesis in 1995; Customer Service Vice President, Data Communication Services of
AT&T 1994-1995. She is a director of Astracon Inc., a company specializing in connectivity intelligence software, Zantaz.com, a firm that provides Internet based services, Portview Communications, a telecommunications company, and Serco Group PLC in the UK. She is a member of the Nominating Committee of the board of directors of Principal Life. Effective August 21, 2001, Ms. Bernard will be
Chair of the Nominating Committee and a member of the Board-Management Committee of the board of directors of Principal Life and Principal Financial Group, Inc.

    JOCELYN CARTER-MILLER has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since February 1999. Ms. Carter-Miller has been Corporate Vice President and Chief Marketing Officer of Motorola, Inc. since February 1999. Prior to February 1999, she held the following positions with Motorola: Vice President, CLQC, Consumer Solutions Group, Personal Communications Sector 1998-1999; Vice President and General Manager, Worldwide Networks Division 1997-1998; Vice President of Latin American and Caribbean Operations 1994-1997. She is a member of the Audit and Strategic Issues Committees of the board of directors of Principal Life and, effective August 21, 2001, will assume the same positions with Principal Financial Group, Inc.

    DANIEL GELATT has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since August 1988. Mr. Gelatt has been President of NMT Corporation, a computer software and microfilm service business, since 1986. He is the Chair of the Human Resources Committee and a member of the Executive and Board-Management Committees of the board of directors of Principal Life. Effective August 21, 2001, Mr. Gelatt will be a member of the Executive, Human Resources and Board-Management Committees of the board of directors of Principal Life and Principal Financial Group, Inc.

    SANDRA L. HELTON has been a director of Principal Financial Group, Inc. since May 21, 2001 and a Principal Life director since May 21, 2001. Ms. Helton has been Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc. since 1998. Prior to 1998, she was Vice President and Corporate Controller of Compaq Computer Corporation from 1997-1998. From 1994-1997, Ms. Helton was Senior Vice President and Treasurer of Corning Incorporated. She is director of Telephone & Data Systems, Inc., a diversified telecommunications corporation. She is a member of the Audit Committee of the board of directors of Principal Life and, effective August 21, 2001, Ms. Helton will assume the same position with Principal Financial Group, Inc.

    CHARLES S. JOHNSON has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since October 1995. Mr. Johnson is the retired Executive Vice President of DuPont, a position he held in 1999. Prior to his position with DuPont, he was Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc. from December 1996-1999, President and Chief Executive Officer from September 1995-December 1996. He is a director of Gaylord Container Corporation, a manufacturer of corrugated containers. He is a member of the Audit and Strategic Issues Committees of the board of directors of Principal Life and, effective August 21, 2001, Mr. Johnson will assume the same positions with Principal Financial Group, Inc. and will become a member of the Pricing Committee of the board of directors of Principal Financial Group, Inc.

    WILLIAM T. KERR has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since February 1995. Mr. Kerr has been Chairman and Chief Executive Officer of Meredith Corporation since January 1998. He served as President and Chief Executive Officer of Meredith from 1997-1998 and as Meredith's President and Chief Operating Officer from 1994-1997. He is a director of Meredith Corporation, a media and marketing company, Maytag Corporation, a manufacturer of household appliances, and Storage Technology Corporation, a manufacturer of information storage and retrieval devices. He is the Chair of the Nominating and Strategic Issues Committees and a member of the Executive and Board-Management Committees of the board of directors of Principal Life. Effective August 21, 2001, Mr. Kerr will be Chair of the Human Resources and Strategic Issues Committees and a member of the Executive and Board-Management Committees of Principal Life and Principal Financial Group, Inc. and a member of the Pricing Committee of the board of directors of Principal Financial Group, Inc.

    LEE LIU has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since August 1990. Mr. Liu is the retired Chairman of the Board of Alliant Energy Corporation, a position he held from 1998-2000. Prior to his position with Alliant, he was Chairman and Chief Executive Officer of IES Industries from 1996-1999 and was IES's Chairman, President and Chief Executive Officer from 1993-1996. He is a director of Alliant Energy Corporation and Eastman Chemical Company, a manufacturer of industrial products. He is a member of the Executive, Human Resources and Board-Management Committees of the board of directors of Principal Life. Effective August 21, 2001, Mr. Liu will be a member of the Executive and Human Resources Committees of the board of directors of Principal Life and Principal Financial Group, Inc.

    VICTOR H. LOEWENSTEIN has been a director of Principal Financial Group, Inc. since April 24, 2001 and a director of Principal Life since August 1991. Mr. Loewenstein has been managing partner of Egon Zehnder International, a management consulting firm, since 1979. He is a member of the Nominating Committee of the board of directors of Principal Life and, effective August 21, 2001, will assume the same position with Principal Financial Group, Inc.

    RONALD D. PEARSON has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since June 1996. Mr. Pearson has been Chairman, President and Chief Executive Officer of Hy-Vee, Inc., a

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retail grocer, since 1989. He is a member of the Human Resources Committee of the board of directors of Principal Life and, effective August 21, 2001, will assume the same position with Principal Financial Group, Inc.

    FEDERICO F. PENA has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since November 1999. Mr. Pena has been Managing Director of Vestar Capital Partners, an investment firm specializing in management buyouts, recapitalizations and growth capital investments, since 2000. He served as Vestar's Senior Advisor from 1998-2000. Prior to his employment with Vestar, Mr. Pena was Secretary of the U.S. Department of Energy from 1996-1998 and Secretary of the U.S. Department of Transportation from 1993-1996. He is a director of Marsico Funds, which are mutual funds, Valor Communications, a telecommunications company, and Sonic, Inc. He is a member of the Nominating Committee of the board of directors of Principal Life and, effective August 21, 2001, will assume the same position with Principal Financial Group, Inc.

    DONALD M. STEWART has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since June 1979. Mr. Stewart has been President and Chief Executive Officer of The Chicago Community Trust, a philanthropic organization, since June 2000. Prior to June 2000, he was Senior Program Officer and Special Advisor to the President at the Carnegie Corporation of New York from July 1999-May 2000, and President of The College Board from 1986-June 1999. He is a director of The Campbell Soup Company, a food and beverage manufacturing firm, and The New York Times Company, a diversified media company. He is a member of the Human Resources Committee of the board of directors of Principal Life. Effective August 21, 2001, Mr. Stewart will be a member of the Nominating Committee of the board of directors of Principal Life and Principal Financial Group, Inc.

    ELIZABETH E. TALLETT has been a director of Principal Financial Group, Inc. since April 24, 2001 and a Principal Life director since May 1992. Ms. Tallett has been President and Chief Executive Officer of Galenor Inc., a research pharmaceutical company, since 1999 and has also been President and Chief Executive Officer of Dioscor Inc., a pharmaceutical and biotechnology firm, since 1996. Prior to 1996, she was President and Chief Executive Officer of Transcell Technologies, Inc. She is a director of Coventry Health Care, Inc., a managed health care company; IntegraMed America, Inc., a health services company, Varian, Inc., a supplier of scientific instruments, and Varian Semiconductor Equipment Associates, Inc., a semiconductor equipment company. She is Chair of the Audit Committee and a member of the Board-Management Committee of the board of directors of Principal Life. Effective August 21, 2001, Ms. Tallett will be Chair of the Audit Committee and a member of the Board-Management Committee of the board of directors of Principal Life and Principal Financial Group, Inc. and a member of the Pricing Committee of Principal Financial Group, Inc.

    JOHN E. ASCHENBRENNER who heads the Life and Health Insurance and Mortgage Banking segments of our operations has been Executive Vice President of Principal Financial Group, Inc. since April 25, 2001 and Executive Vice President of Principal Life since January 2000. From 1996-1999, he was Senior Vice President of Principal Life and from 1990-1995, he was Vice
President -- Individual Markets of Principal Life. Mr. Aschenbrenner serves as a director of the 28 mutual funds that comprise the Principal Family of Mutual Funds.

    MICHAEL T. DALEY who heads Marketing and Distribution has been Executive Vice President of Principal Financial Group, Inc. since April 25, 2001 and Executive Vice President of Principal Life since June 2000. From 1997-2000, he was Senior Vice President of CIGNA Retirement and Investment Services and from 1992-1997, he was Managing Director of Bankers Trust Company.

    DENNIS P. FRANCIS has been Chief Executive Officer of Principal Capital Management since 1999. He has been Senior Vice President of Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President and Chief Investment Officer of Principal Life since 1998. From 1990-1997, he was Vice
President -- Commercial Real Estate of Principal Life.

    MICHAEL H. GERSIE has been Executive Vice President and Chief Financial Officer of Principal Financial Group, Inc. since April 25, 2001 and Executive Vice President and Chief Financial Officer of Principal Life since January 2000. From 1994-1999, he was Senior Vice President of Principal Life.

    ELLEN Z. LAMALE has been Senior Vice President and Chief Actuary of Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President and Chief Actuary of Principal Life since June 1999. From 1992-1999, she was Vice President and Chief Actuary of Principal Life.

    MARY A. O'KEEFE who heads Corporate Relations and Human Resources has been Senior Vice President of Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President of Principal Life since January 1998. From 1994-1997, she was Vice President -- Corporate Relations of Principal Life.

    RICHARD L. PREY who heads the U. S. Asset Accumulation business has been Executive Vice President of Principal Financial Group, Inc. since April 25, 2001 and Executive Vice President of Principal Life since January 2000. From 1997-1999, he was Senior Vice President of Principal Life, from 1996-1997, he was Vice President -- Pension of Principal Life and from 1993-1996, he was President and Chief Executive Officer of Delaware Charter Guarantee & Trust Company, an indirect subsidiary of Principal Life.

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    KAREN E. SHAFF has been Senior Vice President and General Counsel of
Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President and General Counsel of Principal Life since January 2000. From June 1999-December 1999, she was Senior Vice President and Deputy General Counsel of Principal Life, and from 1995-May 1999, she was Vice President and Associate General Counsel of Principal Life. She is a director of HealthExtras, Inc.

    NORMAN R. SORENSEN has been President of Principal International, Inc. since 1998 and has been Senior Vice President of Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President of Principal Life since December 1998. From 1989-November 1998, he was Vice President and Senior Executive -- Latin America, American International Group.

    CARL C. WILLIAMS has been Senior Vice President and Chief Information Officer of Principal Financial Group, Inc. since April 25, 2001 and Senior Vice President and Chief Information Officer of Principal Life since July 1997. From 1993-1997, he was Vice President -- Information Technology of Amoco Oil.

COMPOSITION OF BOARD AND COMMITTEES

    Principal Financial Group, Inc. is managed under the direction of its board of directors. Its board of directors was initially composed of 13 directors, 11 of whom were not officers, and has added one additional director, who is not an officer. Principal Financial Group, Inc. has also established the following standing committees of the board of directors:

  AUDIT COMMITTEE

    The Audit committee of Principal Financial Group, Inc. was chosen by the board of directors from those members who are not officers of Principal Financial Group, Inc. or its subsidiaries. The Audit committee will recommend to the board of directors a firm of independent certified public accountants to annually audit the books and records. The Audit committee will review and report on the activities of the independent certified public accountants to the board of directors and review and advise the board of directors as to the adequacy of Principal Financial Group, Inc.'s system of internal accounting controls.

  HUMAN RESOURCES COMMITTEE

    The Human Resources committee of Principal Financial Group, Inc. was chosen by the board of directors from those members who are not officers of Principal Financial Group, Inc. or its subsidiaries. The Human Resources committee will make recommendations to the board of directors regarding salaries and any supplemental employee compensation of the executive officers and act upon management's recommendations for salary and supplemental employee compensation policies for all other employees.

  OTHER COMMITTEES

    The board of directors may form such other committees of the board of directors as it deems appropriate.

COMPENSATION OF DIRECTORS

    The compensation for our directors who are not officers or employees of Principal Mutual Holding Company or its subsidiaries consists of a $31,500 annual retainer plus a $2,500 per day attendance fee for each regular or special board meeting attended in person. These directors are also compensated for participation on committees. We anticipate that, following the conversion, the directors of Principal Financial Group, Inc. will be identical to the directors of Principal Life. We do not currently plan to pay any additional compensation to directors for also participating on the board of directors of Principal Life.

    In addition, following the conversion, directors who are not officers or employees will receive initial and annual grants of options and are eligible for discretionary grants of options pursuant to the directors stock plan. Non-employee directors also receive an initial grant of RESTRICTED STOCK UNITS and a grant of Restricted Stock Units upon re-election to the board, and are eligible for discretionary grants of RESTRICTED STOCK or Restricted Stock Units pursuant to the directors stock plan. The annual retainer payable to directors will be reduced by $7,500 upon the grant of awards under the directors stock plan. A description of our directors stock plan is provided below.

    Principal Financial Group, Inc. intends to adopt a directors deferred compensation plan pursuant to which each non-employee director who receives a cash retainer and meeting fees would have the right to defer all or a portion of such payments into an account and would be deemed to be invested in common stock.

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

COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table sets forth the compensation paid to our chief executive officer and the four other most highly compensated executive officers employed as of December 31, 2000, for services rendered during the fiscal year ended December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                               ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY    BONUS(1)   LTIP PAYOUTS(2)   COMPENSATION(3)
---------------------------                  ----   --------   --------   ---------------   ---------------
J. Barry Griswell..........................
President, CEO                               2000   $841,346   $378,606      $316,888           $33,783
David J. Drury.............................
Chairman                                     2000    825,000   371,250        479,538            37,205
Michael H. Gersie..........................
EVP, CFO                                     2000    333,269   134,974        303,737            13,978
Richard L. Prey............................
EVP                                          2000    328,269   132,949        301,087            12,592
John E. Aschenbrenner......................
EVP                                          2000    318,269   128,899        295,727            13,211

---------------

(1) The amounts shown represent the 2000 incentive compensation awards paid in 2001 under the Principal Financial Group incentive pay plan.

(2) The amounts shown represent the payout of the 1998 long-term performance award in respect of the 1998 through 2000 cycle under the Principal Financial Group long-term performance plan. Amounts shown include amounts paid as well as deferred.

(3) The amounts shown represent the total of our contributions to our employees savings plan in which all of our employees are generally eligible to participate, and contributions to our excess plan, our non-qualified supplemental executive retirement plan. For the year ending December 31, 2000, our contribution to the employees savings plan for each named executive officer was $3,938 (the maximum allowable contribution under the plan). Our contributions to the excess plan for the year ending December 31, 2000, for these officers were as follows: Mr. Griswell, $29,845; Mr. Drury, $33,268; Mr. Gersie, $10,041; Mr. Prey, $8,654; and Mr. Aschenbrenner, $9,273. The amount set forth for Mr. Prey in this column does not include matching contributions made by us in the year 2000 in respect of his salary and bonus for 1999.

EMPLOYMENT AGREEMENTS

    We have previously entered into an employment agreement with J. Barry Griswell, pursuant to which Mr. Griswell will continue in his capacity as our president and chief executive officer for an employment term of three years from the date of the employment agreement. This three-year term will automatically be extended for additional two-year terms unless either Mr. Griswell or we notify the other of the intention not to extend the agreement. Mr. Griswell's annual salary under this agreement is $850,000, periodically increased in accordance with our regular policy, and he participates in our incentive compensation plans, long-term performance plan and qualified and non-qualified savings and retirement plans.

    The employment agreement provides that Mr. Griswell would be entitled to certain severance benefits in the event that his employment terminates under certain circumstances. These benefits are substantially similar to the severance benefits to which Mr. Griswell would be entitled pursuant to the "change in control" agreement described below, except that in the case of a termination of his employment where there has not been a change of control, Mr. Griswell, pursuant to the terms of his employment agreement, will generally be entitled to two times the amounts indicated below, not three times.

    We have entered into "change in control" employment agreements with Mr. Griswell and with each of the other named executive officers that provide each executive with assurances as to the terms and conditions of his employment and as to the termination benefits that would be payable to him upon a termination of employment relating to a change of control (as defined in the agreements and as set forth below). The purpose of these agreements is to assure the covered executive that, following a change of control or related events, he will receive substantially comparable compensation and benefits and have substantially comparable terms and conditions of employment as those he enjoyed prior to the occurrence of such event. To that end, in the event of a change of control, these agreements:

    - mandate that the executive receive specified levels of salary, incentive compensation and benefits for a period of not less than two years following the occurrence of a change of control;

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

    - provide for the immediate vesting of all options and shares of Restricted Stock then held by each executive, unless the applicable merger agreement provides that the options are to be assumed by the acquirer, in which case only the Restricted Stock will vest; however, there can be no exercise of options nor distribution of Restricted Stock awards until eighteen months following the completion of the demutualization;

    - provide for a payment to be made to each executive, within 10 days of a change of control, of a pro rata portion of any annual bonus and/or long-term incentive award then outstanding, in respect of the applicable periods prior to the change of control;

    - provide that each executive will vest and be paid, within 10 days of a change of control, the outstanding account balances under any non-qualified deferral or supplemental benefits program, whether vested or unvested; and

    - assure each executive of receiving a specified level of termination benefits in the event that his employment is terminated without "cause" or by the executive voluntarily for "good reason."

    For this purpose, good reason means adverse changes in the terms and conditions of the executive's employment, including:

    - any failure to pay the executive's base salary or any required increase in salary;

    - any failure to pay the executive's annual bonus or any reduction in the executive's annual bonus opportunity;

    - any material adverse change in the executive's position (including offices, titles or reporting requirements, but not reporting responsibilities), authority or duties under the agreement; or

    - any material reduction in the executive's aggregate compensation and benefits or requiring the executive to be based at any office or location other than the location at which he worked prior to the change of control.

    The benefits to be paid or provided under the agreements upon a qualifying termination include:

    - a lump sum severance benefit equal to three times the sum of the executive's annual base salary, target annual bonus and annualized target long-term bonus; provided that the annualized target long-term bonus will not be included as part of the severance benefits if the executive's termination occurs on or after the third anniversary of the date we first make a grant of stock options to a peer executive;

    - the immediate vesting of all stock options and shares of Restricted Stock or similar awards then held, except that there can be no option exercise or distribution of Restricted Stock until eighteen months following the completion of the demutualization;

    - a pro-rated annual bonus for the year of termination and a pro-rated long-term incentive plan payment for each cycle then in progress, minus, in each case, the amount, if any, paid in respect of such annual or long-term incentive plan at the time of the change of control;

    - the unpaid account balances under any non-qualified deferral or supplemental benefits program, whether vested or unvested;

    - the lump sum value of the additional retirement benefits the executive would have accrued had he or she become fully vested in all such previously-unvested benefits, accrued three additional years of service and received the lump-sum severance benefits described above, excluding the long-term incentive plan bonuses, as covered compensation during such assumed additional years of service;

    - an additional payment to offset any excise tax imposed under section 4999 of the Internal Revenue Code, but only if the after-tax amount of the additional payment would exceed 10% of the after-tax benefits the executive would receive if the executive's benefits were limited to an amount such that the payments would not be subject to the excise tax; and

    - the reimbursement for legal fees and other related expenses required to secure, preserve or obtain benefits under the agreement.

    In addition, until the third anniversary of the date of the executive's termination, the executive shall continue to receive welfare benefits, including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs, which are at least as favorable as the most favorable programs at the same costs applicable to peer executives and their families who are actively employed after such termination date.

    In exchange for these benefits, Mr. Griswell has agreed that for two years, and the other named executive officers have agreed that for one year, following a termination of employment that results in the executive receiving severance benefits as described above, the executive will not engage or participate in, or become employed by or serve as a director of or consultant to, a competing business; nor will the executive solicit employees or customers, or interfere with the relationship we have with our employees or customers.

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    For purposes of these agreements, following the effective date of this offering, a change of control will mean any one or more of the following events:

    - any person becoming the beneficial owner of 25% or more of our common stock;

    - the individuals then serving as members of our board of directors who were members of such board as of the date of the agreement cease for any reason to constitute at least a majority of the board of directors, provided that, for this purpose, any subsequently-appointed or elected member of the board of directors whose election or nomination for election (unless such election, nomination or appointment was in connection with an actual or threatened proxy contest) was approved by a vote or written consent of at least a majority of the incumbent directors then in office and the directors elected or nominated in a manner consistent with the conditions of this provision shall be treated as an incumbent director; or

    - the consummation of a merger, reorganization, consolidation or similar transaction other than a transaction immediately following which the stockholders of Principal Financial Group, Inc. continue to own more than 60% of the voting securities of the surviving corporation or its ultimate parent corporation; or approval by the stockholders of Principal Financial Group, Inc. of a plan or agreement for the sale or other disposition of all or substantially all of its consolidated assets or a plan of liquidation.

    However, if specific conditions are met, a reorganization transaction of the type outlined in the third item above may not trigger the full protection otherwise afforded to management under such agreements because the requisite conditions will afford management reasonable protection that there will be a reasonable continuity of the business conditions that existed prior to the occurrence of such event. These conditions are that:

    - immediately following any such transaction, the stockholders of Principal Financial Group, Inc. must continue to own more than 40% of the voting securities of the surviving corporation or its ultimate parent corporation;

    - no person is or becomes the beneficial owner of 25% or more of the voting securities of the corporation surviving such reorganization transaction, or its parent;

    - for two years, directors who were in office immediately preceding the reorganization transaction continue to constitute not less than (i) a majority of the board of directors if, immediately following any such transaction, the stockholders of Principal Financial Group, Inc. continue to own more than 50% of the voting securities of the surviving corporation or its ultimate parent corporation or (ii) one member less than a majority of the board of directors, if immediately following any such transaction, the stockholders of Principal Financial Group, Inc. continue to own more than 40% but less than 50% of the voting securities of the surviving corporation or its ultimate parent corporation; and

    - the person who was the chief executive officer of Principal Financial Group, Inc. immediately prior to the first to occur of (x) the day prior to the first occurrence of certain events leading to the transaction or
      (y) the day prior to the effective date of the transaction shall serve as the chief executive officer of the surviving corporation at all times during the period commencing on the effective date and ending on the first anniversary of the effective date.

    If any of the conditions described in the second, third or fourth items above cease to be satisfied, then the full benefit of the protection afforded under such agreements will become operative.

STOCK INCENTIVE PLAN

    Our Human Resources committee will be responsible for administering the Principal Financial Group, Inc. stock incentive plan. Under the stock incentive plan, the Human Resources committee may from time to time grant to our officers, employees and agents stock options, STOCK APPRECIATION RIGHTS, Restricted Stock and Restricted Stock Units. The Human Resources committee may not grant any awards to employees or agents under the stock incentive plan that will take effect prior to 30 days following the completion of the demutualization and may not make any grants to any of our executive officers until six months after the completion of the demutualization.

    The maximum number of shares of common stock that may be issued under the stock incentive plan, together with the excess plan (our non-qualified defined contribution retirement plan), the directors stock plan (described below), the long-term performance plan (described below) and any new plan awarding our common stock, in the five years following the completion of the demutualization, is 6% of the number of shares outstanding immediately following the completion of the demutualization, unless shareholders vote to increase the maximum number. The number of shares that may be awarded in the eighteen months following the completion of the demutualization is limited to 40% of such maximum. During any three-year period, no individual participant may be granted awards in respect of more than 10% of the total shares available for issuance under the plan.

    The Human Resources committee may permit participants to defer receipt of shares of common stock that would otherwise be issued in connection with an award under the plan.

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    It is expected that the Human Resources committee will make a one-time, nonrecurring grant of options to most of our employees including, at the discretion of the Human Resources committee, our agents who are statutory employees, 30 days after the completion of the demutualization. The purpose of this one-time company-wide grant is to encourage the work force to be aware of the impact that their performance can have on the financial success of the enterprise taken as a whole. Employees with a title equivalent or senior to Second Vice President will not participate in the one-time company-wide grant. None of the participants in the long-term performance plan described below will participate in the one-time company-wide grant. Each option granted in the one-time company-wide grant will become exercisable in full on the date which is three years from the date of the one-time company-wide grant.

    The shares to be issued under the stock incentive plan may be unissued shares or treasury shares. Upon the occurrence of events that affect our capitalization, appropriate adjustments may be made in the number and kind of shares that may be issued under the stock incentive plan in the future and in the number and kind of shares and price per share under all outstanding stock options and Stock Appreciation Rights granted before the event. Notwithstanding the foregoing, if any grant made under the stock incentive plan is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

    The Human Resources committee may condition the grant of any option or other award upon the recipient agreeing to conditions or covenants in favor of Principal Financial Group, Inc. and/or one or more of its subsidiaries that may have effect following the termination of the recipient's employment. These conditions and covenants may include restrictions on the ability to transfer the underlying shares of common stock or covenants not to compete, not to solicit employees and customers and not to disclose confidential information. The Human Resources committee may also require that, after an option or other award has been exercised, the recipient disgorge any profit, gain or other benefit received from the option if the optionee breaches any of these commitments. These provisions will not apply to the one-time company-wide grant described above.

    The Human Resources committee may grant nonqualified stock options to officers, employees and agents and may grant stock options qualifying as incentive stock options under the Internal Revenue Code to officers and employees, including agents who are statutory employees. The maximum number of shares issuable pursuant to incentive stock options that may be awarded under the plan is 10,000,000. The exercise price per share of common stock subject to either a nonqualified stock option or an incentive stock option will be not less than the fair market value, as defined in the stock incentive plan, of such share on the date of grant. To exercise an option, an option holder may pay the exercise price in cash or, if permitted by the Human Resources committee, by delivering on the date of exercise other shares of common stock having an aggregate fair market value equal to the exercise price of the option or by delivering some combination of cash and other shares of common stock. An option may also be exercised through an arrangement with a broker approved by the Human Resources committee whereby payment of the exercise price is accomplished with the sale of common stock.

    Other than options granted with respect to the one-time company-wide grant as described above, each option will generally become exercisable in three approximately equal installments on each of the first three anniversaries of the date of the grant of the option. The term of each option will be fixed by the Human Resources committee but may not be more than ten years from its date of grant. Notwithstanding any other provision of the plan, no option shall become exercisable earlier than 18 months following the completion of the demutualization, except in cases of accelerated exercisability due to death or disability of any employee, due to the approved retirement of any employee who is below the level of Second Vice President or, in limited circumstances, as approved by the Insurance Commissioner of the State of Iowa.

    In the event an employee terminates service by reason of disability or death, all options then held by the employee, whether or not then exercisable, will become immediately exercisable and will generally remain exercisable for a period of three years or for such shorter period as the Human Resources committee shall determine at the time of grant. In the event an employee terminates service by reason of normal or approved early retirement, all options then held by the employee will become immediately exercisable and will remain exercisable for a period of three years or for such other period as the Human Resources committee shall determine at the time of grant, subject to the last sentence in the previous paragraph. In the event an employee's service terminates for cause or by resignation, other than in the circumstances addressed above, he or she will lose all of his or her outstanding options, whether or not then exercisable. In general, in the event an employee terminates service for any reason other than those listed above, all options then held by the employee that are then exercisable will remain exercisable for a period of 90 days. Of course, regardless of the rules regarding when an option can be exercised after termination, no option will be exercisable after its stated maximum term.

    The Human Resources committee may also grant Stock Appreciation Rights to employees, officers and agents that can either be free standing awards or awards that are related to a stock option in such a way that the exercise of either the Stock Appreciation Right or the stock option will cause the cancellation of the other award. The terms and conditions applicable with respect to any grant of a Stock Appreciation Right will be substantially the same as apply to the grant of a stock option. This means that the vesting of a Stock Appreciation Right, and the time that a recipient of a

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

Stock Appreciation Right will have to exercise the Stock Appreciation Right after the termination of his or her service with Principal Financial Group, Inc. and its affiliates, will be substantially the same as applies to a stock option.

    Upon the exercise of a nonqualified option, the option holder will generally recognize ordinary income in an amount equal to the difference between the then fair market value of the common stock being purchased and the exercise price paid to acquire such stock. We will generally be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the employee. Upon the sale of the underlying stock after satisfying the holding period requirement that the stock be held for one year following the exercise of the option, an employee will recognize long-term capital gain (loss) to the extent that the sale price received exceeds (or is less than) the fair market value of the stock at the time of exercise. The tax treatment of a Stock Appreciation Right is essentially the same as is applicable in respect of a nonqualified stock option.

    The exercise of an incentive stock option generally does not result in any federal income tax consequences. Upon the sale of the underlying stock after satisfying the applicable holding period requirements, including a requirement that the stock be held until one year following the exercise of the option and two years following the date of grant, an employee will recognize long-term capital gain (loss) to the extent that the sale price received exceeds (or is less than) the price paid to purchase the stock. If the holding periods are not satisfied, the tax consequences with respect to an incentive stock option are generally the same as those that apply to a nonqualified stock option, except that the amount of ordinary income realized by the employee will not exceed the excess of the amount received by an employee in any sale over the employee's exercise price to purchase the stock.

    The Human Resources committee also has the right to grant awards of Restricted Stock to our employees, officers and agents at such times and for such number of shares of common stock as the Human Resources committee may determine. The Human Resources committee may elect to grant any such person Restricted Stock Units, which are contractual rights to receive shares of common stock or cash in an amount equal to the value of a specified number of shares of common stock in the future, after the satisfaction of specified vesting conditions, that is the economic equivalent of an award of Restricted Stock. Any such award of Restricted Stock Units shall be in substantially the same terms as an award of Restricted Stock. Notwithstanding any other provision of the plan, no award shall become exercisable or distributable earlier than 18 months following the completion of the demutualization, except in cases of accelerated exercisability or distribution due to death or disability of any employee, due to the approved retirement of any employee who is below the level of Second Vice President or, in limited circumstances, with the approval of the Insurance Commissioner of the State of Iowa.

    Unless the Human Resources committee otherwise specifies at the time of grant, a pro rata portion of any shares related to Restricted Stock held by an employee, officer or agent whose service terminates due to his or her death, disability or approved retirement, will vest at such termination, based upon his or her service completed through such date of termination, subject to the requirements of the last sentence in the previous paragraph. Upon any other termination, any shares of Restricted Stock that have not previously vested will be forfeited unless the Human Resources committee otherwise determines.

    Generally, an employee, officer or agent who receives Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to those shares. However, if any dividends or distributions are paid in shares of common stock, the shares received as a dividend or distribution will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which they were paid. Additionally, the Human Resources committee may specify at the date of grant that any cash dividends on shares of Restricted Stock will not be paid currently, but rather be credited to an account established for the benefit of the recipient of the Restricted Stock and invested in shares of common stock on the distribution date of such dividend. Any additional shares credited in respect of dividends shall become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable in respect of the Restricted Stock with respect to which such dividends were payable.

    Generally, an employee, officer or agent who receives Restricted Stock will have ordinary income at the time that the Restricted Stock is no longer subject to forfeiture in an amount equal to the fair market value of the common stock at that time less the amount, if any, paid for the Restricted Stock. Such a person may elect, within 30 days of the date of any Restricted Stock grant, to be taxed at the time of the grant based on the then current value of the common stock.

    Upon the occurrence of a change of control, as defined above with respect to the change of control employment agreements, all outstanding options and Stock Appreciation Rights shall immediately become exercisable, the restrictions applicable to any Restricted Stock or Restricted Stock Unit award shall lapse and any such award may be cashed out at the discretion of the Human Resources committee; except that no such acceleration of exercisability or lapse of restrictions shall occur prior to eighteen months following the completion of the demutualization. However, unless provided otherwise in change of control employment agreements, if the Human Resources committee determines that the acquiring or surviving entity, or a parent of such entity, will replace the outstanding options, Stock Appreciation Rights and awards of Restricted Stock and Restricted Stock Units or otherwise assume and honor such options, Stock Appreciation Rights or awards on terms that preserve their economic value at the time of the change of control and protect the employees against a forfeiture arising out of an involuntary or specified types of constructive

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

termination, the ability of the employees to exercise options or Stock Appreciation Rights will not accelerate and the restrictions related to Restricted Stock and Restricted Stock Units will not lapse at the time of the change of control.

    Our board of directors may terminate, suspend or amend the stock incentive plan at any time, but such termination, suspension or amendment may not adversely affect any stock options, Stock Appreciation Rights or Restricted Stock or Restricted Stock Unit awards then outstanding under the stock incentive plan without the consent of the recipients of such an award. No amendment to the plan may be made without the approval of the Insurance Commissioner of the State of Iowa in the eighteen months following the completion of the demutualization. Unless earlier terminated by action of our board of directors, the stock incentive plan will continue in effect until the tenth anniversary of the date the stock incentive plan was adopted. Stock options and Stock Appreciation Rights granted prior to such date will continue in effect until they expire in accordance with their terms.

LONG-TERM PERFORMANCE PLAN

    We also maintain the Principal Financial Group, Inc. long term performance plan, which provides the opportunity for eligible executives to share in the success of Principal Financial Group, Inc., if specified minimum corporate performance objectives are achieved over a three calendar year period. Under the long-term plan, senior officers are awarded a number of performance units at the discretion of the Human Resources committee. Over the three year performance period, the number of performance units held by an executive will be adjusted by a performance multiplier. This multiplier is a percentage determined based on a matrix established by the Human Resources committee at the beginning of the performance period. The matrix will establish the various performance objectives to be achieved and the levels of reward that participating employees will receive at stated levels of performance. The amount payable to each eligible executive is equal to the product of the number of performance units initially awarded, multiplied by the percentage derived from the performance matrix, and by the value of such unit as determined at the end of the performance period. Currently, the value of a performance unit is determined using a multiple of 10 times the product of the average return on equity for the prior three years and the adjusted consolidated GAAP equity as of the end of the performance period, divided by the number of initial performance units for that performance period. For the performance period commencing after the date of this offering, the value of a performance unit will be equal to the average 20 day trading price of the common stock at the end of the last year in the performance period. For performance periods already commenced but not completed when this offering occurs, the Human Resources committee may determine the value of a performance unit based on the above formula or the price of the common stock on a date determined by the Human Resources committee. For this purpose, to assure that each participant does not receive a penalty or a windfall in the event performance units are based on the stock price, the number of performance units outstanding will be adjusted by the Human Resources committee to reflect the relative values of the common stock and the outstanding performance units at such time. Notwithstanding the foregoing, in no event shall any payment be made in respect of any performance period if the threshold performance objectives established by the Human Resources committee with respect to such performance period are not satisfied. Unless the Human Resources committee shall otherwise determine, payment of such amount shall be made in cash, stock or a combination of cash and stock. If any stock is used for payment, the maximum number of shares that can be awarded under this plan, together with our stock incentive plan (described above), the excess plan (our non-qualified defined contribution retirement plan), the directors plan (described below), and any new plan awarding our common stock, in the five years following the completion of the demutualization is 6% of the number of shares outstanding immediately following the completion of the demutualization, unless the shareholders vote to increase the maximum number, and the number of shares that may be awarded in the eighteen months following the completion of the demutualization is limited to 40% of such maximum. No awards or payments in the form of stock may be made under the long-term performance plan prior to six months following the completion of the demutualization.

    Generally, an executive who receives a grant of performance units must remain employed by Principal Financial Group, Inc. or one of its subsidiaries for the entire performance period to receive any payment under the long-term plan. In the event of termination of employment due to an executive's death, disability or qualifying retirement, all or, if the termination occurs in the first year of the performance period, a pro-rated portion of the amount that would have been payable to the executive had he or she continued to be employed will still be paid to such executive. An executive may elect to defer payment of all or a portion of amounts otherwise payable under the long-term performance plan for up to five years or until the termination of the executive's employment. No amounts other than those previously deferred will be payable to an executive whose employment is terminated for cause.

    Listed below are the awards granted in 2000 under the terms of the long-term plan with respect to the 2000-2002 performance period. The threshold objectives for this period are:

    - consolidated GAAP equity, as adjusted, for the year ending simultaneously with the end of the performance period, stated as a percentage of the general account assets of Principal Life, must be at least 6%;

    - the risk based capital ratio of Principal Life must be at least 150%;

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

    - the return on equity for the last calendar year in the performance period must exceed a minimum level established for such performance period in the performance matrix; and

    - operating earnings must exceed a minimum level established for such performance period in the performance matrix.

    The sum of all awards payable pursuant to any performance period shall not exceed 5% of pre-tax GAAP operating earnings for the third year of the performance period.

    Within ten (10) days following a change of control or the date the full conditions protecting management in the event of a reorganization transaction fail to be satisfied, as outlined above under the heading "Employment Agreements", executive officers and specified other senior officers including the executive officers shall receive under the plan a pro-rated award for service rendered prior to such date.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                            PERFORMANCE      ESTIMATED FUTURE PAYOUTS BASED ON
                                                              NUMBER OF    PERIOD UNTIL               CURRENT FORMULA
                                                             PERFORMANCE   MATURATION OR   --------------------------------------
NAME                                                          UNITS(1)        PAYOUT       THRESHOLD(2)   TARGET(3)    MAXIMUM(4)
----                                                         -----------   -------------   ------------   ----------   ----------
J. Barry Griswell...........................................    13,314       12/31/02        $      0     $1,373,472
President, CEO
David J. Drury..............................................    12,922       12/31/02               0      1,333,033
Chairman
Michael H. Gersie...........................................     4,198       12/31/02               0        433,065
EVP, CFO
Richard L. Prey.............................................     4,135       12/31/02               0        426,566
EVP
John E. Aschenbrenner.......................................     4,010       12/31/02               0        413,671
EVP

---------------

(1) The number of performance units granted is determined by reference to the three year average return on equity for calendar years 1997 through 1999 and other factors including job level. Following this offering, the number of performance units may be adjusted by the Human Resources committee to reflect the relative values of common stock and the number of performance units outstanding at such time.

(2) Payouts under the plan will be zero if minimum performance targets are not met.

(3) Principal Life did not achieve target in the year 2000. See the Summary Compensation Table above for payout information with respect to the year 2000.

(4) Because the formula may be based on the Principal Financial Group, Inc. common stock price in December 2002, the payout under the plan could be unlimited.

INCENTIVE PAY PLAN (PRINPAY)

    We also maintain the Principal Financial Group, Inc. incentive pay plan, which each year provides the opportunity for most of our employees to receive additional incentive compensation if specified minimum corporate performance objectives are met for that year. Each eligible employee under the incentive pay plan is given an award opportunity, which is a fixed percentage of the employee's base salary. The amount actually payable in respect of such award opportunity will be adjusted, up or down, based on our actual performance against one or more corporate financial or non-financial measures established by the Human Resources committee for the plan year. Business unit performance measures are determined by the plan administrator. Awards to the named executive officers and other senior officers are based entirely on corporate performance. The measures of corporate performance that may be used under the plan include, but are not limited to, return on equity, operating earnings, earnings before income taxes, depreciation and amortization, budget, customer satisfaction and total shareholder return. Individual performance objectives are also established with respect to more senior employees. Different measures of performance may be used for different employees and the weight afforded to any performance measure may also vary from employee to employee.

    However, if any threshold performance objective is not met, no amount will be payable under the incentive pay plan for the applicable year. For 2001 and beyond, unless otherwise specified by the Human Resources committee by March 15 in a subsequent plan year, the threshold objectives are:

    - Principal Life must maintain the minimum rating from 2 of the 3 specified rating agencies;

    - adjusted consolidated GAAP equity for the end of the plan year, stated as a percentage of the general account assets of Principal Life, must be at least 6%; and

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

    - Principal Life must have a risk based capital ratio of at least 150%.

    In no event will the sum of all annual awards under the plan exceed 6% of our pre-tax GAAP operating earnings for the fiscal year. No payment shall be made to any participant who is on final warning any time during the plan year.

    Award payments under the incentive pay plan are made in cash following the release of audited results after the end of the plan year in which it is earned, but no later than March 15 of the year following the year in which the services are performed. Generally, a participant must remain in our employ through the end of the plan year, which corresponds to the calendar year, to receive any payment with respect to that plan year. If a participant's employment is terminated due to death during the plan year, his or her beneficiary will receive an early distribution based on the participant's salary received during the plan year multiplied by the deceased employee's award opportunity. If a participant dies after the end of a plan year, his or her beneficiary shall receive a distribution in accordance with the plan at the same time as other participants. If a participant terminates employment due to disability, retirement or such other involuntary termination, he or she will receive a prorated distribution at the same time as the other participants. If a participant's employment is terminated for cause, he or she will not be entitled to receive any further payment with respect to any plan year.

    Within ten (10) days following a change of control or the date the full conditions protecting management in the event of a reorganization transaction fail to be satisfied, as outlined above under the heading "Employment Agreements," executive officers and specified other senior officers including the executive officers shall receive under the plan a pro-rated award for service rendered prior to such date.

EMPLOYEE STOCK PURCHASE PLAN

    We also have an employee stock purchase plan called the Principal Financial Group, Inc. employee stock purchase plan. The purchase plan offers virtually all employees the opportunity to buy shares of common stock of Principal Financial Group, Inc. at a discount from the prevailing fair market value of our stock. Participation under the plan will commence no earlier than 30 days following the completion of the demutualization, except that executives may not commence participation until six months after the completion of the demutualization. The number of shares of common stock issuable pursuant to options under the plan may not exceed 2% of the total number of shares outstanding immediately following this offering.

    Generally, all employees of Principal Financial Group, Inc. and its subsidiaries will be eligible to join the purchase plan. However, the plan administrator has discretion to exclude all of the employees of specific subsidiaries, as well as employees whose customary employment is 20 hours or less per week, employees whose customary employment is not for more than five months in any calendar year and highly compensated employees (but only to the extent necessary to comply with demutualization requirements). Additionally, any employee who owns 5% or more of the total voting power of all classes of stock is excluded from participating in the plan.

    Under the purchase plan, participating employees are granted options, each with a term of not more than 2 years, to purchase shares of common stock of Principal Financial Group, Inc. at a price no less than 85% of the share's fair market value as of the date of grant. The Human Resources committee may also allow the exercise price to be as low as 85% of the share's fair market value as of the exercise date, provided that the exercise date price is less than the grant date price. The phrase "fair market value" is defined by the purchase plan to be the per share closing price of the shares reported on the principal exchange, or the last reported trade on the national quotation system, on which such transactions are reported for the trading day immediately preceding the grant date, or the exercise date, if applicable.

    An employee may join the purchase plan by authorizing after-tax payroll contributions to be deducted from gross wages. Additionally, if an employee is making payroll contributions, the administrator of the plan may permit him or her to also make cash contributions. The maximum amount which an employee may contribute during any plan year is the lesser of $10,000 (or such greater or lesser amount as determined by the Human Resources committee) and 10% of the employee's salary. An employee may change the amount of payroll contributions to his or her individual account at such intervals as are permitted under the purchase plan. An employee also has the right to completely cease making any further contributions at any time.

    There will be at least one exercise date each year. Generally, this date will be the last business day of the calendar year. The plan administrator may select other exercise dates, in its discretion. Prior to any exercise date, each employee may elect to withdraw the contributions made to the employee's account during that offering period. Unless an employee elects such a withdrawal, on the exercise date the cash balance in the employee's account will be used to purchase the maximum number of shares of common stock that can be purchased with such balance. An employee is not permitted to purchase shares pursuant to options granted under the purchase plan which exceed $25,000 in fair market value in any calendar year, due to the Internal Revenue Code requirements. If the employee elects not to have his or her options exercised, his or her contributions for that offering period will be distributed to him or her. Purchased shares will be held by the plan custodian until such time as the participating employee either requests a distribution or terminates employment.

    Generally, if an employee leaves Principal Financial Group, Inc. or one of its subsidiaries for any reason other than death or permanent disability, any outstanding options granted to him or her will terminate and his or her individual account will be returned to him or her. If an employee's employment terminates due to death or permanent disability, the employee or his or her designated beneficiary, as applicable, will have the option to elect either to have the employee's contributions distributed or to have the employee's options exercised at the next date of exercise.

    Our board of directors may terminate, suspend or amend the purchase plan at any time, but such termination, suspension or amendment may not adversely affect any options then outstanding under the purchase plan without the consent of the recipients of those options. No amendment to the plan may be made without the approval of the Insurance Commissioner of the State of Iowa in the eighteen months following the completion of the demutualization. The shares to be issued under the purchase plan may be authorized but unissued shares. Upon the occurrence of events that affect our capitalization, appropriate adjustments may be made in the number and kind of shares that may be issued under the purchase plan in the future and in the number and kind of shares and price per share under all outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares subject to the grant, such shares will be available for future grants.

    If a third party acquires Principal Financial Group, Inc., employee contributions are protected and will never be forfeited. With respect to granted options, generally, one of two scenarios will occur: (1) unless the board of directors determines otherwise, the purchase plan will terminate and all shares and cash contributions in each employee's account will be distributed to the employees; or (2) the third-party or new entity may offer to substitute options for its shares in exchange for the employees' options to buy shares. For shares an employee has already purchased, the employee will be treated like every other stockholder.

    The grant of an option to purchase shares will not have any tax consequences. Upon the exercise of an option, an employee will not be required to report any taxable income or pay any tax provided that the employee is employed by Principal Financial Group, Inc. or a subsidiary at the time of exercise.

    Upon the sale of shares acquired through the purchase plan, an employee will recognize ordinary income to the extent that the price he or she paid for the shares was less than the fair market value of the shares at the date of grant of the opportunity to purchase the shares. Any excess over that amount which is realized upon the sale of such shares will be treated as long-term capital gain. However, to receive this special tax treatment, the employee must hold the shares for at least one year from the date of purchase and until the second anniversary of the date the purchase opportunity was granted.

DIRECTORS STOCK PLAN

    Our Human Resources committee administers the directors stock plan. The purpose of the plan is to enable us to attract, retain and motivate the best qualified non-employee directors and to enhance a long-term aligning of interests between such directors and the holders of our common stock. Under the plan, the committee may, from time to time, grant options, Restricted Stock, or Restricted Stock Units to non-employee directors. No committee member may participate in any decisions with respect to that member's benefits under the plan unless the decision applies generally to all non-employee directors.

    Six months after the completion of the demutualization, all directors then in office will each receive options to purchase 2,000 shares of common stock. Directors first elected to the board of directors after the six month anniversary of the demutualization will receive an amount of options prorated with respect to the amount of time remaining until the next annual meeting of shareholders. At each annual meeting thereafter, each director then in office will receive options to purchase 2,000 shares of common stock. The exercise price shall not be less than the fair market value of the shares on the date the option is granted. Except as otherwise determined by the committee, options will become exercisable in four approximately equal installments on the third, sixth, ninth and twelfth month anniversaries of the grant date; however, no options shall become exercisable earlier than eighteen months following the completion of the demutualization. To exercise the option, payment must be made in cash, stock, through an arrangement with a broker whereby payment of the exercise price is accomplished with the proceeds of the sale of the shares or any combination of the foregoing. We may not make a loan to a director to facilitate option exercise. Notwithstanding the foregoing, each option shall expire, if not previously exercised in accordance with the terms of the plan, on the tenth anniversary of the grant date.

    If a director ceases to provide service to us, the director or, in the case of death, the director's estate or beneficiary, may exercise any option exercisable by such director at the date his or her services terminates for a period of three years, or until the tenth anniversary of the grant date of the option, whichever is earlier.

    Six months after the completion of the demutualization, all directors then in office and any subsequently elected director will receive a grant of Restricted Stock Units. The number received by each director will be prorated with respect to the amount of time remaining in such director's term, so that directors whose initial term is the longest will each receive 1,500 Restricted Stock Units. Upon re-election, each director will receive 1,500 Restricted Stock Units. Restrictions on the sale or transfer of Restricted Stock Units shall lapse in substantially equal installments from the date of grant to the date of the end of such director's term, so that portions of each award vest four times per year.
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

However, no restrictions shall lapse earlier than the eighteen months following the completion of the demutualization. In the event a director's service shall terminate, any Restricted Stock or Restricted Stock Units awarded to such director as to which the period of restriction has not lapsed shall be forfeited.

    Subject to the terms and conditions of the plan, the committee may also grant options, Restricted Stock or Restricted Stock Units to any director at any time, except that (i) no grant may be made before the six month anniversary of the completion of the demutualization; and (ii) during the 18 month period after the completion of the demutualization, the aggregate number of shares granted pursuant to such discretionary option awards shall not exceed 20,000 shares, and the aggregate number of shares granted pursuant to such discretionary Restricted Stock or Restricted Stock Unit awards shall not exceed 15,000 shares. The maximum number of shares that can be awarded under this plan is 500,000 shares of common stock, and such number is counted against the limits referred to in the second paragraph of the description of the stock incentive plan.

RETIREMENT PROGRAM

    Principal Life maintains a qualified defined benefit retirement plan, The Principal pension plan, and a nonqualified supplemental pension plan, supplemental executive retirement plan for employees, or SERP. The SERP provides for supplemental pension benefits in excess of the benefit limits provided by the Employee Retirement Income Security Act of 1974 and benefit and compensation limits provided under the Internal Revenue Code.

    The table below provides for the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the combined retirement plans. These benefits are computed on a straight-life annuity basis, age 65 retirement, reduction of an annual social security benefit of $20,028 (maximum allowed in 2001), and the number of credited years of service and average annual recognized earnings equal to the amounts indicated. A participant whose maximum credited years of service exceed 35 years upon retirement at age 65 will be entitled to benefits substantially comparable to the benefits available to a participant whose credited years of service equal 35 years upon retirement at age 65.

                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                               ---------------------------------------------------------------
REMUNERATION                                      10         15         20         25         30         35
------------                                   --------   --------   --------   --------   --------   --------
$300,000.....................................  $ 49,992   $ 74,988   $ 99,984   $124,980   $149,976   $174,972
$350,000.....................................    59,268     88,908    118,548    148,188    177,828    207,228
$400,000.....................................    68,556    102,840    137,124    171,408    205,680    239,964
$450,000.....................................    77,844    116,772    155,688    194,616    233,544    272,472
$500,000.....................................    87,132    130,692    174,264    217,836    261,408    304,968
$550,000.....................................    96,420    144,636    192,840    241,056    289,260    337,476
$600,000.....................................   105,708    158,556    211,416    264,264    317,124    369,972
$650,000.....................................   114,996    172,488    229,980    287,484    344,976    402,468
$700,000.....................................   124,272    186,420    248,556    310,692    372,828    434,976
$750,000.....................................   133,560    200,340    267,132    333,936    400,692    467,472
$800,000.....................................   142,848    214,272    285,696    357,120    428,544    499,968
$850,000.....................................   152,136    228,204    304,272    380,340    456,408    532,476
$900,000.....................................   161,424    242,136    322,836    403,548    484,260    564,972
$950,000.....................................   170,712    256,056    341,412    426,768    512,124    597,468
$1,000,000...................................   179,988    269,988    359,988    449,976    539,976    629,976

    The plans will provide pension benefits for Messrs. Drury, Griswell, Aschenbrenner, Gersie and Prey. "Average final compensation" under the retirement plans will be determined with respect to each executive's salary and bonus under the incentive pay plan. These amounts with respect to 2000 are shown under the "Salary" and "Bonus" columns opposite the names of these executives in the Summary Compensation Table. The years of service with the Company of each of the named executives for eligibility and benefit purposes as of December 31, 2000 were as follows: David J. Drury, 34 years; J. Barry Griswell, 12 years; John E. Aschenbrenner, 28 years; Michael H. Gersie, 30 years; and Richard L. Prey, 35 years. These executives will also receive an additional benefit based on the service they earned prior to January 1, 1989.

                                   REGULATION

U.S. OPERATIONS

    Our business is subject to extensive regulation at both the state and federal level, including regulation under state insurance and federal and state securities laws.

  STATE INSURANCE REGULATION

    GENERAL. Principal Life and its insurance subsidiaries are subject to regulation and supervision by the insurance authorities in each jurisdiction in which they transact business. Currently, Principal Life is licensed to transact business in all fifty states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and seven Canadian provinces, and therefore is subject to regulation in all these jurisdictions. State insurance laws generally establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses, transacting business, establishing guaranty fund associations, licensing agents, approving policy forms, regulating premium rates for some lines of business, establishing reserve requirements, prescribing the form and consent of required financial statements and reports, determining the reasonableness and adequacy of statutory capital and surplus and regulating the type and amount of investments permitted. State insurance departments periodically review the business and operations of an insurance company by examining its financial condition and how it conducts its business in the marketplace and how its agents sell its products. Principal Life and its insurance subsidiaries are also required to file various reports relating to their financial condition, including detailed annual and summary quarterly statutory-basis financial statements. Filings are required in each jurisdiction where Principal Life or an insurance subsidiary is licensed.

    State insurance regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries concerning whether our insurance subsidiaries are in compliance with the regulations covering their businesses. We respond to such inquiries in a manner we deem appropriate and take corrective action if warranted.

    State insurance regulators and the NAIC are continually reexamining existing laws and regulations and developing new legislation for passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still underdeveloped pertain to insurer solvency and market conduct and in recent years have focused on:

    - insurance company investments,

    - risk-based capital guidelines, which consist of regulatory targeted surplus level based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures,

    - the implementation of non-statutory guidelines and the circumstances under which dividends may be paid,

    - product approvals,

    - agent licensing,

    - underwriting practices, and

    - insurance and annuity sales practices.

    For example, the NAIC has promulgated proposed changes to statutory accounting standards. These initiatives may be adopted by the various states in which we are licensed, but the ultimate content, timing and impact of any statutes and regulations adopted by the states cannot be determined at this time.

    DIVIDENDS. We are a holding company whose assets include all of the outstanding shares of the common stock of Principal Life. As a holding company, we will depend on dividends from our subsidiaries. The Iowa insurance laws may restrict the ability of Principal Life to pay dividends to us. Our ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses and any debt service, depends upon the receipt of dividends from Principal Life. Any inability of Principal Life to pay dividends to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations may materially adversely affect our business, financial condition or results of operations.

    The payment of dividends to us by Principal Life is regulated under Iowa insurance laws. Under Iowa insurance laws, Principal Life may pay dividends only out of the earned profits arising from its business. Principal Life must seek regulatory approval prior to paying a shareholder dividend or distributing cash or other property whose fair market value, together with that of other shareholder dividends or distributions made within the preceding 12 month period, exceeds the greater of:

    - 10% of Principal Life statutory surplus as of the previous calendar year end; or

    - the net gain from operations of Principal Life determined on a statutory basis for the previous calendar year.

  HOLDING COMPANY REGULATION

    We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurer that is a subsidiary of an insurance holding company or the insurance holding company to register with state regulatory authorities and to file with those authorities reports, including information concerning capital structure, ownership, financial condition, intercompany transactions and general business operations, including transactions involving the transfer of assets, loans or payment of dividends between an insurer and its affiliates.

    In addition, insurance regulators periodically examine an insurer's financial condition. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies. Insurance company subsidiaries of the holding company would be subject to such state insurance laws; however, the holding company would generally be subject to federal bankruptcy laws.

  SURPLUS AND CAPITAL REQUIREMENTS

    Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance subsidiaries, to limit or prohibit the ability to issue new policies if, in the regulators' judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Limits may also be established on the ability to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of statutory surplus of Principal Life present a material risk that any such regulator would limit the amount of new insurance business Principal Life may issue. Statutory surplus is the excess of admitted assets over statutory liabilities, as shown on Principal Life's statutory financial statements.

  RISK-BASED CAPITAL

    The NAIC has established risk-based capital standards for life insurance companies as well as a model act to apply such standards at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based on four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

    If an insurer's total adjusted capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. At March 31, 2001, Principal Life's total adjusted capital exceeded the level of risk-based capital that would require it to take any corrective action.

  GUARANTY FUNDS

    All fifty states of the United States, the District of Columbia and Puerto Rico have insurance laws requiring companies licensed to do life or health insurance business within those jurisdictions to participate as members of the state's life and health insurance guaranty associations. These associations are organized to pay contractual obligations under life and health insurance policies and annuity contracts issued by impaired or insolvent insurance companies. To meet these obligations, these associations levy assessments on all member insurers based on the proportionate share of the premiums written by each member in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years. For the three months ended March 31, 2001, and the years ended December 31, 2000, 1999, and 1998, we paid $0.5 million, $0.1 million, $2.2 million, and $6.5 million, respectively, in assessments, net of returns, made under state guaranty association laws. While the amount of future assessments cannot be accurately predicted, we believe that assessments with respect to other pending insurance company impairments and insolvencies will not be material to our business, financial condition or results of operations.

  STATUTORY INVESTMENT VALUATION RESERVES

    Life insurance companies are required to establish an asset valuation reserve to stabilize statutory policyholder surplus from fluctuations in the market value of and/or realized gains or losses on bonds, stocks, mortgage loans, real estate and other invested assets, other than fluctuations captured by the INTEREST MAINTENANCE RESERVE. Although classified as a reserve account, asset valuation reserve does not represent an obligation of the company. Asset valuation reserve has two components:

    - a "default component," which provides for future credit-related losses on fixed maturity investments; and

    - an "equity component," which provides for losses on all types of equity investments, including equity securities and real estate.

    Asset valuation reserve generally captures all realized and unrealized gains or losses on invested assets, other than those resulting from changes in interest rates. Each year the amount of an insurer's asset valuation reserve will fluctuate as additional gains or losses are absorbed by the reserve. To adjust for such changes over time, an annual contribution must be made to the asset valuation reserve equal to a basic contribution plus 20% of the difference between the reserve objective and the actual asset valuation reserve. Insurers also are required to establish an Interest Maintenance Reserve for net realized capital gains and losses on fixed maturity securities, net of tax, related to changes in interest rates. The Interest Maintenance Reserve applies to all types of fixed maturity investments, including bonds, preferred stocks, mortgage-backed securities and mortgage loans. The Interest Maintenance Reserve is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect our financial statements prepared in accordance with GAAP. Although future additions to asset valuation reserve will reduce Principal Life's future statutory capital and surplus, we do not believe that the impact under current regulations of such reserve requirements will materially affect the ability of Principal Life to increase its statutory capital and surplus and pay future dividends to us.

  NAIC INSURANCE REGULATORY INFORMATION SYSTEM RATIOS

    The NAIC has developed a set of financial tests known as the Insurance Regulatory Information System for early identification of companies which may require special attention by insurance regulators. Insurance companies submit data on an annual basis to the NAIC. This data is used to calculate ratios covering various categories of financial data, with defined "usual ranges" for each category. The Insurance Regulatory Information System consists of 12 key financial ratios for life insurance companies. Departure from the usual range on four or more of the ratios may lead to inquiries from individual states' insurance departments. For the year ended December 31, 2000, Principal Life was within the "usual range" for all of the ratios.

  REGULATION OF INVESTMENTS

    Our insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios. Some of these laws and regulations also limit the amount of investments in specified investment categories, such as below investment grade fixed maturity securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, in some instances, requiring divestiture. Non-admitted assets are assets or portions of those assets which are not permitted to be reported as admitted assets in an insurance company's Annual Statement. As a result, assets which normally would be accorded value in the financial statements of non-insurance companies are accorded no value and thus reduce the reported statutory policyholder surplus of the insurance company. State regulatory authorities from the domiciliary states of our insurance subsidiaries have not indicated any non-compliance with any such regulations.

  VALUATION OF LIFE INSURANCE POLICIES MODEL REGULATION

    The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as Revised XXX), which Iowa adopted effective January 1, 2000. This regulation establishes new minimum statutory reserve requirements for some individual life insurance policies written in the future. Under this regulation, companies selling specified individual life insurance products, such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees, are required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. Principal Life has taken action to either redesign or increase reserves with respect to these products, and we do not believe these actions will result in a material adverse effect on our business, financial condition or results of operations.

  STATUTORY EXAMINATION

    As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. On August 21, 2000, the Iowa insurance division completed an examination of Principal Life for the three-year period ended December 31, 1998. No material violations of law were found.

    State insurance departments also periodically conduct market conduct examinations of the sales practices of insurance companies, including our life insurance subsidiaries. In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of such matters. Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of our sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable.

  REGULATION OF SAVINGS AND LOAN HOLDING COMPANY

    Due to our indirect control of Principal Bank, a federal savings bank, we are a savings and loan holding company regulated by the Office of Thrift Supervision; however, since we control only one savings bank, our activities are not subject to all of the limitations on business activities otherwise applicable to savings and loan holding companies.

  FEDERAL INSURANCE INITIATIVES

    Although the Federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on our business. Current and proposed measures that may significantly affect the insurance business generally include limitations on anti-trust immunity, minimum solvency requirements and health care reform.

    Congressional committees have held hearings with respect to the optional federal chartering and regulation of insurance companies and agencies. Although no legislative bills have yet been introduced, there are currently proposals made by insurance and banking trade associations providing for uniform federal regulation of the insurance industry. We cannot predict what other proposals may be made in connection with the federal chartering, what legislation, if any, may be introduced or enacted and what the effect of any such legislation may have on us.

    On November 21, 2000, the Department of Labor issued new regulations to create a rapid process for employees to appeal claims rejected by their health insurance plans. The new regulations apply to all claims filed on or after January 1, 2002.

    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the United States. The act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker.

    Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

  TAX LEGISLATION

    Currently, the Internal Revenue Code provides favorable federal income tax treatment to holders of various types of life insurance and annuity products. For example, increases in the cash value of life insurance and annuity products are tax-deferred during the product's accumulation period and life insurance death benefits paid to the beneficiary after the insured's death are generally not subject to federal income taxation. Withdrawals from life insurance and annuity products also receive generally favorable tax treatment. In addition, interest, within limitations, on loans up to $50,000 secured by the cash value of life insurance policies owned by businesses on key employees is eligible for deduction even though investment earnings during the accumulation period are tax-deferred.

    In the past, legislation has been proposed that would have curtailed the tax-favored treatment of some of Principal Life's insurance and annuity products. In May 2001, Congress passed legislation that would lower individual tax rates. If these or similar proposals directed at limiting the tax-favored treatment of life insurance policies or annuity contracts were enacted, market demand for such products would be adversely affected. Repeal of the federal estate tax is an important component of President Bush's plan for tax relief. In May 2001, Congress passed legislation that would increase the size of estates exempt from taxation and phase in tax rate reductions between 2003 and 2009 and eliminate the federal estate tax entirely in 2010. Under the legislation, the estate tax would be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. President Bush supports this proposal. Many insurance products are designed and sold to help policyholders reduce the effect of federal estate taxation on their estates. Thus, the enactment of any legislation that eliminates or significantly reduces federal estate taxation would likely result in a significant reduction in sales of our products.

  SECURITIES LAWS

    Our investment advisory activities are subject to federal and state securities laws and regulations. Our mutual funds are registered under the Investment Company Act of 1940. The shares issued by the mutual funds are registered under the Securities Act. Additionally, two of our separate investment accounts fund variable annuity contracts and variable life insurance policies we issue are registered under the Investment Company Act. Some of the variable annuity contracts and variable life insurance policies we issue are registered under the Securities Act. Two of our subsidiaries are registered as broker/dealers under the Exchange Act, and are members of the National Association of Securities Dealers, Inc. A number of our subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940. We are also subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or non-variable life and annuity products or conduct other securities and investment related activities.

  PRIVACY OF CUSTOMER INFORMATION

    Federal law and regulation requires financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. Federal and state laws also regulate disclosures of customer information. Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

  ENVIRONMENTAL CONSIDERATIONS

    As owner and operator of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. When deemed appropriate, we routinely conduct environmental assessments for real estate being acquired for investment and before taking title to property acquired through foreclosure or deed in lieu of foreclosure. Based on these environmental assessments and compliance with our internal environmental procedures, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties would not be material to our consolidated financial position. Furthermore, although we hold equity positions in subsidiaries and investments that could potentially be subject to environmental liabilities, we believe that we would not be subject to any environmental liabilities with respect to these investments which would have a material adverse effect on our business, financial position or results of operations.

  ERISA CONSIDERATIONS

    We engage in several lines of business, including our management of employee benefit plan assets held in our separate accounts that are subject to the requirements of ERISA. The Small Business Job Protection Act offered insurers some protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank. In Harris Trust, the Court held that, with respect to a portion of the funds held under general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA under some circumstances. The pertinent provisions of the Small Business Job Protection Act provide that insurers are protected from liability for prohibited transactions and for breaches of fiduciary duties under ERISA for past actions with respect to their general account contracts. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law.

    The Small Business Job Protection Act also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will not subject an insurer's general account to ERISA's fiduciary requirements if they meet the requirements of regulations to be issued by the United States Department of Labor. Contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies will potentially subject the insurer's general account to ERISA. On January 5, 2000, the Department of Labor published regulations under the Small Business Job Protection Act which provide, among other things, that if an employee benefit plan acquired an insurance policy, other than a guaranteed benefit policy, issued on or before December 31, 1998 that is supported by the assets of the insurer's general account, the plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that the requirements of the regulation are met. Accordingly, if those requirements are met, the insurer would not be subject to the fiduciary obligations of ERISA as a result of issuing such an insurance policy. These requirements include detailed disclosures to be made to the employee benefit plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either: (1) the accumulated fund balance, which may be subject to market value adjustment, or
(2) a book value payment of such amount in annual installments with interest. In the event we elect to comply with the requirements to secure the exemption provided by the regulations from the fiduciary obligations of ERISA, our exposure to disintermediation risk could increase due to the termination options that we would be required to provide to policyholders. Since there has been no final ruling in the Harris Trust litigation regarding whether John Hancock Mutual Life Insurance Company violated ERISA, we are unable at this time to determine the effects of the decision. In the absence of relief under the regulations, the Harris Trust decision could substantially increase administrative costs, may require the segregation of assets currently in the general account, result in potential liability arising from the application of ERISA's fiduciary rules to our general account or adversely affect future business.

    With respect to employee welfare benefit plans subject to ERISA, the Congress periodically has considered amendments to the law's federal preemption provision, which would expose us, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual damages, such as punitive damages, in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

INTERNATIONAL OPERATIONS

  BT FINANCIAL GROUP

    The Australian Securities and Investments Commission is the primary regulator of the Australian securities industry. The Australian Prudential Regulatory Authority is primarily responsible for the regulation of superannuation and life insurance product providers.

    A number of BT Financial Group companies hold securities licenses. Several BT Financial Group companies have been approved by the Australian Prudential Regulatory Authority to act as trustees for superannuation products. BT Tactical Asset Management Pty Limited holds a futures brokers license and is a member of the Sydney Futures Exchange. BT Life Limited is registered as a life company under the Life Insurance Act. BT Securities Limited is registered as a financial corporation under the Financial Corporations Act. BT Financial Group companies are also subject to various regulations in foreign jurisdictions in which they operate.

    Australia's risk-based capital adequacy guidelines are generally consistent with the approach agreed upon by the Bank Committee on Banking Regulation and Supervisory Practices (Bank for International Settlements).

  PRINCIPAL INTERNATIONAL

    Principal International operates in a number of countries around the world. The degree of regulation and supervision of our businesses varies from minimal in some countries to stringent in others.

    Generally, we and those of our subsidiaries conducting business internationally must obtain licenses from local authorities and satisfy local regulatory requirements. The licenses local authorities issue to us and our subsidiaries are subject to modification and revocation by such authorities and, thus, we and our subsidiaries could be prevented from conducting business in jurisdictions where we currently operate.

    Local authorities also regulate our international asset accumulation operations by imposing requirements relating to currency, policy language and terms, amount and type of security deposits, amount and type of reserves, amount and type of local investment and the share of profits that must be returned to policyholders on participating policies. Some local authorities regulate rates on various types of policies. Certain countries have established reinsurance institutions, wholly or partially owned by the state, to which admitted insurers are obligated to cede portion of their business on terms which do not always allow foreign insurers, including us, for compensation. In some countries, regulations governing constitution of technical reserves and remittance balances may hinder remittance of profits and repatriation of assets.

    ARGENTINA. In Argentina, the National Insurance Superintendence regulates our insurance and annuity operations, including by restricting the types of entities that may engage in the insurance business. The National Insurance Superintendence, at its sole discretion, may award or reject authorizations for the formation of a new insurance company and requires notice of any transfers of shares of previously authorized insurance companies. Insurance companies are subject to reporting requirements which mandate the filing of, among other things, copies of resolutions passed at shareholders' meetings, financial statements and statistical information relating to the types of insurance sold and geographical distribution of such sales.

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    BRAZIL.  The National Council of Private Insurance is responsible for adopting policies, rules and regulations governing private pension companies in Brazil. The Superintendent of Private Insurance is responsible for the audit/review of the activities of private pension companies, including accounting, actuarial and statistical audits/reviews, and for authorizing the establishment and operations of these companies. All products sold by private pension companies must be approved by the Superintendent of Private Insurance. Our private pension company, BrasilPrev Previdencia Privada S.A., has been authorized to operate through a license granted by the Superintendent of Private Insurance, as well as previous authorization from the Superintendent of Private Insurance to administer all the products that BrasilPrev currently sells.

    CHILE. The Superintendent of Securities and Insurance is the regulator responsible for supervising all insurance company activities in Chile. The investments of insurance companies are highly regulated. The Superintendent of Securities and Insurance has established limits with respect to equity and leverage ratios for insurance company investments. Compliance with these limits is regularly monitored.

    HONG KONG. As a long term life insurance provider, Principal Insurance Company (Hong Kong) Limited is regulated by the Hong Kong Insurance Authority and its investment products are regulated by the Hong Kong Securities & Futures Commission, which is also responsible for overseeing its pension operations. The Insurance Authority requires that, so long as Principal Insurance Company (Asia) Limited holds an insurance license, it must maintain a minimum capital of HK$300 million and a solvency margin in respect of each particular product it is underwriting. Mandatory Provident Fund Schemes must be under a trust. As such, Principal Trust Company (Asia) Limited, the trustee of all Mandatory Provident Fund Schemes, along with the delegated administrator Principal Insurance Company (Hong Kong) Limited and its investment manager Principal Asset Management Company (Asia) Limited, are regulated by the Mandatory Provident Fund Schemes Authority.

    INDIA. In India, the Securities and Exchange Board of India supervises the registration, regulation and working of collective investment schemes including mutual funds. Indian law governs the structure of a mutual fund, the rights, duties and obligations of sponsors, the trustees, the asset management company, the custodian, the registrar, investment guidelines/limits and valuation policies, advertisement and marketing code, accounting policies and standards, code of conduct and disclosure requirements.

    MEXICO. The Ministry of Treasury is responsible for oversight of the insurance industry in Mexico, but it is handled through the National Insurance and Bonding Commission. All claims against insurance companies are handled through the National Commission for the Rights of the Financial Services Users.

    The National Commission for the Retirement Savings System supervises the private pension fund managers who administer Mexico's pension system, and the pension funds, they manage. As of March 31, 2001, each pension fund manager must keep an initial minimum capital requirement of $2.5 million in reserve in order to operate and each private pension fund must have initial capital of $450,000. In order to prevent any pension fund manager from gaining control of the market, no pension fund manager is permitted to manage assets for more than 17 percent of the number of individuals in the mandatory privatized social security system in the first four years after the public pension system begins. Thereafter, a pension fund manager's market share is limited to 20 percent.

                           OWNERSHIP OF COMMON STOCK

    The following table presents selected information regarding the beneficial ownership of our common stock as of the effective date of the demutualization by:

        (1) each of our directors and named executive officers; and

        (2) all of our directors and executive officers as a group.

    The number of shares of our common stock beneficially owned by each director and executive officer and all directors and executive officers as a group is based upon the number of shares that we estimate each director and executive officer, and persons and entities affiliated with each director and executive officer, will receive in their capacity as policyholders entitled to receive compensation in the demutualization. Except as otherwise indicated below, each of the persons named in the table will have sole voting and investment power with respect to the shares beneficially owned by such person as indicated opposite such person's name.

                                                              NUMBER OF SHARES TO BE
NAME                                                          BENEFICIALLY OWNED(1)
----                                                          ----------------------
David J. Drury..............................................                *
J. Barry Griswell...........................................                *
Betsy J. Bernard............................................                *
Jocelyn Carter-Miller.......................................                *
Daniel Gelatt...............................................                *
Sandra L. Helton............................................                *
Charles S. Johnson..........................................                *
William T. Kerr.............................................                *
Lee Liu.....................................................                *
Victor H. Loewenstein.......................................                *
Ronald D. Pearson...........................................                *
Federico F. Pena............................................                *
Donald M. Stewart...........................................                *
Elizabeth B. Tallett........................................                *
John E. Aschenbrenner.......................................                *
Michael T. Daley............................................                *
Dennis P. Francis...........................................                *
Michael H. Gersie...........................................                *
Ellen Z. Lamale.............................................                *
Mary A. O'Keefe.............................................                *
Richard L. Prey.............................................                *
Karen E. Shaff..............................................                *
Norman R. Sorensen..........................................                *
Carl C. Williams............................................                *
All directors and executive officers as a group (24
  persons)..................................................                *

---------------

 * Less than 1% of the number of shares of our common stock expected to be outstanding on the effective date of the demutualization.

(1) Based on an estimated allocation of shares based upon policy ownership records as of March 31, 2000.

    We believe no person will beneficially own more than 5% of our outstanding shares of common stock as of the effective date of the demutualization.

               DESCRIPTION OF CAPITAL STOCK AND CHANGE OF CONTROL
                               RELATED PROVISIONS

    The authorized capital stock of Principal Financial Group, Inc. consists of
2.5 billion shares of common stock and 500 million shares of preferred stock.

COMMON STOCK

    Holders of common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of such dividends. See "Stockholder Dividend Policy". Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Principal Financial Group, Inc., holders of common stock are entitled to share equally and ratably in the assets of Principal Financial Group, Inc., if any, remaining after the payment of all liabilities of Principal Financial Group, Inc. and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by Principal Financial Group, Inc. in this offering, when issued, will be, fully paid and nonassessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that Principal Financial Group, Inc. may issue in the future, as described below.

PREFERRED STOCK

    Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

    We will authorize shares of Series A Junior Participating Preferred Stock in connection with our stockholder rights plan. See "-- Stockholder Rights Plan".

CHANGE OF CONTROL RELATED PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, AND DELAWARE LAW

    A number of provisions of our certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential antitakeover effect. See "Risk Factors -- Applicable laws and our stockholder rights plan, certificate of incorporation and by-laws may discourage takeovers and business combinations that our stockholders might consider in their best interests". These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the Iowa Insurance Law may also have an antitakeover effect. The following description of selected provisions of our certificate of incorporation and bylaws and selected provisions of the Delaware General Corporation Law and the Iowa Insurance Law are necessarily general and reference should be made in each case to our certificate of incorporation and by-laws, which are filed as exhibits to our registration statement, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our certificate of incorporation and by-laws.

  UNISSUED SHARES OF CAPITAL STOCK

    COMMON STOCK. Based upon the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Information," we currently plan to issue an estimated 370.0 million shares of our authorized common stock in this offering and the demutualization. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

    PREFERRED STOCK. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

    CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS. Our certificate of incorporation provides that the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

    RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors. Stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it shall be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

    ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT. Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. The chief executive officer, or, under some circumstances, the president or any vice president, and the board of directors may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

  LIMITATIONS ON DIRECTOR LIABILITY

    Our certificate of incorporation contains a provision that is designed to limit our directors' liability. Specifically, directors will not be held liable to Principal Financial Group, Inc. for monetary damages for breach of their fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

    The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of Principal Financial Group, Inc. unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Principal Financial Group, Inc. and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with Principal Financial Group, Inc. or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of Principal Financial Group, Inc.

    SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS. The provisions of our certificate of incorporation governing, among other things the classified board, the director's discretion in determining what he or she reasonably believes to be in the best interests of Principal Financial

Group, Inc., the liability of directors and the elimination of stockholder actions by written consent may not be amended, altered or repealed unless the amendment is approved by the vote of holders of three/fourths of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of three/fourths of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

    BUSINESS COMBINATION STATUTE. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" of Principal Financial Group, Inc. to engage in business combinations, such as mergers, consolidations or acquisitions of additional shares of Principal Financial Group, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (a) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (b) the "interested stockholder," upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

  LIMITATIONS ON ACQUISITIONS OF SECURITIES

    Iowa law prohibits for a period of 5 years following the date of distribution of consideration to the policyholders in exchange for their membership interests:

    - any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company from, directly or indirectly, acquiring or offering to acquire the beneficial ownership of more than 5% of any class of voting security of the reorganized company, and

    - any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires 5% or more of any class of voting security of the reorganized company prior to the conversion from, directly or indirectly, acquiring or offering to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Insurance Commissioner of the State of Iowa and by the board of directors of the reorganized company.

    By virtue of these provisions, we may not be subject to an acquisition by another company during the 5 years following the distribution of consideration to Principal Life's policyholders entitled to receive compensation in the demutualization.

    The insurance holding company and other insurance laws of many states also regulate changes of control of insurance holding companies, such as Principal Financial Group, Inc. A change of control is generally presumed upon acquisitions of 10% or more of voting securities. The Iowa, Arizona and Vermont insurance holding company laws, which we expect to be applicable to us following the demutualization, require filings in connection with proposed acquisitions of control of domestic insurance companies. These insurance holding company laws prohibit a person from acquiring direct or indirect control of an insurer incorporated in the relevant jurisdiction without prior insurance regulatory approval.

STOCKHOLDER RIGHTS PLAN

    Our board of directors has adopted a stockholder rights plan under which each outstanding share of our common stock issued between the date on which Principal Financial Group, Inc. enters into the underwriting agreement for the initial public offering and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Each one one-thousandth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of Principal Financial Group, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are found in a rights agreement entered into between Principal Financial Group, Inc. and Mellon Investor Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete, and in each instance reference is made to the form of rights agreement itself, a copy of which has been filed as an exhibit to the

Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

    Stockholder rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. A distribution date would occur upon the earlier of:

    - the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 10% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

    - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock or, in some circumstances, cash, a reduction in purchase price, property or other securities of Principal Financial Group, Inc., having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

    If at any time after a public announcement has been made or Principal Financial Group, Inc. has received notice that a person has become an acquiring person:

    - Principal Financial Group, Inc. is acquired in a merger or other business combination, or

    - 50% or more of Principal Financial Group, Inc.'s assets, cash flow or earning power is sold or transferred,

each holder of a stockholder right, except rights which previously have been voided as described above, will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

    The purchase price payable, the number of one one-thousandth of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of stockholder rights and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreements, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

    At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the rights agreement, we may redeem all the stockholder rights at a price of $0.001 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A Junior Participating Preferred Stock or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.

    The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire Principal Financial Group, Inc. and other coercive takeover tactics which, in the opinion of the company's board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock and our Series A Junior Participating Preferred Stock is Mellon Investor Services, L.L.C.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Substantially all of the estimated 260.5 million shares of our common stock distributed to policyholders entitled to receive compensation in the demutualization or to the separate account to be established for the Separate Account Policy Credits will be eligible for resale in the public market without restriction. However, eligible policyholders will receive a written confirmation of their share ownership or Separate Account Policy Credits within 75 days from the closing of this offering, unless the Insurance Commissioner of the State of Iowa approves a later date. Until they receive the written confirmation, they will effectively be precluded from selling shares or the shares underlying their Separate Account Policy Credits because they will not know how many shares or Separate Account Policy Credits they will receive.

    We estimate that these 260.5 million shares will equal approximately 70% of our outstanding common stock after the offering. See "The Demutualization." We have been advised by counsel that the distribution of shares to policyholders in the demutualization or to the separate account to be established for the Separate Account Policy Credits will be exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) of the Securities Act, and policyholders entitled to receive compensation in the demutualization who are not our "affiliates" within the meaning of Rule 144 under the Securities Act will be able to resell their shares, or to direct the sale of shares underlying Separate Account Policy Credits, immediately in the public market without registration or compliance with the time, volume, manner of sale and other limitations in Rule 144.

    In addition, in accordance with the plan of conversion, in the event there are policyholders entitled to receive compensation in the demutualization who receive 99 or fewer shares of our common stock, we must, for a three-month period commencing no sooner than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the date of the closing of this offering, provide for the public sale, at prevailing market prices and without brokerage commissions or similar fees to stockholders, of all shares of our common stock held by policyholders entitled to receive compensation in the demutualization who receive 99 or fewer shares of our common stock. The commission-free sales program may be extended by us with the approval of the Insurance Commissioner of the State of Iowa. We would also, simultaneously and in conjunction with the commission-free sales program, offer to each such stockholder entitled to participate in the commission-free sales program the opportunity to purchase that number of shares of our common stock necessary to increase such stockholder's holdings to 100 shares without paying brokerage commissions or other similar expenses.

    No prediction can be made as to the effect, if any, such future sales of shares, or the availability of shares for such future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm prevailing market prices for our common stock. See "Risk Factors -- Sales of shares distributed in the demutualization may reduce the market price of our common stock".

                                  UNDERWRITING

    Principal Financial Group, Inc. and the underwriters for the U.S. offering named below, referred to as the U.S. underwriters, have entered into an underwriting agreement with respect to the shares offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs &
Co. and          are the representatives of the U.S. underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................

                                                                   --------
         Total..............................................
                                                                   --------

    If the U.S. underwriters sell more shares than the total number listed in the table above, the U.S. underwriters have an option to buy up to an additional shares from Principal Financial Group to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as shown in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by Principal Financial Group, Inc. Such amounts are shown assuming both no exercise and full exercise of the
U.S. underwriters' option to purchase          additional shares.

                    Paid by Principal Financial Group, Inc.

                                                              No Exercise   Full Exercise
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

    Shares sold by the U.S. underwriters to the public will initially be offered at the initial public offering price provided on the cover of this prospectus. Any shares sold by the U.S. underwriters to securities dealers may be sold at a
discount of up to $         per share from the initial public offering price.
Any such securities dealers may resell any shares purchased from the U.S. underwriters to certain other brokers or dealers at a discount of up to
$         per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Principal Financial Group, Inc. has entered into an underwriting agreement
with the underwriters for the sale of          shares outside of the United
States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs
International and          are representatives of the underwriters for the
international offering outside the United States, referred to as the international underwriters. Principal Financial Group, Inc. has granted the international underwriters a similar option to purchase up to an aggregate of an
additional          shares.

    The underwriters for both of the offerings will enter into an agreement in which they will agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters will also agree that they may sell shares among each of the underwriting groups.

    Principal Financial Group, Inc. has agreed with the underwriters not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This
restriction does not apply to          . See "Common Stock Eligible for Future
Sale" for a discussion of transfer restrictions.

    Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the historical performance of Principal Financial Group, Inc., estimates of its business potential and earnings prospects, an assessment of its management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Application will be made to list the common stock of Principal Financial Group, Inc. on the New York Stock Exchange under the symbol "PFG".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Principal Financial Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions,
will be approximately $         .

    Principal Financial Group, Inc. and Principal Life Insurance Company have agreed to, jointly and severally, indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933.

    The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to Principal Financial Group and its affiliates for which they have in the past received, and may in the future receive, customary fees.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of our common stock offered hereby will be passed upon for Principal Financial Group, Inc. by Debevoise & Plimpton, New York, New York and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene, & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us and our affiliates.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as described in their report. We have included our consolidated financial statements in this prospectus and in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Daniel J. McCarthy, F.S.A., a consulting actuary associated with Milliman & Robertson, Inc., has rendered an opinion, dated March 31, 2001, to our board of directors. See "The Demutualization -- Actuarial Opinion." This opinion is included as Annex A of this prospectus. This opinion is included in reliance upon the authority of such actuary as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus which forms a part of the registration statement does not contain all the information found in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to Principal Financial Group, Inc. and our common stock, we refer you to the registration statement. Statements made in this prospectus describing the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The registration statement may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site, http://www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

    As a result of the offering we will become subject to the information reporting requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission referenced above. We intend to furnish holders of our common stock with annual reports that include our annual consolidated financial statements audited by an independent certified public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

    We intend to list our common stock on the New York Stock Exchange. Upon such listing, copies of the registration statement, including all exhibits to the registration statement, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

                                    GLOSSARY

    The following Glossary includes definitions of terms which are unique to this offering. Each term defined in this Glossary is printed in boldface the first time it appears in this prospectus.

Account Value Policy
Credits....................Policy credits, in the form of an increase in the value of the applicable group annuity contract, issued to a Qualified Plan Customer or a Non-Rule 180 Qualified Plan Customer. The increase in value will be allocated to participants' accounts, where appropriate, based on account balances for which records are kept by Principal Life Insurance Company unless the Qualified Plan Customer or Non-Rule 180 Qualified Plan Customer directs otherwise.

Closed Block...............A mechanism established by Principal Life Insurance
                           Company for the benefit of the participating policies and contracts included in the Closed Block, in connection with its reorganization to the mutual insurance holding company structure effective July 1, 1998. Assets of Principal Life Insurance Company were allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block policies and contracts, are expected to be sufficient to support the Closed Block policies and contracts including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of policy and contract dividends in aggregate in accordance with the 1997 dividend scales if the experience underlying those scales continues, and to allow for appropriate adjustments in those scales if such experience changes.

Interest Maintenance
Reserve....................The reserve required by insurance regulators to capture non-credit, interest-related realized capital gains and losses (net of taxes) on fixed income investments (primarily bonds and mortgage loans), which are amortized into net income over the estimated otherwise remaining periods to maturity of the investments sold. The Interest Maintenance Reserve has no effect on financial statements prepared in conformity with GAAP.

Mandatory Policy Credits...Policy credits issued to holders of policies required to receive policy credits under the plan of conversion. Mandatory Policy Credits may take the form of an increase in cash value, account value, dividend accumulations, face amount, extended term period or benefit payment, as appropriate, depending on the policy.

NAIC Designations..........Evaluation made by the Securities Valuation Office of the National Association of Insurance Commissioners of the bond investments of insurers for regulatory reporting purposes and assignments of securities to one of six investment categories.

Non-Rule 180 Qualified Plan
  Customers................Owners of group annuity contracts issued by Principal
                           Life Insurance Company designed to fund benefits under a retirement plan which is qualified under
                           Section 401(a) or Section 403(a) of the Internal Revenue Code and which covers employees described in
                           Section 401(c) of the Internal Revenue Code but which does not meet the requirements of Rule 180 promulgated under the Securities Act of 1933.

Qualified Plan Customers...Owners of group annuity contracts issued by Principal
                           Life Insurance Company designed to fund benefits under a retirement plan which is qualified under
                           Section 401(a) or Section 403(a) of the Internal Revenue Code (including a plan covering employees described in Section 401(c) of the Internal Revenue Code, provided such plan meets the requirements of Rule 180 promulgated under the Securities Act of
                           1933) or which is a governmental plan described in
                           Section 414(d) of the Internal Revenue Code, excluding (i) group annuity contracts that fund only guaranteed deferred annuities or annuities in the course of payments and (ii) group annuity contracts for which Principal Life does not perform retirement plan record keeping services and whose group annuity contracts do not provide for investments in Principal Life's pooled unregistered separate accounts.

Restricted Stock...........Awards of common stock subject to restrictions on transferability and a risk of forfeiture.

Restricted Stock Units.....Contractual rights to receive cash or common stock in the future that are the economic equivalent of an award of Restricted Stock.

Separate Account Policy
Credits....................Policy credits issued to a Qualified Plan Customer in the form of an addition to the Qualified Plan Customer's group annuity contract of an interest in a separate account holding shares of our common stock and maintained by Principal Life Insurance Company. The separate account interests issued as Separate Account Policy Credits to a Qualified Plan Customer will be allocated to plan participants' accounts, where appropriate, based on account balances for which records are kept by Principal Life Insurance Company unless the Qualified Plan Customer directs otherwise.

Stock Appreciation
Rights.....................Rights to receive cash or stock based on the appreciation in value of the common stock from the date of grant.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- FOR THE YEARS
  ENDED DECEMBER 31, 2000, 1999 AND 1998

Report of Independent Auditors..............................   F-2

Consolidated Statements of Operations.......................   F-3

Consolidated Statements of Financial Position...............   F-4

Consolidated Statements of Equity...........................   F-5

Consolidated Statements of Cash Flows.......................   F-6

Notes to Consolidated Financial Statements..................   F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- FOR THE THREE
  MONTHS ENDED MARCH 31, 2001 AND 2000

Consolidated Statements of Operations.......................  F-39

Consolidated Statements of Financial Position...............  F-40

Consolidated Statements of Equity...........................  F-41

Consolidated Statements of Cash Flows.......................  F-42

Notes to Consolidated Financial Statements..................  F-43

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Principal Mutual Holding Company

    We have audited the accompanying consolidated statements of financial position of Principal Mutual Holding Company (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Mutual Holding Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

Des Moines, Iowa
February 2, 2001, except for Note 16,
as to which the date is April 30, 2001

                        PRINCIPAL MUTUAL HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
REVENUES
Premiums and other considerations...........................  $3,996.4   $3,937.6   $3,818.4
Fees and other revenue......................................   1,576.3    1,287.3      978.8
Net investment income.......................................   3,172.3    3,072.0    2,933.9
Net realized capital gains..................................     139.9      404.5      465.8
                                                              --------   --------   --------
Total revenues..............................................   8,884.9    8,701.4    8,196.9

EXPENSES
Benefits, claims and settlement expenses....................   5,232.3    5,260.9    5,089.0
Dividends to policyholders..................................     312.7      304.6      298.7
Operating expenses..........................................   2,479.4    2,070.3    2,074.0
                                                              --------   --------   --------
Total expenses..............................................   8,024.4    7,635.8    7,461.7
                                                              --------   --------   --------

Income before income taxes..................................     860.5    1,065.6      735.2

Income taxes................................................     240.3      323.5       42.2
                                                              --------   --------   --------
Net income..................................................  $  620.2   $  742.1   $  693.0
                                                              ========   ========   ========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                  (IN MILLIONS)
ASSETS
Fixed maturities, available-for-sale........................  $26,839.9   $23,443.9
Equity securities, available-for-sale.......................      742.9       864.2
Mortgage loans..............................................   11,492.7    13,332.2
Real estate.................................................    1,400.5     2,212.0
Policy loans................................................      803.6       780.5
Other investments...........................................      811.0       710.4
                                                              ---------   ---------
         Total investments..................................   42,090.6    41,343.2

Cash and cash equivalents...................................      926.6       569.5
Accrued investment income...................................      530.8       472.0
Premiums due and other receivables..........................      357.8       419.5
Deferred policy acquisition costs...........................    1,333.3     1,430.9
Property and equipment......................................      507.0       507.7
Goodwill and other intangibles..............................    1,375.9     1,471.5
Mortgage loan servicing rights..............................    1,084.4     1,081.0
Separate account assets.....................................   34,916.2    34,992.3
Other assets................................................    1,134.4     1,544.6
                                                              ---------   ---------
         Total assets.......................................  $84,257.0   $83,832.2
                                                              =========   =========

LIABILITIES
Contractholder funds........................................  $24,300.2   $24,519.8
Future policy benefits and claims...........................   13,198.1    12,491.2
Other policyholder funds....................................      597.4       676.9
Short-term debt.............................................      459.5       547.3
Long-term debt..............................................    1,336.5     1,492.9
Income taxes currently payable..............................      108.4       153.2
Deferred income taxes.......................................      487.4       271.7
Separate account liabilities................................   34,916.2    34,992.3
Other liabilities...........................................    2,600.8     3,134.0
                                                              ---------   ---------
         Total liabilities..................................   78,004.5    78,279.3

EQUITY
Retained earnings...........................................    6,312.5     5,692.3
Accumulated other comprehensive income (loss):
  Net unrealized gains (losses) on available-for-sale
    securities..............................................      129.9       (79.1)
  Net foreign currency translation adjustment...............     (189.9)      (60.3)
                                                              ---------   ---------
         Total equity.......................................    6,252.5     5,552.9
                                                              ---------   ---------
         Total liabilities and equity.......................  $84,257.0   $83,832.2
                                                              =========   =========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY

                                                                                               NET
                                                                        NET UNREALIZED       FOREIGN
                                                                      GAINS (LOSSES) ON     CURRENCY
                                                          RETAINED    AVAILABLE-FOR-SALE   TRANSLATION     TOTAL
                                                          EARNINGS        SECURITIES       ADJUSTMENT     EQUITY
                                                         ----------   ------------------   -----------   ---------
                                                                               (IN MILLIONS)
BALANCES AT JANUARY 1, 1998............................   $4,257.2        $ 1,037.5          $ (10.5)    $ 5,284.2
Comprehensive income:
  Net income...........................................      693.0               --               --         693.0
  Net change in unrealized gains and losses on fixed
    maturities, available-for-sale.....................         --           (203.3)              --        (203.3)
  Net change in unrealized gains and losses on equity
    securities, available-for-sale, including seed
    money in separate accounts.........................         --           (291.3)              --        (291.3)
  Adjustments for assumed changes in amortization
    patterns:
    Deferred policy acquisition costs..................         --             37.1               --          37.1
    Unearned revenue reserves..........................         --             (3.6)              --          (3.6)
  Provision for deferred income tax benefit............         --            169.5               --         169.5
  Change in net foreign currency translation
    adjustment.........................................         --               --            (18.4)        (18.4)
                                                                                                         ---------
Comprehensive income...................................                                                      383.0
                                                          --------        ---------          -------     ---------
BALANCES AT DECEMBER 31, 1998..........................    4,950.2            745.9            (28.9)      5,667.2
Comprehensive loss:
  Net income...........................................      742.1               --               --         742.1
  Net change in unrealized gains and losses on fixed
    maturities, available-for-sale.....................         --         (1,375.4)              --      (1,375.4)
  Net change in unrealized gains and losses on equity
    securities, available-for-sale, including seed
    money in separate accounts.........................         --           (119.2)              --        (119.2)
  Adjustments for assumed changes in amortization
    patterns:
    Deferred policy acquisition costs..................         --            246.1               --         246.1
    Unearned revenue reserves..........................         --            (29.5)              --         (29.5)
  Provision for deferred income tax benefit............         --            453.0               --         453.0
  Change in net foreign currency translation
    adjustment.........................................         --               --            (31.4)        (31.4)
                                                                                                         ---------
Comprehensive loss.....................................                                                     (114.3)
                                                          --------        ---------          -------     ---------
BALANCES AT DECEMBER 31, 1999..........................    5,692.3            (79.1)           (60.3)      5,552.9
Comprehensive income:
  Net income...........................................      620.2               --               --         620.2
  Net change in unrealized gains and losses on fixed
    maturities, available-for-sale.....................         --            721.8               --         721.8
  Net change in unrealized gains and losses on equity
    securities, available-for-sale, including seed
    money in separate accounts.........................         --           (285.3)              --        (285.3)
  Adjustments for assumed changes in amortization
    patterns:
    Deferred policy acquisition costs..................         --           (122.6)              --        (122.6)
    Unearned revenue reserves..........................         --             15.1               --          15.1
  Provision for deferred income taxes..................         --           (120.0)              --        (120.0)
  Change in net foreign currency translation
    adjustment.........................................         --               --           (129.6)       (129.6)
                                                                                                         ---------
Comprehensive income...................................                                                      699.6
                                                          --------        ---------          -------     ---------
BALANCES AT DECEMBER 31, 2000..........................   $6,312.5        $   129.9          $(189.9)    $ 6,252.5
                                                          ========        =========          =======     =========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                                         (IN MILLIONS)
OPERATING ACTIVITIES
Net income..................................................  $    620.2   $    742.1   $    693.0
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization of deferred policy acquisition costs.........       238.6        173.7        219.0
  Additions to deferred policy acquisition costs............      (263.6)      (253.8)      (229.1)
  Accrued investment income.................................       (58.8)       (41.2)        22.9
  Premiums due and other receivables........................       (11.4)        52.0        (16.1)
  Contractholder and policyholder liabilities and
    dividends...............................................     1,451.6      1,633.0      1,616.1
  Current and deferred income taxes.........................        75.0        155.6       (266.2)
  Net realized capital gains................................      (139.9)      (404.5)      (465.8)
  Depreciation and amortization expense.....................       128.0         90.8        110.5
  Amortization and impairment/recovery of mortgage servicing
    rights..................................................       157.3         94.4        142.3
  Other.....................................................       384.7       (182.6)        90.0
                                                              ----------   ----------   ----------
Net adjustments.............................................     1,961.5      1,317.4      1,223.6
                                                              ----------   ----------   ----------
Net cash provided by operating activities...................     2,581.7      2,059.5      1,916.6
INVESTING ACTIVITIES
Available-for-sale securities:
  Purchases.................................................   (13,051.0)   (11,510.2)    (7,475.1)
  Sales.....................................................     7,366.0      7,031.0      5,857.2
  Maturities................................................     2,675.3      2,599.2      1,376.7
Mortgage loans acquired or originated.......................   (10,507.5)   (16,594.6)   (14,261.4)
Mortgage loans sold or repaid...............................    12,026.8     16,361.5     14,477.8
Net change in mortgage servicing rights.....................      (182.9)      (307.5)      (387.4)
Real estate acquired........................................      (324.4)      (449.7)      (436.3)
Real estate sold............................................       796.9        869.8        661.6
Net change in property and equipment........................       (11.5)       (14.7)       (23.1)
Proceeds from sales of subsidiaries.........................          --         41.7         95.5
Purchases of interest in subsidiaries, net of cash
  acquired..................................................       (27.4)    (1,154.6)      (217.7)
Net change in other investments.............................        22.0       (166.6)      (360.9)
                                                              ----------   ----------   ----------
Net cash used in investing activities.......................    (1,217.7)    (3,294.7)      (693.1)
FINANCING ACTIVITIES
Issuance of debt............................................       230.4        885.2        243.0
Principal repayments of debt................................      (120.7)       (40.2)       (50.9)
Proceeds of short-term borrowings...........................     2,417.5      5,150.9      8,627.7
Repayment of short-term borrowings..........................    (2,505.4)    (4,895.7)    (8,924.3)
Investment contract deposits................................     3,982.6      5,325.4      5,854.1
Investment contract withdrawals.............................    (5,011.3)    (5,081.7)    (7,058.3)
                                                              ----------   ----------   ----------
Net cash provided by (used in) financing activities.........    (1,006.9)     1,343.9     (1,308.7)
                                                              ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents........       357.1        108.7        (85.2)
Cash and cash equivalents at beginning of year..............       569.5        460.8        546.0
                                                              ----------   ----------   ----------
Cash and cash equivalents at end of year....................  $    926.6   $    569.5   $    460.8
                                                              ==========   ==========   ==========
SCHEDULE OF NONCASH OPERATING AND INVESTING ACTIVITIES
Net transfer of noncash assets and liabilities to an
  unconsolidated limited liability company in exchange for a
  minority interest.........................................  $   (255.0)
                                                              ==========
Net transfer of noncash assets and liabilities of Principal
  Health Care Inc. on April 1, 1998 in exchange for common
  shares of Coventry Health Care, Inc.......................                            $   (160.0)
                                                                                        ==========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

REORGANIZATION

    Effective July 1, 1998, Principal Mutual Life Insurance Company formed a mutual insurance holding company ("Principal Mutual Holding Company") and converted to a stock life insurance company ("Principal Life Insurance Company"). All of the shares of Principal Life Insurance Company ("Principal Life") were issued to Principal Mutual Holding Company through two newly formed intermediate holding companies, Principal Financial Group, Inc. and Principal Financial Services, Inc. The reorganization itself did not have a material financial impact on Principal Mutual Holding Company and its consolidated subsidiaries, as the net assets so transferred to achieve the change in legal organization were accounted for at historical carrying amounts in a manner similar to that in pooling-of-interests accounting.

PLAN OF DEMUTUALIZATION

    In 2000, the Board of Directors approved management's recommendation to develop a plan of demutualization to convert Principal Mutual Holding Company into a stock company. Management expects to complete development of the plan of demutualization in the first half of 2001. The plan will primarily address how the organization will be restructured, required approvals, and eligibility for and allocation of policyholder compensation. The proposed plan, when completed, will be subject to approval by the Board of Directors, eligible policyholders of Principal Life Insurance Company and the Insurance Commissioner of the State of Iowa. See Note 16.

DESCRIPTION OF BUSINESS

    Principal Mutual Holding Company and its consolidated subsidiaries ("the Company") is a diversified financial services organization engaged in the marketing and management of retirement savings, investment and insurance products and services in the United States and selected international markets and residential mortgage loan origination and servicing in the United States.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements of the Company and its majority-owned subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States ("GAAP"). Less than majority-owned entities in which the Company has at least a 20% interest are reported on the equity basis in the consolidated statements of financial position as other investments. All significant intercompany accounts and transactions have been eliminated.

    Total assets of the unconsolidated entities amounted to $3,098.5 million at December 31, 2000 and $3,276.6 million at December 31, 1999. Total revenues of the unconsolidated entities were $2,226.3 million in 2000, $1,978.9 million in 1999 and $1,749.9 million in 1998. During 2000, 1999 and 1998, the Company included $39.1 million, $107.7 million and $18.2 million, respectively, in net investment income representing the Company's share of current year net income of the unconsolidated entities.

CLOSED BLOCK

    In conjunction with the formation of the mutual insurance holding company, Principal Life established a closed block for the benefit of individual participating dividend-paying policies in force on that date. The closed block was designed to provide reasonable assurance to policyholders included therein that, after the Reorganization, assets would be available to maintain dividends in aggregate in accordance with the 1997 policy dividend scales if the experience underlying such scales continued. Assets were allocated to the closed block in amounts such that their cash flows together with anticipated revenues from policies included in the closed block, were reasonably expected to be sufficient to support such policies, including provision for payment of claims, expenses, charges and taxes, and to provide for the continuation of dividends in aggregate in accordance with the 1997 policy dividend scales if the experience underlying such scales continued, and to allow for appropriate adjustments in such scales if the experience changes.

    Assets allocated to the closed block inure to the benefits of the holders of policies included in the closed block. Closed block assets and liabilities are carried on the same basis as similar assets and liabilities held by the Company. Principal Life will continue to pay guaranteed benefits under all policies, including the policies included in the closed block, in accordance with their terms. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block, including investment income thereon, prove to

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

be insufficient to pay the benefits guaranteed under the policies included in the closed block, Principal Life will be required to make such payments from its general funds. See Note 6.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of the Company's consolidated financial statements and accompanying notes requires management to make estimates and assumptions that affect the amounts reported and disclosed. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in the consolidated financial statements and accompanying notes.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity date of three months or less when purchased.

INVESTMENTS

    Investments in fixed maturities and equity securities are classified as available-for-sale and, accordingly, are carried at fair value. (See Note 13 for policies related to the determination of fair value.) The cost of fixed maturities is adjusted for amortization of premiums and accrual of discounts, both computed using the interest method. The cost of fixed maturities and equity securities is adjusted for declines in value that are other than temporary. For the loan-backed and structured securities included in the bond portfolio, the Company recognizes income using a constant effective yield based on currently anticipated prepayments as determined by broker-dealer surveys or internal estimates and the estimated lives of the securities.

    Real estate investments are reported at cost less accumulated depreciation. The initial cost bases of properties acquired through loan foreclosures are fair market values of the properties at the time of foreclosure. Buildings and land improvements are generally depreciated on the straight-line method over the estimated useful life of improvements, and tenant improvement costs are depreciated on the straight-line method over the term of the related lease. The Company recognizes impairment losses for its properties when indicators of impairment are present and a property's expected undiscounted cash flows are not sufficient to recover the property's carrying value. In such cases, the cost bases of the properties are reduced to fair value. Real estate expected to be disposed is carried at the lower of cost or fair value, less cost to sell, with valuation allowances established accordingly and depreciation no longer recognized. Any impairment losses and any changes in valuation allowances are reported as net realized capital losses.

    Commercial and residential mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method, and net of valuation allowances. Any changes in the valuation allowances are reported as net realized capital gains (losses). The Company measures impairment based upon the present value of expected cash flows discounted at the loan's effective interest rate. If foreclosure is probable, the measurement of any valuation allowance is based upon the fair value of the collateral. The Company has residential mortgage loans held for sale in the amount of $251.7 million and $432.1 million and commercial mortgage loans held for sale in the amount of $520.9 million and $280.1 million at December 31, 2000 and 1999, respectively, which are carried at lower of cost or fair value and reported as mortgage loans in the statements of financial position.

    Net realized capital gains and losses on investments are determined using the specific identification basis.

    Policy loans and other investments, excluding investments in unconsolidated entities, are primarily reported at cost.

SECURITIZATIONS

    The Company sells commercial mortgage loans to an unconsolidated trust which then issues mortgage-backed securities. The Company may retain interests in the loans by purchasing portions of the securities from the issuance. Gain or loss on the sales of the mortgages depends in part on the previous carrying amounts of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Fair values are determined by quoted market prices of external buyers of each class of security purchased. The retained interests are thereafter carried at fair value as is the case of other fixed maturity investments.

    The Company also sells residential mortgage loans in securitization transactions, and retains servicing rights which are retained interests in the securitized loans. Gain or loss on the sales of the loans depends in part on the previous carrying amounts of the financial assets sold and the retained interests based on their relative fair values at the date of

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

the transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Company estimates fair value based on the present value of the future expected cash flows using management's best estimates of the key assumptions -- prepayment speeds and option adjusted spreads commensurate with the risks involved.

    The Company has developed a margin lending securitization program whereby the Company sells receivables to an unconsolidated trust that packages and sells interests to investors. The Company retains interest bearing subordinated tranches. The receivables are sold at face value, which approximates cost and fair value, to an unconsolidated trust, with no gain or loss recognized on the sale. Retained interests are initially carried at cost based on their relative fair values at the date of transfer, then carried at fair value thereafter.

DERIVATIVES

    Derivatives are generally held for purposes other than trading and are primarily used to hedge or reduce exposure to interest rate and foreign currency risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. Additionally, derivatives are used to change the characteristics of the Company's asset/liability mix consistent with the Company's risk management activities.

    The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the underlying instruments. The Company is also exposed to credit losses in the event of nonperformance of the counterparties. This credit risk is minimized by purchasing such agreements from financial institutions with high credit ratings and by establishing and monitoring exposure limits.

    The Company's use of derivatives is further described in Note 5. The net interest effect of interest rate and currency swap transactions is recorded as an adjustment to net investment income or interest expense, as appropriate, over the periods covered by the agreements. The cost of other derivative contracts is amortized over the life of the contracts and classified with the results of the underlying hedged item. Certain contracts are designated as hedges of specific assets and, to the extent those assets are marked to market, the hedge contracts are also marked to market and included as an adjustment of the underlying asset value. Other contracts are designated and accounted for as hedges of certain liabilities and are not marked to market. Futures contracts and mortgage-backed forwards are used to hedge anticipated transactions. Futures contracts are marked to market value and settled daily. However, changes in the market value of such contracts have not qualified for inclusion in the measurements of subsequent transactions or represent hedges of items reported at fair value. Accordingly, such changes in market value are reported in net income in the period of change.

    Hedge accounting is used for derivatives that are specifically designated in advance as hedges and that reduce the Company's exposure to an indicated risk by having a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period. Should such criteria not be met or if the hedged items are sold, terminated or matured, the changes in value of the derivatives are included in net income.

CONTRACTHOLDER AND POLICYHOLDER LIABILITIES

    Contractholder and policyholder liabilities (contractholder funds, future policy benefits and claims, and other policyholder funds) include reserves for investment contracts and reserves for universal life, limited payment, participating and traditional life insurance policies. Investment contracts are contractholders' funds on deposit with the Company and generally include reserves for pension and annuity contracts. Reserves on investment contracts are equal to the cumulative deposits less any applicable charges plus credited interest.

    Reserves for universal life insurance contracts are equal to cumulative premiums less charges plus credited interest which represents the account balances that accrue to the benefit of the policyholders. Reserves for non-participating term life insurance contracts are computed on a basis of assumed investment yield, mortality, morbidity and expenses, including a provision for adverse deviation, which generally vary by plan, year of issue and policy duration. Investment yield is based on the Company's experience. Mortality, morbidity and withdrawal rate assumptions are based on experience of the Company and are periodically reviewed against both industry standards and experience.

    Reserves for participating life insurance contracts are based on the net level premium reserve for death and endowment policy benefits. This net level premium reserve is calculated based on dividend fund interest rate and mortality rates guaranteed in calculating the cash surrender values described in the contract.

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    Participating business represented approximately 34%, 34% and 36% of the Company's life insurance in force and 79%, 78% and 81% of the number of life insurance policies in force at December 31, 2000, 1999 and 1998, respectively. Participating business represented approximately 61%, 63% and 76% of life insurance premiums for the years ended December 31, 2000, 1999 and 1998, respectively.

    The amount of dividends to policyholders is approved annually by Principal Life's Board of Directors. The amount of dividends to be paid to policyholders is determined after consideration of several factors including interest, mortality, morbidity and other expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Principal Life. At the end of the reporting period, Principal Life establishes a dividend liability for the pro-rata portion of the dividends expected to be paid on or before the next policy dividend anniversary date.

    Some of the Company's policies and contracts require payment of fees in advance for services that will be rendered over the estimated lives of the policies and contracts. These payments are established as unearned revenue reserves upon receipt and included in other policyholder funds in the consolidated statements of financial position. These unearned revenue reserves are amortized to operations over the estimated lives of these policies and contracts in relation to the emergence of estimated gross profit margins.

    The liability for unpaid accident and health claims is an estimate of the ultimate net cost of reported and unreported losses not yet settled. This liability is estimated using actuarial analyses and case basis evaluations. Although considerable variability is inherent in such estimates, the Company believes that the liability for unpaid claims is adequate. These estimates are continually reviewed and, as adjustments to this liability become necessary, such adjustments are reflected in current operations.

RECOGNITION OF PREMIUMS AND OTHER CONSIDERATIONS, FEES AND OTHER REVENUES AND BENEFITS

    Traditional individual life and health insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life and term life insurance policies and certain immediate annuities with life contingencies. Premiums from these products are recognized as premium revenue when due.

    Immediate annuities with life contingencies include products with fixed and guaranteed annuity considerations and benefits, and consist primarily of group and individual single premium annuities with life contingencies. Annuity considerations from these products are recognized as revenue when due.

    Group life and health insurance premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such adjusted premiums are recognized in the period that the related experience emerges. Fees for contracts providing claim processing or other administrative services are recorded over the period the service is provided.

    Related policy benefits and expenses for individual and group life and health insurance products are associated with earned premiums and result in the recognition of profits over the expected lives of the policies and contracts.

    Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. Amounts received as payments for such contracts are not reported as premium revenues. Revenues for universal life-type insurance contracts consist of policy charges for the cost of insurance, policy initiation and administration, surrender charges and other fees that have been assessed against policy account values. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

    Investment contracts do not subject the Company to risks arising from policyholder mortality or morbidity, and consist primarily of Guaranteed Investment Contracts ("GICs") and certain deferred annuities. Amounts received as payments for investment contracts are established as investment contract liability balances and are not reported as premium revenues. Revenues for investment contracts consist of investment income and policy administration charges. Investment contract benefits that are charged to expense include benefit claims incurred in the period in excess of related investment contract liability balances and interest credited to investment contract liability balances.

    Fees and other revenues are earned for asset management services provided to retail and institutional clients based largely upon contractual rates applied to the market value of the client's portfolio. Additionally, fees and other revenues are earned for administrative services performed including recordkeeping and reporting services for retirement savings plans. Fees and other revenues received for performance of asset management and administrative services are recognized as revenue when the service is performed.

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    Fees and other revenues arising from the residential mortgage banking operations consist of revenues earned for servicing and originating residential mortgage loans as well as marketing other products to servicing portfolio customers. Servicing revenues are recognized as the mortgage loan is serviced over the life of the mortgage loan. Mortgage loans originated are sold in the secondary mortgage markets, shortly after origination. As a result, mortgage loan origination fee revenues are recognized when the mortgage loans are sold. Fee revenues received for marketing other products to servicing portfolio customers are recognized when the service is performed. Net revenues are also recognized upon the sale of residential mortgage loans and residential mortgage loan servicing rights and are determined using the specific identification basis.

DEFERRED POLICY ACQUISITION COSTS

    Commissions and other costs (underwriting, issuance and agency expenses) that vary with and are primarily related to the acquisition of new and renewal insurance policies and investment contract business are capitalized to the extent recoverable. Acquisition costs that are not deferrable and maintenance costs are charged to operations as incurred.

    Deferred policy acquisition costs for universal life-type insurance contracts and participating life insurance policies and investment contracts are being amortized over the lives of the policies and contracts in relation to the emergence of estimated gross profit margins. This amortization is adjusted retrospectively when estimates of current or future gross profits and margins to be realized from a group of products and contracts are revised. The deferred policy acquisition costs of non-participating term life insurance policies are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policyholder liabilities.

    Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period. Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profit margins would not be adequate to cover related losses and expenses.

REINSURANCE

    The Company enters into reinsurance agreements with other companies in the normal course of business. The Company may assume reinsurance from or cede reinsurance to other companies. Premiums and expenses are reported net of reinsurance ceded. The Company is contingently liable with respect to reinsurance ceded to other companies in the event the reinsurer is unable to meet the obligations it has assumed. At December 31, 2000, 1999 and 1998 respectively, the Company had reinsured $13.2 billion, $10.2 billion and $6.9 billion of life insurance in force, representing 9%, 7% and 5% of total net life insurance in force through a single third-party reinsurer. To minimize the possibility of losses, the Company evaluates the financial condition of its reinsurers and continually monitors concentrations of credit risk.

    The effect of reinsurance on premiums and other considerations and policy and contract benefits and changes in reserves is as follows (in millions):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Premiums and other considerations:
  Direct....................................................  $4,142.1   $3,990.0   $3,799.9
  Assumed...................................................      24.6        4.1       62.2
  Ceded.....................................................    (170.3)     (56.5)     (43.7)
                                                              --------   --------   --------
Net premiums and other considerations.......................  $3,996.4   $3,937.6   $3,818.4
                                                              ========   ========   ========
Benefits, claims and settlement expenses:
  Direct....................................................  $5,387.8   $5,296.1   $5,051.5
  Assumed...................................................       1.9       (1.3)      66.0
  Ceded.....................................................    (157.4)     (33.9)     (28.5)
                                                              --------   --------   --------
Net benefits, claims and settlement expenses................  $5,232.3   $5,260.9   $5,089.0
                                                              ========   ========   ========

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

GUARANTY-FUND ASSESSMENTS

    Guaranty-fund assessments are accrued for anticipated assessments, which are estimated using data available from various industry sources that monitor the current status of open and closed insolvencies. The Company has also established an other asset for assessments expected to be recovered through future premium tax offsets.

SEPARATE ACCOUNTS

    The separate account assets and liabilities presented in the consolidated financial statements represent the fair market value of funds that are separately administered by the Company for contracts with equity, real estate and fixed-income investments. Generally, the separate account contract owner, rather than the Company, bears the investment risk of these funds. The separate account assets are legally segregated and are not subject to claims that arise out of any other business of the Company. The Company receives a fee for administrative, maintenance and investment advisory services that is included in the consolidated statements of operations. Net deposits, net investment income and realized and unrealized capital gains and losses on the separate accounts are not reflected in the consolidated statements of operations.

INCOME TAXES

    The Company files a U.S. consolidated income tax return that includes all of its qualifying subsidiaries and has a policy of allocating income tax expenses and benefits to companies in the group based upon pro rata contribution of taxable income or operating losses. The Company is taxed at corporate rates on taxable income based on existing tax laws. Current income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income taxes are provided for the tax effect of temporary differences in the financial reporting and income tax bases of assets and liabilities and net operating losses using enacted income tax rates and laws. The effect on deferred tax assets and deferred tax liabilities of a change in tax rates is recognized in operations in the period in which the change is enacted.

FOREIGN EXCHANGE

    The Company's foreign subsidiaries' statements of financial position and operations are translated at the current exchange rates and average exchange rates for the year, respectively. Resulting translation adjustments for foreign subsidiaries and certain other transactions are reported as a component of equity. Other translation adjustments for foreign currency transactions that affect cash flows are reported in current operations.

PENSION AND POSTRETIREMENT BENEFITS

    The Company accounts for its pension benefits and postretirement benefits other than pension (medical, life insurance and long-term care) using the full accrual method.

PROPERTY AND EQUIPMENT

    Property and equipment includes home office properties, related leasehold improvements, purchased and internally developed software and other fixed assets. Property and equipment use is shown in the consolidated statements of financial position at cost less allowances for accumulated depreciation. Provisions for depreciation of property and equipment are computed principally on the straight-line method over the estimated useful lives of the assets. Property and equipment and related accumulated depreciation are as follows (in millions):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Property and equipment......................................  $ 924.6   $ 887.8
Accumulated depreciation....................................   (417.6)   (380.1)
                                                              -------   -------
Property and equipment, net.................................  $ 507.0   $ 507.7
                                                              =======   =======

GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles include the cost of acquired subsidiaries in excess of the fair value of the net assets (i.e., goodwill) and other intangible assets which have been recorded in connection with acquisitions. These assets are amortized on a straight-line basis generally over 8 to 40 years. At December 31, 2000, the weighted-average

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

amortization periods for goodwill and other intangibles were 22.4 years and 38.6 years, respectively. The carrying amount of goodwill and other intangibles is reviewed periodically for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the economic or competitive environments in which the Company operates, profitability analyses and the fair value of the relevant subsidiary. If facts and circumstances suggest that a subsidiary's goodwill is impaired, the Company assesses the fair value of the underlying business and reduces the goodwill to an amount that results in the book value of the subsidiary approximating fair value.

    Goodwill and other intangibles, and related accumulated amortization, are as follows (in millions):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Goodwill....................................................  $  559.0   $  610.9
Other intangibles...........................................     908.0      920.1
                                                              --------   --------
                                                               1,467.0    1,531.0
Accumulated amortization....................................     (91.1)     (59.5)
                                                              --------   --------
         Total goodwill and other intangibles, net..........  $1,375.9   $1,471.5
                                                              ========   ========

PREMIUMS DUE AND OTHER RECEIVABLES

    Premiums due and other receivables include life and health insurance premiums due, reinsurance recoveries, guaranty funds receivable or on deposit, receivables from the sale of securities and other receivables.

MORTGAGE LOAN SERVICING RIGHTS

    Mortgage loan servicing rights represent the cost of purchasing or originating the right to service mortgage loans. These costs are capitalized and amortized to operations over the estimated remaining lives of the underlying loans using the interest method and taking into account appropriate prepayment assumptions. Capitalized mortgage loan servicing rights are periodically assessed for impairment, which is recognized in the consolidated statements of operations during the period in which impairment occurs by establishing a corresponding valuation allowance. For purposes of performing its impairment evaluation, the Company stratifies the servicing portfolio on the basis of specified predominant risk characteristics, including loan type and note rate. A valuation model is used to determine the fair value of each stratum. Cash flows are calculated using an internal prepayment model and discounted at a spread to London Inter-Bank Offer Rate. External valuations are obtained for comparison purposes. Activity in the valuation allowance for mortgage loan servicing rights is summarized as follows (in millions):

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----   ------   ------
Balance at beginning of year................................  $ 2.9   $ 56.1   $  4.2
Impairments.................................................    1.1      1.7    120.0
Recoveries..................................................   (1.7)   (54.9)   (68.1)
                                                              -----   ------   ------
Balance at end of year......................................  $ 2.3   $  2.9   $ 56.1
                                                              =====   ======   ======

OTHER ASSETS

    Included in other assets are certain assets pending transfer or novation that are carried at fair value (see Note 2). The remainder of other assets are reported primarily at cost.

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders, which would not be applicable to a mutual holding company.

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    The following table sets forth the adjustments necessary to avoid duplication of items that are included as part of net income for a year that had been part of other comprehensive income in prior years (in millions):

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                               2000      1999       1998
                                                              ------   ---------   -------
Unrealized gains (losses) on available-for-sale securities
  arising during the year...................................  $238.9   $(1,013.2)  $(531.8)
Adjustment for realized gains (losses) on available-for-sale
  securities included in net income.........................   (29.9)      188.2     240.2
                                                              ------   ---------   -------
Unrealized gains (losses) on available-for-sale securities,
  as adjusted...............................................  $209.0   $  (825.0)  $(291.6)
                                                              ======   =========   =======

    The above adjustment for net realized gains on available-for-sale securities included in net income is presented net of tax, related changes in the amortization patterns of deferred policy acquisition costs and unearned revenue reserves.

RECLASSIFICATIONS

    Reclassifications have been made to the 1998 and 1999 consolidated financial statements to conform to the 2000 presentation.

ACCOUNTING CHANGES

    In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities("SFAS 133"). In June 1999, Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137") was issued deferring the effective date of SFAS 133 by one year. The new effective date for the Company to adopt SFAS 133 is January 1, 2001. In June 2000, the FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133 which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133 will require the Company to include all derivatives in the consolidated statement of financial position at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. Derivatives not used in hedging activities must be adjusted to fair value through earnings. The Company adopted SFAS 133 effective January 1, 2001. The Company evaluated the effect implementation would have on its reported results of operations and financial position, based on derivatives holdings and market conditions as of December 31, 2000. That evaluation indicated that the implementation of SFAS 133 would not have had a material impact on the results of operations and financial position as of and for the year ended December 31, 2000.

    On January 1, 1999, the Company implemented the Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 defines internal use software and when the costs associated with internal use should be capitalized. The implementation did not have a material impact on the Company's consolidated financial statements.

    In December 2000, the Accounting Standards Executive Committee issued Statement of Position 00-3, Accounting by Insurance Enterprises for Demutualization and Formation of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts. The effective date for adoption of SOP 00-3, with retroactive application and restatement of all previously issued financial statements, is for fiscal years beginning after December 15, 2000, however, early adoption is encouraged by the Accounting Standards Executive Committee. The Statement provides guidance on accounting by insurance companies for demutualization and the formation of mutual insurance holding companies. The Statement specifies that closed block assets, liabilities, revenues and expenses should be displayed together with all other assets, liabilities, revenues and expenses of the insurance enterprise based on the nature of the particular item, with appropriate disclosures relating to the closed block. The Statement also provides guidance regarding: accounting for predemutualization participating contracts, establishment of a policyholder dividend obligation for earnings that relate to the closed block, but do not inure to stockholders, if applicable, accounting for participating policies sold outside the closed block, accounting for expenses related to a demutualization and the formation of an MIHC, accounting for retained earnings and other comprehensive income and accounting for a distribution from an

                        PRINCIPAL MUTUAL HOLDING COMPANY

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

MIHC to its members. The Company early adopted SOP 00-3 during 2000, and financial statements for all periods presented have been reclassified to reflect the guidance set forth in SOP 00-3. See Note 6.

2. MERGERS, ACQUISITIONS AND DIVESTITURES

    During 2000, various acquisitions of joint ventures were made by the Company at purchase prices aggregating $27.4 million. During 2000, the Company included $(2) million in net investment income representing the Company's share of current year net losses of the acquired joint ventures. These joint ventures are part of unconsolidated entities described in Note 1.

    On December 21, 2000, the Company entered into an agreement to dispose of the stock of Principal International Espana, S.A. de Seguros de Vida, a subsidiary in Spain. The transaction is expected to be completed in the first quarter of 2001, after which the Company will have no business operations in Spain. In 2000, the consolidated financial statements included $222.7 million in assets, $49.4 million in revenues and $(1.2) million of pretax losses related to these operations.

    Beginning January 1, 2000, the Company ceased new sales of Medicare supplement insurance and effective July 1, 2000, the Company entered into a reinsurance agreement to reinsure 100% of the Medicare supplement insurance block of business. Medicare supplement insurance premiums were $98.4 million for the six months ended June 30, 2000 and $164.6 million for the year ended December 31, 1999.

    On August 31, 1999, the Company acquired the outstanding stock of several companies affiliated with Bankers Trust Australia Group ("Acquired Companies") from Deutsche Bank AG at a purchase price of $1,445.6 million. The acquisition was accounted for using the purchase method and results of operations of the Acquired Companies have been included in the consolidated financial statements from the date of acquisition. In connection with the acquisition, the Company and Deutsche Bank AG agreed to the sale of the investment banking operations of the Acquired Companies to Macquarie Bank Limited, with net proceeds of $63.7 million from this transaction being included in the acquired assets.

    The purchase price and $9.4 million of direct acquisition costs have been allocated to the assets acquired and liabilities assumed based on their respective fair market values at the acquisition date. The allocation included identifiable intangibles represented by management rights for the funds management business and the brand name of $897.4 million and $38.5 million of workforce intangibles, with $408.6 million of resulting goodwill, which are being amortized on a straight-line basis over 40, 8 and 25 years, respectively. Refinements in the allocation were made in 2000 as accounting completion and valuation studies were finalized.

    Completion of the sale of the investment banking operations required the transfer or novation to Macquarie Bank Limited of the investment banking assets and liabilities of the Acquired Companies. The bulk of these were statutorily transferred on August 3, 1999, pursuant to the procedures laid down in the Financial Sector (Transfers of Business) Act ("the Act") of the Commonwealth of Australia. Certain assets and liabilities which are governed by a law other than that of Australia, or which the Act does not address, were excluded from the statutory transfer. For these assets and liabilities it has been necessary to effect individual transfers or novations, in some cases with the agreement of the relevant customers or counterparties. Pending such transfers or novations, the Company agreed, as part of the sale of the investment banking operations, that these assets and liabilities will remain in the name of one of the Acquired Companies, but all economic risks and benefits associated with them will be assumed and a related indemnification provided by Macquarie Bank Limited. In addition, the Company may rely upon Deutsche Bank AG to ensure that the Company does not suffer any claim or loss related to the investment banking operations sold, including the assets and liabilities, respectively, that will remain in the name of the Acquired Companies pending transfer or novation. These assets and liabilities which remain in the name of one of the Acquired Companies and aggregated $1,020.7 million and $652.7 million at December 31, 1999, respectively, are reported at fair value and included in other assets and other liabilities in the Company's consolidated statement of financial position, with a net payable to Macquarie Bank Limited of $368.0 million. At December 31, 2000, these assets and liabilities aggregated $424.1 million and $219.6 million, respectively, with a net payable to Macquarie Bank Limited of $204.5 million.

    During 1999, various other acquisitions were made by the Company at purchase prices aggregating $121.5 million. The acquisitions were all accounted for using the purchase method and the results of operations of the acquired businesses have been included in the financial statements of the subsidiaries from the dates of acquisition. Such acquired companies had total assets at December 31, 1999 and total 1999 revenue of $126.9 million and $11.2 million, respectively.

                        PRINCIPAL MUTUAL HOLDING COMPANY

2. MERGERS, ACQUISITIONS AND DIVESTITURES -- (CONTINUED)

    Effective April 1, 1998, the Company transferred substantially all of its managed care operations with Coventry Corporation in exchange for a non-majority ownership position in the resulting entity, Coventry Health Care, Inc. The Company's investment in Coventry Health Care, Inc. is accounted for using the equity method. Net equity of the transferred business on April 1, 1998 was $170.0 million. Consolidated financial results for 1997 included total assets at December 31, 1997, and total revenues and pretax loss for the year then ended of approximately $419.0 million, $883.3 million and $(26.1) million, respectively, for the transferred business. In September 2000, the Company sold a portion of its equity ownership position, which reduced its ownership to approximately 25% and resulted in a realized capital gain of $13.9 million, net of tax.

    During 1998, various acquisitions were made by the Company at purchase prices aggregating $224.5 million. The acquisitions were all accounted for using the purchase method and the results of operations of the acquired businesses have been included in the financial statements of the subsidiaries from the dates of acquisition. Such acquired companies had total assets at December 31, 1998 and total 1998 revenue of $458.8 million and $58.3 million, respectively.

    During 1998, various divestitures were made by the Company at selling prices aggregating $117.9 million and $15.3 million in net realized capital gains were realized as a result of these divestitures. In 1997, the financial statements included $151.6 million in assets, $205.7 million in revenues and $19.8 million of pretax losses related to these subsidiaries.

    Effective July 1, 1998, the Company no longer participates in reinsurance pools related to the Federal Employee Group Life Insurance and Service Group Life Insurance programs. In 1997, the premium assumed from these arrangements was approximately $84.9 million.

3. INVESTMENTS

    Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, securities are generally classified as available-for-sale, held-to-maturity, or trading. The Company has classified its entire fixed maturities portfolio as available-for-sale, although it is generally the Company's intent to hold these securities to maturity. The Company has also classified all equity securities as available-for-sale. Securities classified as available-for-sale are reported at fair value in the consolidated statements of financial position with the related unrealized holding gains and losses on such available-for-sale securities reported as a separate component of equity after adjustments for related changes in deferred policy acquisition costs, unearned revenue reserves and deferred income taxes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. INVESTMENTS -- (CONTINUED)

    The cost, gross unrealized gains and losses and fair value of fixed maturities and equity securities available-for-sale as of December 31, 2000 and 1999, are as follows (in millions):

                                                                          GROSS        GROSS
                                                                        UNREALIZED   UNREALIZED
                                                              COST        GAINS        LOSSES     FAIR VALUE
                                                            ---------   ----------   ----------   ----------
DECEMBER 31, 2000
Fixed maturities:
  United States Government and agencies...................  $    23.2     $  0.1       $  0.2     $    23.1
  Foreign governments.....................................      895.7       27.6          5.3         918.0
  States and political subdivisions.......................      287.4       12.5          4.2         295.7
  Corporate -- public.....................................    9,027.2      219.5        129.4       9,117.3
  Corporate -- private....................................    9,809.9      208.9        206.0       9,812.8
  Mortgage-backed and other asset-backed securities.......    6,496.1      211.2         34.3       6,673.0
                                                            ---------     ------       ------     ---------
         Total fixed maturities...........................  $26,539.5     $679.8       $379.4     $26,839.9
                                                            =========     ======       ======     =========
         Total equity securities..........................  $   805.9     $191.2       $254.2     $   742.9
                                                            =========     ======       ======     =========

DECEMBER 31, 1999
Fixed maturities:
  United States Government and agencies...................  $   163.7     $   --       $  1.7     $   162.0
  Foreign governments.....................................      820.2       18.7         15.2         823.7
  States and political subdivisions.......................      176.0        1.3          9.8         167.5
  Corporate -- public.....................................    5,425.4       74.4        140.6       5,359.2
  Corporate -- private....................................   11,476.9      106.7        363.0      11,220.6
  Mortgage-backed and other asset-backed securities.......    5,832.2       12.6        133.9       5,710.9
                                                            ---------     ------       ------     ---------
         Total fixed maturities...........................  $23,894.4     $213.7       $664.2     $23,443.9
                                                            =========     ======       ======     =========
         Total equity securities..........................  $   720.8     $176.3       $ 32.9     $   864.2
                                                            =========     ======       ======     =========

    The cost and fair value of fixed maturities available-for-sale at December 31, 2000, by expected maturity, are as follows (in millions):

                                                                COST      FAIR VALUE
                                                              ---------   ----------
Due in one year or less.....................................  $ 1,125.2   $ 1,113.0
Due after one year through five years.......................    9,782.8     9,783.0
Due after five years through ten years......................    5,273.6     5,352.8
Due after ten years.........................................    3,861.8     3,918.1
                                                              ---------   ---------
                                                               20,043.4    20,166.9
Mortgage-backed and other asset-backed securities...........    6,496.1     6,673.0
                                                              ---------   ---------
         Total..............................................  $26,539.5   $26,839.9
                                                              =========   =========

    The above summarized activity is based on expected maturities. Actual maturities may differ because borrowers may have the right to call or pre-pay obligations.

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. INVESTMENTS -- (CONTINUED)

    Major categories of net investment income are summarized as follows (in millions):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Fixed maturities, available-for-sale........................  $1,880.7   $1,712.4   $1,587.5
Equity securities, available-for-sale.......................      67.6       46.2       31.6
Mortgage loans..............................................   1,022.9    1,111.1    1,143.0
Real estate.................................................     171.3      187.5      143.2
Policy loans................................................      55.1       50.2       50.9
Cash and cash equivalents...................................      32.3       25.9        8.8
Other.......................................................      81.1       55.3      108.1
                                                              --------   --------   --------
                                                               3,311.0    3,188.6    3,073.1
Less investment expenses....................................    (138.7)    (116.6)    (139.2)
                                                              --------   --------   --------
Net investment income.......................................  $3,172.3   $3,072.0   $2,933.9
                                                              ========   ========   ========

    The major components of net realized capital gains on investments are summarized as follows (in millions):

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               2000       1999       1998
                                                              -------    -------    ------
Fixed maturities, available-for-sale:
  Gross gains...............................................  $  29.1    $  31.2    $ 61.4
  Gross losses..............................................   (155.0)    (128.1)    (33.5)
Equity securities, available-for-sale:
  Gross gains...............................................     84.2      408.7     341.7
  Gross losses..............................................     (5.0)     (25.7)    (38.8)
Mortgage loans..............................................      8.6       (8.4)      6.3
Real estate.................................................     82.3       56.4     120.6
Other.......................................................     95.7       70.4       8.1
                                                              -------    -------    ------
Net realized capital gains..................................  $ 139.9    $ 404.5    $465.8
                                                              =======    =======    ======

    Proceeds from sales of investments (excluding call and maturity proceeds) in fixed maturities were $5.7 billion, $5.5 billion and $2.8 billion in 2000, 1999 and 1998 respectively. Of the 2000, 1999 and 1998 proceeds, $2.6 billion, $3.8 billion and $2.2 billion, respectively, relates to sales of mortgage-backed securities. The Company actively manages its mortgage-backed securities portfolio to control prepayment risk. Gross gains of $2.0 million, $2.1 million and $23.0 million and gross losses of $40.1 million, $60.3 million and $7.0 million in 2000, 1999 and 1998, respectively, were realized on sales of mortgage-backed securities. At December 31, 1999, the Company had security purchases payable totaling $21.9 million relating to the purchases of mortgage-backed securities at forward dates.

    The net unrealized gains and losses on investments in fixed maturities and equity securities available-for-sale is reported as a separate component of equity, reduced by adjustments to deferred policy acquisition costs and unearned revenue reserves that would have been required as a charge or credit to operations had such amounts been realized and a provision for deferred income taxes. The cumulative amount of net unrealized gains and losses on available-for-sale securities is as follows (in millions):

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000     1999
                                                              ------   -------
Net unrealized gains and losses on fixed maturities,
  available-for-sale........................................  $283.9   $(437.9)
Net unrealized gains and losses on equity securities,
  available-for-sale, including seed money in separate
  accounts..................................................   (55.6)    229.7
Adjustments for assumed changes in amortization patterns:
  Deferred policy acquisition costs.........................   (43.2)     79.4
  Unearned revenue reserves.................................     2.8     (12.3)
Provision for deferred income (taxes) tax benefit...........   (58.0)     62.0
                                                              ------   -------
Net unrealized gains and losses on available-for-sale
  securities................................................  $129.9   $ (79.1)
                                                              ======   =======

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. INVESTMENTS -- (CONTINUED)

    The corporate private placement bond portfolio is diversified by issuer and industry. Restrictive bond covenants are monitored by the Company to regulate the activities of issuers and control their leveraging capabilities.

    Commercial mortgage loans and corporate private placement bonds originated or acquired by the Company represent its primary areas of credit risk exposure. At December 31, 2000 and 1999, the commercial mortgage portfolio is diversified by geographic region and specific collateral property type as follows:

               GEOGRAPHIC DISTRIBUTION
                                        DECEMBER 31,
                                        -------------
                                        2000     1999
                                        ----     ----

New England...........................    5%       5%
Middle Atlantic.......................   15       14
East North Central....................    9       10
West North Central....................    4        5
South Atlantic........................   24       25
East South Central....................    4        3
West South Central....................    8        7
Mountain..............................    6        5
Pacific...............................   26       27
Valuation allowance...................   (1)      (1)

             PROPERTY TYPE DISTRIBUTION
                                        DECEMBER 31,
                                        -------------
                                        2000     1999
                                        ----     ----

Office................................   30%      31%
Retail................................   34       33
Industrial............................   31       32
Apartments............................    4        3
Hotel.................................    1        1
Mixed use/other.......................    1        1
Valuation allowance...................   (1)      (1)

    Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established for the difference between the carrying amount of the mortgage loan and the estimated value. Estimated value is based on either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the collateral. The provision for losses is reported as a net realized capital loss.

    Mortgage loans deemed to be uncollectible are charged against the allowance for losses and subsequent recoveries are credited to the allowance for losses. The allowance for losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance for losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. The evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired loans that may change.

    A summary of the changes in the mortgage loan allowance for losses is as follows (in millions):

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Balance at beginning of year................................  $117.8   $113.0   $121.4
Provision for losses........................................     5.4      9.2      7.3
Releases due to write-downs, sales and foreclosures.........   (12.8)    (4.4)   (15.7)
                                                              ------   ------   ------
Balance at end of year......................................  $110.4   $117.8   $113.0
                                                              ======   ======   ======

    The Company was servicing approximately 582,000 and 555,000 residential mortgage loans with aggregate principal balances of approximately $55,987.4 million and $51,875.5 million at December 31, 2000 and 1999, respectively. In connection with these mortgage servicing activities, the Company held funds in trust for others totaling approximately $343.8 million and $334.0 million at December 31, 2000 and 1999, respectively. In connection with its loan administration activities, the Company advances payments of property taxes and insurance premiums and also advances principal and interest payments to investors in advance of collecting funds from specific mortgagors. In addition, the Company makes certain payments of attorney fees and other costs related to loans in foreclosure. These amounts receivable are recorded, at cost, as advances on serviced loans. Amounts advanced are considered in management's evaluation of the adequacy of the mortgage loan allowance for losses.

    In June 2000, the Company's mortgage banking segment created a special purpose entity to provide an off-balance sheet source of funding for the Company's residential mortgage loan production. The Company sells residential mortgage loans to the special purpose entity, where they are warehoused until sold to the final investor. A maximum of $1 billion may be warehoused by the special purpose entity at any given time. Through December 31, 2000,

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. INVESTMENTS -- (CONTINUED)

$5,340.8 million of loans had been sold to the special purpose entity and $688.2 million was warehoused by the special purpose entity at December 31, 2000. The Company remains the servicer of the mortgage loans and also performs secondary marketing, accounting and various administrative functions on behalf of the special purpose entity. The special purpose entity is owned by unaffiliated equity certificate holders and thus, is not consolidated with the Company.

    In October 2000, the Company's mortgage banking unit also created an unconsolidated qualifying special purpose entity ("QSPE") to provide an off-balance sheet source of funding for up to $250 million of qualifying delinquent mortgage loans. The Company sells qualifying delinquent loans to the QSPE, which then pledges the loans to secure its borrowings from a Delaware business trust. The trust funds its loan to the QSPE by selling participations certifications to commercial paper conduit purchasers. Mortgage loans remain in the QSPE until they are processed through claims, reinstated or paid off. The Company is retained as the servicer on the mortgage loans and also performs accounting and various administrative functions on behalf of the QSPE. The Company's retained interest in the mortgage loans of $10.2 million is classified as other assets in the consolidated statements of financial position.

    Real estate holdings and related accumulated depreciation are as follows (in millions):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Investment real estate......................................  $  822.2   $1,339.6
Accumulated depreciation....................................    (117.1)    (161.0)
                                                              --------   --------
                                                                 705.1    1,178.6
Properties held for sale....................................     695.4    1,033.4
                                                              --------   --------
Real estate, net............................................  $1,400.5   $2,212.0
                                                              ========   ========

    Other investments primarily include properties owned jointly with venture partners and operated by the partners. Joint ventures in which the Company has an interest have mortgage loans with the Company of $612.1 million and $760.1 million at December 31, 2000 and 1999, respectively. The Company is committed to providing additional mortgage financing for such joint ventures aggregating $71.5 million and $76.8 million at December 31, 2000 and 1999, respectively.

4. SECURITIZATION TRANSACTIONS

COMMERCIAL MORTGAGE LOANS

    During 2000 and 1999, the Company sold commercial mortgage loans in securitization transactions. In each of those securitizations, the Company retained primary servicing responsibilities and other interests. The Company receives annual servicing fees approximating 0.01 percent, which approximates cost. The investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due. The value of the Company's retained interests is subject primarily to credit risk.

    In 2000, the Company recognized pretax gains of $0.7 million on the securitization of commercial mortgage loans.

    Key economic assumptions used in measuring the retained interests at the date of securitization resulting from transactions completed during the year included a cumulative default rate between five and eight percent. The assumed range of the loss severity, as a percentage of defaulted loans, was between 13 and 25 percent. The low end of the loss severity range relates to a portfolio of seasoned loans. The high end of the loss severity range relates to a portfolio of newly issued loans.

    At December 31, 2000, the fair values of retained interests related to the securitizations of commercial mortgage loans were $65.2 million. Key economic assumptions and the sensitivity of the current fair values of residual cash flows were tested to one and two standard deviations from the expected rates. The changes in the fair values at December 31, 2000 as a result of these assumptions were not significant.

RESIDENTIAL MORTGAGE LOANS

    During 2000 and 1999, the Company sold residential mortgage loans in securitization transactions. In those securitizations, the Company retained servicing responsibilities and subordinated interests. The Company receives annual servicing fees approximating 0.4 percent of the outstanding balance and rights to future cash flows arising after

                        PRINCIPAL MUTUAL HOLDING COMPANY

4. SECURITIZATION TRANSACTIONS -- (CONTINUED)

the investors have received the return for which they have contracted. The investors have no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to the investor's interests. Their value is subject to prepayment and interest rate risks on the transferred assets.

    In 2000, the Company recognized pretax gains of $9.4 million on the securitization of residential mortgage loans.

    The key economic assumptions used in determining the fair value of mortgage servicing rights at the date of securitization resulting from securitizations completed in 2000 were as follows:

Weighted average life (years)...............................    6.87
Prepayment speed............................................   11.81%
Static yield to maturity discount rate......................   10.74%

    Prepayment speed is the constant prepayment rate that results in the weighted average life disclosed above.

    At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of the mortgage servicing rights to immediate 10 and 20 percent adverse changes in those assumptions are as follows ($ in millions):

Fair value of retained interests............................   $1,193.4
Expected weighted average life (in years)...................        6.7
Prepayment speed............................................      12.43%
Decrease in fair value of 10% adverse change................   $   45.7
Decrease in fair value of 20% adverse charge................   $   87.1
Static yield to maturity discount rate......................       9.44%
Decrease in fair value of 10% adverse change................   $   73.8
Decrease in fair value of 20% adverse change................   $  147.7

    These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the servicing rights is calculated independently without changing any other assumption. In reality, changes in one factor may result in change in another, which might magnify or counteract the sensitivities. For example, changes in prepayment speed estimates could result in changes in the discount rate.

MARGIN LENDING

    During 2000 and 1999, the Company sold loans under its margin loan securitization program. In that securitization, the Company retained primary servicing responsibilities and retained subordinated interests. The Company receives servicing fees approximating 0.3 percent of the outstanding balance and rights to future cash flows arising after investors in the trust have received a contracted return. The Company's retained interests are subordinated to investors' interests. Retained interests equate to 7% of the outstanding loan balances, of which the Company may earn a return of 1.5% to 2.0% over the Australian 30 day Bank Bill swap rate. The investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due. The value of the Company's retained interests is subject to market risk and all positions are primarily hedged. No gains or losses on the transaction have been realized to date.

    The fair values of the retained interests, $43.7 million at December 31, 2000, are based upon the Company's relative ownership percentage of the outstanding loan balances. At December 31, 2000, the Company utilized the present value of expected future cash flows as a valuation technique to assess the sensitivity of the fair values of retained interests. Key economic assumptions used in measuring the retained interests included interest margin, credit losses, terminations and discount rates and the resulting changes to the fair values were not significant.

    The table below summarizes cash flows received from and paid to securitization trusts for the year ended December 31, 2000 (in millions):

Proceeds from new securitizations...........................   $9,658.2
Proceeds from advances on margin loans previously
  securitized...............................................       16.1
Servicing fees received.....................................      239.3
Other cash flows received on retained interests.............       42.8

                        PRINCIPAL MUTUAL HOLDING COMPANY

5. DERIVATIVES HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

    The Company uses exchange-traded interest rate futures and mortgage-backed securities forwards to hedge against interest rate risks. The Company attempts to match the timing of when interest rates are committed on insurance products and on new investments. However, timing differences do occur and can expose the Company to fluctuating interest rates. Interest rate futures and mortgage-backed securities forwards are used to minimize these risks. In these contracts, the Company is subject to the risk that the counterparties will fail to perform and to the risks associated with changes in the value of the underlying securities; however, such changes in value generally are offset by opposite changes in the value of the hedged items. Futures contracts are marked to market and settled daily, which minimizes the counterparty risk. The notional amounts of futures contracts represent the extent of the Company's involvement.

    The Company uses interest rate swaps to more closely match the interest rate characteristics of its assets with those of its liabilities. Swaps are used in asset and liability management to modify duration and match cash flows. Occasionally, the Company will sell a callable investment-type contract and may use interest rate swaptions or similar instruments to transform the callable liability into a fixed term liability. In addition, the Company may sell an investment-type contract with attributes tied to market indices in which case the Company uses a call option to transform the liability into a fixed rate liability. The Company's current credit exposure on swaps is limited to the value of interest rate swaps that have become favorable to the Company. The average unexpired terms of the swaps were approximately four years at December 31, 2000 and five years at December 31, 1999. The net amount payable or receivable from interest rate swaps is accrued as an adjustment to interest income. The Company's interest rate swap agreements include cross-default provisions when two or more swaps are transacted with a given counterparty.

    The Company enters into currency exchange swap agreements to convert both principal and interest payments of certain foreign denominated fixed rate assets and liabilities into U.S. dollar denominated instruments to eliminate the exposure to future currency volatility on those items. At December 31, 2000, the Company had various foreign currency exchange agreements with maturities ranging from 2001 to 2019. At December 31, 1999, such maturities ranged from 2000 to 2018. The average unexpired term of the swaps was approximately five years at December 31, 2000 and six years at December 31, 1999.

    The Company manages the risk on its commercial mortgage loan pipeline by buying and selling mortgage-backed securities in the forward markets, interest rate swaps, interest rate futures, and treasury rate guarantees. Such futures contracts are marked to market and settled daily.

    The Company manages risk on its residential mortgage loan pipeline by buying and selling mortgage-backed securities in the forward markets, over-the-counter options on mortgage-backed securities, U.S. Treasury futures contracts and options on Treasury futures contracts. The Company entered into mandatory forward, option and futures contracts to reduce interest rate risk on certain mortgage loans held for sale and other commitments. The forward contracts provide for the delivery of securities at a specified future date at a specified price or yield. In the event the counterparty is unable to meet its contractual obligations, the Company may be exposed to the risk of selling mortgage loans at prevailing market prices. The effect of these contracts was considered in the lower of cost or market calculation of mortgage loans held for sale.

    The Company has committed to originate approximately $695.2 million and $372.0 million of residential mortgage loans at December 31, 2000 and 1999, respectively, subject to borrowers meeting the Company's underwriting guidelines. These commitments call for the Company to fund such loans at a future date with a specified rate at a specified price. Because the borrowers are not obligated to close the loans, the Company is exposed to risks that it may not have sufficient mortgage loans to deliver to its mandatory forward contracts and, thus, would be obligated to purchase mortgage loans at prevailing market rates to meet such commitments. Conversely, the Company is exposed to the risk that more loans than expected will close, and the loans would then be sold at current market prices.

    The Company uses interest rate floors, futures contracts and options on futures contracts in hedging a portion of its portfolio of mortgage servicing rights from prepayment risk associated with changes in interest rates. The floors and contracts provide for the receipt of payments when interest rates are below predetermined interest rate levels. The premiums paid for floors are included in other assets in the Company's consolidated statements of financial position.

    With regard to its international operations, the Company attempts to conduct much of its business in the functional currency of the country of operation. At times, the Company is unable to do so and it uses foreign currency forwards, foreign currency swaps and interest rate swaps to hedge the resulting currency risk.

                        PRINCIPAL MUTUAL HOLDING COMPANY

5. DERIVATIVES HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING -- (CONTINUED)

    The notional amounts and credit exposure of the Company's derivative financial instruments by type are as follows (in millions):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
NOTIONAL AMOUNTS OF DERIVATIVE INSTRUMENTS WITH REGARD TO
  UNITED STATES OPERATIONS
  Foreign currency swaps....................................  $ 2,745.0   $ 1,571.5
  Interest rate floors......................................    2,450.0     5,550.0
  Interest rate swaps.......................................    2,391.5     1,298.5
  Mortgage-backed forwards and options......................    1,898.3     1,546.7
  Swaptions.................................................      697.7       469.7
  Call options..............................................       30.0        30.0
  U.S. Treasury futures.....................................      183.2       287.6
  Currency forwards.........................................       39.4        13.0
  Treasury rate guarantees..................................       60.0          --
                                                              ---------   ---------
                                                               10,495.1    10,767.0
NOTIONAL AMOUNTS OF DERIVATIVE INSTRUMENTS WITH REGARD TO
  INTERNATIONAL OPERATIONS
  Foreign currency swaps....................................      665.0       670.0
  Interest rate swaps.......................................      665.0       665.0
  Currency forwards.........................................      380.0       380.0
                                                              ---------   ---------
                                                                1,710.0     1,715.0
                                                              ---------   ---------
         Total notional amounts at end of year..............  $12,205.1   $12,482.0
                                                              =========   =========
CREDIT EXPOSURE OF DERIVATIVE INSTRUMENTS WITH REGARD TO
  UNITED STATES OPERATIONS
  Foreign currency swaps....................................  $    45.3   $    69.2
  Interest rate floors......................................       20.0        15.1
  Interest rate swaps.......................................       14.1        21.6
  Mortgage-backed forwards and options......................         --         6.0
  Swaptions.................................................       11.8         8.7
  Call options..............................................       12.3        19.0
  Currency forwards.........................................        5.5          --
                                                              ---------   ---------
                                                                  109.0       139.6
CREDIT EXPOSURE OF DERIVATIVE INSTRUMENTS WITH REGARD TO
  INTERNATIONAL OPERATIONS
  Foreign currency swaps....................................       28.4        14.8
  Interest rate swaps.......................................       39.1          --
  Currency forwards.........................................       26.2          --
                                                              ---------   ---------
                                                                   93.7        14.8
                                                              ---------   ---------
         Total credit exposure at end of year...............  $   202.7   $   154.4
                                                              =========   =========

                        PRINCIPAL MUTUAL HOLDING COMPANY

6. CLOSED BLOCK

    Summarized financial information of the Closed Block is as follows (in millions):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
ASSETS
  Fixed maturities, available-for-sale......................  $2,182.2   $1,781.7
  Mortgage loans............................................     919.4    1,035.9
  Policy loans..............................................     770.0      752.1
  Other investments.........................................       1.3        1.2
                                                              --------   --------
  Total investments.........................................   3,872.9    3,570.9

  Cash and cash equivalents.................................      22.7       23.9
  Accrued investment income.................................      72.4       62.9
  Deferred policy acquisition costs.........................     524.7      639.1
  Premiums due and other receivables........................      14.7       20.6
                                                              --------   --------
                                                              $4,507.4   $4,317.4
                                                              ========   ========
LIABILITIES
  Future policy benefits and claims.........................  $5,032.4   $4,864.3
  Other policyholder funds..................................     406.9      405.8
  Other liabilities.........................................     108.5      124.5
                                                              --------   --------
                                                              $5,547.8   $5,394.6
                                                              ========   ========

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
REVENUES AND EXPENSES
  Premiums and other considerations.........................  $ 752.5   $ 764.4
  Net investment income.....................................    289.9     269.3
  Other income (expense)....................................     (5.0)     (2.0)
  Benefits, claims and settlement expenses..................   (601.2)   (614.5)
  Dividends to policyholders................................   (307.7)   (295.9)
  Operating expenses........................................    (77.8)   (110.6)
                                                              -------   -------
  Contribution from Closed Block (before income taxes)......  $  50.7   $  10.7
                                                              =======   =======

    As described in Note 1, the formation of the closed block required an actuarial calculation including expectations of future earnings related to policies in the closed block. Subsequent to formation, cumulative actual earnings in excess of cumulative expected earnings (which are not revised in future periods) are required to be recorded as a policyholder dividend obligation. From date of formation through December 31, 2000, cumulative actual earnings have been less than cumulative expected earnings, and the resulting negative policyholder dividend obligation balance has not been recognized.

7. DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs deferred and amortized in 2000, 1999 and 1998 are as follows (in millions):

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Balance at beginning of year................................  $1,430.9   $1,104.7   $1,057.5
Cost deferred during the year...............................     263.6      253.8      229.1
Amortized to expense during the year........................    (238.6)    (173.7)    (219.0)
Effect of unrealized (gains) losses.........................    (122.6)     246.1       37.1
                                                              --------   --------   --------
Balance at end of year......................................  $1,333.3   $1,430.9   $1,104.7
                                                              ========   ========   ========

                        PRINCIPAL MUTUAL HOLDING COMPANY

8. INSURANCE LIABILITIES

    Major components of contractholder funds in the consolidated statements of financial position, are summarized as follows (in millions):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Liabilities for investment-type contracts:
  Guaranteed investment contracts...........................  $14,779.6   $15,935.5
  U.S. funding agreements...................................      772.1       742.9
  International funding agreements backing medium-term
    notes...................................................    2,475.3     1,139.0
  Other investment-type contracts...........................    2,537.0     3,117.1
                                                              ---------   ---------
         Total liabilities for investment-type contracts....   20,564.0    20,934.5
Liabilities for individual annuities........................    2,442.7     2,522.3
Universal life and other reserves...........................    1,293.5     1,063.0
                                                              ---------   ---------
         Total contractholder funds.........................  $24,300.2   $24,519.8
                                                              =========   =========

    The Company's guaranteed investment contracts and funding agreements contain provisions limiting early surrenders, including penalties for early surrenders and minimum notice requirements. Put provisions give customers the option to terminate a contract prior to maturity, provided they give us a minimum notice period.

    The following table presents GAAP reserves for guaranteed investment contracts and funding agreements by withdrawal provisions (in millions):

                                                                 DECEMBER 31, 2000
                                                              -----------------------
                                                              GUARANTEED
                                                              INVESTMENT    FUNDING
                                                              CONTRACTS    AGREEMENTS
                                                              ----------   ----------
Less than 30 days notice....................................  $      --     $     --
30 to 89 days notice........................................      284.6        100.6
90 to 180 days notice.......................................      456.8        226.2
More than 180 days notice...................................         --        150.9
No active put provision*....................................      426.7           --
No put provision............................................   13,611.5      2,769.7
                                                              ---------     --------
         Total..............................................  $14,779.6     $3,247.4
                                                              =========     ========

---------------

* Contracts under an initial lock-out period, but which will become puttable with 90 days notice at some time in the future.

    Funding agreements are issued to non-qualified institutional investors both in domestic and international markets. In late 1998, the Company established a $2.0 billion program, which was expanded to $4.0 billion in 2000, under which an offshore special purpose entity was created to issue nonrecourse medium-term notes. Under the program, the proceeds of each note series issuance are used to purchase a funding agreement from the Company, with the funding agreement so purchased then used to secure that particular series of notes. The payment terms of any particular series of notes match the payment terms of the funding agreement that secures that series. Claims for principal and interest under those international funding agreements are afforded equal priority to claims of life insurance and annuity policyholders under insolvency provisions of Iowa Insurance Laws. During 1999, the Company began issuing international funding agreements to the offshore special purpose vehicle under that program. The offshore special purpose vehicle issued medium-term notes to investors in Europe, Asia and Australia. In general, the medium-term note funding agreements do not give the contractholder the right to terminate prior to contractually stated maturity dates, absent the existence of certain circumstances which are largely within the Company's control. The special purpose entity is consolidated in the Company's financial statements. The medium-term notes issued by the special purpose entity are reported with contractholder funds liabilities in the Company's consolidated statement of financial position. At December 31, 2000, the contractual maturities were 2002 -- $164.3 million; 2003 -- $476.6 million; 2004 -- $424.9 million; and thereafter -- $1,409.5 million.

    In February 2001, the Company agreed to issue up to $3.0 billion of funding agreements under another program to support the prospective issuance by an unaffiliated entity of medium-term notes in both domestic and international markets. The unaffiliated entity will not be consolidated in the Company's financial statements. The funding agreements

                        PRINCIPAL MUTUAL HOLDING COMPANY

8. INSURANCE LIABILITIES -- (CONTINUED)

issued to the unaffiliated entity will be reported as contractholder funds liabilities in the Company's consolidated statement of financial position.

    Activity in the liability for unpaid accident and health claims, which is included with future policy benefits and claims in the consolidated statements of financial position, is summarized as follows (in millions):

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Balance at beginning of year................................  $  721.7   $  641.4   $  770.3
Incurred:
  Current year..............................................   1,788.1    1,872.2    1,921.8
  Prior years...............................................     (17.8)      (6.2)     (13.8)
                                                              --------   --------   --------
         Total incurred.....................................   1,770.3    1,866.0    1,908.0
Reclassification for subsidiary merger (see Note 2).........        --         --      154.9
Payments:
  Current year..............................................   1,447.3    1,466.3    1,523.1
  Prior years...............................................     339.7      319.4      358.9
                                                              --------   --------   --------
         Total payments.....................................   1,787.0    1,785.7    2,036.9
Balance at end of year:
  Current year..............................................     340.8      405.9      348.7
  Prior years...............................................     364.2      315.8      292.7
                                                              --------   --------   --------
         Total balance at end of year.......................  $  705.0   $  721.7   $  641.4
                                                              ========   ========   ========

    The activity summary in the liability for unpaid accident and health claims shows a decrease of $17.8 million, $6.2 million and $13.8 million to the December 31, 1999, 1998 and 1997 liability for unpaid accident and health claims, respectively, arising in prior years. Such liability adjustments, which affected current operations during 2000, 1999 and 1998, respectively, resulted from developed claims for prior years being different than were anticipated when the liabilities for unpaid accident and health claims were originally estimated. These trends have been considered in establishing the current year liability for unpaid accident and health claims.

9. DEBT

SHORT-TERM DEBT

    Short-term debt consists primarily of commercial paper and outstanding balances on credit facilities with various banks. At December 31, 2000, the Company and certain subsidiaries had credit facilities with various banks in an aggregate amount of $1.7 billion. The credit facilities may be used for general corporate purposes and also to provide backup for the Company's commercial paper programs.

    The components of short-term debt as of December 31, 2000 and 1999 are as follows (in millions):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Commercial paper............................................  $ 29.9   $198.5
Other recourse short-term debt..............................    16.6    100.0
Non-recourse short-term debt................................   413.0    248.8
                                                              ------   ------
         Total short-term debt..............................  $459.5   $547.3
                                                              ======   ======

                        PRINCIPAL MUTUAL HOLDING COMPANY

9. DEBT -- (CONTINUED)

LONG-TERM DEBT

    The components of long-term debt as of December 31, 2000 and December 31, 1999 are as follows (in millions):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
7.95% notes payable, due 2004...............................  $  199.3   $  198.6
8.2% notes payable, due 2009................................     464.9      460.5
7.875% surplus notes payable, due 2024......................     198.9      199.0
8% surplus notes payable, due 2044..........................      99.1       98.8
Non-recourse mortgages and notes payable....................     149.8      335.2
Other mortgages and notes payable...........................     224.5      200.8
                                                              --------   --------
         Total long-term debt...............................  $1,336.5   $1,492.9
                                                              ========   ========

    The amounts included above are net of the discount and direct costs associated with issuing these notes which are being amortized to expense over their respective terms using the interest method.

    On August 25, 1999, Principal Financial Group (Australia) Holdings Pty Limited, a wholly-owned subsidiary of the Company, issued $665.0 million of unsecured redeemable long-term debt ($200.0 million of 7.95% notes due August 15, 2004 and $465.0 million in 8.2% notes due August 15, 2009). Interest on the notes is payable semiannually on February 15 and August 15 of each year, commencing February 15, 2000. Principal Financial Group (Australia) Holdings Pty Limited used the net proceeds from the notes to partially fund the purchase of the outstanding stock of several companies affiliated with Bankers Trust Australia Group (see Note 2).

    On March 10, 1994, Principal Life issued $300.0 million of surplus notes, including $200.0 million due March 1, 2024 at a 7.875% annual interest rate and the remaining $100.0 million due March 1, 2044 at an 8% annual interest rate. No affiliates of the Company hold any portion of the notes. Each payment of interest and principal on the notes, however, may be made only with the prior approval of the Commissioner of Insurance of the State of Iowa (the "Commissioner") and only to the extent that Principal Life has sufficient surplus earnings to make such payments. For each of the years ended December 31, 2000, 1999 and 1998, interest of $24.0 million was approved by the Commissioner, paid and charged to expense.

    Subject to Commissioner approval, the surplus notes due March 1, 2024 may be redeemed at Principal Life's election on or after March 1, 2004 in whole or in part at a redemption price of approximately 103.6% of par. The approximate 3.6% premium is scheduled to gradually diminish over the following ten years. These surplus notes may then be redeemed on or after March 1, 2014, at a redemption price of 100% of the principal amount plus interest accrued to the date of redemption.

    In addition, subject to Commissioner approval, the notes due March 1, 2044 may be redeemed at Principal Life's election on or after March 1, 2014, in whole or in part at a redemption price of approximately 102.3% of par. The approximate 2.3% premium is scheduled to gradually diminish over the following ten years. These notes may be redeemed on or after March 1, 2024, at a redemption price of 100% of the principal amount plus interest accrued to the date of redemption.

    The mortgages and other notes payable are financings for real estate developments. The Company has obtained loans with various lenders to finance these developments. Outstanding principal balances as of December 31, 2000 range from $0.5 million to $102.8 million per development with interest rates generally ranging from 6.9% to 8.6%. Outstanding principal balances as of December 31, 1999 range from $0.6 million to $38.3 million per development with interest rates generally ranging from 6.4% to 9.3%.

    At December 31, 2000, future annual maturities of the long-term debt are as follows (in millions):

2001........................................................  $  118.9
2002........................................................      94.6
2003........................................................       8.6
2004........................................................     202.2
2005........................................................       3.0
Thereafter..................................................     909.2
                                                              --------
         Total future maturities of the long-term debt......  $1,336.5
                                                              ========

                        PRINCIPAL MUTUAL HOLDING COMPANY

9. DEBT -- (CONTINUED)

    Cash paid for interest for 2000, 1999 and 1998 was $116.8 million, $127.7 million and $96.9 million, respectively. These amounts include interest paid on taxes during these years.

10. INCOME TAXES

    The Company's income tax expense (benefit) is as follows (in millions):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Current income taxes:
  Federal...................................................  $167.7   $ 74.9   $(80.6)
  State and foreign.........................................    37.3     23.2     10.2
  Net realized capital gains................................    29.6    162.8    106.7
                                                              ------   ------   ------
         Total current income taxes.........................   234.6    260.9     36.3
Deferred income taxes.......................................     5.7     62.6      5.9
                                                              ------   ------   ------
         Total income taxes.................................  $240.3   $323.5   $ 42.2
                                                              ======   ======   ======

    The Company's provision for income taxes may not have the customary relationship of taxes to income. Differences between the prevailing corporate income tax rate of 35% times the pre-tax income and the Company's effective tax rate on pre-tax income are generally due to inherent differences between income for financial reporting purposes and income for tax purposes, and the establishment of adequate provisions for any challenges of the tax filings and tax payments to the various taxing jurisdictions. A reconciliation between the corporate income tax rate and the effective tax rate is as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   1999   1998
                                                              ----   ----   ----
Statutory corporate tax rate................................   35%    35%    35%
Dividends received deduction................................   (5)    (3)    (4)
Interest exclusion from taxable income......................   (1)    --     (1)
Resolution of prior year tax issues.........................   --     --    (20)
Other.......................................................   (1)    (2)    (4)
                                                               --     --    ---
Effective tax rate..........................................   28%    30%     6%
                                                               ==     ==    ===

    Significant components of the Company's net deferred income taxes are as follows (in millions):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Deferred income tax assets (liabilities):
Insurance liabilities.......................................  $ 181.1   $ 241.7
Deferred policy acquisition costs...........................   (360.1)   (358.7)
Net unrealized losses (gains) on available for sale
  securities................................................    (59.1)     91.4
Mortgage loan servicing rights..............................   (206.3)   (209.7)
Other.......................................................     (6.6)     24.1
                                                              -------   -------
                                                              $(451.0)  $(211.2)
                                                              =======   =======

    At December 31, 2000 and 1999, respectively, the Company's net deferred tax liability is comprised of international net deferred tax assets of $36.4 million and $60.5 million which have been included in other assets and $487.4 million and $271.7 million of U.S. net deferred tax liabilities which have been included in deferred income taxes in the statements of financial position.

    The Internal Revenue Service ("the Service") has completed examination of the U.S. consolidated federal income tax returns for 1996 and prior years. The Service has also begun to examine returns for 1997 and 1998. The Company believes that there are adequate defenses against or sufficient provisions for any challenges.

                        PRINCIPAL MUTUAL HOLDING COMPANY

10. INCOME TAXES -- (CONTINUED)

    Undistributed earnings of certain foreign subsidiaries are considered indefinitely reinvested by the Company. A tax liability will be recognized when the Company expects distribution of earnings in the form of dividends, sale of the investment or otherwise.

    Cash paid for income taxes was $279.3 million in 2000, $251.5 million in 1999 and $308.8 million in 1998.

11. EMPLOYEE AND AGENT BENEFITS

    The Company has defined benefit pension plans covering substantially all of its employees and certain agents. The employees and agents are generally first eligible for the pension plans when they reach age 21. The pension benefits are based on the years of service and generally the employee's or agent's average annual compensation during the last five years of employment. Partial benefit accrual of pension benefits is recognized from first eligibility until retirement based on attained service divided by potential service to age 65 with a minimum of 35 years of potential service. The Company's policy is to fund the cost of providing pension benefits in the years that the employees and agents are providing service to the Company. The Company's funding policy is to deposit an amount within the range of GAAP net periodic postretirement cost and the sum of actuarial normal cost and any change in the unfunded accrued liability over a 30-year period as a percentage of compensation.

    The Company also provides certain health care, life insurance and long-term care benefits for retired employees. Substantially all employees are first eligible for these postretirement benefits when they reach age 57 and have completed ten years of service with the Company. Partial benefit accrual of these health, life and long-term care benefits is recognized from the employee's date of hire until retirement based on attained service divided by potential service to age 65 with a minimum of 35 years of potential service. The Company's policy is to fund the cost of providing retiree benefits in the years that the employees are providing service to the Company. The Company's funding policy is to deposit the actuarial normal cost and an accrued liability over a 30-year period as a percentage of compensation.

    The plans' combined funded status, reconciled to amounts recognized in the consolidated statements of financial position and consolidated statements of operations, is as follows (in millions):

                                                                                        OTHER POSTRETIREMENT
                                                           PENSION BENEFITS                   BENEFITS
                                                     -----------------------------   ---------------------------
                                                             DECEMBER 31,                   DECEMBER 31,
                                                     -----------------------------   ---------------------------
                                                       2000       1999      1998      2000      1999      1998
                                                     --------   --------   -------   -------   -------   -------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year............  $ (732.5)  $ (827.3)  $(700.5)  $(227.9)  $(206.3)  $(213.7)
Service cost.......................................     (35.0)     (42.2)    (33.8)    (10.4)    (10.9)    (12.1)
Interest cost......................................     (57.5)     (55.1)    (49.3)    (19.0)    (14.1)    (15.9)
Actuarial gain (loss)..............................      (2.7)     163.4     (79.7)      3.7      (3.5)     20.5
Benefits paid......................................      30.4       28.7      36.0        --       6.9      14.9
Other..............................................        --         --        --      31.8        --        --
                                                     --------   --------   -------   -------   -------   -------
Benefit obligation at end of year..................  $ (797.3)  $ (732.5)  $(827.3)  $(221.8)  $(227.9)  $(206.3)
                                                     ========   ========   =======   =======   =======   =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year.....  $1,059.8   $  992.9   $ 980.1   $ 345.5   $ 325.7   $ 300.2
Actual return on plan assets.......................      75.1       90.1      23.3      13.7       5.4      14.6
Employer contribution..............................      10.9        5.5      25.5      18.6      21.3      25.8
Benefits paid......................................     (30.4)     (28.7)    (36.0)    (18.0)     (6.9)    (14.9)
                                                     --------   --------   -------   -------   -------   -------
Fair value of plan assets at end of year...........  $1,115.4   $1,059.8   $ 992.9   $ 359.8   $ 345.5   $ 325.7
                                                     ========   ========   =======   =======   =======   =======
Funded status......................................  $  318.1   $  327.3   $ 165.6   $ 138.0   $ 117.6   $ 119.4
Unrecognized net actuarial gain....................    (194.2)    (215.5)    (38.2)    (19.4)    (46.3)    (70.3)
Unrecognized prior service cost....................       9.2       10.9      12.6     (29.8)       --        --
Unamortized transition obligation (asset)..........     (14.2)     (25.7)    (37.2)      0.3       4.7       7.8
                                                     --------   --------   -------   -------   -------   -------
Other assets -- prepaid benefit cost...............  $  118.9   $   97.0   $ 102.8   $  89.1   $  76.0   $  56.9
                                                     ========   ========   =======   =======   =======   =======
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate......................................      8.00%      8.00%     6.75%     8.00%     8.00%     6.75%

                        PRINCIPAL MUTUAL HOLDING COMPANY

11. EMPLOYEE AND AGENT BENEFITS -- (CONTINUED)

                                                                                        OTHER POSTRETIREMENT
                                                           PENSION BENEFITS                   BENEFITS
                                                     -----------------------------   ---------------------------
                                                             DECEMBER 31,                   DECEMBER 31,
                                                     -----------------------------   ---------------------------
                                                       2000       1999      1998      2000      1999      1998
                                                     --------   --------   -------   -------   -------   -------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $   35.0   $   42.2   $  33.8   $  10.4   $  10.9   $  12.1
Interest cost......................................      57.5       55.1      49.3      19.0      14.1      15.9
Expected return on plan assets.....................     (81.3)     (76.0)    (74.4)    (25.1)    (23.7)    (16.1)
Amortization of prior service cost.................       1.7        1.7       1.7        --        --        --
Amortization of transition (asset) obligation......     (11.5)     (11.5)    (11.5)      2.3       3.7       3.3
Recognized net actuarial loss (gain)...............     (12.5)      (0.3)     (8.3)     (1.1)     (2.3)     (1.8)
                                                     --------   --------   -------   -------   -------   -------
Net periodic benefit cost (income).................  $  (11.1)  $   11.2   $  (9.4)  $   5.5   $   2.7   $  13.4
                                                     ========   ========   =======   =======   =======   =======

    Effective January 1, 2000, the Company amended the method in determining postretirement health benefit plan and terminated long-term care coverage for participants retiring on and subsequent to July 1, 2000. The result of these amendments decreased the postretirement benefit obligation by $31.8 million and was partially offset by the remaining portion of the original transition obligation.

    For 2000, 1999 and 1998, the expected long-term rates of return on plan assets for pension benefits were approximately 5% in each of these years (after estimated income taxes) for those trusts subject to income taxes. For trusts not subject to income taxes, the expected long-term rates of return on plan assets were approximately 8.1% in each of the years 2000, 1999 and 1998. The assumed rate of increase in future compensation levels varies by age for both the qualified and non-qualified pension plans.

    For 2000, 1999 and 1998, the expected long-term rates of return on plan assets for other post-retirement benefits were approximately 5% to 5.9% in each of these years (after estimated income taxes) for those trusts subject to income taxes. For trusts not subject to income taxes, the expected long-term rates of return on plan assets were approximately 9.3%, 8.0% and 8.1% for 2000, 1999 and 1998, respectively. These rates of return on plan assets vary by benefit type and employee group.

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations starts at 13.9% in 2000 and declines to an ultimate rate of 6% in 2010. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

                                                               1-PERCENTAGE-    1-PERCENTAGE-
                                                               POINT INCREASE   POINT DECREASE
                                                               --------------   --------------
Effect on total of service and interest cost components.....       $ 7.4            $ (5.5)
Effect on accumulated postretirement benefit obligation.....        47.7             (38.6)

    In addition, the Company has defined contribution plans that are generally available to all employees and agents who are age 21 or older. Eligible participants may contribute up to 20% of their compensation, to a maximum of $10,500 in 2000 and $10,000 in 1999 and 1998. The Company matches the participant's contribution at a 50% contribution rate up to a maximum Company contribution of 3% of the participant's compensation in 2000, and 2% of the participant's compensation in 1999 and 1998. The Company contributed $16.0 million in 2000 and $11.0 million in both 1999 and 1998 to these defined contribution plans.

                        PRINCIPAL MUTUAL HOLDING COMPANY

12. OTHER COMMITMENTS AND CONTINGENCIES

    The Company, as a lessor, leases industrial, office, retail and other investment real estate properties under various operating leases. Rental income for all operating leases totaled $292.5 million in 2000, $356.8 million in 1999 and $362.4 million in 1998. At December 31, 2000, future minimum annual rental commitments under these noncancelable operating leases are as follows (in millions):

                                                              HELD FOR    HELD FOR    TOTAL RENTAL
                                                                SALE     INVESTMENT   COMMITMENTS
                                                              --------   ----------   ------------
2001........................................................   $ 85.4      $ 87.8       $  173.2
2002........................................................     80.4        80.4          160.8
2003........................................................     72.5        66.2          138.7
2004........................................................     63.9        56.0          119.9
2005........................................................     54.2        46.1          100.3
Thereafter..................................................    168.2       308.6          476.8
                                                               ------      ------       --------
         Total future minimum lease receipts................   $524.6      $645.1       $1,169.7
                                                               ======      ======       ========

    The Company, as a lessee, leases office space, data processing equipment, corporate aircraft and office furniture and equipment under various operating leases. Rental expense for all operating leases totaled $66.3 million in 2000, $78.5 million in 1999 and $60.8 million in 1998. At December 31, 2000, future minimum annual rental commitments under these noncancelable operating leases are as follows (in millions):

2001........................................................  $ 49.1
2002........................................................    40.5
2003........................................................    32.3
2004........................................................    25.2
2005........................................................    16.4
Thereafter..................................................    12.1
                                                              ------
                                                               175.6
Less future sublease rental income on these noncancelable
  leases....................................................     1.1
                                                              ------
         Total future minimum lease payments................  $174.5
                                                              ======

    The Company is a plaintiff or defendant in actions arising out of its operations. The Company is, from time to time, also involved in various governmental and administrative proceedings. While the outcome of any pending or future litigation cannot be predicted, management does not believe that any pending litigation will have a material adverse effect on the Company's business, financial condition or results of operations. However, no assurances can be given that such litigation would not materially and adversely affect the Company's business, financial condition or results of operations.

    Other companies in the life insurance industry have historically been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. Principal Life is currently a defendant in two class-action lawsuits which allege improper sales practices.

    In 2000, the Company reached an agreement in principle to settle these two class-action lawsuits alleging improper sales practices. The proposed settlement is subject to court approval and therefore is not yet final. In agreeing to the settlement, the Company specifically denied any wrongdoing. The Company has accrued a loss reserve for its best estimate based on information available. As uncertainties continue to exist in resolving this matter, it is reasonably possible that, as the actual cost of the claims subject to alternative dispute resolution becomes available, the final cost of settlement could exceed the Company's estimate. However, the range of any additional cost related to the settlement cannot presently be reasonably estimated. See Note 16.

    The Company is also subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. The assessments may be partially recovered through a reduction in future premium taxes in some states. The Company believes such assessments in excess of amounts accrued would not materially affect its financial condition or results of operations.

                        PRINCIPAL MUTUAL HOLDING COMPANY

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following discussion describes the methods and assumptions utilized by the Company in estimating its fair value disclosures for financial instruments. Certain financial instruments, particularly policyholder liabilities other than investment-type contracts, are excluded from these fair value disclosure requirements. The techniques utilized in estimating the fair values of financial instruments are affected by the assumptions used, including discount rates and estimates of the amount and timing of future cash flows. Care should be exercised in deriving conclusions about the Company's business, its value or financial position based on the fair value information of financial instruments presented below. The estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

    The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of counterparties. Such estimates do not consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets. In addition, the disclosed fair value may not be realized in the immediate settlement of the financial instrument.

    Fair values of public debt and equity securities have been determined by the Company from public quotations, when available. Private placement securities and other fixed maturities and equity securities are valued by discounting the expected total cash flows. Market rates used are applicable to the yield, credit quality and average maturity of each security.

    Fair values of commercial mortgage loans are determined by discounting the expected total cash flows using market rates that are applicable to the yield, credit quality and maturity of each loan. Fair values of residential mortgage loans are determined by a pricing and servicing model using market rates that are applicable to the yield, rate structure, credit quality, size and maturity of each loan.

    The fair values for assets classified as policy loans, other investments excluding equity investments in subsidiaries, cash and cash equivalents and accrued investment income in the accompanying consolidated statements of financial position approximate their carrying amounts.

    Mortgage servicing rights represent the present value of estimated future net revenues from contractually specified servicing fees. The fair value was estimated with a valuation model using current prepayment speeds and a market discount rate.

    The fair values of the Company's reserves and liabilities for investment-type insurance contracts (insurance, annuity and other policy contracts that do not involve significant mortality or morbidity risk and that are only a portion of the policyholder liabilities appearing in the consolidated statements of financial position) are estimated using discounted cash flow analyses (based on current interest rates being offered for similar contracts with maturities consistent with those remaining for the investment-type contracts being valued). The fair values for the Company's insurance contracts (insurance, annuity and other policy contracts that do involve significant mortality or morbidity risk), other than investment-type contracts, are not required to be disclosed. The Company does consider, however, the various insurance and investment risks in choosing investments for both insurance and investment-type contracts.

    Fair values for debt issues are estimated using discounted cash flow analysis based on the Company's incremental borrowing rate for similar borrowing arrangements.

                        PRINCIPAL MUTUAL HOLDING COMPANY

13. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

    The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999, are as follows (in millions):

                                                                2000                      1999
                                                       -----------------------   -----------------------
                                                        CARRYING                  CARRYING
                                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                        --------    ----------    --------    ----------
Assets (liabilities)
Fixed maturities (see Note 3)........................  $ 26,839.9   $ 26,839.9   $ 23,443.9   $ 23,443.9
Equity securities (see Note 3).......................       742.9        742.9        864.2        864.2
Mortgage loans.......................................    11,492.7     11,741.9     13,332.2     13,200.0
Policy loans.........................................       803.6        803.6        780.5        780.5
Other investments....................................       507.5        507.5        253.9        253.9
Cash and cash equivalents............................       926.6        926.6        569.5        569.5
Accrued investment income............................       530.8        530.8        472.0        472.0
Mortgage loan servicing rights.......................     1,084.4      1,193.5      1,081.0      1,288.0
Investment-type insurance contracts..................   (22,818.6)   (22,688.9)   (24,072.5)   (23,322.6)
Short-term debt......................................      (459.5)      (459.5)      (547.3)      (547.3)
Long-term debt.......................................    (1,336.5)    (1,343.1)    (1,492.9)    (1,441.4)

14. STATUTORY INSURANCE FINANCIAL INFORMATION

    Principal Life, the largest subsidiary (indirect) of Principal Mutual Holding Company, prepares statutory financial statements in accordance with the accounting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa. Currently "prescribed" statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC") as well as state laws, regulations and general administrative rules. "Permitted" statutory accounting practices encompass all accounting practices not so prescribed. The impact of any permitted accounting practices on statutory surplus is not material. The accounting practices used to prepare statutory financial statements for regulatory filings differ in certain instances from GAAP. Prescribed or permitted statutory accounting practices are used by state insurance departments to regulate the Company.

    The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The State of Iowa has adopted the provisions of the revised manual without modification. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that Principal Life uses to prepare its statutory-basis financial statements.

    The Company has identified the following changes in prescribed statutory accounting practices as those that will have the most significant impact on Principal Life's statutory-basis financial statements:

    - Deposit-type funds related to both Principal Life's general account and its separate accounts will no longer be reported in the statutory statement of operations as revenues, but rather will be reported directly to an appropriate policy reserve account, a treatment of deposit-type funds that is similar to that under GAAP. This will have the effect of decreasing total statutory revenues and total statutory expenses of Principal Life, with no effect to statutory net income or statutory surplus.

    - Undistributed income from subsidiaries will no longer be reported as a component of statutory net investment income, but rather will be classified as statutory unrealized capital gains and losses. This will have the effect of decreasing Principal Life's total statutory revenues, with a related effect on statutory net income; however, it will have no effect on statutory surplus.

    - Deferred income tax assets and/or liabilities will be recognized. This will have the effect of increasing Principal Life's total statutory assets or statutory liabilities to the extent it has such deferred income tax assets or liabilities and will have a corresponding effect on Principal Life's statutory surplus.

    Management believes the net impact of these changes to Principal Life's statutory-basis capital and surplus as of January 1, 2001 will not be significant. Insurance regulators, accountants, and the insurance industry continue work to finalize interpretations of the Codification. The ongoing implementation work could cause changes to final interpretations that could ultimately have an adverse effect on Principal Life's statutory surplus or statutory net income.

                        PRINCIPAL MUTUAL HOLDING COMPANY

14. STATUTORY INSURANCE FINANCIAL INFORMATION -- (CONTINUED)

    Life/Health insurance companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life/health insurance company is to be determined based on the various risk factors related to it. At December 31, 2000, Principal Life meets the RBC requirements.

    Under Iowa law, Principal Life may pay stockholder dividends only from the earned surplus arising from its business and must receive the prior approval of the Insurance Commissioner of the State of Iowa to pay a stockholder dividend if such a stockholder dividend would exceed certain statutory limitations. The current statutory limitation is the greater of 10% of Principal Life's policyholder surplus as of the preceding year end or the net gain from operations from the previous calendar year. Based on this limitation and 2000 statutory results, Principal Life could pay approximately $760.9 million in stockholder dividends in 2001 without exceeding the statutory limitation.

    In 2000, Principal Life notified the Insurance Commissioner of the State of Iowa in advance of all stockholder dividend payments. Total stockholder dividends paid to its parent company in 2000 were $538.8 million.

    In 1999, Principal Life notified the Insurance Commissioner of the State of Iowa in advance of all stockholder dividend payments and received approval for an extraordinary stockholder dividend of $250.0 million. Total stockholder dividends paid to its parent company in 1999 were $509.0 million.

    In 1998, Principal Life notified the Insurance Commissioner of the State of Iowa in advance of dividend payments. Total stockholder dividends paid to its parent company in 1998 were $140.0 million.

    The following summary reconciles the assets and equity at December 31, 2000, 1999 and 1998, and net income for the years ended December 31, 2000, 1999 and 1998, in accordance with statutory reporting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa (Principal Life only) with that reported in these consolidated GAAP financial statements (in millions):

                                                               ASSETS      EQUITY    NET INCOME
                                                              ---------   --------   ----------
DECEMBER 31, 2000
As reported in accordance with statutory accounting
  practices -- unconsolidated...............................  $75,573.4   $3,356.4    $ 912.6
Additions (deductions):
  Unrealized gain on fixed maturities available-for-sale....      375.3      375.3         --
  Other investment adjustments..............................    2,760.2      590.3     (137.7)
  Adjustments to insurance reserves and policyholder
    dividends...............................................      (73.9)    (187.0)      26.3
  Deferral of policy acquisition costs......................    1,295.5    1,295.5        8.8
  Surplus note reclassification as debt.....................         --     (298.0)        --
  Provision for deferred federal income taxes and other tax
    reclassifications.......................................         --     (138.3)     (26.6)
  Other -- net..............................................      324.5      306.0     (141.8)
                                                              ---------   --------    -------
As reported in accordance with GAAP  --
  Principal Life only.......................................   80,255.0    5,300.2      641.6
Parent holding company totals...............................    4,002.0      952.3      (21.4)
                                                              ---------   --------    -------
As reported in the consolidated GAAP financial statements...  $84,257.0   $6,252.5    $ 620.2
                                                              =========   ========    =======
DECEMBER 31, 1999
As reported in accordance with statutory accounting
  practices -- unconsolidated...............................  $76,017.7   $3,151.9    $ 713.7
Additions (deductions):
  Unrealized loss on fixed maturities available-for-sale....     (356.8)    (356.8)        --
  Other investment adjustments..............................    2,093.3      994.4        9.8
  Adjustments to insurance reserves and policyholder
    dividends...............................................     (124.6)    (235.5)      15.1
  Deferral of policy acquisition costs......................    1,409.3    1,409.3       68.3
  Surplus note reclassification as debt.....................         --     (297.8)        --
  Provision for deferred federal income taxes and other tax
    reclassifications.......................................         --       33.0       18.2
  Other -- net..............................................      277.1      252.5      (15.4)
                                                              ---------   --------    -------
As reported in accordance with GAAP  --
  Principal Life only.......................................   79,316.0    4,951.0      809.7
Parent holding company totals...............................    4,516.2      601.9      (67.6)
                                                              ---------   --------    -------
As reported in the consolidated GAAP financial statements...  $83,832.2   $5,552.9    $ 742.1
                                                              =========   ========    =======

                        PRINCIPAL MUTUAL HOLDING COMPANY

14. STATUTORY INSURANCE FINANCIAL INFORMATION -- (CONTINUED)

                                                               ASSETS      EQUITY    NET INCOME
                                                              ---------   --------   ----------
DECEMBER 31, 1998
As reported in accordance with statutory accounting
  practices -- unconsolidated...............................  $70,096.1   $3,031.5    $ 511.4
Additions (deductions):
  Unrealized gain on fixed maturities available-for-sale....      996.9      996.9         --
  Other investment adjustments..............................    1,620.7    1,080.9      176.8
  Adjustments to insurance reserves and policyholder
    dividends...............................................     (169.5)    (191.6)     (55.8)
  Deferral of policy acquisition costs......................    1,104.7    1,104.7         --
  Surplus note reclassification as debt.....................         --     (297.8)        --
  Provision for deferred federal income taxes and other tax
    reclassifications.......................................         --     (474.2)     164.9
  Other -- net..............................................      294.4      219.0     (102.0)
                                                              ---------   --------    -------
As reported in accordance with GAAP  --
  Principal Life only.......................................   73,943.3    5,469.4      695.3
Parent holding company totals...............................         --      197.8       (2.3)
                                                              ---------   --------    -------
As reported in the consolidated GAAP financial statements...  $73,943.3   $5,667.2    $ 693.0
                                                              =========   ========    =======

15. SEGMENT INFORMATION

    The Company provides financial products and services through the following segments: U.S. Asset Management and Accumulation, International Asset Management and Accumulation, Life and Health Insurance and Mortgage Banking. In addition, there is a Corporate and Other segment. The segments are managed and reported separately because they provide different products and services, have different strategies or have different markets and distribution channels.

    The U.S. Asset Management and Accumulation segment provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to the Company's asset accumulation business, the life and health insurance operations and third-party clients.

    The International Asset Management and Accumulation segment provides asset management products and services to retail clients in Australia and institutional clients throughout the world and provides life insurance and retirement and related financial products and services primarily to businesses, their employees and other individuals principally in Australia, Chile, Brazil, New Zealand, Mexico, India, Japan, Argentina, and Hong Kong.

    The Life and Health insurance segment provides individual life and disability insurance to the owners and employees of businesses and other individuals in the United States and provides group life and health insurance to businesses in the United States.

    The Mortgage Banking segment originates and services residential mortgage loan products for customers primarily in the United States.

    The Corporate and Other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the Corporate and Other segment primarily reflect financing activities for the Company, income on capital not allocated to other segments, intercompany eliminations, and non-recurring or other income or expenses not allocated to the segments based on review of the nature of such items.

    The Company evaluates segment performance on segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Net realized capital gains, as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services and net realized capital gains credited to customers. Segment operating revenues exclude net realized capital gains and their impact on recognition of front-end fee revenues. Segment operating earnings is determined by adjusting GAAP net income for net realized capital gains and losses and non-recurring items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of the Company's results of operations by highlighting earnings attributable to the normal, recurring operations of the business. However, segment operating earnings are not a substitute for net income determined in accordance with GAAP.

    In 2000, the Company excluded $101.0 million of non-recurring items, net of tax, from net income for the presentation of operating earnings. The non-recurring items included the negative effects of (a) a loss contingency

                        PRINCIPAL MUTUAL HOLDING COMPANY

15. SEGMENT INFORMATION -- (CONTINUED)

reserve established for litigation ($93.8 million) and (b) expenses related to the development of a plan of demutualization ($7.2 million).

    In 1998, the Company excluded $104.8 million of non-recurring items, net of tax, from net income for the presentation of operating earnings. The non-recurring items included: (1) the positive effects of (a) Principal Life's release of tax reserves and related accrued interest ($164.4 million) and (b) accounting changes by the Company's international operations ($13.3 million) and
(2) the negative effects of (a) expenses related to the Company's corporate structure change to a mutual insurance holding company and related adjustments for changes in amortization assumptions for deferred policy acquisition costs ($27.4 million) and (b) a contribution related to permanent endowment of the Principal Financial Group Foundation ($45.5 million).

    The accounting policies of the segments are similar to those as described in
Note 1, with the exception of capital allocation. The Company allocates capital to its segments based upon an internal capital model that allows management to more effectively manage the Company's capital.

    The following table summarizes selected financial information by segment as of, or for the year ended, December 31 and reconciles segment totals to those reported in the consolidated financial statements (in millions):

                                                          INTERNATIONAL
                                            U.S. ASSET        ASSET
                                            MANAGEMENT     MANAGEMENT      LIFE AND
                                               AND             AND          HEALTH       MORTGAGE    CORPORATE
                                           ACCUMULATION   ACCUMULATION     INSURANCE     BANKING     AND OTHER   CONSOLIDATED
                                           ------------   -------------   -----------   ----------   ---------   ------------
2000
Revenues
  Operating revenues.....................   $ 3,533.9       $  630.7       $ 4,122.6     $  359.8    $   97.1     $ 8,744.1
  Net realized capital gains (losses)....       (53.8)           2.8            70.8           --       120.1         139.9
  Plus (less) recognition of front-end
    fee revenues.........................         0.9             --              --           --          --           0.9
                                            ---------       --------       ---------     --------    --------     ---------
Revenues.................................   $ 3,481.0       $  633.5       $ 4,193.4     $  359.8    $  217.2     $ 8,884.9
                                            =========       ========       =========     ========    ========     =========
Net income:
  Operating earnings (loss)..............   $   356.6       $   (8.5)      $   162.3     $   50.0    $   67.7     $   628.1
  Net realized capital gains (losses), as
    adjusted.............................       (35.9)           1.4            47.3           --        80.3          93.1
  Non-recurring items....................          --             --              --           --      (101.0)       (101.0)
                                            ---------       --------       ---------     --------    --------     ---------
Net income (loss)........................   $   320.7       $   (7.1)      $   209.6     $   50.0    $   47.0     $   620.2
                                            =========       ========       =========     ========    ========     =========

Assets...................................   $65,795.9       $5,525.9       $10,421.1     $1,556.3    $  957.8     $84,257.0
                                            =========       ========       =========     ========    ========     =========
Other segment data:
  Revenues from external customers.......   $ 3,399.1       $  632.4       $ 4,196.9     $  359.8    $  296.7     $ 8,884.9
  Intersegment revenues..................        81.9            1.1            (3.5)          --       (79.5)           --
  Interest expense.......................          --             --              --           --        78.4          78.4
  Income tax expense (benefit)...........       102.0            6.1           104.7         27.0         0.5         240.3
  Amortization of goodwill and other
    intangibles..........................         1.0           47.9             7.7          0.8        (1.1)         56.3
1999
Revenues:
  Operating revenues.....................   $ 3,472.6       $  379.6       $ 3,985.5     $  398.3    $   61.9     $ 8,297.9
  Net realized capital gains (losses)....       (58.0)           8.7            16.0           --       437.8         404.5
  Plus (less) recognition of front-end
    fee revenues.........................        (1.0)            --              --           --          --          (1.0)
                                            ---------       --------       ---------     --------    --------     ---------
Revenues.................................   $ 3,413.6       $  388.3       $ 4,001.5     $  398.3    $  499.7     $ 8,701.4
                                            =========       ========       =========     ========    ========     =========

                        PRINCIPAL MUTUAL HOLDING COMPANY

15. SEGMENT INFORMATION -- (CONTINUED)

                                                          INTERNATIONAL
                                            U.S. ASSET        ASSET
                                            MANAGEMENT     MANAGEMENT      LIFE AND
                                               AND             AND          HEALTH       MORTGAGE    CORPORATE
                                           ACCUMULATION   ACCUMULATION     INSURANCE     BANKING     AND OTHER   CONSOLIDATED
                                           ------------   -------------   -----------   ----------   ---------   ------------
1999 (CONTINUED)
Net income:
  Operating earnings (loss)..............   $   356.6       $  (38.4)      $    90.7     $   56.8    $    9.5     $   475.2
  Net realized capital gains (losses), as
    adjusted.............................       (35.4)           7.7            10.1           --       284.5         266.9
  Non-recurring items....................          --             --              --           --          --            --
                                            ---------       --------       ---------     --------    --------     ---------
Net income (loss)........................   $   321.2       $  (30.7)      $   100.8     $   56.8    $  294.0     $   742.1
                                            =========       ========       =========     ========    ========     =========

Assets...................................   $65,096.4       $5,926.8       $ 9,949.8     $1,737.7    $1,121.5     $83,832.2
                                            =========       ========       =========     ========    ========     =========
Other segment data:
  Revenues from external customers.......   $ 3,338.7       $  388.3       $ 4,007.9     $  398.3    $  568.2     $ 8,701.4
  Intersegment revenues..................        74.9             --            (6.4)          --       (68.5)           --
  Interest expense.......................          --            0.7              --           --        47.1          47.8
  Income tax expense (benefit)...........       126.4           (3.2)           18.1         30.7       151.5         323.5
  Amortization of goodwill and other
    intangibles..........................         1.0           16.0             4.0          0.8        (1.6)         20.2
1998
Revenues:
  Operating revenues.....................   $ 2,933.1       $  223.1       $ 3,893.1     $  340.6    $  342.5     $ 7,732.4
  Net realized capital gains (losses)....        48.8           13.5            (1.3)                   404.8         465.8
  Plus (less) recognition of front-end
    fee revenues.........................        (1.3)            --              --           --          --          (1.3)
                                            ---------       --------       ---------     --------    --------     ---------
Revenues.................................   $ 2,980.6       $  236.6       $ 3,891.8     $  340.6    $  747.3     $ 8,196.9
                                            =========       ========       =========     ========    ========     =========
Net income:
  Operating earnings (loss)..............   $   238.4       $  (35.4)      $    50.0     $   58.8    $  (44.3)    $   267.5
  Net realized capital gains (losses), as
    adjusted.............................        14.7           12.0             1.9           --       292.1         320.7
  Non-recurring items....................        23.9           13.3            60.1           --         7.5         104.8
                                            ---------       --------       ---------     --------    --------     ---------
Net income (loss)........................   $   277.0       $  (10.1)      $   112.0     $   58.8    $  255.3     $   693.0
                                            =========       ========       =========     ========    ========     =========

Assets...................................   $58,701.5       $1,239.4       $ 9,116.1     $1,810.4    $3,075.9     $73,943.3
                                            =========       ========       =========     ========    ========     =========
Other segment data:
  Revenues from external customers.......   $ 2,980.6       $  236.6       $ 3,891.8     $  340.6    $  747.3     $ 8,196.9
  Intersegment revenues..................          --             --              --           --          --            --
  Interest expense.......................          --             --              --           --        27.4          27.4
  Income tax expense (benefit)...........        78.7          (10.5)          (26.6)        31.6       (31.0)         42.2
  Amortization of goodwill and other
    intangibles..........................        18.1            6.9            18.1          4.0         5.5          52.6

                        PRINCIPAL MUTUAL HOLDING COMPANY

15. SEGMENT INFORMATION -- (CONTINUED)

    The Company operates in the United States and in selected markets internationally (including Australia, Chile, Brazil, New Zealand, Mexico, India, Japan, Argentina, Spain and Hong Kong). The following table summarizes selected financial information by geographic location as of or for the year ended December 31 (in millions):

                                                                           LONG-LIVED               NET INCOME
                                                               REVENUES      ASSETS      ASSETS       (LOSS)
                                                               --------    ----------    ------     ----------
2000
United States...............................................   $8,251.4     $  517.7    $78,731.1     $627.3
International...............................................      633.5      1,365.2      5,525.9       (7.1)
                                                               --------     --------    ---------     ------
         Total..............................................   $8,884.9     $1,882.9    $84,257.0     $620.2
                                                               ========     ========    =========     ======
1999
United States...............................................   $8,313.1     $  505.0    $77,905.4     $772.8
International...............................................      388.3      1,474.2      5,926.8      (30.7)
                                                               --------     --------    ---------     ------
         Total..............................................   $8,701.4     $1,979.2    $83,832.2     $742.1
                                                               ========     ========    =========     ======
1998
United States...............................................   $7,960.3     $  493.6    $72,703.9     $703.1
International...............................................      236.6        116.9      1,239.4      (10.1)
                                                               --------     --------    ---------     ------
         Total..............................................   $8,196.9     $  610.5    $73,943.3     $693.0
                                                               ========     ========    =========     ======

    Long-lived assets include property and equipment and goodwill and other intangibles.

    The Corporate and Other segment includes an equity ownership interest in Coventry Health Care, Inc. The ownership interest was initiated through a transaction in 1998, described further in Note 2. In September 2000, the Company sold a portion of its equity ownership position, which reduced its ownership to approximately 25% and resulted in a realized capital gain of $13.9 million, net of tax. The Corporate and Other segment's equity in earnings of Coventry Health Care, Inc., which was included in net investment income, was $20.0 million and $19.1 million for the years ended December 31, 2000 and 1999, respectively. The investment in Coventry Health Care, Inc. was $122.9 million and $179.3 million at December 31, 2000 and 1999, respectively. The Corporate and Other segment also include consolidating and intersegment eliminations.

    The Company's operations are not materially dependent on one or a few customers, brokers or agents, and revenues, assets and operating earnings are attributed to geographic location based on the country of domicile sales originate from.

16. SUBSEQUENT EVENTS

PLAN OF DEMUTUALIZATION

    On March 31, 2001, the Company's Board of Directors adopted a plan to convert Principal Mutual Holding Company from a mutual insurance holding company to a stock company. Adoption of the plan authorizes management to implement the plan for demutualization of the Company. Upon demutualization, the membership interests of Principal Life's policyholders in Principal Mutual Holding Company will be extinguished, and eligible policyholders will receive compensation in exchange for the extinguishment of their membership interests. Their compensation will be in the form of common stock, cash or policy credits, depending upon the type of policy or policyholder.

    Under Iowa insurance law, the plan also requires the approval of policyholders and the Insurance Commissioner of the State of Iowa. During 2001, the Company expects to file the plan with the Insurance Commissioner of the State of Iowa and to mail the proposed plan and related materials to policyholders eligible to vote.

LITIGATION

    In April 2001, the proposed settlement of the class-action lawsuit alleging improper sales practices received court approval. In agreeing to the settlement, the Company specifically denied any wrongdoing. The Company has accrued a loss reserve for its best estimate based on information available. As uncertainties continue to exist in resolving this matter, it is reasonably possible that, as the actual cost of the claims subject to alternative dispute resolution becomes available, the final cost of settlement could exceed the Company's estimate. The range of any additional cost related to the settlement cannot be presently estimated, however the Company believes the settlement will not have a material impact on its business, financial condition or results of operations.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 FOR THE THREE
                                                                 MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
REVENUES
Premiums and other considerations...........................  $1,064.2   $1,014.4
Fees and other revenues.....................................     413.0      396.4
Net investment income.......................................     839.7      789.5
Net realized capital gains (losses).........................     (80.9)      70.3
                                                              --------   --------
Total revenues..............................................   2,236.0    2,270.6

EXPENSES
Benefits, claims and settlement expenses....................   1,391.9    1,319.6
Dividends to policyholders..................................      81.0       75.4
Operating expenses..........................................     622.7      593.2
                                                              --------   --------
Total expenses..............................................   2,095.6    1,988.2
                                                              --------   --------

Income before income taxes and cumulative effect of
  accounting change.........................................     140.4      282.4

Income taxes................................................      24.4       89.3
                                                              --------   --------
Income before cumulative effect of accounting change........     116.0      193.1
Cumulative effect of accounting change, net of related
  income taxes..............................................     (10.7)        --
                                                              --------   --------
Net income..................................................  $  105.3   $  193.1
                                                              ========   ========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                                                                   (IN MILLIONS)
ASSETS
Fixed maturities, available-for-sale........................  $29,110.8    $26,839.9
Equity securities, available-for-sale.......................     618.6         742.9
Mortgage loans..............................................  11,378.6      11,492.7
Real estate.................................................   1,186.1       1,400.5
Policy loans................................................     819.3         803.6
Other investments...........................................     889.2         811.0
                                                              ---------    ---------
         Total investments..................................  44,002.6      42,090.6

Cash and cash equivalents...................................     525.6         926.6
Accrued investment income...................................     516.7         530.8
Premiums due and other receivables..........................     335.2         357.8
Deferred policy acquisition costs...........................   1,268.9       1,333.3
Property and equipment......................................     500.9         507.0
Goodwill and other intangibles..............................   1,225.5       1,375.9
Mortgage loan servicing rights..............................   1,164.0       1,084.4
Separate account assets.....................................  31,638.8      34,916.2
Other assets................................................   1,234.2       1,134.4
                                                              ---------    ---------
         Total assets.......................................  $82,412.4    $84,257.0
                                                              =========    =========

LIABILITIES
Contractholder funds........................................  $24,919.0    $24,300.2
Future policy benefits and claims...........................  13,252.5      13,198.1
Other policyholder funds....................................     592.2         597.4
Short-term debt.............................................     550.1         459.5
Long-term debt..............................................   1,294.1       1,336.5
Income taxes currently payable..............................     149.3         108.4
Deferred income taxes.......................................     587.3         487.4
Separate account liabilities................................  31,638.8      34,916.2
Other liabilities...........................................   2,988.3       2,600.8
                                                              ---------    ---------
         Total liabilities..................................  75,971.6      78,004.5

EQUITY
Retained earnings...........................................   6,417.8       6,312.5
Accumulated other comprehensive income (loss):
  Net unrealized gains (losses) on available-for-sale
    securities..............................................     319.9         129.9
  Net foreign currency translation adjustment...............    (296.9)       (189.9)
                                                              ---------    ---------
         Total equity.......................................   6,440.8       6,252.5
                                                              ---------    ---------
         Total liabilities and equity.......................  $82,412.4    $84,257.0
                                                              =========    =========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
                                  (UNAUDITED)

                                                                      NET UNREALIZED      NET FOREIGN
                                                                      GAINS (LOSSES)       CURRENCY
                                                         RETAINED    ON AVAILABLE-FOR-    TRANSLATION     TOTAL
                                                         EARNINGS     SALE SECURITIES     ADJUSTMENT      EQUITY
                                                         --------    -----------------    -----------    --------
BALANCES AT JANUARY 1, 2000............................  $5,692.3         $ (79.1)          $ (60.3)     $5,552.9
Comprehensive income:
  Net income...........................................    193.1               --                --         193.1
  Net change in unrealized gains and losses on fixed
    maturities, available-for-sale.....................       --             98.0                --          98.0
  Net change in unrealized gains and losses on equity
    securities, available-for-sale, including seed
    money in separate accounts.........................       --            (91.4)               --         (91.4)
  Adjustments for assumed changes in amortization
    pattern:
    Deferred policy acquisition costs..................       --             (9.5)               --          (9.5)
    Unearned revenue reserves..........................       --              2.6                --           2.6
  Provision for deferred income tax benefit............       --             (7.6)               --          (7.6)
  Change in net foreign currency translation
    adjustment.........................................       --               --             (37.9)        (37.9)
                                                                                                         --------
Comprehensive income...................................                                                     147.3
                                                         --------         -------           -------      --------
BALANCES AT MARCH 31, 2000.............................  $5,885.4         $ (87.0)          $ (98.2)     $5,700.2
                                                         ========         =======           =======      ========
BALANCES AT JANUARY 1, 2001............................  $6,312.5         $ 129.9           $(189.9)     $6,252.5
Comprehensive income:
  Net income...........................................    105.3               --                --         105.3
  Net change in unrealized gains and losses on fixed
    maturities, available-for-sale.....................       --            387.1                --         387.1
  Net change in unrealized gains and losses on equity
    securities, available-for-sale, including seed
    money in separate accounts.........................       --            (23.9)               --         (23.9)
  Adjustments for assumed changes in amortization
    pattern:
    Deferred policy acquisition costs..................       --            (67.1)               --         (67.1)
    Unearned revenue reserves..........................       --              5.2                --           5.2
  Provision for deferred income tax benefit............       --           (108.2)               --        (108.2)
  Change in net foreign currency translation
    adjustment.........................................       --               --             (95.9)        (95.9)
  Cumulative effect of accounting change, net of
    related income taxes...............................                      (3.1)            (11.1)        (14.2)
                                                                                                         --------
Comprehensive income...................................                                                     188.3
                                                         --------         -------           -------      --------
BALANCES AT MARCH 31, 2001.............................  $6,417.8         $ 319.9           $(296.9)     $6,440.8
                                                         ========         =======           =======      ========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
OPERATING ACTIVITIES:
Net income..................................................  $   105.3   $   193.1
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Cumulative effect of accounting change, net of related
    income taxes............................................       10.7          --
  Amortization of deferred policy acquisition costs.........       68.4        47.7
  Additions to deferred policy acquisition costs............      (71.4)      (75.4)
  Accrued investment income.................................       11.6        22.8
  Premiums due and other receivables........................       14.3        50.1
  Contractholder and policyowner liabilities and
    dividends...............................................      227.2       318.5
  Current and deferred income taxes.........................       36.3        53.2
  Net realized capital (gains) losses.......................       80.9       (70.3)
  Depreciation and Amortization expense.....................       31.5        29.0
  Amortization and impairment/recovery of Mortgage Servicing
    Rights..................................................       52.9        38.8
  Other.....................................................      100.6      (357.1)
                                                              ---------   ---------
Net cash provided by operating activities...................      668.3       250.4
INVESTING ACTIVITIES:
Available-for-Sale Securities:
  Purchases.................................................   (4,470.0)   (3,458.0)
  Sales.....................................................    1,809.6     2,445.1
  Maturities................................................      710.0       633.8
Mortgage loans acquired or originated.......................   (5,592.2)   (1,794.0)
Mortgage loans sold or repaid...............................    5,715.6     1,715.6
Net change in mortgage servicing rights.....................      (94.5)       (6.4)
Real Estate Acquired........................................      (99.1)      (83.7)
Real Estate sold............................................      329.4       117.3
Net change in Property and equipment........................        2.5         7.7
Net proceeds from sale of subsidiaries......................      (13.5)         --
Purchases of interests in subsidiaries, net of cash
  acquired..................................................       (4.2)       25.7
Net change in other investments.............................      (44.0)     (103.5)
                                                              ---------   ---------
Net cash used in investing activities.......................   (1,750.4)     (500.4)
FINANCING ACTIVITIES:
Issuance of debt............................................       27.8        44.6
Principal repayments of debt................................      (70.1)      (24.3)
Proceeds of short-term borrowings...........................    2,005.6       249.4
Repayment of short-term borrowings..........................   (1,914.9)      (30.5)
Investment contract deposits................................    1,844.2     1,123.9
Investment contract withdrawals.............................   (1,211.5)   (1,475.6)
                                                              ---------   ---------
Net cash provided by (used in) financing activities.........      681.1      (112.5)
                                                              ---------   ---------
Net decrease in cash and cash equivalents...................     (401.0)     (362.5)
Cash and cash equivalents at beginning of year..............      926.6       569.5
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $   525.6   $   207.0
                                                              =========   =========

                            See accompanying notes.

                        PRINCIPAL MUTUAL HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements of Principal Mutual Holding Company and its consolidated subsidiaries ("the Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. These interim financial statements should be read in conjunction with the Company's annual financial statements as of December 31, 2000. The accompanying consolidated statement of financial position at December 31, 2000 has been derived from the audited consolidated statement of financial position.

2. ACCOUNTING CHANGES

    In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). In June 1999, Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 was issued deferring the effective date of SFAS 133 by one year. In June 2000, the FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities on amendment of FASB Statement No. 133, which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities.

    The Company's derivatives are generally held for purposes other than trading and are primarily used to hedge or reduce exposure to interest rate and foreign currency risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. Additionally, derivatives are used to change the characteristics of the Company's asset/liability mix consistent with the Company's risk management activities.

    The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the underlying instruments. The Company is also exposed to credit losses in the event of nonperformance of the counterparties. This credit risk is minimized by purchasing such agreements from financial institutions with high credit ratings and by establishing and monitoring exposure limits.

    The net interest effect of interest rate and currency swap transactions is recorded as an adjustment to net investment income or interest expense, as appropriate, over the periods covered by the agreements. The cost of other derivative contracts is amortized over the life of the contracts and classified with the results of the underlying hedged item. Futures contracts and mortgage-backed forwards are used to hedge anticipated transactions. Futures contracts are marked to market value and settled daily. However, changes in the market value of such contracts have not qualified for inclusion in the measurement of subsequent transactions or represent hedges of items reported at fair value. Accordingly, such changes in market value are reported in net income in the period of change.

    Hedge accounting is used for derivatives that are specifically designated in advance as hedges and that reduce the Company's exposure to an indicated risk by having a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period. Should such criteria not be met or if the hedged items are sold, terminated or matured, the changes in value of the derivatives are included in net income.

    The Company designates all derivatives into two types: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset or liability. Hedges of cash flow exposure are entered into to hedge the variability of cash flows to be received or paid related to certain assets or liabilities. On the date the derivative contract is entered, the Company designates the contract as either a fair value or cash flow hedge. Changes in fair values of derivatives designated as effective and that qualify as fair value hedges are recognized in earnings as offsets to the changes in fair value of the hedged assets and liabilities. Changes in fair values of derivatives designated as effective and that qualify as cash flow hedges are deferred and recognized as a component of accumulated other comprehensive income until the hedged transaction occurs and are then recognized in earnings. Any ineffective portion of hedging a derivative contract's change in fair value is recognized in earnings.

    During the three months ended March 31, 2001, the Company recognized the change in value related to cash flow hedges in accumulated other comprehensive income, and reclassified a gain from accumulated other comprehensive income to earnings, which was offset by net losses on the assets or liabilities being hedged. These amounts were not material.

                        PRINCIPAL MUTUAL HOLDING COMPANY

2. ACCOUNTING CHANGES -- (CONTINUED)

    At January 1, 2001, the Company's consolidated financial statements were adjusted to record a cumulative effect of adopting SFAS 133, as follows (in millions):

                                                                            ACCUMULATED OTHER
                                                                              COMPREHENSIVE
                                                              NET INCOME         INCOME
                                                              ----------    -----------------
Adjustment to fair value of derivative contracts(1).........    $(16.4)          $(15.8)
Income tax impact...........................................       5.7              1.6
                                                                ------           ------
         Total..............................................    $(10.7)          $(14.2)
                                                                ======           ======

---------------

(1) Amount presented is net of adjustment to hedged item.

    Derivatives not designated as hedges primarily consist of swaptions. Occasionally, the Company will sell a callable investment-type contract and may use interest rate swaptions or similar instruments to transform the callable liability into a fixed term liability. Although swaptions and other derivatives not designated as hedges are effective hedges from an economic standpoint, they do not qualify for hedge accounting treatment under SFAS 133.

    For the three months ended March 31, 2001, the Company reported net income of $6.1 million, net of tax, primarily related to fair value hedges and to derivatives not designated as hedges. The impact to accumulated other comprehensive income for the three months ended March 31, 2001, was $(10.0) million, net of tax, primarily related to cash flow hedges.

3. SEGMENT INFORMATION

    The Company provides financial products and services through the following segments: U.S. Asset Management and Accumulation, International Asset Management and Accumulation, Life and Health Insurance and Mortgage Banking. In addition, there is a Corporate and Other segment. The segments are managed and reported separately because they provide different products and services, have different strategies or have different markets and distribution channels.

    The U.S. Asset Management and Accumulation segment provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to the Company's asset accumulation business, the life and health insurance operations and third-party clients.

    The International Asset Management and Accumulation segment provides asset management products and services to retail clients in Australia and institutional clients throughout the world and provides life insurance and retirement and related financial products and services primarily to businesses, their employees and other individuals principally in Australia, Chile, Brazil, New Zealand, Mexico, India, Japan, Argentina and Hong Kong.

    The Life and Health Insurance segment provides individual life and disability insurance to the owners and employees of businesses and other individuals in the United States and provides group life and health insurance to businesses in the United States.

    The Mortgage Banking segment originates and services residential mortgage loan products for customers primarily in the United States.

    The Corporate and Other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the Corporate and Other segment primarily reflect financing activities for the Company, income on capital not allocated to other segments, intercompany eliminations, and non-recurring or other income or expenses not allocated to the segments based on review of the nature of such items.

    The Company evaluates segment performance on segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Net realized capital gains, as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services and net realized capital gains credited to customers. Segment operating revenues exclude net realized capital gains and their impact on recognition of front-end fee revenues. Segment operating earnings is determined by adjusting GAAP net income for net realized capital gains and losses and non-recurring items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of the Company's

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. SEGMENT INFORMATION -- (CONTINUED)

results of operations by highlighting earnings attributable to the normal, recurring operations of the business. However, segment operating earnings are not a substitute for net income determined in accordance with GAAP.

    For the three months ended March 31, 2001, the Company excluded $20.5 million of non-recurring items, net of tax, from net income for the presentation of operating earnings. The non-recurring items included the negative effects of
(a) a cumulative effect of change in accounting principle related to our implementation of SFAS 133 ($10.7 million), (b) a loss contingency reserve established for litigation ($5.9 million); and (c) expenses related to our demutualization ($3.9 million).

    The accounting policies of the segments are similar to those as described in
Note 1, with the exception of capital allocation. The Company allocates capital to its segments based upon an internal capital model that allows management to more effectively manage the Company's capital.

    The following table summarizes selected financial information by segment as of, or for the three months ended March 31 and reconciles segment totals to those reported in the consolidated financial statements (in millions):

                                                          INTERNATIONAL
                                            U.S. ASSET        ASSET
                                            MANAGEMENT     MANAGEMENT      LIFE AND
                                               AND             AND          HEALTH       MORTGAGE    CORPORATE
                                           ACCUMULATION   ACCUMULATION     INSURANCE     BANKING     AND OTHER   CONSOLIDATED
                                           ------------   -------------   -----------   ----------   ---------   ------------
2001
Revenues:
  Operating revenues.....................   $ 1,015.7       $  144.4       $ 1,002.4     $  119.6    $   35.0     $ 2,317.1
  Net realized capital gains (losses),
    including recognition of front-end
    fee revenues.........................       (12.1)         (37.7)           (1.3)          --       (30.0)        (81.1)
                                            ---------       --------       ---------     --------    --------     ---------
Revenues.................................   $ 1,003.6       $  106.7       $ 1,001.1     $  119.6    $    5.0     $ 2,236.0
                                            =========       ========       =========     ========    ========     =========
Net income:
  Operating earnings (loss)..............   $    88.8       $   (5.3)      $    42.5     $   23.9    $   23.8     $   173.7
  Net realized capital gains (losses), as
    adjusted.............................        (7.4)         (20.3)           (0.6)          --       (19.6)        (47.9)
  Non-recurring items....................       (10.8)            --             0.1           --        (9.8)        (20.5)
                                            ---------       --------       ---------     --------    --------     ---------
Net income (loss)........................   $    70.6       $  (25.6)      $    42.0     $   23.9    $   (5.6)    $   105.3
                                            =========       ========       =========     ========    ========     =========
Assets...................................   $64,144.6       $4,928.1       $10,406.6     $1,915.2    $1,017.9     $82,412.4
                                            =========       ========       =========     ========    ========     =========
Other segment data:
  Revenues from external customers.......   $   978.2       $  106.4       $ 1,001.8     $  117.8    $   31.8     $ 2,236.0
  Intersegment revenues..................        25.4            0.3            (0.7)         1.8       (26.8)           --
  Interest expense.......................         1.3             --             2.3           --        17.1          20.7
  Income tax expense (benefit)...........        16.4          (18.8)           21.2         12.8        (7.2)         24.4
  Amortization of goodwill and other
    intangibles..........................         0.3           15.2             0.8          0.2        (0.2)         16.3
2000
Revenues:
  Operating revenues.....................   $   868.3       $  157.4       $ 1,047.4     $   97.7    $   29.0     $ 2,199.8
  Net realized capital gains (losses),
    including recognition of front-end
    fee revenues.........................       (28.3)           4.7            83.4           --        11.0          70.8
                                            ---------       --------       ---------     --------    --------     ---------
Revenues.................................   $   840.0       $  162.1       $ 1,130.8     $   97.7    $   40.0     $ 2,270.6
                                            =========       ========       =========     ========    ========     =========

                        PRINCIPAL MUTUAL HOLDING COMPANY

3. SEGMENT INFORMATION -- (CONTINUED)


                                                          INTERNATIONAL
                                            U.S. ASSET        ASSET
                                            MANAGEMENT     MANAGEMENT      LIFE AND
                                               AND             AND          HEALTH       MORTGAGE    CORPORATE
                                           ACCUMULATION   ACCUMULATION     INSURANCE     BANKING     AND OTHER   CONSOLIDATED
                                           ------------   -------------   -----------   ----------   ---------   ------------
2000 (CONTINUED)
Net income:
  Operating earnings (loss)..............   $    88.7       $   (4.5)      $    36.6     $   18.0    $    4.5     $   143.3
  Net realized capital gains (losses), as
    adjusted.............................       (18.8)           4.7            54.8           --         9.1          49.8
  Non-recurring items....................          --             --              --           --          --            --
                                            ---------       --------       ---------     --------    --------     ---------
Net income...............................   $    69.9       $    0.2       $    91.4     $   18.0    $   13.6     $   193.1
                                            =========       ========       =========     ========    ========     =========
Assets...................................   $66,312.3       $5,550.8       $10,080.9     $1,793.9    $1,064.9     $84,802.8
                                            =========       ========       =========     ========    ========     =========
Other segment data:
  Revenues from external customers.......   $   821.7       $  161.7       $ 1,132.4     $   97.7    $   57.1     $ 2,270.6
  Intersegment revenues..................        18.3            0.4            (1.6)          --       (17.1)           --
  Interest expense.......................         1.8             --             0.3           --        21.7          23.8
  Income tax expense.....................        21.3            3.4            43.4          9.7        11.5          89.3
  Amortization of goodwill and other
    intangibles..........................         0.3           10.6             1.0          0.2        (0.3)         11.8

    The Company operates in the United States and in selected markets internationally (including Australia, Chile, Brazil, New Zealand, Mexico, India, Japan, Argentina and Hong Kong). The following table summarizes selected financial information by geographic location as of or for the three months ended March 31 (in millions):

                                                                         LONG-LIVED                 NET INCOME
                                                             REVENUES      ASSETS       ASSETS        (LOSS)
                                                             --------    ----------    ---------    ----------
2001
United States..............................................  $2,129.3     $  520.1     $77,484.3      $130.9
International..............................................    106.7       1,206.3       4,928.1       (25.6)
                                                             --------     --------     ---------      ------
Total......................................................  $2,236.0     $1,726.4     $82,412.4      $105.3
                                                             ========     ========     =========      ======
2000
United States..............................................  $2,108.5     $  500.2     $79,252.0      $192.9
International..............................................    162.1       1,365.9       5,550.8         0.2
                                                             --------     --------     ---------      ------
Total......................................................  $2,270.6     $1,866.1     $84,802.8      $193.1
                                                             ========     ========     =========      ======

    Long-lived assets include property and equipment and goodwill and other intangibles.

    The Corporate and Other segment includes an equity ownership interest in Coventry Health Care, Inc. The Corporate and Other segment's equity in earnings of Coventry Health Care, Inc., which was included in net investment income, was $4.9 million and $6.0 million for the three months ended March 31, 2001 and 2000, respectively. The investment in Coventry Health Care, Inc. was $128.9 million and $122.9 million at March 31, 2001 and December 31, 2000, respectively. The Corporate and Other segment also includes consolidating and intersegment eliminations.

    The Company's operations are not materially dependent on one or a few customers, brokers or agents, and revenues, assets and operating earnings are attributable to geographic location based on the country of domicile sales originate from.

4. PLAN OF DEMUTUALIZATION

    On March 31, 2001, the Company's Board of Directors adopted a plan to convert Principal Mutual Holding Company from a mutual insurance holding company to a stock company. Adoption of the plan authorizes management to implement the plan for demutualization of the Company. Upon demutualization, the membership interests of Principal Life's policyholders in Principal Mutual Holding Company will be extinguished, and eligible policyholders will receive

                        PRINCIPAL MUTUAL HOLDING COMPANY

4. PLAN OF DEMUTUALIZATION -- (CONTINUED)

compensation in exchange for the extinguishment of their membership interests. Their compensation will be in the form of common stock, cash or policy credits, depending upon the type of policy or policyholder.

    Under Iowa insurance law, the plan also requires the approval of policyholders and the Insurance Commissioner of the State of Iowa. During 2001, the Company expects to file the plan with the Insurance Commissioner of the State of Iowa and to mail the proposed plan and related materials to policyholders eligible to vote.

5. COMMITMENTS AND CONTINGENCIES

    The Company is a plaintiff or defendant in actions arising out of its operations. The Company is, from time to time, also involved in various governmental and administrative proceedings. While the outcome of any pending or future litigation cannot be predicted, management does not believe that any pending litigation will have a material adverse effect on the Company's business, financial condition or results of operations. However, no assurances can be given that such litigation would not materially and adversely affect the Company's business, financial condition or results of operations.

    Other companies in the life insurance industry have historically been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. Principal Life is currently a defendant in two class-action lawsuits which allege improper sales practices.

    In 2000, the Company reached an agreement in principal to settle these two class-action lawsuits alleging improper sales practices. The proposed settlement is subject to court approval and therefore is not yet final. In agreeing to the settlement, the Company specifically denied any wrongdoing. The Company has accrued a loss reserve for its best estimate based on information available. As uncertainties continue to exist in resolving alternative dispute resolution becomes available, the final cost of settlement could exceed the Company's estimate. However, the range of any additional cost related to the settlement cannot presently be reasonably estimated. See Note 6.

    The Company is also subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. The assessments may be partially recovered through a reduction in future premium taxes in some states. The Company believes such assessments in excess of amounts accrued would not materially affect its financial condition or results of operations.

6. SUBSEQUENT EVENT

    In April 2001, the proposed settlement of the class action lawsuit alleging improper sales practices received court approval. In agreeing to the settlement, the Company specifically denied any wrongdoing. The Company has accrued a loss reserve for its best estimate based on information available. As uncertainties continue to exist in resolving this matter, it is reasonably possible that, as the actual cost of the claims subject to alternative dispute resolution becomes available, the final cost of settlement could exceed the Company's estimate. The range of any additional cost related to the settlement cannot be presently estimated, however the Company believes the settlement will not have a material impact on its business, financial condition or results of operations.

                         OPINION OF DANIEL J. MCCARTHY

                        [Milliman & Robertson, Inc. logo]


                                                                  March 31, 2001

                     The Board of Directors
                     Principal Mutual Holding Company
                     711 High Street
                     Des Moines, IA 50392-0650

                     Re: Plan of Conversion of Principal Mutual Holding Company

                                   STATEMENT OF ACTUARIAL OPINION

                     SUBJECT OF THIS OPINION

                         This opinion letter relates to the actuarial aspects of
                     the proposed Reorganization of Principal Mutual Holding Company ("Principal") pursuant to its Plan of Conversion (the "Plan") as presented to Principal's Board of Directors for its consideration and adoption on March 31, 2001. The specific opinion set forth herein relates to the proposed allocation of consideration among Eligible Policyholders as described in the Plan.

                         Capitalized terms have the same meaning in this opinion
                     as they have in the Plan.

                     QUALIFICATIONS AND USAGE

                         I, Daniel J. McCarthy, am associated with the firm of
                     Milliman & Robertson, Inc., ("M&R") and am a Member of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. I and other M&R staff acting under my direction have advised Principal during the course of its development of the Plan and the Actuarial Contribution Memorandum, an Exhibit thereto. The Plan is based on authority in Sections 521A.14(5)(b) and 508B.2 of Title XIII of the Code of Iowa (2001). The opinions set forth herein are not legal opinions concerning the Plan but rather reflect the application of actuarial concepts and standards of practice to the provisions thereof.

                         I am aware that this opinion letter will be furnished
                     to the Commissioner of Insurance of the State of Iowa for her use in determining the fairness of the Plan, and to Principal's Members as part of the Policyholder Information Booklet that will be delivered to them, and I consent to the use of this letter for those purposes.

                     RELIANCE

                         In forming the opinions set forth in this memorandum, I
                     have received from Principal extensive information concerning the past and present practices and financial results of Principal Life Insurance Company ("Principal Life"), formerly known as Principal Mutual Life Insurance Company and Bankers Life Company. This information includes actuarial studies and projected asset cash flows developed by Principal Life staff. I, and other M&R staff acting under my direction, met with Principal personnel and
                     defined the information
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HOUSTON, INDIANAPOLIS, IRVINE, KANSAS CITY, LOS ANGELES, MILWAUKEE, MINNEAPOLIS,
NEW YORK, OMAHA, PHILADELPHIA, PHOENIX, PORTLAND, MF., PORTLAND, OR, ST. LOUIS,
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              MILLIMAN GLOBAL FIRMS IN PRINCIPAL CITIES WORLDWIDE

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                                       A-1

Board of Directors
March 31, 2001
Page  2

we required; in all cases, we were provided with the information we requested to the extent that it was available or could be developed from Principal Life's records. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. I have relied on this information, which was provided under the general direction of Ellen Lamale, Principal Life's Senior Vice President & Chief Actuary. My opinions depend on the substantial accuracy of this information.

PROCESS

    In all cases, I and other M&R staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by Principal Life employees.

OPINION

    Under the Plan, consideration (shares of Common Stock of Principal Financial Group Inc., or their equivalent value in cash or policy credits) is to be distributed to each Eligible Policyholder in exchange for the Eligible Policyholder's Membership Interest. In my opinion, the principles, assumptions, and methodologies used to allocate consideration among Principal's Eligible Policyholders, as set forth in Article VII of the Plan (including the Actuarial Contribution Memorandum, an Exhibit thereto) are reasonable and appropriate and result in an allocation of consideration that is fair and equitable to the Eligible Policyholders.

DISCUSSION

    General description of the method of allocation. Under the Plan, each Eligible Policyholder will be allocated a fixed component of consideration; i.e., a value, expressed in terms of shares of Common Stock, that is independent of the Eligible Policyholder's Actuarial Contribution. In addition, each Eligible Policyholder will be allocated a variable component of consideration if the Actuarial Contribution of any of the Policies owned by the Eligible Policyholder is positive. As defined in the Plan, Actuarial Contribution means, with respect to a particular Policy, the contribution that such Policy is estimated to have made to Principal Life's surplus and asset valuation reserve, plus the contribution that such Policy is expected to make in the future, calculated in each case according to the principles, assumptions and methodologies set forth in Article VII of the Plan and the Actuarial Contribution Memorandum.

    For each Eligible Policyholder who receives a variable component of consideration, the amount of such consideration is equal to:

        (a) the sum of the positive Actuarial Contributions of all Policies owned by the Eligible Policyholder, multiplied by

        (b) the ratio of the Aggregate Variable Component to the sum of the positive Actuarial Contributions of all Policies,

subject to rounding rules described in the Plan.

    Appropriateness of the "actuarial contribution" method. Most of the consideration allocated to Eligible Policyholders is allocated via the Aggregate Variable Component, using the "actuarial contribution" method described above. The previously cited Sections of the Code of Iowa do not provide any specific guidance as to the method of allocation; it is therefore appropriate to consider applicable professional literature when considering the appropriateness of an allocation method. The actuarial contribution method is recognized in the actuarial literature as an appropriate allocation method. In particular, Actuarial Standard of Practice 37, "Allocation of Policyholder Consideration in Mutual Life Insurance Company Demutualizations" ("ASOP 37"), which is the most authoritative professional guidance available to actuaries on this subject, states in part, "The variable component of consideration should be allocated on the basis of the actuarial contribution." ASOP 37 defines "actuarial contribution," in relevant part, to be "The contributions that a particular policy ... has made to the company's statutory surplus and asset valuation reserve, plus the present value of contributions that the same policy ... is expected to make in the future." This is consistent with the definition in the Plan. I therefore find that the use of "actuarial contribution" as the principal basis underlying the allocation of consideration is appropriate. I further find that, in the Plan, the actuarial contribution method has been implemented in a reasonable manner, through the use of methods and assumptions that are reasonable and appropriate, consistent with Principal's past and present business practices and relevant actuarial literature and, in particular, consistent with methods and assumptions prescribed or permitted by ASOP 37.

                           MILLIMAN & ROBERTSON, INC.

Board of Directors
March 31, 2001
Page  3

    Discounting of expected future contributions to surplus. In determining the portion of a policy's Actuarial Contribution that arises from its expected future contribution to surplus, ASOP 37 provides that such contributions may be discounted to present value using either the expected after-tax rate of investment return or ".. a risk-adjusted rate appropriate for the line of business or type of policy involved." Principal has chosen the latter course, and has selected risk-adjusted rates of return generally consistent with Principal Life's pricing objectives or, in the instance of policies in the Closed Block, consistent with the funding of the Closed Block. I find that this use of risk-adjusted rates of return is appropriate, and that the rates of return selected are reasonable.

    The effect of the Closed Block. As is set forth in Article II of the Plan, Principal Life formed and began operating a Closed Block coincident with the reorganization of Principal Mutual Life Insurance Company to a mutual holding company structure effective July 1, 1998. After the conversion of the MIHC, Principal Life will continue to operate the Closed Block in accordance with its terms as originally established. Principal has -- in calculating the Actuarial Contribution of each Closed Block policy -- estimated the contribution that each such policy is expected to make to Principal Life's surplus and asset valuation reserve from the date of the Closed Block's establishment forward by using assumptions that are consistent with those used in the funding of the Closed Block, with further adjustments to reflect the effect of future operating expenses that were not funded for in the Closed Block. I find that this is an appropriate manner in which to determine the expected future contributions to Principal Life's surplus and asset valuation reserve arising from Closed Block policies.

    Appropriateness of the fixed component. Consideration is also allocated to Eligible Policyholders via the fixed component, through which each Eligible Policyholder is allocated a fixed number of shares of Common Stock without regard to the Actuarial Contribution of Policies owned by that Eligible Policyholder. This element of the allocation assures that each Eligible Policyholder will receive some distribution, and is consistent with overall concepts of equity. Under the Plan, the percentage of the total consideration that is allocated in this manner is small relative to that allocated in proportion to positive actuarial contributions, which is appropriate. I find that including a minimum allocation to each Eligible Policyholder using the fixed component is reasonable and appropriate, and that the size of the fixed component to be distributed to each Eligible Policyholder as set forth in the Plan, and the overall portion of consideration allocated among Eligible Policyholders via the fixed component -- approximately one-fourth of the total -- are reasonable. In making this finding, I have taken into account the guidance provided in ASOP 37. In particular, I have taken into account the treatment of the fixed component -- both as to the size of the fixed component received by each Eligible Policyholder and as to the overall portion of consideration allocated via the fixed component -- in prior demutualizations of mutual life insurance companies.

    Appropriateness of the definition of "Eligible Policyholder." In considering the fairness of the allocation, I have taken into account the definition of "Eligible Policyholder" set forth in the Plan. Principal's definition is influenced in part by Iowa law, in part by the company's manner of operation (including the sale of certain classes of business through Company Trusts), in part by the provisions of Principal's By-laws, and in part by precedent from prior demutualizations. Taking into account these influences, I find the definition of Eligible Policyholder to be reasonable and appropriate.

                                         Yours sincerely,

                                         /s/ Daniel J. McCarthy
                                         Daniel J. McCarthy

                           MILLIMAN & ROBERTSON, INC.

------------------------------------------------------------
------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                                 Page
                                                 ----
Prospectus Summary.............................    1
Risk Factors...................................   12
Statistical Information Sources................   20
The Demutualization............................   21
Use Of Proceeds................................   30
Stockholder Dividend Policy....................   31
Capitalization.................................   32
Selected Historical Financial Information......   33
Unaudited Pro Forma Condensed Consolidated
  Financial Information........................   40
Unaudited Pro Forma Supplementary Information..   44
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations...................................   46
Business.......................................   86
Investments....................................  135
Management.....................................  158
Regulation.....................................  172
Ownership Of Common Stock......................  179
Description Of Capital Stock And Change Of
  Control Related Provisions...................  180
Common Stock Eligible For Future Sale..........  184
Underwriting...................................  185
Validity Of Common Stock.......................  187
Experts........................................  187
Additional Information.........................  187
Glossary.......................................  G-1
Consolidated Financial Statements..............  F-1
Opinion Of Daniel J. McCarthy..................  A-1

                             ----------------------

  Through and including             , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                             Shares

                              PRINCIPAL FINANCIAL
                                  GROUP, INC.

                                  Common Stock
                    ----------------------------------------

                                     (LOGO)

                    ----------------------------------------
                              GOLDMAN, SACHS & CO.

                      Representatives of the Underwriters

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the SEC registration fee, the New York Stock Exchange listing fee and the NASD filing fee, are estimates:

DESCRIPTION                                                      AMOUNT
-----------                                                      ------
SEC registration fee........................................  $734,161.86
New York Stock Exchange listing fee and expenses............       *
NASD filing fee.............................................       *
Blue Sky fees and expenses (including legal fees)...........       *
Printing and engraving expenses.............................       *
Legal fees and expenses (other than Blue Sky)...............       *
Accounting fees and expenses................................       *
Transfer Agent and Registrar's fees.........................       *
Miscellaneous...............................................       *
                                                              ------------
         TOTAL..............................................  $    *
                                                              ============

---------------

* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and our certificate of incorporation and by-laws. Such indemnification covers all costs and expenses incurred by a director or officer in his or her capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and our certificate of incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

    If the person involved is not a director or officer of Principal Financial Group, Inc., the board of directors may cause Principal Financial Group, Inc. to indemnify, to the same extent allowed for our directors and officers, such person who was or is a party to a proceeding by reason of the fact that he or she is or was our employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

    We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

    Pursuant to the underwriting agreements, in the forms filed as exhibits to this Registration Statement, the underwriters agree to indemnify directors and officers of Principal Financial Group, Inc. and persons controlling Principal Financial Group, Inc., within the meaning of the Securities Act of 1933, as amended, or the Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Upon the effective date of the demutualization, Principal Financial Group, Inc. will distribute approximately 260.5 million shares of common stock to eligible policyholders of Principal Life in connection with the demutualization. Exemption from registration under the Act for such distribution will be claimed under Section 3(a)(10) of the Act based on the approval by the Insurance Commissioner of the State of Iowa of the plan of conversion.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. See Exhibit Index following the signature pages to this Registration Statement.

    (b) Financial Statement Schedules.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  II-3
Schedule I Summary of Investments Other Than Investments in
  Related Parties as of December 31, 2000...................  II-4
Schedule III Supplementary Insurance Information for the
  years ended December 31, 2000, 1999 and 1998..............  II-5
Schedule IV Reinsurance for the years ended December 31,
  2000, 1999 and 1998.......................................  II-7

    All other schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Consolidated Financial Statements or Notes to Consolidated Financial Statements.

                  REPORT OF INDEPENDENT AUDITORS ON SCHEDULES

The Board of Directors
Principal Mutual Holding Company

    We have audited the consolidated financial statements of Principal Mutual Holding Company (the Company) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated February 2, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                        /s/ Ernst & Young LLP

Des Moines, Iowa
February 2, 2001

                      SCHEDULE I -- SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 2000

                                                                                       AMOUNT AT WHICH
                                                                                         SHOWN IN THE
                                                                                         STATEMENT OF
TYPE OF INVESTMENT                                              COST        VALUE     FINANCIAL POSITION
------------------                                            ---------   ---------   ------------------
                                                                           ($ IN MILLIONS)
Fixed maturities, available-for-sale:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies....................  $    23.2   $    23.1       $    23.1
  States, municipalities and political subdivisions.........      287.4       295.7           295.7
  Foreign governments.......................................      895.7       918.0           918.0
  Public utilities..........................................    2,440.2     2,494.2         2,494.2
  Convertibles and bonds with warrants attached.............       40.0        33.7            33.7
  Redeemable preferred......................................       21.4        21.2            21.2
  All other corporate bonds.................................   16,335.5    16,381.0        16,381.0
Mortgage-backed and other asset-backed securities...........    6,496.1     6,673.0         6,673.0
                                                              ---------   ---------       ---------
         Total fixed maturities, available-for-sale.........   26,539.5    26,839.9        26,839.9
Equity securities, available-for-sale
  Common stocks:
  Public utilities..........................................        5.3         6.0             6.0
  Banks, trust and insurance companies......................       58.8        58.4            58.4
  Industrial, miscellaneous and all other...................      655.0       596.1           596.1
Non-redeemable preferred stock..............................       86.8        82.4            82.4
                                                              ---------   ---------       ---------
         Total equity securities, available-for-sale........      805.9       742.9           742.9

Mortgage loans..............................................   11,603.1        xxxx        11,492.7
Real estate, net:
  Real estate acquired in satisfaction of debt..............      133.1        xxxx           109.6
  Other real estate.........................................    1,308.2        xxxx         1,290.9
Policy loans................................................      803.6        xxxx           803.6
Other investments...........................................      790.8        xxxx           811.0
                                                              ---------   ---------       ---------
         Total investments..................................  $41,984.2        xxxx       $42,090.6
                                                              =========   =========       =========

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
  AS OF DECEMBER 31, 2000, 1999 AND 1998 AND FOR EACH OF THE YEARS THEN ENDED

                                                               DEFERRED                     CONTRACTHOLDER
                                                                POLICY      FUTURE POLICY     AND OTHER
                                                              ACQUISITION   BENEFITS AND     POLICYHOLDER
SEGMENT                                                          COSTS         CLAIMS           FUNDS
-------                                                       -----------   -------------   --------------
                                                                            ($ IN MILLIONS)
2000:
U.S. Asset Management and Accumulation......................   $  368.9       $ 6,065.4       $23,046.2
International Asset Management and Accumulation.............       37.8           971.9            52.4
Life and Health Insurance...................................      926.6         6,156.6         1,799.0
Mortgage Banking............................................         --              --              --
Corporate and Other.........................................         --             4.2              --
                                                               --------       ---------       ---------
         Total..............................................   $1,333.3       $13,198.1       $24,897.6
                                                               ========       =========       =========
1999:
U.S. Asset Management and Accumulation......................   $  426.2       $ 5,675.2       $23,515.6
International Asset Management and Accumulation.............       21.6           834.7            57.8
Life and Health Insurance...................................      983.1         5,976.0         1,623.3
Mortgage Banking............................................         --              --              --
Corporate and Other.........................................         --             5.3              --
                                                               --------       ---------       ---------
         Total..............................................   $1,430.9       $12,491.2       $25,196.7
                                                               ========       =========       =========
1998:
U.S. Asset Management and Accumulation......................   $  248.7       $ 5,472.4       $22,295.0
International Asset Management and Accumulation.............        9.7           745.6              --
Life and Health Insurance...................................      846.3         5,646.3         1,616.0
Mortgage Banking............................................         --              --              --
Corporate and Other.........................................         --             6.2             0.2
                                                               --------       ---------       ---------
         Total..............................................   $1,104.7       $11,870.5       $23,911.2
                                                               ========       =========       =========

  AS OF DECEMBER 31, 2000, 1999 AND 1998 AND FOR EACH OF THE YEARS THEN ENDED

                                                                                            AMORTIZATION
                                                                               BENEFITS,    OF DEFERRED
                                                  PREMIUMS AND       NET       CLAIMS AND      POLICY        OTHER
                                                     OTHER        INVESTMENT   SETTLEMENT   ACQUISITION    OPERATING
SEGMENT                                          CONSIDERATIONS     INCOME      EXPENSES       COSTS       EXPENSES
-------                                          --------------   ----------   ----------   ------------   ---------
                                                                           ($ IN MILLIONS)
2000:
U.S. Asset Management and Accumulation.........     $  525.4       $2,303.9     $2,310.6       $123.6      $  619.6
International Asset Management and
  Accumulation.................................        220.5          105.0        262.2          2.0         370.3
Life and Health Insurance......................      3,250.5          642.1      2,659.4        113.0         798.6
Mortgage Banking...............................           --          (15.7)          --           --         282.7
Corporate and Other............................           --          137.0          0.1           --         169.6
                                                    --------       --------     --------       ------      --------
         Total.................................     $3,996.4       $3,172.3     $5,232.3       $238.6      $2,240.8
                                                    ========       ========     ========       ======      ========
1999:
U.S. Asset Management and Accumulation.........     $  566.7       $2,289.7     $2,335.3       $ 60.2      $  561.5
International Asset Management and
  Accumulation.................................        179.9           94.1        210.1          1.7         210.4
Life and Health Insurance......................      3,190.6          614.7      2,714.9        111.8         760.3
Mortgage Banking...............................           --            3.3           --           --         310.8
Corporate and Other............................          0.4           70.2          0.6           --          53.6
                                                    --------       --------     --------       ------      --------
         Total.................................     $3,937.6       $3,072.0     $5,260.9       $173.7      $1,896.6
                                                    ========       ========     ========       ======      ========
1998:
U.S. Asset Management and Accumulation.........     $  281.7       $2,200.6     $2,047.1       $ 65.7      $  513.4
International Asset Management and
  Accumulation.................................        147.1           47.9        165.2          0.1          91.9
Life and Health Insurance......................      3,126.6          619.8      2,605.3        153.2         747.9
Mortgage Banking...............................           --           12.5           --           --         250.2
Corporate and Other............................        263.0           53.1        271.4           --         251.6
                                                    --------       --------     --------       ------      --------
         Total.................................     $3,818.4       $2,933.9     $5,089.0       $219.0      $1,855.0
                                                    ========       ========     ========       ======      ========

                           SCHEDULE IV -- REINSURANCE
  AS OF DECEMBER 31, 2000, 1999 AND 1998 AND FOR EACH OF THE YEARS THEN ENDED

                                                                                                     PERCENTAGE
                                                              CEDED TO      ASSUMED                  OF AMOUNT
                                                  GROSS         OTHER      FROM OTHER      NET       ASSUMED TO
                                                  AMOUNT      COMPANIES    COMPANIES      AMOUNT        NET
                                                ----------   -----------   ----------   ----------   ----------
                                                                        ($ IN MILLIONS)
2000:
Life insurance in force.......................  $165,912.8    $21,935.3     $1,173.9    $145,151.4      0.8%
                                                ==========    =========     ========    ==========
Premiums:
  Life insurance..............................  $  1,815.7    $    48.7     $   24.6    $  1,791.6      1.4%
  Accident and health insurance...............     2,326.4        121.6           --       2,204.8       --%
                                                ----------    ---------     --------    ----------
         Total................................  $  4,142.1    $   170.3     $   24.6    $  3,996.4      0.6%
                                                ==========    =========     ========    ==========
1999:
Life insurance in force.......................  $167,173.0    $17,529.2     $  243.8    $149,887.6      0.2%
                                                ==========    =========     ========    ==========

Premiums:
  Life insurance..............................  $  1,829.9    $    38.5     $    3.8    $  1,795.2      0.2%
  Accident and health insurance...............     2,160.1         18.0          0.3       2,142.4       --%
                                                ----------    ---------     --------    ----------
         Total................................  $  3,990.0    $    56.5     $    4.1    $  3,937.6      0.1%
                                                ==========    =========     ========    ==========
1998:
Life insurance in force.......................  $161,144.2    $ 9,663.4     $   92.8    $151,573.6      0.1%
                                                ==========    =========     ========    ==========
Premiums:
  Life insurance..............................  $  1,545.3    $    37.3     $   58.8    $  1,566.8      3.8%
  Accident and health insurance...............     2,254.6          6.4          3.4       2,251.6      0.2%
                                                ----------    ---------     --------    ----------
         Total................................  $  3,799.9    $    43.7     $   62.2    $  3,818.4      1.6%
                                                ==========    =========     ========    ==========

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (a) to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

        (b) insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

        (c) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

        (d) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Des Moines, Iowa on June 8, 2001.

                                        PRINCIPAL FINANCIAL GROUP, INC.

                                        By:     /s/ J. Barry Griswell
                                         ---------------------------------------
                                            Name: J. Barry Griswell
                                            Title: President and Chief Executive
                                            Officer and Director

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Drury, J. Barry Griswell and Michael H. Gersie, and each of them, his or her true and lawful attorney-in-fact and agent, with full power or substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                            TITLE                           DATE
                      ---------                                            -----                           ----
                 /s/ David J. Drury                    Chairman of the Board, Chairman and Director      June 8, 2001
-----------------------------------------------------
                   David J. Drury

                /s/ J. Barry Griswell                  President and Chief Executive Officer and         June 8, 2001
-----------------------------------------------------    Director
                  J. Barry Griswell

                /s/ Michael H. Gersie                  Executive Vice President and Chief Financial      June 8, 2001
-----------------------------------------------------    Officer (principal financial officer and
                  Michael H. Gersie                      principal accounting officer)

                /s/ Betsy J. Bernard                   Director                                          June 8, 2001
-----------------------------------------------------
                  Betsy J. Bernard

              /s/ Jocelyn Carter-Miller                Director                                          June 8, 2001
-----------------------------------------------------
                Jocelyn Carter-Miller

                  /s/ Daniel Gelatt                    Director                                          June 8, 2001
-----------------------------------------------------
                    Daniel Gelatt

                /s/ Sandra L. Helton                   Director                                          June 8, 2001
-----------------------------------------------------
                  Sandra L. Helton

               /s/ Charles S. Johnson                  Director                                          June 8, 2001
-----------------------------------------------------
                 Charles S. Johnson

                      SIGNATURE                                            TITLE                           DATE
                      ---------                                            -----                           ----

                 /s/ William T. Kerr                   Director                                          June 8, 2001
-----------------------------------------------------
                   William T. Kerr

                     /s/ Lee Liu                       Director                                          June 8, 2001
-----------------------------------------------------
                       Lee Liu

              /s/ Victor H. Loewenstein                Director                                          June 8, 2001
-----------------------------------------------------
                Victor H. Loewenstein

                /s/ Ronald D. Pearson                  Director                                          June 8, 2001
-----------------------------------------------------
                  Ronald D. Pearson

                /s/ Federico F. Pena                   Director                                          June 8, 2001
-----------------------------------------------------
                  Federico F. Pena

                /s/ Donald M. Stewart                  Director                                          June 8, 2001
-----------------------------------------------------
                  Donald M. Stewart

              /s/ Elizabeth E. Tallett                 Director                                          June 8, 2001
-----------------------------------------------------
                Elizabeth E. Tallett

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

           1.1           Form of Underwriting Agreement**

           2.1           Plan of Conversion*

           2.2           Share Sale Deed, dated as of June 17, 1999, among BT
                         Investments (Australia) LLC, BT Foreign Investment
                         Corporation, BT New Zealand Limited, BT International
                         (Delaware), Inc., BT Nominees (H.K.) Limited, Deutsche Bank
                         AG, Bankers Trust Corporation, Principal Financial Group
                         (Australia) Pty Limited and Principal Financial Services,
                         Inc.*

           2.3           Deed to Amend the Share Sale Deed, dated as of August 31,
                         1999, among BT Investments (Australia) LLC, BT Foreign
                         Investment Corporation, BT New Zealand Limited, BT
                         International (Delaware), Inc., BT Nominees (H.K.) Limited,
                         Deutsche Bank AG, Bankers Trust Corporation, Principal
                         Financial Group (Australia) Pty Limited and Principal
                         Financial Services, Inc.*

           2.4           Second Amendment to the Share Sale Deed, dated as of March
                         14, 2001, among BT Investments (Australia) LLC, BT Foreign
                         Investment Corporation, Deutsche New Zealand Limited
                         (formerly called BT New Zealand Limited), BT International
                         (Delaware), Inc., DB Nominees (H.K.) Limited (formerly
                         called BT Nominees (H.K.) Limited), Deutsche Bank AG,
                         Bankers Trust Corporation, Principal Financial Group
                         (Australia) Pty Limited and Principal Financial Services,
                         Inc.*

           3.1           Form of Amended and Restated Certificate of Incorporation of
                         Principal Financial Group, Inc. (included in Exhibit 2.1)*

           3.2           Form of By-Laws of Principal Financial Group, Inc. (included in Exhibit 2.1)*

           4.1           Form of Certificate for the Common Stock of Principal
                         Financial Group, Inc., par value $0.01 per share**

           4.2           Form of Stockholder Rights Agreement*

           5.1           Opinion of Debevoise & Plimpton**

          10.1           Principal Financial Group, Inc. Stock Incentive Plan*

          10.2           Principal Financial Group Long-Term Performance Plan*

          10.3 Principal Financial Group Incentive Pay Plan (PrinPay), amended and restated effective January 1, 2001*

          10.4           Principal Financial Group, Inc. Directors Stock Plan*

          10.5           Principal Select Savings Excess Plan*

          10.6           Supplemental Executive Retirement Plan for Employees*

          10.7           Employment Agreement, dated as of May 19, 2000, among
                         Principal Mutual Holding Company, Principal Financial Group,
                         Inc., Principal Financial Services, Inc., Principal Life
                         Insurance Company and J. Barry Griswell*

          10.8           Change-of-Control Supplement and Amendment to Employment
                         Agreement, dated as of October 19, 2000, among Principal
                         Mutual Holding Company, Principal Financial Group, Inc.,
                         Principal Financial Services, Inc., Principal Life Insurance
                         Company and J. Barry Griswell*

          10.9           Form of Principal Mutual Holding Company and Principal Life
                         Insurance Company Change of Control Employment Agreement
                         (Tier One Executives) among Principal Mutual Holding
                         Company, Principal Financial Group, Inc., Principal
                         Financial Services, Inc., Principal Life Insurance Company
                         and       ("Executive")*

          10.10          Fiscal Agency Agreement, dated as of August 25, 1999, among
                         Principal Financial Group (Australia) Holdings Pty Limited,
                         Principal Financial Services, Inc. and U.S. Bank Trust
                         National Association*

          21.1           Subsidiaries of Principal Financial Group, Inc.*

          23.1           Consent of Ernst & Young LLP*

          23.2           Consent of Debevoise & Plimpton (included in Exhibit 5.1)**

          23.3           Consent of Milliman & Robertson, Inc.*

          24.1           Powers of Attorney (included in the signature page of this
                         Registration Statement)*
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*  Filed herewith.

** To be filed by amendment.